As filed with the Securities and Exchange Commission on April 9, 2021
Registration No. 333-254841

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No.1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OBALON THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3841	20-1828101
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
5421 Avenida Encinas, Suite F
Carlsbad, California 92008
(760) 607-5164
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Andrew Rasdal
President and Chief Executive Officer
Obalon Therapeutics, Inc.
5421 Avenida Encinas, Suite F
Carlsbad, California 92008
(760) 607-5164
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
B. Shayne Kennedy Daniel Rees Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626 (714) 540-1235	Barton P. Bandy President and Chief Executive Officer ReShape Lifesciences Inc. 1001 Calle Amanecer San Clemente, California 92673 (949) 429-6680	Brett Hanson Fox Rothschild LLP 222 South Ninth Street, Suite 2000, Minneapolis, Minnesota 55402 (612) 607-7000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this registration statement and consummation of the merger of Optimus Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Obalon Therapeutics, Inc. (“Obalon”), with and into ReShape Lifesciences Inc. (“ReShape”), as described in the Agreement and Plan of Merger, dated as of January 19, 2021, among Obalon, ReShape and Merger Sub (the “Merger”).
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(3)
Common Stock, par value $0.001 per share(4)	36,279,329	$3.11	$112,828,713.19	$12,309.62 (5)

(1)
Represents the maximum number of shares of common stock of Obalon Therapeutics, Inc. ("Obalon"), par value $0.001 per share, estimated to be issuable (a) in exchange for shares of ReShape Lifesciences Inc. (‘‘ReShape’’) common stock and series B preferred stock, (b) subject to ReShape series C preferred stock and (c) pursuant to Obalon warrants to be issued in exchange for ReShape warrants upon consummation of the Merger, as described in this joint proxy statement/prospectus. The number of shares of Obalon common stock being registered is based upon the estimated number of shares of Obalon common stock that are expected to be issued, including shares subject to shares of Obalon preferred stock substituted for shares of ReShape series C preferred stock and shares subject to Obalon warrants issued in exchange for ReShape warrants, pursuant to the Merger (as defined elsewhere in this proxy statement/prospectus), assuming an exchange ratio of 1.6911 shares of Obalon common stock for each share of ReShape common stock outstanding or underlying the ReShape series B preferred stock, series C preferred stock or warrants as of the date of this registration statement, without giving effect to the proposed reverse stock split of Obalon common stock described in this joint proxy statement/prospectus. The estimated exchange ratio contained herein is subject adjustment prior to the closing of the Merger and is based on the expected shares of common stock of Obalon and ReShape to be outstanding as of a determination date that will be at least 10 days prior to the anticipated date of the consummation of the Merger.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rules 457(f)(1) and 457(c) of the Securities Act. The proposed maximum aggregate offering price of the registrant’s common stock was calculated on the basis of (i) $3.11, the average of the high and low prices per share of Obalon common stock on The Nasdaq Capital Market on March 24, 2021, and (ii) the maximum number of shares of ReShape common stock estimated to be cancelled and exchanged in the Merger, including shares subject to shares of series B preferred stock, series C preferred stock and warrants.

(3)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(c) and 457(f) under the Securities Act, based on a rate of $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

(4)
Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)
Paid in connection with the initial filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
PRELIMINARY — SUBJECT TO COMPLETION — DATED APRIL 9, 2021

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT
           , 2021

Dear Stockholders of ReShape Lifesciences Inc. and Stockholders of Obalon Therapeutics, Inc.:
As previously announced, the Boards of Directors of ReShape Lifesciences Inc. (“ReShape”) and Obalon Therapeutics, Inc. (“Obalon”) have unanimously approved a merger. ReShape, Obalon, and Optimus Merger Sub, Inc., a wholly owned subsidiary of Obalon (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of January 19, 2021 (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into ReShape, with ReShape becoming a wholly owned subsidiary of Obalon (the “Merger”). The combined company will seek approval from The Nasdaq Stock Market LLC (“Nasdaq”) to change its name to ReShape Lifesciences Inc., with the surviving subsidiary to be named ReShape Weightloss Inc. Upon consummation of the Merger, each issued and outstanding share of common stock of ReShape, $0.001 par value per share (“ReShape Common Stock”) and series B preferred stock of ReShape, $0.001 par value per share (together with ReShape Common Stock, “ReShape Shares”), will be converted into the right to receive a number of fully paid and non-assessable shares of common stock of Obalon, $0.001 par value per share (“Obalon Shares”), according to a ratio determined at least 10 days prior to the anticipated date of the consummation of the Merger (the “Determination Date”) that will result in the holders of ReShape Shares owning 51% of the outstanding common stock of Obalon immediately after the Merger (such ratio, the “Exchange Ratio”) and cash in lieu of fractional shares. Obalon will assume (i) each outstanding and unexercised warrant to purchase ReShape capital stock, which will be converted into warrants to purchase Obalon Shares and (ii) all of the obligations of ReShape under ReShape’s certificate of designation of preferences, rights and limitations (the “Series C Certificate of Designation”) of ReShape’s series C preferred stock, $0.001 par value per share (the “ReShape Series C Preferred Stock”) and each outstanding share of ReShape Series C Preferred Stock, which will be converted into new preferred stock of Obalon. Obalon stockholders will continue to own and hold their existing Obalon Shares. Because the price of Obalon Shares will fluctuate between now and the Determination Date and the exact number of Obalon Shares to be issued in the Merger will not be fixed until the Determination Date, the value of the Obalon Shares to be received by ReShape stockholders in the Merger cannot be determined as of the date of this joint proxy statement/prospectus. We urge you to obtain current share price quotations for Obalon Shares and ReShape Shares.
Immediately following the effective time of the Merger, ReShape stockholders and Obalon stockholders are expected to own 51% and 49%, respectively, of Obalon. ReShape Shares and Obalon Shares are currently listed on The OTCQB Market and The Nasdaq Capital Market, respectively, under the symbols “RSLS” and “OBLN,” respectively. Following the Merger, the combined company, subject to Nasdaq approval, will continue to have its shares be listed on The Nasdaq Capital Market and will seek approval from Nasdaq to change its name to ReShape Lifesciences Inc. and its ticker symbol to “RSLS.”
To obtain the approvals of the ReShape stockholders and the Obalon stockholders required in connection with the Merger, ReShape will hold a special meeting of its stockholders (the “ReShape Special Meeting”) and Obalon will hold a special meeting of its stockholders (the “Obalon Special Meeting”). As part of our precautions regarding the COVID-19 (coronavirus) pandemic, we are sensitive to the public health and travel concerns that our stockholders may have, as well as any quarantine or similar protocols that governments may impose. As a result, the ReShape Special Meeting and Obalon Special Meeting will each be held virtually via live webcast. There will not be a physical meeting location. You or your proxyholder will be able to attend the ReShape Special Meeting or Obalon Special Meeting online and vote your shares electronically by visiting www.virtualshareholdermeeting.com/RSLS2021SM for the ReShape Special Meeting or www.virtualshareholdermeeting.com/OBLN2021SM for the Obalon Special Meeting. You will need to have your 16-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join and vote at the respective special meeting. Regardless of whether you plan to attend the ReShape Special Meeting or Obalon Special Meeting, we encourage you to vote your shares now by mail, by telephone or through the Internet by following the procedures outlined below.

At the ReShape Special Meeting, ReShape stockholders will be asked to consider and vote on, among other things, a proposal to adopt the Merger Agreement (the “ReShape Merger Proposal”).
At the Obalon Special Meeting, Obalon stockholders will be asked to consider and vote on, among other things, the issuance of Obalon Shares in connection with the Merger (the “Obalon Share Issuance Proposal”).
We cannot consummate the Merger unless the stockholders of ReShape approve the ReShape Merger Proposal and the stockholders of Obalon approve the Obalon Share Issuance Proposal and Obalon Reverse Stock Split Proposal, each as described herein. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend either the ReShape Special Meeting or the Obalon Special Meeting virtually, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the ReShape Special Meeting or Obalon Special Meeting, as applicable.
The ReShape Board of Directors has carefully considered and unanimously approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of ReShape and its stockholders. The ReShape Board of Directors unanimously recommends that ReShape stockholders vote “FOR” the ReShape Merger Proposal and “FOR” each of the other proposals to be considered at the ReShape Special Meeting and described in the accompanying joint proxy statement/prospectus.
The Obalon Board of Directors has carefully considered and unanimously approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of Obalon and its stockholders. The Obalon Board of Directors unanimously recommends that Obalon stockholders vote “FOR” the Obalon Share Issuance Proposal and “FOR” each of the other proposals to be considered at the Obalon Special Meeting and described in the accompanying joint proxy statement/prospectus.

The obligations of ReShape and Obalon to consummate the Merger are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement, including receipt of stockholder approval for the required proposals described above. The accompanying joint proxy statement/prospectus contains detailed information about ReShape, Obalon, the ReShape Special Meeting, the Obalon Special Meeting, the Merger Agreement, the Merger and the other business to be considered by the ReShape stockholders and Obalon stockholders at the ReShape Special Meeting and the Obalon Special Meeting, respectively. ReShape and Obalon encourage you to read the accompanying joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 25 of the accompanying joint proxy statement/prospectus for a discussion of the risks you should consider in evaluating the Merger and how it will affect you.
On behalf of the ReShape Board of Directors and the Obalon Board of Directors, thank you for your consideration and continued support.
Dan W. Gladney Chair of the Board ReShape Lifesciences Inc.	Kim Kamdar, Ph.D. Chair of the Board Obalon Therapeutics, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the securities to be issued in connection with the Merger or any other transaction described in the accompanying joint proxy statement/prospectus or passed upon the adequacy or accuracy of the disclosure in the accompanying joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The accompanying joint proxy statement/prospectus is dated           , 2021 and is first being mailed to the ReShape stockholders and Obalon stockholders on or about           , 2021.

ADDITIONAL INFORMATION
This joint proxy statement/prospectus forms a part of a registration statement on Form S-4 filed by Obalon with the SEC. It constitutes a prospectus of Obalon under Section 5 of the Securities Act and the rules and regulations thereunder, with respect to the Obalon Shares of to be issued in the Merger. In addition, it constitutes a proxy statement under Section 14(a) of the Exchange Act and the rules and regulations thereunder, and a notice of meeting with respect to the Obalon Special Meeting. It also constitutes a proxy statement of ReShape and a notice of meeting with respect to the ReShape Special Meeting. Obalon has supplied all information contained in this joint proxy statement/prospectus relating to Obalon and ReShape has supplied all information contained in this joint proxy statement/prospectus relating to ReShape.
If you would like to request documents from ReShape or Obalon, please send a request in writing or by telephone to the appropriate company at the following addresses and telephone numbers:
ReShape Lifesciences Inc. 1001 Calle Amanecer San Clemente, California 92673 Attention: Investor Relations Telephone: (949) 429-6680 https://ir.reshapelifesciences.com/
Obalon Therapeutics, Inc.
5421 Avenida Encinas, Suite F
Carlsbad, California 92008
Attention: Nooshin Hussainy, Chief Financial Officer
and Corporate Secretary
Telephone: (760) 607-5164
https://investor.obalon.com/
or

1407 Broadway, 27th Floor New York, NY 10018 Toll-Free: (800) 322-2885 Email: proxy@mackenziepartners.com
ReShape stockholders and Obalon stockholders may also consult the websites of ReShape or Obalon for more information concerning the Merger and other transactions described in the accompanying joint proxy statement/prospectus. The website of ReShape is www.reshapelifesciences.com and the website of Obalon is www.investor.obalon.com. Information included on these websites is not incorporated by reference into the accompanying joint proxy statement/prospectus.
If you would like to request any documents, you must do so by May 6, 2021, in order to receive them before the special meetings.
Please also see “Where You Can Find More Information” beginning on page 268 of the accompanying joint proxy statement/prospectus.

RESHAPE LIFESCIENCES INC.
1001 Calle Amanecer
San Clemente, California 92673
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2021
To the Stockholders of ReShape Lifesciences Inc.:
We cordially invite you to attend a special meeting of the stockholders of ReShape Lifesciences Inc. (“ReShape”) being held virtually at www.virtualshareholdermeeting.com/RSLS2021SM in connection with a proposed merger with Obalon Therapeutics, Inc. (“Obalon”). On January 19, 2021, Obalon, ReShape and Optimus Merger Sub, Inc., a wholly owned subsidiary of Obalon (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into ReShape, with ReShape surviving as a wholly owned subsidiary of Obalon (the “Merger”).
The special meeting will be held at 11:30 Eastern time on May 13, 2021 and will be conducted as a virtual meeting via the internet at www.virtualshareholdermeeting.com/RSLS2021SM (the “ReShape Special Meeting”). As part of our precautions regarding the COVID-19 (coronavirus) pandemic, we are sensitive to the public health and travel concerns that our stockholders may have, as well as any quarantine or other similar protocols that governments may impose. As a result, the ReShape Special Meeting will be held virtually via live webcast. There will not be a physical meeting location. You or your proxyholder will be able to attend the ReShape Special Meeting online and vote your shares electronically by visiting www.virtualshareholdermeeting.com/RSLS2021SM. You will need to have your 16-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join and vote at the ReShape Special Meeting. At the ReShape Special Meeting, you will be asked to consider and vote upon the following proposals:
1.   ReShape Merger Proposal.   To adopt the Merger Agreement, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, and thereby approve the Merger and other transactions contemplated thereby (the “ReShape Merger Proposal”); and
2.   ReShape Adjournment Proposal.   To approve adjournments of the ReShape Special Meeting from time to time, if necessary or appropriate to solicit additional proxies in favor of the ReShape Merger Proposal if there are insufficient votes at the time of such adjournment to approve such proposal (the “ReShape Adjournment Proposal”).
Approval of the ReShape Merger Proposal is required for the consummation of the Merger. The approval of the ReShape Adjournment Proposal is not required for the consummation of the Merger. The ReShape Board of Directors (the “ReShape Board”) is not aware of any other business to be acted upon at the ReShape Special Meeting.
Approval of the ReShape Merger Proposal requires the affirmative vote of the holders of a majority of all outstanding shares of ReShape common stock, $0.001 par value per share (the “ReShape Common Stock”), entitled to vote at the ReShape Special Meeting. Approval of the ReShape Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting interest of the shares of ReShape Common Stock present, in person or by proxy, and entitled to vote on the applicable proposal at the ReShape Special Meeting.
The ReShape Merger Proposal and ReShape Adjournment Proposal are each described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully in its entirety.

The failure of any stockholder of record of ReShape to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the ReShape Special Meeting will have the same effect as a vote “AGAINST” the ReShape Merger Proposal, but will not have an effect on the outcome of the ReShape Adjournment Proposal. If you hold your shares in “street name,” failure to instruct your bank, broker, or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the ReShape Merger Proposal, but will not have any effect on the ReShape Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the ReShape Merger Proposal and the ReShape Adjournment Proposal.
The ReShape Board has set April 7, 2021 as the record date for the ReShape Special Meeting. Only holders of record of shares of ReShape Common Stock as of 5:00 p.m. Eastern Time on April 7, 2021 will be entitled to notice of and to vote at the ReShape Special Meeting and any adjournments thereof. Any stockholder entitled to attend and vote at the ReShape Special Meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of shares of ReShape Common Stock.
Your vote is very important. To ensure your representation at the ReShape Special Meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please submit your proxy promptly whether or not you expect to attend the ReShape Special Meeting. Submitting a proxy now will not prevent you from being able to vote in person at the ReShape Special Meeting. If your shares of ReShape Common Stock are held in “street name” in the name of a bank, broker, or other nominee, follow the instructions on the voting instruction card furnished to you by such bank, broker, or other nominee.
The ReShape Board has unanimously approved the Merger Agreement and the transactions contemplated thereby, and has determined that the Merger Agreement and the Merger are advisable, fair to, and in the best interests of ReShape and its stockholders. The ReShape Board therefore unanimously recommends that you vote “FOR” the ReShape Merger Proposal and “FOR” the ReShape Adjournment Proposal.
By Order of the Board of Directors,
Bart Bandy
Chief Executive Officer
San Clemente, California
           , 2021

OBALON THERAPEUTICS, INC.
5421 Avenida Encinas, Suite F
Carlsbad, California 92008
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2021
To the Stockholders of Obalon Therapeutics, Inc.:
We cordially invite you to attend a special meeting of the stockholders of Obalon Therapeutics, Inc. (“Obalon”) being held virtually at www.virtualshareholdermeeting.com/OBLN2021SM, in connection with a proposed merger with ReShape Lifesciences Inc. (“ReShape”). On January 19, 2021, Obalon, ReShape, and Optimus Merger Sub, Inc., a wholly owned subsidiary of Obalon (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of January 19, 2021, (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into ReShape, with ReShape surviving as a wholly owned subsidiary of Obalon (the “Merger”).
As part of our precautions regarding the COVID-19 (coronavirus) pandemic, we are sensitive to the public health and travel concerns that our stockholders may have, as well as any quarantine or other similar protocols that governments may impose. As a result, the special meeting (the “Obalon Special Meeting”) will be held virtually via live webcast. There will not be a physical meeting location. You or your proxyholder will be able to attend the Obalon Special Meeting online and vote your shares electronically by visiting www.virtualshareholdermeeting.com/OBLN2021SM. You will need to have your 16-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join and vote at the Obalon Special Meeting. At the Obalon Special Meeting, you will be asked to consider and vote upon the following proposals:
1.   Obalon Share Issuance Proposal.   To approve the issuance of shares of common stock, par value $0.001 per share, of Obalon (“Obalon Shares”) in connection with the Merger (the “Obalon Share Issuance Proposal”);
2.   Obalon Reverse Stock Split Proposal.   To approve the authorization of Obalon’s Board of Directors, in its discretion but in no event later than the date of the 2021 annual meeting of stockholders, to amend Obalon’s Restated Certificate of Incorporation, as amended, to effect a reverse stock split of Obalon Shares, at a ratio in the range of 1-for-3 to 1-for-10, such ratio to be determined by the Board of Directors and included in a public announcement (the “Obalon Reverse Stock Split Proposal”); and
3.   Obalon Adjournment Proposal.   To approve adjournments of the Obalon Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Obalon Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve such proposal (the “Obalon Adjournment Proposal” and, together with the Obalon Share Issuance Proposal and the Obalon Reverse Stock Split Proposal, the “Obalon Proposals”).
The approval by Obalon stockholders of the Obalon Share Issuance Proposal and the Obalon Reverse Stock Split Proposal are conditions to the consummation of the Merger. If the Obalon Share Issuance Proposal and the Obalon Reverse Stock Split Proposal are not approved, the Merger will not be consummated. The approval of the Obalon Adjournment Proposal is not required for the consummation of the Merger. The Obalon Board of Directors (the “Obalon Board”) is not aware of any other business to be acted upon at the Obalon Special Meeting.
Please refer to the accompanying joint proxy statement/prospectus for further information with respect to the business to be transacted at the Obalon Special Meeting.

The Obalon Board has set April 7, 2021 as the record date for the Obalon Special Meeting. Only holders of record of Obalon Shares as of 5:00 p.m. U.S. Eastern Time on April 7, 2021 will be entitled to notice of and to vote at the Obalon Special Meeting and any adjournments thereof. Any stockholder entitled to attend and vote at the Obalon Special Meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of Obalon Shares.
To be approved, the Obalon Share Issuance Proposal, the Obalon Reverse Stock Split Proposal and the Obalon Adjournment Proposal require the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively thereon at the Obalon Special Meeting.
The failure of any stockholder of record of Obalon to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote virtually by ballot at the Obalon Special Meeting will not have an effect on the outcome of the Obalon Share Issuance Proposal, the Obalon Reverse Stock Split Proposal or the Obalon Adjournment Proposal. An abstention will have no effect on the outcome of the Obalon Share Issuance Proposal or the Obalon Adjournment Proposal, but will count as a vote cast AGAINST the Obalon Reverse Stock Split Proposal. If you hold your Obalon Shares in “street name” through a bank, broker, or other nominee and you do not instruct your bank, broker, or other nominee on how to vote your shares, your bank, broker, or other nominee will not be permitted to vote your shares on any of the Obalon Proposals, which will have no effect on the outcome of the Obalon Share Issuance Proposal or the Obalon Adjournment Proposal, but will count as a vote cast AGAINST the Obalon Reverse Stock Split Proposal.
Your vote is very important. Whether or not you expect to attend the Obalon Special Meeting virtually, we urge you to submit your proxy with respect to your Obalon Shares as promptly as possible by: (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, to ensure that your Obalon Shares are represented and voted at the Obalon Special Meeting. Submitting a proxy now will not prevent you from being able to vote virtually at the Obalon Special Meeting. If your Obalon Shares are held in “street name” in the name of a bank, broker, or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.
The Obalon Board has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the issuance of Obalon Shares, and has determined that the Merger Agreement and the Merger, including the issuance of Obalon Shares, are advisable, fair to, and in the best interests of Obalon and its stockholders. The Obalon Board unanimously recommends that you vote “FOR” the Obalon Share Issuance Proposal, “FOR” the Obalon Reverse Stock Split Proposal and “FOR” the Obalon Adjournment Proposal.
By Order of the Board of Directors,
Andrew Rasdal
President and Chief Executive Officer
Carlsbad, California
           , 2021

YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU EXPECT TO ATTEND THE OBALON SPECIAL MEETING VIRTUALLY, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) VIA THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED OBALON PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE OBALON SPECIAL MEETING AND WISH TO VOTE YOUR OBALON SHARES VIRTUALLY, YOU MAY DO SO AT ANY TIME PRIOR TO THE CLOSING OF THE POLLS AT THE SPECIAL MEETING. You may revoke your proxy or change your vote at any time before the polls close at the Obalon Special Meeting. If your Obalon Shares are held in “street name” in the name of a bank, broker, or other nominee holder of record, please follow the instructions on the voting instruction form furnished to you by such record holder.
We urge you to read the accompanying joint proxy statement/prospectus including all documents incorporated by reference into the joint proxy statement/prospectus and its annexes and exhibits carefully and in their entirety. If you have any questions concerning the Merger Agreement, the Merger, the Obalon Proposals, the Obalon Special Meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help voting your Obalon Shares, please contact:
1407 Broadway, 27th Floor
New York, NY 10018
Toll-Free: (800) 322-2885
Email: proxy@mackenziepartners.com
or
5421 Avenida Encinas, Suite F
Carlsbad, California 92008
Attention: Nooshin Hussainy, Chief Financial Officer
Telephone: (760) 607-5164
https://investor.obalon.com/

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS
The following are brief answers to certain questions that you may have regarding the Merger Agreement, the Merger, the issuance of Obalon Shares in connection with the Merger, the ReShape Special Meeting, the Obalon Special Meeting and the Merger Consideration (each as defined below). You are urged to read carefully this entire joint proxy statement/prospectus and additional important information contained in the annexes and exhibits to, and the documents incorporated by reference into, this joint proxy statement/prospectus because the information in this section may not provide all of the information that might be important to you in determining how to vote. See “Where You Can Find More Information” beginning on page 268 in this joint proxy statement/prospectus.
Q:
What is the proposed transaction?

A:
On January 19, 2021, ReShape Lifesciences Inc. (“ReShape”), Obalon Therapeutics, Inc. (“Obalon”), and Optimus Merger Sub, Inc., a wholly owned direct subsidiary of Obalon (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”). The merger contemplated by the Merger Agreement will be implemented through a merger of Merger Sub with and into ReShape, with ReShape becoming a wholly owned subsidiary of Obalon (the “Merger”). Following the Effective Time (as defined below), Obalon will be the combined company entity, renamed as ReShape Lifesciences Inc. (the “Combined Company”), and ReShape, renamed as ReShape Weightloss Inc., will be the Combined Company’s wholly owned subsidiary.

In the Merger, each share of common stock of ReShape, par value $0.001 per share (“ReShape Common Stock”), and each share of series B preferred stock of ReShape, par value $0.001 per share (“ReShape Series B Preferred Stock”, and together with ReShape Common Stock, the “ReShape Shares”), issued and outstanding (other than shares held by Obalon, Merger Sub, any subsidiaries of Obalon or ReShape, or by ReShape as treasury shares) immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive a number of fully paid and non-assessable shares of common stock of Obalon, par value $0.001 per share (“Obalon Shares”), according to a ratio determined at least 10 days prior to the anticipated completion of the Merger (the “Determination Date”) that will result in the holders of ReShape Shares owning 51% of the outstanding stock of the Combined Company immediately following the Merger (such ratio, the “Exchange Ratio”) and cash in lieu of fractional shares (such consideration, the “Merger Consideration”).
In addition, in the Merger, Obalon will assume each outstanding and unexercised warrant to purchase ReShape capital stock, which will be converted into and exchangeable for warrants to purchase a number of Obalon Shares according to the Exchange Ratio. In the Merger, Obalon will assume all of the obligations of ReShape under ReShape’s series C certificate of designation and will file a new certificate of designation for new Obalon preferred stock with the same terms and conditions as ReShape’s series C certificate of designation (provided that such new certificate of designation would provide that such new preferred stock would be entitled to vote for the election of directors, voting on an as-converted to common stock basis and voting together as a single class with the holders of Obalon Shares), and each share of series C preferred stock of ReShape, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of shares of such new preferred stock of Obalon based on the Exchange Ratio. In the Merger, each outstanding option to purchase ReShape Shares will be cancelled and terminated without any payment. In the Merger, Obalon stockholders will continue to own and hold their existing Obalon Shares.
Immediately following the Effective Time, ReShape stockholders and Obalon stockholders are expected to own approximately 51% and 49%, respectively, of the outstanding stock of the Combined Company.
Q:
Why are ReShape and Obalon proposing the Merger?

A:
Each of the ReShape Board of Directors (the “ReShape Board”) and the Obalon Board of Directors (the “Obalon Board”) believes that the proposed Merger will provide a number of significant potential strategic benefits and opportunities that will be in the best interests of the ReShape stockholders and Obalon stockholders, respectively. To review the reasons for the proposed Merger in greater detail, see “The Merger — ReShape’s Reasons for the Merger; Recommendation of the ReShape Board” and “The

Merger — Obalon’s Reasons for the Merger; Recommendation of the Obalon Board” beginning on pages 122 and 125 respectively, in this joint proxy statement/prospectus.
Q:
Why am I receiving this joint proxy statement/prospectus?

A:
Each of ReShape and Obalon is sending these materials to the ReShape stockholders and Obalon stockholders, respectively, as of the applicable record date, to help the ReShape stockholders and the Obalon stockholders decide how to vote their shares of ReShape Common Stock and/or their Obalon Shares, as the case may be, with respect to the matters to be considered at the special meeting of stockholders of ReShape (the “ReShape Special Meeting”) and the special meeting of stockholders of Obalon (the “Obalon Special Meeting”), respectively.

Consummation of the Merger requires certain approvals by both ReShape stockholders and Obalon stockholders. To obtain these required approvals, ReShape will hold the ReShape Special Meeting to request that the ReShape stockholders approve, among other things, a proposal to adopt the Merger Agreement (the “ReShape Merger Proposal”), and Obalon will hold the Obalon Special Meeting to request that the Obalon stockholders approve, among other things, the issuance of Obalon Shares in connection with the Merger (the “Obalon Share Issuance Proposal”). Further information about the ReShape Special Meeting, the Obalon Special Meeting, the Merger Agreement, the Merger, and the issuance of Obalon Shares as the Merger Consideration is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus constitutes both a joint proxy statement of ReShape and Obalon and a prospectus of Obalon with respect to the Obalon Shares to be issued in connection with the Merger. It is a joint proxy statement because it will be used by both ReShape in soliciting proxies from the ReShape stockholders and by Obalon in soliciting proxies from the Obalon stockholders. It is a prospectus because Obalon, in connection with the Merger, is offering Obalon Shares in exchange for outstanding ReShape Shares, as described in further detail elsewhere in this joint proxy statement/prospectus.
The enclosed proxy materials allow you to submit a proxy by telephone or over the Internet, or by signing and returning the enclosed proxy card in the postage-paid envelope provided, without attending the applicable company’s special meeting virtually.
Your vote is very important. You are encouraged to submit your proxy as soon as possible by telephone or over the Internet, or by signing and returning the enclosed proxy card in the postage-paid envelope provided, even if you do plan to attend the ReShape Special Meeting or the Obalon Special Meeting virtually.
Q:
What will ReShape stockholders receive in the Merger?

A:
In the Merger, the ReShape Shares issued and outstanding immediately prior to the Effective Time (other than shares held by Obalon, Merger Sub, any subsidiaries of Obalon or ReShape, or by ReShape as treasury shares) will become the right to receive a number shares of Obalon Shares that will result in the holders of ReShape Shares owning 51% of the outstanding shares of common stock of the Combined Company immediately after the Merger. Based on the number of shares outstanding as of April 7, 2021, each ReShape Share would become the right to receive an estimated 1.6911 Obalon Shares. However, this estimated Exchange Ratio is subject adjustment prior to the Effective Time based on the actual shares outstanding as of the Determination Date. No fractional Obalon Shares will be issued to ReShape stockholders in connection with the Merger. Instead, following the Effective Time, each former holder of ReShape Shares who otherwise would be entitled to receive a fractional Obalon Share (after taking into account all ReShape Shares held immediately prior to the Effective Time by such holder) will receive an amount in cash (without interest) determined by multiplying (i) the fraction of an Obalon Share that such holder would otherwise be entitled to receive by (ii) the prevailing prices of Obalon Shares on The Nasdaq Capital Market as of the Determination Date.

Q:
What will happen to my Obalon Shares?

A:
Following the Effective Time, Obalon will be the combined company entity, renamed as ReShape Lifesciences Inc. (referred to as the Combined Company) and ReShape, renamed as ReShape Weightloss Inc. will be the Combined Company’s wholly owned subsidiary, and you will continue to own the same Obalon Shares that you own prior to the Effective Time except that the shares, subject to Nasdaq approval, will trade under the symbol “RSLS.” However, as a result of the issuance of new Obalon Shares to ReShape stockholders as Merger Consideration, your ownership percentage in the Combined Company will be reduced.

Q:
When will the Merger be consummated?

A:
The Merger is expected to be consummated during the second quarter of 2021, subject to the satisfaction (or waiver to the extent permitted) of certain conditions to closing as set forth in the Merger Agreement. However, neither ReShape nor Obalon can predict the actual date on which the Merger will be consummated, or whether it will be consummated at all, because the Merger is subject to factors beyond each company’s control, including approval of the ReShape Merger Proposal by ReShape stockholders, approval of the Obalon Share Issuance Proposal and Obalon Reverse Stock Split Proposal by Obalon stockholders, and the Nasdaq Filings discussed below. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 169 of this joint proxy statement/prospectus.

Q:
What are the conditions to the consummation of the Merger?

A:
In addition to approval of the ReShape Merger Proposal by ReShape stockholders and approval of the Obalon Share Issuance Proposal and Obalon Reverse Stock Split Proposal by Obalon stockholders, consummation of the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver by Obalon and ReShape of a number of other conditions, including the approval by the Nasdaq Stock Market LLC (“Nasdaq”) of (i) a Listing of Additional Shares Notice covering the Obalon Shares to be issued to holders of ReShape Shares pursuant to the Merger Agreement and (ii) a continued listing application for the Combined Company after the Merger to maintain Obalon’s existing listing on The Nasdaq Capital Market ((i) and (ii) together, the “Nasdaq Filings”). See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 169 of this joint proxy statement/prospectus.

Q:
What effect will the Merger have on ReShape and Obalon?

A:
At the Effective Time, Merger Sub will merge with and into ReShape, with ReShape surviving as a wholly owned subsidiary of Obalon. Following the consummation of the Merger, ReShape Shares will no longer be listed on The OTCQB Market or any other stock exchange or quotation system, and ReShape will cease to be a publicly traded company.

Obalon will seek approval from Nasdaq to change its name to ReShape Lifesciences Inc. and to trade under the current ReShape symbol, “RSLS,” following the Merger. Subject to Nasdaq approval, the Obalon Shares will continue to be listed on The Nasdaq Capital Market under the “RSLS” ticker symbol. Obalon Shares will continue to be registered and subject to reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the consummation of the Merger.
Q:
Who will serve as the directors and senior management of the Combined Company after the consummation of the Merger?

A:
Pursuant to the Merger Agreement, following the consummation of the Merger, the board of directors of the Combined Company (the “Combined Board”) will consist of Dan W. Gladney, Barton P. Bandy, Arda M. Minocherhomjee, Lori C. McDougal, and Gary D. Blackford, who are currently members of the ReShape Board. Dan W. Gladney will serve as the Chair of the Combined Board, and Gary D. Blackford will be Lead Director as of the Effective Time.

The current executive leadership team at ReShape is expected to continue to serve in their same roles, but at the Combined Company after the consummation of the Merger. As of the Effective Time, Bart

Bandy will serve as the Chief Executive Officer of the Combined Company, and Tom Stankovich will be the Chief Financial Officer of the Combined Company. No current Obalon directors, officers or employees are expected to continue with the Combined Company.
Q:
Who is entitled to vote?

A:
ReShape:   The ReShape Board has fixed 5:00 p.m. U.S. Eastern Time on April 7, 2021 as the record date for determining the ReShape stockholders who are entitled to notice of and to vote at the ReShape Special Meeting. If you were a holder of record of ReShape Common Stock as of 5:00 p.m. U.S. Eastern Time on April 7, 2021, you are entitled to receive notice of and to vote at the ReShape Special Meeting and any adjournments thereof.

Obalon:   The Obalon Board has fixed 5:00 p.m. U.S. Eastern Time on April 7, 2021 as the record date for determining the Obalon stockholders who are entitled to notice of and to vote at the Obalon Special Meeting. If you were a holder of record of Obalon Shares as of 5:00 p.m. U.S. Eastern Time on April 7, 2021, you are entitled to receive notice of and to vote at the Obalon Special Meeting and any adjournments thereof.
Q:
Where and when will the special meeting be held?

A:
Each of the ReShape Special Meeting and Obalon Special Meeting will be held virtually via the Internet on May 13, 2021 beginning at 8:30 am Pacific Time. As part of our precautions regarding the COVID-19 (coronavirus) pandemic, we are sensitive to the public health and travel concerns that our stockholders may have, as well as any quarantine or other similar protocols that governments may impose. As a result, the ReShape Special Meeting and Obalon Special Meeting will be held in a virtual meeting format only, via live webcast. There will not be a physical meeting location. You will be able to attend the ReShape Special Meeting by visiting www.virtualshareholdermeeting.com/RSLS2021SM or attend the Obalon Special Meeting by visiting www.virtualshareholdermeeting.com/OBLN2021SM and vote your shares electronically. If you plan to attend the ReShape Special Meeting or Obalon Special Meeting, you will need the 16-digit control number included on your proxy card or voting instruction form that accompanies your proxy materials.

Q:
What are ReShape stockholders being asked to vote on?

A:
At the ReShape Special Meeting, ReShape stockholders will be asked to approve the following items:

1.
the ReShape Merger Proposal; and

2.
a proposal to approve adjournments of the ReShape Special Meeting from time to time to another date and place, if necessary or appropriate to solicit additional votes in favor of the ReShape Merger Proposal if there are insufficient votes at the time of such adjournment to approve such proposal (the “ReShape Adjournment Proposal” and, together with the ReShape Merger Proposal, the “ReShape Proposals”).

Approval of the ReShape Merger Proposal is required for consummation of the Merger. The approval of the ReShape Adjournment Proposal is not required for consummation of the Merger.
No other matters are intended to be brought before the ReShape Special Meeting by ReShape.
Q:
What vote is required to approve each proposal at the ReShape Special Meeting?

A:	1.	ReShape Merger Proposal: Approval of the ReShape Merger Proposal requires the affirmative vote of the holders of a majority of all outstanding shares of ReShape Common Stock entitled to vote at the ReShape Special Meeting. For the ReShape Merger Proposal, an abstention or a failure to vote (i.e., a failure to submit a proxy card or vote virtually) will have the same effect as a vote cast “AGAINST” this proposal.
2.
ReShape Adjournment Proposal:   Approval of the ReShape Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting interest of the shares of ReShape Common Stock present and entitled to vote on the proposal. For the ReShape Adjournment Proposal, an abstention will have the same effect as a vote cast “AGAINST” this proposal and a failure to vote

(i.e., a failure to submit a proxy card or vote virtually) will have no effect on the outcome of the ReShape Adjournment Proposal.
Q:
How does the ReShape Board recommend ReShape stockholders vote?

A:
The ReShape Board has determined that the Merger Agreement and the Merger are advisable and in the best interests of ReShape and the ReShape stockholders, and has approved and adopted the Merger Agreement and the Merger. The ReShape Board therefore unanimously recommends that the ReShape stockholders vote their ReShape Shares:

1.
“FOR” the ReShape Merger Proposal; and

2.
“FOR” the ReShape Adjournment Proposal.

Q:
Are there any risks relating to the Merger or ReShape’s, Obalon’s or the proposed Combined Company’s business that ReShape stockholders should consider in deciding whether to vote for the ReShape Proposals?

A:
Yes. Before making any decision on whether and how to vote, ReShape stockholders are urged to read carefully and in its entirety the information contained in “Risk Factors” beginning on page 25 of this joint proxy statement/prospectus.

Q:
Do any of ReShape’s directors or executive officers have interests in the Merger that may be different from, or in addition to, those of ReShape stockholders?

A:
Yes. ReShape’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of ReShape stockholders generally. See “The Merger — Interests of ReShape’s Directors and Executive Officers in the Merger” beginning on page 148 of this joint proxy statement/prospectus. The members of the ReShape Board were aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Merger, and in recommending that the ReShape stockholders approve the ReShape Proposals.

Q:
What are Obalon stockholders being asked to vote on?

A:
At the Obalon Special Meeting, Obalon stockholders will be asked to approve the following items:

1.
the Obalon Share Issuance Proposal;

2.
a proposal authorizing Obalon’s Board of Directors, in its discretion but in no event later than the date of the 2021 annual meeting of stockholders, to amend Obalon’s Restated Certificate of Incorporation, as amended, to effect a reverse stock split of Obalon’s common stock, at a ratio in the range of 1-for-3 to 1-for-10; such ratio to be determined by the Board of Directors and included in a public announcement (the “Obalon Reverse Stock Split Proposal”); and

3.
a proposal to approve adjournments of the Obalon Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Obalon Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve such proposal (the “Obalon Adjournment Proposal” and, together with the Obalon Share Issuance Proposal and the Obalon Reverse Stock Split Proposal, the “Obalon Proposals”).

Approval by Obalon stockholders of the Obalon Share Issuance Proposal and Obalon Reverse Stock Split Proposal are conditions to the consummation of the Merger. If the Obalon Share Issuance Proposal and the Obalon Reverse Stock Split Proposal are not approved, the Merger will not be consummated. The approval of the Obalon Adjournment Proposal is not required for the consummation of the Merger.
No other matters are intended to be brought before the Obalon Special Meeting by Obalon.
Q:
What vote is required to approve each proposal at the Obalon Special Meeting?

A:	1.	Obalon Share Issuance Proposal: To be approved, the Obalon Share Issuance Proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively thereon at the Obalon Special Meeting. For the Obalon Share Issuance Proposal, an abstention or a failure to vote (i.e., a failure to submit a proxy card or vote virtually at the Obalon Special Meeting)

will have no effect on the outcome of this proposal. If you hold Obalon Shares in “street name” through a bank, broker, or other nominee and you do not instruct your bank, broker, or other nominee on how to vote your shares, your bank, broker, or other nominee will not be permitted to vote your shares on the Obalon Share Issuance Proposal, which will have no effect on the outcome of this proposal.
2.
Obalon Reverse Stock Split Proposal.   To be approved, the Obalon Reverse Stock Split Approval requires the affirmative vote of the holders of a majority of the voting power of all of the outstanding Obalon Shares entitled to vote thereon. For the Obalon Reverse Stock Split Proposal, an abstention or a failure to vote (i.e., a failure to submit a proxy card or vote virtually at the Obalon Special Meeting) will count as a vote cast AGAINST this proposal. If you hold Obalon Shares in “street name” through a bank, broker, or other nominee and you do not instruct your bank, broker, or other nominee on how to vote your shares, your bank, broker, or other nominee will not be permitted to vote your shares on the Obalon Reverse Stock Split Proposal, which will have count as a vote cast AGAINST this proposal.

3.
Obalon Adjournment Proposal:   To be approved, the Obalon Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively thereon at the Obalon Special Meeting. For the Obalon Adjournment Proposal, an abstention or a failure to vote will have no effect on the outcome of the proposal. If you hold Obalon Shares in “street name” through a bank, broker, or other nominee and you do not instruct your bank, broker, or other nominee on how to vote your shares, your bank, broker, or other nominee will not be permitted to vote your shares on the Obalon Adjournment Proposal, which will have no effect on the outcome of this proposal.

Q:
How does the Obalon Board recommend Obalon stockholders vote?

A:
The Obalon Board has determined that the Merger, the Merger Agreement and the issuance of Obalon Shares in connection with the Merger are advisable and in the best interests of Obalon and the Obalon stockholders. The Obalon Board therefore unanimously recommends that the Obalon stockholders vote:

1.
“FOR” the Obalon Share Issuance Proposal;

2.
“FOR” the Obalon Reverse Stock Split Proposal; and

3.
“FOR” the Obalon Adjournment Proposal.

Q:
Are there any risks relating to the Merger or Obalon’s, ReShape’s or the proposed Combined Company’s business that Obalon stockholders should consider in deciding whether to vote for the Obalon Proposals?

A:
Yes. Before making any decision on whether and how to vote, Obalon stockholders are urged to read carefully and in its entirety the information contained in “Risk Factors” beginning on page 25 of this joint proxy statement/prospectus.

Q:
Do any of Obalon’s directors or executive officers have interests in the Merger that may be different from, or in addition to, those of Obalon stockholders?

A:
Yes. Obalon’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Obalon stockholders generally. See “The Merger — Interests of Obalon’s Directors and Executive Officers in the Merger” beginning on page 149 of this joint proxy statement/prospectus. The members of the Obalon Board were aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Merger, and in recommending that the Obalon stockholders approve the Obalon Proposals.

Q:
Are there any ReShape stockholders already committed to vote in favor of the ReShape Merger Proposal? Are there any Obalon stockholders already committed to vote in favor of the Obalon Share Issuance Proposal?

A:
ReShape:   Yes. Subsequent to the execution of the Merger Agreement, Obalon entered into a voting agreement (the “ReShape Voting Agreement”) with Armistice Capital Master Fund Ltd. (“Armistice”), pursuant to which Armistice has agreed, among other things, to vote the shares of ReShape Common Stock that it owns at the time such vote is taken in favor of the ReShape Proposals and against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Merger. As of the record date for the ReShape Special Meeting, Armistice beneficially owns approximately 86.4% of the outstanding shares of ReShape Common Stock. Therefore, Armistice holds a sufficient number of ReShape Shares in order to approve both of the ReShape Proposals.

Obalon:   Yes. Subsequent to the execution of the Merger Agreement, ReShape entered into a voting agreement (the “Obalon Voting Agreement”) with Andrew Rasdal, President and Chief Executive Officer of Obalon (on behalf of himself and The Rasdal Family Trust dated December 10, 1996), Domain Partners VII, L.P. and DP VII Associates, L.P., InterWest Partners X, L.P., Okapi Ventures, L.P. and Okapi Ventures II, L.P., and Armistice, pursuant to which such stockholders have agreed, among other things, to vote the Obalon Shares that they beneficially own at the time such vote is taken in favor of the Obalon Proposals and against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Merger. As of the record date for the Obalon Special Meeting, such stockholders beneficially own approximately 28.1% of the outstanding Obalon Shares. On January 21, 2021, the day following the public announcement of the Merger Agreement, Armistice exercised a warrant to purchase 525,000 Obalon Shares at an exercise price of $4.40 per share. Under the terms of the Obalon Voting Agreement, Armistice could not sell those Obalon Shares without ReShape’s prior written consent, which ReShape granted on January 21, 2021 and Armistice subsequently sold 525,000 Obalon Shares in the open market. If Armistice would have continued to own such Obalon Shares, they would have been subject to the Obalon Voting Agreement. However, as of the record date for the Obalon Special Meeting, Armistice continues to own the 1,100,000 Obalon Shares that it owned at the time it entered into the Obalon Voting Agreement.
Q:
Who else must approve the Merger?

A:
ReShape and Obalon may not consummate the Merger until the Nasdaq Filings have been approved. Additional information regarding the Nasdaq Filings required for consummation of the Merger is set forth “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 169 of this joint proxy statement/prospectus.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in, or incorporated by reference into, this joint proxy statement/prospectus, please submit your proxy or voting instruction card for your shares of ReShape Common Stock or Obalon Shares, as applicable, as soon as possible so that your shares will be represented at your respective company’s special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction card provided by your bank, broker, or other nominee if your shares are held in “street name” through your bank, broker, or other nominee.

Q:
How do I vote?

A:
If you are a stockholder of record of ReShape as of the record date for the ReShape Special Meeting, or a stockholder of record of Obalon as of the record date for the Obalon Special Meeting, you may submit your proxy before your respective company’s special meeting in one of the following ways:

1.
visit the website shown on your proxy card to submit your proxy via the Internet;

2.
call the toll-free number for telephone proxy submission shown on your proxy card; or

3.
complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope provided.

You may also cast your vote virtually at your respective company’s special meeting.
If your shares are held in “street name,” through a bank, broker, or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. Please follow the voting instructions provided by your bank, broker, or other nominee. “Street name” stockholders or stockholders who wish to vote virtually at the applicable company’s special meeting will need to obtain a “legal proxy” from their bank, broker, or other nominee.
Q:
How many votes do I have?

A:
ReShape:   You are entitled to one vote for each share of ReShape Common Stock that you owned as of 5:00 p.m. U.S. Eastern Time on the record date for the ReShape Special Meeting. As of 5:00 p.m. U.S. Eastern Time on the record date for the ReShape Special Meeting, 6,166,554 shares of ReShape Common Stock were outstanding and entitled to vote at the ReShape Special Meeting.

Obalon:   You are entitled to one vote for each Obalon Share that you owned as of 5:00 p.m. U.S. Eastern Time on the record date for the Obalon Special Meeting. As of 5:00 p.m. U.S. Eastern Time on the record date for the Obalon Special Meeting, 10,020,068 Obalon Shares were outstanding and entitled to vote at the Obalon Special Meeting.
Q:
What if I transfer my shares of ReShape Common Stock before the ReShape Special Meeting, or I transfer my Obalon Shares before the Obalon Special Meeting?

A:
ReShape:   If you transfer your shares of ReShape Common Stock after the record date for the ReShape Special Meeting but before the ReShape Special Meeting, unless you provide the transferee of your shares of ReShape Common Stock with a proxy, you will retain your right to vote at the ReShape Special Meeting, but will have transferred the right to receive the Merger Consideration. In order to receive Obalon Shares as a result of the Merger, you must hold your ReShape Shares through the Effective Time.

Obalon:   If you transfer your Obalon Shares after the record date for the Obalon Special Meeting but before the Obalon Special Meeting, unless you provide the transferee of your Obalon Shares with a proxy, you will retain your right to vote at the Obalon Special Meeting.
Q:
Should I send in my ReShape stock certificates now?

A:
No. Any ReShape stockholders who hold certificated ReShape Shares should keep their existing stock certificates at this time. If and when the Merger is consummated, ReShape stockholders will receive from the exchange agent a letter of transmittal and written instructions for exchanging their stock certificates for Obalon Shares. Obalon stockholders do not need to take any action with respect to their stock certificates.

Obalon will not issue stock certificates in respect of any Obalon Shares issued in connection with the Merger, except as required by law. ReShape stockholders who are entitled to receive the Merger Consideration will receive Obalon Shares in book-entry form.
Q:
Who is the exchange agent for the Merger?

A:
Broadridge Financial Solutions, Inc. (“Broadridge”) will be the exchange agent (the “Exchange Agent”) for the Merger.

Q:
How would I receive the Merger Consideration to which I would be entitled?

A:
After receiving the proper documentation from you, following completion of the Merger, the Exchange Agent for the Merger will forward to you the Obalon Shares and cash for fractional shares to which you are entitled. More information on the documentation you are required to deliver to the Exchange Agent may be found in the section entitled “The Merger Agreement — Procedures for Surrendering ReShape Stock Certificates” beginning on page 159 of this joint proxy statement/prospectus.

Q:
What constitutes a quorum?

A:
ReShape:   The presence of ReShape stockholders representing a majority of the voting interest of all shares of ReShape Common Stock entitled to vote at the ReShape Special Meeting, virtually or represented by proxy, is necessary to constitute a quorum at the ReShape Special Meeting. Abstentions will be counted as present and entitled to vote for purposes of determining a quorum. If your shares of ReShape Common Stock are held in the name of a bank, broker, or other nominee, you must provide your bank, broker, or other nominee with instructions on how to vote your shares of ReShape Common Stock. If you do not provide voting instructions for any of the ReShape Proposals, your shares of ReShape Common Stock will not be voted on any ReShape Proposal, as your bank, broker, or other nominee will not have discretionary voting authority with respect to any of the ReShape Proposals and your shares of ReShape Common Stock will not be counted as present and entitled to vote for purposes of determining a quorum.

Obalon:   The presence of Obalon stockholders of a majority of the voting power of the shares of stock entitled to vote at the meeting, virtually or represented by proxy, is necessary to constitute a quorum at the Obalon Special Meeting. Abstentions will be counted as present and entitled to vote for purposes of determining a quorum. If your Obalon Shares are held in the name of a bank, broker, or other nominee, you must provide your bank, broker, or other nominee with instructions on how to vote your Obalon Shares. If you do not provide voting instructions for any of the Obalon Proposals, your Obalon Shares will not be voted on any Obalon Proposal, as your bank, broker, or other nominee will not have discretionary voting authority with respect to any of the Obalon Proposals and your Obalon Shares will not be counted as present and entitled to vote for purposes of determining a quorum.
Q:
If my shares are held in “street name” by a bank, broker, or other nominee, will my bank, broker, or other nominee vote my shares for me?

A:
No. If your shares are held in the name of a bank, broker, or other nominee, you are considered the “beneficial owner” of the shares held for you in what is known as “street name” and as such, you are not the “record holder” of such shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your bank, broker, or other nominee. If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your bank, broker, or other nominee with instructions on how to vote your shares. Please follow the instructions provided by your bank, broker, or other nominee. Please note that you may not submit a proxy with respect to shares held in “street name” by returning a proxy card directly to ReShape or Obalon or by voting virtually at your respective company’s special meeting unless you provide a “legal proxy,” which you would need to obtain from your bank, broker, or other nominee. If you do not provide voting instructions to your bank, broker, or other nominee, your shares will not be voted on any proposal, as your bank, broker, or other nominee will not have discretionary voting authority with respect to any of the proposals described in this joint proxy statement/prospectus.

A “broker non-vote” occurs when a broker submits a proxy that states that the broker votes for at least one proposal, but does not vote for proposals on non-routine matters because the broker has not received instructions from the beneficial owner on how to vote and does not have discretionary authority to vote on those proposals. Under the rules of Nasdaq, brokers do not have discretionary authority to vote on non-routine matters. Because all of the matters to be considered at the ReShape Special Meeting and the Obalon Special Meeting are non-routine and brokers will not have discretionary authority to vote on any of the Obalon Proposals or the ReShape Proposals, Obalon and ReShape do not expect to receive any broker non-votes, and shares for which voting instructions are not provided to the broker will not be deemed voting power present for any matter before the meeting, resulting in such shares being excluded from the calculation of quorum.
If you are a ReShape stockholder and you do not instruct your bank, broker, or other nominee on how to vote your shares on any of the ReShape Proposals:
•
your shares will not be counted towards determining whether a quorum is present; and

•
your bank, broker, or other nominee will not be permitted to vote your shares on the ReShape Merger Proposal, the ReShape Adjournment Proposal, or the ReShape Advisory Compensation

Proposal, and this will have the same effect as a vote cast “AGAINST” the ReShape Merger Proposal and will have no effect on the vote count for the ReShape Adjournment Proposal.
If you are an Obalon stockholder and you do not instruct your bank, broker, or other nominee on how to vote your shares on any of the Obalon Proposals:
•
your shares will not be counted towards determining whether a quorum is present; and

•
your bank, broker, or other nominee will not be permitted to vote your shares on the Obalon Share Issuance Proposal, the Obalon Reverse Stock Split Proposal or the Obalon Adjournment Proposal, and this non-vote will have no effect on the vote count for each of the Obalon Share Issuance Proposal or the Obalon Adjournment Proposal, and will have the same effect as a vote cast “AGAINST” the Obalon Reverse Stock Split Proposal.

Q:
What if I do not vote?

A:
ReShape Quorum:   If you are a ReShape stockholder and you fail to vote (i.e., fail to submit a proxy card or vote virtually) or fail to properly instruct your bank, broker, or other nominee how to vote with respect to any of the ReShape Proposals, your shares of ReShape Common Stock will not count towards determining whether a quorum is present. However, if you respond with an “abstain” vote on any of the ReShape Proposals, or vote on one or more of the ReShape Proposals, your ReShape Shares will count towards determining whether a quorum is present.

ReShape Merger Proposal:   If you are a ReShape stockholder and you fail to vote (i.e., fail to submit a proxy card or vote virtually) or fail to return a voting instruction card instructing your bank, broker, or other nominee how to vote on the ReShape Merger Proposal, or if you respond with an “abstain” vote on the ReShape Merger Proposal, this will have the same effect as a vote cast “AGAINST” the ReShape Merger Proposal.
ReShape Adjournment Proposal:   If you are a ReShape stockholder and you fail to vote (i.e., fail to submit a proxy card or vote virtually) or fail to return a voting instruction card instructing your bank, broker, or other nominee how to vote on the ReShape Adjournment Proposal, this will have no effect on the vote count for the ReShape Adjournment Proposal. If you are a ReShape stockholder and you respond with an “abstain” vote on the ReShape Adjournment Proposal, this will have the same effect as a vote cast “AGAINST” the ReShape Adjournment Proposal.
Obalon Quorum:   If you are an Obalon stockholder and you fail to vote (i.e., fail to submit a proxy card or vote virtually) or fail to properly instruct your bank, broker, or other nominee how to vote with respect to any of the Obalon Proposals, your Obalon Shares will not count towards determining whether a quorum is present. However, if you respond with an “abstain” vote on any of the Obalon Proposals, or vote on one or more of the Obalon Proposals, your Obalon Shares will count towards determining whether a quorum is present.
Obalon Proposals:   If you are an Obalon stockholder and you fail to vote (i.e., fail to submit a proxy card or vote virtually) or fail to return a voting instruction card instructing your bank, broker, or other nominee how to vote, or if you respond with an “abstain” vote on the Obalon Proposals, this will have no effect on the outcome of the Obalon Proposals.
An abstention occurs when a holder attends the applicable meeting virtually and does not vote (assuming that such holder did not previously authorize a proxy) or returns a proxy or voting instruction card with an “abstain” vote.
Please note that if you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal (and you do not change your vote after delivering your proxy or voting instruction card), the shares of ReShape Common Stock represented by your proxy will be voted “FOR” each ReShape Proposal in accordance with the recommendation of the ReShape Board, or the Obalon Shares represented by your proxy will be voted “FOR” each Obalon Proposal in accordance with the recommendation of the Obalon Board, as applicable. See the Q&A below entitled “May I change my vote after I have delivered my proxy or voting instruction card?” for further information on how to change your vote.

Your vote is very important. Whether or not you plan to attend the ReShape Special Meeting or the Obalon Special Meeting, as applicable, please promptly complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet.
Q:
May I change my vote after I have delivered my proxy or voting instruction card?

A:
ReShape:   If you are a ReShape stockholder of record, you may change your vote or revoke a proxy at any time before your proxy is voted at the ReShape Special Meeting. You can do this by:

•
sending a written notice of revocation that is received by ReShape prior to 11:59 p.m. (U.S. Eastern Time) on the day preceding the ReShape Special Meeting, stating that you would like to revoke your proxy, to ReShape’s Corporate Secretary at ReShape’s corporate headquarters, 1001 Calle Amanecer, San Clemente, California 92673;

•
submitting a new proxy bearing a later date (by Internet, telephone or mail) that is received by ReShape prior to 11:59 p.m. (U.S. Eastern Time) on the day preceding the ReShape Special Meeting; or

•
attending the ReShape Special Meeting and voting virtually or bringing a written notice of revocation to the Secretary of the ReShape Special Meeting prior to the voting at the ReShape Special Meeting (your attendance at the meeting will not, by itself, revoke your proxy; you must vote virtually by ballot at the meeting to change your vote or submit a written notice of revocation to revoke your proxy).

Attending the ReShape Special Meeting will not automatically revoke a proxy that was submitted through the Internet or by telephone or mail. If you wish to change your vote at the ReShape Special Meeting, you must vote by ballot at such meeting or if you wish to revoke your vote at the ReShape Special Meeting, you must bring a written notice of revocation to the Secretary of the ReShape Special Meeting prior to the voting at the ReShape Special Meeting.
If you are a ReShape stockholder whose shares are held in “street name” by a bank, broker, or other nominee, you may revoke your proxy and vote your shares of ReShape Common Stock virtually at the ReShape Special Meeting only in accordance with applicable rules and procedures as employed by such bank, broker, or other nominee. If your shares of ReShape Common Stock are held in an account at a bank, broker, or other nominee, you should contact your bank, broker, or other nominee to change your vote.
Obalon:   If you are an Obalon stockholder of record, you may change your vote or revoke a proxy at any time before your proxy is voted at the Obalon Special Meeting. You can do this by:
•
sending a written notice of revocation that is received by Obalon prior to 11:59 p.m. (U.S. Eastern Time) on the day preceding the Obalon Special Meeting, stating that you would like to revoke your proxy, to Obalon’s Secretary, at 5421 Avenida Encinas, Suite F, Carlsbad, CA 92008;

•
submitting a new proxy bearing a later date (by Internet, telephone or mail) that is received by Obalon prior to 11:59 p.m. (U.S. Eastern Time) on the day preceding the Obalon Special Meeting; or

•
attending the Obalon Special Meeting and voting virtually or bringing a written notice of revocation to the Secretary of the Obalon Special Meeting prior to the voting at the Obalon Special Meeting (your attendance at the meeting will not, by itself, revoke your proxy; you must vote virtually by ballot at the meeting to change your vote or submit a written notice of revocation to revoke your proxy).

Attending the Obalon Special Meeting will not automatically revoke a proxy that was submitted through the Internet or by telephone or mail. If you wish to change your vote at the Obalon Special Meeting, you must vote by ballot at such meeting or if you wish to revoke your vote at the Obalon Special Meeting, you must bring a written notice of revocation to the Secretary of the Obalon Special Meeting prior to the voting of the Obalon Special Meeting.
If you are an Obalon stockholder whose shares are held in “street name” by a bank, broker, or other nominee, you may revoke your proxy and vote your Obalon Shares virtually at the Obalon Special Meeting only in accordance with applicable rules and procedures as employed by such bank, broker, or other nominee. If your shares are held in an account at a bank, broker, or other nominee, you should contact your bank, broker, or other nominee to change your vote.
Q:
Will a proxy solicitor be used?

A:
Yes.

Obalon has engaged MacKenzie Partners, Inc. (“MacKenzie”) to assist in the solicitation of proxies for the Obalon Special Meeting, and Obalon estimates it will pay MacKenzie a fee of approximately $15,000, plus reimbursement for reasonable and documented out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation. Obalon has also agreed to indemnify MacKenzie against certain losses, costs, and expenses. In addition to mailing proxy solicitation material, Obalon’s directors, officers, and employees may also solicit proxies virtually, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Obalon’s directors, officers, or employees for such services.
ReShape has not engaged a proxy solicitor. However, in addition to mailing proxy solicitation material, ReShape’s directors, officers, and employees may also solicit proxies virtually, by telephone, or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to ReShape’s directors, officers or employees for such services.
Q:
Who will count the votes?

A:
At the ReShape Special Meeting, Broadridge will serve as inspector of elections, count all of the proxies or ballots submitted and report the votes at the ReShape Special Meeting. Whether you submit your proxy by accessing the Internet, telephone or mail, your proxy will be received directly by Broadridge.

At the Obalon Special Meeting, Broadridge will serve as inspector of elections, count all of the proxies or ballots submitted and report the votes at the Obalon Special Meeting. Whether you submit your proxy by accessing the Internet, telephone or mail, your proxy will be received directly by Broadridge.
Q:
What should I do if I receive more than one set of voting materials?

A:
ReShape stockholders and Obalon stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of ReShape Common Stock or Obalon Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of shares of ReShape Common Stock or Obalon Shares and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both shares of ReShape Common Stock and Obalon Shares, you will receive one or more separate proxy cards or voting instruction cards for each company. Therefore, if you are a record holder, please complete, sign, date, and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of ReShape Common Stock and/or every Obalon Share that you own.

Q:
Where can I find the voting results of the ReShape Special Meeting and the Obalon Special Meeting?

A:
Preliminary voting results are expected to be announced at the ReShape Special Meeting and the Obalon Special Meeting and may be set forth in a press release of ReShape or Obalon after the ReShape Special Meeting and the Obalon Special Meeting, respectively. Final voting results for the ReShape Special Meeting and the Obalon Special Meeting are expected to be published in Current Reports on Form 8-K to be filed by ReShape and Obalon with the Securities and Exchange Commission (the “SEC”) within four business days after the ReShape Special Meeting and the Obalon Special Meeting, as applicable.

Q:
Are ReShape stockholders entitled to appraisal rights?

A:
A: Yes. If the Merger is completed, ReShape stockholders who have not waived such rights are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (“DGCL”), provided that they comply with the conditions established by Section 262. See “The Merger Agreement — Appraisal Rights” beginning on page 156 of this joint proxy statement/prospectus and Annex E for a more complete description of the appraisal rights available to ReShape stockholders under the DGCL in connection with the Merger.

Q:
Are Obalon stockholders entitled to appraisal rights?

A:
No. Under the DGCL § 262(b)(1), Obalon stockholders are not entitled to exercise any appraisal rights in connection with the Merger.

Q:
What if I hold ReShape stock options?

A:
Options to purchase ReShape Shares (“ReShape Option”) granted under a ReShape equity incentive plan (“ReShape Equity Plan”) or under a stand-alone stock option agreement that are outstanding immediately prior to the Effective Time (whether vested or unvested) will automatically and without any action on the part of the holder thereof, be cancelled and terminated without any payment being made in respect thereof as of immediately prior to, and contingent upon, the Effective Time.

Q:
What if I hold ReShape warrants?

A:
All warrants of ReShape (“ReShape Warrants”) that are outstanding immediately prior to the Effective Time will be converted into and exchangeable for warrants to purchase a number of Obalon Shares equal to (i) the number of shares of ReShape capital stock issuable upon exercise of such ReShape Warrant, multiplied by (ii) the Exchange Ratio with an exercise price equal to the exercise of such ReShape Warrant divided by the Exchange Ratio and otherwise in accordance with the terms and conditions of such ReShape Warrant.

Q:
What if I hold ReShape Series C Preferred Stock?

A:
Obalon will assume all of the obligations of ReShape under the ReShape Series C Certificate of Designation and will file a new certificate of designation with the same terms and conditions as the ReShape Series C Certificate of Designation. Obalon will issue new preferred stock consistent with the foregoing provisions to holders of ReShape Series C Preferred Stock outstanding immediately prior to the Effective Time, provided that such new certificate of designation would provide that such new preferred stock would be entitled to vote for the election of directors, voting on an as-converted to common stock basis and voting together as a single class with the holders of Combined Company Shares.

Q:
What are the U.S. federal income tax consequences of the Merger to U.S. Holders of ReShape Shares?

A:
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming that the Merger so qualifies, a U.S. Holder (as defined on page 152 of this joint proxy statement/prospectus) of ReShape Shares generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of ReShape Shares for Obalon Shares in the Merger, except with respect to cash received by ReShape stockholders in lieu of fractional Obalon Shares.

Please review the information set forth in the section entitled “Certain U.S. Federal Income Tax Consequences” beginning on page 152 of this joint proxy statement/prospectus for a more complete description of certain U.S. federal income tax consequences of the Merger. The tax consequences to you of the Merger will depend on your particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you of the Merger.
Q:
What happens if the Merger is not consummated?

A:
If the Merger is not consummated, ReShape stockholders will not receive the Merger Consideration in exchange for their ReShape Shares. Instead, Obalon and ReShape will remain independent public companies and the shares of ReShape Common Stock and the Obalon Shares will continue to be listed and traded on The OTCQB Market and The Nasdaq Capital Market, respectively, under their current ticker symbols. Under specified circumstances, ReShape may be required to pay to Obalon a fee with respect to the termination of the Merger Agreement, as described under “The Merger Agreement — Termination Fee” beginning on page 170 of this joint proxy statement/prospectus.
Q:
Whom should I contact if I have any questions about the proxy materials or voting?

A:
If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should, if you are a ReShape stockholder, contact ReShape’s Corporate Secretary by mail at ReShape’s corporate headquarters, 1001 Calle Amanecer, San Clemente, CA 92673, and, if you are an Obalon stockholder, contact MacKenzie Partners, Inc., Obalon’s proxy solicitor, by mail at 1407 Broadway, 27th Floor, New York, NY 10018, by email at proxy@mackenziepartners.com, or toll-free at (800) 322-2885.

Q:
Where can I find more information about ReShape and Obalon?

A:
You can find more information about ReShape and Obalon from the various sources described under “Where You Can Find More Information” beginning on page 268 of this joint proxy statement/prospectus.

SUMMARY
This summary highlights selected information included in this joint proxy statement/prospectus. You should read carefully this entire joint proxy statement/prospectus and its annexes and exhibits and the other documents referred to in this joint proxy statement/prospectus because the information in this summary may not provide all of the information that might be important to you in determining how to vote. Additional important information about ReShape and Obalon is also contained in the annexes and exhibits to this joint proxy statement/prospectus. For a description of, and instructions as to how to obtain, this information, see “Where You Can Find More Information” beginning on page 268 of this joint proxy statement/prospectus. Certain items in this summary include a page reference directing you to a more complete description of that item.
Parties to the Merger
ReShape Lifesciences Inc.
ReShape is a weight-loss solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and metabolic disease. The U.S. Food and Drug Administration (“FDA”) approved Lap-Band® and associated program provide minimally invasive, long-term treatment of obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. The ReShape Vest™ System is an investigational minimally invasive, laparoscopically implanted medical device that wraps around the stomach, emulating the gastric volume reduction effect of conventional weight-loss surgery. It is intended to help obese and morbidly obese patients with rapid weight loss without permanently changing patient anatomy. The recently launched ReShapeCare™ Virtual health coaching program is a virtual telehealth weight management program that supports lifestyle changes for all weight-loss patients, to help them keep the weight off over time.
The principal executive offices of ReShape are located at 1001 Calle Amanecer, San Clemente, CA 92673. Its telephone number is (949) 429-6680 and its website is www.reshapelifesciences.com. Information on this Internet website is not incorporated by reference into or otherwise part of this joint proxy statement/prospectus.
Obalon Therapeutics, Inc.
Obalon is a vertically integrated medical device company focused on developing and commercializing innovative medical devices to treat people with obesity. Obalon’s current product offering is the Obalon Balloon System, the first and only FDA approved swallowable, gas-filled intragastric balloon designed to provide progressive and sustained weight loss in patients with obesity. The Obalon Balloon System is FDA approved for temporary use to facilitate weight loss in adults with obesity having a body mass index, or BMI, of 30 to 40, or approximately 30 to 100 pounds overweight, who have failed to lose weight through diet and exercise.
The principal executive offices of Obalon are located at 5421 Avenida Encinas, Suite F, Carlsbad, CA 92008. Its telephone number is (760) 607-5164, and its website is www.obalon.com. Information on this Internet web site is not incorporated by reference into or otherwise part of this joint proxy statement/prospectus.
Optimus Merger Sub, Inc.
Merger Sub was incorporated in the State of Delaware on January 14, 2021, and is a direct, wholly owned subsidiary of Obalon. Merger Sub was formed solely for the purpose of consummating the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger.
The principal executive offices of Merger Sub are located at 5421 Avenida Encinas, Suite F, Carlsbad, California 92008-4410; its telephone number is (760) 607-5164.

The Merger (See Page 113)
Structure of the Merger (See Page 155)
Pursuant to the Merger Agreement, Merger Sub will merge with and into ReShape, with ReShape surviving as a direct, wholly owned subsidiary of Obalon. In the Merger, each ReShape Share issued and outstanding immediately prior to the Effective Time (other than shares held by Obalon, Merger Sub, any subsidiaries of Obalon or ReShape, or by ReShape as treasury shares) will become the right to receive a number of Obalon Shares based on a ratio determined as of the Determination Date that will result in the holders of ReShape Shares owning 51% of the Combined Company Shares immediately after the effective time of the Merger.
The shares of ReShape Common Stock currently trade on The OTCQB Market under the symbol “RSLS,” and Obalon Shares currently trade on The Nasdaq Capital Market under the symbol “OBLN.” Following the consummation of the Merger, subject to Nasdaq approval, Combined Company Shares will continue to be listed on The Nasdaq Capital Market and the Combined Company will seek approval from Nasdaq to change its name to ReShape Lifesciences Inc. and its ticker symbol to “RSLS.” Based on the number of outstanding ReShape Shares and Obalon Shares as of the record date of the ReShape Special Meeting and the record date of the Obalon Special Meeting, respectively, a total of approximately            million Combined Company Shares are expected to be outstanding immediately after the consummation of the Merger.
Treatment of ReShape Series C Preferred Stockholders (See Page 156)
Obalon will assume all of the obligations of ReShape under the ReShape Series C Certificate of Designation and will file a new certificate of designation with the same terms and conditions as the ReShape Series C Certificate of Designation and issue to the holders of ReShape Series C Preferred Stock outstanding immediately prior to the effective time of the Merger new preferred stock consistent with the foregoing provisions (provided that such new certificate of designation would provide that such new preferred stock would be entitled to vote for the election of directors, voting on an as-converted to common stock basis and voting together as a single class with the holders of Obalon Shares), in each case in accordance with Section 7(d) of the ReShape Series C Certificate of Designation.
Treatment of ReShape Warrants (See Page 159)
Each ReShape Warrant outstanding immediately prior to the Effective Time shall be converted into and exchangeable for warrants to purchase a number of Obalon Shares equal to the number of shares of ReShape Common Stock issuable upon exercise of such ReShape Warrant multiplied by the Exchange Ratio with an exercise price equal to the exercise price of such ReShape Warrant divided by the Exchange Ratio and otherwise in accordance with the terms and conditions of such ReShape Warrant.
Treatment of ReShape Stock Options (See Page 159)
Each ReShape Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall be canceled and terminated without any payment being made in respect thereof as of immediately prior to, and contingent upon, the Effective Time.
The Combined Company Board and Management After the Merger (See Page 147)
Pursuant to the Merger Agreement, following the consummation of the Merger, the Combined Board will consist of Dan W. Gladney, Barton P. Bandy, Arda M. Minocherhomjee, Lori C. McDougal, and Gary D. Blackford.
As of the Effective Time, the Combined Board will be allocated among three classes of directors as follows:
•
Class II will consist of Gary D. Blackford and Arda M. Minocherhomjee, Ph.D. and will be up for re-election in 2021;

•
Class III will consist of Barton P. Bandy and will be up for re-election in 2022; and

•
Class I will consist of Dan W. Gladney and Lori C. McDougal and will be up for re-election in 2023.

At the Effective Time, Mr. Bandy will be the Chief Executive Officer of the Combined Company and Tom Stankovich will be the Chief Financial Officer of the Combined Company.
No current Obalon directors, officers or employees are expected to continue with the Combined Company.
ReShape’s Reasons for the Merger; Recommendation of the ReShape Board (See Page 122)
After consideration, the ReShape Board, by a unanimous vote of all directors at its meeting on January 18, 2021, approved the Merger Agreement and the transactions contemplated thereby, including the Merger.
The ReShape Board unanimously recommends that the ReShape stockholders vote “FOR” the ReShape Merger Proposal and “FOR” the ReShape Adjournment Proposal.
For the factors considered by the ReShape Board in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and to make the foregoing recommendations, see “The Merger — ReShape’s Reasons for the Merger; Recommendation of the ReShape Board” beginning on page 122 of this joint proxy statement/prospectus.
Obalon’s Reasons for the Merger; Recommendation of the Obalon Board (See Page 125)
After consideration, the Obalon Board, by a unanimous vote of all directors at its meeting on January 18, 2021, approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of Obalon Shares in connection with the Merger.
The Obalon Board unanimously recommends that the Obalon stockholders vote “FOR” the Obalon Share Issuance Proposal and “FOR” the Obalon Adjournment Proposal.
For the factors considered by the Obalon Board in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger and the Obalon Share Issuance Proposal, and to make the foregoing recommendations, see “The Merger — Obalon’s Reasons for the Merger; Recommendation of the Obalon Board” beginning on page 125 of this joint proxy statement/prospectus.
Voting Agreements
Subsequent to the execution of the Merger Agreement, ReShape entered the Obalon Voting Agreement with Andrew Rasdal, President and Chief Executive Officer of Obalon (on behalf of himself and The Rasdal Family Trust dated December 10, 1996), Domain Partners VII, L.P. and DP VII Associates, L.P., InterWest Partners X, L.P., Okapi Ventures, L.P. and Okapi Ventures II, L.P., and Armistice (the “Obalon Voting Agreement”), pursuant to which such stockholders have agreed, among other things, to vote the Obalon Shares that they beneficially own as of the record date for the Obalon Special Meeting in favor of the Obalon Proposals and against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Merger.
Such stockholders are the beneficial owners of approximately 28.1% of the outstanding Obalon Shares as of the record date for the Obalon Special Meeting. On January 21, 2021, the day following the public announcement of the Merger Agreement, Armistice exercised a warrant to purchase 525,000 Obalon Shares at an exercise price of $4.40 per share. Under the terms of the Obalon Voting Agreement, Armistice could not sell those Obalon Shares without ReShape’s prior written consent, which ReShape granted on January 21, 2021 and Armistice subsequently sold 525,000 Obalon Shares in the open market. If Armistice would have continued to own such Obalon Shares, they would have been subject to the Obalon Voting Agreement. However, as of the record date for the Obalon Special Meeting, Armistice continues to own the 1,100,000 Obalon Shares that it owned at the time it entered into the Obalon Voting Agreement.

Subsequent to the execution of the Merger Agreement, Obalon entered into the ReShape Voting Agreement with Armistice (the “ReShape Voting Agreement”), pursuant to which Armistice has agreed, among other things, to vote the ReShape Shares that it beneficially owns as of the record date for the ReShape Special Meeting in favor of the ReShape Proposals and against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Merger.
Armistice is the beneficial owner of approximately 86.4% of the outstanding shares of ReShape Common Stock as of the record date for the ReShape Special Meeting. Therefore, Armistice holds a sufficient number of ReShape Shares in order to approve both of the ReShape Proposals.
Voting by ReShape’s Directors and Executive Officers
As of the record date for the ReShape Special Meeting, directors and executive officers of ReShape and their affiliates owned and were entitled to vote 4,635 shares of ReShape Common Stock, representing less than 0.1% of the shares of ReShape Common Stock outstanding on that date. ReShape currently expects that ReShape’s directors and executive officers will vote their shares of ReShape Common Stock in favor of the ReShape Proposals, although none of them has entered into any agreement obligating them to do so.
Voting by Obalon’s Directors and Executive Officers
As of the record date for the Obalon Special Meeting, directors and executive officers of Obalon and their affiliates owned and were entitled to vote 281,018 Obalon Shares, representing approximately 2.8% of the Obalon Shares outstanding on that date. Directors and executive officers of Obalon and their affiliates did not own any ReShape Shares on that date. Obalon currently expects that Obalon’s directors and executive officers will vote their Obalon Shares in favor of the Obalon Proposals and their ReShape Shares in favor of the ReShape Proposals, although none of them has entered into any agreement obligating them to do so, other than Mr. Rasdal with respect to his Obalon Shares.
Opinion of ReShape’s Financial Advisor — Maxim Group LLC (See Page 130)
ReShape has retained Maxim Group LLC (“Maxim”) to act as a financial advisor in connection with the Merger. The ReShape Board engaged Maxim based on Maxim’s qualifications, experience, and reputation, as well as its familiarity with the business and management team of ReShape. Maxim provides a multitude of financial services including investment banking, private wealth management, and global institutional equity, fixed-income and derivatives sales and trading as well as equity research. As part of this engagement, ReShape requested that Maxim evaluate the fairness, from a financial point of view, of the Exchange Ratio to ReShape. On January 18, 2021, Maxim delivered to the ReShape Board its oral opinion, subsequently confirmed by its delivery of a written opinion dated as of January 18, 2021, that, as of January 18, 2021, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations, and other matters set forth in Maxim’s written opinion, the Exchange Ratio was fair, from a financial point of view, to ReShape.
The full text of Maxim’s written opinion, dated January 18, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Maxim in delivering its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference in its entirety. The description of Maxim’s written opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Maxim’s opinion should not be construed as creating any fiduciary duty on Maxim’s part to any party, and such opinion is not intended to be, and does not constitute a recommendation to the ReShape Board or to any other person in respect of the Merger, including as to how any holder of ReShape Shares should vote or act in respect of the Merger.
You are urged to read Maxim’s opinion carefully and in its entirety. Maxim’s opinion was addressed to, and provided for the information and benefit of, the ReShape Board, and was delivered to the ReShape Board in connection with its evaluation of the fairness, from a financial point of view, of the Exchange Ratio to ReShape. The opinion did not address any other aspects or implications of the Merger.
Maxim’s opinion necessarily was based upon information made available to Maxim as of January 18, 2021 and financial, economic, monetary, market, regulatory, and other conditions and circumstances as they existed and could be evaluated on such date. It is understood that subsequent developments may have affected or may affect the opinion, and Maxim undertook no obligation, and is under no obligation, to update, revise, or reaffirm its opinion based on subsequent developments. Maxim’s opinion did not express any opinion as to the price at which the ReShape Shares or the Obalon Shares will trade at any time.
Opinion of Obalon’s Financial Advisor — Canaccord Genuity LLC (See Page 140)
Obalon engaged Canaccord Genuity LLC (“Canaccord Genuity”) to provide financial advisory services and to assist the Obalon Board in the consideration and evaluation of the Merger. At a meeting of the Obalon Board held on January 18, 2021 to evaluate the Merger, Canaccord Genuity delivered to the Obalon Board an oral opinion, which opinion was confirmed by delivery of a written opinion, dated January 18, 2021, to the effect that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth in the written opinion, the Exchange Ratio was fair, from a financial point of view, to Obalon. Canaccord Genuity did not express any view on, and its opinion did not address, any other term or aspect of any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with the Merger.
The full text of Canaccord Genuity’s written opinion is attached to this joint proxy statement/prospectus as Annex C and is incorporated into this joint proxy statement/prospectus by reference. The description of Canaccord Genuity’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Obalon stockholders are encouraged to read Canaccord Genuity’s opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Canaccord Genuity in connection with its opinion. Canaccord Genuity’s opinion was addressed to the Obalon Board, was only one of many factors considered by the Obalon Board in its evaluation of the Merger and only addresses the fairness, from a financial point of view and as of the date of the opinion, to Obalon of the Exchange Ratio. Canaccord Genuity’s opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to Obalon, nor does it address the underlying business decision of Obalon to proceed with the Merger. Canaccord Genuity’s opinion was directed to and for the information of the Obalon Board only (in its capacity as such) in connection with its evaluation of the Merger and does not constitute advice or a recommendation to the Obalon Board, any stockholder of Obalon, or any other person as to how the Obalon Board or such stockholder or other person should vote with respect to the Merger or otherwise act on any other matter with respect to the Merger.
For a more complete description, see the section of this joint proxy statement/prospectus captioned “The Merger — Opinion of Obalon’s Financial Advisor — Canaccord Genuity LLC.”
Conditions to Completion of the Merger (See Page 169)
As more fully described in this joint proxy statement/prospectus and as set forth in the Merger Agreement, the consummation of the Merger depends on a number of conditions being satisfied or waived. These conditions include:
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approval of the Obalon Share Issuance Proposal and Obalon Reverse Stock Split Proposal;

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approval of the ReShape Merger Proposal;

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the absence of any adverse law or order promulgated, entered, enforced, enacted, or issued by any government entity that prohibits, restrains, or makes illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

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the effectiveness of a registration statement on Form S-4, which shall include this joint proxy statement/prospectus, under the Securities Act and the absence of any stop order issued by the SEC suspending the use of such registration statement;

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the Obalon Shares to be issued in the Merger being approved for listing on The Nasdaq Capital Market and approval of the Combined Company’s continued listing on The Nasdaq Capital Market;

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subject to certain materiality exceptions, the accuracy of certain representations and warranties of each of Obalon and ReShape contained in the Merger Agreement and the compliance by each party with the covenants contained in the Merger Agreement; and

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the absence of a material adverse effect with respect to each of Obalon and ReShape.

ReShape and Obalon cannot be certain when, or if, the conditions to the Merger Agreement will be satisfied or waived (to the extent waiver is permitted by applicable law), or when or whether the Merger will be consummated.
No Solicitation; Board Recommendations (See Page 164)
Subject to certain exceptions specified in the Merger Agreement, each of Obalon and ReShape and their respective subsidiaries agreed not to directly or indirectly (i) solicit (or take other action reasonably expected to promote) proposals relating to, participate or engage in discussions or negotiations with respect to, or enter into any agreement (other than an acceptable confidentiality agreement pursuant to the Merger Agreement) with respect to an acquisition proposal, or which could reasonably be expected to lead to an acquisition proposal, with respect to itself or (ii) disclose any non-public information or data relating to, or afford access to the properties, books, or records of, itself or any of its subsidiaries to any person that has made an acquisition proposal with respect to it. In addition, each of Obalon and ReShape agreed to terminate any such solicitations, discussions or negotiations upon execution of the Merger Agreement, as well as immediately discontinue access to any data room established by it for such purpose.
If, however, prior to obtaining the approval of its stockholders, Obalon or ReShape receives an unsolicited written acquisition proposal from a third party that constitutes, or that its respective board of directors determines in good faith is reasonably expected to lead to, a superior proposal, then Obalon or ReShape, as applicable, may, subject to certain conditions included in the Merger Agreement, disclose any non-public information relating to, or afford access to the properties, books, or records of, itself or any of its subsidiaries to and participate or engage in discussions or negotiations with that third party with respect to that proposal.
For a more complete description of the prohibition on solicitations of acquisition proposals from third parties, see “The Merger Agreement — No Solicitation; Board Recommendations” beginning on page 164.
Change of Recommendation (See Page 166)
The Merger Agreement generally restricts the ability of the board of directors of each of Obalon and ReShape to withdraw its recommendation that its stockholders approve the transactions contemplated by the Merger Agreement or to propose publicly to recommend, adopt, or approve any acquisition proposal with respect to itself.
However, the board of directors of each of Obalon and ReShape may change its recommendation, prior to obtaining the approval of its respective stockholders, in response to a superior proposal that did not result from a breach of the provisions of the Merger Agreement described under “— No Solicitation”, or an intervening event, if, among other things, such board of directors concludes that a failure to change its recommendation would be a breach of its fiduciary duties to its stockholders and, if requested by the other party, its representatives have negotiated in good faith with the other party for five business days regarding any amendment to the Merger Agreement that would allow the transaction contemplated thereby to be effected.
For a more complete description of the circumstances under which the Obalon board of directors or ReShape board of directors may withdraw its recommendation that its stockholders approve the Merger, see “The Merger Agreement — Change of Recommendation” beginning on page 166.
Termination of the Merger Agreement (See Page 170)
The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written agreement of Obalon and ReShape, as well as under certain other circumstances.
The Merger Agreement may be terminated by either Obalon or ReShape if:

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the other party’s board of directors or any committee thereof (i) makes an adverse recommendation change, (ii) fails to include its recommendation in this joint proxy statement/prospectus or (iii) publicly proposes to make an adverse recommendation change;

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the other party materially breaches the provisions of the Merger Agreement described under “— No Solicitation”; or

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at any time prior to the Effective Time, if any of the other party’s covenants, representations or warranties contained in the Merger Agreement has been breached or any of the other party’s representations and warranties has become untrue, such that any of such party’s conditions to the closing of the Merger described under “The Merger Agreement — Conditions to Completion of the Merger” will not be satisfied, and such breach is (i) incapable of being cured by the other party or (ii) has not been cured within 45 days of receipt by the other party of written notice of such breach describing in reasonable detail such breach.

The Merger Agreement may be terminated by either Obalon or ReShape if, subject to certain conditions being met:
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the required approval of either party’s stockholders contemplated under the Merger Agreement at the respective stockholders’ meeting is not obtained;

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the transactions contemplated by the Merger Agreement violate any order, decree or ruling of any court or governmental body that has become final and non-appealable or if there is a law that makes the transactions contemplated in the Merger Agreement illegal or otherwise prohibited;

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the Merger has not been consummated by the Termination Date; or

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the required approval by Nasdaq of the Nasdaq filings has not been obtained within 30 days of the later of the date of the Obalon Special Meeting and the ReShape Special Meeting, and all other conditions to the completion of the Merger (except for those conditions that by their nature are to be satisfied at the closing of the Merger) have been satisfied.

For a more complete discussion of the circumstances under which the merger agreement may be terminated, see “The Merger Agreement — Termination of the Merger Agreement” beginning on page 170.
Termination Fee (See Page 170)
If the Merger Agreement is terminated (i) by Obalon as a result of ReShape’s breach of its obligations to exercise its reasonable best efforts and take all necessary steps to obtain approval of the Nasdaq Filings or (ii) by Obalon or ReShape because the Nasdaq Filings have not been approved within 30 days of the later of the Obalon Special Meeting and the ReShape Special Meeting, then, subject to certain conditions, Obalon shall be entitled to a fee of $1,000,000, which amount was placed in escrow with a third-party escrow agent by ReShape concurrently with the execution of the Merger Agreement.
Accounting Treatment (See Page 150)
The Merger will be accounted for as a “reverse acquisition” pursuant to which ReShape will be considered the acquiring entity for accounting purposes in accordance with U.S. generally accepted accounting principles. As such, the purchase consideration will be allocated to the fair values of the tangible and identifiable intangible assets with the residual going to goodwill (or bargain purchase if in excess of consideration paid). ReShape’s historical results of operations will replace Obalon’s historical results of operations for all periods prior to the Merger. After completion of the Merger, the results of operations of both companies will be included in the Combined Company’s financial statements. For a more complete discussion of the anticipated accounting treatment of the Merger, see “The Merger — Accounting Treatment” beginning on page 150 of this joint proxy statement/prospectus.
Certain U.S. Federal Income Tax Consequences (See Page 152)
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies, a U.S. Holder (as defined on page 152 of this joint proxy statement/

prospectus) of ReShape Shares generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of ReShape Shares for Obalon Shares in the Merger, except with respect to cash received by ReShape shareholders in lieu of fractional Obalon Shares.
Please review the information set forth in the section entitled “Certain U.S. Federal Income Tax Consequences” for a more complete description of certain U.S. federal income tax consequences of the Merger. Please consult your tax advisors as to the specific tax consequences to you of the Merger.
Interests of ReShape’s Directors and Executive Officers in the Merger (See Page 148)
In considering the recommendation of the ReShape Board, ReShape stockholders should be aware that certain of ReShape’s executive officers and directors have interests in the Merger that may be different from, or in addition to, those of ReShape’s stockholders generally. These interests include, but are not limited to:
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continued service as a director or officer of the Combined Company; and

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continued indemnification in favor of the current and former directors and officers of ReShape.

These interests may present such executive officers and directors with actual or potential conflicts of interest. The ReShape Board was aware of these interests during its deliberations on the merits of the Merger and in deciding to recommend that ReShape stockholders vote for the ReShape Proposals. For additional information on the interests of ReShape’s directors and officers in the Merger, see “The Merger — Interests of ReShape’s Directors and Executive Officers in the Merger” beginning on page 148 of this joint proxy statement/prospectus.
Interests of Obalon’s Directors and Executive Officers in the Merger (See Page 149)
In considering the recommendation of the Obalon Board, Obalon stockholders should be aware that certain of Obalon’s executive officers and directors have interests in the Merger that may be different from, or in addition to, those of Obalon’s stockholders generally. These interests include, but are not limited to:
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the accelerated vesting of outstanding and unvested options to purchase Obalon Shares (“Obalon Options”) in connection with the consummation of the Merger;

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entitlement to change in control bonuses under preexisting retention agreements; and

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continued indemnification in favor of the current and former directors and officers of Obalon, as well as certain obligations related to the maintenance of directors’ and officers’ liability insurance.

These interests may present such executive officers and directors with actual or potential conflicts of interest. The Obalon Board was aware of these interests during its deliberations on the merits of the Merger and in deciding to recommend that Obalon stockholders vote for the Obalon Proposals. For additional information on the interests of Obalon’s directors and officers in the Merger, see “The Merger — Interests of Obalon’s Directors and Executive Officers in the Merger” beginning on page 149 of this joint proxy statement/prospectus.
Appraisal Rights (See Page 156)
Under the DGCL, holders of Obalon Shares are not entitled to exercise any appraisal rights in connection with the Merger or the other transactions contemplated by the Merger Agreement.
If the Merger is completed, ReShape stockholders who have not waived such rights are entitled to appraisal rights under Section 262 of the DGCL, referred to as Section 262, provided that they comply with the conditions established by Section 262. See Annex E.
Comparison of Stockholder Rights (See Page 254)
As a result of the Merger, the holders of ReShape Shares will become holders of Obalon Shares, and their rights will be governed by the DGCL and by the Amended and Restated Certificate of Incorporation of Obalon, as amended (the “Obalon charter”) and Obalon’s Amended and Restated Bylaws (the “Obalon

bylaws”) (instead of the amended and restated certificate of incorporation of ReShape, as amended (the “ReShape charter”) or ReShape’s Amended and Restated Bylaws (the “ReShape bylaws”)). Following the Merger, former ReShape stockholders will have different rights as Obalon stockholders than they had as ReShape stockholders. For additional information on stockholders rights, see “Comparison of Stockholder Rights” beginning on page 254 of this joint proxy statement/prospectus.
Risk Factors (See Page 25)
In deciding how to vote your ReShape Shares or Obalon Shares, you should read carefully this entire joint proxy statement/prospectus, including the annexes and exhibits hereto, and in particular, you should read the “Risk Factors” section beginning on page 25 of this joint proxy statement/prospectus. See also “Where You Can Find More Information” beginning on page 268 of this joint proxy statement/prospectus.

MARKET PRICE AND DIVIDEND INFORMATION
Obalon Shares are currently listed on The Nasdaq Capital Market under the symbol “OBLN.” ReShape Common Stock is currently listed on The OTCQB Market under the symbol “RSLS.”
Obalon Shares
The closing price of Obalon Shares on January 19, 2021, the trading day immediately prior to the public announcement of the Merger on January 20, 2021, as reported on The Nasdaq Capital Market, was $1.61 per share.
Because the market price of Obalon Shares is subject to fluctuation, the market value of Obalon Shares that ReShape stockholders will be entitled to receive in the Merger may increase or decrease.
Assuming the approval of the Nasdaq Filings, following the consummation of the Merger, Obalon anticipates that the Obalon Shares will trade under Obalon’s new name “ReShape Lifesciences Inc.” and the new trading symbol “RSLS” on The Nasdaq Capital Market.
As of April 7, 2021, the record date for the Obalon special meeting, there were approximately 36 holders of record of the Obalon Shares.
ReShape Shares
The closing price of shares of ReShape Common Stock on January 19, 2021, the trading day immediately prior to the public announcement of the Merger on January 20, 2021, as reported on the OTCQB, was $4.00 per share.
As of April 7, 2021, the record date for the ReShape special meeting, there were approximately 19 holders of record of the shares of ReShape Common Stock.
Dividends
Obalon has never declared or paid any cash dividends on the Obalon Shares and does not anticipate paying cash dividends on the Obalon Shares for the foreseeable future. Notwithstanding the foregoing, any determination to pay cash dividends subsequent to the Merger will be at the discretion of the combined organization’s then-current board of directors and will depend upon a number of factors, including the combined organization’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the then-current board of directors deems relevant.
ReShape has never declared or paid any cash dividends on the ReShape Shares. ReShape anticipates that the Combined Company will retain all of its future earnings to advance its product offerings and does not anticipate paying any cash dividends on shares of its common stock in the foreseeable future. Any future determination to declare cash dividends on shares of the Combined Company’s common stock will be made at the discretion of its board of directors, subject to applicable law and contractual restrictions and will depend on its financial condition, results of operations, capital requirements, general business conditions and other factors that its board of directors may deem relevant.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements” of this joint proxy statement/prospectus, Obalon stockholders should carefully consider the following risks in deciding whether to vote for the approval of the Obalon Proposals, and ReShape stockholders should carefully consider the following risks in deciding whether to vote for the approval of the ReShape Proposals. Descriptions of some of these risks can be found in the Annual Report for Obalon on Form 10-K for the year ended December 31, 2020 and the Annual Report for ReShape on Form 10-K for the period ended December 31, 2020, and any amendments thereto, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and other filings with the SEC from time to time. You should read carefully this entire joint proxy statement/prospectus and its annexes and exhibits and the other documents incorporated by reference into this joint proxy statement/prospectus. See also “Where You Can Find More Information” beginning on page 268, respectively, of this joint proxy statement/prospectus.
Summary of Risk Factors
Risks Related to the Merger
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Fluctuations in the market price of Obalon Shares will affect the value of the Merger Consideration.

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The Merger may not be consummated unless important conditions are satisfied or waived and there can be no assurance that the Merger will be consummated.

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Although an application has been filed to list the Obalon Shares on The Nasdaq Capital Market, there can be no assurance that the common stock will be so listed or, if listed, that the Combined Company will be able to comply with the continued listing standards.

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The pendency of the Merger could materially adversely affect the business, financial condition, results of operations or cash flows of ReShape or Obalon.

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Following the consummation of the Merger, the composition of the board of directors and management of the Combined Company will be comprised of the current board of directors and management of ReShape, no Obalon employees will continue with the Combined Company and Obalon’s current stockholders will not have a majority ownership and voting interest in the Combined Company, each of which may affect the strategy and operations of the Combined Company.

Risks Related to the Business of the Combined Company
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Combining the two companies may be more difficult, costly or time consuming than expected, and Obalon and ReShape may not realize all of the anticipated benefits of the Merger.

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Both Obalon and ReShape have operated with a loss and negative cash flows for the entirety of their existence and it is expected the Combined Company will have to raise significant capital in the future that could be dilutive to stockholders of the Combined Company.

Risks Related to ReShape
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The ReShape Vest product is in the early stages of clinical evaluation. If the clinical trial is not successfully completed or any required regulatory approvals are not obtained, the ReShape Vest may not be commercialized and ReShape’s business prospects may suffer.

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The shares of series C convertible preferred stock issued in connection with ReShape’s acquisition of ReShape Medical have certain rights and preferences senior to ReShape’s common stock, including a liquidation preference that is senior to ReShape’s common stock.

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ReShape is a medical device company with a limited history of operations and sales and cannot assure you that it will ever generate substantial revenue or be profitable.

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During the second quarter of 2019 ReShape recorded a non-cash indefinite-lived intangible assets impairment loss, which significantly impacted its results of operations, and it may be exposed to additional impairment losses that could be material.

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ReShape will need substantial additional funding and may be unable to raise capital when needed, which would force it to delay, reduce or eliminate its product development programs or liquidate some or all of its assets.

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ReShape’s efforts to increase revenue from its Lap-Band system and ReShapeCare, and commercialize the ReShape Vest, Diabetes Bloc-Stim Neuromodulation and expanded line of bariatric surgical accessories may not succeed or may encounter delays which could significantly harm ReShape’s ability to generate revenue.

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ReShape may not be able to obtain required regulatory approvals for the ReShape Vest and/or Diabetes Bloc-Stim Neuromodulation in a cost-effective manner or at all, which could adversely affect its business and operating results.

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If ReShape is unable to obtain or maintain intellectual property rights relating to its technology and neuroblocking therapy, the commercial value of its technology and any future products will be adversely affected and its competitive position will be harmed.

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ReShape’s common stock trades on an over-the-counter market.

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ReShape has a significant number of outstanding warrants, which may cause significant dilution to its stockholders, have a material adverse impact on the market price of its common stock and make it more difficult for it to raise funds through future equity offerings.

Risks Related to Obalon
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Obalon has suspended or terminated essentially all of its commercial efforts, shut down its manufacturing operations and terminated nearly all of its employees, and Obalon cannot assure you when, if ever, these efforts will recommence.

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If Obalon is unable to complete the Merger with ReShape and, in the alternative unable to secure additional financing on favorable terms, or at all, Obalon could be forced to sell all or portions of its business, liquidate all or some of its assets or seek bankruptcy protection to protect stakeholder value.

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Obalon has temporarily ceased its efforts to seek third-party reimbursement and is focused primarily on the successful close of the Merger with ReShape. If the Merger does not close and Obalon is able to continue to operate as a standalone company, Obalon’s strategy to attain coverage and reimbursement by third-party payors may not be successful and will subject it to new risks, some of which Obalon may not yet have identified.

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If Obalon is unable to reestablish commercial operations, including sales, marketing, manufacturing and distribution capabilities, whether after the completion of the Merger with ReShape, on its own or in collaboration with third parties, Obalon may not be successful in commercializing its products.

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Obalon has limited operating experience and a history of net losses, and Obalon recently discontinued all of its commercial operations.

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Obalon’s business is entirely dependent on sales of the Obalon Balloon System, which Obalon is currently not manufacturing, marketing or selling.

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Physicians have been slow to adopt and use intragastric balloons, and adverse events or other negative developments involving other companies’ intragastric balloons or other obesity treatments in the past or future may further slow patient adoption and negatively impact Obalon’s financial performance and strategic options, and this could continue into the future.

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Obalon depends on third-party suppliers, including single source suppliers, and Obalon has not ordered from those suppliers in approximately one year and they may not be willing or able to reinitiate supply of key materials and components to Obalon.

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Obalon has dramatically reduced its senior management team to only two full-time employees and Obalon cannot assure you that it has or would be able to attract sufficient resources to manage its current operations or restart commercialization of the Obalon Balloon System.

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The FDA and other regulatory agencies actively enforce the laws and regulations governing the development, approval and commercialization of medical devices. If Obalon is found to have failed to comply with these laws and regulations, Obalon may become subject to significant liability.

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Risks related to Obalon’s intellectual property could materially adversely impact its business, competitive position, financial condition, and results of operations.

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If Obalon fails to meet all applicable Nasdaq Global Capital Market requirements, Nasdaq could delist Obalon’s common stock, which could adversely affect the market liquidity of its common stock and the market price of its common stock could decrease.

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Current and future litigation could have a material adverse effect on Obalon’s business and results of operations.

Risks Related to the Merger
Fluctuations in the market price of Obalon Shares will affect the value of the Merger Consideration.
At the Effective Time, each ReShape Share (other than shares held by Obalon, Merger Sub, any wholly-owned subsidiary of Obalon or ReShape, or by ReShape as treasury shares, which will be canceled and retired and cease to exist) will be converted into the right to receive a number of Obalon Shares, according to a ratio determined as of the Determination Date that will result in the holders of such ReShape Shares owning 51% of the outstanding Combined Company Shares immediately after the effective time of the Merger. Based on the number of shares outstanding as of April 7, 2021, the Exchange Ratio would be equal to 1.6911 Obalon Shares for each share of ReShape Common Stock outstanding or underlying the ReShape Series B Preferred Stock, Series C Preferred Stock or warrants, without giving effect to the proposed reverse stock split of Obalon Shares described in this joint proxy statement/prospectus. However, that estimated Exchange Ratio is not final and is subject adjustment based on the actual shares outstanding as of the Determination Date.
Because the exact number of Obalon Shares that will be issued in exchange for each ReShape Share will not be determined until a later date, the market value of the Merger Consideration that ReShape stockholders will receive will depend both on the number of Obalon Shares to be issued and the price per Obalon Share at the Effective Time. The exact number of Obalon Shares to be issued and the market price per Obalon Share will not be known at the time of the ReShape Special Meeting or the Obalon Special Meeting and may be less or more than the current market price or the market price at the time of the stockholder meetings.
Based on the closing price per share of Obalon Shares on The Nasdaq Capital Market on April  7, 2021 of $2.81, the date on which the assumed Exchange Ratio of 1.6911 Obalon Shares for each ReShape Share was calculated for purposes of this joint proxy statement/prospectus, the estimated value of each ReShape Share in the Merger would be approximately $4.75. The exact dollar value of the Obalon Shares that the Obalon stockholders and the ReShape stockholders will hold upon consummation of the Merger will not be known at the time of the Obalon Special Meeting or the ReShape Special Meeting and may be greater than, the same as or less than the current market prices of Obalon Shares at the time of the Obalon Special Meeting or the ReShape Special Meeting. The market price of the Obalon Shares is subject to general price fluctuations in the market for publicly traded equity securities and has experienced volatility in the past and may vary significantly from the dates of the Obalon Special Meeting and the ReShape Special Meeting. As a result of these fluctuations, the value of the Merger Consideration will also vary. For example, based on the range of closing prices of Obalon Shares during the period from January 19, 2021, the last trading day before public announcement of the Merger, through April  7, 2021, of $1.61 to $8.28, the assumed Exchange Ratio represented a value ranging from a low of $2.72 to a high of $14.00 for each ReShape Share.
Stock price changes may result from a variety of factors, including general market, industry and economic conditions, changes in the respective businesses, operations and prospects of ReShape and Obalon, regulatory considerations, results of the ReShape Special Meeting and the Obalon Special Meeting, announcements with respect to the Merger or any of the foregoing, and other factors beyond the control of ReShape or Obalon. You should obtain current market price quotations for ReShape Shares and for

Obalon Shares, but as indicated above, the prices at the time the Merger is consummated may be greater than, the same as or less than such price quotations.
The Merger may not be consummated unless important conditions are satisfied or waived and there can be no assurance that the Merger will be consummated.
The Merger Agreement contains a number of conditions that must be satisfied or waived (to the extent permitted by applicable law) to consummate the Merger. Those conditions include, among others:
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approval of the Obalon Share Issuance Proposal and Obalon Reverse Stock Split Proposal by the Obalon stockholders;

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approval of the ReShape Merger Proposal by the ReShape stockholders;

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the absence of any adverse law or order promulgated, entered, enforced, enacted, or issued by any government entity that prohibits, restrains, or makes illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

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the effectiveness of a registration statement on Form S-4, which shall include this joint proxy statement/prospectus, under the Securities Act and the absence of any stop order issued by the SEC suspending the use of such registration statement;

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the Obalon Shares to be issued in the Merger being approved for listing on The Nasdaq Capital Market and approval of the Combined Company’s continued listing on The Nasdaq Capital Market (certain risks related to obtaining such approvals are described below);

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subject to certain materiality exceptions, the accuracy of certain representations and warranties of each of Obalon and ReShape contained in the Merger Agreement and the compliance by each party with the covenants contained in the Merger Agreement; and

•
the absence of a material adverse effect with respect to each of Obalon and ReShape.

These conditions to the consummation of the Merger may not be satisfied or waived (to the extent permitted by applicable law) and, as a result, the Merger may not be consummated at the time expected, or at all. For additional information regarding the conditions to the Merger, see “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 169 of this joint proxy statement/prospectus.
In addition, ReShape or Obalon may elect to terminate the Merger Agreement in certain other circumstances. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 170 of this joint proxy statement/prospectus.
Although an application has been filed to list the Obalon Shares on The Nasdaq Capital Market, there can be no assurance that the common stock will be so listed or, if listed, that the Combined Company will be able to comply with the continued listing standards.
Nasdaq has determined that the proposed transaction constitutes a business combination that results in a change of control pursuant to its listing rules. Accordingly, the Combined Company will be required to satisfy all of Nasdaq’s initial listing criteria and to complete Nasdaq’s initial listing process in order for the Obalon Shares to be listed on Nasdaq. An application to list the Obalon Shares on The Nasdaq Capital Market upon consummation of the Merger has been filed as required by The Nasdaq Capital Market. Since Obalon went public in 2016, it has twice fallen below Nasdaq’s minimum required level for stockholder equity and minimum bid price requirement. Obalon was downlisted in November 2020 from Nasdaq’s Global Market to its Capital Market though it is currently in compliance with the continued listing standards of the Nasdaq Capital Market.
Nasdaq’s approval of the listing application is a condition to the closing of the Merger and while ReShape and Obalon can each terminate the Merger Agreement if the condition is not satisfied (in which case, a $1 million termination fee may be payable to Obalon by ReShape), the parties can also each choose to waive the condition and consummate the Merger without Nasdaq’s approval of the listing application. In the event ReShape and Obalon waive that condition and consummate the Merger without Nasdaq’s approval of the listing application, the Combined Company would not be listed on The Nasdaq Capital Market.
In addition, if after listing, The Nasdaq Capital Market delists the Obalon Shares from trading on its exchange for failure to meet the continued listing standards, the Combined Company and its stockholders could face significant material adverse consequences including:
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a limited availability of market quotations for its securities;

•
a determination that its common stock is a “penny stock” which will require brokers trading in its common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for its common stock;

•
a limited amount of analyst coverage; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

The Merger Agreement contains provisions that could discourage a potential competing acquirer of either ReShape or Obalon.
The Merger Agreement contains “no shop” provisions that restrict each of Obalon’s and ReShape’s ability to solicit, initiate or knowingly encourage and induce, or take any other action designed to facilitate competing third-party proposals relating to a merger, reorganization or consolidation of the company or an acquisition of the company’s stock or assets. In addition, the other party generally has an opportunity to offer to modify the terms of the Merger in response to any competing acquisition proposals before the board of directors of the company that has received a third-party proposal may withdraw or qualify its recommendation with respect to the Merger.
The Merger Agreement does not permit either Obalon or ReShape to terminate the Merger Agreement in order to pursue a superior proposal. These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of Obalon or ReShape from considering or proposing an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the Merger.
See “The Merger Agreement — No Solicitation; Board Recommendations” and “The Merger Agreement — Termination of the Merger Agreement” beginning on pages 164 and 170, respectively, of this joint proxy statement/prospectus.
The pendency of the Merger could materially adversely affect the business, financial condition, results of operations or cash flows of ReShape or Obalon.
The announcement and pendency of the Merger could disrupt ReShape’s or Obalon’s businesses, in any of the following ways, among others:
•
ReShape’s employees may experience uncertainty about their future roles with the Combined Company, which might adversely affect each company’s ability to retain and hire key managers and other employees;

•
the attention of ReShape management or Obalon management may be directed toward completion of the Merger, integration planning and transaction-related considerations and may be diverted from the company’s day-to-day business operations and, following the completion of the Merger, the attention of the Combined Company’s management may also be diverted to such matters;

•
vendors, suppliers, business partners or others may seek to modify or terminate their business relationship with ReShape or Obalon or the Combined Company following completion of the Merger;

•
ReShape or Obalon, or the Combined Company following completion of the Merger, and their respective directors could become subject to lawsuits relating to the Merger; and

•
ReShape or Obalon may experience negative reactions from their stockholders and the medical community, among others.

These disruptions could be exacerbated by a delay in the completion of the Merger or termination of the Merger Agreement. Additionally, if the Merger is not consummated, each company will have incurred significant costs and diverted the time and attention of management. A failure to consummate the Merger may also result in negative publicity, reputational harm, litigation against ReShape or Obalon or their respective directors and officers, and a negative impression of the companies in the financial markets. The occurrence of any of these events individually or in combination could have a material adverse effect on either or both companies’ financial statements and stock price.
In addition, the Merger Agreement restricts Obalon and ReShape from taking certain actions until the Effective Time without the consent of the other party, including, among others: the payment of dividends; the issuance of equity (including certain equity incentive awards); certain increases to employee compensation and benefits; capital expenditures; the incurrence of indebtedness; acquisitions and divestitures; and the entry into or amending certain material contracts. Obalon and ReShape are required to conduct business in the ordinary course consistent with past practice. The restrictive covenants, which are subject to various specific exceptions, may prevent Obalon or ReShape from pursuing attractive business opportunities that may arise prior to the consummation of the Merger. Although Obalon and ReShape may be able to pursue such activities with the other company’s consent, the other company may not be willing to provide its consent. For a description of the restrictive covenants applicable to Obalon and ReShape, see “The Merger Agreement — Covenants; Conduct of Business Prior to the Merger” beginning on page 163 of this joint proxy statement/prospectus.
ReShape directors and executive officers and Obalon directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of ReShape stockholders and Obalon stockholders.
Certain of the directors and executive officers of ReShape and certain of the directors and executive officers of Obalon negotiated the terms of the Merger Agreement and these individuals have interests in the Merger that may be different from, or in addition to, those of ReShape stockholders and Obalon stockholders, respectively. These interests include, but are not limited to, the continued service of certain of these ReShape individuals as directors and executive officers of Obalon after the date of the consummation of the Merger (the “Closing Date”), certain other compensation arrangements with the Obalon directors and executive officers, and provisions in the Merger Agreement regarding continued indemnification of and advancement of expenses of the directors and executive officers of ReShape and Obalon. ReShape stockholders and Obalon stockholders should be aware of these interests when they consider their respective Boards of Directors’ recommendations that they vote in favor of the Merger-related proposals.
The members of the ReShape Board were aware of and considered these interests relating to ReShape, among other matters, in evaluating the Merger Agreement and the Merger, and in recommending that ReShape stockholders approve the ReShape Proposals. The interests of ReShape directors and executive officers are described under “The Merger — Interests of ReShape’s Directors and Executive Officers in the Merger” beginning on page 148 of this joint proxy statement/prospectus.
The members of the Obalon Board were aware of and considered these interests relating to Obalon, among other matters, in evaluating the Merger Agreement and the Merger, and in recommending that Obalon stockholders approve the Obalon Proposals. The interests of Obalon directors and executive officers are described in more detail under “The Merger — Interests of Obalon’s Directors and Executive Officers in the Merger” beginning on page 149 of this joint proxy statement/prospectus.
Following the consummation of the Merger, the composition of the board of directors and management of the Combined Company will be comprised of the current board of directors and management of ReShape and Obalon’s current stockholders will not have a majority ownership and voting interest in the Combined Company, which may affect the strategy and operations of the Combined Company.
Pursuant to the Merger Agreement, following the consummation of the Merger, the board of directors of the Combined Company will consist of the five current members of the board of directors of ReShape: Dan W. Gladney, Barton P. Bandy, Arda M. Minocherhomjee, Ph.D., Lori C. McDougal and Gary D. Blackford. Mr. Gladney will serve as the chair and Mr. Blackford will serve as lead director of the board of directors.

No current Obalon directors, officers or employees are expected to continue with the Combined Company and therefore will not be able to transfer knowledge or operational capability of Obalon products, systems and operations to the directors, officers, or employees of the Combined Company.
As of the effective time, the members of the Combined Company’s board of directors will be allocated among three classes of directors as follows:
•
Class II will consist of Gary D. Blackford and Arda M. Minocherhomjee, Ph.D. and will be up for re-election in 2021;

•
Class III will consist of Barton P. Bandy and will be up for re-election in 2022; and

•
Class I will consist of Dan W. Gladney and Lori C. McDougal and will be up for re-election in 2023.

At the Effective Time, Obalon will take all necessary action to cause Mr. Bandy, the current Chief Executive Officer of ReShape, to be Chief Executive Officer of the Combined Company and to cause Thomas Stankovich, the current Chief Financial Officer of ReShape, to be the Chief Executive Officer of the Combined Company. If any director or officer designee of ReShape becomes unable or unwilling to serve, then a replacement for such designee will be determined by ReShape.
This composition of the Combined Board may affect the Combined Company’s business strategy and operating decisions following the consummation of the Merger, as compared to the board of directors of Obalon prior to the Merger. In addition, immediately following completion of the Merger and the issuance of the Obalon Shares to the ReShape stockholders at the Effective Time, Obalon’s current stockholders in the aggregate will not have a majority ownership and voting interest in the Combined Company, which may result in Obalon stockholders having less influence on the Combined Company’s management and policies. Immediately following completion of the Merger, Obalon’s stockholders and ReShape’s stockholders are expected to own 49% and 51%, respectively, of the Combined Company’s outstanding shares. As a result, current Obalon stockholders may have less influence on the Combined Company’s management and policies than they currently have.
The opinions of ReShape’s and Obalon’s financial advisors do not reflect changes in circumstances that may have occurred or that may occur between the signing of the Merger Agreement and the consummation of the Merger.
The opinion rendered to the ReShape Board by Maxim Group, and the opinion rendered to the Obalon Board by Canaccord Genuity, were provided in connection with, and at the time of, the ReShape and Obalon Boards’ respective evaluations of the Merger. These opinions were based on the respective financial analyses performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to them, as of the date of their respective opinions, which may have changed, or may change, after the date of the opinions. Except for the correction to the computational error in the ReShape discounted cash flow analysis that is described in this joint proxy statement/prospectus, neither the ReShape Board nor the Obalon Board has obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus or as of any other date, nor does either expect to receive updated, revised or reaffirmed opinions prior to the consummation of the Merger. Changes in the operations and prospects of ReShape or Obalon, general market and economic conditions and other factors that may be beyond the control of ReShape or Obalon, and which changes were not taken into account by ReShape’s and Obalon’s financial advisors in rendering their respective opinions, may significantly alter the value of ReShape or Obalon or the prices of ReShape Shares or Obalon Shares by the time the Merger is consummated. The opinions do not speak as of the time the Merger will be consummated or as of any date other than the date of such opinions. Because there are no plans for ReShape’s and Obalon’s financial advisors to update their opinions, the opinions do not address the fairness of the Exchange Ratio or the Merger Consideration, as applicable, from a financial point of view, at any time other than the time such opinions were issued, even though the ReShape Board’s recommendation that ReShape stockholders vote “FOR” the ReShape Proposals and the Obalon Board’s recommendation that Obalon stockholders vote “FOR” the Obalon Proposals are made as of the date of this joint proxy statement/prospectus. For a description of the opinions that the ReShape Board and the Obalon Board received from their respective financial advisors, see “The Merger — Opinion of ReShape’s Financial

Advisor — Maxim Group LLC,” and “The Merger — Opinion of Obalon’s Financial Advisor — Canaccord Genuity LLC” beginning on pages 130 and 140, respectively, of this joint proxy statement/prospectus.
Failure to consummate the Merger could negatively impact respective future stock prices, operations and financial results of ReShape and Obalon.
If the Merger is not consummated for any reason, ReShape and Obalon may be subjected to a number of material risks, including the following:
•
a decline in the market prices of the shares of ReShape Common Stock or Obalon Shares to the extent that their current market prices reflect a market assumption that the Merger will be consummated and will be beneficial to the value of the business of Obalon after the Closing Date;

•
having to pay certain costs related to the proposed Merger, such as legal, accounting, financial advisory, printing and mailing fees, which must be paid regardless of whether the Merger is consummated;

•
addressing the consequences of operational decisions made since the signing of the Merger Agreement, including because of restrictions on ReShape’s or Obalon’s operations imposed by the terms of the Merger Agreement and decisions to delay or defer capital expenditures;

•
returning the focus of management and personnel to operating ReShape or Obalon, as applicable, on a standalone basis, without any of the benefits expected to have been provided by the consummation of the Merger; and

•
negative reactions from their respective stockholders, suppliers, employees, patients enrolled in our studies and the medical community.

In addition to the above risks, ReShape may be required, under certain circumstances, to pay to Obalon a termination fee of $1.0 million, which may materially adversely affect ReShape’s financial condition. The business of ReShape or Obalon may be adversely impacted by the failure to pursue other beneficial opportunities due to the focus of ReShape and Obalon management on the Merger. A failure to consummate the Merger may also result in negative publicity, reputational harm, litigation against ReShape or Obalon or their respective directors and officers, and a negative impression of the companies in the financial markets.
If the Merger is not consummated, we cannot assure the Obalon stockholders or the ReShape stockholders that these risks will not materialize and will not materially adversely affect the business, financial results and stock price of the respective companies.
Financial projections regarding ReShape may not prove accurate.
In connection with the Merger, ReShape prepared and considered internal financial forecasts for ReShape. These financial projections are based on several assumptions, including regarding future operating cash flows, expenditures and income of ReShape, including benefits to be realized from the Merger. These financial projections were not prepared with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, within projected timeframes or at all. The failure of ReShape to achieve projected results could have a material adverse effect on the price of the Obalon Shares, the Combined Company’s financial position after the Closing Date, and the Combined Company’s ability to pay dividends, and/or pay dividends at or above the rate currently paid by Obalon or ReShape, following the consummation of the Merger.
The Merger may disrupt attention of ReShape management and Obalon management from ongoing business operations.
Each of ReShape and Obalon has expended, and expects to continue to expend, significant management resources to consummate the Merger. The attention of each company’s management may be diverted away from the day-to-day operations of the businesses of ReShape and Obalon, respectively, including implementing initiatives to improve performance, execution of existing business plans and pursuing other beneficial opportunities, in an effort to consummate the Merger. This diversion of management resources could disrupt ReShape’s or Obalon’s operations and may have an adverse effect on the respective businesses, financial conditions, results of operations and cash flows of the two companies or the Combined Company after the Closing Date.
The market price for Obalon Shares following completion of the Merger will continue to fluctuate and may be affected by factors different from those that historically have affected Obalon Shares and ReShape Shares.
Following the completion of the Merger, Obalon stockholders and ReShape stockholders will be stockholders in the Combined Company. ReShape’s business differs in important respects from that of Obalon and the Combined Company’s business will differ from that of Obalon and ReShape prior to the completion of the Merger. Accordingly, the results of operations of the Combined Company and the market price of Obalon Shares after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of Obalon and ReShape. This joint proxy statement/prospectus describes the businesses of ReShape and Obalon and also describes important factors to consider in connection with those businesses and the business of the Combined Company.
Risks Related to the Business of the Combined Company After the Merger
Combining the two companies may be more difficult, costly or time consuming than expected, and Obalon may not realize all of the anticipated benefits of the Merger.
ReShape and Obalon have operated and, until the consummation of the Merger, will continue to operate, independently. The success of the Merger will depend on, among other things, the Combined Company’s ability to integrate the businesses of ReShape and Obalon in a timely fashion. Additionally, the Combined Company may not be able to successfully achieve the level of cost savings, revenue enhancements and synergies that it expects. If the Combined Company is not able to successfully achieve these objectives, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected. In addition, failure to successfully integrate the businesses in the expected timeframe may adversely affect the Combined Company’s business, financial condition, results of operations or cash flows.
In addition, the combined operation of two businesses may be a complex, costly and time-consuming process. The difficulties of combining the operations of the companies include, among others:
•
none of Obalon’s directors, officers or employees are expected to continue with the Combined Company and none of them will be available to transfer operational knowledge of Obalon, especially the manufacturing of the Obalon products, to the new management team;

•
the diversion of management attention to integration matters;

•
difficulties in integrating functions, personnel and systems;

•
difficulties in assimilating employees and in attracting and retaining key personnel;

•
difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the combination;

•
challenges of managing a larger Combined Company following the Merger, including challenges of conforming standards, controls, procedures and accounting and other policies and compensation structures;

•
declines in Obalon’s results of operations, financial condition or cash flows;

•
a decline in the market price of Obalon Shares;

•
contingent liabilities that are larger than expected;

•
potential unknown liabilities, adverse consequences and unforeseen increased expenses associated with the Merger;

•
disruption of existing relationships, patients, doctors, business partners, and other constituencies; and

•
the disruption of, or the loss of momentum in, ongoing research and development, including ongoing clinical trials.

Many of these factors are outside the control of ReShape and Obalon, and any one of them could result in increased costs, decreased expected revenues and diversion of management time and energy, which could materially impact the business, financial condition, results of operations and cash flows of the Combined Company. These factors could cause dilution to the earnings per share of the Combined Company, decrease or delay the expected benefits of the Merger and negatively impact the price of Obalon Shares. As a result, it cannot be assured that the Combined Company will realize the full benefits anticipated from the Merger within the anticipated time frames, or at all.
In addition, following the Merger, Obalon will become responsible for ReShape’s liabilities and obligations, including with respect to legal, financial, regulatory, and compliance matters. These obligations will result in additional cost and investment by Obalon and, if Obalon has underestimated the amount of these costs and investments or if Obalon fails to satisfy any such obligations, Obalon may not realize the anticipated benefits of the Merger. Further, it is possible that there may be unknown, contingent or other liabilities or problems that may arise in the future, the existence and/or magnitude of which Obalon was previously unaware. Any such liabilities or problems could have an adverse effect on the Combined Company’s business, financial condition, results of operations or cash flows.
Even if the Merger is successfully consummated and the businesses integrated, there can be no assurance that the Merger will result in the realization of the full benefit of the anticipated synergies and cost savings or that these benefits will be realized within the expected time frames or at all. Difficulties in integrating the businesses could harm the reputation of the Combined Company. In addition, by engaging in the Merger, Obalon and ReShape may forego or delay pursuit of other opportunities that may have proven to have greater commercial potential.
Armistice, ReShape’s current largest stockholder, may have significant influence over the Combined Company following the Merger and may cause the Combined Company to take actions that may not be, or refrain from taking actions that may be, in the Combined Company’s best interest or the best interest of its other stockholders.
Armistice is the owner of approximately 86.4% of the outstanding shares of ReShape Common Stock as of the record date for the ReShape Special Meeting and the owner of approximately 10.4% of the outstanding Obalon Shares as of the record date for the Obalon Special Meeting. Based on the assumed Exchange Ratio, as of the Record Date, Armistice would be the holder of approximately 49.5% of the Combined Company Shares immediately after the Merger. In addition, as of the Record Date. Armistice holds warrants to purchase 12,650,000 shares of ReShape Common Stock, with exercise prices ranging from $2.64 to $6.00 per share. Therefore, after consummation of the Merger, Armistice is expected to be the beneficial owner of approximately 49.5% of outstanding shares of the Combined Company and approximately 75.3% of the shares of the Combined Company on a fully-diluted basis, assuming the exercise of all of its warrants. Armistice, through its equity interests, may have significant influence over matters submitted to stockholders of the Combined Company for approval and other corporate actions, such as:
•
the election of directors;

•
the timing and manner in which the Combined Company raises additional funds;

•
the timing and manner of dividend distributions;

•
the approval of contracts between the Combined Company and Armistice or its respective affiliates, if any, which could involve conflicts of interest;

•
open market purchase programs or other purchases of Obalon Shares;

•
to delay, defer or prevent a change in who controls the Combined Company; and

•
other matters that may adversely affect the market price of Obalon Shares.

Moreover, because large stockholders have potential power to direct or influence the Combined Company’s corporate actions, the Combined Company may be required to engage in transactions that may not be agreeable to or in the best interest of its other stockholders.

ReShape and Obalon will incur substantial direct and indirect costs as a result of the Merger and the Combined Company will incur substantial direct and indirect costs in connection with combining the business of ReShape and Obalon following the Merger.
ReShape and Obalon will incur substantial expenses in connection with and as a result of consummating the Merger, and over a period of time following the consummation of the Merger, Obalon also expects to incur substantial expenses as a Combined Company in connection with coordinating and, in certain cases, combining the businesses, operations, policies and procedures of ReShape and Obalon. A portion of the transaction costs related to the Merger will be incurred regardless of whether the Merger is consummated. While ReShape and Obalon have assumed that a certain level of transaction expenses will be incurred, factors beyond ReShape’s and Obalon’s control could affect the total amount or the timing of these expenses. Although many of the expenses that will be incurred, by their nature, are difficult to estimate accurately, the current estimate of the aggregate cash expenses that will be incurred by ReShape and Obalon is approximately $5.4 million, which is subject to change. These expenses may exceed the costs historically borne by ReShape and Obalon. These expenses could adversely affect the financial condition, results of operations and cash flows of the Combined Company following the consummation of the Merger.
Obalon’s actual financial position and results of operations after the Merger as a Combined Company may differ materially from the unaudited pro forma financial information included in this joint proxy statement/prospectus.
The unaudited pro forma financial information included in this joint proxy statement/prospectus is presented for informational purposes only and may not be an indication of what Obalon’s financial position or results of operations would have been had the Merger been consummated on the dates indicated. The unaudited pro forma financial information has been derived from the audited and unaudited historical financial statements of Obalon and ReShape and certain adjustments and assumptions regarding Obalon after giving effect to the Merger. The assets and liabilities of ReShape have been measured at fair value based on various preliminary estimates using assumptions that Obalon and ReShape management believes are reasonable, utilizing information currently available. These fair value measurements can be highly subjective and the reasonable application of measurement principles may result in a range of alternative estimates using the same facts and circumstances. These estimates, which require extensive use of accounting estimates and management judgment, may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the unaudited pro forma financial information and the final acquisition accounting will occur and could have a material impact on the unaudited pro forma financial information and the Combined Company’s financial position and future results of operations.
Furthermore, during the preparation of the unaudited pro forma condensed combined financial statements, Obalon was aware of one material difference between Obalon’s accounting policies and the accounting policies of ReShape related to revenue recognition. As further described in Note 3, Obalon adopted ASC 606 using the full retrospective transition method, whereas ReShape adopted ASC 606 using the modified retrospective method. Following the Merger, the Combined Company will conduct a more detailed review of ReShape’s accounting policies in an effort to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to Obalon’s accounting policies and classifications. As a result of that review, the Combined Company may identify other differences among the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements contained in this joint proxy statement/prospectus.
In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect the Combined Company’s financial condition or results of operations following the consummation of the Merger. Any material variance from the pro forma financial information may cause significant variations in the market price of the Obalon Shares. See “Obalon and ReShape Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 269 of this joint proxy statement/prospectus.

Sales of Obalon Shares after the completion of the Merger may cause the market price of Obalon Shares to fall.
ReShape stockholders may decide not to hold the Obalon Shares they receive in the Merger and other ReShape stockholders, such as funds with limitations on the amount of stock they are permitted hold in individual issuers, may be required to sell Obalon Shares that they receive in the Merger. Such sales, or market perception of such sales, of Obalon Shares could result in higher than average trading volume following the closing of the Merger and may cause the market price for Obalon Shares to decline. Such sales may take place promptly following the Merger or at other times in the future. There is no lock-up in place that would prevent institutional or larger stockholders from selling some or all of their Obalon Shares after the close of the transaction.
The Merger will be dilutive to Obalon’s earnings per share.
Because Obalon Shares will be issued in connection with the Merger, the Merger will be dilutive to Obalon’s earnings per share. Future events and conditions could increase the dilution that is currently projected, including adverse changes in market conditions, additional transaction and integration-related costs and other factors such as the failure to realize some or all of the benefits anticipated in the Merger. Any dilution of, or delay of any accretion to, Obalon’s earnings per share could cause the price of Obalon’s Shares to decline or grow at a reduced rate.
Obalon is expected to record goodwill and other intangible assets as a result of the Merger, and such goodwill and other intangible assets could become impaired in the future.
The Merger will be accounted for as a “reverse acquisition” pursuant to which ReShape will be considered the acquiring entity for accounting purposes in accordance with U.S. generally accepted accounting principles. As such, the purchase consideration will be allocated to the fair values of the tangible and identifiable intangible assets with the residual going to goodwill (or bargain purchase if in excess of consideration paid). ReShape’s historical results of operations will replace Obalon’s historical results of operations for all periods prior to the Merger. After completion of the Merger, the results of operations of both companies will be included in the Combined Company’s financial statements. This means that the total purchase price will be allocated to Obalon’s tangible and identifiable intangible assets and liabilities based on their estimated relative fair market values at the date of the completion of the Merger. Final valuations of property, plant and equipment, and intangible and other assets have not yet been completed as management is still reviewing the existence, characteristics and useful lives of Obalon’s intangible assets. The completion of the valuation work could result in significantly different amortization expenses and balance sheet classifications. Obalon currently estimates that the Merger will add approximately $40.7 million of goodwill and other intangible assets.
In accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Combined Company will be required to periodically assess these assets to determine if they are impaired. To the extent goodwill or other intangible assets become impaired, the Combined Company may be required to incur material charges relating to such impairment. Such a potential impairment charge could have a material impact on future operating results and statements of financial position of the Combined Company.
If third parties threaten to terminate, terminate or alter existing contracts or relationships with Obalon or ReShape, Obalon’s and ReShape’s respective businesses may be materially harmed.
ReShape has contracts with customers, suppliers, vendors, landlords, licensors and other business partners which may require ReShape to obtain consents from these other parties in connection with the Merger. If these consents cannot be obtained, the Combined Company may suffer a loss of potential future revenues and may lose rights that are material to the business of the Combined Company. In addition, third parties with whom Obalon or ReShape currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the Merger. Any such disruptions could limit the Combined Company’s ability to achieve the anticipated benefits of the Merger. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the Merger or the termination of the Merger Agreement.

No Obalon directors, officers or employees are expected to continue with the Combined Company which could hinder the ability to transfer the Obalon technology, restart manufacturing operations and maintain FDA regulatory compliance for the Obalon Balloon System and negatively impact our results of operations.
The success of the Obalon Balloon System largely depends upon the services of Obalon’s executive management team, which was reduced in 2020 to Andy Rasdal, Obalon’s President and Chief Executive Officer, and Nooshin Hussainy, Obalon’s Chief Financial Officer. Following the consummation of the Merger, neither Mr. Rasdal nor Ms. Hussainy will continue with the Combined Company, nor will any members of the Obalon Board.
In order to restart manufacturing of the Obalon Balloon System, the Combined Company will have to hire and train new personnel to appropriately perform manufacturing operations that meet required performance specifications and maintain quality system and regulatory compliance related to the Obalon Balloon System without the knowledge and expertise of the Obalon management team, including completing two FDA-mandated post-approval studies which were halted due to the effects of COVID-19. Obalon’s prior suppliers have not supplied Obalon since Obalon halted manufacturing and they may be unwilling or unable to supply the Combined Company on the prior terms or at all. Obalon has not manufactured or shipped products to customers since March 2020 and customers may not accept a relaunch of the Obalon Balloon System by the Combined Company.
There is significant competition for executive officers and skilled personnel. Obalon has, from time to time, experienced, and expects the Combined Company to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. If the Combined Company is unable to attract and retain key employees it could impede the achievement of the Combined Company’s research, development and commercialization objectives related to the Obalon Balloon System and seriously harm the Combined Company’s ability to restart commercial operations for the Obalon Balloon System.
Both Obalon and ReShape have operated with a loss and negative cash flows for the entirety of their existence and it is expected the Combined Company will have to raise significant capital in the future that could be dilutive to stockholders of the Combined Company.
Both Obalon and ReShape have operated with a loss and negative cash flows for the entirety of their existence. Obalon has incurred significant losses in each period since its inception in 2008, with net losses of $12.3 million and $23.7 million during the fiscal years ended December 31, 2020 and 2019, respectively. These losses and Obalon’s accumulated deficit reflect the substantial investments Obalon have made to develop, seek and obtain regulatory approval for its current and future generation Obalon Balloon System and commercialize the Obalon Balloon System in international and U.S. markets. Based on Obalon’s cash balances and recurring losses since inception, there is substantial doubt about Obalon’s ability to continue as a going concern as a standalone company.
ReShape has incurred significant losses in each period since its inception in 2002, with net losses of $21.6 million and $74.2 million during the fiscal years ended December 31, 2020 and 2019, respectively. ReShape’s operations have consumed substantial amounts of cash since inception. ReShape expects to continue to spend substantial amounts on the development and commercialization of its products and on research and development, including conducting current and future clinical trials for its LAP-BAND system, ReShapeCare, ReShape Vest (if approved for sale) and Diabetes Bloc-Stim Neuromodulation (if approved for sale) and subsequent versions of its products. In addition, in December 2021, ReShape is obligated to pay Apollo the final $3.0 million installment of the purchase price related to ReShape’s acquisition of the LAP-BAND system. For the years ended December 31, 2020 and 2019, net cash used in ReShape’s operating activities was $8.5 million and $14.2 million, respectively.
The Combined Company may not be able to raise capital to continue operations in the future which could result in bankruptcy or liquidation of the Combined Company. The Combined Company will have a large amount of debt and may not be able to service that debt in the future. As a result, adequate funding may not be available to the Combined Company on acceptable terms, or at all.

Risks Related to ReShape
Risks Related to ReShape’s Business and Industry
The ReShape Vest product is in the early stages of clinical evaluation. If the clinical trial is not successfully completed or any required regulatory approvals are not obtained, the ReShape Vest may not be commercialized and ReShape’s business prospects may suffer.
The ReShape Vest product is in the early stages of development and is currently in the early stages of clinical evaluation. ReShape’s ability to market the ReShape Vest in the United States and abroad depends upon its ability to demonstrate the safety and effectiveness of the product with clinical data to support ReShape’s requests for regulatory approval. The ReShape Vest may not be found to be safe and, where required, effective in clinical trials and may not ultimately be approved for marketing by U.S. or foreign regulatory authorities, which would have a negative impact on ReShape’s net sales.
There is no assurance that ReShape will be successful in achieving the desired results in its anticipated clinical trials for the ReShape Vest or, if it does, that the FDA or other regulatory agencies will approve the product for sale without the need for additional clinical trial data to demonstrate safety and efficacy. ReShape continually evaluates the potential financial benefits and costs of clinical trials and the products being evaluated in them. If ReShape determines that the costs associated with obtaining regulatory approval of a product exceed the potential financial benefits of that product or if the projected development timeline is inconsistent with ReShape’s investment horizon, ReShape may choose to stop a clinical trial and/or the development of a product.
The shares of series C convertible preferred stock issued in connection with ReShape’s acquisition of ReShape Medical have certain rights and preferences senior to ReShape’s common stock, including a liquidation preference that is senior to ReShape’s common stock.
There are currently 95,388 shares of ReShape’s series C convertible preferred stock outstanding, which are convertible into 38 shares of ReShape common stock. ReShape issued the shares of series C convertible preferred stock in connection with its acquisition of ReShape Medical. The series C convertible preferred stock has a liquidation preference of $274.88 per share, or $692,691.05 per underlying share of common stock, or approximately $26.2 million in the aggregate. Holders of the series C convertible preferred stock have the right to convert their shares into shares of common stock instead of receiving the liquidation preference. In general, the series C convertible preferred stock is entitled to receive dividends (on an as-if-converted-to-common stock basis) actually paid on shares of common stock when, as and if such dividends are paid on shares of common stock. No other dividends will be paid on shares of series C convertible preferred stock. While the series C convertible preferred stock generally does not have voting rights, as long as any shares of series C convertible preferred stock remain outstanding, ReShape cannot, without the affirmative vote of holders of a majority of the then-outstanding shares of series C convertible preferred stock, (a) alter or change adversely the powers, preferences or rights given to the series C convertible preferred stock (including by the designation, authorization, or issuance of any shares of preferred stock that purports to have equal rights with, or be senior in rights or preferences to, the series C convertible preferred stock), (b) alter or amend the series C convertible preferred stock certificate of designation, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of series C convertible preferred stock, (d) increase the number of authorized shares of series C convertible preferred stock or (e) enter into any agreement with respect to any of the foregoing.
ReShape is a medical device company with a limited history of operations and sales, and we cannot assure you that we will ever generate substantial revenue or be profitable.
ReShape is a medical device company with a limited operating history upon which you can evaluate its business. The success of ReShape’s business will depend on its ability to generate increased sales and control costs, as well as its ability to obtain additional regulatory approvals needed to market new versions of its LAP-BAND system or regulatory approvals needed to market its ReShape Vest, Diabetes Bloc-Stim Neuromodulation and any other products ReShape may develop in the future, all of which ReShape may be unable to do. If ReShape is unable to successfully market its LAP-BAND system for its indicated use,

ReShapeCare, or develop and commercialize the ReShape Vest or Diabetes Bloc-Stim Neuromodulation, ReShape may never become profitable and may have to cease operations as a result. ReShape’s lack of a significant operating history also limits your ability to make a comparative evaluation of ReShape, its products and its prospects.
During the second quarter of 2019 ReShape recorded a non-cash indefinite-lived intangible assets impairment loss, which significantly impacted its results of operations, and it may be exposed to additional impairment losses that could be material.
ReShape conducts its annual indefinite-lived intangible assets impairment analysis during the fourth quarter of each year or when circumstances suggest that an indicator for impairment may be present. During the second quarter of 2019, ReShape performed a qualitative impairment analysis of the in-process research and development (“IPR&D”). Due to delays in the clinical trials experienced during the first six months of 2019, ReShape revised its expectations of when revenues would commence for the ReShape Vest, thus reducing the projected near-term future net cash flows related to the ReShape Vest. As a result, ReShape recorded an impairment charge of approximately $6.6 million of the excess of the carrying value over the estimated fair value. In the future, ReShape may have additional indicators of potential impairment requiring it to record an impairment loss related to its remaining indefinite-lived and finite-lived intangible assets, which could also have a material adverse effect on ReShape’s results of operations.
ReShape will need substantial additional funding and may be unable to raise capital when needed, which would force it to delay, reduce or eliminate its product development programs or liquidate some or all of its assets.
ReShape’s operations have consumed substantial amounts of cash since inception. ReShape expects to continue to spend substantial amounts on the development and commercialization of its products and on research and development, including conducting current and future clinical trials for the LAP-BAND system, ReShapeCare, ReShape Vest (if approved for sale) and Diabetes Bloc-Stim Neuromodulation (if approved for sale) and subsequent versions of its products. In addition, in December 2021 ReShape is obligated to pay Apollo the final $3.0 million installment of the purchase price related to ReShape’s acquisition of LAP-BAND system. For the years ended December 31, 2020 and 2019, net cash used in operating activities was $8.5 million and $14.2 million, respectively. ReShape expects that its cash used in operations will continue to be significant in the upcoming years, and that it will need to raise additional capital to commercialize the LAP-BAND system and ReShapeCare, and to develop the ReShape Vest and Diabetes Bloc-Stim Neuromodulation, and to continue its research and development programs, and to fund its ongoing operations.
ReShape’s future funding requirements will depend on many factors, including:
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the cost and timing of establishing sales, marketing and distribution capabilities;

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the cost of establishing clinical and commercial supplies of the LAP-BAND system, ReShapeCare, ReShape Vest, Diabetes Bloc-Stim Neuromodulation and any products that ReShape may develop;

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the rate of market acceptance of the LAP-BAND system, ReShapeCare, ReShape Vest, Diabetes Bloc-Stim Neuromodulation and any other product candidates;

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the cost of filing and prosecuting patent applications and defending and enforcing ReShape’s patent and other intellectual property rights;

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the cost of defending, in litigation or otherwise, any claims that ReShape infringes third-party patent or other intellectual property rights;

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the effect of competing products and market developments;

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the cost of explanting clinical devices;

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the terms and timing of any collaborative, licensing or other arrangements that ReShape may establish;

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any revenue generated by sales of the LAP-BAND system, ReShapeCare, ReShape Vest and Diabetes Bloc-Stim Neuromodulation or our future products;

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the scope, rate of progress, results and cost of any clinical trials and other research and development activities;

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the cost and timing of obtaining any further required regulatory approvals; and

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the extent to which ReShape invests in products and technologies, although ReShape currently has no commitments or agreements relating to these types of transactions.

Until the time, if ever, when ReShape can generate a sufficient amount of product revenue, ReShape expects to finance its future cash needs through public or private equity offerings, debt financings or corporate collaboration, licensing arrangements and grants, as well as through interest income earned on cash balances.
Additional capital may not be available on terms favorable to ReShape, or at all. If ReShape raises additional funds by issuing equity securities, ReShape stockholders may experience dilution. Debt financing, if available, may involve restrictive covenants or additional security interests in ReShape’s assets. Any additional debt or equity financing that ReShape complete may contain terms that are not favorable to ReShape or its stockholders. If ReShape raises additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish some rights to ReShape’s technologies or products, or grant licenses on terms that are not favorable to ReShape. If ReShape is unable to raise adequate funds, it may have to delay, reduce the scope of, or eliminate some or all of, its development programs or liquidate some or all of its assets.
ReShape incurs significant costs as a result of operating as a public company, and ReShape’s management is required to devote substantial time to compliance initiatives.
As a public company, ReShape incurs significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as rules subsequently implemented by the SEC have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. ReShape’s management and other personnel devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations result in increased legal and financial compliance costs and will make some activities more time-consuming and costly.
The Sarbanes-Oxley Act requires, among other things, that ReShape maintain effective internal controls for financial reporting and disclosure. In particular, ReShape is required to perform system and process evaluation and testing of its internal controls over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. ReShape’s testing may reveal deficiencies in its internal controls over financial reporting that are deemed to be material weaknesses. ReShape has incurred and continue to expect to incur significant expense and devote substantial management effort toward ensuring compliance with Section 404. Moreover, if ReShape does not comply with the requirements of Section 404, or if ReShape identifies deficiencies in its internal controls that are deemed to be material weaknesses, the market price of ReShape’s stock could decline and ReShape could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would entail expenditure of additional financial and management resources.
General economic and political conditions could have a material adverse effect on ReShape’s business.
External factors can affect ReShape’s financial condition. Such external factors include general domestic and global economic conditions, such as interest rates, tax law including tax rate changes, and factors affecting global economic stability, and the political environment regarding healthcare in general. ReShape cannot predict to what extent the global economic conditions may negatively impact its business. For example, negative conditions in the credit and capital markets could impair ReShape’s ability to access the financial markets for working capital and could negatively impact its ability to borrow.
In addition, the coronavirus outbreak has begun to have indeterminable adverse effects on general commercial activity and the world economy. If the impact of the coronavirus outbreak continues for an extended period, it could materially adversely impact ReShape’s operating and clinical activities as a result of the impacts on ReShape’s supply chain, clinical trial sites, access to patients and additional regulatory guidance could be delayed or impacted. ReShape’s business and results of operations could be adversely affected to the extent that this coronavirus or any epidemic harms the global economy.
ReShape faces significant uncertainty in the industry due to government healthcare reform.
In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. The Patient Protection and Affordable Care Act, as amended, (the “Affordable Care Act”) as well as any future healthcare reform legislation, may have a significant impact on ReShape’s business. The impact of the Affordable Care Act on the health care industry is extensive and includes, among other things, the federal government assuming a larger role in the health care system, expanding healthcare coverage of United States citizens and mandating basic healthcare benefits. The Affordable Care Act contains many provisions designed to generate the revenues necessary to fund the coverage expansions and to reduce costs of Medicare and Medicaid, including imposing a 2.3% excise tax on domestic sales of many medical devices by manufacturers that began in 2013. A moratorium was placed on the medical device excise tax through 2019. During December of 2019, the medical device excise tax was permanently repealed.
At this time, it is not clear whether the Affordable Care Act will be repealed in whole or in part, and, if it is repealed, whether it will be replaced in whole or in part by another plan and what impact those changes will have on coverage and reimbursement for healthcare items and services covered by plans that were authorized by the Affordable Care Act. ReShape expects that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, and also indirectly affect the amounts that private payers are willing to pay. In addition, any healthcare reforms enacted in the future may, like the Affordable Care Act, be phased in over a number of years but, if enacted, could reduce ReShape’s revenue, increase its costs, or require it to revise the ways in which it conducts business or put ReShape at risk for loss of business. In addition, ReShape’s results of operations, financial position and cash flows could be materially adversely affected by changes under the Affordable Care Act and changes under any federal or state legislation adopted in the future.
ReShape is subject, directly or indirectly, to United States federal and state healthcare fraud and abuse and false claims laws and regulations. Prosecutions under such laws have increased in recent years and ReShape may become subject to such litigation. If ReShape is unable to, or has not fully complied with such laws, it could face substantial penalties.
ReShape’s operations are directly, or indirectly through customers, subject to various state and federal fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and federal False Claims Act. These laws may impact, among other things, ReShape’s sales, marketing and education programs.
The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. The Anti-Kickback Statute is broad and, despite a series of narrow safe harbors, prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Penalties for violations of the federal Anti-Kickback Statute include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.
The federal False Claims Act prohibits persons from knowingly filing, or causing to be filed, a false claim to, or the knowing use of false statements to obtain payment from the federal government. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. The frequency of filing qui tam actions has increased significantly in recent years, causing greater numbers of medical device, pharmaceutical and healthcare companies to have to defend a False Claim Act action. When an entity is determined to have violated the federal False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate false claim. Various states have also enacted laws modeled after the federal False Claims Act.
ReShape is unable to predict whether it could be subject to actions under any of these laws, or the impact of such actions. If ReShape is found to be in violation of any of the laws described above or other applicable state and federal fraud and abuse laws, it may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from government healthcare reimbursement programs and the curtailment or restructuring of our operations.
Failure to protect ReShape’s information technology information technology infrastructure against cyber-based attacks, network security breaches, service interruptions or data corruption could materially disrupt ReShape’s operations and adversely affect its business.
The operation of ReShape’s business depends on its information technology systems. ReShape relies on its information technology systems to, among other things, effectively manage sales and marketing data, accounting and financial functions, inventory management, product development tasks, clinical data, customer service and technical support functions. ReShape’s information technology systems are vulnerable to damage or interruption from earthquakes, fires, floods and other natural disasters, terrorist attacks, power losses, computer system or data network failures, security breaches, data corruption, and cyber-based attacks. Cyber-based attacks can include computer viruses, computer denial-of-service attacks, phishing attacks, worms, and other malicious software programs or other attacks, covert introduction of malware to computers and networks, impersonation of authorized users, and efforts to discover and exploit any design flaws, bugs, security vulnerabilities, or security weaknesses, as well as intentional or unintentional acts by employees or other insiders with access privileges, intentional acts of vandalism by third parties and sabotage. In addition, federal, state, and international laws and regulations, such as the General Data Protection Regulation adopted by the European Union and EEA countries can expose ReShape to enforcement actions and investigations by regulatory authorities, and potentially result in regulatory penalties and significant legal liability, if ReShape’s information technology security efforts fail. In addition, a variety of ReShape’s software systems are cloud-based data management applications, hosted by third-party service providers whose security and information technology systems are subject to similar risks.
ReShape operates in a highly competitive industry that is subject to rapid change. If ReShape’s competitors are able to develop and market products that are safer or more effective than ReShape’s products, its commercial opportunities will be reduced or eliminated.
The health care industry is highly competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The obesity treatment market in which ReShape operates has grown significantly in recent years and is expected to continue to expand as technology continues to evolve and awareness of the need to treat the obesity epidemic grows. Although ReShape is not aware of any competitors in the neuroblocking market, it faces potential competition from pharmaceutical and surgical obesity treatments. Many of ReShape’s competitors in the obesity treatment field have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, clinical trials, obtaining regulatory approvals and marketing approved products than ReShape does. Smaller or early-stage companies may also prove to be significant competitors, particularly if they pursue competing solutions through collaborative arrangements with large and established companies, such as Allergan, Apollo Endosurgery, Boston Scientific, LivaNova PLC, Johnson & Johnson, Medtronic or St. Jude Medical. ReShape’s competitors may develop and patent processes or products earlier than ReShape, obtain regulatory approvals for competing products more rapidly than ReShape is able to and develop more effective, safer and less expensive products or technologies that would render ReShape’s products non-competitive or obsolete.
Risks Related to Product Development and Commercialization
ReShape’s efforts to increase revenue from its LAP-BAND system and ReShapeCare, and commercialize the ReShape Vest, Diabetes Bloc-Stim Neuromodulation and expanded line of bariatric surgical accessories may not succeed or may encounter delays which could significantly harm ReShape’s ability to generate revenue.
ReShape’s ability to generate revenue will depend upon the sales of its LAP-BAND system, expanded line of bariatric surgical accessories, and ReShapeCare and successful commercialization of the ReShape

Vest (if approved for sale) and Diabetes Bloc-Stim Neuromodulation (if approved for sale). ReShape’s efforts to commercialize these products may not succeed for a number of reasons, including:
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ReShape may not be able to obtain the regulatory approvals required for the ReShape Vest and/or Diabetes Bloc-Stim Neuromodulation;

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ReShape’s products may not be accepted in the marketplace by physicians, patients and third-party payers;

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the price of ReShape’s products, associated costs of the surgical procedure and treatment and the availability of sufficient third-party reimbursement for the system implantation and follow-up procedures;

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appropriate reimbursement and/or coding options may not exist to enable billing for the system implantation and follow-up procedures for the ReShape Vest;

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coverage policies for bariatric surgeries, including LAP-BAND may be restricted in the future;

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ReShape may not be able to sell its products at a price that allows it to meet the revenue targets necessary to generate enough revenue for profitability;

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the frequency and severity of any side effects of ReShape’s products;

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physicians and potential patients may not be aware of the perceived effectiveness and sustainability of the results of ReShape’s products;

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ReShape, or the investigators of its products, may not be able to have information on the outcome of the trials published in medical journals;

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the availability and perceived advantages and disadvantages of alternative treatments;

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any rapid technological change may make ReShape’s products obsolete;

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ReShape may not be able to have its products manufactured in commercial quantities or at an acceptable cost;

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ReShape may not have adequate financial or other resources to complete the development and commercialization of its products or to develop sales and marketing capabilities for its products; and

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ReShape may be sued for infringement of intellectual property rights and could be enjoined from manufacturing or selling its products.

Besides requiring physician adoption, market acceptance of ReShape’s products will depend on successfully communicating the benefits of its products to three additional constituencies involved in deciding whether to treat a particular patient using ReShape’s products: (1) the potential patients themselves; (2) institutions such as hospitals, where the procedure would be performed and opinion leaders in these institutions; and (3) third-party payers, such as private healthcare insurers and governmental payers, such as Medicare and Medicaid in the United States, which would ultimately bear most of the costs of the various providers and equipment involved in the LAP-BAND system, ReShape Care, ReShape Vest (if approved for sale) and Diabetes Bloc-Stim Neuromodulation (if approved for sale). Marketing to each of these constituencies requires a different marketing approach, and ReShape must convince each of these groups of the efficacy and utility of its products to be successful.
If ReShape’s products, or any other therapy or products for other gastrointestinal diseases and disorders that ReShape may develop, do not achieve an adequate level of acceptance by the relevant constituencies, ReShape may not generate significant product revenue and may not become profitable.
ReShape may not be able to obtain required regulatory approvals for the ReShape Vest and/or Diabetes Bloc-Stim Neuromodulation in a cost-effective manner or at all, which could adversely affect its business and operating results.
The production and marketing of the ReShape Vest and Diabetes Bloc-Stim Neuromodulation, and ReShape’s ongoing research and development, preclinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities both in the United States and abroad.

U.S. and foreign regulations applicable to medical devices are wide-ranging and govern, among other things, the development, testing, marketing and premarket review of new medical devices, in addition to regulating manufacturing practices, reporting, advertising, exporting, labeling and record keeping procedures. ReShape is required to obtain regulatory approval before it can market the ReShape Vest and Diabetes Bloc-Stim Neuromodulation in the United States and certain foreign countries. The regulatory process will require significant time, effort and expenditures to bring products to market, and it is possible that the ReShape Vest and/or Diabetes Bloc-Stim Neuromodulation will not be approved for sale. Even if regulatory approval of the ReShape Vest and/or Diabetes Bloc-Stim Neuromodulation is granted, it may not be granted within the timeframe that ReShape expects, which could have an adverse effect on ReShape’s operating results and financial condition. Even after the ReShape Vest and/or Diabetes Bloc-Stim Neuromodulation is approved by the FDA, ReShape may have ongoing responsibilities under FDA regulations, non-compliance of which could result in the subsequent withdrawal of such approvals, or such approvals could be withdrawn due to the occurrence of unforeseen problems following initial approval. ReShape also is subject to medical device reporting regulations that require it to report to the FDA if any of its products causes or contributes to a death or serious injury or if a malfunction were it to occur might cause or contribute to a death or serious injury. Any failure to obtain regulatory approvals on a timely basis or the subsequent withdrawal of such approvals could prevent ReShape from successfully marketing its products, which could adversely affect its business and operating results.
ReShape depends on clinical investigators and clinical sites to enroll patients in its clinical trials, and on other third parties to manage the trials and to perform related data collection and analysis, and, as a result, ReShape may face costs and delays that are outside of its control.
ReShape relies on clinical investigators and clinical sites to enroll patients in its clinical trials and other third parties to manage the trials and to perform related data collection and analysis. However, ReShape may not be able to control the amount and timing of resources that clinical sites may devote to its clinical trials. If these clinical investigators and clinical sites fail to enroll a sufficient number of patients in ReShape’s clinical trials, ensure compliance by patients with clinical protocols or comply with regulatory requirements, ReShape will be unable to complete these trials, which could prevent us from obtaining or maintaining regulatory approvals for its product. ReShape’s agreements with clinical investigators and clinical trial sites for clinical testing place substantial responsibilities on these parties and, if these parties fail to perform as expected, ReShape’s trials could be delayed or terminated. If these clinical investigators, clinical sites or other third parties do not carry out their contractual duties or obligations or fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to ReShape’s clinical protocols, regulatory requirements or for other reasons, ReShape’s clinical trials may be extended, delayed or terminated, or the clinical data may be rejected by the FDA, adversely affecting ReShape’s ability to successfully commercialize its product.
Modifications to the LAP-BAND system may require additional approval from regulatory authorities, which may not be obtained or may delay ReShape’s commercialization efforts.
The FDA and ReShape’s European Notified Body require medical device companies to initially make and document a determination of whether or not a modification requires a new approval, supplement or clearance; however, some of these regulatory authorities can review a company’s decision. Any modifications to an approved device that could significantly affect its safety or efficacy, or that would constitute a major change in its intended use could require additional clinical studies and separate regulatory applications. Product changes or revisions will require all the regulatory steps and associated risks discussed above possibly including testing, regulatory filings and clinical study. ReShape may not be able to obtain approval of supplemental regulatory approvals for product modifications, new indications for our product or new products. Delays in obtaining future clearances would adversely affect ReShape’s ability to introduce new or enhanced products in a timely manner, which in turn would harm its commercialization efforts and future growth.
If ReShape or its suppliers fail to comply with ongoing regulatory requirements, or if ReShape experiences unanticipated product problems, the LAP-BAND system could be subject to restrictions or withdrawal from the market.
Any product for which ReShape obtains marketing approval, along with the manufacturing processes, post-approval clinical data and promotional activities for such product, will be subject to continual review and periodic inspections by our European Notified Body and the FDA and other regulatory bodies. In particular ReShape and its manufacturers and suppliers are required to comply with ISO requirements, Good Manufacturing Practices, which for medical devices is called the Quality System Regulation (“QSR”), and other regulations which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of any product for which ReShape obtains marketing approval. The FDA enforces the QSR through inspections, which may be unannounced, and the CE system enforces its certification through inspections and audits as well. ReShape’s quality system has received certification of compliance to the requirements of ISO 13485:2016 and will have to continue to successfully complete such inspections to maintain regulatory approvals for sales outside of the United States. Failure by ReShape or one of its manufacturers or suppliers to comply with statutes and regulations administered by the FDA, CE authorities and other regulatory bodies, or failure to adequately respond to any observations, could result in enforcement actions against ReShape or its manufacturers or suppliers, including, restrictions on ReShape’s product or manufacturing processes, withdrawal of the product from the market, voluntary or mandatory recall, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.
If any of these actions were to occur it would harm ReShape’s reputation and cause its product sales to suffer. Furthermore, ReShape’s key component suppliers may not currently be or may not continue to be in compliance with applicable regulatory requirements. If the FDA or any other regulatory body finds their compliance status to be unsatisfactory, ReShape’s commercialization efforts could be delayed, which would harm its business and results of operations.
Additionally, if the FDA determines that ReShape’s promotional materials, training or other activities constitute promotion of an unapproved use, ReShape could be subject to significant liability, the FDA could request that ReShape cease, correct or modify its training or promotional materials or subject it to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider ReShape’s training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.
ReShape is subject to medical device reporting regulations that require it to report to the FDA, Competent Authorities or other governmental authorities in other countries if its products cause or contribute to a death or serious injury or malfunction in a way that would be reasonably likely to contribute to death or serious injury if the malfunction were to recur. The FDA and similar governmental authorities in other countries have the authority to require the recall of ReShape’s products in the event of material deficiencies or defects in design or manufacturing. A government mandated, or voluntary, recall by ReShape could occur as a result of component failures, manufacturing errors or design defects, including defects in labeling. Any recall would divert managerial and financial resources and could harm ReShape’s reputation with customers. There can be no assurance that there will not be product recalls in the future or that such recalls would not have a material adverse effect on ReShape’s business. Once the product is approved and implanted in a large number of patients, infrequently occurring adverse events may appear that were not observed in the clinical trials. This could cause health authorities in countries where the product is available to take regulatory action, including marketing suspension and recall.
ReShape may be unable to attract and retain management and other personnel it needs to succeed.
ReShape’s success depends on the services of our senior management and other key employees. The loss of the services of one or more of its officers or key employees could delay or prevent the successful completion of its clinical trials and the commercialization of the LAP-BAND system and ReShapeCare, and the development of the ReShape Vest and Diabetes Bloc-Stim Neuromodulation. ReShape’s continued growth will require hiring a number of qualified clinical, scientific, commercial and administrative personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to ReShape’s success. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of ReShape’s activities. If ReShape fails to identify, attract, retain and motivate these highly skilled personnel, it may be unable to continue its development and commercialization activities.

ReShape may be unable to manage its growth effectively.
ReShape’s business strategy entails significant future growth. For example, it will have to expand existing operations in order to increase revenue from the LAP-BAND system and ReShapeCare, and develop the ReShape Vest and Diabetes Bloc-Stim Neuromodulation, conduct additional clinical trials, increase its contract manufacturing capabilities, hire and train new personnel to handle the marketing and sales of its product, assist patients and healthcare providers in obtaining reimbursement for the use of its product and create and develop new applications for its technology. This growth may place significant strain on ReShape’s management and financial and operational resources. Successful growth is also dependent upon ReShape’s ability to implement appropriate financial and management controls, systems and procedures. ReShape’s ability to effectively manage growth depends on its success in attracting and retaining highly qualified personnel, for which the competition may be intense. If ReShape fails to manage these challenges effectively, its business could be harmed.
ReShape faces the risk of product liability claims that could be expensive, divert management’s attention and harm its reputation and business. ReShape may not be able to obtain adequate product liability insurance.
ReShape’s business exposes it to a risk of product liability claims that is inherent in the testing, manufacturing and marketing of medical devices. The medical device industry has historically been subject to extensive litigation over product liability claims. ReShape may be subject to product liability claims if its products cause, or appear to have caused, an injury. Claims may be made by consumers, healthcare providers, third-party strategic collaborators or others selling ReShape’s products.
ReShape has product liability insurance, which covers the use of its products in its clinical trials and any commercial sales, in an amount ReShape believes is appropriate. ReShape’s current product liability insurance may not continue to be available to ReShape on acceptable terms, if at all, and, if available, the coverage may not be adequate to protect ReShape against any future product liability claims. If ReShape is unable to obtain insurance at an acceptable cost and on acceptable terms for an adequate coverage amount, or otherwise to protect against potential product liability claims, it could be exposed to significant liabilities, which may harm its business. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on ReShape’s business, financial condition and results of operations. These liabilities could prevent or interfere with ReShape’s product commercialization efforts. Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity, which could result in the withdrawal of, or inability to recruit, clinical trial volunteers or result in reduced acceptance of ReShape’s products in the market.
ReShape may be subject to product liability claims even if it appears that the claimed injury is due to the actions of others. For example, ReShape relies on the expertise of surgeons and other associated medical personnel to perform the medical procedure to implant and remove its products and to perform the related therapy. If these medical personnel are not properly trained or are negligent, the therapeutic effect of ReShape’s products may be diminished or the patient may suffer critical injury, which may subject ReShape to liability. In addition, an injury that is caused by the negligence of one of ReShape’s suppliers in supplying ReShape with a defective component that injures a patient could be the basis for a claim against ReShape. A product liability claim, regardless of its merit or eventual outcome, could result in decreased demand for ReShape’s products; injury to ReShape’s reputation; diversion of management’s attention; withdrawal of clinical trial participants; significant costs of related litigation; substantial monetary awards to patients; product recalls or market withdrawals; loss of revenue; and the inability to commercialize ReShape’s products under development.
Risks Related to Intellectual Property
If ReShape is unable to obtain or maintain intellectual property rights relating to its technology and neuroblocking therapy, the commercial value of its technology and any future products will be adversely affected and its competitive position will be harmed.
ReShape’s commercial success depends in part on its ability to obtain protection in the United States and other countries for the LAP-BAND system, ReShapeCare, ReShape Vest and Diabetes Bloc-Stim

Neuromodulation by establishing and maintaining intellectual property rights relating to or incorporated into its technology and products. ReShape owns numerous U.S. and foreign patents and have numerous patent applications pending, most of which pertain to treating gastrointestinal disorders and the treatment of obesity. ReShape has also received or applied for additional patents outside the United States. ReShape’s pending and future patent applications may not issue as patents or, if issued, may not issue in a form that will provide ReShape any competitive advantage. ReShape expects to incur substantial costs in obtaining patents and, if necessary, defending its proprietary rights. The patent positions of medical device companies, including ReShape’s, can be highly uncertain and involve complex and evolving legal and factual questions. ReShape does not know whether it will obtain the patent protection it seeks, or that the protection it does obtain will be found valid and enforceable if challenged. If ReShape fails to obtain adequate protection of its intellectual property, or if any protection ReShape obtains is reduced or eliminated, others could use its intellectual property without compensating ReShape, resulting in harm to its business. ReShape may also determine that it is in its best interests to voluntarily challenge a third-party’s products or patents in litigation or administrative proceedings, including patent interferences, re-examinations or under more recently promulgated Inter Partes Review proceedings, depending on when the patent application was filed. In the event that ReShape seeks to enforce any of its owned or exclusively licensed patents against an infringing party, it is likely that the party defending the claim will seek to invalidate the patents ReShape asserts, which, if successful could result in the loss of the entire patent or the relevant portion of ReShape’s patent, which would not be limited to any particular party. Any litigation to enforce or defend ReShape’s patent rights, even if ReShape were to prevail, could be costly and time-consuming and could divert the attention of ReShape’s management and key personnel from its business operations. Even if ReShape were to prevail in any litigation, ReShape cannot assure you that it can obtain an injunction that prevents its competitors from practicing ReShape’s patented technology. ReShape’s competitors may independently develop similar or alternative technologies or products without infringing any of ReShape’s patent or other intellectual property rights, or may design around ReShape’s proprietary technologies.
ReShape cannot assure you that it will obtain any patent protection that it seeks, that any protection ReShape does obtain will be found valid and enforceable if challenged or that it will confer any significant commercial advantage. U.S. patents and patent applications may also be subject to interference proceedings and U.S. patents may be subject to re-examination proceedings in the U.S. Patent and Trademark Office (“USPTO”), or under more recently promulgated Inter Partes Review proceedings, depending on when the patent application was filed, and foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent offices, which proceedings could result in either loss of the patent or denial of the patent application, or loss or reduction in the scope of one or more of the claims of, the patent or patent application. In addition, such interference, re-examination and opposition proceedings may be costly. Moreover, the U.S. patent laws have recently changed with the adoption of the America Invents Act (“AIA”), possibly making it easier to challenge patents. Some of ReShape’s technology was, and continues to be, developed in conjunction with third parties, and thus there is a risk that such third parties may claim rights in ReShape’s intellectual property. Thus, any patents that ReShape owns or licenses from others may provide limited or no protection against competitors. ReShape’s pending patent applications, those ReShape may file in the future, or those ReShape may license from third parties, may not result in patents being issued. If issued, they may not provide ReShape with proprietary protection or competitive advantages against competitors with similar technology.
Non-payment or delay in payment of patent fees or annuities, whether intentional or unintentional, may result in loss of patents or patent rights important to ReShape’s business. Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of the patent. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States, particularly in the field of medical products and procedures.
Many of ReShape’s competitors have significant resources and incentives to apply for and obtain intellectual property rights that could limit or prevent ReShape’s ability to commercialize its current or future products in the United States or abroad.
Many of ReShape’s competitors who have significant resources and have made substantial investments in competing technologies may seek to apply for and obtain patents that will prevent, limit or interfere with

ReShape’s ability to make, use or sell its products either in the U.S. or in international markets. ReShape’s current or future U.S. or foreign patents may be challenged, circumvented by competitors or others or may be found to be invalid, unenforceable or insufficient. In most cases in the United States patent applications are published 18 months after filing the application, or corresponding applications are published in other countries, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, ReShape cannot be certain that it was the first to make the inventions covered by each of its pending patent applications, or that ReShape was the first to file patent applications for such inventions.
If ReShape is unable to protect the confidentiality of its proprietary information and know-how, the value of its technology and products could be adversely affected.
In addition to patented technology, ReShape relies on its unpatented proprietary technology, trade secrets, processes and know-how. ReShape generally seeks to protect this information by confidentiality agreements with its employees, consultants, scientific advisors and third parties. These agreements may be breached, and ReShape may not have adequate remedies for any such breach. In addition, ReShape’s trade secrets may otherwise become known or be independently developed by competitors. To the extent that ReShape’s employees, consultants or contractors use intellectual property owned by others in their work for ReShape, disputes may arise as to the rights in related or resulting know-how and inventions.
Intellectual property litigation is a common tactic in the medical device industry to gain competitive advantage. If ReShape becomes subject to a lawsuit, it may be required to expend significant financial and other resources and its management’s attention may be diverted from its business.
There has been a history of frequent and extensive litigation regarding patent and other intellectual property rights in the medical device industry, and companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. Accordingly, ReShape may become subject to patent infringement claims or litigation in a court of law, or interference proceedings declared by the USPTO to determine the priority of inventions or an opposition to a patent grant in a foreign jurisdiction. ReShape may also become subject to claims or litigation seeking payment of royalties based on sales of its product in connection with licensing or similar joint development arrangements with third parties or in connection with claims of patent infringement.
The defense and prosecution of intellectual property suits, USPTO interference proceedings, reexamination proceedings, or under more recently promulgated Inter Partes Review proceedings, depending on when the patent application was filed, or opposition proceedings and related legal and administrative proceedings, are both costly and time consuming and could result in substantial uncertainty to us. Litigation or regulatory proceedings may also be necessary to enforce patent or other intellectual property rights of ReShape’s or to determine the scope and validity of other parties’ proprietary rights. Any litigation, opposition or interference proceedings, with or without merit, may result in substantial expense to ReShape, cause significant strain on its financial resources, divert the attention of its technical and management personnel and harm its reputation. ReShape may not have the financial resources to defend its patents from infringement or claims of invalidity. An adverse determination in any litigation could subject ReShape to significant liabilities to third parties, require ReShape to seek licenses from or pay royalties to third parties or prevent ReShape from manufacturing, selling or using its proposed products, any of which could have a material adverse effect on ReShape’s business and prospects.
The LAP-BAND system, ReShapeCare, ReShape Vest or Diabetes Bloc-Stim Neuromodulation may infringe or be claimed to infringe patents that ReShape does not own or license, including patents that may issue in the future based on patent applications of which ReShape is currently aware, as well as applications of which ReShape is unaware. For example, ReShape are is of other companies that are investigating neurostimulation, including neuroblocking, and of patents and published patent applications held by companies in those fields. While ReShape believes that none of such patents and patent applications are applicable to its products and technologies under development, third parties who own or control these patents and patent applications in the United States and abroad could bring claims against ReShape that would cause ReShape to incur substantial expenses and, if such claims are successfully asserted against ReShape, they could cause ReShape to pay substantial damages, could result in an injunction preventing ReShape from selling, manufacturing or using its proposed products and would divert management’s attention. Because patent applications in many countries such as the United States are maintained under conditions of confidentiality and can take many years to issue, there may be applications now pending of which ReShape is unaware, and which may later result in issued patents that ReShape’s products infringe. If a patent infringement suit were brought against ReShape, it could be forced to stop its ongoing or planned clinical trials, or delay or abandon commercialization of the product that is subject of the suit.
As a result of patent infringement claims, or to avoid potential claims, ReShape may choose or be required to seek a license from a third-party and be required to pay license fees or royalties, or both. A license may not be available at all or on commercially reasonable terms, and ReShape may not be able to redesign its products to avoid infringement. Modification of ReShape’s products or development of new products could require ReShape to conduct additional clinical trials and to revise its filings with the FDA and other regulatory bodies, which would be time-consuming and expensive. Even if ReShape were able to obtain a license, the rights may be nonexclusive, which could result in ReShape’s competitors gaining access to the same intellectual property. Ultimately, ReShape could be forced to cease some aspect of its business operations if, as a result of actual or threatened patent infringement claims, ReShape is unable to enter into licenses on acceptable terms. This could harm ReShape’s business significantly.
Risks Relating to Ownership of ReShape’s Common Stock
ReShape’s common stock trades on an over-the-counter market.
ReShape’s common stock trades on the OTCQB market and therefore may have less liquidity and may experience potentially more price volatility than experienced when its shares traded on Nasdaq. Stockholders may not be able to sell their shares of common stock on the OTCQB market in the quantities, at the times, or at the prices that could potentially be available on a more liquid trading market. The delisting of ReShape’s common stock from Nasdaq in 2018 could also adversely affect its ability to obtain financing for our operations and/or result in a loss of confidence by investors or employees.
ReShape’s common stock may be deemed to be a “penny stock” and broker-dealers who make a market in ReShape’s stock may be subject to additional compliance requirements.
If ReShape’s common stock is deemed to be a “penny stock” as defined in the Securities Exchange Act of 1934, broker-dealers who make a market in ReShape’s stock will be subject to additional sales practice requirements for selling its common stock to persons other than established customers and accredited investors. For instance, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the penny stock rules, if they were to become applicable, would affect the ability or willingness of broker-dealers to sell ReShape’s securities, and accordingly would affect the ability of stockholders to sell their securities in the public market. These additional procedures could also limit ReShape’s ability to raise additional capital in the future.
The trading price of ReShape’s common stock has been volatile and is likely to be volatile in the future.
The trading price of ReShape’s common stock has been highly volatile. The market price for ReShape’s common stock will be affected by a number of factors, including:
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the denial or delay of regulatory clearances or approvals of ReShape’s product or receipt of regulatory approval of competing products;

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ReShape’s ability to accomplish clinical, regulatory and other product development milestones and to do so in accordance with the timing estimates ReShape has publicly announced;

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changes in policies affecting third-party coverage and reimbursement in the United States and other countries;

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changes in government regulations and standards affecting the medical device industry and ReShape product;

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ability of ReShape’s products to achieve market success;

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the performance of third-party contract manufacturers and component suppliers;

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ReShape’s ability to develop sales and marketing capabilities;

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actual or anticipated variations in ReShape’s results of operations or those of its competitors;

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announcements of new products, technological innovations or product advancements by ReShape or its competitors;

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developments with respect to patents and other intellectual property rights;

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sales of common stock or other securities by ReShape or its stockholders in the future;

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additions or departures of key scientific or management personnel;

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disputes or other developments relating to proprietary rights, including patents, litigation matters and ReShape’s ability to obtain patent protection for our technologies;

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the trading volume of ReShape’s common stock;

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changes in earnings estimates or recommendations by securities analysts, failure to obtain or maintain analyst coverage of ReShape’s common stock or our failure to achieve analyst earnings estimates;

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public statements by analysts or clinicians regarding their perceptions of ReShape’s clinical results or the effectiveness of ReShape’s products;

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decreases in market valuations of medical device companies; and

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general market conditions and other factors unrelated to ReShape’s operating performance or the operating performance of ReShape’s competitors.

The stock prices of many companies in the medical device industry have experienced wide fluctuations that have often been unrelated to the operating performance of these companies. Following periods of volatility in the market price of a company’s securities, securities class action litigation often has been initiated against a company. If class action litigation is initiated against us, we may incur substantial costs and our management’s attention may be diverted from our operations, which could significantly harm our business.
Sales of a substantial number of shares of ReShape common stock in the public market by existing stockholders, or the perception that they may occur, could cause our stock price to decline.
Sales of substantial amounts of ReShape common stock by ReShape or by its stockholders, announcements of the proposed sales of substantial amounts of ReShape common stock or the perception that substantial sales may be made, could cause the market price of ReShape’s common stock to decline. ReShape may issue additional shares of common stock in follow-on offerings to raise additional capital, upon the exercise of options or warrants, or in connection with acquisitions or corporate alliances. ReShape also plans to issue additional shares to its employees, directors or consultants in connection with their services to ReShape. All of the currently outstanding shares of ReShape common stock are freely tradable under federal and state securities laws, except for shares held by ReShape’s directors, officers and certain greater than five percent stockholders, which may be subject to holding period, volume and other limitations under Rule 144. Due to these factors, sales of a substantial number of shares of ReShape common stock in the public market could occur at any time and could reduce the market price of ReShape’s common stock.
ReShape has a significant number of outstanding warrants, which may cause significant dilution to its stockholders, have a material adverse impact on the market price of its common stock and make it more difficult for it to raise funds through future equity offerings.
As of December 31, 2020, ReShape had outstanding 6,166,554 shares of common stock. In addition, as of that date ReShape had outstanding warrants to acquire 14,285,113 shares of common stock. The issuance of shares of common stock upon the exercise of warrants would dilute the percentage ownership interest of all stockholders, might dilute the book value per share of ReShape’s common stock and would increase the number of publicly traded shares, which could depress the market price of ReShape’s common stock.

In addition to the dilutive effects described above, the perceived risk of dilution as a result of the significant number of outstanding warrants may cause ReShape’s common stockholders to be more inclined to sell their shares, which would contribute to a downward movement in the price of ReShape’s common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on ReShape’s common stock price could encourage investors to engage in short sales of ReShape’s common stock, which could further contribute to price declines in ReShape’s common stock. The fact that ReShape’s stockholders and warrant holders can sell substantial amounts of common stock in the public market, whether or not sales have occurred or are occurring, could make it more difficult for ReShape to raise additional funds through the sale of equity or equity-related securities in the future at a time and price that ReShape deems reasonable or appropriate, or at all.
You may experience future dilution as a result of future equity offerings.
In order to raise additional capital for general corporate purposes, in the future ReShape may offer additional shares of its common stock or other securities convertible into or exchangeable for its common stock at prices that may be lower than the current price per share of its common stock. In addition, investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which ReShape sells additional shares of its common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in prior offerings.
Since ReShape securities is quoted on the OTCQB market, its stockholders may face significant restrictions on the resale of ReShape’s securities due to state “blue sky” laws.
Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must be registered in that state. ReShape does not know whether its common stock will be registered or exempt from registration under the laws of any state. Since ReShape’s common stock is currently quoted on the OTCQB, a determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for ReShape’s common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, ReShape’s common stock. Investors should therefore consider the resale market for ReShape’s common stock to be limited, as they may be unable to resell ReShape’s common stock without the significant expense of state registration or qualification.
ReShape’s organizational documents and Delaware law make a takeover of ReShape more difficult, which may prevent certain changes in control and limit the market price of ReShape’s common stock.
ReShape’s certificate of incorporation and bylaws and Section 203 of the Delaware General Corporation Law contain provisions that may have the effect of deterring or delaying attempts by ReShape’s stockholders to remove or replace management, engage in proxy contests and effect changes in control. These provisions include:
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the ability of ReShape’s board of directors to create and issue preferred stock without stockholder approval, which could be used to implement anti-takeover devices;

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the authority for ReShape’s board of directors to issue without stockholder approval up to the number of shares of common stock authorized in its certificate of incorporation, that, if issued, would dilute the ownership of its stockholders;

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the advance notice requirement for director nominations or for proposals that can be acted upon at stockholder meetings;

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a classified and staggered board of directors, which may make it more difficult for a person who acquires control of a majority of ReShape’s outstanding voting stock to replace all or a majority of ReShape’s directors;

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the prohibition on actions by written consent of ReShape stockholders;

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the limitation on who may call a special meeting of stockholders;

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the prohibition on stockholders accumulating their votes for the election of directors; and

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the ability of stockholders to amend ReShape’s bylaws only upon receiving a majority of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

In addition, as a Delaware corporation, ReShape is subject to Delaware law, including Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless certain specific requirements are met as set forth in Section 203. These provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control.
These provisions also could discourage proxy contests and make it more difficult for stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of ReShape’s common stock. Some provisions in ReShape’s certificate of incorporation and bylaws may deter third parties from acquiring ReShape, which may limit the market price of ReShape’s common stock.
ReShape has not paid dividends in the past and does not expect to pay dividends in the future, and any return on investment may be limited to the value of ReShape’s common stock.
ReShape has never paid dividends on its common stock and does not anticipate paying dividends on its common stock in the foreseeable future. The payment of dividends on ReShape’s common stock will depend on its earnings, financial condition and other business and economic factors affecting ReShape at such time as its board of directors may consider relevant. If ReShape does not pay dividends, ReShape’s common stock may be less valuable because a return on your investment will only occur if ReShape’s stock price appreciates.
Risks Related to Obalon
Risks Related to Obalon’s Business
Obalon has suspended or terminated essentially all of its commercial efforts, shut down its manufacturing operations and terminated nearly all of its employees, and Obalon cannot assure you when, if ever, these efforts will recommence.
Obalon’s commercial operations expose it to risks associated with public health crises and outbreaks of epidemic, pandemic, or contagious diseases, such as the current outbreak of a novel strain of coronavirus (COVID-19). To date, COVID-19 has had, and is expected to continue to have, an adverse impact on Obalon’s operations, including its product sales, manufacturing, supply chains, and its expenses, including as a result of preventive and precautionary measures that Obalon, other businesses, and governments are taking. Largely as a result of the COVID-19 crisis, Obalon has permanently closed its two Obalon-branded or managed retail weight loss centers, suspended future expansion plans for new retail centers, stopped shipping product to all U.S. customers, terminated its agreement with its only international distributor, and terminated its sales and marketing organizations. Obalon has also shut down its manufacturing operations, including terminating all manufacturing and related support personnel. During fiscal year 2020, Obalon terminated or accepted resignations from all but two essential employees. These terminations included key long-time senior executives and other functional personnel with deep knowledge and expertise important to its business that has been acquired and developed over many years. Obalon does not expect to restart any of its operations unless it is able to complete the Merger with ReShape. Obalon cannot assure you when, if ever, it will achieve any of these objectives and it does not expect to generate any revenue unless and until it can restart.
There are many uncertainties regarding COVID-19, including governmental and public health responses and the unknown duration and extent of economic disruption. Due to the uncertainty surrounding

COVID-19, Obalon does not currently plan to re-open its retail treatment centers, re-initiate its retail treatment center expansion plans, restart manufacturing operations or to ship orders to U.S. customers or its former international distributor. Despite Obalon’s efforts to manage and remedy these impacts on it, their ultimate impact also depends on factors beyond Obalon’s knowledge or control, including the duration and severity of the COVID-19 outbreak as well as third-party actions taken to contain its spread and mitigate its public health effects. However, based on the current state of the pandemic in the United States and abroad, the disease has already disrupted Obalon’s operations and had a material adverse effect on its business, results of operations, financial condition, cash flows and stock price, as well heightened many of the risks described elsewhere in the “Risk Factors” section of this joint proxy statement/prospectus.
If Obalon is unable to complete the Merger with ReShape and in the alternative unable to secure additional financing on favorable terms, or at all, Obalon could be forced to liquidate all or some of its assets or seek bankruptcy protection to protect stakeholder value.
Given the changes during fiscal year 2020 to drastically reduce Obalon’s organizational structure and eliminate its commercial operations, Obalon anticipates that its cash and cash equivalents as of December 31, 2020 are sufficient to fund its operations beyond March 2022. If Obalon is not able to raise capital to meet its needs, Obalon will not be able to support any ongoing operations and may not be able to settle all of Obalon’s liabilities. Obalon has actively reviewed financial and strategic alternatives, including debt and equity financing, whole or partial sale of the company and a reverse merger in order to meet Obalon’s capital needs and financial obligations, and increase stockholder value. If the Merger with ReShape is not completed, Obalon may not be able to identify a viable alternative for capital raising and adequate funding to operate its business as a standalone company may not be available to Obalon on acceptable terms, or at all.
In February 2020, Obalon implemented a new purchase agreement with Lincoln Park Capital Fund, LLC, or Lincoln Park. Pursuant to the new purchase agreement with Lincoln Park, or the Lincoln Park Purchase Agreement, Lincoln Park has committed to purchase up to $15.0 million of Obalon’s common stock from time to time over a 36-month period. The number of shares Obalon may sell to Lincoln Park on any single business day in a Regular Purchase is 150,000, but that amount may be increased to up to 250,000 shares of Obalon’s common stock, depending on the market price of Obalon’s common stock at the time of sale and subject to a maximum limit of $1,000,000 per Regular Purchase. Depending on the prevailing market price of Obalon’s common stock, Obalon may not be able to sell shares to Lincoln Park for the maximum $15.0 million over the term of the Lincoln Park Purchase Agreement. In addition, under the rules of the Nasdaq Capital Market, in no event may Obalon issue more than 19.99% of Obalon’s shares outstanding under the Lincoln Park Purchase Agreement unless Obalon obtains stockholder approval or an exception pursuant to the rules of the Nasdaq Capital Market is obtained to issue more than 19.99%. This limitation will not apply in certain limited circumstances as set out in the Lincoln Park Purchase Agreement. Obalon has not sold any shares to Lincoln Park in fiscal year 2020 under the current Purchase Agreement. Obalon is not required or permitted to issue any shares of common stock under the Purchase Agreement if such issuance would breach its obligations under the rules or regulations of the Nasdaq Capital Market. In addition, Lincoln Park will not be required to purchase any shares of Obalon’s common stock if such sale would result in Lincoln Park’s beneficial ownership exceeding 9.99% of the then outstanding shares of Obalon’s common stock. Given the limitations under this arrangement, Obalon does not believe it is adequate to provide sufficient funds for it to continue as a standalone company.
Even if Obalon is able to raise additional capital through the sale of equity or convertible debt securities, the ownership interest of Obalon’s stockholders is likely to be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect existing stockholders’ rights. Moreover, debt and equity financings, if available, may involve agreements that include covenants limiting or restricting Obalon’s ability to take specific actions, such as redeeming its shares, making investments, incurring additional debt, making capital expenditures, declaring dividends or placing limitations on Obalon’s ability to acquire, sell or license intellectual property rights and other operating restrictions that could negatively impact Obalon’s ability to conduct its business.
If Obalon does not complete the Merger with ReShape and is unable to obtain sufficient funds on acceptable terms or in a timely manner Obalon will be forced to take additional actions, including attempting to sell all or portions of Obalon’s business, liquidating all or some of its assets or seeking bankruptcy protection.

Obalon has suspended its efforts to seek third-party reimbursement and are focused primarily on the successful close of the Merger with ReShape. If the Merger does not close and Obalon is able to continue to operate as a standalone Company, Obalon’s strategy to attain coverage and reimbursement by third-party payors may not be successful and will subject it to new risks, some of which Obalon may not yet have identified.
During fiscal year 2020, Obalon transitioned its business to develop a strategy to obtain coverage and reimbursement from third-party payors, which it believes could address one of the largest barriers to patient and physician adoption of the Obalon Balloon System. Historically, Obalon utilized both a direct to physician model and a Company-managed Obalon-branded retail treatment center strategy. Both of these commercial strategies utilized a patient cash-pay model, with varying degrees of success. Since entering into the Merger Agreement with ReShape, Obalon has suspended its efforts to obtain coverage and reimbursement from third-party payors. The Merger is subject to a number of closing conditions and, if one of more of those conditions are not satisfied or waived, the Merger may not close and Obalon would have to continue as a standalone company. As a standalone Company, Obalon may not be able to restart commercial operations, renew its efforts to seek third-party reimbursement or determine and launch a different commercial strategy. Further, if Obalon renews these efforts in the future, Obalon cannot assure you that this new strategy will be successful nor which delivery model to the patient will be utilized in the future should it be able to obtain coverage and reimbursement from third-party payors.
Payors may refuse to provide coverage and reimbursement or change their coverage and reimbursement policies for intragastric balloon products as a category and/or for other obesity treatments and procedures, and these changes could negatively impact Obalon’s business. No uniform policy of coverage and reimbursement for products exists among third-party payors and coverage and reimbursement levels for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time consuming and costly process that may require Obalon to provide scientific and clinical support for the use of Obalon’s products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.
Completion of clinical trials necessary to support coverage and reimbursement could take several years or more. Obalon cannot provide any assurance that Obalon will successfully, or in a timely manner, enroll clinical trials, that Obalon’s clinical trials will meet their primary endpoints or that such trials or their results will be accepted by third-party payors as sufficient to support coverage and reimbursement. Successful results of predecessor clinical trial results may not be replicated in subsequent clinical trials. Additionally, one or more third-party payors may disagree with Obalon’s analyses and interpretation of the data from any clinical trial Obalon undertakes, or may find the clinical trial design, conduct, monitoring, or results unreliable or inadequate to support coverage and reimbursement. If Obalon is unable to develop the clinical support needed to establish coverage and reimbursement, it may be unable to sell its products.
To contain costs of new technologies, governmental healthcare programs and third-party payors are increasingly scrutinizing new and existing treatments by requiring extensive evidence of favorable clinical outcomes. Even if Obalon is successful in obtaining coverage from third-party payors for the Obalon Balloon System or procedures using the product, physicians may not purchase the Obalon Balloon System if they do not receive sufficient reimbursement from these payors for the cost of the product or procedures using Obalon’s product. If government and other third-party payors do not provide coverage or adequate reimbursement levels for the Obalon Balloon System or procedures using the product, the demand for the Obalon Balloon System will not increase and/or create additional pricing pressure for us, either of which could adversely impact Obalon’s business and financial condition.
If Obalon is unable to reestablish commercial operations, including sales, marketing, manufacturing and distribution capabilities, whether after the completion of the Merger with ReShape, on its own or in collaboration with third parties, Obalon may not be successful in commercializing Obalon’s products.
Obalon terminated all of its commercial personnel and no longer have a functioning infrastructure for the sales, marketing, or distribution of any product, and the cost of reestablishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market Obalon’s product, Obalon must build its sales, distribution, marketing, managerial and other nontechnical capabilities or make arrangements with third parties to perform these services.

If the Merger with ReShape, is consummated, and the Combined Company reestablishes commercial operations for the Obalon Balloon System, it will not be able to rely on the experience of Obalon’s current board of directors or management since all of the members of its board of directors and management will resign in connection with closing of the Merger.
There are significant expenses and risks involved with establishing Obalon’s own sales, marketing and distribution capabilities, including its ability to hire, retain and appropriately incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel, and effectively manage geographically dispersed sales and marketing teams.
Factors that may inhibit Obalon’s efforts to commercialize its products on its own include:
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Obalon’s inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

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Obalon’s inability to regain customer confidence or recover market share that may have been ceded to competitors or other intragastric balloon technology;

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the inability of sales personnel to obtain access to physicians or attain adequate numbers of physicians to prescribe any drugs;

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the inability to negotiate with payors regarding reimbursement for Obalon’s products; and

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unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If Obalon chooses to enter into and maintain collaborative relationships for such sales, marketing and distribution capabilities, Obalon would be highly dependent upon the collaborator’s strategic interest in its products, and that collaborator’s ability to successfully market and sell the product. To the extent that Obalon depends on third parties for marketing and distribution, any revenue Obalon receives will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful.
If Obalon is unable to establish adequate sales, marketing, and distribution capabilities, either on its own or in collaboration with third parties, Obalon will not be successful in commercializing its products and may not become profitable. Obalon may be competing with many companies that have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, Obalon may be unable to compete successfully against these companies.
Obalon has received funding under the Coronavirus Aid, Relief and Economic Security (CARES) Act
On April 22, 2020, Obalon executed a promissory note in favor of Silicon Valley Bank evidencing an unsecured loan in the aggregate principal amount of $430,047, which was made pursuant to the Paycheck Protection Program, or the PPP. The PPP was established under the CARES Act, which was enacted on March 27, 2020, and is administered by the U.S. Small Business Administration, or the SBA. All the funds under the loan were disbursed to Obalon on April 23, 2020. The Company has used all proceeds from the loan to retain employees, maintain payroll and make lease and utility payments.
The promissory note provides for a fixed interest rate of one percent per year with a maturity date of April 22, 2022. Monthly principal and interest payments due on the loan are deferred for a six-month period beginning from the date of disbursement. The loan may be prepaid by the Company at any time prior to April 22, 2022 with no prepayment penalties or premiums.
Under the terms of the CARES Act, loan recipients can apply for and be granted forgiveness for all or a portion of the loans granted under the PPP. Such forgiveness will be subject to approval by the SBA and the lender and determined, subject to limitations, based on factors set forth in the CARES Act, including verification of the use of loan proceeds for payment of payroll costs and payments of mortgage interest, rent and utilities. In the event the loan, or any portion thereof, is forgiven, the amount forgiven is applied to outstanding principal. The terms of any forgiveness may also be subject to further regulations and guidelines that the SBA may adopt. If the loan is not forgiven, Obalon will be required to repay the outstanding principal, along with accrued interest. Obalon will carefully monitor all qualifying expenses and other requirements necessary to attain loan forgiveness; however, no assurance is provided that Obalon will ultimately apply for or obtain forgiveness of the PPP loan in whole or in part.
The PPP loan application required Obalon to certify, among other things, that the current economic uncertainty made the PPP loan request necessary to support Obalon’s ongoing operations. On April 23, 2020, the SBA, in consultation with the Department of Treasury, issued new guidance stating that it is unlikely that a public company with substantial market value and access to capital markets will be able to make the required certification in good faith. Obalon made the certification in good faith after analyzing its financial situation and access to capital and believe that Obalon has satisfied all eligibility criteria for the PPP loan, but the SBA guidance and criteria is subject to interpretation and if Obalon is found to be ineligible, Obalon could be subject to significant penalties and required to repay the loan. If Obalon becomes subject to penalties or are not able to attain loan forgiveness, it could result in harm to Obalon’s business, results of operation and financial condition. If, prior to the consummation of the Merger, Obalon does not obtain a waiver from Silicon Valley Bank, the full amount of principal and interest outstanding under the PPP loan could become due and payable upon the consummation of the Merger.
Obalon has limited operating experience and a history of net losses, and Obalon recently discontinued all of Obalon’s commercial operations.
Obalon has a limited operating history upon which you can evaluate Obalon’s business and Obalon recently discontinued all of its commercial operations while it explores its ability to secure coverage and reimbursement for its products and other strategic alternatives. Prior to discontinuing its commercial operations, Obalon had marketed its products only since January 2017 and its commercial sales experience has been limited. Obalon has incurred significant losses in each period since its inception in 2008, with net losses of $12.3 million and $23.7 million during the fiscal year ended December 31, 2020 and 2019, respectively. As of December 31, 2020, Obalon had an accumulated deficit of approximately $184.8 million and had cash and cash equivalents of $3.9 million. These losses and its accumulated deficit reflect the substantial investments Obalon has made to develop, seek and obtain regulatory approval for its current and future generation Obalon Balloon System and sell its Obalon Balloon System in international and U.S. markets, and commercialize its Obalon Balloon System in the United States. Obalon’s consolidated financial statements as of and for the fiscal year ended December 31, 2020 have been prepared on the basis that Obalon will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Pending the result of the Merger, if Obalon is not able to raise additional capital in a timely manner, it will not be able to support or restart its commercial operations.
Obalon’s costs and expenses may increase significantly if Obalon determines to pursue additional clinical trials that may be needed to secure reimbursement. If Obalon secures reimbursement and returns to commercial operations, Obalon would expect its costs and expenses to increase substantially as it rebuilds its sales and marketing and manufacturing capabilities. As a public company, Obalon will continue to incur significant insurance, legal, accounting, compliance and other expenses, and Obalon expects its losses to continue for the foreseeable future. Unless and until Obalon returns to commercial operations, Obalon does not expect to generate any revenue. Obalon cannot assure you when, if ever, it will generate revenue and, if it does, whether it will ever achieve profitability.
Obalon’s business is entirely dependent on sales of the Obalon Balloon System, which Obalon is currently not manufacturing, marketing or selling.
All of Obalon’s revenue to date was attributable to sales of its Obalon Balloon System including its component parts and accessories. In 2020, largely due to the COVID-19 crisis, Obalon discontinued all of its commercial operations while it explores its ability to secure coverage and reimbursement for its products and other strategic alternatives. Even if Obalon is able to secure reimbursement for the Obalon Balloon System and restart commercial operations, there are a number of factors that may contribute to Obalon’s financial results, including:
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patient interest in and demand for its Obalon Balloon System;

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Obalon’s ability to obtain adequate coverage and reimbursement for the Obalon Balloon System;

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positive or negative media coverage, or public, patient and/or physician perception, of its Obalon Balloon System, the procedures or products of Obalon’s competitors, or its industry;

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any safety or efficacy concerns that arise through physician and patient experience with its Obalon Balloon System;

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any safety or efficacy concerns for the category of intragastric balloons, including liquid-filled balloons, as the FDA has issued four Letters to Health Care Providers warning them about the use of liquid-filled intragastric balloons citing potential risks, including death;

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Obalon’s ability to service and maintain equipment such as the Obalon Navigation System;

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delays in, or failure of, product and component deliveries by Obalon’s third-party suppliers and single-source suppliers;

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willingness of physicians to purchase the capital equipment required to place balloons using the Obalon Navigation System;

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difficulties in producing a sufficient quantity of Obalon’s product to meet commercial demand due to shortages of component parts or due to issues in the manufacturing process;

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introduction of new procedures or products for treating patients who are obese or overweight that compete with its product;

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adverse changes in the economy that reduce patient demand for elective procedures; and

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favorable or unfavorable positions developed on intragastric balloons, or the Obalon Balloon System by professional medical associations, such as the American Society for Metabolic and Bariatric Surgery (ASMBS), the American Society for Gastrointestinal Endoscopy (ASGE), or other organizations with influence on physicians.

It is therefore difficult to predict Obalon’s future financial performance and growth, and such forecasts are inherently limited and subject to a number of uncertainties. If Obalon’s assumptions regarding the risks and uncertainties Obalon faces, which Obalon uses to plan its business, are incorrect or change due to circumstances in its business or its markets, or if Obalon does not address these risks successfully, Obalon’s operating and financial results could differ materially from its expectations and its business could suffer.
Because Obalon devotes substantially all of Obalon’s resources to its Obalon Balloon System and relies on its Obalon Balloon System as its sole source of revenue, any factors that negatively impact Obalon’s product, or result in decreasing product sales, would materially and adversely affect its business, financial condition and results of operations.
Obalon has historically maintained a high level of inventory, which could consume a significant amount of its resources, reduce its cash flows and lead to inventory impairment charges especially if Obalon restarts commercial operations and manufacturing in the future.
Obalon is a vertically integrated manufacturer and insufficient demand for its products subjects Obalon to risks. As a result of the need to maintain substantial levels of inventory due to single third-party sourcing and long lead-times to develop alternate third-party sources, Obalon historically carried a high level of inventory for strategic materials. Due to the suspension of its business operations, Obalon has ceased shipping product to U.S. and international customers, closed its Obalon-branded retail treatment centers and halted expansion of its retail treatment center model. Obalon performed an impairment analysis and recognized $1.3 million in asset impairment charges during the second quarter of 2020.
Physicians have been slow to adopt and use intragastric balloons, and adverse events or other negative developments involving other companies’ intragastric balloons or other obesity treatments may further slow patient adoption, which have negatively impacted Obalon’s financial performance and strategic options and this could continue into the future.
Intragastric balloons represent a relatively new category of treatment for obese and overweight patients that is small, immature and not currently covered or reimbursed by third-party payors. Obalon is currently aware of only one other intragastric balloon available for commercial sale in the United States, which was first commercially available in 2015. As a result, patient and physician awareness of intragastric balloons as a treatment option for obesity and weight management, and experience with intragastric balloons, is minimal. Prior to discontinuing Obalon’s commercial operations, Obalon experienced limited penetration of this market, and any future success will depend in large part on its ability to obtain coverage and reimbursement, to further develop the currently small and immature intragastric balloon market, educate physicians and patients, and to successfully demonstrate the safety, tolerability, ease of use, efficacy, cost effectiveness and other merits of its Obalon Balloon System.
Additionally, because the market for intragastric balloons is new and developing and contains a limited number of market participants, Obalon’s products could be negatively impacted by unfavorable market reactions to these other devices. If the use of these or future intragastric balloons results in serious adverse device events, or SADEs, or such products are subject to malfunctions or misuse, patients may attribute such negative events to intragastric balloons generally, which may adversely affect market adoption of its Obalon Balloon System. Since February 2017, the FDA has issued four separate letters to health care providers warning of serious adverse events, including deaths, which are specific to liquid-filled intragastric balloons. Obalon is aware of the filing of additional reports of serious adverse events, including deaths, associated with liquid-filled balloons since the issuance of the FDA safety alert letters. While the alerts were specific to liquid-filled intragastric balloons, not gas-filled intragastric balloons, these alerts could create negative perceptions of the entire category and slow down the acceptance of the Obalon Balloon System. Medical professional associations, such as ASMBS, have or may publish positions to their memberships which may be favorable or unfavorable toward the use of intragastric balloons, or the Obalon Balloon specifically. Additionally, if patients undergoing treatment with its Obalon Balloon System perceive the weight loss inadequate or adverse events too numerous or severe as compared with the treatment rates of alternative balloons or procedures, it will be difficult to demonstrate the value of its Obalon Balloon System to patients and physicians. As a result, demand for its Obalon Balloon System may decline or may not increase at the pace or to the levels Obalon expects.
The efficacy of its Obalon Balloon System depends on patient compliance with a moderate intensity diet and behavior modification program. If patients are unwilling to make dietary and behavioral changes, patient outcomes may suffer, which could negatively impact perception of Obalon’s product in the marketplace both in the past and in the future.
Its Obalon Balloon System is approved as an adjunct to a moderate intensity diet and behavior modification program. As a result, in addition to undergoing the Obalon balloon procedure, patients will also need to modify their existing diet and level of physical activity in order to achieve their desired weight loss. If patients are unwilling to implement the appropriate dietary and behavioral changes, the amount of weight loss may be less than desired, leading to a negative perception of Obalon’s product in the marketplace.
If patients are unable to successfully swallow the capsule or Obalon’s balloon cannot otherwise be successfully deployed, patients may seek a refund or monetary damages in connection with the treatment.
Patients may be unable to successfully swallow the capsule that contains the Obalon balloon, potentially creating an economic disincentive for physicians to prescribe the Obalon Balloon System. In Obalon’s SMART pivotal trial, 7.6% of the combined treatment and control group patients failed to swallow a capsule with the microcatheter attached despite success swallowing a placebo that did not have a catheter attached. Obalon is experiencing similar rates in U.S. commercial usage. There have also been instances where balloon deployment was negatively impacted due to a leak in the microcatheter caused by the patient biting the catheter during placement and requiring endoscopic removal. There may be other reasons for unsuccessful placements of which Obalon is not yet aware. If the balloon is not successfully placed for any reason, the patient may attempt to seek a refund or monetary damages for the treatment. Either scenario could cause a negative financial impact for Obalon and could also create ill will with patients and physicians.
Additionally, patients may seek a refund or monetary damages from Obalon due to Company-branded treatment center closures, inability to complete treatment, persistent side-effects resulting in early removal, and general discontent with outcomes.

Patients may experience serious injury related to the device or procedures as the result of the misuse or malfunction of, or design flaws in, Obalon’s products, that could expose Obalon to expensive litigation, divert management’s attention and harm its reputation and business.
Obalon’s business is subject to significant risks associated with manufacture, distribution and use of medical devices that are placed inside the human body, including the risk that patients may be severely injured by or even die from the misuse or malfunction of Obalon’s products caused by design flaws or manufacturing defects. In addition, Obalon’s business may suffer adverse consequences even in circumstances where a patient injury is caused by the actions of others, such as where a patient is injured due to the improper or negligent use of Obalon’s products by a physician.
For instance, if the Obalon capsule does not reach a patient’s stomach and there is a hardware or software malfunction such that it is inflated in the esophagus, the patient could experience a serious injury. A patient who experiences an esophageal inflation of the balloon would most likely require surgical intervention, and could die as a result of an esophageal inflation or as a result of complications from the subsequent intervention. Physicians may use the Obalon Navigation System to track the location of the balloon prior to inflation. Failure of the sensor to function or the Obalon Navigation System to dynamically track the capsule could result in serious injury if the Obalon balloon is inflated in another portion of the body, such as the esophagus. Perforation of the esophagus at any time, including during removal, is also possible. Esophageal perforation leading to sepsis and death associated with the sepsis has been reported with use of Obalon’s product. Serious injury could also occur if one or more of the balloons deflates and migrates into the lower intestine causing an obstruction. This can also lead to surgical removal of the device and associated complications including death. Failure of the Obalon Touch Inflation Dispenser to function could result in need for immediate endoscopic removal or patient injury. Balloon deflation and migration into the lower intestine requiring surgical removal has also been reported with use of Obalon’s product. Perforation of the stomach is also possible and can lead to surgical removal of the device and associated complications including death. Perforation of the stomach requiring surgical repair has also been reported with use of Obalon’s product. One or more balloons may get lodged in the pyloric channel which could lead to severe dehydration and be life threatening and/or require surgical procedures to remove. Failure to transit has been reported with use of Obalon’s product and unscheduled endoscopy has been performed to remove the uninflated balloon. Aspiration during placement or removal is also a risk with intragastric balloons which could lead to pneumonia or other serious injury. Acute pancreatitis has been reported that may or may not be associated with the use of Obalon’s product. While Obalon has designed its products, and established instructions and protocols for physicians, to attempt to mitigate such risks, it cannot guarantee that adverse events will not occur again in the future. For example, physicians and/or patients have in the past failed, and may again in the future fail, to follow Obalon’s instructions and protocols, and the safety systems Obalon designs into its products may not prevent all possible adverse events and injuries and/or Obalon’s products may fail to function properly.
Obalon’s quality assurance testing programs may not be adequate to detect all defects, which may result in patient adverse events, interfere with customer satisfaction, reduce sales opportunities, harm Obalon’s marketplace reputation, increase warranty repairs and/or harm Obalon’s revenue and results of operations. Obalon’s inability to remedy a product defect could result in a product recall, temporary or permanent withdrawal of a product from a market, product liability suits, damage to its reputation or its brand, inventory replacement costs or product reengineering expenses, any of which could have a material impact on Obalon’s business, results of operations and financial condition.
In the past Obalon has employed, and in the future Obalon may employ social media and call center activities as part of its marketing strategy, which could give rise to regulatory violations, liability, breaches of data security or reputational damage.
Despite Obalon’s efforts to monitor evolving social media communication guidelines and comply with applicable laws and regulations, there is risk that the use of social media by us, Obalon’s employees or its customers to communicate about its products or business may cause Obalon to be found in violation of applicable requirements, including requirements of regulatory bodies such as the FDA, CMS and Federal Trade Commission. For example, adverse events, product complaints, off-label usage by physicians, unapproved marketing or other unintended messages could require an active response from us, which may not be completed in a timely manner and could result in regulatory action by a governing body. In addition, Obalon’s employees may knowingly or inadvertently make use of social media in ways that may not comply with its social media policy or other legal or contractual requirements, which may give rise to liability, lead to the loss of trade secrets or other intellectual property, or result in public exposure of personal information of Obalon’s employees, clinical trial patients, customers and others. Furthermore, negative posts or comments about Obalon or its products in social media could seriously damage Obalon’s reputation, brand image and goodwill.
Obalon has limited experience manufacturing its Obalon Balloon System and Obalon Navigation System in commercial quantities and, if Obalon restarts manufacturing, Obalon may experience production delays or issues in its manufacturing organization and be unable to meet current or future demand.
Prior to 2017, the majority of Obalon’s product sales had been to a single international distributor in the Middle East. Obalon first sold its products to physicians and institutions in the United States in 2017, and Obalon anticipates the United States to be its primary market focus going forward. Obalon has limited experience in manufacturing the current Obalon Balloon System and all its related components in commercial quantities. Moreover, Obalon recently terminated its existing manufacturing capabilities, and if Obalon determines to restart commercial operations, Obalon will need to reestablish those capabilities, and likely improve them, in order to satisfy expected demand. Obalon may find that it is unable to successfully manufacture its products in sufficient quantities, on a timely basis and with the expected quality. Any failure to meet the quality, quantity and timeliness expectations of Obalon’s customers could negatively impact its results of operations.
Obalon has had and may in the future continue to encounter production delays or shortfalls caused by many factors, including the following:
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the termination of Obalon’s manufacturing organization and related support functions and/or ability to successfully rehire the necessary talent and capabilities;

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the timing and process needed to assimilate the changes necessary to enable Obalon’s production processes to accommodate anticipated demand;

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shortages that Obalon may experience in any of the key components or sub-assemblies that it obtains from third-party suppliers, especially as Obalon has not placed any future orders from those supplies;

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production delays or stoppages caused by receiving components or supplies which do not meet Obalon’s quality specifications;

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delays that Obalon may experience in completing validation and verification testing for new controlled-environment rooms at its manufacturing facilities;

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delays that Obalon may experience in seeking FDA review and approval of PMA supplements required for certain changes in manufacturing facilities, methods or quality control procedures;

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Obalon’s limited experience in complying with the FDA’s Quality System Regulation, or the QSR, which sets forth good manufacturing practice requirements for medical devices and applies to the manufacture of the components of its Obalon Balloon System;

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Obalon’s ability to attract, train, and retain qualified employees, who are in short supply, in order to increase its manufacturing output;

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Obalon’s ability to design and validate processes to allow Obalon to manufacture future generations of the Obalon Balloon System that meets or exceeds its quality specifications in an efficient, cost-effective manner;

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Obalon’s ability to produce commercial product that meets or exceeds its manufacturing specifications and release criteria;

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production delays or stoppages caused by malfunction of production equipment and/or malfunction of the electrical, plumbing, ventilation, or cooling systems supporting Obalon’s manufacturing facility; and

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production stoppages and/or product scrap caused by positive tests for objectionable organisms on Obalon’s products.

Obalon depends on third-party suppliers, including single source suppliers, to manufacture some of its components and sub-assemblies, which could make Obalon vulnerable to supply shortages, interruptions in production and price fluctuations that could harm Obalon’s business. Obalon has not ordered from those suppliers in approximately one year and they may be unwilling or unable to reinitiate supply of key materials and components.
Historically, Obalon manufactured its Obalon Balloon System and some of its components and sub-assemblies at its Carlsbad facility, and Obalon relied on third-party suppliers for other components and sub-assemblies used in production. In some cases, these suppliers were single source suppliers. For example, Obalon relied on single suppliers for the extruded film, swallowable capsule, molded silicone valve used to manufacture its Obalon balloons and the hydrophilic coating for its catheters. Obalon also relied on additional single source suppliers for components of its Obalon Navigation balloons and console, including sensors. These components are critical to its current and future products and there are relatively few alternative sources of supply. Obalon does not carry a significant inventory of these components and obtaining additional components may require significant lead-time. Obalon has experienced and may continue to experience production challenges due to shortages of key components from suppliers.
Moreover, Obalon has not placed any future orders with its suppliers and they could refuse to fill future orders in the event Obalon restarts manufacturing, they may lose the capabilities to produce for Obalon or they may refuse to do business with Obalon at all in the future. Identifying and qualifying additional or replacement suppliers for any of the components or sub-assemblies used in Obalon’s products could involve significant time and cost and could delay Obalon’s ability to restart production and, going forward, could adversely affect its ability to fill product orders, service and maintain equipment with customers. For example, given that its Obalon Balloon System is a PMA approved product, any replacement supplier will have to be assessed by Obalon through audits and other verification and assessment tools and found capable of producing quality components that meet Obalon’s approved specifications, and Obalon may be required to notify or obtain approval from the FDA for a change in a supplier prior to Obalon’s ability to use the components it provides. If Obalon were unable to find a replacement supplier, it could result in significant delays as Obalon would be unable to produce additional product until such replacement supplier had been identified and qualified. If an existing or replacement supplier proposes to change any component specifications or quality requirements, the change may require FDA approval of a PMA supplement. If a supplier changes a component without notifying us, that change could result in an undetected change being incorporated into the finished product. Once detected and investigated, if the change is found to potentially affect the safety or effectiveness of the product, Obalon would have to take corrective and preventive action, including possibly recalling the product, which could be time-consuming and expensive, and could impair Obalon’s ability to meet the demand of its customers and harm its business and reputation.
In addition, Obalon’s reliance on third-party suppliers for current and future products subjects Obalon to a number of risks that could impact Obalon’s ability to manufacture its products, service and maintain equipment with customers and harm its business, including:
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inability to obtain adequate supply in a timely manner or on commercially reasonable terms;

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change in payment terms, requiring upfront payment;

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concern regarding Obalon’s current financial position or delay in its payments to suppliers; especially Obalon’s key suppliers for the Obalon Navigation System console and balloon components, could negatively impact suppliers’ perception of the Company and result in delayed or canceled delivery of components;

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difficulty identifying and qualifying alternative suppliers for components in a timely manner;

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interruption of supply resulting from modifications to, or discontinuation of, a supplier’s operations;

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damage to suppliers’ facilities could interrupt supply;

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delays in product shipments resulting from uncorrected defects, reliability issues or a supplier’s failure to produce components that consistently meet Obalon’s quality specifications;

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price fluctuations due to a lack of long-term supply arrangements with Obalon’s suppliers for key components;

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inability of suppliers to comply with applicable provisions of the QSR or other applicable laws or regulations enforced by the FDA and state regulatory authorities;

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inability to ensure the quality of products manufactured by third parties;

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production delays related to the evaluation and testing of products from alternative suppliers and corresponding regulatory qualifications;

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delays in delivery by Obalon’s suppliers due to changes in demand from Obalon or their other customers;

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Obalon’s suppliers could attempt to manufacture products for Obalon’s competitors using Obalon’s intellectual property; and

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decisions by suppliers to exit the medical device business or discontinue supplying us.

Although Obalon requires its third-party suppliers to supply Obalon with components that meet Obalon’s specifications and comply with applicable provisions of the QSR and other applicable legal and regulatory requirements in its agreements and contracts, and Obalon performs incoming inspection, testing or other acceptance activities to assure the components meet Obalon’s requirements, there is a risk that its suppliers will not always act consistent with Obalon’s best interests, and may not always supply components that meet Obalon’s requirements, or supply components in a timely manner. Any significant delay or interruption in the supply of components or sub-assemblies, or its inability to obtain substitute components, sub-assemblies or materials from alternate sources at acceptable prices in a timely manner, could impair Obalon’s ability to meet the demand of its customers and harm its business and financial results.
Historically, all of Obalon’s international revenue was derived from sales to a single distributor that accounted for a significant amount of its revenue.
Al Danah Medical Company W.L.L, or Al Danah, was the sole distributor of its Obalon Balloon System in the Middle East and Obalon’s sole international customer. International sales to Al Danah represented 15.1% and 48.4% of Obalon’s total revenue for the year ended December 31, 2020 and 2019, respectively. Bader Sultan & Bros. Co. W.L.L., or Bader, was previously the sole distributor of Obalon’s prior generation Obalon balloon system in the Middle East and Obalon’s sole international customer. The agreement with Bader was terminated in December 2019. In May 2020 Obalon terminated the agreement with Al Danah and will not ship them product in the future. The significant reduction in international revenue in 2020 has had a significant impact on Obalon’s financial performance. Currently, Obalon does not have regulatory approval for its Obalon Navigation System and Obalon Touch Inflation Dispenser in the Middle East. However, there are certain countries in the Middle East that allow importation of medical device products with United States FDA approval or clearance to meet local regulatory standards, including Qatar.
If Obalon were to restart commercial operations as a standalone company, Obalon would not intend to devote significant additional resources in the near-term to market its Obalon Balloon System internationally, which will limit its potential revenue from Obalon’s product.
Marketing its Obalon Balloon System outside of the United States would require substantial additional sales and marketing, regulatory and personnel expenses. As part of Obalon’s longer-term product development and regulatory strategy, Obalon may expand into other select international markets, but Obalon does not currently intend to devote significant additional resources to market its Obalon Balloon System internationally. Obalon’s decision to market its product primarily in the United States in the near-term will limit Obalon’s ability to reach all of its potential markets and will limit its potential sources of revenue. In addition, Obalon’s competitors will have an opportunity to further penetrate and achieve market share outside of the United States until such time, if ever, that Obalon devotes significant additional resources to market its product internationally. Obalon has not submitted to the Competent Authority for CE-marking of the Obalon Navigation System or Obalon Touch Inflation Dispenser. Furthermore, given recent changes to the CE-mark process, which requires additional filings, the CE Mark for the prior version of the Obalon balloon system was not renewed in May 2020.

The medical device industry, and the market for weight loss and obesity in particular, is highly competitive. If Obalon’s competitors are able to develop and market products that are safer, more effective, easier to use or more readily adopted by patients and physicians, Obalon’s commercial opportunities will be reduced or eliminated.
The medical device industry generally, and the market for weight loss and obesity specifically, are highly competitive, subject to rapid change and significantly affected by new product introductions, results of clinical research, corporate combinations, actions by regulatory bodies, changes by public and private payers and other factors. Because of the market opportunity and the high growth potential of the non-surgical device market for weight loss and obesity, competitors and potential competitors have historically dedicated, and will continue to dedicate, significant resources to aggressively develop and commercialize their products.
In the United States, Obalon’s product competes with a variety of pharmaceuticals, surgical procedures and devices for the treatment of obese and overweight people. Large competitors in the surgical segment for weight loss and obesity include Ethicon Inc. (subsidiary of Johnson & Johnson), Medtronic plc (formerly Covidien Ltd.), Apollo EndoSurgery, Inc., and ReShape LifeSciences (which acquired the LAP-BAND from Apollo Endosurgery, Inc. and currently sells that device worldwide). Obalon is aware of only one FDA approved, commercially marketed liquid-filled balloon device for treating overweight people, the ORBERA Balloon by Apollo EndoSurgery. Outside of the United States, Allurion Technologies, Inc. has developed a swallowable, passable liquid-filled intragastric for which they are seeking U.S. regulatory approval. Spatz Medical has also developed a liquid-filled intragastric balloon that has been approved for sale in Latin America and Europe and is seeking regulatory approval in the U.S. Additionally, Obalon is aware of numerous companies around the world working to develop less invasive and less costly alternatives for the treatment of obesity, any of which, if approved, could compete with Obalon in the future.
At any time, these or other competitors may introduce new or alternative products that compete directly or indirectly with Obalon’s products and services. They may also develop and patent products and processes earlier than Obalon can or obtain regulatory clearance or approvals faster than us, which could impair Obalon’s ability to develop and commercialize similar products or services. If clinical outcomes of procedures performed with Obalon’s competitors’ products are, or are perceived to be, superior to treatments performed with its products, sales of its products could be negatively affected and its business, results of operations and financial condition could suffer.
Many of Obalon’s competitors have significantly greater financial and other resources than Obalon does, as well as:
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well-established reputations and name recognition with key opinion leaders and physician networks;

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an established base of long-time customers with strong brand loyalty;

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products supported by long-term data;

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longer operating histories;

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significantly larger installed bases of equipment;

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greater existing market share in the obesity and weight management market;

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broader product offerings and established distribution channels;

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greater ability to cross-sell products;

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additional lines of products, and the ability to offer rebates or bundle products to offer higher discounts or incentives; and

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more experience in conducting research and development, manufacturing, performing clinical trials and obtaining regulatory approvals or clearances.

Competition with these companies could result in significant price-cutting, reduced profit margins and loss of market share, any of which would harm Obalon’s business, financial condition and results of operations. In addition, competitors with greater financial resources than Obalon could acquire other companies to gain enhanced name recognition and market share, as well as new technologies or products that could effectively compete with Obalon’s existing and future products, which may cause its revenues to decline and harm its business.
Obalon has dramatically reduced its senior management team to only two full time employees and Obalon cannot assure you that Obalon has or would be able to recruit sufficient resources to manage its current operations or restart commercialization in the future.
Obalon’s success as a standalone company largely depends upon the services of its executive management team, which has been reduced to two: Andy Rasdal, Obalon’s President and CEO, and Nooshin Hussainy, Obalon’s Chief Financial Officer. Obalon’s former President and CEO, William Plovanic resigned on June 19, 2020. Mr. Plovanic continues to serve as a member of the Board of Directors. Mark Brister, its Chief Technology Officer, and Amy VandenBerg, its Chief Clinical, Regulatory and Quality Officer, resigned on July 3, 2020 but continue to provide limited services on a consulting basis. Bob MacDonald, Obalon’s Chief Retail Officer, resigned on March 13, 2020. Obalon cannot assure you that the remaining executives will be sufficient to implement its current business plan. Additionally, Obalon does not currently maintain key personnel life insurance policies on any of Obalon’s employees. Moreover, if Obalon is successful in securing reimbursement for its products, Obalon will need to attract and retain additional executive officers and numerous highly qualified personnel. Competition for executive officers and skilled personnel is intense. Obalon has, from time to time, experienced, and it expects to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. If Obalon is unable to attract and retain additional executive officers or other key employees it could impede the achievement of Obalon’s research, development and commercialization objectives and seriously harm its ability to successfully implement Obalon’s business strategy.
Many of the companies with which Obalon competes for experienced personnel have greater resources than Obalon has. If Obalon hires employees from competitors or other companies, their former employers may attempt to assert that these employees or Obalon has breached legal obligations, resulting in a diversion of Obalon’s time and resources and, potentially, damages. In addition, job candidates and existing employees, particularly in the San Diego area, are particularly focused on the value of the stock awards they receive in connection with their employment. As a result, the current market price of Obalon’s common stock, in particular as it relates to exercise prices of Obalon’s outstanding options, limits its ability to retain existing employees and makes it difficult to attract additional highly skilled employees. In addition, Obalon invests significant time and expense in training its employees, which increases their value to competitors who may seek to recruit them. If Obalon fails to attract new personnel or fail to retain and motivate its current personnel, its business and future growth prospects would be harmed.
From time to time, Obalon engages outside parties to perform services related to certain of Obalon’s clinical studies and trials, and any failure of those parties to fulfill their obligations could increase costs and cause delays.
From time to time, Obalon engages consultants to help design, monitor and analyze the results of certain of Obalon’s clinical studies and trials. The consultants Obalon engages interact with clinical investigators to enroll patients in its clinical trials. Obalon depends on these consultants and clinical investigators to help facilitate the clinical studies and trials and monitor and analyze data from these studies and trials under the investigational plan and protocol for the study or trial and to comply with applicable regulations and standards, commonly referred to as good clinical practices, or GCP, requirements for conducting, monitoring, recording and reporting the results of clinical trials, in order to ensure that the data and results are scientifically credible and accurate and that the trial subjects are adequately informed of the potential risks of participating in clinical trials. Obalon relies on medical institutions, clinical investigators, contract laboratories and other third parties, such as CROs, to conduct GLP-compliant preclinical studies and GCP-compliant clinical trials on Obalon’s product properly and on time. While Obalon will have agreements governing their activities, Obalon controls only certain aspects of their activities and have limited influence over their actual performance. Obalon may face delays in its regulatory approval process if these parties do not perform their obligations in a timely, compliant or competent manner. If these third parties do not successfully carry out their duties or meet expected deadlines, or if the quality, completeness or accuracy of the data they obtain is compromised due to the failure to adhere to Obalon’s clinical trial protocols or for other reasons, its clinical studies or trials may be extended, delayed or terminated or may otherwise prove to be unsuccessful to support product approval of a commercially viable product, or at all, and Obalon may have to conduct additional studies, which would significantly increase Obalon’s costs, in order to obtain the regulatory clearances or approvals that Obalon needs to commercialize its products and delay commercialization.
Risks Related to Regulatory Matters
In the future, its Obalon Balloon System may be subject to product recalls that could harm Obalon’s reputation and business.
The FDA and similar governmental authorities in other countries have the authority to require the recall of commercialized products in the event of material regulatory deficiencies or defects in design or manufacture. A government-mandated or voluntary recall by Obalon could occur as a result of component failures, manufacturing errors, design or labeling defects with the Obalon Balloon System and the Obalon Navigation System or deficiencies of other products in the intragastric balloon category. Recalls of its Obalon Balloon System would divert managerial attention, be expensive, harm Obalon’s reputation with customers and harm its financial condition and results of operations.
Depending on the corrective action Obalon takes to redress a device product’s deficiencies or defects, the FDA may require us, or Obalon may decide to, obtain new approvals, clearances, or other marketing authorizations for the device before Obalon may market or distribute the corrected device. Seeking such authorizations may delay Obalon’s ability to replace the recalled devices in a timely manner. Moreover, if Obalon does not adequately address problems associated with its devices, Obalon may face additional regulatory enforcement action, including FDA warning letters, Form 483s, product seizure, injunctions, administrative penalties, or civil or criminal fines.
Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. Obalon may initiate voluntary recalls or corrections for Obalon’s products in the future that it determines do not require notification of the FDA. If the FDA disagrees with Obalon’s determinations, they could require Obalon to report those actions as recalls and Obalon may be subject to enforcement action. A future recall announcement could harm Obalon’s reputation with customers, potentially lead to product liability claims against Obalon and negatively affect its stock price.
If patients using Obalon’s products experience adverse events or other undesirable side effects, regulatory authorities could withdraw or modify Obalon’s commercial approvals, which would adversely affect Obalon’s reputation and commercial prospects and/or result in other significant negative consequences.
Undesirable side effects caused by its Obalon Balloon System could cause Obalon, the FDA or other regulatory authorities to interrupt, delay or halt clinical trials, and could result in more restrictive labeling than originally required, cause the FDA or other regulatory authorities to subsequently withdraw or modify Obalon’s PMA or other commercial approvals, or result in the delay or denial of regulatory approval by other notified bodies. For example, in the 1980s and early 1990s, the FDA required additional post-market safety and efficacy data collection and analysis on an earlier version of an intragastric balloon after patients suffered severe side effects and complications with the device, which ultimately resulted in the withdrawal of the PMA approval.
Since February 2017, the FDA has issued four separate letters (known as Safety Alerts) to health care providers warning of serious adverse events, including deaths, which are specific to liquid-filled intragastric balloons. While the Safety Alerts were specific to liquid-filled intragastric balloons and not gas-filled intragastric balloons, these adverse events could result in the FDA taking action against the entire intragastric balloon category which may cause negative consequences for Obalon including requiring additional warnings, precautions and/or contraindications in the labeling than originally required, delaying or denying approval of Obalon’s future products, or possible review or withdrawal of its current approval.
If Obalon is unable to demonstrate that any adverse events are not related to its product, the FDA or other regulatory authorities could order Obalon to cease further development of, require more restrictive indications for use and/or additional warnings, precautions and/or contraindications in the labeling than originally required, or delay or deny approval of any of its future products. Even if Obalon is able to do so, such event could affect patient recruitment or the ability of enrolled patients to complete a clinical trial. Moreover, if Obalon elects, or is required, to not initiate, delay, suspend or terminate any future clinical trial of any of Obalon’s products, the commercial prospects of such product may be harmed and its ability to generate product revenues from Obalon’s product may be delayed or eliminated. Any of these occurrences may harm Obalon’s ability to develop other products, and may harm its business, financial condition and prospects significantly.
In addition, Obalon or others may later identify undesirable side effects caused by the product (or any other similar product), resulting in potentially significant consequences, including:
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the FDA or European notified bodies may withdraw or limit their approval of the product;

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the FDA or European notified bodies may require the addition of labeling statements, such as a contraindication;

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Obalon may be required to change the way the product is distributed or administered, conduct additional clinical trials or change the labeling of the product;

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Obalon may be required to correct or remove the products from the marketplace or decide to conduct a voluntary recall;

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Obalon may decide to alert physicians through customer notifications;

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the FDA may use publicity such as a press release to alert Obalon’s customers and the public of the issue;

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physicians and patients may be dissatisfied, seek refunds and refuse to use Obalon’s products;

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Obalon could be sued and held liable for injury caused to individuals using its product; and

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Obalon’s reputation may suffer.

Any of these events could prevent Obalon from achieving or maintaining market acceptance of its Obalon Balloon System and could substantially increase the costs of commercializing Obalon’s product and significantly impact its ability to successfully commercialize Obalon’s product and generate product sales.
Even though Obalon has received FDA approval of Obalon’s PMA application to commercially market the Obalon balloon system in the United States, Obalon will continue to be subject to extensive FDA regulatory oversight.
Its Obalon Balloon System, Obalon Navigation System, and Obalon Touch Inflation Dispenser are medical devices that are subject to extensive regulation by the FDA in the United States and by regulatory agencies in other countries where Obalon does business. Obalon will be required to timely file various reports with the FDA, including reports required by the medical device reporting regulations, or MDRs, that require that Obalon reports to the regulatory authorities if Obalon’s devices may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur. If these reports are not filed timely, regulators may impose sanctions and sales of Obalon’s products may suffer, and Obalon may be subject to product liability or regulatory enforcement actions, all of which could harm Obalon’s business.
Obalon relies on its U.S. physician customers and international distributors for timely reporting of any adverse events or product malfunctions that occur, which may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur. Notification by Obalon’s U.S. physician customers and its international distributor on a timely basis or at all of such events could result in product liability or regulatory enforcement actions, both of which could harm its business.
In addition, as a condition of approving a PMA application, the FDA may also require some form of post-approval study or post-market surveillance, whereby the applicant conducts a follow-up study or follows certain patient groups for a number of years and makes periodic reports to the FDA on the clinical status of those patients when necessary to protect the public health or to provide additional safety and effectiveness data for the device. For example, as part of Obalon’s PMA approval, Obalon is required to conduct a post-approval study at up to 16 sites in the United States to evaluate the safety and efficacy of its Obalon Balloon System in approximately 200 subjects over a twelve-month period, consisting of six months of treatment with the Obalon Balloon System followed by six months of observation after balloon removal. Obalon began patient enrollment in the post approval study in the second quarter of 2018 and in April 2019 Obalon notified the FDA that Obalon had temporarily paused active new patient enrollment to conserve cash resources and ensure it could meet future financial obligations to physicians and patients. Obalon has subsequently notified the FDA in July 2019 that it restarted enrollment and as of March 31, 2020 Obalon enrolled approximately 200 patients, which it believes represents full enrollment, and Obalon would expect to complete follow-up on these patients in 2021. As part of Obalon’s PMA-S approval of the Obalon Navigation System, Obalon is required to conduct a post-approval study at up to 40 sites in the United States to evaluate the safety and efficacy of its Obalon Navigation System for approximately 4,000 balloon placements, as it relates to the safety and efficacy of acute balloon placement including deployment, but not long-term results such as weight loss. Obalon began enrollment of the Obalon Navigation System post-approval study in December 2019. In the first quarter of 2020, Obalon enrolled 32 patients with 81 balloon administrations in the Obalon Navigation System post-approval study. Obalon has notified the FDA that it has temporarily paused active new patient enrollment as a result of ceasing to ship new product to commercial customers and the closure of the Obalon-branded retail treatment centers. Obalon intends to keep this study paused until it secures a pathway to a product reimbursement trial where Obalon will evaluate how to collect the data required to support this study in conjunction with the data required of a third-party payor or other wise begin commercializing again. This study will have to be resumed in connection with the resumption of manufacturing and distributing the Obalon Balloon System. The product labeling for any product subject to a post-approval study must be updated and submitted in a PMA supplement as results, including any adverse event data, from the post-approval study data become available. Failure to conduct post-approval studies in compliance with applicable regulations or to timely complete required post-approval studies or comply with other post-approval requirements could result in withdrawal of approval of the PMA, which would materially harm Obalon’s business. Moreover, if post-approval studies of Obalon’s products reveal unanticipated adverse effects, increases in the incidence of anticipated adverse effects, or device failures, and Obalon is required to modify the approved labeling for its products to include such adverse findings, such labeling modifications could have a materially adverse effect on its ability to market and sell the affected products.
If Obalon initiates a correction or removal for one of its devices, issue a safety alert, or undertake a field action or recall to reduce a risk to health posed by the device, Obalon would be required to submit a publicly available Correction and Removal report to the FDA and in many cases, similar reports to other regulatory agencies. This report could be classified by the FDA as a device recall, which could lead to increased scrutiny by the FDA, other international regulatory agencies and Obalon’s customers regarding the quality and safety of its devices and to negative publicity, including FDA alerts, press releases, or administrative or judicial enforcement actions. Furthermore, the submission of these reports has been and could be used by competitors against Obalon in competitive situations and cause customers to delay purchase decisions or cancel orders and would harm Obalon’s reputation.
Since February 2017, the FDA has issued four separate letters to health care providers warning of serious adverse events, including deaths, which are specific to liquid-filled intragastric balloons. The letters were specific to liquid-filled intragastric balloons and not gas-filled intragastric balloons. However, these adverse events associated with liquid-filled intragastric balloons could result in the FDA taking action against the entire gastric balloon category, which may cause negative consequences for Obalon including requiring additional warnings, precautions and/or contraindications in the labeling than originally required, delaying or denying approval of Obalon’s future products, or possible review or withdrawal of its current approval.
The FDA and the Federal Trade Commission, or FTC, also regulate the advertising and promotion of Obalon’s products to ensure that the claims Obalon makes are consistent with its regulatory clearances and approvals, that there are adequate and reasonable data to substantiate the claims and that Obalon’s promotional labeling and advertising is neither false nor misleading in any respect. If the FDA or FTC determines that any of Obalon’s advertising or promotional claims are false, misleading, not substantiated or not permissible, Obalon may be subject to enforcement actions, including Warning Letters, and Obalon may be required to revise its promotional claims and make other corrections or restitutions.
Additionally, the medical device industry’s relationship with physicians is under increasing scrutiny by the Health and Human Services Office of Inspector General, or OIG, the Department of Justice, or DOJ, state attorneys general, and other foreign and domestic government agencies. Obalon’s failure to comply with laws, rules and regulations governing its relationships with physicians, or an investigation into Obalon’s compliance by the OIG, DOJ, state attorneys general and other government agencies, could significantly harm its business.
The FDA and state authorities have broad enforcement powers. Obalon’s failure to comply with applicable regulatory requirements could result in enforcement action by the FDA or state agencies, which may include any of the following sanctions:
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adverse publicity, warning letters, untitled letters, Form 483s, fines, injunctions, consent decrees and civil penalties;

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repair, replacement, refunds, recalls, termination of distribution, administrative detention or seizures of Obalon’s products;

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operating restrictions, partial suspension or total shutdown of production;

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customer notifications or repair, replacement or refunds;

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refusing Obalon’s requests for 510(k) clearance or PMA approvals or foreign regulatory approvals of new products, new intended uses or modifications to existing products;

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withdrawals of current 510(k) clearances or PMAs or foreign regulatory approvals, resulting in prohibitions on sales of Obalon’s products;

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FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and

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criminal prosecution.

Any of these sanctions could also result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on Obalon’s reputation, business, results of operations and financial condition.
In addition, the FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of Obalon’s product candidates. If Obalon is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if it is not able to maintain regulatory compliance, Obalon may lose any marketing approval that it may have obtained and Obalon may not achieve or sustain profitability, which would adversely affect Obalon’s business, prospects, financial condition and results of operations.
Obalon also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. For example, certain policies of the current administration may impact Obalon’s business and industry. The current administration has taken several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, FDA’s ability to engage in routine regulatory and oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. It is difficult to predict how these executive actions, including the Executive Orders, will be implemented, and the extent to which they will affect the FDA’s ability to exercise its regulatory authority. If these executive actions impose constraints on FDA’s ability to engage in oversight and implementation activities in the normal course, Obalon’s business may be negatively impacted.
Material modifications to its Obalon Balloon System and Obalon Navigation System may require new premarket approvals and may require Obalon to recall or cease marketing its Obalon Balloon System until approvals are obtained.
Once a medical device is approved, a manufacturer must notify the FDA of any modifications to the device. Any modification to a device that has received FDA approval that affects its safety or effectiveness requires approval from the FDA pursuant to a PMA supplement. An applicant may make a change in a device approved through a PMA without submitting a PMA supplement if the change does not affect the safety and effectiveness of the device and the change is reported to FDA in a post-approval periodic report required as a condition of approval. Obalon may not be able to obtain additional premarket approvals for new products or obtain approval of PMA supplements for modifications to, or additional indications for, its Obalon Balloon System in a timely fashion, or at all. Delays in obtaining required future approvals would harm Obalon’s ability to introduce new or enhanced products in a timely manner, which in turn would harm Obalon’s future growth. If Obalon makes additional modifications in the future that Obalon believes do not or will not require additional approvals and the FDA disagrees and requires new approvals for the modifications, it may be required to recall and to stop selling or marketing its Obalon Balloon System as modified, which could harm its operating results and require Obalon to redesign its Obalon Balloon System and Obalon Navigation System. In these circumstances, Obalon may be subject to significant enforcement actions.
If Obalon or its suppliers fail to comply with the FDA and international quality system requirements, Obalon’s manufacturing operations could be delayed or shut down and sales of its Obalon Balloon System could suffer.
Obalon’s manufacturing processes and those of Obalon’s third-party suppliers are required to comply with the FDA’s QSR, which covers the procedures and documentation of the design, testing, production, control, quality assurance, inspection, complaint handling, record keeping, management review, labeling, packaging, sterilization, storage and shipping of its Obalon Balloon System. Obalon is also subject to similar state requirements and licenses. In addition, Obalon must engage in extensive record keeping and reporting and must make available its manufacturing facilities and records for periodic unannounced inspections by governmental agencies, including the FDA, state authorities and comparable agencies in other countries. If Obalon is found to not be in compliance at the conclusion of an FDA QSR inspection, its operations could be disrupted and its manufacturing interrupted. Failure to take adequate corrective action in response to an adverse QSR inspection could result in, among other things, issuance of a Warning Letter, a shut-down of Obalon’s manufacturing operations, significant fines, suspension of marketing clearances and approvals, seizures or recalls of Obalon’s device, operating restrictions and criminal prosecutions, any of which would cause Obalon’s business to suffer. Furthermore, Obalon’s key component suppliers may not currently be or may not continue to be in compliance with applicable regulatory requirements, which may result in manufacturing delays for its product and cause its revenues to decline.
Obalon has registered with the FDA as a medical device manufacturer and have obtained a manufacturing license from the California Department of Public Health, or CDPH. The FDA has broad post-market and regulatory enforcement powers. Obalon is subject to unannounced inspections by the FDA and the Food and Drug Branch of CDPH to determine Obalon’s compliance with the QSR and other regulations, and these inspections may include the manufacturing facilities of Obalon’s suppliers. Obalon’s current facility has been inspected by the FDA numerous times, the most recent of which occurred in November 2017, which resulted in no observations. Although Obalon believes its manufacturing facilities and those of its critical component suppliers are in compliance with the QSR requirements, Obalon can provide no assurance that Obalon will continue to remain in compliance with the QSR. If Obalon’s manufacturing facilities or those of any of its component suppliers are found to be in violation of applicable laws and regulations, or Obalon or its suppliers have significant noncompliance issues or fail to timely and adequately respond to any adverse inspectional observations or product safety issues, or if any corrective action plan that Obalon or its suppliers propose in response to observed deficiencies is not sufficient, the FDA could take enforcement action, including any of the following sanctions:
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untitled letters, warning letters, and Form 483s;

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fines, injunctions, consent decrees and civil penalties;

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customer notifications or repair, replacement, refunds, recall, detention or seizure of Obalon’s products;

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operating restrictions or partial suspension or total shutdown of production;

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refusing or delaying Obalon’s requests for clearance or approval of new products or modified products;

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withdrawing clearances or approvals that have already been granted;

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refusal to grant export approval for Obalon’s products; or

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criminal prosecution.

Taking corrective action may be expensive, time consuming and a distraction for management and if Obalon experiences a shutdown or delay at Obalon’s manufacturing facility, Obalon may be unable to produce its Obalon Balloon System, which would materially harm its business.
Outside the United States, Obalon’s products and operations are also often required to comply with standards set by industrial standards bodies, such as the International Organization for Standardization. Foreign regulatory bodies may evaluate Obalon’s products or the testing that its products undergo against these standards. The specific standards, types of evaluation and scope of review differ among foreign regulatory bodies. If Obalon fails to adequately comply with any of these standards, a foreign regulatory body may take adverse actions similar to those within the power of the FDA. Any such action may harm Obalon’s reputation and could have an adverse effect on its business, results of operations and financial condition.
Obalon also has an ISO 13485:2003 Quality System Certificate through British Standards Institution, or BSI, that is required to support Obalon’s CE mark. Obalon has been audited at least annually and is subject to unannounced audits by BSI which could result in major nonconformances. Major nonconformances could result in the suspension or revocation of its ISO Certificate, which would disrupt distribution in the European Union and other countries that require certificated Quality Systems.
Obalon’s success depends on Obalon’s ability to obtain FDA approval or other regulatory approvals for its future products and product improvements.
The successful commercialization of the Obalon Balloon System is dependent on the successful development and commercialization of future devices intended to improve the safety, efficacy, ease-of-use or cost of the Obalon Balloon System. A product Obalon has under development includes a longer-term duration balloon, intended to remain in the stomach for up to twelve months.
Obalon cannot assure you that this or other devices or improvements Obalon develops will receive regulatory approval in the United States or in other regulatory jurisdictions outside the United States, including the Middle East or CE-Mark. A number of companies in the medical device field have suffered significant setbacks during evaluation due to lack of efficacy or unacceptable safety issues, notwithstanding promising preliminary results. Obalon’s failure to receive regulatory approval in jurisdictions outside the United States, in a timely manner or at all, could harm its financial results and ability to become profitable. Even if Obalon obtains regulatory approval for one or more of these new products, the terms of such regulatory approval may limit its ability to successfully market the approved product.
The FDA and other regulatory agencies actively enforce the laws and regulations governing the development, approval and commercialization of medical devices. If Obalon is found to have failed to comply with these laws and regulations, Obalon may become subject to significant liability.
The Obalon Balloon System is classified by the FDA as a Class III medical device. As a result, Obalon is subject to extensive government regulation in the United States by the FDA and state regulatory authorities. Obalon is also subject to foreign regulatory authorities in the countries in which Obalon currently and intends to conduct business. These regulations relate to, among other things, research and development, design, pre-clinical testing, clinical trials, manufacturing, packaging, storage, premarket approval, environmental controls, safety and efficacy, labeling, advertising, promotion, pricing, recordkeeping, reporting, import and export, post-approval studies and the sale and distribution of the Obalon Balloon System.
Further, the FDA and European regulatory authorities strictly regulate the indications for use and associated promotional safety and effectiveness claims, including comparative and superiority claims vis a vis competitors’ products, that may be made about products, such as the Obalon Balloon System. In particular, a medical device may not be promoted for uses or indications that are not approved by the FDA or other regulatory agencies as reflected in the product’s approved labeling. For example, Obalon will not be able to promote or make claims for the Obalon Balloon System for the treatment of patients outside of the BMI ranges specifically approved by the FDA or other regulatory authorities. In the United States, Obalon received FDA approval of the Obalon Balloon System for temporary use to facilitate weight loss in adults with obesity (BMI of 30 to 40) who have failed to lose weight through diet and exercise. The Obalon Balloon System is intended to be used as an adjunct to a moderate intensity diet and behavior modification program. All balloons must be removed six months after the first balloon is placed. Obalon’s pivotal trial inclusion and exclusion criteria included patients with a BMI of 30 to 40; thus, its approved labeling is limited to the same BMI range. Obalon also will not be able to make comparative or superiority claims for the Obalon Balloon System versus other products without scientific data supporting or establishing those claims, including possibly data from head-to-head clinical trials if appropriate. Obalon’s CE mark label includes patients with a BMI of 27 or greater. As a part of Obalon’s PMA approval, Obalon is required to conduct a post-approval study at up to 16 sites in the United States to evaluate the safety and efficacy of its Obalon Balloon System over a twelve-month period, consisting of six months of treatment with the Obalon Balloon System followed by six months of observation after balloon removal. Obalon began patient enrollment in the post-approval study in the second quarter of 2018 and in April 2019 Obalon notified the FDA that it had temporarily paused active new patient enrollment to conserve cash resources and ensure Obalon could meet future financial obligations to physicians and patients. Obalon has subsequently notified the FDA in July 2019 that it restarted enrollment and as of December 31, 2020 it has completed enrollment and would expect to complete follow up on these patients in 2021. Failure to conduct post-approval studies in compliance with applicable regulations or to timely complete required post-approval studies or comply with other post-approval requirements could result in withdrawal of approval of the PMA, which would materially harm Obalon’s business. As part of Obalon’s PMA-S approval of the Obalon Navigation System, Obalon is required to conduct a post-approval study of up to 40 sites in the United States to evaluate the safety and efficacy of its Obalon Navigation System as it relates to acute balloon placement including deployment. Obalon began enrollment of the Obalon Navigation System post approval study in December 2019. Obalon has notified the FDA that it has temporarily paused active new patient enrollment as a result of ceasing to ship new product to commercial customers and the closure of the Obalon-branded retail treatment centers. Obalon intends to keep this study paused until it secures a pathway to a product reimbursement trial where Obalon will evaluate how to collect the data required to support this study in conjunction with the data required of a third-party payor or otherwise begin commercializing again. This study will have to be resumed in connection with the resumption of manufacturing and distributing the Obalon Balloon System. The product labeling for any product subject to a post-approval study must be updated and submitted in a PMA supplement as results, including any adverse event data, from the post-approval study data become available. Failure to conduct the post-approval study in compliance with applicable regulations or to timely complete required post-approval studies, obtaining results different than Obalon’s pivotal trial results or failure to comply with other post-approval requirements could result in withdrawal of approval of the PMA, which would harm its business.
Physicians may choose to prescribe such products to their patients in a manner that is inconsistent with the approved label, as the FDA does not restrict or regulate a physician’s choice of treatment within the practice of medicine. However, if the FDA determines that Obalon’s promotional materials or physician training, including its paid consultants’ educational materials, constitutes promotion of an off-label use, it could request that Obalon modifies its training or promotional materials or subject Obalon to enforcement action, including warning letters, untitled letters, fines, penalties, or seizures. If Obalon is found to have promoted such off-label uses, Obalon may become subject to significant liability. The federal government has levied large civil and criminal fines and/or other penalties against companies for alleged improper promotion and has investigated, prosecuted, and/or enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees of permanent injunctions under which specified promotional conduct is changed, curtailed or prohibited. If Obalon cannot successfully manage the promotion of and training for its Obalon Balloon System, Obalon could become subject to significant liability, which would materially adversely affect Obalon’s business and financial condition.

Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, cleared or approved or commercialized in a timely manner or at all, which could negatively impact Obalon’s business.
The ability of the FDA to review and clear or approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for new medical devices or modifications to cleared or approved medical devices to be reviewed and/or approved by necessary government agencies, which would adversely affect Obalon’s business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.
Separately, in response to the global COVID-19 pandemic, on March 10, 2020 the FDA announced its intention to postpone most foreign inspections of manufacturing facilities, and regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process Obalon’s regulatory submissions, which could have a material adverse effect on its business.
If Obalon fails to obtain and maintain regulatory approval in foreign jurisdictions, its market opportunities will be limited.
In order to market Obalon’s products in the European Union, the Middle East or other foreign jurisdictions, Obalon must obtain and maintain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies from country to country and can involve additional testing. The time required to obtain approval abroad may be longer than the time required to obtain FDA clearance or approval. Foreign regulatory approval processes include many of the risks associated with obtaining FDA clearance or approval and Obalon may not obtain foreign regulatory approvals on a timely basis, if at all. FDA clearance or approval does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries. However, the failure to obtain clearance or approval in one jurisdiction may have a negative impact on Obalon’s ability to obtain clearance or approval elsewhere. If Obalon does not obtain or maintain necessary approvals to commercialize its products in markets outside the United States, it would negatively affect Obalon’s overall market penetration. Obalon currently does not have any approvals for the Obalon Navigation System and Obalon Touch Inflation Dispenser outside the U.S., including the Middle East and CE-Mark. Furthermore, given recent changes to the CE-mark process which requires additional filings, the CE Mark for the prior version of the Obalon Balloon System were not renewed in May 2020 and Obalon has not renewed its agreement with its notified body. However, there are certain countries in the Middle East that allow importation of medical device products with United States FDA approval or clearance to meet local regulatory standards, including Qatar.
If Obalon fails to comply with healthcare regulations and fraud and abuse laws, Obalon could face substantial penalties and its business, operations and financial condition could be adversely affected.
Although intragastric balloon products similar to its Obalon Balloon System are not currently reimbursed by U.S. federal healthcare programs (such as Medicare or Medicaid) or other third-party payors, any future reimbursement by third-party payors could expose Obalon’s business to broadly applicable fraud and abuse and other healthcare laws and regulations that would regulate the business, including laws that would regulate financial arrangements and relationships through which Obalon markets, sells and distributes the Obalon Balloon System. Additionally, as a device manufacturer, Obalon is still subject to certain healthcare fraud and abuse regulation, including those laws that apply to self-pay products, and enforcement by the federal government and the states in which it conducts its business.
Applicable and potentially applicable U.S. federal and state healthcare laws and regulations and their foreign equivalents, include, but are not limited to, the following:
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Anti-Kickback Laws.   The federal healthcare program Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as Medicare and Medicaid, unless the arrangement fits within one of several statutory exceptions or regulatory “safe harbors.” Courts have interpreted the term “remuneration” broadly under the Anti-Kickback Statute to include anything of value, such as, for example, gifts, discounts, payments of cash and waivers of payments. Violations can result in significant penalties, imprisonment and exclusion from Medicare, Medicaid and other federal healthcare programs. Exclusion of a manufacturer would preclude any federal healthcare program from paying for the manufacturer’s products. A person does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. In addition, kickback arrangements can provide the basis for an action under the False Claims Act, which is discussed in more detail below.

Government officials have recently increased enforcement efforts with respect to sales and marketing activities of pharmaceutical, medical device, and other healthcare companies, and they have brought cases against individuals and entities that allegedly offered unlawful inducements to potential or existing customers in an attempt to procure business. Settlements of these government cases have involved significant fines and penalties and, in some instances, criminal pleas.
In addition to the federal Anti-Kickback Statute, many states have their own anti-kickback laws. Often, these laws closely follow the language of the federal law, although they do not always have the same exceptions or safe harbors. In some states, the restrictions imposed by anti-kickback laws are not limited to items and services paid for by government programs but, instead, apply with respect to all payors for healthcare items and services, including commercial health insurance companies.
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False Claims Laws.   The federal False Claims Act prohibits any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid. A manufacturer can be held liable under false claims laws, even if it does not submit claims to the government, if it is found to have caused submission of false claims. For example, these laws may apply to a manufacturer that provides information regarding coverage, coding or reimbursement of its products to persons who bill third-party payers. In addition, a violation of the federal Anti-Kickback Statute is deemed to be a violation of the federal False Claims Act.

The federal False Claims Act also includes whistleblower provisions that allow private citizens to bring suit against an entity or individual on behalf of the United States and to recover a portion of any monetary recovery. Many of the recent, highly publicized settlements in the healthcare industry relating to sales and marketing practices have related to cases brought under the federal False Claims Act.
The majority of states also have adopted statutes or regulations similar to the federal laws, which apply to items and services reimbursed under Medicaid and other state programs. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, criminal fines and imprisonment.
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Other Healthcare Fraud Laws.   HIPAA includes criminal health care fraud provisions and related rules that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items, or services. Similar to the Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

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Transparency Laws.   There has been a recent trend of increased federal and state regulation of payments and transfers of value provided to healthcare professionals and entities. For example, the Physician Payment Sunshine Act, imposes annual reporting requirements on certain manufacturers of drugs, medical devices, biologics and medical supplies with respect to payments and other transfers of value provided by them, directly or indirectly, to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other health care professionals beginning in 2022, and teaching hospitals, as well as with respect to certain ownership and investment interests held by physicians and their family members. A manufacturer’s failure to submit timely, accurately and completely the required information regarding all payments, transfers of value or ownership or investment interests may result in civil monetary penalties. Certain states also mandate implementation of commercial compliance programs, impose restrictions on medical device manufacturers’ marketing practices, require reporting of marketing and pricing information, and require the tracking and reporting of gifts, compensation and other remuneration to healthcare professionals and entities under certain circumstances.

Efforts to ensure that Obalon’s business arrangements will comply with applicable healthcare laws may involve substantial costs. In addition, the dynamic healthcare regulatory compliance environment and the need to build and maintain robust systems to comply with different reporting and other legal requirements in multiple jurisdictions, increase the possibility that a healthcare company may fail to comply fully with one or more of these laws or regulations. It is possible that governmental and enforcement authorities will conclude that Obalon’s business practices do not comply with current or future statutes, regulations, agency guidance or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. If Obalon’s operations are found to be in violation of any of the healthcare regulatory laws to which the business is subject, or any other laws that apply to the business, Obalon may be subject to penalties, including potentially significant criminal and civil and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government healthcare programs, additional compliance and reporting requirements, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of Obalon’s operations, any of which could adversely affect its ability to operate its business and its results of operations.
In addition, the clearance or approval and commercialization of any of Obalon’s products outside the United States will also likely subject Obalon to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.
If retail arrangements with physicians or customers are found to violate state laws prohibiting the corporate practice of medicine or fee splitting, Obalon’s business, financial condition and its ability to operate in those states could be adversely impacted.
The practice of medicine is highly regulated, and any future operation of retail treatment centers, arrangements with physicians and interactions with retail customers will be subject to federal, state or local laws, rules and regulations, any of which may change from time to time. Regulatory oversight includes, but is not limited to, the corporate practice of medicine, fee-splitting, regulation and registration of medical practices, clinics and facilities and management companies by state and local licensing boards or other agencies, licensure and scope of practice limitation for physicians and other healthcare professionals, advertising and consumer protection laws. Certain states have laws, rules and regulations which require that medical practices be owned by licensed physicians and that business entities which are not owned by licensed physicians refrain from providing, or holding themselves out as providers of, medical care. These laws generally prohibit the practice of medicine by lay entities or persons and are intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing the physician’s professional judgment. The specific restrictions with respect to enforcement of the corporate practice of medicine and fee-splitting laws varies from state to state. Such laws may make it difficult for Obalon to establish or expand its operations into a state, as interpretive legal precedent and regulatory guidance varies by jurisdiction and is often sparse and not fully developed. A determination that Obalon is in violation of applicable restrictions on the practice of medicine or fee-splitting in any jurisdiction in which Obalon operates, could have a material adverse effect on us, particularly if Obalon is unable to restructure its operations and arrangements to comply with the requirements of that jurisdiction, if Obalon is required to restructure its operations and arrangements at a significant cost, or if Obalon is subject to penalties or other adverse action.
If Obalon or its affiliated physicians fail to comply with licensing and accreditation requirements applicable to its business, various governmental agencies may impose fines or preclude Obalon from operating in certain states.
Federal, state, and local laws and policies impose various registration, accreditation, permit and/or licensing requirements on healthcare facilities and subject healthcare facilities to regulations ranging from the adequacy of medical care, to compliance with building codes and environmental protection laws. Additionally, physicians at Obalon’s retail treatment centers, once operational, will also be subject to various state and federal regulations, including utilization of diagnostic tests and regarding prescribing medication and controlled substances. Delays or failures to obtain or maintain any required registrations, accreditations, permits and other licenses could adversely impact Obalon’s ability to establish and operate its retail treatment centers.
Moreover, each state defines the scope of practice of physicians and other healthcare professionals through legislation and through their respective boards of medicine and Obalon will need to comply with laws related to the physician supervision of services and scope of practice requirements. Activities that qualify as professional misconduct under state law may subject Obalon’s personnel to sanctions, or may even result in loss of their license and could, possibly, subject Obalon to sanctions as well. Some state boards of medicine impose reciprocal discipline, that is, if a physician is disciplined for having committed professional misconduct in one state where he or she is licensed, another state where he or she is also licensed may impose the same discipline even though the conduct occurred in another state. Obalon’s ability to operate profitably will depend, in part, upon Obalon’s ability and the ability of its affiliated physicians and retail treatment centers to obtain and maintain all necessary licenses and other approvals and operate in compliance with applicable healthcare and other laws and regulations that evolve rapidly.
Obalon is subject to data privacy and security laws and regulations governing its collection, use, disclosure, or storage of personally identifiable information, including personal health information, which may impose restrictions on Obalon and its operations and subject Obalon to penalties if it is unable to fully comply with such laws.
In order to provide Obalon’s services and solutions, Obalon routinely receives, processes, transmits and stores personally identifiable information, or PII, including personal health information, of individuals, as well as other financial, confidential and proprietary information belonging to its patients and third parties from which Obalon obtains information. The receipt, maintenance, protection, use, transmission, disclosure and disposal of this information is regulated at the federal and state levels and Obalon also has obligations with respect to this information pursuant to Obalon’s contractual requirements with customers. These laws, rules and requirements are subject to frequent change. Compliance with new privacy and security laws, regulations and requirements may result in increased operating costs and may constrain or require Obalon to alter Obalon’s business model or operations.
HIPAA requires certain entities, referred to as “covered entities” (including most healthcare providers and health plans), to comply with established standards, including standards regarding the privacy and security of PHI. HIPAA further requires that covered entities enter into agreements meeting certain regulatory requirements with their “business associates,” as such term is defined by HIPAA, which, among other things, obligate business associates to safeguard the covered entity’s PHI against improper use and disclosure. In addition, a business associate may face significant statutory and contractual liability if the business associate breaches the agreement or causes the covered entity to fail to comply with HIPAA. Obalon believes that its Company-owned or managed treatment centers were required to be HIPAA compliant; Obalon does not believe its corporate offices are required to be HIPAA compliant, but are nevertheless committed to maintaining the security and privacy of patients’ health information. Violation of HIPAA could result in the imposition of civil or criminal penalties.
Numerous other federal, state and foreign laws may apply that restrict the use and protect the privacy and security of PII, including health information. These include state medical privacy laws, state social security number protection laws, state breach notification laws, and federal and state consumer protection laws. These various laws in many cases are not preempted by HIPAA and may be subject to varying interpretations by the courts and government agencies. For instance, In Europe, the GDPR, went into effect in May 2018 and imposes stringent data protection requirements for controllers and processors of personal data of persons within the EU. The GDPR applies to any company established in the EU as well as to those outside the EU if they collect and use personal data in connection with the offering of goods or services to individuals in the EU or the monitoring of their behavior. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. In addition, the United Kingdom leaving the EU could also lead to further legislative and regulatory changes. It remains unclear how the United Kingdom data protection laws or regulations will develop in the medium to longer term and how data transfer to the United Kingdom from the EU will be regulated, especially following the United Kingdom’s departure from the EU on January 31, 2020 without a deal. However, the United Kingdom has transposed the GDPR into domestic law with the Data Protection Act 2018, which remains in force following the United Kingdom’s departure from the EU.
Noncompliance or findings of noncompliance with applicable laws, regulations or requirements, or the occurrence of any privacy or security breach involving the misappropriation, loss or other unauthorized disclosure of sensitive personal information, whether by Obalon or by one of its third party service providers, could have a material adverse effect on Obalon’s reputation and business, including, among other consequences, mandatory disclosure to the media, loss of existing or new patients, significant increases in the cost of managing and remediating privacy or security incidents and material fines, penalties and litigation awards, any of which could have a material adverse effect on Obalon’s business, results of operations, and financial condition.
Further, as regulatory focus on privacy issues continues to increase and laws and regulations concerning the protection of personal information expand and become more complex, these potential risks to Obalon’s business could intensify. Obalon expects that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in the United States, including the California Consumer Privacy Act, which went into effect January 1, 2020. The CCPA creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal data. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase Obalon’s compliance costs and potential liability, and many similar laws have been proposed at the federal level and in other states. Obalon cannot yet determine the impact such future laws, regulations and standards may have on its business. Changes in laws or regulations associated with the enhanced protection of certain types of sensitive data, including health data, along with increased patient demands for enhanced data security infrastructure, could greatly increase Obalon’s cost of providing its services, decrease demand for its services, reduce its revenue and/or subject Obalon to additional liabilities.
Compliance with environmental laws and regulations could be expensive. Failure to comply with environmental laws and regulations could subject Obalon to significant liability.
When operational, Obalon’s research and development and manufacturing operations involve the use of hazardous substances and a greenhouse gas, and are subject to a variety of federal, state, local and foreign environmental laws and regulations relating to the storage, use, discharge, disposal, remediation of, and human exposure to, hazardous substances and the sale, labeling, collection, recycling, treatment and disposal of products containing hazardous substances as well as the control and reduction of greenhouse gas emissions. In addition, such operations produce biological waste materials, such as human and animal tissue, and waste solvents, such as isopropyl alcohol. These operations are permitted by regulatory authorities, and, when operational, Obalon disposed of the resultant waste materials in material compliance with environmental laws and regulations.
Liability under environmental laws and regulations can be joint and several and without regard to fault or negligence. Compliance with environmental laws and regulations may be expensive and non-compliance could result in substantial liabilities, fines and penalties, personal injury and third part property damage claims and substantial investigation and remediation costs. Environmental laws and regulations could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. Obalon cannot assure you that violations of these laws and regulations will not occur in the future or have not occurred in the past as a result of human error, accidents, equipment failure or other causes. The expense associated with environmental regulation and remediation could harm Obalon’s financial condition and results of operations.
Risks Related to Obalon’s Intellectual Property
If Obalon is unable to adequately protect its proprietary technology or maintain issued patents that are sufficient to protect its Obalon Balloon System or its other products, others could compete against Obalon more directly, which would have a material adverse impact on Obalon’s business, results of operations, financial condition and prospects.
Obalon’s commercial success will depend in part on Obalon’s ability to protect its proprietary rights to the technologies and inventions used in, or embodied by, its products. Obalon relies on a combination of patents, trademarks, trade secret laws and confidentiality and invention assignment agreements to protect its intellectual property rights. If Obalon does not adequately protect its intellectual property rights and proprietary technology, competitors may be able to use Obalon’s technologies and erode or negate any competitive advantage that Obalon may have, which could harm Obalon’s business and ability to achieve profitability.
As of December 31, 2020, Obalon held 29 issued U.S. patents and had 17 pending U.S. patent applications, as well as 22 international patents issued in regions including Europe, Mexico, Australia, Canada, Asia, and China and 59 pending international patent applications in regions including Australia, Canada, Europe, Asia, the Middle East and South America. Obalon’s issued patents expire between the years 2023 and 2038, and are directed to various features and combinations of features of the Obalon Balloon System technology, including the apparatus for connecting the balloon to an inflation catheter, the structure and composition of the balloon wall, and the composition of the initial fill gas.
As of December 31, 2020, Obalon held two registered U.S. trademarks and 34 registered marks in Europe, the Middle East, Asia and Mexico. Obalon has four pending U.S. trademark applications and no pending marks outside the United States.
Although an issued patent is presumed valid and enforceable, its issuance is not conclusive as to its validity or its enforceability, and it may not provide Obalon with adequate proprietary protection or competitive advantages against competitors with similar products. Competitors may also be able to design around Obalon’s patents. Other parties may develop and obtain patent protection for more effective technologies, designs or methods.
The degree of future protection for Obalon’s proprietary rights is uncertain, and Obalon cannot ensure that:
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any of its patents, or any of its pending patent applications, if issued, will include claims having a scope sufficient to protect the Obalon Balloon System or any other products;

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any of its pending patent applications will issue as patents;

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Obalon will be able to successfully commercialize its Obalon Balloon System before its relevant patents expire;

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Obalon was the first to make the inventions shown in each of its patents and pending patent applications;

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Obalon was the first to file patent applications for these inventions;

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others will not develop similar or alternative technologies that do not infringe its patents;

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any of Obalon’s patents will be found to ultimately be valid and enforceable;

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any patents issued to Obalon will provide a basis for an exclusive market for its commercially viable products, will provide Obalon with any competitive advantages or will not be challenged by third parties;

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Obalon will develop additional proprietary technologies or products that are separately patentable;

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Obalon’s commercial activities or products will not infringe the patents of others; or

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Obalon will be in the financial position to defend Obalon’s trademarks and patents.

If Obalon is unable to protect the confidentiality of its proprietary information and know-how, the value of its technology and products could be adversely affected.
In addition to patent protection, Obalon also relies on other proprietary rights, including protection of unpatented trade secrets, unpatented know-how and confidential and proprietary information, which Obalon seeks to protect, in part, by confidentiality agreements with Obalon’s employees and its collaborators and consultants. Obalon also has agreements with its employees and selected consultants that obligate them to assign their inventions to Obalon and have non-compete agreements with some, but not all, of its consultants. It is possible that technology relevant to Obalon’s business will become known or be independently developed by a person that is not a party to such an agreement, including Obalon’s competitors. Obalon may not be able to prevent the unauthorized disclosure or use of its technical knowledge or trade secrets by consultants, vendors, former employees and current employees. If the employees and consultants who are parties to these agreements breach or violate the terms of these agreements, Obalon may not have adequate remedies for any such breach or violation, and Obalon could lose its trade secrets through such breaches or violations.
Obalon may be subject to claims challenging the inventorship or ownership of its patents and other intellectual property.
Obalon may also be subject to claims that former employees, collaborators or other third parties have an ownership interest in its patents or other intellectual property. For example, each of Obalon’s patents and patent applications names one or more inventors having past or present affiliations with other institutions, and any of these institutions may assert an ownership claim. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If Obalon fails in defending any such claims, in addition to paying monetary damages, Obalon may lose valuable intellectual property rights, such as ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on its business. Even if Obalon is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
Obalon may infringe or be alleged to infringe the intellectual property rights of others, which may result in costly and time-consuming litigation, delay Obalon’s product development efforts or prevent Obalon from commercializing the Obalon Balloon System.
Obalon’s success will depend in part on its ability to operate without infringing the intellectual property and proprietary rights of third parties. The medical device industry is characterized by rapid technological change and extensive litigation regarding patent and other intellectual property rights. Obalon’s competitors and other industry participants, many of which have substantially greater resources and have made substantial investments in patent portfolios and competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with Obalon’s ability to make, use and sell its products. In addition, numerous third-party patents exist in the fields relating to Obalon’s products. Obalon cannot assure you that its business, products and methods do not or will not infringe the patents or other intellectual property rights of third parties.
From time to time, third parties, including Obalon’s competitors as well as other industry participants and/or non-practicing entities, may allege that the Obalon Balloon System or the use of its technologies infringes patent claims or other intellectual property rights held by them or that Obalon is employing their proprietary technology without authorization. For example, during 2017, Obalon settled intellectual property infringement claims made by two separate third parties. Obalon believed the claims in both instances were meritless but settled the matters for a nominal cash payment and aggregate stock issuances of 17,500 shares, in exchange for which Obalon received a general release of all claims. Additionally, Obalon has received and may from time to time in the ordinary course of business continue to receive, letters from third parties advising Obalon of third-party patents that may relate to its business. The letters typically do not explicitly seek any particular action or relief from us. Although these letters do not threaten legal action, these letters may be deemed to put Obalon on notice that continued operation of its business might infringe the patent rights of such third parties. If Obalon decides not to seek a license or do not otherwise obtain a license to such third-party patents, there can be no assurance that Obalon will not become subject to infringement claims or will not be forced to initiate legal proceedings in order to dispose of such actual or potential infringement claims or to seek to invalidate the claims of such third-party patents.
Patent and other types of intellectual property litigation can involve complex factual and legal questions, and can have an uncertain outcome. Any claim relating to intellectual property infringement that is successfully asserted against Obalon may require Obalon to pay substantial damages, including treble damages and attorney fees if Obalon is found to be willfully infringing another party’s patents, for past use of the asserted intellectual property and royalties and other consideration going forward if Obalon determines it necessary or are required to take a license. In addition, if any such claim were successfully asserted against Obalon and Obalon could not obtain such a license, an injunction may force Obalon to stop or delay developing, manufacturing, selling or otherwise commercializing the Obalon Balloon System or Obalon’s other products.
Intellectual property claims or litigation, regardless of merit, may be expensive and time-consuming to resolve, result in negative publicity, and divert Obalon’s management’s attention from its core business. In addition, if Obalon is subject to intellectual property claims or litigation, it may:
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be subject to a protected period of uncertainty while the claims or litigation remain unresolved, which could adversely affect Obalon’s ability to raise additional capital and otherwise adversely affect its business;

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lose the opportunity to license its technology to others or to collect royalty payments based upon successful protection and assertion of its intellectual property rights against others; and

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be required to redesign those products that contain the allegedly infringing intellectual property, which could be costly, disruptive and/or infeasible.

Furthermore, Obalon also relies on its trademarks as one means to distinguish its products from the products of its competitors, and have registered or applied to register many of these trademarks. However, Obalon’s trademark applications may not be approved. Third parties may oppose Obalon’s trademark applications, or otherwise challenge Obalon’s use of the trademarks. In the event that Obalon’s trademarks are successfully challenged, Obalon could be forced to rebrand its products, which could result in loss of brand recognition and could require Obalon to devote resources to advertising and marketing new brands. Obalon’s competitors may infringe its trademarks and Obalon may not have adequate resources to enforce its trademarks.
If any of the risks described above come to fruition, Obalon’s business, results of operations, financial condition and prospects could be harmed.
Obtaining and maintaining Obalon’s patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and its patent protection could be reduced or eliminated for non-compliance with these requirements.
The U.S. Patent and Trademark Office, or US PTO, and various international, foreign governmental and foreign regional patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent application process. In addition, periodic maintenance fees on issued patents often must be paid to the US PTO and foreign patent agencies over the lifetime of the patent. There are situations in which noncompliance with these requirements can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case. Obalon’s recent reduction in personnel to two full time employees may heighten this risk.

Obalon may be involved in legal proceedings to protect or enforce its intellectual property, which could be expensive, time-consuming, and unsuccessful.
Competitors may infringe Obalon’s patents, trademarks or other intellectual property rights. Obalon’s ability to enforce its intellectual property rights depends on its ability to identify infringement. It may be difficult to identify infringers who do not advertise the components of their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product.
To counter infringement of Obalon’s intellectual property rights, Obalon has in the past been, and may in the future be, required to file infringement claims, which can be expensive and time-consuming. Even if successful, litigation to enforce its intellectual property rights could be costly and time-consuming and would divert the attention of Obalon’s management and key personnel from its business operations. Moreover, Obalon may not have sufficient resources to bring these actions to a successful conclusion. Obalon may not prevail in any lawsuits that it initiates and the damages or other remedies awarded if it were to prevail may not be commercially meaningful. In addition, in an infringement proceeding, a court may decide that a patent of ours is not infringed and may refuse to stop the other party from using the technology at issue on the grounds that its patents do not cover the technology in question.
Interference proceedings instituted by third parties or brought by Obalon may be necessary to determine the priority of inventions with respect to its patents or patent applications. An unfavorable outcome could require Obalon to cease using the related technology or to attempt to obtain a license under such rights from the prevailing party. Obalon’s business could be harmed if the prevailing party does not offer Obalon a license on commercially reasonable terms or offer Obalon a license at all. Obalon’s defense of interference proceedings may fail and, even if successful, may result in substantial costs and distract its management and other employees.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Obalon’s confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of Obalon’s common stock.
Issued patents covering Obalon’s products could be found invalid or unenforceable if challenged in court or before administrative bodies.
If Obalon initiated legal proceedings against a third party to enforce one of Obalon’s patents, the defendant could counterclaim that the patent is invalid and/or unenforceable. Even if legal proceedings were not initiated, if Obalon threatened a third party with a patent infringement lawsuit, the third party preemptively may sue Obalon in a declaratory judgment action and seek to have Obalon’s patent declared invalid or not infringed. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge include alleged failures to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for unenforceability assertions include allegations that someone connected with prosecution of the patent withheld relevant information from the U.S. PTO, or made a misleading statement during prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include reexamination, post-grant review and equivalent proceedings in foreign jurisdictions, e.g., opposition proceedings. Such proceedings could result in revocation or amendment of Obalon’s patents in such a way that they no longer cover Obalon’s products or competitive products. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to validity, for example, Obalon cannot be certain that there is no invalidating prior art of which Obalon and the patent examiner were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity and/or unenforceability, Obalon would lose at least part, and perhaps all, of the patent protection on Obalon’s products. Such a loss of patent protection would have a material adverse impact on Obalon’s business. An adverse result in any legal proceeding could put one or more of Obalon’s patents at risk of being invalidated, found unenforceable or interpreted narrowly and could put Obalon’s patent applications at risk of not issuing.

Obalon does not seek to protect Obalon’s intellectual property rights in all jurisdictions throughout the world and Obalon may not be able to adequately enforce its intellectual property rights even in the jurisdictions where Obalon seeks protection.
Filing, prosecuting and defending intellectual property rights related to Obalon’s products in all countries and jurisdictions throughout the world would be prohibitively expensive, and Obalon’s intellectual property rights in some countries outside the United States could be less extensive than those in the United States. Consequently, Obalon may not be able to prevent third parties from practicing Obalon’s inventions in all countries outside the United States, or from selling or importing products made using Obalon’s inventions in and into the United States or other jurisdictions. Competitors may use Obalon’s technologies in jurisdictions where Obalon has not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where Obalon has patent protection, but enforcement is not as strong as that in the United States. These products may compete with Obalon’s products, and Obalon’s patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
In addition, the laws of some foreign countries do not protect Obalon’s proprietary rights to the same extent as the laws of the United States, and Obalon may encounter significant problems in protecting its proprietary rights in these countries. If these problems were to occur, they could have a material adverse effect on Obalon’s sales. Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to medical devices, which could make it difficult for Obalon to stop the infringement of its patents or marketing of competing products in violation of its proprietary rights generally. Proceedings to enforce Obalon’s patent rights in foreign jurisdictions could result in substantial costs and divert Obalon’s efforts and attention from other aspects of its business, could put its patents at risk of being invalidated or interpreted narrowly, could put its patent applications at risk of not issuing and could provoke third parties to assert claims against Obalon. Obalon may not prevail in any lawsuits that it initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Obalon’s efforts to enforce its intellectual property rights around the world may not adequately protect its rights or permit Obalon to gain or keep any competitive advantage.
Changes in U.S. patent law could diminish the value of patents in general, thereby impairing Obalon’s ability to protect its products.
The United States has enacted and is implementing the America Invents Act of 2011, a wide-ranging patent reform legislation. Further, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to Obalon’s ability to obtain future patents, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts and the US PTO, the laws and regulations governing patents could change in unpredictable ways that would weaken Obalon’s ability to obtain new patents or to enforce its existing patents or future patents.
Obalon may be subject to damages resulting from claims that it, its employees, consultants or third parties it engages to manufacture Obalon’s products have wrongfully used, or disclosed, alleged trade secrets of Obalon’s competitors or are in breach of non-competition or non-solicitation agreements with its competitors.
Many of Obalon’s current and former employees were previously employed at pharmaceutical companies and other medical device companies, including Obalon’s potential competitors, in some cases until recently. Obalon may be subject to claims that Obalon, its current and former employees, consultants or third parties have inadvertently or otherwise used or disclosed alleged trade secrets or proprietary information of these former employers or competitors. In addition, Obalon may be subject to claims that it caused a current or former employee to breach the terms of his or her non-competition or non-solicitation agreement. Litigation may be necessary to defend against these claims. Even if Obalon is successful in defending against these claims, litigation could result in substantial costs and could be a distraction for Obalon’s management. If Obalon’s defense to those claims fails, in addition to paying monetary damages, Obalon may lose valuable intellectual property rights or personnel. Any litigation or the threat thereof may adversely affect Obalon’s ability to hire employees or contract with third parties. A loss of key personnel or their work product could have an adverse effect on Obalon’s business, results of operations and financial condition.
Risks Related to Ownership of Obalon’s Common Stock
The sale or issuance of Obalon’s common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of Obalon’s common stock to fall.
On February 5, 2020, Obalon entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $15,000,000 of Obalon’s common stock. The shares of Obalon’s common stock that may be issued under the Purchase Agreement may be sold by Obalon to Lincoln Park at Obalon’s discretion from time to time over a 36-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement filed with the SEC on February 7, 2020. The purchase price for the shares that Obalon may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of Obalon’s common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of Obalon’s common stock to fall.
Obalon generally has the right to control the timing and amount of any sales of Obalon’s shares to Lincoln Park under the Purchase Agreement. Sales of Obalon’s common stock, if any, to Lincoln Park under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. Obalon may ultimately decide to sell to Lincoln Park all, some or none of the shares of Obalon’s common stock that may be available for Obalon to sell pursuant to the Purchase Agreement. If and when Obalon does sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by Obalon could result in substantial dilution to the interests of other holders of Obalon’s common stock. Additionally, the sale of a substantial number of shares of Obalon’s common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for Obalon to sell equity or equity-related securities in the future at a time and at a price that Obalon might otherwise wish to effect sales.
As of December 31, 2020, Obalon has not sold any shares of Obalon’s stock under the Purchase Agreement with Lincoln Park.
Obalon’s stock price may be volatile, and you may not be able to resell shares of Obalon’s common stock at or above the price you paid.
The public trading price for Obalon’s common stock can be affected by a number of factors, including:
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a slowdown in the medical device industry, the aesthetics industry or the general economy;

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whether Obalon obtains coverage and reimbursement from third-party payors;

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quarterly variations in Obalon’s or its competitors’ results of operations;

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the results of Obalon’s clinical trials;

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unanticipated or serious safety concerns related to the use of any of Obalon’s products or competitive liquid-filled intragastric balloon products;

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adverse regulatory decisions, including failure to receive regulatory approval for any of Obalon’s products;

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regulatory or legal developments in the United States and other countries;

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changes in analysts’ estimates, investors’ perceptions, recommendations by securities analysts or Obalon’s failure to achieve analysts’ estimates;

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the financial projections Obalon may provide to the public, any changes in these projections or Obalon’s failure to meet these projections;

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changes in operating performance and stock market valuations of other technology companies generally, or those in the medical device industry in particular;

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performance of third parties on whom Obalon relies, including for the manufacture of the components for Obalon’s product, including their ability to comply with regulatory requirements;

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inability to obtain adequate supply of the components for any of Obalon’s products, or inability to do so at acceptable prices;

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the loss of key personnel, including changes in Obalon’s board of directors and management;

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legislation or regulation of Obalon’s business;

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changes in the structure of healthcare payment systems;

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Obalon’s commencement of, or involvement in, litigation;

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the announcement of new products or product enhancements by Obalon or its competitors;

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competition from existing technologies and products or new technologies and products that may emerge;

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negative publicity, such as whistleblower complaints, about Obalon or its products;

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developments, announcements or disputes related to patents or other proprietary rights issued to Obalon or its competitors and to litigation;

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ability to meet Nasdaq minimum listing requirements; and

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developments in Obalon’s industry.

In recent years, the stock markets generally and the stock prices of many companies in the medical device industry have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may significantly affect the market price of Obalon’s common stock, regardless of Obalon’s actual operating performance. As a result of this volatility, you may not be able to sell your common stock at or above the price at which you purchased it and you may lose some or all of your investment.
If Obalon fails to meet all applicable Nasdaq Capital Market requirements, Nasdaq could delist Obalon’s common stock, which could adversely affect the market liquidity of Obalon’s common stock and the market price of Obalon’s common stock could decrease.
Nasdaq monitors Obalon’s ongoing compliance with its minimum listing requirements and if Obalon fails to meet those requirements and cannot cure such failure in the prescribed period of time, Obalon’s common stock could be subject to delisting from the Nasdaq market.
On August 6, 2020, Obalon received two written notifications from the Nasdaq Listing Qualifications Staff that it was not in compliance with the Nasdaq Global Market’s minimum bid price or market capitalization requirements for continued listing. Subsequently, Obalon applied to transfer the listing of Obalon’s common stock from the Nasdaq Global Market to the Nasdaq Capital Market. On December 10, 2020, Nasdaq notified Obalon that its application transfer had been approved and the listing of Obalon’s common stock on the Nasdaq Capital Market would be effective December 17, 2020. On December 16, 2020, Obalon received a letter from Nasdaq indicating that Obalon had regained compliance with Nasdaq’s minimum bid price requirement. Upon the effective transfer of Obalon’s common stock to the Nasdaq Capital Market on December 17, 2020, Obalon regained compliance with the continued listing requirements of Nasdaq. Obalon may not continue to be in compliance with the continued listing standards of Nasdaq and the Combined Company may not satisfy the initial listing standards of the Nasdaq Capital Market, as described in more detail above.
In the event that Obalon’s common stock is delisted from the Nasdaq Global Market and is not eligible for quotation or listing on another market or exchange, trading of Obalon’s common stock could be conducted only in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, Obalon’s common stock, and there would likely also be a reduction in Obalon’s coverage by securities analysts and the news media, which could cause the price of Obalon’s common stock to decline further. Also, it may be difficult for Obalon to raise additional capital if Obalon is not listed on a major exchange.
If securities or industry analysts do not publish research or reports about Obalon’s business, publish negative reports about Obalon’s business, or publish financial projections that Obalon is unable to achieve, Obalon’s share price and trading volume could decline.
The trading market for Obalon’s common stock depends in part on the research and reports that securities or industry analysts publish about Obalon or Obalon’s business, Obalon’s market and its competitors, and their projections of Obalon’s financial results. Obalon does not have any control over these analysts and currently are not covered by any analysts. If analysts do cover Obalon and downgrade its shares, change their opinion of Obalon’s shares, change their financial projections, publish negative information about Obalon or if Obalon is unable to achieve their financial projections for Obalon, Obalon’s share price would likely decline. Several analysts that previously provided coverage of Obalon have ceased to do so or have failed to regularly publish reports on us. If analysts fail to regularly publish reports on us, Obalon’s visibility in the financial markets could decline even further, which could cause Obalon’s share price or trading volume to decline. In addition, analysts may publish negative opinions concerning Obalon’s company, business strategy or accounting policies, which could negatively impact Obalon’s share price.
Obalon is an emerging growth company, and intend to take advantage of reduced disclosure requirements applicable to emerging growth companies, which could make Obalon’s common stock less attractive to investors.
Obalon is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Obalon will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which Obalon has total annual gross revenue of $1.07 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the completion of Obalon’s IPO; (iii) the date on which Obalon has issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which Obalon is deemed to be a large accelerated filer under the rules of the SEC, which means the market value of Obalon’s common stock that is held by non-affiliates exceeds $700 million as of the last business day of Obalon’s most recently completed second fiscal quarter. For so long as Obalon remains an emerging growth company, Obalon is permitted and intends to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:
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not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

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reduced disclosure obligations regarding executive compensation; and

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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Obalon may choose to take advantage of some, but not all, of the available exemptions described above. Obalon cannot predict whether investors will find its common stock less attractive if it relies on these exemptions. If some investors find Obalon’s common stock less attractive as a result, there may be a less active trading market for Obalon’s common stock and its stock price may be more volatile.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Obalon has irrevocably elected not to avail itself of this exemption from new or revised accounting standards and, therefore, Obalon is subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Obalon’s executive officers, directors, principal stockholders and their affiliates have significant influence over Obalon’s company, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.
As of December 31, 2020, Obalon’s executive officers, directors, holders of 5% or more of its capital stock and their respective affiliates beneficially owned approximately 21% of Obalon’s outstanding capital stock. These stockholders may be able to influence the outcome of matters requiring stockholder approval. For example, these stockholders may be able to influence elections of directors, amendments of Obalon’s organizational documents or approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for Obalon’s common stock that you may feel are in your best interest as one of Obalon’s stockholders. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for Obalon’s common stock.
Obalon is subject to securities class action litigation.
On February 14 and 22, 2018, plaintiff stockholders filed class action lawsuits against Obalon and certain of Obalon’s executive officers in the United States District Court for the Southern District of California (Hustig v. Obalon Therapeutics, Inc., et al., Case No. 3:18-cv-00352-AJB-WVG, and Cook v. Obalon Therapeutics, Inc. et al., Case No. 3:18-cv-00407-CAB-RBB). On July 24, 2018, the court consolidated the lawsuits and appointed Inter-Local Pension Fund GCC/IBT as lead plaintiff. On October 5, 2018, plaintiffs filed an amended complaint. The amended complaint alleges that Obalon and certain of its executive officers made false and misleading statements and failed to disclose material adverse facts about Obalon’s business, operations, and prospects in violation of Sections 10(b) (and Rule 10b-5 promulgated thereunder) and 20(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The amended complaint also alleges violations of Section 11 of the Exchange Act arising out of the Company’s initial public offering. The plaintiffs seek damages, interest, costs, attorneys’ fees, and other unspecified equitable relief. The underwriters from Obalon’s initial public offering have also been named as defendants in this case and Obalon has certain obligations under the underwriting agreement to indemnify them for their costs and expenses incurred in connection with this litigation.
On September 25, 2019, the court granted in part and denied in part the defendants’ motion to dismiss. The court dismissed the Section 11 claims entirely, without leave to amend, and accordingly dismissed the underwriters and certain directors from the case. The Court also dismissed certain statements from the Section 10 claims.
On August 17, 2020, the parties submitted a final settlement agreement of the securities class action for court approval. A hearing on final settlement approval is scheduled for April 22, 2021. The settlement provides for a payment of $3.15 million to the plaintiffs, and provides that the defendants continue to deny the allegations and claims asserted by the plaintiffs, and are entering into the settlement solely to eliminate the burden and expense of further litigation. The Company expects that any amounts due as part of the settlement will be covered by the Company’s insurance policies.
Such litigation could subject Obalon to substantial costs, divert resources and the attention of management from Obalon’s business and harm its business, results of operations, financial condition, reputation and cash flows. These factors may materially and adversely affect the market price of Obalon’s common stock.
Because Obalon does not anticipate paying any cash dividends on Obalon’s common stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.
Obalon has never declared or paid any cash dividends on Obalon’s common stock and do not currently intend to do so for the foreseeable future. Obalon currently anticipates that it will retain future earnings for the development, operation and expansion of Obalon’s business. Any return to stockholders will be limited to the appreciation of stock. Therefore, the success of an investment in shares of Obalon’s common stock will depend upon any future appreciation in the value of the stock. Obalon cannot guarantee you that shares of Obalon’s common stock will appreciate in value or even maintain the price at which its stockholders have purchased their shares.
General Risk Factors
Obalon may face product liability claims that could result in costly litigation and significant liabilities.
Obalon’s business exposes Obalon to the risk of product liability claims that are inherent in the manufacturing, marketing and selling of medical devices, including those which may arise from the misuse or malfunction of, or design flaws in, Obalon’s products. Claims may be made by patients, healthcare providers or others selling Obalon’s products. Obalon may be subject to product liability claims if its products cause, or merely appear to have caused, an injury. In addition, Obalon may be subject to claims against Obalon even if the apparent injury is due to the actions of others or the pre-existing health of the patient.
Obalon also may be subject to claims against Obalon due to actions of others. Obalon relies on physicians in connection with the placement and subsequent removal at the end of the six-month treatment period of its Obalon balloon. If these physicians are not properly trained, are negligent, or willfully decide not to follow the instructions for use, the capabilities of Obalon’s products may be diminished or the patient may suffer critical injury. Obalon may face negative consequences from misconduct of physicians despite Obalon’s best efforts to remediate situations arising from negligence of the physicians and may also face negative consequences from nonconformity of patient therapy. Obalon may also be subject to claims that are caused by the activities of Obalon’s suppliers, such as those who provide Obalon with components and raw materials. This risk exists even if a device or product is cleared or approved for commercial sale by the FDA or other foreign regulators and manufactured in facilities registered with and regulated by the FDA or an applicable foreign regulatory authority.
Although Obalon has, and intends to maintain, product liability and clinical trial liability insurance that it believes is appropriate, this insurance is subject to deductibles and coverage limitations. Obalon’s current product liability insurance may not continue to be available to Obalon on acceptable terms, or at all, and, if available, the coverages may not be adequate to protect Obalon against any future product liability claims. In addition, Obalon may seek additional insurance coverage; however, if Obalon is unable to obtain insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, Obalon will be exposed to significant liabilities, which may harm its business. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could result in significant costs and significant harm to Obalon’s business.
For instance, patients could be harmed by the Obalon balloon if it is improperly inflated, inflated in the body other than in the stomach, not removed at the end of the six-month treatment period resulting in deflation, or if it deflates prematurely while in the body. Additionally, Obalon does not sell its product sterilized, and it may be contaminated with forms of microorganisms prior to use. Any failure to follow the physician’s directions for use or the patient information guide, or any other defects, misuse or abuse associated with Obalon’s product, could result in patient injury or death. The medical device industry has historically been subject to extensive litigation over product liability claims, and Obalon cannot assure you that it will not face product liability suits.
In addition, regardless of merit or eventual outcome, product liability claims may result in:
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impairment of Obalon’s brand and business reputation;

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costly litigation;

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distraction of management’s attention from Obalon’s primary business;

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loss of revenue;

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the inability to commercialize Obalon’s product;

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decreased demand for Obalon’s product;

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product recall or withdrawal from the market;

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withdrawal of clinical trial participants; and

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substantial monetary awards to patients or other claimants.

While Obalon may attempt to manage Obalon’s product liability exposure by proactively recalling or withdrawing from the market any defective products, or by refusing to sell to any physician not following the physicians’ directions for use, any recall or market withdrawal of, or refusal to sell, Obalon’s products may delay the supply of those products to Obalon’s customers and may impact its reputation. Obalon cannot assure you that it will be successful in initiating appropriate recall or market withdrawal efforts that may be required in the future or that these efforts will have the intended effect of preventing product malfunctions and the accompanying product liability that may result. Any such recalls and market withdrawals may also be used by Obalon’s competitors to harm Obalon’s reputation for safety or be perceived by patients as a safety risk when considering the use of its products, either of which could have a material adverse effect on Obalon’s business, results of operations and financial condition.
Since Obalon began selling in the United States in January 2017, it has reported adverse events relating to patient injuries associated with use of the Obalon balloon in the FDA’s MAUDE database. To-date, none of these adverse events have resulted in product liability claims against us.
If there are significant disruptions in Obalon’s information technology systems including a cybersecurity breach, Obalon’s business, financial condition and operating results could be adversely affected.
The efficient operation of Obalon’s business depends on its information technology systems. Obalon relies on its information technology systems to effectively manage sales and marketing data, accounting and financial functions, inventory, product development tasks, quality assurance, clinical data, and customer service and technical support functions. Obalon’s information technology systems are vulnerable to damage or interruption from earthquakes, fires, floods and other natural disasters, terrorist attacks, computer viruses, ransomware or other malware, attacks by computer hackers, failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, telecommunication failures, user errors or other catastrophic events. Attacks upon information technology systems are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise. As a result of the COVID-19 pandemic, Obalon may face increased cybersecurity risks due to its reliance on internet technology and the number of Obalon’s employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. In addition, a variety of its software systems are cloud-based data management applications hosted by third-party service providers whose security and information technology systems are subject to similar risks. Numerous and evolving cybersecurity threats pose potential risks to the security of Obalon’s information technology systems, networks and products, as well as the confidentiality and integrity of Obalon’s data. A security breach could impact the use of such products and the security of information stored therein.
The failure of Obalon’s or its service providers’ information technology could disrupt Obalon’s entire operation or result in decreased sales, increased overhead costs and product shortages. For example, the loss of clinical trial data from completed or ongoing clinical trials could result in delays in Obalon’s regulatory efforts and significantly increase Obalon’s costs to recover or reproduce the data. A number of proposed and enacted federal, state and international laws and regulations obligate companies to notify individuals of security breaches involving personally identifiable information, which could result from breaches experienced by Obalon or by third parties, including collaborators, vendors or contractors. In addition, a cybersecurity attack could result in other negative consequences, including disruption of Obalon’s internal operations, increased cybersecurity protection costs, lost revenue, regulatory actions or litigations. To the extent that any disruption or security breach were to result in a loss of or damage to Obalon’s data or applications, or inappropriate disclosure of confidential or proprietary information, Obalon could also incur liability. Any of these events could have a material adverse effect on Obalon’s reputation, business, financial condition and results of operations.
Obalon’s costs could substantially increase if Obalon experiences a significant number of warranty claims.
Obalon provides limited product warranties against manufacturing defects of its products. Obalon’s product warranty requires Obalon to repair defects arising from product design and production processes, and, if necessary, replace defective components. The future costs associated with Obalon’s warranty claims are uncertain due to its limited commercialization experience with Obalon’s current generation Obalon Balloon System and lack of commercial experience with its Obalon Navigation System and Obalon Touch Inflation Dispenser. Thus far, Obalon has not accrued a significant liability contingency for potential warranty claims.
Obalon has instituted a swallow guarantee which may provide replacement of product for physicians and institutions when patients are unable to swallow a capsule. To qualify for a replacement of product, the physician must adhere by Obalon’s policies and procedures. The swallow guarantee is limited to a certain number of swallow attempts per balloon placement, as well as other procedural and technical requirements. As a result of this program, Obalon’s financial results or gross profit may be impacted.
If Obalon experiences warranty claims, including manufacturing defects as well as Obalon’s swallow guarantee, in excess of its expectations, or if Obalon’s repair and replacement costs associated with warranty claims increase significantly, Obalon will incur liabilities for potential warranty claims that may be greater than Obalon expects. An increase in the frequency of warranty claims or amount of warranty costs may harm Obalon’s reputation and could have a material adverse effect on its business, results of operations and financial condition.
If Obalon is unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of Obalon’s financial reports and the market price of Obalon’s common stock may decrease.
As a public company, Obalon is required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires that Obalon evaluate and determine the effectiveness of Obalon’s internal control over financial reporting and provide a management report on its internal control over financial reporting, however, while Obalon remains an emerging growth company Obalon will not be required to include the attestation report issued by Obalon’s independent registered public accounting firm.
The process of designing and implementing Obalon’s internal control over financial reporting, has been time consuming, costly and complicated. If Obalon identifies material weaknesses in Obalon’s internal control over financial reporting, are unable to comply with the requirements of Section 404 in a timely manner, are unable to assert that Obalon’s internal control over financial reporting is effective or, once required, if Obalon’s independent registered public accounting firm is unable to attest that Obalon’s internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of Obalon’s financial reports and the market price of Obalon’s common stock could decrease. Obalon could also become subject to stockholder or other third-party litigation as well as investigations by the stock exchange on which Obalon’s securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources and could result in fines, trading suspensions or other remedies.
Fluctuations in insurance cost and availability could adversely affect Obalon’s profitability or its risk management profile.
Obalon holds a number of insurance policies, including directors’ and officers’ liability insurance, product liability insurance, business interruption insurance, medical malpractice, property insurance and workers’ compensation insurance. The cost of maintaining directors’ and officers’ liability insurance and product liability insurance on implantable medical devices has increased substantially over the past few years and could continue to increase, due to general market trends, as part of an evaluation of Obalon’s specific loss history and other factors. If the costs of maintaining adequate insurance coverage should increase significantly in the future, Obalon’s operating results could be materially adversely affected. Likewise, if any of Obalon’s current insurance coverage should become economically impractical or become unavailable to Obalon due to exhaustion of the coverage or any other reason, Obalon would be required to operate Obalon’s business without indemnity from commercial insurance providers.
Obalon’s ability to utilize Obalon’s net operating loss carryovers may be limited.
At December 31, 2020, Obalon had federal and state net operating loss carryforwards, or NOLs, of approximately $157.4 million and $126.0 million, respectively. The federal and state tax loss carryforwards will begin expiring in 2028, unless previously utilized. The federal net operating loss carryover includes $69.2 million of net operating losses generated after 2017. Federal net operating losses generated in 2018 and beyond carryover indefinitely and may be generally be used to offset up to 80% of future taxable income. Obalon also had federal and California research and development tax credit carryforwards totaling $3.4 million and $2.7 million respectively. The federal research and development tax credit carryforward will begin to expire in 2028 unless previously utilized. The California research tax credits do not expire.
In general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or IRC, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs and certain other tax assets to offset future taxable income, and an ownership change is generally defined as a cumulative change of 50% or more in the ownership positions of certain stockholders during a rolling three-year period. Obalon has not completed a formal study to determine if any ownership changes within the meaning of IRC Section 382 have occurred.
If ownership changes within the meaning of IRC Section 382 have occurred, it could restrict Obalon’s ability to use NOL carryforwards and research and development tax credits generated since inception. Limitations on Obalon’s ability to use NOL carryforwards and research and development tax credits to offset future taxable income could require Obalon to pay U.S. federal income taxes earlier than would be required if such limitations were not in effect. Similar rules and limitations may apply for state income tax purposes.
Future sales and issuances of Obalon’s common stock or other securities may result in significant dilution and could cause the price of Obalon’s common stock to decline.
To raise capital, Obalon may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner Obalon determines from time to time, including pursuant to the Purchase Agreement with Lincoln Park. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Obalon’s common stock. These sales may also result in material dilution to Obalon’s existing stockholders, and new investors could gain rights superior to Obalon’s existing stockholders.
Obalon cannot predict what effect, if any, sales of Obalon’s shares in the public market or the availability of shares for sale will have on the market price of Obalon’s common stock. However, future sales of substantial amounts of Obalon’s common stock in the public market, including shares issued upon exercise of outstanding options, or the perception that such sales may occur, could adversely affect the market price of Obalon’s common stock.
Provisions in Obalon’s corporate charter documents and under Delaware law could make an acquisition of us, which may be beneficial to Obalon’s stockholders, more difficult and may prevent attempts by Obalon’s stockholders to replace or remove its current board directors or management.
Provisions in Obalon’s restated certificate of incorporation and its restated bylaws discourage, delay or prevent a merger, acquisition or other change in control of Obalon’s company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of Obalon’s common stock, thereby depressing the market price of Obalon’s common stock. In addition, because its board of directors is responsible for appointing the members of Obalon’s management team, these provisions may frustrate or prevent any attempts by its stockholders to replace or remove Obalon’s current management by making it more difficult for stockholders to replace members of Obalon’s board of directors. Among other things, these provisions:
•
establish a classified board of directors so that not all members of Obalon’s board are elected at one time;

•
permit only the board of directors to establish the number of directors and fill vacancies on the board;

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provide that directors may only be removed “for cause” and only with the approval of two-thirds of Obalon’s stockholders;

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require super-majority voting to amend some provisions in Obalon’s restated certificate of incorporation and restated bylaws;

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authorize the issuance of “blank check” preferred stock that Obalon’s board could use to implement a stockholder rights plan, also known as a “poison pill”;

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eliminate the ability of Obalon’s stockholders to call special meetings of stockholders;

•
prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of Obalon’s stockholders;

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prohibit cumulative voting; and

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establish advance notice requirements for nominations for election to Obalon’s board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

Moreover, Obalon is governed by the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL, which prohibits a person who owns in excess of 15% of Obalon’s outstanding voting stock from merging or combining with Obalon for a period of three years after the date of the transaction in which the person acquired in excess of 15% of Obalon’s outstanding voting stock, unless the merger or combination is approved in a prescribed manner. Any of these provisions of Obalon’s charter documents or Delaware law could, under certain circumstances, depress the market price of Obalon’s common stock.
Obalon’s restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Obalon’s stockholders, which could limit Obalon’s stockholders’ ability to obtain a favorable judicial forum for disputes with Obalon or Obalon’s directors, officers, employees or agents.
Obalon’s restated certificate of incorporation provides that, unless Obalon consents in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on Obalon’s behalf, any action asserting a claim of breach of a fiduciary duty owed by any of Obalon’s directors, officers, employees or agents to Obalon or Obalon’s stockholders, any action asserting a claim arising pursuant to any provision of the DGCL, Obalon’s restated certificate of incorporation or its restated bylaws or any action asserting a claim that is governed by the internal affairs doctrine. Notwithstanding the foregoing, this provision will not apply to any claims arising under the Securities Act or the Exchange Act, or any claim in which exclusive jurisdiction is vested in a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction. Any person purchasing or otherwise acquiring any interest in any shares of Obalon’s capital stock shall be deemed to have notice of and to have consented to this provision of Obalon’s restated certificate of incorporation. This choice of forum provision may limit Obalon’s stockholders’ ability to bring a claim in a judicial forum that it finds favorable for disputes with Obalon or its directors, officers, employees or agents, which may discourage such lawsuits against Obalon and its directors, officers, employees and agents even though an action, if successful, might benefit Obalon’s stockholders. Stockholders who do bring a claim in the Court of Chancery could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The Court of Chancery may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to Obalon than to Obalon’s stockholders. Alternatively, if a court were to find this provision of Obalon’s restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Obalon may incur additional costs associated with resolving such matters in other jurisdictions, which could have a material adverse effect on Obalon’s business, financial condition or results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus contains certain forward-looking statements within the meaning of the federal securities law. Such statements are based upon current plans, estimates and expectations that are subject to various risks and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” “may,” “will,” “should,” “plan,” “could,” “target,” “contemplate,” “estimate,” “position,” “predict,” “potential,” “opportunity” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. All statements, other than historical facts, including statements regarding the expected timing of the closing of the Merger; the ability of the parties to complete the Merger considering the various closing conditions; the composition of the Combined Board; the financial profile of the Combined Company following consummation of the Merger; the expected timing of enrollment in clinical trials; revenue growth; the market opportunity, commercial momentum and growth potential of the LAP-BAND system, the ReShape Vest and the Obalon Balloon System; the expected benefits of the Merger, such as efficiencies, the expected management team, and the expected timing thereof, synergies, the ability to deliver value, the potential to maximize sales, enhanced revenues, growth potential, market profile, financial strength, and financial flexibility, the potential for accelerating profitability and reducing capital needs; the competitive ability and position of the Combined Company; the strategy of the Combined Company; the expected cash position of the Combined Company; and any assumptions underlying any of the foregoing, are forward-looking statements. Important factors that could cause actual results to differ materially from Obalon’s and ReShape’s plans, estimates or expectations could include, but are not limited to:
•
ReShape or Obalon may be unable to obtain stockholder approval as required to consummate the Merger;

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Conditions to the closing of the Merger including obtaining approval of the Nasdaq Filings may not be satisfied;

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The Merger may involve unexpected costs, liabilities, or delays;

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The effect of the announcement of the Merger on the ability of ReShape or Obalon to retain and hire key personnel and maintain relationships with customers, suppliers, and others with whom ReShape or Obalon does business, or on ReShape’s or Obalon’s operating results, current plans, operations, and business generally;

•
ReShape’s or Obalon’s respective businesses may suffer as a result of uncertainty surrounding the Merger and disruption of management’s attention due to the Merger;

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The outcome of any legal proceedings related to the Merger;

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ReShape or Obalon may be adversely affected by other economic, industry, business, and/or competitive factors;

•
The occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement;

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Risks that the anticipated benefits of the Merger or other commercial opportunities may otherwise not be fully realized or may take longer to realize than expected;

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The ability to implement integration plans for the Combined Company following completion of the Merger and the ability to recognize the anticipated growth, and cost savings and benefits of the Merger;

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The impact of legislative, regulatory, competitive, and technological changes;

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Expectations for ongoing and future clinical trials, the timing, and potential outcomes of clinical studies and interactions with regulatory authorities;

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The amount of any costs, fees, expenses, impairments, and charges related to the Merger;

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Changes in the anticipated tax treatment of the Merger;

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The impact of Obalon stockholders having a reduced ownership and voting interest after the Merger and less influence over management;

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The failure of the Merger to be accretive and potential dilution to the Combined Company’s earnings per share;

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The uncertainty of the value of the Merger Consideration that ReShape stockholders would receive in the Merger due to the floating Exchange Ratio and a potential fluctuation in the market price of Obalon Shares;

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The possibility of changes in circumstances between the date of the signing of the Merger Agreement and the consummation of the Merger that is not reflected in the fairness opinion obtained by the ReShape Board and Obalon Board;

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The effect of restrictions placed on ReShape’s and Obalon’s business activities and the limitations on ReShape’s and Obalon’s ability to pursue alternatives to the Merger pursuant to the Merger Agreement;

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The possibility of actual results of operations, cash flows and financial position following completion of the Merger materially differing from the unaudited pro forma condensed combined financial information contained in this joint proxy statement/prospectus; and

•
Other risks to the consummation of the Merger, including the risk that the Merger will not be consummated within the expected time period or at all.

A detailed discussion of risks related to the Merger, the Combined Company’s business, Obalon’s business and ReShape’s business is included above under the heading “Risk Factors” beginning on page 25 of this joint proxy statement/prospectus. Actual results may differ materially from those projected in the forward looking statements. Any forward looking statements in this joint proxy statement/prospectus are only made as of the date of this joint proxy statement/prospectus, unless otherwise specified, and, except as required by law, neither Obalon nor ReShape undertakes any obligation to update or revise any forward looking statements. See “Where You Can Find More Information” beginning on page 268 of this joint proxy statement/prospectus.

THE RESHAPE SPECIAL MEETING
Date, Time, and Place of the ReShape Special Meeting
The ReShape Special Meeting will be held at 8:30 am Pacific time, on May 13, 2021 as a virtual meeting via the internet at www.virtualshareholdermeeting.com/RSLS2021SM. On or about April 13, 2021, ReShape commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy card to its stockholders entitled to vote at the ReShape Special Meeting.
Purpose of the ReShape Special Meeting
At the ReShape Special Meeting, ReShape stockholders will be asked to consider and vote upon the following proposals:
1.
ReShape Merger Proposal; and

2.
ReShape Adjournment Proposal.

Recommendation of the ReShape Board
The ReShape Board recommends that the ReShape stockholders vote “FOR” the ReShape Merger Proposal and “FOR” the ReShape Adjournment Proposal. See “The Merger — ReShape’s Reasons for the Merger; Recommendation of the ReShape Board” beginning on page 122 of this joint proxy statement/prospectus.
Consummation of the Merger is conditioned on approval of the ReShape Merger Proposal. If you abstain or fail to vote on the ReShape Merger Proposal, or if you fail to give voting instructions to your bank, broker, or other nominee, it will have the same effect as a vote “AGAINST” the ReShape Merger Proposal. Consummation of the Merger is not conditioned on the approval of the ReShape Adjournment Proposal.
Record Date for the ReShape Special Meeting and Quorum
Record Date
Only holders of record of shares of ReShape Common Stock at 5:00 p.m. Eastern Time on April 7, 2021, the record date for the ReShape Special Meeting, will be entitled to receive notice of, and to vote, at the ReShape Special Meeting or any postponements or adjournments thereof. Each ReShape Share entitles the holder thereof to cast one vote on each matter that comes before the ReShape Special Meeting.
As of the record date for the ReShape Special Meeting, there were 6,166,554 shares of ReShape Common Stock outstanding and entitled to vote at the ReShape Special Meeting.
Quorum
In order for business to be conducted at the ReShape Special Meeting, a quorum must be present. A quorum requires the presence of the ReShape stockholders representing a majority in voting interest of the stock of ReShape entitled to vote at the ReShape Special Meeting, in person or represented by proxy. For purposes of determining whether there is a quorum, all shares that are present will count towards the quorum, which will include proxies received but marked as abstentions. If a quorum is present when the ReShape Special Meeting is convened, the ReShape stockholders present may continue to transact business until adjournment, even if the withdrawal of a number of the ReShape stockholders originally present leaves less than the proportion or number otherwise required for a quorum. Abstentions (shares of ReShape Common Stock for which proxies have been received but for which the holders have abstained from voting or as to which the holder attends the ReShape Special Meeting in person but does not vote) will be counted as present and entitled to vote for purposes of determining a quorum. A failure to instruct your bank, broker, or other nominee will result in your shares not being included in the calculation of the number of shares of ReShape Common Stock represented at the ReShape Special Meeting for purposes of determining whether a quorum has been achieved. However, your shares of ReShape Common Stock will be counted toward determining whether a quorum is present if you instruct your bank, broker, or other nominee on how to vote your shares with respect to one or more of the ReShape Proposals.
Required Vote
Approval of the ReShape Merger Proposal is a condition to the consummation of the Merger. If the ReShape Merger Proposal is not approved, the Merger will not be consummated. The approval of the ReShape Adjournment Proposal is not a condition to the consummation of the Merger.
Required Vote to Approve the ReShape Merger Proposal
Approval of the ReShape Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of ReShape Common Stock entitled to vote at the ReShape Special Meeting.
Required Vote to Approve the ReShape Adjournment Proposal
Approval of the ReShape Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting interest of the shares of ReShape Common Stock present, in person or by proxy, and entitled to vote at the ReShape Special Meeting.
ReShape Voting Agreement
Subsequent to the execution of the Merger Agreement, Obalon entered into the ReShape Voting Agreement with Armistice, pursuant to which Armistice has agreed, among other things, to vote the shares of ReShape Common Stock that it beneficially owns as of the record date for the ReShape Special Meeting in favor of the ReShape Proposals and against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Merger. Armistice is the beneficial owner of approximately 86.4% of the outstanding shares of ReShape Common Stock as of the record date for the ReShape Special Meeting. Therefore, Armistice holds a sufficient number of shares of ReShape Common Stock in order to approve both the ReShape Merger Proposal and the ReShape Adjournment Proposal.
Voting by ReShape’s Directors and Executive Officers
As of the record date for the ReShape Special Meeting, directors and executive officers of ReShape and their affiliates owned and were entitled to vote 4,635 shares of ReShape Common Stock, representing less than 0.1% of the shares of ReShape Common Stock outstanding on that date. ReShape currently expects that ReShape’s directors and executive officers will vote any shares of ReShape Common Stock they hold in favor of the ReShape Merger Proposal and, if necessary, the ReShape Adjournment Proposal, although none of them has entered into any agreement obligating him or her to do so.
Voting of Proxies; Incomplete Proxies
If you are a stockholder of record of shares of ReShape Common Stock as of the record date for the ReShape Special Meeting, a proxy card is enclosed for your use. ReShape requests that ReShape stockholders submit their proxies over the Internet, by telephone or by completing and signing the accompanying proxy card and returning it to ReShape promptly in the enclosed postage-paid envelope as soon as possible. ReShape stockholders may also authorize a proxy to vote their shares by telephone or through the Internet. Information and applicable deadlines for authorizing a proxy to vote by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy card is returned properly executed, the shares of ReShape Common Stock represented by it will be voted at the ReShape Special Meeting or any adjournment or postponement thereof in accordance with the instructions contained on in the proxy card.
If a proxy is signed and returned without an indication as to how the shares of ReShape Common Stock represented by the proxy are to be voted with regard to a particular proposal, the shares of ReShape Common Stock represented by the proxy will be voted in favor of each such proposal, as applicable, in accordance with the recommendation of the ReShape Board. In accordance with the ReShape bylaws and the DGCL, except as otherwise required by law, business transacted at the ReShape Special Meeting will be limited to those matters set forth in the notice of the meeting.
Your vote is important. Accordingly, please submit a proxy as soon as possible by telephone, over the Internet, or by signing and returning the enclosed proxy card, whether or not you plan to attend the ReShape Special Meeting in person.
Failures to Vote, Broker Non-Votes, and Abstentions
If you hold your shares of ReShape Common Stock in a stock brokerage account or if your shares of ReShape Common Stock are held by a bank or other nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares of ReShape Common Stock. Please follow the voting instructions provided by your bank, broker, or other nominee. Please note that you are not permitted to vote shares of ReShape Common Stock held in “street name” by returning a proxy card directly to ReShape or by voting in person at the ReShape Special Meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker, or other nominee. Obtaining a legal proxy may take several days. Further, brokers who hold shares of ReShape Common Stock on behalf of their customers may not give a proxy to ReShape to vote those shares without specific instructions from their customers.
If your bank, broker, or other nominee holds your shares of ReShape Common Stock in “street name,” your shares of ReShape Common Stock will be counted toward determining whether a quorum is present only if you instruct your bank, broker, or other nominee on how to vote your shares with respect to one or more of the ReShape Proposals.
If your bank, broker, or other nominee holds your shares of ReShape Common Stock in “street name,” your bank, broker, or other nominee will vote your shares only if you provide instructions on how to vote on the relevant proposal. Therefore, if your shares of ReShape Common Stock are held in “street name” and you do not instruct your bank, broker, or other nominee on how to vote your shares:
1.
your bank, broker, or other nominee will not be permitted to vote your shares of ReShape Common Stock on the ReShape Merger Proposal, and this failure to instruct your bank, broker, or other nominee will have the same effect as a vote “AGAINST” this proposal; and

2.
your bank, broker, or other nominee will not be permitted to vote your shares of ReShape Common Stock on the ReShape Adjournment Proposal, and this failure to instruct your bank, broker, or other nominee will have no effect on the vote count for this proposal.

Even if your shares of ReShape Common Stock are held in “street name,” you are welcome to attend the ReShape Special Meeting. If your shares of ReShape Common Stock are held in “street name,” you may not vote your shares of ReShape Common Stock in person at the ReShape Special Meeting unless you obtain a proxy, executed in your favor, from the holder of record (i.e., your bank, broker, or other nominee). If you hold your shares of ReShape Common Stock in “street name” and wish to vote in person, please contact your bank, broker, or other nominee before the ReShape Special Meeting to obtain the necessary proxy from the holder of record.
Brokers do not have discretionary authority to vote on non-routine matters. A “broker non-vote” occurs when a broker submits a proxy that states that the broker votes for at least one proposal, but does not vote for proposals on non-routine matters because the broker has not received instructions from the beneficial owners on how to vote and thus does not have discretionary authority to vote on those proposals. Because all of the matters to be considered at the ReShape Special Meeting are non-routine and brokers will not have discretionary authority to vote on any of the ReShape Proposals, ReShape does not expect to receive any broker non-votes. If broker non-votes were received, they would not have any impact on the outcome of the ReShape Adjournment Proposal, but would have the same effect as a vote “AGAINST” the ReShape Merger Proposal.
Failures to attend the ReShape Special Meeting (in person or by proxy) and vote will also not be counted for purposes of determining whether a quorum is present and will have no effect on the ReShape Adjournment Proposal. An abstention will have the same effect as a vote “AGAINST” the ReShape

Adjournment Proposal. An abstention or a failure to attend the ReShape Special Meeting (in person or by proxy) and vote will have the same effect as a vote “AGAINST” the ReShape Merger Proposal.
Revocability of Proxies and Changes to a ReShape Stockholder’s Vote
If you are a holder of shares of ReShape Common Stock as of the record date for the ReShape Special Meeting, you have the power to revoke your proxy at any time before it is voted at the ReShape Special Meeting. You can revoke your proxy in one of three ways:
•
sending a written notice of revocation that is received by ReShape prior to 11:59 p.m. (Eastern Time) on the day preceding the ReShape Special Meeting, stating that you would like to revoke your proxy, to ReShape’s Corporate Secretary at ReShape’s corporate headquarters, 1001 Calle Amanecer, San Clemente, CA 92673;

•
submitting a new proxy bearing a later date (by Internet, telephone or mail) that is received by ReShape prior to 11:59 p.m. (U.S. Eastern Time) on the day preceding the ReShape Special Meeting; or

•
attending the ReShape Special Meeting and voting in person or bringing a written notice of revocation to the Secretary of the ReShape Special Meeting prior to the voting at the ReShape Special Meeting (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person by ballot at the meeting to change your vote or submit a written notice of revocation to revoke your proxy).

If you wish to change your vote at the ReShape Special Meeting, you must vote by ballot at such meeting or if you wish to revoke your vote at the ReShape Special Meeting, you must bring a written notice of revocation to the Secretary of the ReShape Special Meeting prior to the voting at the ReShape Special Meeting.
The latest dated completed proxy will be the one that counts. Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:
ReShape Lifesciences Inc.
1001 Calle Amanecer
San Clemente, CA 92673
Attn: Corporate Secretary
If you are a ReShape stockholder whose shares of ReShape Common Stock are held in “street name” by a bank, broker, or other nominee, you may revoke your proxy or voting instructions and vote your shares of ReShape Common Stock in person at the ReShape Special Meeting only in accordance with applicable rules and procedures as employed by your bank, broker, or other nominee. If your shares of ReShape Common Stock are held in “street name” in an account at a bank, broker, or other nominee, you must follow the directions you receive from your bank, broker, or other nominee in order to change or revoke your proxy or voting instructions and should contact your bank, broker, or other nominee to do so.
Solicitation of Proxies
The cost of the solicitation of proxies from ReShape stockholders will be borne by ReShape. In addition to solicitations by mail, ReShape’s directors, officers and employees may solicit proxies personally, by telephone, by facsimile or otherwise, without additional compensation. ReShape will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of ReShape Common Stock held of record on the record date for the ReShape Special Meeting and will provide customary reimbursement to such firms for the cost of forwarding these materials.
Adjournments
Although it is not currently expected, the ReShape Special Meeting may be adjourned for the purpose of soliciting additional proxies if ReShape has not received sufficient proxies to constitute a quorum or sufficient votes for approval of the ReShape Merger Proposal. If a quorum is not present, adjourning the ReShape Special Meeting requires the majority in voting interest of the ReShape stockholders present (in person or by proxy) and entitled to vote at the ReShape Special Meeting, or in the case that no ReShape stockholders are present at the ReShape Special Meeting, any ReShape officer entitled to preside at or to act as secretary of the ReShape Special Meeting may adjourn the ReShape Special Meeting. Pursuant to the ReShape bylaws, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which adjournment is taken. If the ReShape Special Meeting is adjourned, stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use.
Postponements
At any time prior to convening the ReShape Special Meeting, the ReShape Board may postpone the ReShape Special Meeting for any reason without the approval of the ReShape stockholders. Although it is not currently expected, the ReShape Board may postpone the ReShape Special Meeting for the purpose of soliciting additional proxies if ReShape has not received sufficient proxies to constitute a quorum or sufficient votes for approval of the ReShape Merger Proposal. If the ReShape Special Meeting is postponed for the purpose of soliciting additional proxies, stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use.
Attending the ReShape Special Meeting
The ReShape Special Meeting will be conducted completely as a virtual meeting via the internet. ReShape believes that holding the ReShape Special Meeting completely online will enable greater participation and improved communication. Stockholders may attend the meeting and vote their shares electronically during the meeting via the live webcast by visiting www.virtualshareholdermeeting.com/RSLS2021SM. You will need to have your 16-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join and vote at the ReShape Special Meeting. Stockholders may submit questions in advance of the meeting by visiting www.proxyvote.com. Questions pertinent to matters to be acted upon at the ReShape Special Meeting will be answered during the ReShape Special Meeting, subject to time constraints. In the interests of time and efficiency, ReShape reserves the right to group questions of a similar nature together to facilitate the question and answer portion of the meeting. ReShape may not be able to answer all questions submitted in the allotted time.
ReShape will have technicians ready to assist you with any technical difficulties you may have accessing the ReShape Special Meeting virtually. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page.
Stockholder List
A list of ReShape stockholders entitled to vote at the ReShape Special Meeting will be available for inspection at ReShape’s principal executive offices, located at 1001 Calle Amanecer, San Clemente, CA 92673, at least ten days prior to the date of the ReShape Special Meeting and continuing through the ReShape Special Meeting for any purpose germane to the ReShape Special Meeting. The list will also be available at the ReShape Special Meeting for inspection by any ReShape stockholder present at the ReShape Special Meeting.
Assistance
If you need assistance in completing your proxy card or have questions regarding the ReShape Special Meeting, please contact:
Broadridge Financial Solutions, Inc.
51 Mercedes Way, Edgewood, New York 11717
Call toll free: (855) 325-6676

RESHAPE PROPOSALS
ReShape Proposal 1:   The ReShape Merger Proposal
ReShape stockholders are asked to adopt the Merger Agreement that it has entered into with Obalon and Merger Sub. ReShape stockholders should carefully read this joint proxy statement/prospectus in its entirety, including the documents incorporated by reference and the Merger Agreement, for more detailed information concerning the Merger Agreement and the ReShape Merger Proposal. For a summary and detailed information regarding this ReShape Merger Proposal, see the information about the Merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in the sections entitled “The Merger” and “The Merger Agreement” beginning on pages 113 and 155, respectively, of this joint proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.
Approval of the ReShape Merger Proposal is a condition to the consummation of the Merger.   If this ReShape Merger Proposal is not approved, the Merger will not occur. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. See “The Merger — ReShape’s Reasons for the Merger; Recommendation of the ReShape Board” beginning on 122 of this joint proxy statement/prospectus.
The ReShape Board unanimously determined that the Merger and the Merger Agreement were advisable and in the best interests of ReShape and its stockholders, approved the Merger Agreement and recommended that ReShape stockholders adopt the Merger Agreement.
The ReShape Board unanimously recommends that ReShape stockholders vote “FOR” the ReShape Merger Proposal to adopt the Merger Agreement.

ReShape Proposal 2:   The ReShape Adjournment Proposal
ReShape stockholders are asked to approve adjournments of the ReShape Special Meeting from time to time, if necessary or appropriate, to solicit additional affirmative votes in favor of the ReShape Merger Proposal if there are insufficient votes at the time of such adjournment to approve the ReShape Merger Proposal. Consummation of the Merger is not conditioned on the approval of this ReShape Adjournment Proposal.
If the ReShape stockholders approve this ReShape Adjournment Proposal, ReShape could adjourn or postpone the ReShape Special Meeting, and any adjourned or postponed session of the ReShape Special Meeting, and use the additional time to solicit additional proxies for the approval of the ReShape Merger Proposal.
If, at the ReShape Special Meeting, the number of shares of ReShape Common Stock present in person or by proxy and voting in favor of the ReShape Merger Proposal is not sufficient to approve that proposal, ReShape may move to adjourn the ReShape Special Meeting in order to enable the ReShape Board to solicit additional proxies for the approval of the ReShape Merger Proposal. In that event, the ReShape stockholders will be asked to vote only upon the ReShape Adjournment Proposal, and not the ReShape Merger Proposal. The approval of the ReShape Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting interests of the shares of ReShape Common Stock present, in person or by proxy, and entitled to vote on the proposal at the ReShape Special Meeting. If you abstain from voting on the ReShape Adjournment Proposal, it will have the same effect as a vote cast “AGAINST” the ReShape Adjournment Proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the ReShape Adjournment Proposal.
The ReShape Adjournment Proposal relates only to adjournments of the ReShape Special Meeting occurring for purposes of soliciting additional proxies for approval of ReShape Merger Proposal in the event that there are insufficient votes to approve that proposal. ReShape may also choose to (i) adjourn the meeting at any time or (ii) postpone the meeting before it is convened without stockholder approval, in each case under the authority provided by the ReShape bylaws and Delaware law. In the case that a quorum is not present at the ReShape Special Meeting, the ReShape bylaws provide that the meeting may be adjourned by a majority of the shares of ReShape Common Stock present and entitled to vote or, if there are no shares of ReShape Common Stock present and entitled to vote, by any officer of ReShape entitled to preside at or to act as secretary of the ReShape Special Meeting. If a quorum is not present at the ReShape Special Meeting, each vote cast in favor of the ReShape Adjournment Proposal will also count as a vote cast in favor of adjourning the meeting.
The ReShape Board unanimously recommends that ReShape stockholders vote “FOR” the ReShape Adjournment Proposal.

THE OBALON SPECIAL MEETING
Date, Time, and Place of the Obalon Special Meeting
The Obalon Special Meeting will be held virtually by visiting www.virtualshareholdermeeting.com/OBLN2021SM on May 13, 2021 beginning at 8:30 am Pacific Time. Obalon has chosen to hold the special meeting solely by remote means via the Internet and not in a physical location given the current public health impact of the COVID-19 (coronavirus) pandemic and Obalon’s desire to promote the health and safety of its stockholders, as well as its directors, officers, employees and other constituents. On or about April  13, 2021, Obalon commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy card to its stockholders entitled to vote at the Obalon Special Meeting.
Purpose of the Obalon Special Meeting
At the Obalon Special Meeting, Obalon stockholders will be asked to consider and vote upon the following proposals:
1.
Obalon Share Issuance Proposal;

2.
Obalon Reverse Stock Split Proposal; and

3.
Obalon Adjournment Proposal.

Recommendation of the Obalon Board
The Obalon Board recommends that the Obalon stockholders vote “FOR” the Obalon Share Issuance Proposal, “FOR” the Obalon Reverse Stock Split Proposal, and “FOR” the Obalon Adjournment Proposal. See “The Merger — Obalon’s Reasons for the Merger; Recommendation of the Obalon Board” beginning on page 125 of this joint proxy statement/prospectus.
Consummation of the Merger is conditioned on approval of the Obalon Share Issuance Proposal and the Obalon Reverse Stock Split Proposal. Consummation of the Merger is not conditioned on the approval of the Obalon Adjournment Proposal.
Record Date for the Obalon Special Meeting and Quorum
Record Date
Only holders of record of Obalon Shares at 5:00 p.m. U.S. Eastern Time on April 9, 2021, the record date for the Obalon Special Meeting, will be entitled to notice of, and to vote at, the Obalon Special Meeting or any postponements or adjournments thereof. Each Obalon Share entitles the holder thereof to cast one vote on each matter that comes before the Obalon Special Meeting.
As of the record date for the Obalon Special Meeting, there were 10,020,068 Obalon Shares outstanding and entitled to vote at the Obalon Special Meeting.
Quorum
In order for business to be conducted at the Obalon Special Meeting, a quorum must be present. The presence of Obalon stockholders of a majority of voting power of the shares of stock entitled to vote as the meeting, present in person or represented by proxy, is necessary to constitute a quorum at the Obalon Special Meeting. Abstentions (Obalon shares for which proxies have been received but for which the holders have abstained from voting or as to which the holder attends the Obalon Special Meeting in person but does not vote) will be counted as present and entitled to vote for purposes of determining a quorum. Shares for which no voting instructions were provided to the broker will not be included in the calculation of the number of Obalon Shares represented at the Obalon Special Meeting for purposes of determining whether a quorum has been achieved. However, your Obalon Shares will be counted toward determining whether a quorum is present if you instruct your bank, broker, or other nominee on how to vote your Obalon Shares with respect to one or more of the Obalon Proposals.
Required Vote
Approval by Obalon stockholders of the Obalon Share Issuance Proposal and the Obalon Reverse Stock Split Proposals are conditions to the consummation of the Merger. If the Obalon Share Issuance Proposal and the Obalon Reverse Stock Split Proposals are not approved, the Merger will not be consummated. The Obalon Adjournment Proposal is not a condition to the consummation of the Merger.
Required Vote to Approve the Obalon Share Issuance Proposal
Approval of the Obalon Share Issuance Proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively thereon at the Obalon Special Meeting.
Required Vote to Approve the Obalon Reverse Stock Split Proposal
Approval of the Obalon Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding Obalon Shares entitled to vote thereon.
Required Vote to Approve the Obalon Adjournment Proposal
Approval of the Obalon Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively thereon at the Obalon Special Meeting.
Obalon Voting Agreement
Subsequent to the execution of the Merger Agreement, ReShape entered into the Obalon Voting Agreement with Andrew Rasdal, President and Chief Executive Officer of Obalon (on behalf of himself and the Rasdal Family Trust dated December 10, 1996), Domain Partners VII, L.P. and DP VII Associates, L.P., InterWest Partners X, L.P., Okapi Ventures L.P. and Okapi Ventures II, L.P., and Armistice (the “Obalon Voting Agreement”), pursuant to which such stockholders have agreed, among other things, to vote the Obalon Shares that they beneficially own in favor of the Obalon Proposals and against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Merger.
Such stockholders are the beneficial owners of approximately 28.1% of Obalon Shares as of the record date for the Obalon Special Meeting. On January 21, 2021, the day following the public announcement of the Merger Agreement, Armistice exercised a warrant to purchase 525,000 Obalon Shares at an exercise price of $4.40 per share. Under the terms of the Obalon Voting Agreement, Armistice could not sell those Obalon Shares without ReShape’s prior written consent, which ReShape granted on January 21, 2021 and Armistice subsequently sold 525,000 Obalon Shares in the open market. If Armistice would have continued to own such Obalon Shares, they would have been subject to the Obalon Voting Agreement. However, as of the record date for the Obalon Special Meeting, Armistice continues to own the 1,100,000 Obalon Shares that it owned at the time it entered into the Obalon Voting Agreement.
Voting by Obalon’s Directors and Executive Officers
As of the record date for the Obalon Special Meeting, directors and executive officers of Obalon and their affiliates owned and were entitled to vote 281,018 Obalon Shares, representing approximately 2.8% of the Obalon Shares outstanding on that date. Obalon currently expects that Obalon’s directors and executive officers will vote their Obalon Shares in favor of the Obalon Proposals, although none of them has entered into any agreement obligating him or her to do so, other than Mr. Rasdal with respect to his Obalon Shares.
Voting of Proxies; Incomplete Proxies
If you are a stockholder of record of Obalon Shares as of the record date for the Obalon Special Meeting, a proxy card is enclosed for your use. Obalon requests that Obalon stockholders sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. Obalon stockholders may also authorize a proxy to vote their Obalon Shares by telephone or through the Internet. Information and applicable deadlines for authorizing a proxy to vote by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the Obalon Shares represented by it will be voted at the Obalon Special Meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.
If a proxy is signed and returned without an indication as to how the Obalon Shares represented by the proxy are to be voted with regard to a particular proposal, the Obalon Shares represented by the proxy will be voted in favor of each such proposal, as applicable, in accordance with the recommendation of the Obalon Board. In accordance with the Obalon bylaws and the DGCL, except as otherwise required by law, business transacted at the Obalon Special Meeting will be limited to those matters set forth in the notice of the meeting.
Your vote is important. Accordingly, please submit a proxy as soon as possible by telephone, over the Internet, or by signing and returning the enclosed proxy card, whether or not you plan to attend the Obalon Special Meeting virtually.
Failures to Vote, Broker Non-Votes, and Abstentions
If you hold your Obalon Shares in a stock brokerage account or if your Obalon Shares are held by a bank, broker, or other nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your Obalon Shares. Please follow the voting instructions provided by your bank, broker, or other nominee. Please note that you are not permitted to vote Obalon Shares held in “street name” by returning a proxy card directly to Obalon or by voting virtually at the Obalon Special Meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker, or other nominee. Obtaining a legal proxy may take several days. Further, brokers who hold Obalon Shares on behalf of their customers may not give a proxy to Obalon to vote those shares without specific instructions from their customers.
Accordingly, if your bank, broker, or other nominee holds your Obalon Shares in “street name” as of the record date for the Obalon Special Meeting and you fail to instruct your bank, broker, or other nominee to vote your Obalon Shares, your bank, broker, or other nominee will not be permitted to vote on your behalf on the Obalon Share Issuance Proposal, the Obalon Reverse Stock Split Proposal or the Obalon Adjournment Proposal and your Obalon Shares will not be counted towards determining whether a quorum is present. Your Obalon Shares will, however, be counted toward determining whether a quorum is present if you instruct your bank, broker, or other nominee on how to vote your Obalon Shares with respect to one or more of the Obalon Proposals.
Even if your Obalon Shares are held in “street name,” you are welcome to attend the Obalon Special Meeting. If your Obalon Shares are held in street name, you may not vote your Obalon Shares virtually at the Obalon Special Meeting unless you obtain a proxy, executed in your favor, from the holder of record (i.e., your bank, broker, or other nominee). If you hold your Obalon Shares in “street name” and wish to vote virtually, please contact your bank, broker, or other nominee before the Obalon Special Meeting to obtain the necessary proxy from the holder of record.
Under Nasdaq rules, brokers do not have discretionary authority to vote on non-routine matters. A “broker non-vote” occurs when a broker submits a proxy that states that the broker votes for at least one proposal, but does not vote for proposals on non-routine matters because the broker has not received instructions from the beneficial owners on how to vote and thus does not have discretionary authority to vote on those proposals. Because all of the matters to be considered at the Obalon Special Meeting are non-routine and brokers will not have discretionary authority to vote on any of the Obalon Proposals, Obalon does not expect to receive any broker non-votes. If broker non-votes were received, they would not have any impact on the outcome of the Obalon Share Issuance Proposal or Obalon Adjournment Proposal, but they would count as a vote cast AGAINST the Obalon Reverse Stock Split Proposal.
Abstentions and failures to attend the Obalon Special Meeting (virtually or by proxy) and vote will have no effect on the Obalon Share Issuance Proposal or the Obalon Adjournment Proposal, but will count as a vote cast AGAINST the Obalon Reverse Stock Split Proposal.

Revocability of Proxies and Changes to an Obalon Stockholder’s Vote
If you are a holder of record of Obalon Shares on the record date for the Obalon Special Meeting, you have the power to revoke your proxy at any time before your proxy is exercised at the Obalon Special Meeting. You can revoke your proxy in one of three ways:
•
sending a written notice of revocation that is received by Obalon prior to 11:59 p.m. (U.S. Eastern Time) on the day preceding the Obalon Special Meeting, stating that you would like to revoke your proxy, to Nooshin Hussainy, Obalon’s Secretary, at 5421 Avenida Encinas, Suite F, Carlsbad, California 92008;

•
submitting a new proxy bearing a later date (by Internet, telephone or mail) that is received by Obalon prior to 11:59 p.m. (U.S. Eastern Time) on the day preceding the Obalon Special Meeting; or

•
attending the Obalon Special Meeting and voting virtually or bringing a written notice of revocation to the Secretary of the Obalon Special Meeting prior to the voting at the Obalon Special Meeting (your attendance at the meeting will not, by itself, revoke your proxy; you must vote virtually by ballot at the meeting to change your vote or submit a written notice of revocation to revoke your proxy). Attending the Obalon Special Meeting will not automatically revoke a proxy that was submitted through the Internet or by telephone or mail. If you wish to change your vote at the Obalon Special Meeting, you must vote by ballot at such meeting to change your vote, or if you wish to revoke your vote at the Obalon Special Meeting you must bring a written notice of revocation to the Secretary of the Obalon Special Meeting prior to the voting of the Obalon Special Meeting.

If you are an Obalon stockholder whose shares are held in “street name” by a bank, broker, or other nominee, you may revoke your proxy and vote your Obalon Shares virtually at the Obalon Special Meeting only in accordance with applicable rules and procedures as employed by such bank, broker, or other nominee. If your shares are held in an account at a bank, broker, or other nominee, you should contact your bank, broker, or other nominee to change your vote.
Solicitation of Proxies
The cost of the solicitation of proxies from Obalon stockholders will be borne by Obalon. In addition to solicitations by mail, Obalon’s directors, officers and employees may solicit proxies personally, by telephone, by facsimile or otherwise, without additional compensation. Obalon will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of Obalon Shares held of record on the record date for the Obalon Special Meeting and will provide customary reimbursement to such firms for the cost of forwarding these materials. Obalon has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies and has agreed to pay them a fee of approximately $15,000, plus reasonable and documented expenses, for these services.
Adjournments
Although it is not currently expected, the Obalon Special Meeting may be adjourned for the purpose of soliciting additional proxies if Obalon has not received sufficient proxies to constitute a quorum or sufficient votes for approval of the Obalon Share Issuance Proposal or the Obalon Reverse Stock Split Proposal. Pursuant to the Obalon bylaws, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which adjournment is taken. If the Obalon Special Meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use. The Merger Agreement provides that the Obalon Special Meeting will not be adjourned to a date that is more than ten business days after the date for which the Obalon Special Meeting was originally scheduled without the consent of ReShape.
Postponements
At any time prior to convening the Obalon Special Meeting, the Obalon Board may postpone the meeting for any reason without the approval of the Obalon stockholders. Although it is not currently expected, the Obalon Board may postpone the Obalon Special Meeting for the purpose of soliciting additional proxies if Obalon has not received sufficient proxies to constitute a quorum or sufficient votes for approval of the Obalon Share Issuance Proposal or the Obalon Reverse Stock Split Proposal. If the Obalon Special Meeting is postponed for the purpose of soliciting additional proxies, stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use.
Attending the Obalon Special Meeting
All Obalon stockholders as of the record date of the Obalon Special Meeting, or their duly appointed proxies, may attend the Obalon Special Meeting. To attend the virtual Obalon Special Meeting, please visit www.virtualshareholdermeeting.com/OBLN2021SM. You will need to have your 16-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of theproxy materials) to join and vote at the Obalon Special Meeting. Stockholders may submit questions in advance of the meeting by visiting www.proxyvote.com. Questions pertinent to matters to be acted upon at the Obalon Special Meeting will be answered during the Obalon Special Meeting, subject to time constraints. In the interests of time and efficiency, Obalon reserves the right to group questions of a similar nature together to facilitate the question and answer portion of the meeting. Obalon may not be able to answer all questions submitted in the allotted time.
Broadridge will have technicians ready to assist you with any technical difficulties you may have accessing the Obalon Special Meeting virtually. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page.
Stockholder List
A list of Obalon stockholders entitled to vote at the Obalon Special Meeting will be available for inspection at Obalon’s corporate office, located at 5421 Avenida Encinas, Suite F, Carlsbad, California 92008, at least ten days prior to the date of the Obalon Special Meeting and continuing through the Obalon Special Meeting for any purpose germane to the Obalon Special Meeting. The list will also be available at the Obalon Special Meeting for inspection by any Obalon stockholder present at the Obalon Special Meeting.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Obalon Special Meeting, please contact MacKenzie Partners, the proxy solicitor for Obalon, by telephone toll-free at (800) 322-2885, collect call at (212) 929-5500, or by email at proxy@mackenziepartners.com.

OBALON PROPOSALS
Obalon Proposal 1:   The Obalon Share Issuance Proposal
Obalon stockholders are asked to approve the issuance of Obalon Shares to ReShape stockholders in connection with the Merger. Obalon stockholders should carefully read this joint proxy statement/prospectus in its entirety, including the documents incorporated by reference and the Merger Agreement, for more detailed information concerning the Merger Agreement and the Obalon Share Issuance Proposal. For a detailed discussion of the terms of the Merger Agreement and the Merger, including the proposed Obalon share issuance, see the information about the Merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” and “The Merger Agreement” beginning on pages 113 and 155, respectively, of this joint proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.
Approval of the Obalon Share Issuance Proposal is a condition to the consummation of the Merger.   If the Obalon Share Issuance Proposal is not approved, the Merger will not occur. For a detailed discussion of the conditions of the Merger, see “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 169 of this joint proxy statement/prospectus.
The approval of the Obalon Share Issuance Proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively thereon at the Obalon Special Meeting.
Recommendation of the Obalon Board.   The Obalon Board unanimously determined that the Merger Agreement and the Merger are advisable and in the best interests of Obalon and its stockholders, adopted and approved the Merger Agreement and transactions contemplated thereby, and recommended that Obalon stockholders approve the Obalon Share Issuance Proposal. Accordingly, the Obalon Board unanimously recommends that Obalon stockholders vote “FOR” the Obalon Share Issuance Proposal.

Obalon Proposal 2:   The Obalon Reverse Stock Split Proposal
The Obalon Board, on March 12, 2021, unanimously adopted resolutions approving, declaring advisable and recommending to our stockholders for their approval a third amendment to the Obalon charter (the “Third Amendment”) to effect a reverse stock split of Obalon issued and outstanding common stock (the “Reverse Stock Split”) with a ratio in the range of 1-for-3 and 1-for-10, such ratio to be determined by the Obalon Board in its discretion. The Reverse Stock Split will also affect outstanding options and warrants, as described in “— Effect on Equity Compensation Plans and Outstanding Options and Warrants” below. Approval of this proposal will grant the Obalon Board the authority, without further action by the stockholders, to carry out the Reverse Stock Split any time after the approval of the Third Amendment but in no event later than the date of the 2021 annual meeting of stockholders, with the exact exchange ratio and timing to be determined at the discretion of the Obalon Board and set forth in a public announcement. Even if the Obalon stockholders approve this proposal, the Obalon Board may determine in its discretion not to effect the Reverse Stock Split and to abandon the Third Amendment to implement the Reverse Stock Split prior to the time the Third Amendment is filed and becomes effective.
If approved, this proposal would approve the Third Amendment set forth in Annex D. The text of the proposed Third Amendment to effect the Reverse Stock Split is subject to revision to include such changes as may be required by the Secretary of State of the State of Delaware and as the Obalon Board deems necessary and advisable to effect the proposed Third Amendment. Stockholders are urged to carefully read Annex D.
Background
Obalon Shares are currently listed on the Nasdaq Capital Market under the symbol “OBLN.” In connection with the Merger, the Combined Company will be required to satisfy the initial listing requirements of the Nasdaq Capital Market which required that the bid price of the Combined Company’s common stock will be at least $4.00 per share. Continued listing on the Nasdaq Capital Market is a condition to the consummation of the Merger, which the Obalon Board has determined is in the best interest of its stockholders.
The purpose of the Reverse Stock Split is to decrease the total number of Obalon Shares outstanding and proportionately increase the market price of Obalon Shares above $4.00 per share in order to meet the initial listing requirements of the Nasdaq Capital Market in connection with the Merger. The Obalon Board intends to effect the Reverse Stock Split only if it believes that a decrease in the number of shares outstanding is in the best interests of Obalon and its stockholders, and is likely to improve the trading price of Obalon Shares and improve the likelihood that the Combined Company will be allowed to maintain our continued listing on the Nasdaq Capital Market. Accordingly, the Obalon approved the Reverse Stock Split in order to help ensure that the share price of Obalon Shares meets the initial listing requirements of the Nasdaq Capital Market.
Effective Time of the Reverse Stock Split
If this proposal is approved and the Obalon Board determines to effect the Reverse Stock Split, Obalon will file the proposed Third Amendment with the Secretary of State of the State of Delaware. The Reverse Stock Split will become effective at the time the Third Amendment is filed with the Secretary of State of Delaware and becomes effective, with the exact timing to be determined at the discretion of the Obalon Board.
If this proposal is approved, no further action on the part of stockholders would be required to either effect or abandon the Reverse Stock Split. If the Obalon Board does not implement the Reverse Stock Split on or before the date of the 2021 annual meeting of stockholders, the authority granted in this proposal to implement the Reverse Stock Split will terminate and the Third Amendment to effect the Reverse Stock Split will be abandoned. The Obalon Board reserves its right to elect not to proceed and abandon the Reverse Stock Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of Obalon stockholders.
Reasons for the Reverse Stock Split
The principal purpose of the Reverse Stock Split is to decrease the total number of Obalon Shares outstanding and proportionately increase the market price of the Obalon Shares above $4.00 per share in order to meet the initial listing minimum bid price requirements of the Nasdaq Capital Market and consummate the Merger. Without Nasdaq approval to maintain Obalon’s listing on the Nasdaq Capital Market for the Combined Company, the Merger may not be consummated and Obalon may be delisted and may not be able to continue operations as a standalone company. The Obalon Board intends to effect the Reverse Stock Split only if it believes that a decrease in the number of Obalon Shares outstanding is in the best interests of Obalon and its stockholders and is likely to improve the trading price of Obalon Shares and improve the likelihood that we will be allowed to maintain our continued listing on the Nasdaq Capital Market for the Combined Company. Accordingly, the Obalon Board has approved the Reverse Stock Split in order to help ensure that the share price of Obalon Shares meets the initial listing requirements of the Nasdaq Capital Market.
Board Discretion to Implement the Reverse Stock Split
The Obalon Board believes that stockholder approval of a range of Reverse Stock Split ratios (rather than a single exchange ratio) is in the best interests of Obalon stockholders because it provides the Obalon Board with the flexibility to achieve the desired results of the Reverse Stock Split and because it is not possible to predict market conditions at the time the Reverse Stock Split would be implemented. If stockholders approve this proposal, the Obalon Board would carry out a reverse stock split only upon the Obalon Board’s determination that a reverse stock split would be in the best interests of its stockholders at that time. The Obalon Board would then set the ratio for the Reverse Stock Split within the range approved by stockholders and in an amount it determines is advisable and in the best interests of the stockholders considering relevant market conditions at the time the Reverse Stock Split is to be implemented. In determining the Reverse Stock Split ratio, following receipt of stockholder approval, the Obalon Board may consider numerous factors including:
•
the historical and projected performance of Obalon Shares;

•
general economic and other related conditions prevailing in our industry and in the marketplace;

•
the projected impact of the Reverse Stock Split ratio on trading liquidity in Obalon Shares and Obalon’s ability to maintain continued listing on the Nasdaq Capital Market;

•
Obalon’s capitalization (including the number of shares of common stock issued and outstanding);

•
the then-prevailing trading price for Obalon Shares and the volume level thereof; and

•
the potential devaluation of Obalon’s market capitalization as a result of the Reverse Stock Split.

The Obalon Board intends to select a reverse stock split ratio that it believes would be most likely to achieve the anticipated benefits of the Reverse Stock Split.
Certain Risks Associated with the Reverse Stock Split
Before voting on this proposal, stockholders should consider the following risks associated with effecting the Reverse Stock Split:
•
Although Obalon expects that the Reverse Stock Split will result in an increase in the market price of Obalon Shares, it cannot assure you that the Reverse Stock Split, if effected, will increase the market price of Obalon Shares in proportion to the reduction in the number of shares of Obalon Shares outstanding or result in a permanent increase in the market price. The effect that the Reverse Stock Split may have upon the market price of Obalon Shares cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in similar circumstances to ours is varied. The market price of Obalon Shares is dependent on many factors, including Obalon’s business and financial performance, general market conditions, prospects for future growth and other factors detailed from time to time in the reports Obalon files with the SEC. Accordingly, the total market capitalization of Obalon Shares after the proposed Reverse Stock Split may be lower than the total market capitalization before the proposed Reverse Stock Split and, in the future, the market price of Obalon Shares following the Reverse Stock Split may not exceed or remain higher than the market price prior to the proposed Reverse Stock Split.

•
Even if Obalon stockholders approve the Reverse Stock Split and the Reverse Stock Split is effected, there can be no assurance that the Combined Company will meet the initial listing requirements of the Nasdaq Capital Market.

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The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Obalon Shares on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

•
Although the Reverse Stock Split will not, by itself, have any immediate dilutive effect on stockholders, the proportion of shares owned by stockholders relative to the number of shares authorized for issuance will decrease because the number of authorized shares of Obalon Shares would remain unchanged. As a result, additional authorized shares of Obalon Shares would become available for issuance at such times and for such purposes as the Obalon Board may deem advisable without further action by stockholders, except as required by applicable law or stock exchange rules. To the extent that additional authorized shares of Obalon Shares are issued in the future, such shares could be dilutive to existing stockholders of Obalon by decreasing such stockholders’ percentage of equity ownership in Obalon. See “— Potential Anti-Takeover Effect” below for more information on potential anti-takeover effects of the Reverse Stock Split.

•
Although the Obalon Board believes that the decrease in the number of shares of Obalon Shares outstanding as a consequence of the Reverse Stock Split and the anticipated increase in the market price of Obalon Shares could encourage interest in Obalon Shares and possibly promote greater liquidity for stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split.

Principal Effects of the Reverse Stock Split
If the Reverse Stock Split is approved and effected with respect to the issued and outstanding Obalon Shares, each holder of Obalon Shares outstanding immediately prior to the effectiveness of the Reverse Stock Split will own a reduced number of shares of Obalon Shares upon effectiveness of the Reverse Stock Split. The Reverse Stock Split would be effected simultaneously for all outstanding Obalon Shares at the same exchange ratio. Except for adjustments that may result from the treatment of fractional shares (as described below), the Reverse Stock Split would affect all stockholders uniformly and would not change any stockholder’s percentage ownership interest in Obalon. The relative voting rights and other rights and preferences that accompany the shares of Obalon Shares will not be affected by the Reverse Stock Split. Obalon Shares issued pursuant to the Reverse Stock Split will remain fully paid and nonassessable.
The Reverse Stock Split will not affect the number of authorized Obalon Shares, which is currently 100,000,000 shares. The Reverse Stock Split will have no effect on the number of authorized shares of preferred stock or the par value of the preferred stock.
Effect on Equity Compensation Plans and Outstanding Options and Warrants
If the Reverse Stock Split is approved and effected, the total number of shares of Obalon Shares reserved for issuance under Obalon’s Amended and Restated 2016 Equity Incentive Plan and 2008 Equity Incentive Plan (collectively, the “Plans”), would be reduced in proportion to the ratio selected by the Obalon Board. As of April 7, 2021, there were a total of 373,446 Obalon Shares reserved for issuance upon the exercise of stock options outstanding under the Plans, a total of 1,500 Obalon Shares reserved for issuance in connection with vesting of outstanding restricted stock unit awards granted under the Plans, 376,329 Obalon Shares available for future awards under our Amended and Restated 2016 Equity Incentive Plan, and 190,220 Obalon Shares available for future issuance under our 2016 Employee Stock Purchase Plan. There are no Obalon Shares available for issuance under our 2008 Equity Incentive Plan. In the event of a 1-for-3 Reverse Stock Split, or a 1-for-10 Reverse Stock Split: (i) the shares reserved for issuance upon the exercise of stock options outstanding would be approximately 366,619 and approximately 109,986 shares, respectively; (ii) the shares reserved for issuance in connection with vesting of restricted stock unit awards would be approximately 500 and approximately 150 shares, respectively; (iii) the shares available for future awards under the Amended and Restated 2016 Equity Incentive Plan would be approximately 125,443 and approximately 37,633 shares, respectively; and (iv) the shares available for future issuance under the 2016 Employee Stock Purchase Plan would be approximately 63,407 and approximately 19,022 shares, respectively.

Under the terms of outstanding awards granted under the Plans, the proposed Reverse Stock Split would adjust and proportionately reduce the number of shares of Obalon Shares issuable upon exercise, vesting or settlement of such awards in the same ratio of the Reverse Stock Split and, correspondingly, would proportionately increase the exercise or purchase price, if any, of all such awards and options.
The following table, which is provided for illustrative purposes only, contains approximate information relating to Obalon Shares immediately following the Reverse Stock Split under certain possible exchange ratios, based on share information as of April 7, 2021.
	April 7, 2021	1-for-3	1-for-5	1-for-7	1-for-10

Number of authorized shares of Common Stock	100,000,000	100,000,000	100,000,000	100,000,000	100,000,000
Number of outstanding shares of Common Stock	10,021,568	3,340,523	2,004,314	1,431,653	1,002,157
Number of shares of Common Stock reserved for issuance upon exercise of outstanding stock options	1,099,855	366,619	219,971	157,123	109,986
Number of shares of Common Stock reserved for issuance in connection with vesting of restricted stock awards	1,500	500	300	215	150
Number of shares of Common Stock reserved for issuance for future awards under our Amended and Restated 2016 Equity Incentive Plan	376,329	125,443	75,266	53,762	37,633
Number of shares of Common Stock reserved for issuance for future awards under our 2016 Employee Stock Purchase Plan, as amended	190,220	63,407	38,044	27,175	19,022
Number of authorized and unreserved shares of Common Stock not outstanding	2,776,022	925,341	555,205	396,575	277,603
Potential Anti-Takeover Effect
An additional effect of the Reverse Stock Split would be to increase the relative amount of authorized but unissued shares of Obalon Shares, which may, under certain circumstances, be construed as having an anti-takeover effect. Although not designed or intended for such purposes, the effect of the increased available shares might be to make more difficult or to discourage an attempt to take over or otherwise acquire control of Obalon (for example, by permitting issuances that would dilute the stock ownership of a person or entity seeking to effect a change in the composition of the Board or contemplating a tender offer or other change in control transaction). In addition, the Obalon charter and the Obalon bylaws include provisions that may have an anti-takeover effect. These provisions, among things, permit the Obalon Board to issue preferred stock with rights senior to those of the Obalon Shares without any further vote or action by the stockholders, provide that special meetings of stockholders may only be called by the Obalon Board and some of Obalon’s officers, and do not provide for cumulative voting rights, which could make it more difficult for stockholders to effect certain corporate actions and may delay or discourage a change in control. This will have no effect on the proposed Merger.

Accounting Matters
The Reverse Stock Split will not affect the par value per share of Obalon Shares, which will remain unchanged at $0.001 per share. The stockholders’ equity, in the aggregate, will remain unchanged. At the effective time of the Reverse Stock Split, the stockholders’ equity will reflect the following: (i) the stated capital on our balance sheet attributable to the Obalon Shares, which consists of the par value per share of the Obalon Shares multiplied by the aggregate number of Obalon Shares issued and outstanding, will be reduced in proportion to the ratio of the Reverse Stock Split; and (ii) correspondingly, the additional paid-in capital account, which consists of the difference between the stated capital and the aggregate amount paid upon issuance of all currently outstanding shares of Obalon Shares, will be credited with the amount by which the stated capital is reduced. After the Reverse Stock Split, net income or loss per share and the other per share amounts will be increased because there will be fewer Obalon Shares outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the Reverse Stock Split would be recast to give retroactive effect to the Reverse Stock Split. Additional adjustments will be made to these accounts as a result of any rounding to avoid the existence of fractional shares.
Mechanics of the Reverse Stock Split
Effect on Registered “Book-Entry” Holders of Obalon Shares
Holders of Obalon Shares may hold some or all of their Obalon Shares electronically in book-entry form (“street name”) under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership. They are, however, provided with a statement reflecting the number of Obalon Shares registered in their accounts. If you hold registered Obalon Shares in book-entry form, you do not need to take any action to receive your post-split shares, if applicable.
Fractional Shares
Obalon stockholders will not receive fractional post-Reverse Stock Split shares in connection with the Reverse Stock Split. Instead, any fractional shares that would otherwise be issuable as a result of the Reverse Stock Split will be rounded up to the nearest whole share.
No Dissenters’ or Appraisal Rights
Under the DGCL, our stockholders are not entitled to any dissenters’ or appraisal rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such right.
U.S. Federal Income Tax Considerations
The following discussion is a summary of certain U.S. federal income tax consequences of the Reverse Stock Split to stockholders that hold Obalon Shares as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change and differing interpretations, possibly with retroactive effect. Changes in these authorities or their interpretation may result in the U.S. federal income tax consequences of the Reverse Stock Split differing substantially from the consequences summarized below.
This summary is for general information purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholders that may be subject to special tax rules, including, without limitation: (i) persons subject to special tax accounting rules as a result of any item of gross income with respect to Obalon Shares being taken into account in an “applicable financial statement” (as defined in the Code); (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) S corporations and partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use the mark-to-market method of accounting; (viii) persons whose “functional currency” is not the U.S. dollar; (ix) persons holding Obalon Shares in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquired Obalon Shares in connection with employment or the performance of services; (xi) retirement plans; (xii) persons who are treated as non-U.S. persons for U.S. federal income tax purposes; or (xiii) certain former citizens or long-term residents of the United States.
This discussion is limited to holders of Obalon Shares that are U.S. Holders (as defined on page 152 of this joint proxy statement/prospectus). In addition, this summary of certain U.S. federal income tax consequences does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction or any U.S. federal tax consequences other than U.S. federal income taxation (such as U.S. federal estate and gift tax consequences). This discussion also does not address the impact of the Medicare contribution tax on net investment income or the alternative minimum tax. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Obalon Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding Obalon Shares and the partners therein should consult their tax advisors regarding the tax consequences to them of the Reverse Stock Split.
Obalon has not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service, or the IRS, regarding the U.S. federal income tax consequences of the Reverse Stock Split and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.
EACH OBALON STOCKHOLDER SHOULD CONSULT ITS TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH STOCKHOLDER.
Taxation of Stockholders
The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a recapitalization, a stockholder should not recognize gain or loss as a result of the Reverse Stock Split. A stockholder’s aggregate tax basis in the Obalon Shares received pursuant to the Reverse Stock Split should equal the stockholder’s aggregate tax basis in the Obalon Shares surrendered, and such stockholder’s holding period in the Obalon Shares received should include the holding period of the Obalon Shares surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of Obalon Shares surrendered pursuant to the Reverse Stock Split to Obalon Shares received pursuant to the Reverse Stock Split. Stockholders holding Obalon Shares that were acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares. Approval of the Obalon Reverse Stock Split Proposal is a condition to the consummation of the Merger. If the Obalon Reverse Stock Split Proposal is not approved, the Merger will not occur. For a detailed discussion of the conditions of the Merger, see “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 169 of this joint proxy statement/prospectus.
The approval of the Obalon Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively thereon at the Obalon Special Meeting.
Recommendation of the Obalon Board. The Obalon Board unanimously determined that the Reverse Stock Split is advisable and in the best interests of Obalon and its stockholders, and approved the Third Amendments, and recommended that Obalon stockholders approve the Obalon Reverse Stock Split Proposal. Accordingly, the Obalon Board unanimously recommends that Obalon stockholders vote “FOR” the Obalon Reverse Stock Split Proposal.

Obalon Proposal 3:   The Obalon Adjournment Proposal
Obalon stockholders are asked to approve adjournments of the Obalon Special Meeting from time to time, if necessary or appropriate, to solicit additional affirmative votes in favor of the Obalon Share Issuance Proposal and the Obalon Reverse Stock Split Proposal if there are insufficient votes at the time of such adjournment to approve the Obalon Share Issuance Proposal and Obalon Reverse Stock Split Proposal. Consummation of the Merger is not conditioned on the approval of this Obalon Adjournment Proposal.
If the Obalon stockholders approve this Obalon Adjournment Proposal, Obalon could adjourn or postpone the Obalon Special Meeting, and any adjourned or postponed session of the Obalon Special Meeting, and use the additional time to solicit additional proxies for the approval of the Obalon Share Issuance Proposal and the Obalon Reverse Stock Split Proposal.
If, at the Obalon Special Meeting, the number of Obalon Shares present or represented and voting in favor of the Obalon Share Issuance Proposal or the Obalon Reverse Stock Split Proposal is insufficient to approve such proposals, Obalon may move to adjourn the Obalon Special Meeting in order to enable the Obalon Board to solicit additional proxies for approval of the Obalon Share Issuance Proposal. In that event, the Obalon stockholders will be asked to vote only upon the Obalon Adjournment Proposal, and not the Obalon Share Issuance Proposal or the Obalon Reverse Stock Split Proposal. Additionally, pursuant to the Obalon bylaws, the Chairperson of the meeting may adjourn the meeting without the approval of the Obalon stockholders. Approval of the Obalon Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively thereon at the Obalon Special Meeting. If you abstain from voting, fail to cast your vote, virtually or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the Obalon Adjournment Proposal.
The Obalon Adjournment Proposal relates only to adjournments of the Obalon Special Meeting occurring for purposes of soliciting additional proxies for approval of the Obalon Share Issuance Proposal and the Obalon Reverse Stock Split Proposal in the event that there are insufficient votes to approve that proposal. Obalon retains full authority to the extent set forth in its bylaws and Delaware law (subject to the terms of the Merger Agreement) to adjourn the Obalon Special Meeting for any other purpose, or to postpone the Obalon Special Meeting before it is convened, without the consent of any Obalon stockholders.
The Obalon Board unanimously recommends that Obalon stockholders vote “FOR” the Obalon Adjournment Proposal.

THE MERGER
The following is a description of certain material aspects of the Merger. This description may not contain all of the information that may be important to you. The discussion of the Merger in this joint proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, which is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read carefully this entire joint proxy statement/prospectus, including the annexes and exhibits to, and the documents incorporated by reference in, this joint proxy statement/prospectus and the exhibits to the registration statement to which this joint proxy statement/prospectus relates, for a more complete understanding of the Merger and the documents incorporated by reference. This section is not intended to provide you with any factual information about Obalon or ReShape. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Obalon and ReShape make with the SEC, as described in “Where You Can Find More Information” beginning on page 269, of this joint proxy statement/prospectus.
General Description of the Merger
Pursuant to the Merger Agreement, Merger Sub will merge with and into ReShape, with ReShape surviving as a wholly owned subsidiary of Obalon. In the Merger, each ReShape Share issued and outstanding immediately prior to the Effective Time (other than shares held by ReShape, Merger Sub, any subsidiaries of ReShape or Obalon, or by ReShape as treasury shares) will become the right to receive a number of Obalon Shares according to the Exchange Ratio.
Immediately following the Effective Time, ReShape stockholders and Obalon stockholders are expected to own approximately 51% and 49%, respectively, of the outstanding stock of the Combined Company, calculated based on the number of shares outstanding as of the Determination Date. Shares of ReShape Common Stock currently trade on The OTCQB Markets under the symbol “RSLS,” and Obalon Shares currently trade on The Nasdaq Capital Market under the symbol “OBLN.” In connection with the Merger, Obalon will seek approval from Nasdaq to change its name to ReShape Lifesciences Inc. and its trading symbol for its shares of common stock to “RSLS” upon the Effective Time of the Merger.
Consideration to be Received by the ReShape Stockholders
In the Merger, each ReShape Share issued and outstanding immediately prior to the Effective Time (other than shares held by Obalon, Merger Sub, any subsidiaries of Obalon or ReShape, or by ReShape as treasury shares) will become the right to receive a number of Obalon Shares according to the Exchange Ratio. In addition, Obalon will assume all of the obligations of ReShape under the ReShape Series C Certificate of Designation and will file a new certificate of designation with the same terms and conditions as the ReShape Series C Certificate of Designation and issue to the holders of ReShape Series C Preferred Stock outstanding immediately prior to the effective time of the Merger new preferred stock consistent with the foregoing provisions (provided that such new certificate of designation would provide that such new preferred stock would be entitled to vote for the election of directors, voting on an as-converted to common stock basis and voting together as a single class with the holders of Obalon Shares), in each case in accordance with Section 7(d) of the ReShape Series C Certificate of Designation. The liquidation preference of the ReShape Series C Preferred Stock granted under the ReShape Series C Certificate of Designation will remain in place following the Effective Time.
Background of the Merger
Each of the Obalon Board and the ReShape Board, together with members of the respective management teams of Obalon and ReShape, regularly reviews and assesses the performance, future growth prospects, business plans and overall strategic direction of Obalon and ReShape, respectively, and considers a variety of strategic alternatives that may be available to Obalon and ReShape, respectively, including continuing to pursue each respective company’s strategy as a standalone company or pursuing potential strategic or financing transactions with third parties, in each case with the goal of maximizing stockholder value.
In early March 2020, in order to comply with the COVID-19 related directives of the Governor of California, and to best protect the health of patients, providers and its employees, Obalon ceased sales and treatments to new patients at its retail clinics, halted manufacturing of the Obalon Balloon System and suspended shipments to all US and international customers. During March 2020, Obalon management and the Obalon Board reviewed the potential impact and uncertainty related to the COVID-19 epidemic and determined it was in the best interest of Obalon stockholders to initiate a formal process to explore strategic alternatives for Obalon. The Obalon Board established a committee, the Strategic Alternatives Committee (the “Obalon Committee”), to most efficiently and effectively collaborate with management in pursuing strategic alternatives. The Obalon Committee met throughout the strategic alternative outreach and negotiation process on an informal basis and conveyed its analysis and feedback at meetings of the Obalon Board.
In March 2020, Obalon entered into an engagement letter with Canaccord Genuity LLC (“Canaccord Genuity”) with a view toward exploring a potential transaction. The Obalon Board’s decision to engage Canaccord Genuity as its financial advisor was based on Canaccord Genuity’s experience and expertise as a financial advisor in a wide variety of transactions, including transactions in the life sciences industry, and its familiarity with Obalon’s business. In connection with such a review by Obalon and at the direction of the Obalon Board, Canaccord Genuity launched an outreach process in March and April 2020 to review potential strategic, equity financing, and debt financing alternatives for Obalon. The process did not yield a viable financing or sale transaction. As a result, Obalon focused its efforts on potential strategic partners for an all-stock merger. In its review of potential strategic partners, Obalon focused on potential partners possessing (i) an interest in weight loss or the treatment of obesity that would place value on Obalon’s product and intellectual property, (ii) a portfolio of commercialized products or a portfolio of pipeline products with the potential for significant risk-adjusted value appreciation, (iii) sufficient cash resources to complete a transaction and operate the combined business, including resources to be obtained through financing activities consummated prior to a combination with Obalon, (iv) an ability to enter into an agreement in the near-term with Obalon and thereafter proceed in a timely manner toward implementing the transaction, and (v) a management team and board with the breadth and skills to accomplish the foregoing. As part of the outreach, 326 parties were contacted, of which four submitted indications of interest for a merger with Obalon.
In April 2020, the Obalon Board held a meeting via video conference at which representatives of Latham & Watkins LLP, counsel to Obalon, Canaccord Genuity and Obalon management were present. At this meeting, Obalon management reported to the Obalon Board on, and the Obalon Board discussed, each of the four indications of interest. These indications of interest represented valuations (as determined by each bidder or implied by each proposal) for Obalon ranging from approximately $5.3 million to $10.5 million. Of the four companies submitting indications of interest, the Obalon Board determined only one of the indications of interest potentially met the criteria that might lead to a transaction providing the potential for enhancing stockholder value. That leading indication of interest was the one that implied a $10.5 million valuation for Obalon and 16.0% pro forma ownership by Obalon stockholders in the combined company. Obalon subsequently entered into initial diligence and discussions with that company (“Party A”).
After an evaluation of the initial diligence and discussions with Party A, including the terms of the proposed transaction, the Obalon Board concluded that the terms offered to Obalon and its stockholders in a potential transaction with Party A, including the implied value from the proposed ownership split, would likely not be in the best interest of Obalon and its stockholders at that time. Accordingly, the Obalon Board determined not to move forward at that time with a merger or other strategic transaction and subsequently terminated Canaccord Genuity’s engagement. Subsequently, Party A proposed revised terms, which were not materially different from its initial offer.
In May 2020, representatives of Canaccord Genuity received a phone call from representatives of Oppenheimer & Co. Inc. (“Oppenheimer”) indicating that ReShape and Armistice, ReShape’s largest stockholder and also a stockholder of Obalon, had an interest in a transaction in which ReShape would combine with Obalon as a Nasdaq listed company. Canaccord Genuity relayed ReShape’s interest to Obalon. Representatives of Obalon subsequently spoke on the telephone with a representative from Armistice to discuss the potential for a transaction between ReShape and Obalon.
On June 1, 2020, Obalon entered into a non-disclosure agreement with ReShape. Neither this agreement or any other Obalon non-disclosure agreement discussed herein imposed a standstill limitation on the relevant counterparty.

On June 5, 2020, ReShape submitted a letter of intent for a potential merger with Obalon, including a proposed ownership split with 20% pro forma ownership by Obalon stockholders in a combined company and plans for financing the future operations of the combined company after the transaction was consummated.
On June 9, 2020, the Obalon Committee met to consider ReShape’s proposal. The Obalon Committee determined that there was sufficient potential for enhanced stockholder value from a combination with ReShape to submit a counter-proposal to ReShape.
On June 15, 2020, Obalon submitted a counter-proposal to ReShape’s letter of intent with terms more favorable for Obalon stockholders. Andrew Rasdal, then the Executive Chairman and, as of June 19, 2020 the President and Chief Executive Officer of Obalon, also discussed the proposal with ReShape’s management. At the direction of Obalon, Canaccord Genuity also followed up with Oppenheimer and provided a copy of the materials discussed by Mr. Rasdal and ReShape’s management. Subsequently, a representative of Armistice called Mr. Rasdal and three other Obalon directors to discuss the merits of a strategic combination of the companies, what he believed were reasonable terms for such a merger, and the reasons he believed Obalon should consummate a transaction with ReShape.
On June 30, 2020, ReShape submitted a revised proposal to Obalon, including a proposed ownership split of 25% pro forma ownership by Obalon stockholders.
On July 1, 2020, the Obalon Committee met to consider ReShape’s latest proposal and determined that it did not provide sufficient value to Obalon stockholders.
On July 10, 2020, ReShape submitted a revised letter of intent for a potential strategic transaction with Obalon with an improvement in the key terms relevant to Obalon’s stockholders, including 35% pro forma ownership by Obalon stockholders in the combined company. The proposal was discussed with members of the Obalon Committee and representatives of Canaccord Genuity who provided preliminary financial analysis of the terms.
On July 14, 2020, the Obalon Board held a meeting via video conference at which representatives of Latham and Obalon management were present. After evaluating the proposed terms offered by ReShape with Obalon’s advisors, the Obalon Board determined that the terms of the transaction would not be in the best interest of Obalon stockholders at such time because it did not give Obalon stockholders adequate near-term value or provide other terms the Obalon Board determined would allow for long term value. That same date, Obalon notified ReShape that its revised proposal was not acceptable and terminated negotiations and discussions at such time.
On August 6, 2020, Obalon was notified by Nasdaq that it was not in compliance with Nasdaq’s minimum bid price or market capitalization requirements for continued listing.
In August 2020, representatives of Obalon received an unsolicited call from an early stage biotechnology company (“Party B”) expressing interest in a potential merger. On August 28, 2020, Obalon entered into a non-disclosure agreement with Party B and Party B subsequently submitted an indication of interest to Obalon. Initial discussions, diligence and negotiations took place throughout September, including revisions of Party B’s indication of interest that, based upon the proposed equity split and valuation of Party B as determined or implied by Party B, reflected a valuation for Obalon of approximately $12.0 million.
On September 15, 2020, a potential bidder (“Party C”) submitted an unsolicited indication of interest to enter into a potential merger with Obalon which, based upon the proposed equity split and valuation of Party C as determined or implied by Party C, reflected a valuation for Obalon of approximately $5.9 million. In the discussions that followed over the course of the subsequent several weeks, representatives of Party C and Obalon, through Canaccord Genuity, discussed valuation and ownership split of a combined company. However, Party C indicated that they would be unlikely to improve their initial bid and, after evaluation with its advisors, Obalon determined that the bid did not provide adequate value to Obalon stockholders.
On September 23, 2020, ReShape engaged Maxim Group LLC (“Maxim”) as ReShape’s exclusive financial advisor with respect to a potential transaction involving ReShape and Obalon. The ReShape

Board’s decision to engage Maxim as its financial advisor was based on Maxim’s experience and expertise as a financial advisor in a wide variety of transactions, including transactions in the life sciences industry.
On September 24, 2020, as part of its continued review and assessment of Obalon, given Obalon’s previous efforts to explore a sale, debt or equity transaction that did not yield the desired result, the Obalon Board directed Obalon management to renew its efforts in exploring a strategic transaction. Accordingly, Obalon reengaged with and directed Canaccord Genuity to launch a second round of outreach focused on combinations with potential partners possessing (i) an interest in weight loss or the treatment of obesity that would place value on Obalon’s product and intellectual property, (ii) a portfolio of commercialized products or a portfolio of pipeline products with the potential for significant risk-adjusted value appreciation, (iii) sufficient cash resources to complete a transaction and operate the combined business, including resources to be obtained through financing activities consummated prior to a combination with Obalon, (iv) an ability to enter into an agreement in the near-term for a combination with Obalon and thereafter proceed in a timely manner toward implementing the combination, and (v) a management team and board with the breadth and skills to accomplish the foregoing. Canaccord Genuity conducted this second-round outreach and contacted 38 parties, which together with unsolicited bids, resulted in six bidders, including ReShape, submitting bid proposals for a combination with Obalon, each described herein.
On September 30, 2020, the Obalon Board held a meeting via video conference at which representatives of Latham and Obalon management were present. Mr. Rasdal provided an update to the Obalon Board on the financial position of Obalon, its strategy to obtain third-party reimbursement and the second outreach process. A discussion ensued among the Obalon Board and Obalon management regarding the potential risk-adjusted value to Obalon stockholders for a strategic transaction given the Obalon’s limited cash runway and prospects for a near-term favorable reimbursement decision. Following the discussion, the Obalon Board determined to prioritize pursuing negotiations with parties whose indications of interest presented the best opportunity for a combination that could provide Obalon stockholders with maximum value.
On October 2, 2020, Obalon entered into a non-disclosure agreement with a potential bidder (“Party D”) and subsequently, Obalon was given access to an online data room containing due diligence information regarding Party D. On October 9, 2020, Party D submitted an indication of interest to enter into a potential merger with Obalon which, based upon the proposed equity split and valuation of Party D as determined or implied by Party D, reflected an valuation for Obalon of $20.0 to $25.0 million. In the discussions that followed, representatives of Party D and Obalon, through Canaccord Genuity, discussed a potential merger, including diligence required, proposed terms and Party D’s cash balance and plans for financing a combined company.
Also on October 2, 2020, Obalon entered into a non-disclosure agreement with a potential bidder (“Party E”). Subsequently, on October 9, 2020, Party E submitted an indication of interest to enter into a potential merger with Obalon which, based upon the proposed equity split and valuation of Party E as determined or implied by Party E, reflected an valuation for Obalon of $15.0 million. In the discussions that followed over the course of the next several weeks, representatives of Party E and Obalon, through Canaccord Genuity, discussed a potential merger, including valuation and ownership split, diligence required, proposed terms and Party E’s cash balance and/or plans for financing a combined company.
On October 6, 2020, representatives of Maxim, on behalf of ReShape, submitted a revised term sheet regarding a potential merger providing for a proposed ownership split between ReShape stockholders and Obalon stockholders of 65% and 35%, respectively, of the combined company. The parties discussed additional details of the proposed transaction. On October 9, 2020, representatives of Maxim submitted to Obalon a revised exchange model providing for a proposed ownership split between ReShape and Obalon stockholders of 60% and 40%, respectively, of the combined company, which reflected an implied valuation for Obalon of approximately $13.0 million.
On October 9, 2020, a potential bidder (“Party F”) submitted an indication of interest to enter into a potential merger with Obalon, which based upon the proposed equity split and valuation of Party F as determined or implied by Party F, reflected a valuation for Obalon of approximately $14.1 million. In the discussions that followed over the course of the next several days, representatives of Obalon and Party F discussed the proposed terms and ownership split and valuation matters, and questions that Obalon had regarding Party F’s capital structure and financing sources.

On October 14, 2020, the Obalon Committee held a meeting via video conference at which representatives of Canaccord Genuity and Obalon management were present. Canaccord Genuity provided the Obalon Board with an overview of the second outreach process and the six proposals received from ReShape, Party B, Party C, Party D, Party E, and Party F. Following detailed evaluation of the bidders, the terms of each bid, including the valuation (as determined or implied by each bidder), the Obalon Board determined that bids from Party C and Party F did not provide adequate value to Obalon stockholders. Obalon also determined that ReShape’s October 9, 2020 proposal (with a 40% pro forma ownership in the combined company) did not provide a meaningful improvement in terms compared to their prior proposal submitted in July 2020, which Obalon had previously declined. Obalon directed Canaccord Genuity to reach out to Party B, Party D and Party E for further discussion and initial diligence with a special emphasis on each bidder’s potential to deliver timely value to Obalon stockholders and a high degree of deal certainty.
On October 16, 2020, Party B submitted a further revised term sheet. In the discussions that followed over the course of the next several weeks, representatives of Party B and Obalon, with Canaccord Genuity’s assistance, discussed the proposed terms and valuation matters and modeling. On October 22, 2020, at the direction of Obalon, Canaccord Genuity notified Party B that the revised term sheet did not provide adequate value to Obalon stockholders and sent Party B a revised term sheet representing Obalon’s “best and final” counter-offer. Party B submitted a further revised term sheet on October 25, as discussed below. Subsequently, a representative of Party B called an Obalon representative stating that a key Party B investor objected to a merger with Obalon and was not supportive of a transaction with Obalon. As a result, Obalon did not pursue further discussions with Party B.
On October 19, 2020, Obalon submitted a response letter to Party E’s indication of interest. Party E subsequently indicated that it was willing to accept all of Obalon’s requested changes except on the equity split between the stockholders of each company more favorable to Obalon stockholders. On October 23, 2020, at the direction of Obalon, Canaccord Genuity notified Party E that based on their last proposal, they were not selected by Obalon for a transaction.
Also on October 19, 2020, a potential bidder (“Party G”) submitted an indication of interest to enter into a potential merger with Obalon. In the discussions that followed over the course of the next several days, representatives of Party G and Obalon, with Canaccord Genuity’s assistance, discussed the proposed terms and valuation matters. On October 20, 2020, Party G submitted a revised indication of interest, however Party G did not continue any subsequent discussions.
On October 26, 2020, the Obalon Board held a telephonic meeting at which representatives of Latham were present to discuss the indications of interest that had been received to date. Taking into account all factors of the bids, communications between the parties and transaction risk, the Obalon Board determined that the bid from Party D provided greater potential benefit to Obalon stockholders than that of the proposals from Party B and Party E. Thereafter, Obalon entered into advanced negotiations and diligence with Party D.
On October 28, 2020, a representative of Armistice contacted Canaccord Genuity to express their belief that a merger with ReShape would be of the most value to Obalon stockholders and that Armistice, as the majority stockholder of ReShape and a significant stockholder of Obalon, would publicly advocate for a transaction with ReShape over any other transaction that Obalon may announce.
On October 29, 2020, the Obalon Board held a meeting via video conference at which representatives from Latham were present. The Obalon Board discussed Obalon’s limited cash runway and inability to raise additional capital on reasonable terms. The Obalon Board then discussed the latest communication from Armistice regarding its desire for Obalon to consider a combination with ReShape. The Board also discussed the comparative benefits and drawbacks of all indications of interest received to date and noted, among other things, that Party D would need to complete two premarket approval application clinical trials, which meant it would take several years before Party D had a commercial product, that Party D would need to raise substantial capital which would be dilutive to Obalon stockholders, and that the proposed transaction with Party D would not provide the resulting combined company sufficient revenue and therefore would not build any near term value or provide liquidity for Obalon stockholders. After discussion with Obalon management and its advisors, taking into account (i) Obalon’s financial condition and prospects, including Obalon’s limited cash runway, including the fact that Obalon had not received any revenue since the start of the

COVID-19 pandemic and was unable to retain its employees or pay rent for its facilities in Carlsbad, California, and its inability to raise additional capital on reasonable terms, (ii) all indications of interest received to date, including the financial terms and the fact that while ReShape’s implied valuation of Obalon was lower than the implied valuation in several bids received, including that of Party D, other terms were more favorable, (iii) the strategic fit of ReShape, which has expertise in obesity and an approved and reimbursable product to treat obesity (LAP-BAND) and the potential to create future stockholder value by re-commercializing the Obalon Balloon System, (iv) the strong support of Armistice for a combination with ReShape including their willingness to provide future financing for the new combined company, and (v) the certainty of obtaining stockholder approval and closing relative to other bids, the Obalon Board determined that it was in the best interest of Obalon stockholders to reengage with ReShape and Armistice on a potential transaction.
On October 30, 2020, Party D submitted a draft merger agreement providing for a merger with Obalon, and, in the days that followed, the parties discussed the proposed terms, valuations, diligence materials and Party D’s ability to successfully finance its proposed combination.
Also on October 31, 2020, a representative from Armistice called representatives of Canaccord Genuity to reiterate its strong interest as a significant stockholder of Obalon and ReShape in a combination with ReShape over any other transaction Obalon may pursue or announce.
On November 1, 2020, the Obalon Board held a meeting via video conference at which representatives of Latham, Canaccord Genuity and Obalon management were present. The Obalon Board considered the benefits and risks of a potential combination, and that transaction risk and time to close were critical to a successful outcome for Obalon stockholders given Obalon’s financial condition and limited runway. The Obalon Board received updates regarding each of the bid proposals, including that of Party D, and the Obalon Board discussed Armistice’s substantial stockholder position in Obalon and strong support for a combination with ReShape over any other transaction Obalon may announce. The Obalon Board then discussed the possibility of a split transaction that would involve the sale of Obalon’s obesity assets separate from a transaction with a merger partner as a potential avenue to maximize stockholder value. Representatives of Latham discussed the Obalon Board’s fiduciary duties in evaluating each of the offers received by Obalon, the value to Obalon stockholders in such a transaction and the certainty of closing a split transaction versus a transaction with a single party. After such discussion, the Obalon Board directed Obalon and its advisors to continue discussions with ReShape regarding a sale of Obalon’s obesity assets that could be done in conjunction with a combination with Party D.
On November 3 and 4, 2020, representatives of Canaccord Genuity, at the direction of Obalon, provided a counterproposal to ReShape and held discussions with Maxim regarding potential deal structures, including a sale of Obalon’s obesity assets.
On November 6, 2020, Maxim sent a revised letter of intent and term sheet to Obalon on behalf of ReShape contemplating a combination of the companies rather than an acquisition of Obalon’s obesity assets. Thereafter, at the direction of Obalon, Canaccord Genuity and Maxim held additional discussions about the proposed terms of a transaction.
On November 10, 2020, Canaccord Genuity sent a further revised term sheet to ReShape on behalf of Obalon, including a requirement for $15 million in financing in connection with the signing of definitive agreements. The term sheet also provided for, among other things, an ownership split between ReShape stockholders and Obalon stockholders of 60% and 40%, respectively, of the combined company, with an adjustment for net cash of Obalon at closing subject to a 20% anti-dilution floor. The term sheet also provided that neither party would engage any other party with respect to an alternative strategic transaction for a 45-day period. On the same date, ReShape returned a signed version of the term sheet to Obalon.
On the afternoon of November 11, 2020, representatives of management of Obalon, ReShape, Maxim and Canaccord Genuity held a telephone call to discuss deal process and initial due diligence. As part of these discussions, the parties considered the benefits and risks of such a transaction, including that a combination of the two companies would have an expanded and complementary bariatric portfolio. However, given the balance sheets and cash positions of the two companies, further financing for the combined company would likely be required to maintain a Nasdaq listing of the combined company. The risks and benefits considered by the parties throughout their consideration of the Merger can be found under the headings “The Merger — ReShape’s Reasons for the Merger; Recommendation of the ReShape Board” and “The Merger — Obalon’s Reasons for the Merger; Recommendation of the Obalon Board” beginning on pages 122 and 125 , respectively, of this joint proxy statement/prospectus.
On November 16, 2020, representatives of Maxim provided representatives of Latham and Obalon access to ReShape’s virtual data room to conduct diligence. In addition, an initial diligence call was held between Obalon and ReShape management.
On November 18, 2020, the ReShape Board held a meeting via telephone conference at which representatives of Fox Rothschild LLP, counsel to ReShape (“Fox”), and ReShape management were present. ReShape management updated the ReShape Board on the status of the deal structure and process and its due diligence review of Obalon, including a review of potential benefits and risks of such a transaction. Representatives of Fox summarized the proposed terms of the transaction with Obalon and provided an overview of the ReShape Board’s fiduciary duties in connection with such a transaction.
Also on November 18, 2020, representatives of Maxim provided an initial draft of the Merger Agreement to representatives of Canaccord Genuity. The initial draft of the Merger Agreement, among other things, provided for a proposed ownership split between ReShape stockholders and Obalon stockholders of 60% and 40%, respectively, of the combined company, with an adjustment for net cash of Obalon subject to a 20% anti-dilution floor, and contemplated concurrent financing in the amount of $15 million. The draft Merger Agreement did not contain a termination fee. In addition, the initial draft of the Merger Agreement indicated that certain stockholders of each company would be asked to sign a voting and support agreement to vote their shares in favor of the transactions contemplated by the Merger Agreement.
On November 20, 2020, members of ReShape’s management team toured Obalon’s facilities in Carlsbad, California. From November 30, 2020 through December 16, 2020, members of management of ReShape and Obalon continued to have discussions as part of due diligence of each company by the other.
On November 27, 2020, representatives of Latham sent a revised draft of the Merger Agreement to representatives of Obalon and Canaccord Genuity and discussed their revisions in the days that followed.
On November 30, 2020, representatives of Latham, Canaccord Genuity and Obalon had a telephone call to discuss the proposed exchange ratio definition and its implications on Obalon stockholder ownership after closing based on each parties’ capitalization.
Also on November 30, 2020, representatives of Latham prepared an initial draft of the voting and support agreement.
On December 1, 2020, representatives of Latham sent a revised draft of the Merger Agreement to representatives of Fox.
Also on December 1, 2020, the Obalon Board held a meeting via video conference at which representatives of Canaccord Genuity were present. Canaccord Genuity provided an overview and analysis of the key financial terms of the current draft Merger Agreement being negotiated between Obalon and ReShape, including analysis of the exchange ratio calculations, capitalization structure, and Obalon stockholder ownership after closing.
On December 2, 2020, representatives of Party D emailed representatives of Canaccord Genuity inquiring as to the draft merger agreement. That same date, at the direction of Obalon, representatives of Canaccord Genuity called Party D to inform them that Obalon was moving forward in its strategic process with another party.
On December 4, 2020, representatives of Fox sent a revised draft of the Merger Agreement to representatives of Latham.
On December 9, 2020, representatives of Latham sent a revised draft of the Merger Agreement to representatives of Fox, as well as initial draft disclosure schedules and a form of the voting and support agreements for each party’s respective stockholders.

On December 10, 2020, representatives of Maxim had a telephone call with representatives of Canaccord Genuity to discuss the transaction.
Also on December 10, 2020, representatives of Fox sent a revised draft of the form of the voting and support agreements to Latham.
Also on December 10, 2020, Nasdaq notified Obalon that its application to transfer the listing of its common stock from the Nasdaq Global Market to the Nasdaq Capital Market had been approved.
On December 11, 2020, the ReShape Board held a meeting via telephone conference at which representatives of Fox and ReShape management were present. ReShape management updated the ReShape Board on the status of the deal negotiations and its continued due diligence review of Obalon. Representatives of Fox updated the ReShape Board on the material changes to the draft Merger Agreement since the last meeting of the ReShape Board on November 18, 2020. ReShape management and representatives of Fox also presented certain factors and potential risks associated with the potential transaction. A lengthy discussion followed and the ReShape Board asked questions regarding the proposed business plan and financial models of the combined company.
On December 13, 2020, at the instruction of Obalon, Canaccord Genuity proposed a revised ownership split between ReShape stockholders and Obalon stockholders of 51% and 49%, respectively, of the combined company, with no adjustment for cash or other items at closing, and the assumption by the combined company of all liabilities of each party. In addition, the revised structure contemplated the inclusion of a covenant requiring ReShape and/or Armistice to take necessary action to obtain Nasdaq approval of the listing of the combined company, and a $1.0-$1.5 million equity investment by Armistice into Obalon.
On December 16, 2020, representatives of Latham communicated Obalon’s revised deal structure to representatives of Fox.
Also on December 16, 2020, Obalon received a letter from Nasdaq indicating that it is in compliance with the minimum bid price requirement for continued listing.
On December 17, 2020, the ReShape Board held a meeting via telephone conference at which representatives of Fox, Maxim and ReShape management were present. Representatives of Maxim summarized the proposed revised ownership split between ReShape stockholders and Obalon stockholders of 51% and 49%, respectively, of the combined company, with no adjustment for cash or other items at closing, and the assumption by the combined company of all liabilities of each party. Representatives of Fox summarized a proposed $1.0 million termination fee payable by ReShape to Obalon in the event that either party terminated the Merger Agreement because Nasdaq listing approval was not obtained. The ReShape Board asked questions regarding the revised deal terms and the prospective business and operations of the combined company.
Also on December 17, 2020, representatives of Fox indicated that the revised deal structure is likely acceptable, except that rather than an equity investment by Armistice into Obalon, ReShape would propose escrowing $1.0 million as a termination fee payable to Obalon in the event that either party terminated the Merger Agreement because Nasdaq listing approval was not obtained. On December 20, 2020, representatives of Maxim confirmed to representatives of Canaccord Genuity that the proposal made by Fox on December 17, 2020 would be acceptable to ReShape and Armistice.
Also on December 17, 2020, the transfer of Obalon’s common stock to the Nasdaq Capital Market became effective and Obalon regained compliance with the continued listing requirements of Nasdaq.
On December 20, 2020, representatives of Latham sent a revised draft of the Merger Agreement to representatives of Fox. On the following day, representatives of Latham sent a revised draft of Obalon’s disclosure schedules to representatives of Fox, and representatives of Fox sent a revised draft of the form of the voting and support agreements to representatives of Latham. From January 4, 2021 through January 16, 2021, representatives of management of Obalon and ReShape as well as representatives of Latham, Fox, Canaccord Genuity and Maxim negotiated the final terms of the Merger Agreement and other transaction documents.

On January 6, 2021, the ReShape Board held a telephonic meeting at which members of ReShape management and Fox participated. ReShape management and representatives of Fox summarized the recent communications they had with Obalon and Latham, respectively, regarding the transaction, and informed the ReShape Board that Latham, on behalf of Obalon, had requested that Fox, on behalf of ReShape, deliver drafts of all of the transaction documents in a form that ReShape would be willing to execute along with signatures to the transaction documents to be held in escrow. Following a review of the terms and conditions of the transaction documents, the ReShape Board authorized Fox, on behalf of ReShape, to deliver to Latham such documents and signatures to be held in escrow.
On January 7, 2021 and January 8, 2021, the ReShape Board held telephonic meetings at which members of ReShape management and Fox participated. The purpose of these meetings was to discuss proposed changes to the Armistice credit agreement and credit facility documents to be included in the final set of transaction documents to be delivered by Fox to Latham. Following a review of the terms and conditions of such agreements with Armistice, the ReShape Board authorized Fox, on behalf of ReShape, to deliver to Latham the transaction documents and signatures to be held in escrow.
On January 8, 2021, Fox, on behalf of ReShape, sent to Latham definitive transaction documents and signatures to be held in escrow for the Merger and the related Armistice credit agreement with ReShape, and Latham and Fox continued to have discussions over the following days on the terms of the transaction documents and timing for signing a definitive agreement.
On the morning of January 18, 2021, the ReShape Board held a telephonic meeting at which members of ReShape management, Maxim, and Fox participated. During the meeting, a representative of Maxim reviewed with the ReShape Board its financial analysis of the proposed transaction. Following discussion, Maxim provided an oral opinion (which was subsequently confirmed in writing as of January 18, 2021) that, as of the date of the Maxim Opinion and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Exchange Ratio to be received by holders of ReShape Shares in the Merger is fair, from a financial point of view, to such holders (other than holders of Excluded Shares). The full text of the Maxim Opinion sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Maxim in connection with the Maxim. The Maxim Opinion is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. For a more complete discussion of the Maxim Opinion, see the section entitled “— Opinion of ReShape’s Financial Advisor — Maxim Group, LLC” beginning on page 130 of this joint proxy statement/prospectus. Fox described the ReShape Board’s fiduciary duties and the key provisions of the Merger Agreement and ancillary documents, focusing on the changes since the ReShape Board meeting on January 6, 2021. The ReShape Board asked questions and discussed the Merger Agreement provisions and related matters. After discussion in which the ReShape Board considered the factors discussed further in “— ReShape’s Reasons for the Merger; Recommendation of the ReShape Board” beginning on page 122 of this joint proxy statement/prospectus, the members of the ReShape Board unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement. The ReShape Board also deemed it advisable, and in the best interests of ReShape and its stockholders, to consummate the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, and to recommend that ReShape stockholders adopt the Merger Agreement.
On the afternoon of January 18, 2021, the Obalon Board held a telephonic meeting together with members of Obalon management. Representatives of Canaccord Genuity and Latham were also present. Representatives of Latham reviewed the proposed final terms of the Merger Agreement, focusing on the changes to the Merger Agreement since the Obalon Board meeting on December 1. In addition, the Obalon Board reviewed Obalon’s liquidity and cash requirements necessary to meet its obligations, including costs to wind down operations in the event the Merger does not occur, and the projected negative liquidation value for Obalon in the event of such wind down. During the various discussions, the Obalon Board asked questions and discussed the terms and features of the proposed Merger, including the equity split between the parties in the company after closing, the capital structure of the parties, the required stockholder votes, the closing conditions, termination rights, including the rights of both parties related to Nasdaq, and likely timing of closing the Merger, as well as Obalon’s cash forecast and ability to satisfy its obligations prior to the projected closing date. Representatives of Canaccord Genuity then reviewed with the Obalon Board their financial analyses of the transaction and delivered to the Obalon Board an oral opinion, which was confirmed by delivery of a written opinion dated January 18, 2021, to the effect that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth in the written opinion, the Exchange Ratio was fair, from a financial point of view, to Obalon. For a detailed discussion of the opinion provided by Canaccord Genuity, please see “— Opinion of Obalon’s Financial Advisor — Canaccord Genuity LLC” beginning on page 140 of this joint proxy statement/prospectus. After further discussion, taking into account (i) Obalon’s financial condition and prospects, including Obalon’s limited cash runway, including the fact that Obalon had not received any revenue since the start of the COVID-19 pandemic and was unable to retain its employees or pay rent for its facilities in Carlsbad, California, (ii) Obalon’s inability to raise additional capital on reasonable terms, (iii) Canaccord Genuity’s previous outreach efforts on behalf of Obalon, (iv) Armistice’s substantial stockholder positions in Obalon and ReShape and strong support for a combination with ReShape, including Armistice’s willingness to provide future financing for the new combined company, (v) ReShape’s strategic fit with Obalon, including its expertise in obesity and possession of an approved, reimbursable product to treat obesity (LAP-BAND) and the potential to create future stockholder value by re-commercializing the Obalon Balloon System, (vi) Obalon’s projected negative liquidation value in the event of a wind down, (vii) the certainty of obtaining stockholder approval and closing relative to other bids and (viii) the proposed terms of the Merger Agreement, the Obalon Board unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were advisable and in the best interests of Obalon and its stockholders, approved and declared advisable the Merger Agreement and the Merger, and recommended that Obalon stockholders vote to approve the issuance of Obalon Shares and the potential reverse stock split in connection with the Merger.
On the afternoon of January 19, 2021, Obalon and ReShape executed the Merger Agreement. Obalon and Armistice subsequently executed the ReShape Voting Agreement and ReShape and Domain Partners VII, L.P., DP VII Associates, L.P., InterWest Partners X, L.P., Okapi Ventures, L.P., Okapi Ventures II, L.P., Armistice Capital Master Fund Ltd. (in its capacity as a stockholder of Obalon), and Andrew Rasdal (on behalf of himself and The Rasdal Family Trust dated December 10, 1996) subsequently entered into the Obalon Voting Agreement.
Before the opening of Nasdaq trading on January 20, 2021, ReShape issued a press release announcing its and Obalon’s entry into the Merger Agreement.
On March 22, 2021, promptly after becoming aware of an error in its discounted cash flow analysis with respect to ReShape (as set forth in more detail in the section entitled “— Opinion of ReShape’s Financial Advisor — Maxim Group LLC”), Maxim presented the corrected amounts and analysis to the ReShape Board and confirmed the changes reflected in the revised discounted cash flow analysis would not have changed the conclusion set forth in Maxim’s fairness opinion as of the date it was delivered. The ReShape Board considered the updated information and, taking into account the totality of the information available to it, including that the discounted cash flow analysis was weighted at only 20% for purposes of Maxim’s overall valuation analysis of ReShape, concluded that the updated discounted cash flow analysis did not impact the ReShape Board’s overall assessment of the Merger or its decision to unanimously approve the Merger and, accordingly, the ReShape Board unanimously affirmed its recommendation that the ReShape stockholders approve the ReShape Merger Proposal.
ReShape’s Reasons for the Merger; Recommendation of the ReShape Board
Following a review and discussion of all relevant information regarding the Merger, at a meeting held on January 18, 2021, the ReShape Board: (1) determined that the Merger Agreement and the Merger are in the best interests of ReShape and its stockholders, (2) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and declared the Merger Agreement advisable, (3) recommended that the ReShape stockholders adopt the Merger Agreement, and (4) directed that the Merger Agreement be submitted for consideration by the ReShape stockholders at the ReShape Special Meeting.
ACCORDINGLY, THE RESHAPE BOARD RECOMMENDS THAT RESHAPE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND “FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE RESHAPE SPECIAL MEETING IF

NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT.
The ReShape Board believes that the Merger presents a strategic opportunity to expand value for the ReShape stockholders through a combination with the complementary business of Obalon. In reaching its decision to approve the Merger Agreement and recommend the adoption of the Merger Agreement to its stockholders, the ReShape Board consulted with ReShape management, as well as its legal and financial advisors, and considered a number of factors, including, among others, the following:
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Knowledge of ReShape’s and Obalon’s Businesses and Financial Condition.   The ReShape Board’s and management’s knowledge of ReShape’s business, operations, financial condition, and prospects, and their respective understanding of Obalon’s business, operations, financial condition, and prospects, including the information obtained through due diligence;

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Potential to Establish a Leading Weight-Loss Company with Enhanced Position and Large Market Opportunity.   The fact that ReShape’s business and operations complement those of Obalon and that Obalon’s FDA approved balloon system will add to ReShape’s line of minimally invasive weight-loss solutions to provide a broader product offering for weight loss;

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Financial Strength and Opportunities.   The expected synergies to be realized by the Combined Company, and the opportunity of the Combined Company to have superior future earnings and prospects compared to ReShape’s future earnings and prospects on a standalone basis;

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Challenges that ReShape Would Face on a Standalone Basis.   The challenges facing ReShape if it were to continue on a standalone basis, including its limited ability to pursue viable business development opportunities in light of its cash position and significant debt, its ability to attract key management candidates, ability to obtain additional capital on reasonable terms, if at all, and the risks inherent in being a single revenue generating product company and also the belief that Obalon is the merger partner most likely to provide ReShape’s stockholders with long-term value;

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Participation in Potential Appreciation.   The fact that holders of ReShape Shares will receive Obalon Shares pursuant to the Merger, the potential that the value of Obalon Shares, as the Combined Company, will increase after the completion of the Merger, and the participation of ReShape stockholders in any increase in that value;

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Voting Agreements.   Armistice, which owns approximately 86.4% of the outstanding ReShape Shares as of the record date for the ReShape Special Meeting, entered into the ReShape Voting Agreement in support of the transaction. The ReShape Board viewed Armistice’s support for the Merger favorably;

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Value of Consideration Received.   The value of the consideration to be received by ReShape stockholders as a result of the Merger and the relationship between the current and historical market values of the ReShape Shares, and the percentage of the Combined Company that ReShape stockholders would own following the Merger;

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Receipt of Fairness Opinion of Maxim Group LLC.   The opinion of Maxim Group LLC, rendered orally to the ReShape Board on January 18, 2021 (and subsequently confirmed in writing as of January 18, 2021), that, as of the date of the Maxim Opinion and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Exchange Ratio to be received by the holders of ReShape Shares in the Merger is fair, from a financial point of view, to such holders (the full text of the Maxim Opinion, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Maxim in connection with the Maxim Opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference), as more fully described under the section entitled “The Merger — Opinion of ReShape’s Financial Advisor — Maxim Group LLC” beginning on page 130 of this joint proxy statement/prospectus;

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The Terms of the Merger Agreement.   The terms and conditions of the Merger Agreement as negotiated by ReShape management, including:

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Fixed Ownership Percentage.   The fact that the Exchange Ratio provides certainty that the existing ReShape stockholders will own 51% of the Combined Company’s outstanding common stock immediately after completion of the Merger;

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Reciprocity.   The review by the ReShape Board, in consultation with ReShape’s advisors, of the structure of the Merger and the terms and conditions of the Merger Agreement, including certain reciprocal provisions that may have the effect of discouraging alternative acquisition proposals involving Obalon or ReShape and their ability to terminate the Merger Agreement;

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Conditions to Consummation of the Merger.   The limited number and nature of the conditions to the parties’ obligations to complete the Merger and the belief of the ReShape Board of the likelihood of satisfying such conditions;

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Right to Withdraw Recommendation to ReShape Stockholders.   In certain circumstances, the ReShape Board has the right under the Merger Agreement to withdraw its recommendation to ReShape stockholders that they approve the ReShape Merger Proposal; and

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Opportunity to Vote.   ReShape stockholders will have an opportunity to vote on the adoption of the Merger Agreement;

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Ability to Discuss Acquisition Proposals with Third Parties.   The ability of ReShape under and subject to the terms of the Merger Agreement to discuss with third parties concerning certain unsolicited competing business combination proposals if ReShape were to receive such a proposal prior to the adoption of the Merger Agreement by the ReShape stockholders;

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Consideration of Alternatives.   The ReShape Board had considered certain alternatives to the Merger and determined that entering into the Merger Agreement was more favorable to ReShape stockholders than other alternatives available to ReShape, including continued operation of ReShape on a standalone basis or the pursuit of potential alternative transactions;

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Likelihood of Completing the Merger.   The likelihood of completing the Merger on the anticipated schedule;

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Combined Company Governance.   The fact that, under the Merger Agreement, the board of directors and executive officers of the Combined Company will consist of the current members of the ReShape Board and the current ReShape executive officers; and

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Tax-Free Reorganization.   The intention that the Merger will be treated as a tax-free reorganization for U.S. federal income tax purposes.

The ReShape Board also weighed the factors described above against certain factors and potential risks associated with entering into the Merger Agreement, including, among others, the following:
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the fact that the Exchange Ratio provides that the existing ReShape stockholders will own 51% of the Combined Company’s outstanding common stock immediately after completion of the Merger, which means that ReShape stockholders could be adversely affected by a decrease in the trading price of the Obalon Shares relative to the trading price of the ReShape Shares during the pendency of the transaction;

•
the fact that the integration of Obalon and ReShape may be complex and time consuming and may require substantial resources and effort, and the risk that if the Combined Company is not successfully integrated, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected, including the possibility that anticipated strategic and other benefits to ReShape and the Combined Company following completion of the Merger, including the expected synergies, will not be realized or will take longer to realize than expected;

•
the potential for diversion of management and employee attention, which resources are already limited, and for increased employee attrition during the period prior to completion of the Merger, and the potential effect of the Merger on ReShape’s business and relations with healthcare providers, patients, regulators, partners, and suppliers;

•
the risks associated with transferring Obalon’s technology, manufacturing operations, quality systems, financial reporting systems and information technology with no current Obalon officer or employee continuing employment with the Combined Company;

•
the restrictions on the conduct of ReShape’s business prior to completion of the Merger, requiring ReShape to conduct its business only in the ordinary course, subject to specific limitations, which could delay or prevent ReShape from undertaking business opportunities that may arise pending completion of the Merger and could negatively impact ReShape’s relationships with employees, healthcare providers, patients, regulators, partners, and suppliers;

•
the fact that the Merger Agreement includes certain restrictions on the ability of ReShape to solicit proposals for alternative transactions or engage in discussions regarding such proposals, including the fact that ReShape cannot terminate the Merger Agreement in order to pursue a superior proposal;

•
the requirement for ReShape to pay a $1 million termination fee to Obalon in certain circumstances;

•
the transaction costs to be incurred by ReShape in connection with the Merger; and

•
the various other applicable risks associated with ReShape and Obalon and the Merger, including the risks described in “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on pages 25 and 91, respectively, of this joint proxy statement/prospectus.

In considering the recommendation of the ReShape Board with respect to the proposal to adopt the Merger Agreement, ReShape stockholders should be aware that some of ReShape’s directors and executive officers may have interests in the Merger that are different those of ReShape stockholders. The ReShape Board was aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the transactions contemplated by the Merger Agreement, and in recommending that the Merger Agreement be adopted by the ReShape stockholders. See “The Merger — Interests of ReShape’s Directors and Executive Officers in the Merger” beginning on page 148 of this joint proxy statement/prospectus.
The foregoing discussion of the information and factors considered by the ReShape Board in reaching its conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the ReShape Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, and the complexity of these matters, the ReShape Board did not find it practicable to, and did not attempt to, quantify, rank or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors may have given different weights to different factors. The ReShape Board considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.
The foregoing discussion also contains forward-looking statements with respect to future events that may have an effect on ReShape’s business, financial condition, or results of operations or the future financial performance of the Combined Company. See “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on pages 25 and 91, respectively, of this joint proxy statement/prospectus.
Obalon’s Reasons for the Merger; Recommendation of the Obalon Board
After consideration the Obalon Board, by a unanimous vote of all directors at its meeting on January 18, 2021, approved the Merger Agreement, the Merger and the other transactions contemplated thereby, including the Obalon share issuance.
FOR THE REASONS SET FORTH BELOW, THE OBALON BOARD UNANIMOUSLY DECLARED THAT THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OBALON SHARE ISSUANCE ARE ADVISABLE AND IN THE BEST INTERESTS OF OBALON AND ITS STOCKHOLDERS AND UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OBALON SHARE ISSUANCE. THE OBALON BOARD UNANIMOUSLY RECOMMENDS TO OBALON’S STOCKHOLDERS THAT THEY VOTE “FOR” THE OBALON SHARE ISSUANCE PROPOSAL, “FOR” THE OBALON REVERSE STOCK SPLIT PROPOSAL AND “FOR” THE OBALON ADJOURNMENT PROPOSAL.

In the course of evaluating the Merger Agreement and the transactions contemplated thereby, including the Obalon share issuance, the Obalon Board held numerous meetings and consulted with Obalon management and Obalon’s legal and financial advisors and considered a number of factors in reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated thereby, including the Obalon share issuance, which included the following (not in order of relative importance):
•
Consideration of Alternatives.   The Obalon Board had run two formal processes to evaluate strategic alternatives for the Company in 2020 and considered alternatives to the Merger and determined that entering into the Merger Agreement was more favorable to Obalon stockholders than other alternatives available to Obalon, including:

•
continued operation of Obalon on a standalone basis, and the Obalon Board’s determination that Obalon could not continue to operate as an independent company given its business and financial prospects;

•
liquidating Obalon, due to the risks and delays associated with, and uncertain value and costs to Obalon stockholders of, liquidation, including the absence of any proceeds anticipated from any such liquidation, the uncertainties of continuing cash burn while contingent liabilities are resolved, uncertainty of timing of release of cash, if any, until contingent liabilities are resolved, and the risks associated with being a shell company prior to cash distribution, including the risks associated with delisting; and

•
the process undertaken in connection with the pursuit of potential alternative strategic partners and the certainty of obtaining stockholder approval and closing relative to other bids including Armistice’s substantial stockholder position in Obalon and strong support for a combination with ReShape over any other transaction Obalon may have announced;

•
Participation in Potential Appreciation.   After giving effect to the Merger, Obalon stockholders will own approximately 49% of the Combined Company, and as a result, Obalon stockholders would participate in the future growth of the Combined Company after the consummation of the Merger;

•
Voting Agreements.   Armistice, which owned approximately 86.4% of the outstanding shares of common stock of ReShape as of the date of the Merger Agreement, agreed to enter into the ReShape Voting Agreement in support of the transaction. Domain Partners VII, L.P., DP VII Associates, L.P., InterWest Partners X, L.P., Okapi Ventures, L.P., Okapi Ventures II, L.P., Armistice Capital Master Fund Ltd. (in its capacity as a stockholder of Obalon), and Andrew Rasdal (on behalf of himself and the Rasdal Family Trust dated December 10, 1996), which together owned approximately 24.3% of the outstanding Obalon Shares as of the date of the Merger Agreement, also agreed to support the transaction by entering into the Obalon Voting Agreement;

•
Financial Analyses of Canaccord Genuity; Receipt of Fairness Opinion.   The financial analyses of Canaccord Genuity and its oral opinion (which was subsequently confirmed in its written opinion, dated January 18, 2021) to the Obalon Board to the effect that, as of that date and based upon and subject to certain assumptions, factors and qualifications, set forth in its written opinion, the Exchange Ratio was fair, from a financial point of view, to Obalon. The full text of the opinion of Canaccord Genuity, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Canaccord Genuity in connection with its opinion is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference, as more fully described under the section entitled “The Merger — Opinion of Obalon’s Financial Advisor — Canaccord Genuity LLC” beginning on page 140 of this joint proxy statement/prospectus;

•
Expanded and Complementary Bariatric Portfolio.   Upon consummation of the Merger, the Combined Company will have a complementary portfolio comprising ReShape’s commercial products, the LAP-BAND system and Obalon’s product, the Obalon Balloon System. More broadly, the Combined Company will have the potential to offer a broader range of minimally invasive treatment options to treat patients with obesity;

•
Experienced Bariatric Management.   The Combined Company will be led by a management team with a track record of success commercializing products for patients with obesity. Mr. Bandy, ReShape’s

President and Chief Executive Officer, will lead the Combined Company as Chief Executive Officer. Mr. Bandy has 10 years’ experience as the senior executive leading the Inamed and Allergan Health Divisions through the launch, growth and transition of LAP-BAND;
•
Terms of the Merger Agreement.   The terms and conditions of the Merger Agreement, including:

•
Ownership Split.   The fact that the Merger Consideration is based on a fixed 51% and 49% equity split provides certainty to Obalon stockholders as to their ownership of the Combined Company immediately following the closing date;

•
Reciprocity.   The review by the Obalon Board, in consultation with Obalon’s advisors, of the structure of the Merger and the terms and conditions of the Merger Agreement, including certain reciprocal provisions that may have the effect of discouraging alternative acquisition proposals involving Obalon or ReShape and their ability to terminate the Merger Agreement;

•
Conditions to Consummation of the Merger.   The limited number and nature of the conditions to the parties’ obligations to complete the Merger and the belief of the Obalon Board of the likelihood of satisfying such conditions;

•
Nasdaq Covenant.   ReShape’s obligations to use its reasonable best efforts to maintain Obalon’s listing on the Nasdaq Capital Market;

•
Right to Withdraw Recommendation to Obalon Stockholders.   In certain circumstances, the Obalon Board has the right under the Merger Agreement to withdraw its recommendation to Obalon stockholders that they approve the Obalon Share Issuance Proposal;

•
Opportunity to Vote.   Obalon stockholders will have an opportunity to vote on the issuance of the Obalon Shares in connection with the Merger; and

•
Escrow; Termination Fee.   The deposit by ReShape of $1.0 million to secure its obligations to use its reasonable best efforts to obtain approval of the Nasdaq Filings, and the obligation of ReShape to pay Obalon a termination fee of $1.0 million if the Nasdaq Filings are not approved, as summarized under “The Merger Agreement — Termination Fee” beginning on page 170 of this joint proxy statement/prospectus;

•
Likelihood of Completing the Merger.   The likelihood of completing the Merger and the other transactions contemplated by the Merger Agreement on the anticipated schedule.

The Obalon Board also considered various risks and other potentially negative factors concerning the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the Obalon share issuance, which included the following factors:
•
the challenges inherent in combining the businesses, operations and regulatory compliance systems of Obalon and ReShape, including that no current Obalon directors, officers or employees will continue with the Combined Company;

•
the expectation that the Combined Company will need to raise substantial additional capital in the future, which could result in further dilution to stockholders;

•
that Armistice will be the largest stockholder of the Combined Company immediately after the Merger and may have interests different than other stockholders and the ability to control the Combined Company;

•
the fact that forecasts of future results of operations and synergies are necessarily estimates based on assumptions;

•
the possibility that the Merger might not be completed, or that completion might be unduly delayed, including as a result of Obalon’s or ReShape’s stockholders failing to grant the requisite approvals to consummate the Merger or the failure to obtain approval of the Nasdaq Filings, and the potential negative impact that may have on Obalon’s business and stockholders;

•
the risk to Obalon’s business, operations and financial results in the event that the Merger is not consummated, including the diminution of Obalon’s cash and the significant challenges associated with the need to raise additional capital through the public or private sale of equity securities;

•
the substantial costs to be incurred in connection with the Merger, including the cash and other costs of integrating the businesses of Obalon and ReShape, as well as the transaction expenses arising from the Merger;

•
the terms of the Merger Agreement, including generally reciprocal covenants relating to (i) the two companies’ conduct of their respective businesses during the period between the signing of the Merger Agreement and the completion of the Merger, and (ii) the restrictions on the two companies’ ability to solicit alternative transaction proposals;

•
the fact that, in certain circumstances, the ReShape Board has the right under the Merger Agreement to withdraw its recommendation to ReShape stockholders that they adopt the Merger Agreement;

•
the fact that the Exchange Ratio will not be adjusted at consummation of the Merger based on the relative market value of Obalon Shares or ReShape Shares or take into account unexercised warrants of either company;

•
the likely detrimental effect on Obalon’s cash position, stock price and ability to initiate another process and to successfully complete an alternative transaction should the Merger not be completed;

•
the likelihood of disruptive stockholder litigation following announcement of the Merger;

•
the strategic direction of the Combined Company following the completion of the Merger, which will be determined by a board of directors initially comprised of directors designated by ReShape; and

•
various other risks associated with the combined organization and the Merger, including those described in the section entitled “Risk Factors”, the matters described under “Cautionary Statement Regarding Forward-Looking Statements” and the matters described under “Certain Obalon Management Prospective Financial Information” beginning on pages 25, 91, and 138 of this joint proxy statement/prospectus.

The above discussion of the factors considered by the Obalon Board is not intended to be exhaustive, but does set forth material factors considered by the Obalon Board. In light of the wide variety of factors considered in connection with its evaluation of the Merger Agreement, the Merger and the other transactions contemplated thereby, including the Obalon share issuance, and the complexity of these matters, the Obalon Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have held varied views of the relative importance of the factors considered. The Obalon Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it and considered these factors in the aggregate to be favorable to, and to support, its determination regarding the Merger and the other transactions contemplated by the Merger Agreement, including and the Obalon share issuance.
This explanation of Obalon’s reasons for the Merger and the other transactions contemplated by the Merger Agreement, including the Obalon share issuance, and other information presented in this section is forward-looking in nature and should be read in light of the section of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 91 of this joint proxy statement/prospectus.
Certain ReShape Management Prospective Financial Information
ReShape does not as a matter of course publicly disclose financial projections or forecasts as to future performance, revenues, earnings or other results given, among other things, the unpredictability, uncertainty and subjectivity of the underlying assumptions and estimates inherent in preparing financial projections and forecasts. As a result, ReShape does not endorse unaudited prospective financial information as a reliable indication of future results. Moreover, ReShape’s internally prepared unaudited financial projections presented below were based on estimates, assumptions and judgments made by ReShape management at the respective times of their preparation and speak only as of such times. Except as required by law, ReShape has no obligation to update the unaudited financial projections included in this section and does not intend to do so.
The unaudited financial projections concerning each of ReShape and Obalon on a standalone basis, without giving effect to the Merger, were prepared by ReShape management and made available, except as otherwise described below, to the ReShape Board in its review and evaluation of the Merger and to ReShape’s financial advisor (see “— Opinion of ReShape’s Financial Advisor — Maxim Group LLC” beginning on page 130 of this joint proxy statement/prospectus). These unaudited financial projections are not being included in this joint proxy statement/prospectus to influence the voting decision of any ReShape stockholder or Obalon stockholder with respect to the Merger, but instead because these unaudited financial projections, in whole or in part, were provided, or formed the basis of what was provided, to the ReShape Board, Obalon and ReShape’s and Obalon’s financial advisors in connection with their evaluation of Merger as described herein.
You should note that the unaudited financial projections set forth below constitute forward-looking statements within the meaning of the federal securities laws. Please see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 91 of this joint proxy statement/prospectus for more information. You should also note that the unaudited financial projections were not prepared with a view toward public disclosure or with a view toward complying with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The information set forth in the section entitled “— Certain ReShape Management Prospective Financial Information” was prepared utilizing ReShape’s historical internal accounting policies and forecast approach and does not give effect to the adoption of any new accounting pronouncements. The unaudited prospective financial information included in this section has been prepared by, and is the responsibility of, ReShape management. Neither ReShape’s nor Obalon’s respective independent registered public accountants, nor any other independent accountants or financial advisors, have compiled or performed any procedures with respect to the unaudited financial projections set forth below, nor have they expressed any opinion, judgment or any other form of assurance on such information or its achievability, and none assumes any responsibility for, and each disclaims any association with, the unaudited financial projections. The reports of the independent registered public accounting firms incorporated by reference in this joint proxy statement/prospectus relate solely to historical financial statements. The unaudited prospective financial information of ReShape does not extend to any prospective financial information or the estimated synergies and should not be seen to do so.
The unaudited financial projections set forth below should not be relied upon as necessarily indicative of actual future results, and you are cautioned not to place undue reliance on such unaudited financial projections. Furthermore, since the unaudited financial projections cover multiple years, such information by its nature becomes less predictive with each successive year. Although the unaudited financial projections are presented with numerical specificity, the unaudited financial projections reflect assumptions, estimates and judgments that are inherently uncertain and, although considered reasonable by ReShape management as of the date of their use in preparing the unaudited financial projections, are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the unaudited financial projections set forth below, including, among others, risks and uncertainties due to general business, economic, regulatory, market and financial conditions, as well as changes in ReShape’s or Obalon’s respective businesses, financial condition or results of operations, and other risks including those discussed elsewhere in this joint proxy statement/prospectus.
ReShape Management ReShape Projections
The following table presents summary selected unaudited prospective financial information for ReShape for the calendar years ending 2021 through 2030 prepared by ReShape management in connection with ReShape’s evaluation of the Merger (the “ReShape Management ReShape Projections”). The ReShape Management ReShape Projections were presented to the ReShape Board for the purposes of considering and evaluating the Merger, and were shared with ReShape’s financial advisor (see “— Opinion of ReShape’s Financial Advisor — Maxim Group LLC” beginning on page 130 of this joint proxy statement/prospectus).

ReShape Management ReShape Projections
(Standalone, Pre-Merger Basis)
($ in thousands, unaudited)
	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
Net Revenue	22,053	32,380	40,670	63,746	79,159	101,732	116,211	131,763	149,662	170,306
Net Income (Loss)	(7,143)	(2,493)	1,381	11,474	15,832	22,381	25,566	28,988	32,926	37,467
ReShape Management Obalon Projections
The summary selected unaudited prospective financial information for Obalon for the calendar years ending 2021 through 2030 was prepared by ReShape management in connection with ReShape’s evaluation of the Merger (the “ReShape Management Obalon Projections”). The ReShape Management Obalon Projections were created by ReShape management based on ReShape management’s assumptions about Obalon’s business, without regard or reference to any financial information provided by Obalon management to ReShape in connection with ReShape’s consideration of the Merger. The ReShape Management Obalon Projections were presented to the ReShape Board for the purposes of considering and evaluating the Merger, and were shared with ReShape’s financial advisor (see “— Opinion of ReShape’s Financial Advisor — Maxim Group LLC” beginning on page 130 of this joint proxy statement/prospectus).
ReShape Management Obalon Projections
(Standalone, Pre-Merger Basis)
($ in thousands, unaudited)
	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
Net Revenue	1,000	9,000	12,000	16,000	21,500	24,683	27,637	30,901	34,508	38,491
Net Income	(4,500)	(1,620)	120	800	2,580	3,456	3,869	4,326	4,831	5,389
Opinion of ReShape’s Financial Advisor — Maxim Group LLC
On December 14, 2020, ReShape retained Maxim Group LLC (“Maxim”) to provide financial advisor services to the ReShape Board in evaluating the proposal and in rendering an opinion to the ReShape Board as to the fairness of the Exchange Ratio in the Merger from a financial perspective to the stockholders of ReShape. On January 18, 2021, Maxim rendered its oral opinion to the ReShape Board (which was subsequently confirmed in writing as of January 18, 2021) that, as of that date and subject to the various assumptions, qualifications and limitations set in the opinion of Maxim, dated, January 18, 2021 attached hereto as Annex B to this joint proxy statement/prospectus (the “Maxim Opinion”), the Exchange Ratio to be received by the holders of the ReShape Shares in the Merger is fair, from a financial point of view, to such holders. For purposes of Maxim’s opinion and related analyses, “Exchange Ratio” means the ratio obtained by dividing the ReShape Merger Shares by the Total ReShape Outstanding Shares as described in the Merger Agreement, which as of immediately prior to the execution of the Merger Agreement was calculated to be 1.3116.
The full text of the Maxim Opinion sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Maxim in connection with the Maxim Opinion. The Maxim Opinion is attached as Annex B to this joint proxy statement/prospectus. The summary of the Maxim Opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the Maxim Opinion. We urge you to read carefully the Maxim Opinion, together with the summary thereof in this joint proxy statement/prospectus, in its entirety.
Maxim provided its opinion for the information and assistance of the ReShape Board in connection with its consideration of the Merger. The Maxim Opinion addressed solely the fairness, from a financial point of view, of the Exchange Ratio to be received by the holders of ReShape Shares in the Merger and does not address any other aspect or implication of the Merger. The Maxim Opinion was not a recommendation to the ReShape Board or any stockholder of ReShape as to how to vote, make any election or to take any other action in connection with the Merger or any other matter and does not in any manner address the prices at which shares of common stock of ReShape or Obalon will trade at any time.
In the course of performing its review and analyses for rendering the opinion described above, Maxim:
(i) reviewed the financial terms of a draft copy of the Merger Agreement as of January 18, 2021, which was the most recent draft available to Maxim prior to the time it rendered its oral opinion (the “Draft Merger Agreement”);
(ii) reviewed certain publicly available business and financial information concerning ReShape and Obalon and the industry in which they each operate;
(iii) reviewed certain financial projections and other estimates and data relating to ReShape and Obalon provided by the management of ReShape that Maxim was directed to utilize in its analysis (the “Forecasts”);
(iv) conducted discussions with members of management and representatives of ReShape concerning the matters described in clauses (ii) through (iii) above;
(v) compared the financial and operating performance of each of ReShape and Obalon with publicly available information concerning other publicly traded companies and reviewed the current and historical market prices of the shares of ReShape Common Stock, the Obalon Shares and certain publicly traded securities of such other companies, in each case, that Maxim deemed relevant;
(vi) reviewed and analyzed the cash flows to be generated by ReShape and Obalon, respectively, to determine the present value of each of ReShape’s and Obalon’s, respectively, discounted cash flows;
(vii) compared the proposed financial terms of the proposed Merger with the publicly available financial terms of certain transactions involving companies Maxim deemed relevant and the consideration paid for such companies; and
(viii) performed such other financial studies, analyses and investigations and considered such other information as Maxim deemed appropriate for the purposes of its opinion.
In order to render its opinion, Maxim relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all the financial, legal, regulatory, tax, accounting and other documentation and information provided to, discussed with, or reviewed by Maxim and has, with ReShape’s consent, relied on such information as being complete and accurate in all material respects, including any documentation and information originally produced by the parties to the Merger Agreement and provided by ReShape to Maxim. In that regard, Maxim assumed with ReShape’s consent that the Forecasts had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of and those financial projections provided by ReShape to Maxim. Maxim assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, reserves, or business operations of Obalon or ReShape since the date of the financial statements referenced herein. Moreover, it is understood that the Forecasts were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic, market and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such Forecasts, and as noted previously, Maxim relied on these Forecasts without independent verification or analyses and did not in any respect assume any responsibility for the accuracy or completeness thereof. Maxim did not conduct an independent evaluation or appraisal of the assets and liabilities (including any joint ventures, contingent, derivative or other off-balance-sheet assets and liabilities) of ReShape or any of its subsidiaries, or Obalon or any of its subsidiaries, and Maxim has not been furnished with any such evaluation or appraisal. Maxim assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Maxim is not an actuary and its services did not include any actuarial determination or evaluation by Maxim or any attempt to evaluate actuarial assumptions, and Maxim relied on ReShape with respect to the appropriateness and adequacy of reserves of ReShape and actuarial assumptions used by ReShape in connection with the Forecasts. In that regard, Maxim made no analysis of, and expressed no opinion as to, the appropriateness or adequacy of reserves or actuarial assumptions.

Maxim relied upon assurances by the parties to the Merger Agreement that they were unaware of any facts that would make their respective information incomplete or misleading. Maxim has no obligation to update or modify its opinion.
Maxim’s opinion did not address the underlying business decision of ReShape or Obalon to engage in the Merger, nor did it address any legal, regulatory, tax or accounting matters. Maxim did not express any view on, and the Maxim Opinion does not address, any other term or aspect of the Merger Agreement or Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors, or employees of Obalon or class of such persons, in connection with the Merger. Maxim’s opinion did not compare the relative merits of the Merger with any other alternative transaction or business strategy which may have been available to or considered by ReShape or the ReShape Board. Maxim was not requested to, and did not, explore alternatives to, the Merger or solicit interest of any other parties in pursuing transactions with ReShape.
Maxim assumed that the representations and warranties of each party contained in the Merger Agreement and in all other related documents and instruments that are referred to therein were and will be true and correct as of the date or the dates made or deemed made, that each party thereto will fully and timely perform all of the covenants and agreements required to be performed by it under the Merger Agreement, the Obalon Voting Agreement, the ReShape Voting Agreement and any other agreement contemplated by any such agreements, that all conditions to the consummation of the Merger will be satisfied without waiver thereof and that the transactions contemplated by the Merger Agreement will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement thereof. Maxim assumed that the final form of the Merger Agreement will be in all respects relevant to its analysis identical to the Draft Merger Agreement. Maxim also assumed that any governmental, regulatory and other consents and approvals contemplated in connection with the Merger will be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions will be imposed or waivers made that would have an adverse effect on ReShape, Obalon or the benefits contemplated to be realized as a result of the Merger.
The Maxim Opinion was necessarily based on economic, market, financial and other conditions existing, and on the information made available to Maxim, as of the date of its opinion. Although subsequent developments may affect the conclusion reached in its opinion, Maxim did not assume any obligation to update, revise or reaffirm the Maxim Opinion.
The Maxim Opinion addressed solely the fairness, from a financial point of view, to the holders of ReShape Shares of the Exchange Ratio to be received by such holders in the Merger.
In accordance with customary investment banking practice, Maxim employed generally accepted valuation methods in reaching its opinion. The Maxim Opinion was reviewed and approved by a fairness committee of Maxim. The Maxim Opinion was prepared exclusively for the use of the ReShape Board in its deliberation of the Merger and may not be used for any other purpose including any filings or reports filed with the Securities and Exchange Commission, without Maxim’s prior written consent, except unless required to be produced pursuant to a valid legal or regulatory request. The Maxim Opinion was directed to and for the information of the ReShape Board only (in its capacity as such) and was not prepared for ReShape’s stockholders or any other person or entity, nor will it grant them any rights or remedies. The Maxim Opinion does not cover the fairness to Obalon stockholders who may have received their own opinion.
Summary of Financial Analysis
Maxim performed a variety of financial analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Maxim considered the results of all of its analyses as a whole. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions Maxim reached were based on all the analyses and factors presented, taken as a whole, and also on application of Maxim’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Maxim therefore gave no opinion as to the value or merit standing alone of any one or more parts of the analyses. Furthermore, Maxim believes that the summary provided and the analyses described below must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying Maxim’s analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described below should not be taken to be the view of Maxim with respect to the actual value of ReShape, the ReShape Shares, Obalon or the Obalon Shares.
Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of the corresponding summaries and are alone not a complete description of the financial analyses performed by Maxim. Considering the data in the tables below without considering the corresponding full narrative descriptions of the financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of the financial analyses performed by Maxim.
In performing its analyses, Maxim made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, all of which are beyond Maxim’s control and many of which are beyond the control of ReShape and/or Obalon. Any estimates used by Maxim in its analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 18, 2021 and is not necessarily indicative of current market conditions.
ReShape Valuation Analysis
Maxim analyzed the valuation of ReShape using two different methodologies: public trading comparable companies analysis and discounted cash flow analysis. While Maxim identified certain potentially comparable fundamental transactions, Maxim did not believe that any such precendent transactions were relevant for its analysis. The results of each of these analyses are summarized below. As set forth in the “Conclusion” section below, for purposes of evaluating whether the Exchange Ratio was fair, from a financial point of view, to the holders of ReShape Shares, Maxim calculated ReShape’s implied enterprise value by taking the weighted average midpoint of the valuation range of the methodologies explained in the ReShape Discounted Cash Flow Analysis and Public Trading Comparable Companies Analysis. Maxim elected to weight the Public Trading Comparable Companies Analysis methodology at 80% and the ReShape Discounted Cash Flow Analysis at 20%.
Public Trading Comparable Companies Analysis
Maxim analyzed comparable companies listed on a national exchange with a market capitalization of under $100 million in the healthcare equipment and medical device sector. This peer group was then condensed to only include companies which operate in similar fields as ReShape, are not diagnostic companies, are headquartered in the United States, and have annual revenue above $5.0 million. Maxim compared the financial performance of ReShape with that of certain publicly-traded companies which Maxim believed to be generally relevant, and analyzed the current market valuation of such companies. Maxim selected the following companies:
•
LENSAR, Inc.

•
Electromed, Inc.

•
Nephros, Inc.

•
Conformis, Inc.

•
STRATA Skin Sciences, Inc.

•
Ekso Bionics Holdings, Inc.

•
Myomo, Inc.

•
BIOLASE, Inc.

•
CHF Solutions, Inc.

•
Allied Healthcare Products, Inc.

•
ThermoGenesis Holdings, Inc.

•
Dynatronics Corporation

•
Viveve Medical, Inc.

Although none of the selected companies is directly comparable to ReShape, Maxim included these companies in its analysis because they are publicly traded companies with certain characteristics that, as described above, for purposes of analysis, may be considered similar to certain characteristics of ReShape.
Maxim calculated the following metrics for each of the selected comparable companies using consensus equity research estimates as of January 18, 2021 for such companies:
•
The enterprise value (“EV”)

•
The enterprise value as a multiple of trailing 12-month revenues (“EV/2020LTM Revenue”)

•
The enterprise value as a multiple of estimated 2021 revenues (“EV/2021E Revenue”)

The selected companies and their applicable multiples are set forth in the table below:
Selected Company	EV ($mm)	EV/2020LTM Revenue	EV/2021E Revenue
LENSAR, Inc.	$36.8	1.4x	N/A
Electromed, Inc.	$73.3	2.3x	2.2x
Nephros, Inc.	$78.0	8.3x	5.5x
Conformis, Inc.	$70.6	1.0x	0.9x
STRATA Skin Sciences, Inc.	$51.6	2.0x	1.7x
Ekso Bionics Holdings, Inc.	$66.1	6.4x	4.4x
Myomo, Inc.	$28.1	5.3x	2.4x
BIOLASE, Inc.	$98.7	4.0x	2.6x
CHF Solutions, Inc.	$6.0	0.9x	0.6x
Allied Healthcare Products, Inc.	$26.0	0.8x	N/A
ThermoGenesis Holdings, Inc.	$23.1	2.4x	1.3x
Dynatronics Corporation	$26.1	0.5x	0.5x
Viveve Medical, Inc.	$28.6	5.7x	2.8x
ReShape Discounted Cash Flow Analysis
Maxim utilized a discounted cash flow analysis that calculated the present value of ReShape based on the sum of the present values of the 2021 to 2030 projected annual cash flows and terminal value, utilizing the Forecasts. For purposes of this analysis, Maxim was directed by ReShape to utlilize financial projections provided by ReShape management (see the section of this joint proxy statement/prospectus captioned “—Certain ReShape Management Prospective Financial Information”) to determine the projected unlevered free cash flows for ReShape for calendar years 2021 to 2030. ReShape management did not provide Maxim with any projections of ReShape’s unlevered free cash flows. For this purpose, unlevered free cash flows were calculated by taking net income, adding depreciation and amortization, stock-based compensation and interest expense, subtracting capital expendutires, and adjusting for changes in working capital. The result of Maxim’s initial analysis yielded an intrinsic enterprise value for ReShape of $21.6 million and a calculated equity value for ReShape of $12.3 million. In addition, Maxim took into account a scenario where ReShape’s Series C Preferred Stock were to be liquidated per the preferred stock liquidation value of $274.8774 per share which would trigger a payout of $26.22 million to such holders. This scenario resulted in a calculated equity value of ($13.9) million for existing common stockholders of ReShape. Subsequent to Maxim’s January 18, 2021 presentation to the ReShape Board and delivery of its written fairness opinion, Maxim determined that the projected free cash flow amounts (which were calculated by Maxim based on the information provided by ReShape in the Forecasts) that it used for purposes of its discounted cash flow analysis were incorrect as a result of a computational error. On March 22, 2021, promptly after becoming aware of the error, Maxim presented the corrected amounts and analysis to the ReShape Board and confirmed the changes reflected in the revised discounted cash flow analysis would not have changed the conclusion set forth in Maxim’s fairness opinion as of the date it was delivered. The corrected unlevered free cash flow amounts for ReShape derived by Maxim from the ReShape Management ReShape Projections are set forth in the table below.
ReShape Unlevered Free Cash Flow
(Standalone, Pre-Merger Basis)
($ in thousands, unaudited)
2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
(5,127)	(324)	4,509	13,213	18,679	24,096	25,520	26,121	28,963	32,259
ReShape’s “Unlevered Free Cash Flow” was calculated by taking net income, plus depreciation and amortization, stock based compensation and interest expense, less change in net working capital and capital expenditures.
This updated analysis yielded an intrinsic enterprise value for ReShape of $29.1 million and a calculated equity value for ReShape of $19.7. Under a scenario where ReShape’s Series C Preferred Stock would be liquidated, as discussed above, the revised valuation resulted in a calculated equity value of $(6.5) million for existing common stockholders of ReShape. The ReShape Board considered the updated information and, taking into account the totality of the information available to it, including that the discounted cash flow analysis was weighted at only 20% for purposes of Maxim’s overall valuation analysis of ReShape, concluded that the updated discounted cash flow analysis did not impact the ReShape Board’s overall assessment of the Merger or its decision to unanimously approve the Merger and, accordingly, the ReShape Board unanimously affirmed its recommendation that the ReShape stockholders approve the ReShape Merger Proposal.
The initial projected values referred to above were discounted using a discount rate of 20.96% (equivalent to ReShape’s public comparable company weighted average cost of capital). The revised projected values referred to above used a discount rate of 34.4%, which took into account the weighted average cost of capital combined with a probability of failure adjustment of 10.0%, which Maxim determined was appropriate given that ReShape’s historical and projected financial statements show historical negative cash flow and relatively low revenue increasing to both significant revenues and cash flows over the 10-year projection period. Maxim determined the intrinsic value of ReShape assuming a terminal exit multiple as reflected in the forward multiples for EV/2020LTM Revenue and EV/2021E Revenue conducted by Maxim in its peer group public comparable analysis. Maxim elected to use a reduced forward multiple in year 10 of the discounted cash flow, derived by applying an additional discount to the current 12-month forward multiple discount of the peer group. In determining the discount rates used in the discounted cash flow analysis, Maxim noted, among other things, factors such as inflation, prevailing market interest rates, the inherent business risk and rates of return required by investors and, with respect to the discount rate used in the updated discounted cash flow analysis, the probability of failing to achieve the projected revenues.
Fundamental Transactions M&A Analysis
Although Maxim identified precedent transaction comparables for the Merger using publicly available information, however, upon Maxim’s review of the relevant characteristics of the precedent transactions, Maxim concluded that, on the basis of its professional judgment and experience, Maxim did not believe that any of such precedent transactions were relevant for its analysis.
Obalon Valuation Analysis
Maxim analyzed the valuation of Obalon by separating its value into two distinct components and summing the values together. The first component being the operational value of the Obalon assets and the potential cash flows derived from their utilization. The second component being the value of the publicly listed entity. A discounted cash flow analysis was used to value the potential cash flows and a precedent transaction analysis was used to determine the value of the publicly traded entity. The results of each of these analyses are summarized below. As set forth in the “Conclusion” section below, for purposes of evaluating whether the Exchange Ratio was fair, from a financial point of view, to the holders of ReShape Shares, Maxim calculated Obalon’s implied enterprise value by adding the valuations explained in the Obalon Discounted Cash Flow Analysis and Precedent Transactions Analysis.
Obalon Discounted Cash Flow Analysis
Maxim performed a discounted cash flow analysis of Obalon by calculating, based on the ReShape Management Obalon Projections, the estimated present value of Obalon’s discounted cash flows and terminal value using the same assumptions that Maxim used in performing its initial discounted cash flow analysis of ReShape. However, instead of using unlevered free cash flows as the basis for the calculation Maxim used Obalon’s projected earnings before interest, taxes, depreciation and amortization, or EBITDA, which were included in the ReShape Management Obalon Projections. The ReShape Management Obalon Projections did not include the financial information necessary for Maxim to derive Obalon’s projected unlevered free cash flows. The result of Maxim’s discounted cash flow analysis yielded an intrinsic enterprise value of $11.6 million for Obalon. The EBITDA amounts utilized by Maxim from the ReShape Management Obalon Projections are set forth in the table below.
Obalon EBITDA
(Standalone, Pre-Merger Basis)
($ in thousands, unaudited)
2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
(3,850)	(820)	1,120	1,900	3,779	4,701	5,163	5,671	6,229	6,841
Precedent Transactions Analysis
Using publicly available information, Maxim reviewed the terms of selected precedent transactions involving companies that operated in, or were exposed to, the medical technology or other healthcare industries. Maxim selected these transactions on the basis of its professional judgment and experience because Maxim deemed them to be most comparable in size, scope and impact on the industry to Obalon or otherwise relevant to the Merger. No company or transaction is, however, identical to Obalon or the Merger.
The table below sets forth, for each transaction, the enterprise value of the publicly traded entity in the transaction, based on information derived from the Form S-4 or other public filings relating to the transaction.
Selected Company	Other Party	Closing Date	Enterprise Value of Selected Company (in millions)
Spring Bank Pharmaceuticals, Inc.	F-Star Therapeutics, Inc.	November 2020	$13.6
Rexahn Pharmaceuticals, Inc.	Ocuphire Pharma, Inc.	November 2020	20.0
Miragen Therapeutics, Inc.	Viridian Therapeutics, Inc.	October 2020	15.0
Novus Therapeutics, Inc.	Anelixis Therapeutics, LLC	September 2020	10.0
Unum Therapeutics, Inc.	Kiq LLC	July 2020	34.0
Tocagen Inc.	Forte Biosciences, Inc.	June 2020	15.0
Zafgen, Inc.	Larimar Therapeutics, Inc.	May 2020	45.0
Conatus Pharmaceuticals Inc.	Histogen Inc.	May 2020	35.14
BioPharmX Corporation	Timber Pharmaceuticals, Inc.	May 2020	10.0
Chanticlear Holdings, Inc.	Sonnet BioTherapeutics	April 2020	15.91
Proteon Therapeutics, Inc.	Protara Therapeutics, Inc.	January 2020	7.3
To calculate Obalon’s $29.1 implied enterprise value, Maxim took the sum of the $11.6 million implied enterprise value for Obalon from its discounted cash flow analysis, which reflects the present value of Obalon’s projected cash flows using Obalon’s existing assets, and the $17.5 million blended mean/median enterprise value from the comparable transaction analysis, which reflects the value of Obalon’s Nasdaq listing.
Conclusion
The table below sets forth a summary of Maxim’s valuation methodologies and analysis to determine the fairness of the Transaction. The below table displays the enterprise value of ReShape, determined by the equity value assigned by the Exchange Ratio in the Merger Agreement less cash plus outstanding debt as of December 31, 2020 (the “Transaction Enterprise Value”) compared to the enterprise value calculated by Maxim’s weighted average valuation methologies (the “Implied Enterprise Value”).
ReShape Transaction Valuation			Combined ReShape Valuation Methodology
Pro Forma ReShape Equity Value(i)(ii)	$19.0 Million		DCF Implied Enterprise Value(iii)	$5.8 Million
Less: Cash(iv)	$4.0 Million		+	+
Plus: Debt(v)	$13.3 Million		Public Comparable Company Analysis(vi)	$21.8 Million
			=	=
Enterprise Value	$28.3 Million	>	Implied Enterprise Value	$27.6 million
The below table displays the enterprise value of Obalon, determined by the equity value assigned by the Exchange Ratio in the Merger Agreement less cash plus outstanding debt as of December 31, 2020 (the “Transaction Enterprise Value”) compared to the enterprise value calculated by Maxim’s combined valuation methologies (the “Implied Enterprise Value”).
Obalon Transaction Valuation			Combined Obalon Valuation Methodology
Pro Forma Obalon Equity Value(i)(ii)	$18.2 Million		DCF Implied Enterprise Value(vii)	$11.6 Million
Less: Cash(iv)	$3.9 Million		+	+
Plus Debt(v)	$0.43 Million		Precedent Transaction Analysis(viii)	$17.5 Million
			=	=
Enterprise Value	$14.8 Million	<	Implied Enterprise Value	$29.1 Million
Notes:
(i) Based on common stock closing price of each relevant company as of January 12, 2021.
(ii) Based on the sum of voting common and in the case of ReShape inclusive of Series B preferred shares outstanding as of December 31, 2020.
(iii) Calculated as the weighted average midpoint of valuation range of the methodologies explained in the ReShape Discounted Cash Flow Analysis and Public Trading Comparable Companies Analysis. Maxim elected to weight the Public Trading Comparable Companies Analysis methodology at 80% and the ReShape Discounted Cash Flow Analysis at 20%. Maxim’s January 18, 2021 fairness opinion was based on a $4.3 million DCF Impled Enterprise Value. This table reflects the $5.8 million DCF Implied Enterprise Value that took into account the corrections to computational errors that were presented to the ReShape Board on March 22, 2021.
(iv) Cash balance of each relevant company as of December 31, 2020.
(v) Debt calculated as total short and long term debt as of December 31, 2020 not inclusive of long term and current portion of leases.
(vi) Calculated as the weighted average midpoint of valuation range of the methodologies explained in the ReShape Discounted Cash Flow Analysis and Public Trading Comparable Companies Analysis. Maxim

elected to weight the Public Trading Comparable Companies Analysis methodology at 80% and the ReShape Discounted Cash Flow Analysis at 20%.
(vii) Calculated as described in the Obalon Discounted Cash Flow Analysis section.
(viii) Calculated as described in the Obalon Precedent Transactions Analysis section.
Based upon and subject to the forgoing, it was Maxim’s opinion that, as of the date that the Maxim Opinion was delivered, given that the Transaction Enterprise Value for ReShape of $28.3 million was greater than Maxim’s Implied Enterprise Value for ReShape of $27.6 million and that the Transaction Enterprise Value for Obalon of $14.8 million was less than Maxim’s Implied Enterprise Value for Obalon of $29.1 million, the Exchange Ratio for the Merger between ReShape and Obalon in accordance with the Merger Agreement was fair from a financial point of view to the holders of ReShape Shares.
Miscellaneous
The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Maxim did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Maxim made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.
The Maxim Opinion was one of the many factors taken into consideration by the ReShape Board in making its determination to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the ReShape Board with respect to the consideration to be received by the holders of ReShape Shares in the Merger or of whether the ReShape Board would have been willing to agree to different consideration. The consideration to be received by the holders of ReShape Shares in the Merger was determined through arm’s-length negotiations between ReShape and Obalon and was approved by the ReShape Board. Maxim and its affiliates provided advice to ReShape during these negotiations. However, neither Maxim nor any of its affiliates recommended any specific amount of consideration to ReShape or the ReShape Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.
Maxim has consented to the use of the Maxim Opinion in this joint proxy statement/prospectus; however, Maxim has not assumed any responsibility for the form or content of any part of this joint proxy statement/prospectus.
Maxim received a fee in connection with the preparation of the Maxim Opinion, a portion of which was paid upon the execution of its letter of engagement with ReShape, dated December 14, 2020 and a significant portion was paid upon the delivery of this opinion by Maxim to ReShape. In addition, ReShape agreed to reimburse Maxim for certain expenses that may arise, and indemnify Maxim for certain liabilities and other items that may arise, out of the engagement. During the two years preceding the date of the Maxim Opinion, Maxim has had investment banking relationships with ReShape, for which Maxim has received customary compensation. Such services during such period have included acting as a financial advisor to ReShape in May of 2020 unrelated to the Merger, and in January, 2021, Maxim agreed to act as a lead managing underwriter in connection with a proposed financing for ReShape. Maxim has also acted as an exclusive financial advisor to ReShape pursuant to an agreement dated September 23, 2020 and upon the consummation of the Merger will be paid a cash fee based upon a percentage of the transaction value of the Merger. During the two years preceding the date of the Maxim Opinion, Maxim has not been engaged by, performed services for, or received any compensation from, Obalon. Maxim may in the future provide investment banking and other financial services to ReShape and Obalon and their respective affiliates and in the future may receive compensation for rendering such services. In the ordinary course of business activities, Maxim may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of ReShape or Obalon or any of their respective affiliates.

Certain Obalon Management Prospective Financial Information
Obalon and ReShape do not as a matter of course publicly disclose financial projections or forecasts as to future performance, revenues, earnings or other results given, among other things, the unpredictability, uncertainty and subjectivity of the underlying assumptions and estimates inherent in preparing financial projections and forecasts. In connection with the parties’ evaluation of a potential transaction, Reshape prepared and provided to Obalon management certain non-public, unaudited, prospective financial information concerning ReShape on a standalone basis, including estimates for the timelines and cost associated with the approval and launch of the ReShape Vest product, without giving effect to the Merger for fiscal years 2021 through 2030. In reviewing such information, Obalon management and members of the Obalon Board prepared unaudited projections concerning ReShape based on the information ReShape provided but adjusted such information for several different factors including market penetration, average selling prices, new product approval timelines, and sales and marketing costs (the “Obalon Adjusted ReShape Projections”). The Obalon Adjusted ReShape Projections were provided to the Obalon Board in its review and evaluation of the Merger and to Obalon’s financial advisor (see “The Merger — Opinion of Obalon’s Financial Advisor — Canaccord Genuity LLC” beginning on page 140 of this joint proxy statement/prospectus). The Obalon Adjusted ReShape Projections are not being included in this joint proxy statement/prospectus to influence the voting decision of any Obalon stockholder or ReShape stockholder with respect to the Merger, but instead because the Obalon Adjusted ReShape Projections were provided to the Obalon Board and Obalon’s financial advisor in connection with their evaluation of Merger as described herein.
You should note that the Obalon Adjusted ReShape Projections constitute forward-looking statements. Please see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 91 of this joint proxy statement/prospectus for more information. The Obalon Adjusted ReShape Projections were not prepared with a view toward public disclosure or with a view toward complying with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Obalon’s nor ReShape’s respective independent registered public accountants, nor any other independent accountants or financial advisors, have compiled or performed any procedures with respect to the Obalon Adjusted ReShape Projections, nor have they expressed any opinion, judgment or any other form of assurance on such information or its achievability, and none of them assumes any responsibility for, and each disclaims any association with, the Obalon Adjusted ReShape Projections. Furthermore, the Obalon Adjusted ReShape Projections were prepared based on the information provided by ReShape and do not take into account any circumstances or events occurring after the date it was prepared.
The Obalon Adjusted ReShape Projections should not be relied upon as necessarily indicative of actual future results, as actual results in the future will differ, potentially materially, from these projections, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on them. Furthermore, since the Obalon Adjusted ReShape Projections cover multiple years, such information by its nature becomes less predictive with each successive year. Although the Obalon Adjusted ReShape Projections are presented with numerical specificity, they reflect assumptions, estimates and judgments that are inherently uncertain and, although considered reasonable by Obalon management as of the date of their use in preparing the Obalon Adjusted ReShape Projections, are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the Obalon Adjusted ReShape Projections, including, among others, risks and uncertainties due to general business, economic, regulatory, market and financial conditions, as well as changes in ReShape’s business, financial condition or results of operations, and other risks and uncertainties described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 25 and 91, respectively. Accordingly, the Obalon Adjusted ReShape Projections may not necessarily be indicative of the actual future performance of ReShape and actual results may differ materially from those presented. Inclusion of the Obalon Adjusted ReShape Projections set forth below should not be regarded as a representation by ReShape, Obalon or any person that the results projected will necessarily be achieved, and they should not be relied on as such. You are cautioned not to rely on the Obalon Adjusted ReShape Projections. The inclusion of this information should not be regarded as an indication that the Obalon Board, any of its advisors or any other person considered, or now considers, it to be material or to be a reliable prediction of actual future results. There can be no assurance that the Obalon Adjusted ReShape Projections will be realized or that actual results will not be significantly higher or lower than estimated. Furthermore, the Obalon Adjusted ReShape Projections may differ from publicized analyst estimates and forecasts and do not take into account any circumstances or events occurring after the date they were prepared.
Obalon Adjusted ReShape Projections
(Standalone, Pre-Merger Basis)
($ in thousands, unaudited)
	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
ReShape Revenue	$22,037	$32,338	$40,512	$59,346	$74,080	$95,314	$112,007	$129,835	$149,073	$169,060
Net Income	$(9,712)	$(4,943)	$(1,346)	$4,454	$11,243	$14,465	$18,996	$24,089	$28,292	$27,881
Unlevered Free Cash Flow	$(6,604)	$(1,946)	$2,923	$7,818	$14,471	$17,807	$22,910	$28,092	$32,117	$31,768
•
“Unlevered Free Cash Flow” was calculated by taking net income, plus depreciation and amortization, stock based compensation and interest expense, less change in net working capital and capital expenditures.

The Obalon Adjusted ReShape Projections may calculate certain non-GAAP financial measures, including Unlevered Free Cash Flow and ReShape Revenue, using different methodologies from other companies, and Obalon does not provide a reconciliation of the forward-looking non-GAAP financial measures to the comparable GAAP financial measures because it is unable to reasonably predict certain items contained in the GAAP financial measures, including non-recurring and infrequent items that are not indicative of ReShape’s ongoing operations. These items are uncertain, depend on various factors and could have a material impact on ReShape’s GAAP results for the applicable period. Obalon encourages you to review all of its and ReShape’s financial statements included in this joint proxy statement/prospectus in their entirety and to not rely on any single financial measure.
Opinion of Obalon’s Financial Advisor — Canaccord Genuity LLC
Canaccord Genuity is acting as exclusive financial advisor to Obalon in connection with the Merger. At a meeting of the Obalon Board held on January 18, 2021 to evaluate the Merger, Canaccord Genuity delivered to the Obalon Board an oral opinion, which opinion was confirmed by delivery of a written opinion, dated January 18, 2021, to the effect that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth in the written opinion, the Exchange Ratio was fair, from a financial point of view, to Obalon. Canaccord Genuity did not express any view on, and its opinion did not address, any other term or aspect of any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with the Merger. For purposes of Canaccord Genuity’s opinion and related analyses, “Exchange Ratio” means the ratio obtained by dividing the ReShape Merger Shares by the Total ReShape Outstanding Shares as described in the Merger Agreement, which as of immediately prior to the execution of the Merger Agreement was calculated to be 1.3116.
The full text of Canaccord Genuity’s written opinion is attached to this joint proxy statement/prospectus as Annex C and is incorporated into this joint proxy statement/prospectus by reference. The description of Canaccord Genuity’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Obalon stockholders are encouraged to read Canaccord Genuity’s opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Canaccord Genuity in connection with its opinion. Canaccord Genuity’s opinion was addressed to the Obalon Board, was only one of many factors considered by the Obalon Board in its evaluation of the Merger and only addresses the fairness, from a financial point of view and as of the date of the opinion, to Obalon of the Exchange Ratio. Canaccord Genuity’s opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to Obalon, nor does it address the underlying business decision of Obalon to proceed with the Merger. Canaccord Genuity’s opinion was directed to and for the information of the Obalon Board only (in its capacity as such) in connection with its evaluation of the Merger and does not constitute advice or a recommendation to the Obalon Board, any stockholder of Obalon or any other person as to how the Obalon Board or such stockholder or other person should vote with respect to the Merger or otherwise act on any other matter with respect to the Merger. Canaccord Genuity’s opinion was necessarily based on securities, economic, market and monetary conditions prevailing on, and the information made available to Canaccord Genuity as of, January 18, 2021, the date of its opinion. Subsequent developments may affect the conclusions expressed in Canaccord Genuity’s opinion if such opinion were rendered as of a later date. Canaccord Genuity assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances or events occurring after the date of the opinion.
In connection with Canaccord Genuity’s review of the Merger and developing the opinion described above, Canaccord Genuity:
(i) reviewed certain publicly available historical business and financial information concerning Obalon and ReShape;
(ii) reviewed certain internal historical financial statements and other historical financial and operating data concerning Obalon and ReShape provided to Canaccord Genuity by management of Obalon and ReShape, respectively;
(iii) reviewed certain financial projections and other estimates and data relating to ReShape provided by the management of ReShape (including with respect to certain financial projections and other estimates and data, as adjusted by the management of Obalon) that Canaccord Genuity was directed to utilize in its analysis;
(iv) reviewed certain projected cash and other estimates and data relating to Obalon provided by the management of Obalon that Canaccord Genuity was directed to utilize in its analysis;
(v) conducted discussions with members of management of Obalon and ReShape regarding the past and current operations and financial condition and the prospects of Obalon and ReShape, respectively;
(vi) reviewed the reported price and trading activity for the Obalon Shares and the shares of ReShape Common Stock;
(vii) reviewed financial and stock market data for certain companies, the securities of which are publicly traded, that Canaccord Genuity deemed to be relevant to each of Obalon and ReShape;
(viii) reviewed and analyzed, in light of the business, operations and assets of Obalon, the cash consideration that could be received by the holders of Obalon Shares if Obalon were to undergo a liquidation;
(ix) the terms of the Merger Agreement provided to Canaccord Genuity by Obalon on January 16, 2021, which Canaccord Genuity assumed, with the consent of the Obalon Board, to be identical in all material respects to the agreement executed by the parties; and
(x) reviewed such other financial studies and analyses, performed such other investigations, and took into account such other matters as Canaccord Genuity deemed necessary, including an assessment of general securities, economic, market and monetary conditions.
In connection with its review and arriving at its opinion, Canaccord Genuity did not independently verify any of the foregoing information, relied on such information, assumed that all such information was complete and accurate in all material respects, and relied on assurances of management of Obalon and ReShape that they were not aware of any facts that would make such information misleading. With respect to the financial projections of ReShape prepared by management of ReShape (as adjusted by management of Obalon), the projected cash balance of Obalon prepared by management of Obalon, and any other estimates or forward-looking information reviewed by Canaccord Genuity, Canaccord Genuity assumed, with the consent of the Obalon Board, that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the matters covered thereby, and Canaccord Genuity relied, at the direction of the Obalon Board, on such information for purposes of its analysis and opinion. Canaccord Genuity expressed no view or opinion as to such information or the assumptions on which it was based. Canaccord Genuity also relied on information provided by the management of Obalon and ReShape as to the capitalization of Obalon and ReShape, respectively, and

Canaccord Genuity assumed, with the consent of the Obalon Board, that such information will not vary in any material respect that would be meaningful to Canaccord Genuity’s analysis.
Canaccord Genuity also assumed that (i) the Merger will be consummated upon the terms set forth in the Merger Agreement, without any adjustment to the Exchange Ratio or any waiver, modification or amendment of any material term, condition or agreement therein which would be in any way meaningful to Canaccord Genuity’s analysis, (ii) the representations and warranties made by the parties to the Merger Agreement are and will be true and correct in all respects material to Canaccord Genuity’s analysis, and (iii) in the course of obtaining necessary governmental, regulatory and third-party approvals and consents for the Merger, no modification, delay, limitation, restriction or conditions will be imposed which would have an adverse effect on Obalon or ReShape or be in any way meaningful to Canaccord Genuity’s analysis. Canaccord Genuity is not a legal, accounting, regulatory or tax expert and relied on the assessments made by Obalon and its advisors with respect to such matters.
Canaccord Genuity’s opinion is limited to and addresses only the fairness, from a financial point of view, to Obalon of the Exchange Ratio as of the date of the opinion. Canaccord Genuity did not express any view on, and its opinion did not address, any other term or aspect of any other agreement or arrangements contemplated by the Merger Agreement or entered into in connection with the Merger. Canaccord Genuity expressed no opinion as to the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of Obalon. Canaccord Genuity’s opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to Obalon, nor does it address the underlying business decision of Obalon to proceed with the Merger or any view on another term or aspect of the Merger, including, without limitation, the structure or form of the Merger. Canaccord Genuity did not consider, and did not express an opinion as to, the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Obalon or any other party, or class of such persons. Further, Canaccord Genuity did not express any opinion as to in the future what the value of Obalon Shares or any other securities actually will be when issued or the price or range of prices at which Obalon Shares or any other securities may trade or otherwise be transferable at any time, including following announcement or consummation of the Merger.
Canaccord Genuity was not requested to conduct, and did not conduct, nor did Canaccord Genuity rely upon, any independent valuation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of Obalon or ReShape. Canaccord Genuity also did not evaluate nor express any opinion as to the solvency of any party to the Merger Agreement, or the ability of Obalon or ReShape to pay its obligations when they become due, or as to the impact of the Merger on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.
Summary of Financial Analyses
The following is a summary of the material financial analyses performed by Canaccord Genuity in connection with rendering its opinion dated January 18, 2021 described above. The following summary, however, does not purport to be a complete description of the factors considered or financial analyses performed by Canaccord Genuity, nor does the order of analyses described represent relative importance or weight given to those analyses by Canaccord Genuity. Some of these summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Canaccord Genuity’s financial analyses. In performing its analyses, Canaccord Genuity made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Obalon or any other parties to the Merger Agreement. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 15, 2021 (the trading day immediately prior to delivery of Canaccord Genuity’s opinion) and is not necessarily indicative of current market conditions.
Obalon
Obalon Trading Analysis.   Canaccord Genuity considered the trading value of Obalon as of January 15, 2021, the last trading day prior to the delivery of its opinion. For this purpose, Canaccord Genuity calculated

Obalon’s implied equity value based on its fully-diluted shares outstanding of approximately 8.215 million (using the treasury stock method to determine additional dilution from in-the-money stock options and warrants) as provided by Obalon management, multiplied by the closing price of the Obalon Shares of $1.56 per share on such date. Based on this analysis, Canaccord Genuity noted that, as of January 15, 2021, the implied equity value of Obalon was $12.8 million and the implied enterprise value of Obalon was $13.5 million (calculated as equity value, plus total debt of $4.5 million which includes the Black-Scholes liability of outstanding warrants, minus cash and cash equivalents of $3.9 million, in each case based on information provided by Obalon management).
Obalon Liquidation Analysis.   Canaccord Genuity considered a liquidation analysis, consisting of projected cash balances for Obalon prepared by Obalon management, in connection with the rendering of its opinion, in assessing the value, if any, that holders of Obalon Shares would be expected to receive in respect of such Obalon Shares in the event that Obalon were liquidated. The liquidation proceeds were estimated by Obalon management assuming an estimated completion date for the liquidation of January 31, 2021. Based on this analysis provided by Obalon management, Canaccord Genuity noted that management estimated that there would be no cash available for distribution to holders of Obalon Shares as of January 31, 2021.
Obalon Publicly Traded Comparable Companies Analysis.   Canaccord Genuity reviewed publicly available financial information related to selected publicly traded biopharmaceutical companies that Canaccord Genuity, based on its experience and professional judgment, deemed relevant to consider in relation to Obalon and the Merger. Each of such selected companies pursued a reverse merger that was completed or announced between January 1, 2018 and January 15, 2021, where the publicly traded company was expected to have $5 million or less of cash as of the closing of the merger. No company utilized in the comparable companies analysis is directly comparable to Obalon and certain of these companies may have financial, business and/or operating characteristics that are materially different from those of Obalon. Moreover, none of the reverse mergers pursued by the selected companies is directly comparable to the Merger. However, the companies were selected, among other reasons, because they have businesses and cash positions that, for purposes of Canaccord Genuity’s analysis, may be considered similar to that of Obalon.
The selected public companies and reverse mergers are listed below:
Announcement Date	Public Company	Private Company
12/17/20	Seneca Biopharma, Inc.	Leading BioSciences, Inc.
12/15/20	Anchiano Therapeutics Ltd.	Chemomab Ltd.
10/20/20	Cleveland BioLabs, Inc.	Cytocom, Inc.
8/24/20	Cancer Genetics, Inc.	StemoniX Inc.
6/18/20	Rexahn Pharmaceuticals, Inc.	Ocuphire Pharma, Inc.
2/19/20	Tocagen Inc.	Forte Biosciences, Inc.
1/28/20	BioPharmX Corporation	Timber Pharmaceuticals, Inc.
10/10/19	Chanticleer Holdings, Inc.	Sonnet BioTherapeutics, Inc.
9/23/19	Proteon Therapeutics, Inc.	ArTara Therapeutics, Inc.
7/24/19	Gemphire Therapeutics Inc.	NeuroBo Pharmaceuticals, Inc.
4/8/19	Histogenics Corporation	Ocugen, Inc.
1/4/19	AmpliPhi Biosciences Corporation	C3J Therapeutics, Inc.
1/3/19	Ohr Pharmaceutical, Inc.	NeuBase Therapeutics, Inc.
11/19/18	Bioblast Pharma Ltd.	Enlivex Therapeutics Ltd.
7/30/18	Apricus Biosciences, Inc.	Seelos Therapeutics, Inc.
5/15/18	TapImmune Inc.	Marker Therapeutics, Inc.
Canaccord Genuity calculated the implied enterprise value of each of the public companies in the selected reverse mergers based on information obtained from filings with the SEC, the Capital IQ database, and other public sources. For this analysis, Canaccord Genuity calculated enterprise value as pre-announcement, fully-diluted equity value (using the treasury stock method to determine additional dilution from in-the-money stock options and warrants), plus total debt (excluding accrued liabilities, accounts payable and/or warrant liabilities, and including minority interest and preferred stock, as applicable), minus cash and cash equivalents such as marketable securities and short-term investments. Based on its analysis and other considerations that Canaccord Genuity deemed relevant in its experience and professional judgment, Canaccord Genuity derived a range of implied enterprise values for Obalon based on the median and mean enterprise values of the public companies in the selected reverse mergers of $1.4 million and $4.9 million, respectively. Applying this range of implied enterprise values and adding to such range Obalon’s cash and cash equivalents of $3.9 million and subtracting Obalon’s total debt of $4.5 million which includes the Black-Scholes liability of outstanding warrants (in each case based on information provided by Obalon management), Canaccord Genuity derived a range of implied equity values for Obalon of $0.7 million to $4.2 million. Canaccord Genuity then derived a range of implied per share equity values for Obalon of $0.09 to $0.54 using the fully-diluted Obalon Shares as provided by Obalon management (using the treasury stock method to determine additional dilution from in-the-money stock options and warrants).
ReShape
ReShape Trading Analysis.   Canaccord Genuity considered the trading value of ReShape as of January 15, 2021, the last trading day prior to the delivery of its fairness opinion. For this purpose, Canaccord Genuity calculated ReShape’s implied equity value based on its fully-diluted shares outstanding of approximately 9.061 million (using the treasury stock method to determine additional dilution from in-the-money warrants as well as the shares of ReShape Common Stock to be issued upon conversion of the outstanding ReShape Series B Preferred Stock) as provided by ReShape management, multiplied by the closing price of the ReShape Common Stock of $4.00 per share on such date. Based on this analysis, Canaccord Genuity noted that, as of January 15, 2021, the implied equity value of ReShape was $36.2 million and the implied enterprise value of ReShape was $72.8 million (calculated as equity value, plus total debt of $14.3 million, plus the liquidation preference of the outstanding ReShape Series C Preferred Stock of $26.2 million, minus cash and cash equivalents of $3.9 million, in each case based on information provided by ReShape management and on a pro forma basis to reflect the $1.0 million draw down of ReShape’s credit facility to secure its obligations to pay the termination fee described in the Merger Agreement to the extent such fee is payable thereunder).
ReShape Publicly Traded Comparable Companies Analysis.   Canaccord Genuity reviewed certain publicly available financial information for selected aesthetics medical device companies that, based on its experience and professional judgment, share similar business characteristics to ReShape. No company utilized in the comparable companies analysis is directly comparable to ReShape and certain of these companies may have financial, business and/or operating characteristics that are materially different from those of ReShape. However, the companies were selected, among other reasons, because they are publicly traded companies with businesses that, for purposes of Canaccord Genuity’s analysis, may be considered similar to that of ReShape. For purposes of this analysis, Canaccord Genuity analyzed the ratio of the implied total enterprise value (“TEV”), defined as fully-diluted market capitalization (using the treasury stock method to determine additional dilution from in-the-money stock options and warrants), plus total debt (including minority interest and preferred stock, as applicable), minus cash and cash equivalents, for each of the selected companies as of January 15, 2021 to their estimated revenue for calendar year 2020 and projected revenue for each of calendar years 2021 and 2022. Canaccord Genuity refers to these ratios as CY2020E TEV/Revenue, CY2021P TEV/Revenue and CY2022P TEV/Revenue, respectively. Canaccord Genuity utilized publicly available estimates of revenue prepared by equity research analysts and compiled by Capital IQ, available as of January 15, 2021.
The selected public companies and their applicable multiples are listed below:

Selected Company	CY2020E TEV/Revenue	CY2021P TEV/Revenue	CY2022P TEV/Revenue
InMode Ltd.	11.79x	9.24x	7.79x
Establishment Labs Holdings Inc.	14.57x	11.14x	8.71x
Cutera, Inc.	2.91x	2.27x	2.00x
Sientra, Inc.	3.74x	2.97x	2.36x
Apollo Endosurgery, Inc.	4.64x	3.58x	2.68x
Venus Concept Inc.	2.10x	1.59x	1.34x
Obalon Therapeutics, Inc.	4.74x	N/A	N/A
Based on this analysis and upon the application of its professional judgment and experience, Canaccord Genuity selected reference ranges of CY2020E TEV/Revenue, CY2021P TEV/Revenue and CY2022P TEV/Revenue based on the median and mean revenue multiples for each financial statistic, and applied these ranges to estimated revenue of ReShape for calendar year 2020 of $12.3 million as provided by ReShape management and projected revenue of $22.0 million and $32.3 million for each of calendar years 2021 and 2022, respectively, based on the financial projections provided by ReShape management as adjusted by Obalon management (see the section of this joint proxy statement/prospectus captioned “— Certain Obalon Management Prospective Financial Information”) in order to calculate a range of implied enterprise values for ReShape based on each financial statistic. Canaccord Genuity then added to such range of implied enterprise values ReShape’s cash and cash equivalents of $3.9 million and subtracted ReShape’s total debt of $14.3 million and the liquidation preference of the outstanding ReShape Series C Preferred Stock of $26.2 million (in each case based on information provided by ReShape management) to determine a range of implied equity values. Based on the outstanding shares of ReShape Common Stock on a fully-diluted basis (using the treasury stock method to determine additional dilution from in-the-money warrants as well as the shares of ReShape Common Stock to be issued upon conversion of the outstanding ReShape Series B Preferred Stock) as provided by ReShape management, Canaccord Genuity then calculated the estimated implied value per share of ReShape Common Stock as follows:
Financial Statistic	Multiple Range	Implied Price Per ReShape Share
CY2020E TEV/Revenue	4.64x – 6.36x	$2.88 – $4.31
CY2021P TEV/Revenue	3.28x – 5.13x	$3.96 – $6.21
CY2022P TEV/Revenue	2.52x – 4.14x	$4.48 – $7.19
ReShape Discounted Cash Flow Analysis.   Canaccord Genuity conducted a discounted cash flow analysis for ReShape for the purpose of calculating a range of equity values per share of ReShape Common Stock on a stand-alone basis. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. For purposes of this analysis, Canaccord Genuity was directed by the Obalon Board to utilize financial projections provided by ReShape management as adjusted by Obalon management (see the section of this joint proxy statement/prospectus captioned “— Certain Obalon Management Prospective Financial Information”) to determine the unlevered free cash flows for ReShape for calendar years 2021 through 2030. For this purpose, unlevered free cash flows were calculated by taking net income, adding depreciation and amortization, stock-based compensation and interest expense, subtracting capital expenditures, and adjusting for changes in working capital.
Canaccord Genuity calculated the net present value of the unlevered free cash flows for ReShape for calendar years 2021 (from January 15, 2021 through December 31, 2021) through 2030 and calculated the terminal value in the year 2030 based on a terminal perpetual growth rate ranging from 1.0% to 4.0%. Canaccord Genuity selected these terminal perpetual growth rates based on the application of its professional judgment. These values were discounted to net present values as of January 15, 2021 at a discount rate ranging from 18.6% to 20.6%, which range of discount rates was selected, upon the application of Canaccord Genuity’s professional judgment, based on an analysis of the weighted average cost of capital of the publicly traded companies referenced above in the section captioned “— ReShape Publicly Traded Comparable Companies Analysis”.
Based on this analysis, Canaccord Genuity derived a range of implied enterprise values for ReShape of $57.8 million to $78.8 million. Canaccord Genuity then added to such range of implied enterprise values ReShape’s cash and cash equivalents of $3.9 million and subtracted ReShape’s total debt of $14.3 million and the liquidation preference of the outstanding ReShape Series C Preferred Stock of $26.2 million (in each case based on information provided by ReShape management) to determine a range of implied equity values for ReShape of $21.2 million to $42.2 million. Based on the outstanding shares of ReShape Common Stock on a fully-diluted basis (using the treasury stock method to determine additional dilution from in-the-money warrants as well as the shares of ReShape Common Stock to be issued upon conversion of the outstanding ReShape Series B Preferred Stock) as provided by ReShape management, Canaccord Genuity then derived a range of implied per share equity values for ReShape of $2.93 to $4.34.
Implied Exchange Ratio
Based on the analyses described above, Canaccord Genuity compared the implied per share values derived from the Obalon Trading Analysis and Obalon Publicly Traded Comparable Companies Analysis (which ranged from $0.09 to $1.56 per share) with the implied per share value for ReShape derived from the ReShape Trading Analysis of $4.00 to determine a range of implied exchange ratios for the issuance of Obalon Shares to ReShape equity holders in the Merger of 2.56x to 43.71x. Canaccord Genuity compared this range to the Exchange Ratio of 1.3116 calculated as set forth in the Merger Agreement.
Canaccord Genuity also compared the implied per share values derived from the Obalon Trading Analysis and Obalon Publicly Traded Comparable Companies Analysis (which ranged from $0.09 to $1.56 per share) with the range of implied per share values for ReShape derived from the ReShape Publicly Traded Comparable Companies Analysis of $2.88 to $7.19 to determine a range of implied exchange ratios for the issuance of Obalon Shares to ReShape equity holders in the Merger of 1.84x to 78.53x. Canaccord Genuity compared this range to the Exchange Ratio of 1.3116 calculated as set forth in the Merger Agreement.
Finally, Canaccord Genuity compared the implied per share values derived from the Obalon Trading Analysis and Obalon Publicly Traded Comparable Companies Analysis (which ranged from $0.09 to $1.56 per share) with the range of implied per share values for ReShape derived from the ReShape Discounted Cash Flow Analysis of $2.93 to $4.34 to determine a range of implied exchange ratios for the issuance of Obalon Shares to ReShape equity holders in the Merger of 1.88x to 47.38x. Canaccord Genuity compared this range to the Exchange Ratio of 1.3116 calculated as set forth in the Merger Agreement.
The implied exchange ratios for the issuance of Obalon Shares to ReShape equity holders based on the Obalon Liquidation Analysis as compared to the ReShape Trading Analysis, ReShape Publicly Traded Comparable Companies Analysis, and ReShape Discounted Cash Flow Analysis were not meaningful given that the per share value of Obalon Shares implied by the Obalon Liquidation Analysis was zero.
Other Information
Canaccord Genuity observed certain additional factors that were not considered part of its financial analyses for purposes of its opinion but were noted to the Obalon Board for reference purposes only, including the average historical exchange ratios implied by dividing the daily closing prices of shares of ReShape Common Stock by those of Obalon Shares, over historical periods up to and including January 15, 2021. These historical exchange ratios are summarized below:
Implied Exchange Ratio
Current (as of January 15, 2021)	2.56x
30-day Average	2.60x
90-day Average	3.88x
12-month Average	4.43x
12-month High	9.15x

Implied Exchange Ratio
12-month Low	1.84x
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Canaccord Genuity’s opinion. In arriving at its fairness determination, Canaccord Genuity considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Canaccord Genuity made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses, taken as a whole. No company or transaction used in the above analyses as a comparison is directly comparable to Obalon, ReShape or the Merger. The reasons for and the circumstances surrounding each of the selected companies and transactions analyzed were diverse and there are inherent differences in the business, operations, financial condition and prospects of ReShape or Obalon, as applicable, and the companies included in those analyses.
Canaccord Genuity prepared these analyses for purposes of providing its opinion to the Obalon Board as to the fairness, from a financial point of view and as of the date of the opinion, to Obalon of the Exchange Ratio. These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold.
The Exchange Ratio was determined through negotiations between Obalon and ReShape and was approved by the Obalon Board. Canaccord Genuity provided advice to the Obalon Board during these negotiations. Canaccord Genuity, however, did not recommend any specific amount of consideration to Obalon or the Obalon Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.
As described above, Canaccord Genuity’s opinion to the Obalon Board was one of many factors taken into consideration by the Obalon Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the factors considered or financial analyses performed by Canaccord Genuity in connection with its opinion and is qualified in its entirety by reference to the full text of the written opinion of Canaccord Genuity attached to this joint proxy statement/prospectus as Annex C. The issuance of Canaccord Genuity’s opinion was approved by a fairness committee of Canaccord Genuity. William Plovanic, a director of Obalon and its former Chief Executive Officer, is currently employed as an equity research analyst at Canaccord Genuity. Mr. Plovanic was previously employed in the same role with Canaccord Genuity from 2007 to 2016. Pursuant to Canaccord Genuity’s internal policies, Mr. Plovanic was not involved in the rendering by Canaccord Genuity of its opinion to the Obalon Board, nor in the financial analyses performed by Canaccord Genuity in connection with its opinion.
Canaccord Genuity, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, Canaccord Genuity and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Obalon and ReShape. In the two years prior to the date of its opinion, Canaccord Genuity had not provided investment banking or other financial services of a material nature to either Obalon or ReShape, except as related to the Merger and otherwise described below. Canaccord Genuity is party to an Equity Distribution Agreement with Obalon dated December 27, 2018, with respect to sales of Obalon Shares for which Canaccord Genuity acts as sales agent and has received customary commissions in an aggregate amount of approximately $84,000 plus reimbursement of expenses. Canaccord Genuity may provide investment banking services to Obalon, ReShape or their respective affiliates in the future for which Canaccord Genuity may receive compensation.
Obalon engaged Canaccord Genuity as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to the terms of such engagement, Obalon agreed to pay Canaccord Genuity $100,000 upon signing of an engagement letter, $400,000 upon delivery by Canaccord Genuity of its opinion dated January 18, 2021, and $700,000 contingent upon consummation of the Merger. In addition, Obalon has agreed to reimburse Canaccord Genuity for certain expenses and to indemnify Canaccord Genuity and related persons against various liabilities relating to or arising out of its engagement.
The Combined Company Board and Management After the Merger
Pursuant to the Merger Agreement, following the consummation of the Merger, the board of directors of the Combined Company will consist of the five current members of the board of directors of ReShape: Dan W. Gladney, Barton P. Bandy, Arda M. Minocherhomjee, Ph.D., Lori C. McDougal and Gary D. Blackford. Mr. Gladney will serve as the chair and Mr. Blackford will serve as lead director of the board of directors.
As of the effective time, the members of the Combined Company’s board of directors will be allocated among three classes of directors as follows:
•
Class II will consist of Gary D. Blackford and Arda M. Minocherhomjee, Ph.D. and will be up for re-election in 2021;

•
Class III will consist of Barton P. Bandy and will be up for re-election in 2022; and

•
Class I will consist of Dan W. Gladney and Lori C. McDougal and will be up for re-election in 2023.

At the effective time, Obalon will take all necessary action to cause Mr. Bandy, the current Chief Executive Officer of ReShape, to be Chief Executive Officer of the Combined Company and to cause Thomas Stankovich, the current Chief Financial Officer of ReShape, to be the Chief Executive Officer of the Combined Company. If any director or officer designee of ReShape becomes unable or unwilling to serve, then a replacement for such designee will be determined by ReShape.
Interests of ReShape’s Directors and Executive Officers in the Merger
In considering the recommendation of the ReShape Board with respect to the ReShape Proposals, ReShape stockholders should be aware that certain members of the ReShape Board and certain executive officers of ReShape may have interests in the Merger that are different from, or are in addition to, interests of ReShape stockholders generally. These interests include, but are not limited to:
•
expected service as members of the Combined Company’s board of directors or as an executive officer of the Combined Company following consummation of the Merger, as described above under “— The Combined Company Board and Management After the Merger;” and

•
continued indemnification in favor of the current and former directors and officers of ReShape, as well as certain obligations related to maintenance of directors’ and officers’ liability insurance, as described under the heading “The Merger Agreement — Indemnification of Officers and Directors.”

These interests may present such officers and directors with actual or potential conflicts of interest. The ReShape Board was aware of these potential conflicts of interests during its deliberations on the merits of the Merger, in making its decisions in approving the Merger, the Merger Agreement, and the related transactions, and in deciding to recommend that the ReShape stockholders vote for the ReShape Proposals.
Termination of ReShape Stock Options
Each ReShape Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall be canceled and terminated without any payment being made in respect thereof as of immediately prior to, and contingent upon, the Effective Time.
Continued Indemnification
The Merger Agreement provides that, from and after the effective time, Obalon and the surviving corporation will indemnify, defend and hold harmless, and provide advancement of expenses to, ReShape’s and Obalon’s present and former officers, employees, directors and fiduciaries under a ReShape or Obalon employee benefit plan against all losses, fines, claims, damages, costs, expenses, liabilities or judgments that are paid in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the fact that such person is or was a director, officer, employee or fiduciary of ReShape or Obalon or a member of the board of directors, officer, employee or fiduciary of any of its subsidiaries or a fiduciary under any ReShape or Obalon employee benefit plan, whether asserted or claimed prior to, at or after the effective time (including acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement), to the fullest extent provided or permitted under applicable law or ReShape’s or Obalon’s, as applicable, organizational documents.
In addition, Obalon will obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time with recognized insurance companies for the persons who, as of the date of the Merger Agreement, are covered by Obalon’s existing directors’ and officers’ liability insurance and fiduciary duty insurance of Obalon, with such terms, conditions, retentions and levels of coverage as least as favorable as such existing insurance.
No ReShape “Golden Parachute” Compensation
There are not any agreements or understandings, whether written or unwritten, between any of ReShape’s named executive officers and either ReShape or Obalon concerning any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to the Merger. ReShape has not entered into any new agreement or arrangement to provide additional compensation in connection with the Merger and no additional payments to ReShape’s named executive officers are expected to be made in connection with the Merger. Therefore, the advisory stockholder vote relating to “golden parachute compensation” otherwise required by Item 402(t) of Regulation S-K is not required with respect to ReShape’s named executive officers.
Interests of Obalon’s Directors and Executive Officers in the Merger
In considering the recommendation of the Obalon Board, Obalon stockholders should be aware that certain of Obalon’s executive officers and directors have interests in the Merger that may be different from, or in addition to, those of Obalon’s stockholders generally. These interests include, among other things, the interests listed below:
Acceleration of Equity Awards
Pursuant to the terms of the Merger Agreement, as well as their amended and restated retention agreements with Obalon, as each may be amended from time to time (the “Retention Agreements”), each outstanding Obalon equity award held by each member of the Obalon Board, and each of Messrs. Rasdal and Brister and Mses. Hussainy and Vandenberg, will accelerate and vest in full immediately prior to the Effective Time. In addition, the Obalon Board expects to accelerate the vesting of Ms. Vandenberg's outstanding restricted stock award.
The table below sets forth the number of Obalon Shares underlying unvested Obalon equity awards that are expected to accelerate and vest in full immediately prior to the Effective Time:
Name	Grant Date	Number of Obalon Shares Underlying Unvested Equity Awards(#)	Option Exercise Price ($)
Andrew Rasdal, President, Chief Executive Officer and Executive Chairman of the Board	6/23/2020	151,390	$0.73
Nooshin Hussainy, Chief Financial Officer	1/2/2018	836	$71.50
	1/2/2019	2,089	$23.00
	10/25/2019	12,497	$1.75
	6/23/2020	151,390	$0.73
Mark Brister, Former Chief Technology Officer	1/2/2019	4,169	$23.00
	10/25/2019	7,855	$1.75

Name	Grant Date	Number of Obalon Shares Underlying Unvested Equity Awards(#)	Option Exercise Price ($)
Amy Vandenberg, Former Chief Quality Assurance, Clinical and Regulatory Affairs Officer	1/2/2018	1,500(1)	—
	1/2/2019	4,175	$23.00
	10/25/2019	6,042	$1.75
William Plovanic, Director	1/2/2019	4,172	$23.00
	7/23/2019	15,002	$9.60
	10/25/2019	6,042	$1.75
	9/16/2020	42,390	$0.77
Kim Kamdar, Ph.D., Director	9/16/2020	42,390	$0.77
Raymond Dittamore, Director	9/16/2020	42,390	$0.77
Douglas Fisher, M.D., Director	9/16/2020	42,390	$0.77
Les Howe, Director	9/16/2020	42,390	$0.77
Sharon Stevenson, DVM Ph.D., Director	9/16/2020	42,390	$0.77

(1)
Consists of 1,500 restricted Obalon Shares.

Change in Control Bonuses
Pursuant to their amended and restated retention agreements with Obalon, each of Mr. Rasdal and Ms. Hussainy is eligible to receive a lump-sum change of control transaction bonus in the amount of $250,000, to be paid upon the earlier of (i) the closing of the Merger and (ii) April 30, 2021, subject to the timely execution and non-revocation of a general release of claims.
Indemnification and Directors’ and Officers’ Liability Insurance
See the “The Merger — Continued Indemnification” and “Information Not Required in Prospectus — Indemnification of Officers and Directors of Obalon” beginning on pages 148 and II-1, respectively of this joint proxy statement/prospectus for information on the continued indemnification of directors and officers of Obalon.
These interests may present such executive officers and directors with actual or potential conflicts of interest. The Obalon Board was aware of these interests during its deliberations on the merits of the Merger and in deciding to recommend that Obalon stockholders vote for the Obalon Proposals.
Accounting Treatment
Under GAAP, the Merger will be accounted for as a “reverse acquisition” pursuant to which ReShape will be considered the acquiring entity for accounting purposes. As such, the purchase consideration will be allocated to the fair values of the tangible and identifiable intangible assets with the residual going to goodwill (or bargain purchase if in excess of consideration paid). ReShape’s historical results of operations will replace Obalon’s historical results of operations for all periods prior to the Merger; after completion of the Merger, the results of operations of both companies will be included in the Combined Company’s financial statements.
The Combined Company will account for the merger using the business combination method of accounting under GAAP. Accounting Standards Codification (“ASC”) 805 “Business Combinations” (“ASC 805”) provides guidance for determining the accounting acquirer in a business combination when equity interests are exchanged between two entities. ASC 805 provides that in a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the equity interests is generally the acquiring entity. Commonly, the acquiring entity is the larger entity. However, the facts and circumstances surrounding a business combination sometimes indicate that a smaller entity acquires a larger one. ASC 805 further provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including the relative voting rights of the stockholders of the constituent companies in the combined company, the composition of the board of directors and senior management of the combined company and the terms of the exchange of equity securities in the business combination, including payment of any premium.
Based on the relative voting interests of ReShape and Obalon in the Combined Company whereby the ReShape stockholders will have majority voting interest, the Combined Board will be composed of five current ReShape Board members and the chief executive officer and chief financial officer of the Combined Company will be the current chief executive officer and former chief financial officer of ReShape, ReShape is considered to be the acquirer of Obalon for accounting purposes. This means that the total purchase price will be allocated to Obalon’s tangible and identifiable intangible assets and liabilities based on their estimated relative fair market values at the date of the completion of the Merger. Final valuations of property, plant and equipment, and intangible and other assets have not yet been completed as management is still reviewing the existence, characteristics and useful lives of Obalon’s intangible assets. The completion of the valuation work could result in significantly different amortization expenses and balance sheet classifications. After completion of the Merger, the results of operations of both companies will be included in the financial statements of the Combined Company.
Listing of Obalon Shares
The Merger Agreement obligates Obalon to use its reasonable best efforts to cause the Obalon Shares to be issued to the ReShape stockholders pursuant to the Merger Agreement, as promptly as reasonably practicable after the date of the Merger Agreement.
Approval for listing on The Nasdaq Capital Market of the Obalon Shares issuable to ReShape stockholders in connection with the Merger, subject to official notice of issuance, is a condition to the obligations of ReShape and Obalon to consummate the Merger. It is expected that, following the Merger, Obalon Shares will continue to be listed on The Nasdaq Capital Market, but trade under the symbol “RSLS.”
Delisting and Deregistration of ReShape Shares
Following the Merger, ReShape Shares will be delisted from OTCQB Market, deregistered under the Exchange Act and cease to be publicly traded.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of certain U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of ReShape Shares that exchange their ReShape Shares for Obalon Shares in the Merger. This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Merger. This discussion assumes that the Merger will be consummated in accordance with the Merger Agreement and as further described in this joint proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the Merger and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax on net investment income or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.
This discussion applies only to U.S. Holders of ReShape Shares who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders of ReShape Shares in light of their particular circumstances and does not apply to U.S. Holders of ReShape Shares subject to special treatment under the U.S. federal income tax laws including, without limitation:
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banks, insurance companies and other financial institutions;

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tax-exempt and governmental organizations;

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partnerships, S corporations and other pass-through entities (and investors in partnerships, S corporations and other pass-through entities);

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regulated investment companies and real estate investment trusts;

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controlled foreign corporations and passive foreign investment companies;

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brokers and dealers in stocks, securities, commodities, or currencies;

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traders in securities that elect to apply a mark-to-market method of accounting;

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persons who acquired ReShape Shares pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation;

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persons who actually or constructively own more than 1% of the outstanding stock of ReShape;

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persons whose functional currency is not the U.S. dollar;

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persons who hold ReShape Shares as part of a hedge, straddle, constructive sale, conversion, or other integrated transaction;

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U.S. expatriates; and

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persons holding ReShape Shares who exercise dissenters’ rights.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of ReShape Shares that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any state thereof or the District of Columbia;

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a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has made a valid election to be treated as a United States person for U.S. federal income tax purposes; or

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an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ReShape Shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds ReShape Shares and any partners in such partnership should consult their tax advisors regarding the tax consequences of the Merger to them.
THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. ALL HOLDERS OF RESHAPE SHARES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND OTHER TAX LAWS.
U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of ReShape Shares
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Obalon’s obligation to consummate the Merger that Obalon receive an opinion from Latham & Watkins LLP, dated as of the closing date, to the effect that, based on the facts, representations, assumptions and exclusions set forth in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which is referred to as the “Obalon closing tax opinion,” and a copy of the ReShape closing tax opinion (as defined below). It is a condition to ReShape’s obligation to consummate the Merger that ReShape receive an opinion from Fox Rothschild LLP, dated as of the closing date, to the effect that, based on the facts, representations, assumptions and exclusions set forth in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which is referred to as the “ReShape closing tax opinion,” and a copy of the Obalon closing tax opinion.
The Obalon closing tax opinion and the ReShape closing tax opinion will be based on customary assumptions and representations from Latham & Watkins LLP and Fox Rothschild LLP, as well as certain warranties, covenants and undertakings by Obalon, Merger Sub and ReShape, which are collectively referred to as the “tax opinion representations and assumptions.” If any of the tax opinion representations and assumptions or any other facts, representations, assumptions and exclusions set forth in such opinions is incorrect, incomplete or inaccurate, or is violated, the validity of the opinions described above may be affected and the tax consequences of the Merger could differ from those described in this joint proxy statement/prospectus.
An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. Neither Obalon nor ReShape intends to obtain a ruling from the IRS with respect to the tax consequences of the Merger. If the IRS were to successfully challenge whether the Merger qualifies as a “reorganization,” the tax consequences would differ materially from those described in this joint proxy statement/prospectus as discussed below under “— Tax Consequences if the Merger Fails to Qualify as a Reorganization.”
Assuming that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, generally, a U.S. Holder of ReShape Shares that exchanges their ReShape Shares for Obalon Shares in the Merger:
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will not recognize any gain or loss upon the exchange of ReShape Shares for Obalon Shares in the Merger, except with respect to cash received in lieu of fractional Obalon Shares (as discussed below);

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will have a tax basis in the Obalon Shares received in the Merger (including fractional Obalon Shares for which cash is received) equal to the tax basis of the ReShape Shares surrendered in exchange therefor;

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will have a holding period for the Obalon Shares received in the Merger (including fractional Obalon Shares for which cash is received) that includes its holding period for its ReShape Shares surrendered in exchange therefor.

The Obalon Shares received in the Merger (including fractional Obalon Shares for which cash is received) by a U.S. Holder that acquired different blocks of ReShape Shares at different times or at different prices will be allocated pro rata to each block of ReShape Shares of such U.S. Holder, and the basis and holding period of such Obalon Shares will be determined using a block for block approach and will depend on the basis and holding period of each block of ReShape Shares exchanged for such Obalon Shares.
Cash in Lieu of Fractional Shares
A U.S. Holder that receives cash in lieu of fractional Obalon Shares in the Merger will generally be treated as having received the fractional share pursuant to the Merger and then as having exchanged such fractional share with Obalon for cash, and will generally recognize capital gain or loss measured by the difference between the cash received for such fractional Obalon Shares and the U.S. Holder’s tax basis in the fractional Obalon Shares. Such capital gain or loss will generally be long term capital gain or loss if the holding period for such fractional Obalon Shares is more than one year. Long term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
Tax Consequences if the Merger Fails to Qualify as a Reorganization
If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder generally would recognize gain or loss for U.S. federal income tax purposes on each ReShape Share surrendered in the Merger in an amount equal to the difference between the fair market value, at the time of the Merger, of the Obalon Shares received in the Merger (including any cash received in lieu of a fractional Obalon Share) and such U.S. Holder’s tax basis in the ReShape Share surrendered in the Merger. Gain or loss must be calculated separately for each block of ReShape Shares exchanged by such U.S. Holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be capital gain or loss, and generally would be long-term capital gain or loss if the U.S. Holder’s holding period in a particular block of ReShape Shares is more than one year at the effective time of the Merger. Long-term capital gain of certain non-corporate taxpayers, including individuals, generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in Obalon Shares received in the Merger would be equal to the fair market value thereof as of the effective time of the Merger, and such U.S. Holder’s holding period in such shares would begin on the day following the Merger.
Information Reporting and Backup Withholding
Certain U.S. Holders may be subject to information reporting and backup withholding of U.S. federal income tax with respect to any cash received in lieu of fractional Obalon Shares. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, if any, provided that such U.S. Holder timely furnishes the required information to the IRS.

THE MERGER AGREEMENT
The following is a summary of the material terms and conditions of the Merger Agreement. This summary may not contain all the information about the Merger Agreement that is important to you. This summary is qualified in its entirety by reference to the Merger Agreement attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus. You are encouraged to read the Merger Agreement in its entirety because it is the legal document that governs the Merger.
Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement
The Merger Agreement and the summary of its terms in this joint proxy statement/prospectus have been included to provide information about the terms and conditions of the Merger Agreement. The terms and information in the Merger Agreement are not intended to provide any other public disclosure of factual information about ReShape, Obalon, or any of their respective subsidiaries or affiliates. The representations, warranties, covenants, and agreements contained in the Merger Agreement are made by Obalon, ReShape, and Merger Sub only for the purposes of the Merger Agreement and are qualified and subject to certain limitations and exceptions agreed to by Obalon, ReShape, and Merger Sub in connection with negotiating the terms of the Merger Agreement, including being qualified by reference to confidential disclosures. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement and were negotiated for the purpose of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC including being qualified by reference to confidential disclosures. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the Merger Agreement.
For the foregoing reasons, the representations, warranties, covenants, and agreements and any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Obalon, ReShape or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus.
Structure of the Merger
Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the effective time of the Merger, Merger Sub, a wholly-owned subsidiary of Obalon and a party to the Merger Agreement, will merge with and into ReShape, and the separate corporate existence of Merger Sub will cease. ReShape will survive the Merger as a wholly-owned subsidiary of Obalon.
Closing and Effective Time of the Merger
The completion of the Merger will occur at a date and time to be specified jointly by Obalon and ReShape, which shall be no later than the third business day after the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the closing of the Merger (other than those conditions that by their terms are to be satisfied at the closing, subject to the satisfaction or waiver of those conditions). For further discussion of conditions to the closing, see “— Conditions to Completion of the Merger” below.
The Merger will become effective at such time as a certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at any later date or time mutually agreed to in writing by Obalon and ReShape and specified in the certificate of merger in accordance with the DGCL.
Merger Consideration to ReShape Common Stockholders and Series B Preferred Stockholders
At the Effective Time, each outstanding ReShape Share (other than shares held by Obalon, Merger Sub, any wholly-owned subsidiary of Obalon or ReShape, or by ReShape as treasury shares, which will be canceled and retired and cease to exist) will be converted into the right to receive a number of fully paid and non-assessable Obalon Shares, according to a ratio determined as of the Determination Date that will result in the holders of such ReShape Shares owning 51% of the outstanding shares of Obalon Shares immediately after the effective time of the Merger.
Because the exact number of Obalon Shares that will be issued in exchange for each ReShape Share will not be determined until a later date, the market value of the Merger Consideration that ReShape stockholders will receive will depend both on the number of Obalon Shares to be issued and the price per Obalon Share at the Effective Time of the Merger. The exact number of Obalon Shares to be issued and the market price per Obalon Share will not be known at the time of the ReShape Special Meeting or the Obalon Special Meeting and may be less or more than the current market price or the market price at the time of the stockholder meetings.
Treatment of ReShape Series C Preferred Stockholders
Obalon will assume all of the obligations of ReShape under the ReShape Series C Certificate of Designation and will file a new certificate of designation with the same terms and conditions as the ReShape Series C Certificate of Designation and issue to the holders of ReShape Series C Preferred Stock outstanding immediately prior to the effective time of the Merger new preferred stock consistent with the foregoing provisions (provided that such new certificate of designation would provide that such new preferred stock would be entitled to vote for the election of directors, voting on an as-converted to common stock basis and voting together as a single class with the holders of Obalon Shares), in each case in accordance with Section 7(d) of the ReShape Series C Certificate of Designation.
Appraisal Rights
Under the DGCL, Obalon stockholders will not be entitled to exercise any appraisal rights in connection with the Merger. For information regarding how to exercise your voting rights as an Obalon stockholder, please see “The Obalon Special Meeting” beginning on page 100 of this joint proxy statement/prospectus.
If the Merger is completed, ReShape stockholders who have not waived such rights are entitled to appraisal rights under Section 262 of the DGCL, referred to as Section 262, provided that they comply with the conditions established by Section 262.
This section is intended to provide a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. However, this summary is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this joint proxy statement/prospectus as Annex E The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that ReShape stockholders exercise their appraisal rights under Section 262. Failure to follow precisely any of the statutory procedures set forth in Annex E may result in a termination or waiver of appraisal rights.
A record holder of shares of ReShape capital stock who makes the demand described below with respect to such shares, who continuously holds such shares through the effective time of the Merger, who submits a written demand for appraisal to ReShape in compliance with the statutory requirements of Section 262, and who does not submit a proxy or vote in favor of ReShape Proposal 1 (The ReShape Merger Proposal) or consent thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his, her or its shares of ReShape capital stock in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of ReShape capital stock” are to the record holder or holders of shares of ReShape capital stock.
Under Section 262, because the Merger Agreement is to be submitted for adoption at the ReShape Special Meeting, not fewer than 20 days prior to the meeting, ReShape must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in such notice a copy of Section 262. This joint proxy statement/prospectus constitutes such notice to the record holders of ReShape capital stock and a copy of Section 262 is attached to this joint proxy statement/prospectus as Annex E.
ReShape stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:
ReShape stockholders electing to exercise appraisal rights must not submit a proxy or vote “for” ReShape Proposal 1. Submitting a proxy or voting “for” ReShape Proposal No. 1 will result in the waiver of appraisal rights. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” ReShape Proposal 1, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights.
A written demand for appraisal of shares of ReShape capital stock must be delivered to ReShape before the taking of the vote on the ReShape Proposal 1 at the ReShape Special Meeting. The written demand for appraisal should specify the ReShape stockholder’s name and mailing address, and that such stockholder is thereby demanding appraisal of his, her or its shares of ReShape capital stock. The written demand for appraisal of shares of ReShape capital stock is in addition to and separate from a vote against the ReShape Proposal 1 or an abstention from such vote. Failure to return your proxy, voting against, or abstaining from voting on, ReShape Proposal 1 will not satisfy your obligation to make a written demand for appraisal. Failure to make a written demand for appraisal prior to the taking of the vote on ReShape Proposal 1 at the ReShape Special Meeting will constitute a waiver of appraisal rights.
A demand for appraisal must be executed by or for the ReShape stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares of ReShape capital stock are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a ReShape stockholder of record. However, the agent must identify such record holder and expressly disclose the fact that, in exercising the demand, he is acting as agent for such record holder. A person having a beneficial interest in ReShape capital stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect appraisal rights on behalf of the beneficial owners.
A ReShape stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to ReShape Lifesciences Inc., 1001 Calle Amanecer, San Clemente, CA 92673, Attention: Chief Financial Officer.
Within 10 days after the effective time of the Merger, ReShape must provide notice of the effective time of the Merger to all ReShape stockholders who have complied with Section 262 and have not voted in favor of ReShape Proposal 1.
Within 120 days after the effective time of the Merger, either ReShape or any ReShape stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery, with a copy served on ReShape in the case of a petition filed by a ReShape stockholder, demanding a determination of the fair value of the shares of ReShape capital stock held by all ReShape stockholders seeking to exercise appraisal rights. There is no present intent on the part of ReShape to file an appraisal petition, and ReShape stockholders seeking to exercise appraisal rights should not assume that ReShape will file such a petition or that ReShape will initiate any negotiations with respect to the fair value of such shares. Accordingly, ReShape stockholders who desire to have their shares of ReShape capital stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file a petition for appraisal within the time period specified in Section 262 could result in a loss of appraisal rights.
Within 120 days after the effective time of the Merger, any ReShape stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from ReShape a statement setting forth the aggregate number of shares of ReShape common stock and ReShape preferred stock not voting in favor of ReShape Proposal 1 and with respect to which demands for appraisal were received by ReShape and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the ReShape stockholder’s request has been received by ReShape or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.
If a petition for an appraisal is timely filed and a copy thereof is served upon ReShape, ReShape will then be obligated, within 20 days after such service, to file in the office of the Delaware Register in Chancery (the “Register”) a duly verified list containing the names and addresses of all ReShape stockholders who have demanded an appraisal of their shares of ReShape capital stock and with whom agreements as to the value of such shares have not been reached. Upon notice to the ReShape stockholders, as required by the Delaware Court of Chancery, at a hearing on such petition, the Delaware Court of Chancery will determine which ReShape stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require the ReShape stockholders who have demanded an appraisal for their shares of ReShape capital stock and who hold such stock represented by certificates to submit their certificates of stock to the Register for notation thereon of the pendency of the appraisal proceedings; and if any ReShape stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares of ReShape capital stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of ReShape capital stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5 percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.
Although the board of directors of ReShape believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as would be determined by the Delaware Court of Chancery, and ReShape stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the Merger Agreement. Moreover, ReShape does not anticipate offering more than the Merger Consideration to any ReShape stockholder exercising appraisal rights and reserves the right to assert in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of ReShape capital stock is less than the Merger Consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which shed any light on the future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.
The cost of the appraisal proceeding, which does not include attorneys’ or experts’ fees, may be determined by the Delaware Court of Chancery and imposed upon the dissenting ReShape stockholder(s) and/or ReShape as the Delaware Court of Chancery deems equitable under the circumstances. Each dissenting ReShape stockholder is responsible for his, her or its attorneys’ and expert witness fees and expenses, although, upon application of a dissenting ReShape stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting ReShape stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of ReShape capital stock entitled to appraisal.
Any ReShape stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote for any purpose any shares of ReShape capital stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to ReShape stockholders of record at a date prior to the effective time of the Merger.
At any time within 60 days after the effective time of the Merger, any ReShape stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a ReShape stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the Merger Agreement only with the consent of ReShape. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the Merger, or if any ReShape stockholder otherwise fails to perfect, successfully withdraws, or loses such holder’s appraisal rights, then such stockholder’s right to appraisal will cease and such stockholder’s shares of ReShape capital stock will be deemed to have been converted at the effective time of the Merger into the right to receive the consideration that such ReShape stockholder would otherwise be entitled to receive pursuant to the Merger Agreement. Inasmuch as ReShape has no obligation to file such a petition, any ReShape stockholder who desires a petition to be filed is advised to file it on a timely basis. Any ReShape stockholder may withdraw such stockholder’s demand for appraisal by delivering to ReShape a written withdrawal of his, her or its demand for appraisal and acceptance of the Merger Consideration, except that (i) any such attempt to withdraw made more than 60 days after the effective time of the Merger will require written approval of ReShape and (ii) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any ReShape stockholder who commenced or joined such proceeding as a named party without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.
Failure by any ReShape stockholder to comply fully with the procedures described above and set forth in Annex E to this joint proxy statement/prospectus may result in the loss of such stockholder’s appraisal rights. In view of the complexity of exercising appraisal rights under Delaware law, any ReShape stockholder considering exercising these rights should consult with legal counsel.
Treatment of ReShape Warrants
Each ReShape Warrant outstanding immediately prior to the Effective Time shall be converted into and exchangeable for warrants to purchase a number of Obalon Shares equal to the number of shares of ReShape Common Stock issuable upon exercise of such ReShape Warrant multiplied by the Exchange Ratio with an exercise price equal to the exercise price of such ReShape Warrant divided by the Exchange Ratio and otherwise in accordance with the terms and conditions of such ReShape Warrant.
Treatment of ReShape Stock Options
Each ReShape Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall be canceled and terminated without any payment being made in respect thereof as of immediately prior to, and contingent upon, the Effective Time.
Treatment of Obalon Options and Restricted Stock Units
Each Obalon Option and Obalon restricted stock unit award that is outstanding and unvested immediately prior to the Effective Time, shall become fully vested as of immediately prior to, and contingent upon, the Effective Time.
Procedures for Surrendering ReShape Stock Certificates
Prior to the dissemination of this joint proxy statement/prospectus to the ReShape stockholders and Obalon stockholders, Obalon has agreed to appoint Broadridge Financial Solutions, Inc. to act as the

Exchange Agent to handle the exchange of ReShape stock certificates or ReShape book-entry shares for the Merger Consideration. At or prior to the Effective Time, Obalon will deposit the Obalon Shares comprising the aggregate Merger Consideration for the benefit of ReShape stockholders. As promptly as practicable after the Effective Time, Obalon will cause the Exchange Agent to mail to each holder of record of ReShape certificated shares or combination of ReShape certificated and book-entry shares at the Effective Time a letter of transmittal explaining how to surrender ReShape shares to the Exchange Agent.
Upon surrender of ReShape stock certificates and delivery of a properly completed letter of transmittal with respect to such ReShape Shares, ReShape stockholders who hold ReShape stock certificates or a combination of certificates and book-entry shares will be entitled to receive the Merger Consideration for each ReShape Share formerly represented by such ReShape stock certificate and book-entry position. ReShape stockholders who only hold ReShape book-entry shares will not need to take any action with respect to their ReShape book-entry shares and such ReShape stockholders will automatically be entitled to receive Merger Consideration for each ReShape Share they previously held.
Withholding
Each of ReShape, Obalon, Merger Sub, and the surviving corporation will be entitled to deduct and withhold from the amounts payable under the Merger Agreement any amounts that it determines, in its sole discretion, are required to be deducted and withheld under the Internal Revenue Code or any other applicable law, and the exchange agent will be entitled to deduct and withhold to the extent it is entitled as set forth in the general instructions in the letter of transmittal. Amounts so withheld will be timely paid over to the appropriate governmental body and treated as having been paid to the person in respect of whom such withholding was required.
No Fractional Shares
Obalon will not issue fractional Obalon shares or certificates for fractional Obalon shares in connection with the Merger, no dividends or distributions of Obalon will relate to fractional share interests, and fractional share interests will not entitle the owner thereof to vote or to any rights as an Obalon stockholder. Each ReShape stockholder that otherwise would have been entitled to receive a fraction of an Obalon Share will receive, in lieu thereof and upon surrender of such ReShape stock certificate or uncertificated share, an amount in cash based on the then prevailing market price of the Obalon Shares.
Governance of Combined Company after the Merger
The Merger Agreement contains certain provisions relating to the governance of the Combined Company following completion of the Merger. In connection with the Merger, Obalon’s company name will be changed to “ReShape Lifesciences Inc.” Following the Merger, shares of common stock of the Combined Company will continue to be listed on the Nasdaq Capital Market, but will trade under the trading symbol “RSLS.” No current Obalon directors or officers are expected to continue with the Combined Company.
From and after the Effective Time, Bart Bandy and Thomas Stankovich, the current Chief Executive Officer and Chief Financial Officer, respectively, of ReShape will be the Chief Executive Officer and Chief Financial Officer, respective, of the Combined Company.
The Obalon board of directors will take all necessary corporate action, to the extent within its power and authority, to cause the five current directors of ReShape to comprise the board of directors of the Combined Company: Mr. Bandy, Dan W. Gladney, Barton P. Bandy, Arda M. Minocherhomjee, Ph.D., Lori C. McDougal and Gary D. Blackford. Mr. Gladney will serve as the chair and Mr. Blackford will serve as lead director of the board of directors. In the event that any of these nominees to the board of directors becomes unable or unwilling to serve as of the effective time, a replacement for such nominee will be determined by ReShape.
At the Effective Time, the certificate of incorporation and bylaws of ReShape will be amended and restated in their entirety to read as the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time, except that that the name of company will be ReShape Weightloss Inc. until thereafter changed or amended as provided therein or by applicable law.

Material Adverse Effect
Several of the representations, warranties, covenants, closing conditions, and termination provisions contained in the Merger Agreement refer to the concept of a “material adverse effect.”
For purposes of the Merger Agreement, a “material adverse effect” means any change, effect, event, circumstance, occurrence, state of facts, or development that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of a party and its subsidiaries, taken as a whole or (b) the ability of the party to consummate the transactions contemplated by the Merger Agreement, other than, in the case of clause (a), any change, effect, event, circumstance, occurrence, state of facts, or development related to or resulting from:
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general business or economic conditions affecting the industry in which such party operates, to the extent such change or effect does not disproportionately affect such party relative to other industry participants;

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any natural disaster, epidemic or pandemic (including COVID-19) or national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment, or personnel of the United States, to the extent such change or effect does not disproportionately affect such party relative to other industry participants;

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financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), to the extent such change or effect does not disproportionately affect such party relative to other industry participants;

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changes in GAAP;

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changes in laws, rules, regulations, orders, or other binding directives issued by any governmental body;

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the taking of any action explicitly contemplated by the Merger Agreement or the other agreements contemplated thereby;

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the announcement of the transactions contemplated by the Merger Agreement;

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any adverse change in or effect on the business of the party that is cured by or on behalf of the party before the earlier of the closing date and the date on which the Merger Agreement is terminated in accordance with its terms; or

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the failure, in and of itself, to meet internal or published projections, forecasts, budgets, or revenue, sales or earnings predictions for any period (but not the facts or circumstances underlying or contributing to any such failure).

Representations and Warranties
The Merger Agreement contains reciprocal representations and warranties. Each of Obalon and ReShape made representations and warranties regarding, among other things:
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the due organization, valid existence, good standing, qualification to do business, corporate power, and authority of the party and its subsidiaries;

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authority with respect to the execution, delivery, and performance of the Merger Agreement and the due and valid authorization and enforceability of the Merger Agreement;

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capital structure;

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ownership of subsidiaries;

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the absence of conflicts with, or violations of, organizational documents, contracts and applicable laws;

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required regulatory filings and consents and approvals of governmental authorities;

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the proper filing or furnishing of required documents with the SEC since January 1, 2020 in the case of Obalon and December 31, 2018 in the case of ReShape; the compliance of the consolidated financial statements contained in those documents with the rules and regulations of the SEC applicable thereto and with GAAP and their fair presentation of the consolidated financial position and consolidated results of operations and cash flows of the party and its subsidiaries; and the party’s disclosure controls and procedures relating to financial reporting;

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the absence of undisclosed liabilities;

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the absence of a material adverse effect with respect to the party and certain changes or events related to the party’s business and operations, including changes in its assets, expenditures and indebtedness, since December 31, 2019;

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title to and condition of properties;

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tax matters;

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material contracts;

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intellectual property;

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the absence of certain litigation;

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insurance matters;

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employee benefit plan matters;

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the possession of and compliance with required governmental authorizations necessary for the conduct of the party’s business, compliance with applicable laws and compliance with the Foreign Corrupt Practices Act of 1977;

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compliance with environmental laws, the absence of various environmental claims and matters relating to materials of environmental concern;

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employment and labor matters, including matters relating to collective bargaining agreements, and labor practices;

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U.S. Food and Drug Administration and related regulatory compliance;

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the absence of brokers’ fees and similar compensation payable in connection with the transactions contemplated by the Merger Agreement;

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the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and the associated registration statement and the compliance of this joint proxy statement/prospectus with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder;

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the unanimous approval and recommendation by the party’s board of directors of the Merger Agreement and the transactions contemplated by the Merger Agreement and the absence of any other necessary corporate proceeding to authorize the execution, delivery or performance of the Merger Agreement;

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the receipt of opinions from the party’s financial advisors; and

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in the case of Obalon, certain representations and warranties with respect to Merger Sub.

The representations, warranties and covenants made in the Merger Agreement by Obalon, Merger Sub and ReShape are qualified and subject to important limitations agreed to by Obalon, Merger Sub and ReShape in connection with negotiating the terms of the Merger Agreement. In your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to consider these limitations as well as the purpose of the representations and warranties, which are described in more detail in the introductory paragraphs to this section.

Covenants; Conduct of Business Prior to Merger
Each of Obalon and ReShape agreed to certain covenants in the Merger Agreement restricting the conduct of its business between the date of the Merger Agreement and the earlier of the effective time or termination of the Merger Agreement. In general, without the written consent of the other party, or except as otherwise required by applicable law or expressly permitted by the Merger Agreement or disclosed to the other party pursuant to the terms of the Merger Agreement, each of Obalon, ReShape and its respective subsidiaries agreed to conduct its business and operations, taken as a whole, in all material respects in the ordinary course of business consistent with past practice.
In addition, each of Obalon and ReShape agreed to specific restrictions relating to the conduct of its and its subsidiaries’ business between the date of the Merger Agreement and the effective time (except, in each case, with the written consent of the other party or as otherwise required by applicable law or expressly permitted by the Merger Agreement or disclosed to the other party pursuant to the terms of the Merger Agreement). Each of Obalon, ReShape and its respective subsidiaries agreed not to:
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declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any options or, in the case of Obalon, restricted stock units, except with respect to the exercise of options or restricted stock units outstanding as of the date of the Merger Agreement;

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issue, sell, pledge, dispose of, or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of (i) any shares of beneficial interests, capital stock or other ownership interest in itself or any of its subsidiaries; (ii) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest; (iii) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities, or (iv) take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan, except, in each case, with respect to the exercise, vesting and/or settlement of options or restricted stock units outstanding as of the date of the Merger Agreement;

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except as required by one of its employee benefit plans, or as otherwise required by applicable law or consistent with the Merger Agreement, (i) increase the compensation or other benefits payable or provided to any of its or any of its subsidiaries’ officers, directors, independent contractors, leased personnel, or, except in the ordinary course of business consistent with past practice (including as a result of promotions), employees; (ii) enter into, materially amend or terminate any employment termination, change of control, severance, retention or other contract with any current or former employee, independent contractor, or leased personnel of itself or any of its subsidiaries, in each case except for (a) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (b) employment agreements terminable on less than 30 days’ notice without payment or penalty; (iii) establish, adopt, enter into, materially amend or terminate any employee benefit plan for the benefit of any current or former officers, employees, independent contractors, leased personnel, or any of their beneficiaries, in each case except for (a) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (b) employment agreements terminable on less than 30 days’ notice without payment or penalty; (iv) with respect to Obalon, grant any purchase rights under its Employee Stock Purchase Plan; or (v) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization in any case;

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amend, or propose to amend, or permit the adoption of any material amendment to its organizational documents;

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effect a recapitalization, reclassification of shares, stock split, reverse stock split, or similar transaction;

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adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of itself or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

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make any capital expenditure except for (i) expenditures required by existing contracts, (ii) expenditures in the amount set forth in its capital expenditure plan previously disclosed in writing to the other party as provided in the Merger Agreement, or (iii) expenditures made in response to any emergency or accident, whether caused by war, terrorism, weather events, public health events, outages or otherwise (whether or not covered by insurance);
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acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other person, except for the purchase of assets from suppliers or vendors in the ordinary course of business;

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(i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another person, or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (a) intercompany transactions or arrangements, (b) agreements or arrangements or borrowings incurred under its existing credit facilities, and (c) short-term indebtedness incurred in the ordinary course of business; (ii) make any loans or advances to any other person other than intercompany transactions or arrangements; or (iii) make any capital contributions to, or investments in, any other person except for intercompany transactions or arrangements;

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enter into any contract that would materially restrict, after the effective time, Obalon and its subsidiaries (including the surviving corporation and its subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

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materially change any of its financial or tax accounting methods or practices in any respect, except as required by GAAP or law;

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(i) change or revoke any material tax election with respect to itself or any of its subsidiaries, (ii) file any material amended tax return or claim for refund of material taxes with respect to itself or any of its subsidiaries, (iii) enter into any “closing agreement” as described in Section 7121 of the Internal Revenue Code (or any corresponding or similar provision of state, local, or non-U.S. law) affecting any material tax liability or refund of material taxes with respect to itself or any of its subsidiaries, (iv) extend or waive the application of any statute of limitations regarding the assessment or collection of any material tax with respect to itself or any of its subsidiaries, or (v) settle or compromise any material tax liability or refund of material taxes with respect to itself or any of its subsidiaries;

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other than in the ordinary course of business, waive, release or assign any rights or claims under, or renew, modify or terminate, any of its material contracts (other than intercompany transactions, agreements or arrangements), in any material respect in a manner that taken as a whole is adverse to itself or that could prevent or materially delay the consummation of the Merger or the other transactions contemplated in the Merger Agreement past 5:00 p.m., Pacific time, on September 30, 2021 (or any extension of that date under the Merger Agreement) (the “Termination Date”);

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cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of itself and its subsidiaries, to the extent available on commercially reasonable terms; or

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agree or commit to take any of the actions described in the provisions described above.

No Solicitation; Board Recommendations
Except as described below, each of Obalon and ReShape agreed that, from the date of the Merger Agreement until the closing or, if earlier, the termination of the Merger Agreement in accordance with the terms of the Merger Agreement, neither it nor any of its subsidiaries will, directly or indirectly:
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initiate, seek or solicit or knowingly encourage or facilitate or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries with respect to, or the making or submission of, any proposal that constitutes, or would reasonably be expected to lead to, an acquisition proposal with respect to itself;

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participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to itself or any of its subsidiaries or afford access to the properties, books or records of itself or any of its subsidiaries, to any person that has made an acquisition proposal with respect to it; or

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enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, Merger Agreement, acquisition agreement or other similar agreement, with respect to an acquisition proposal with respect to itself.

Except as described below under “— Change of Recommendation,” each of Obalon and ReShape also agreed that, prior to the closing, neither its board of directors nor any committee thereof will, directly or indirectly:
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withhold, withdraw (or amend, qualify or modify in a manner adverse to the other party or, in the case of such an action by ReShape, to Merger Sub), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to the other party or, in the case of such an action by ReShape, to Merger Sub), the approval, recommendation or declaration of advisability by its board of directors, or any of its committees, of the transactions contemplated by the Merger Agreement;

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propose publicly to recommend, adopt or approve any acquisition proposal with respect to itself; or

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fail to reaffirm or re-publish its recommendation within five business days of being requested by the other party to do so.

Any of the actions described in the immediately preceding paragraph are referred to in this joint proxy statement/prospectus as an “adverse recommendation change.” A change of a recommendation to “neutral” is deemed an adverse recommendation change under the Merger Agreement.
For purposes of the Merger Agreement, “acquisition proposal,” when used with respect to Obalon or ReShape, means any proposal, offer or inquiry, whether or not in writing, for any transaction or series of transactions involving the (i) direct or indirect acquisition or purchase of a business or assets that constitutes 20% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of such party and its subsidiaries, taken as a whole; (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities or capital stock of such party or any of its subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income or assets of such party and its subsidiaries, taken as a whole; or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization, stock repurchase program or other similar transaction involving such party or any of its subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income or assets of such party and its subsidiaries, taken as a whole.
Nothing contained in the provisions described in this section will prohibit either party or its board of directors from taking and disclosing to its stockholders a position with respect to an acquisition proposal with respect to itself pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable law, if its board of directors has reasonably determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be a breach of its fiduciary duties to its stockholders.
Prior to obtaining the approval of its stockholders, each of Obalon and ReShape may participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to itself or any of its subsidiaries or afford access to the properties, books or records of itself or any of its subsidiaries to, any person that has made an acquisition proposal with respect to it if (i) it receives a written acquisition proposal with respect to itself from such third party (and such acquisition proposal was not initiated, sought, solicited, knowingly encouraged, or facilitated in violation of the Merger Agreement) and (ii) such proposal constitutes, or its board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such proposal is reasonably expected to lead to, a superior proposal with respect to it. Each of Obalon and ReShape, as applicable, may deliver non-public information to such third party only pursuant to a confidentiality agreement containing terms no less favorable to the party delivering the non-public information, with respect to confidentiality, than the terms of the confidentiality agreement between the parties to the Merger Agreement.

From and after the date of the Merger Agreement, each of Obalon and ReShape will, as promptly as practicable after receipt thereof, advise the other party to the Merger Agreement in writing of any request for information or any acquisition proposal with respect to itself received from any person, or any inquiry, discussions, or negotiations with respect to any acquisition proposal with respect to itself, and the terms and conditions of such request, acquisition proposal, inquiry, discussions or negotiations, and it will promptly provide to the other party copies of any written materials received by it in connection with any of the foregoing and the identity of the person or group making any such request, acquisition proposal, or inquiry or with whom any discussions or negotiations are taking place. Each of Obalon and ReShape agreed that it will simultaneously provide to the other any non-public information concerning itself or its subsidiaries provided to any other person or group in connection with any acquisition proposal that was not previously provided to the other. Each of Obalon and ReShape will keep the other fully informed of the status of any acquisition proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Each of Obalon and ReShape agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permissible under applicable law, any such standstill or similar agreement to which it is a party.
For purposes of the Merger Agreement, “superior proposal” means, with respect to a party to the Merger Agreement, any bona fide written acquisition proposal with respect to such party made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination (i) 50% or more of the assets of such party and its subsidiaries, taken as a whole, or (ii) 50% or more of the equity securities of such party, in each case on terms that the board of directors of such party determines in good faith (after consultation with such party’s financial advisors and outside legal counsel and taking into account all financial, legal and regulatory terms and conditions of the acquisition proposal and the Merger Agreement, including any alternative transaction (including any modifications to the terms of the Merger Agreement) proposed by any third party in response to such superior proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such acquisition proposal) to be more favorable to such party and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated by the Merger Agreement and to any alternative transaction (including any modifications to the terms of the Merger Agreement) proposed by any other party to the agreement.
Change of Recommendation
Each of the boards of directors of Obalon and ReShape, at any time prior to obtaining the approval of the respective party’s stockholders, in response to a superior proposal with respect to that party, which has not been withdrawn and did not result from a breach of the provisions described under “— No Solicitation; Board Recommendations” or the provisions described under “— Stockholders’ Meetings” may make an adverse recommendation change. Unless, however, the party’s stockholders’ meeting is scheduled to occur within the next ten business days, the board of directors will not be entitled to make an adverse recommendation change in response to a superior proposal with respect to that party:
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until five business days after such party provides written notice to the other party advising it that the party’s board of directors has received a superior proposal, specifying the material terms and conditions of such superior proposal, identifying the person or group making such superior proposal, and including copies of all documents pertaining to such superior proposal;

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if, during such five business day period, the other party proposes any alternative transaction (including any modifications to the terms of the Merger Agreement), unless the board of directors determines in good faith, after good faith negotiations between the parties (if such negotiations are requested by the party being notified of the superior proposal) during such five business day period (after and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the superior proposal) that such alternative transaction proposal is not at least as favorable to the party and its stockholders as the superior proposal; and

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unless the party’s board of directors determines that the failure to make an adverse recommendation change would be a breach of its fiduciary obligations.

At any time prior to obtaining the approval of the stockholders of Obalon or ReShape, respectively, in connection with any intervening event, as described in the following paragraph, each of the boards of directors of Obalon and ReShape may make an adverse recommendation change, after the board of directors (i) determines in good faith that the failure to make such an adverse recommendation change would be a breach of its fiduciary duties to the stockholders of Obalon or ReShape, respectively, (ii) determines in good faith that the reasons for making such adverse recommendation change are independent of and unrelated to any pending acquisition proposal with respect to its company, and (iii) provides written notice to the other party to the Merger Agreement, advising it that the board of directors is contemplating making an adverse recommendation change and specifying the material facts and information constituting the basis for such contemplated determination. However, unless the party’s stockholders’ meeting is scheduled to occur within the next five business days, (i) the board of directors may not make such an adverse recommendation change until the fifth business day after receipt by the other party of a notice of change from the board’s company, and (ii) during such five business day period, at the request of the other party, the board’s company will negotiate in good faith with respect to any changes or modifications to the Merger Agreement that would allow the board of directors not to make such adverse recommendation change, consistent with its fiduciary duties.
For purposes of the Merger Agreement “intervening event” means any material event or development or material change in circumstances first occurring, arising or coming to the attention of a party’s board of directors after the date of the Merger Agreement to the extent that such event, development or change in circumstances (i) was neither known by the party nor reasonably foreseeable by such party as of or prior to the date of the date of the Merger Agreement and (ii) does not relate to an acquisition proposal, except that in no event will the changes in the market price or trading volume of a party’s shares or the fact that a party meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period be an intervening event (however, the underlying causes of such change or fact will not be excluded).
Notwithstanding any adverse recommendation change by the ReShape or Obalon board of directors, the Merger Agreement shall be submitted to the respective stockholders of ReShape and Obalon at the ReShape Special Meeting and the Obalon Special Meeting, as applicable, and nothing contained herein shall be deemed to relieve ReShape or Obalon of such obligation.
Stockholders’ Meetings
The Merger Agreement requires each of Obalon and ReShape, as promptly as practicable following effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, to duly give notice of, convene, and hold a meeting of its stockholders for the purpose of seeking stockholder approval of the Merger Agreement. Except as described under “— Change of Recommendation,” each party will recommend that its stockholders approve the Merger Agreement and will use commercially reasonably efforts to solicit proxies in favor of the adoption of the Merger Agreement.
Regulatory Approvals; Additional Agreements
Each of the parties agreed to use commercially reasonable efforts (subject to, and in accordance with, applicable law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties to the Merger Agreement in doing, all things necessary, proper, or advisable under applicable laws to carry out the intent and purposes of the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement.
Termination of ReShape Change in Control Plan
Effective no later than the day immediately prior to the closing date of the Merger, ReShape shall take or cause to be taken all actions necessary to terminate its Change in Control Plan, including obtaining consents from the participants.

Indemnification of Officers and Directors
The Merger Agreement provides that, from and after the effective time, Obalon and the surviving corporation will indemnify, defend and hold harmless, and provide advancement of expenses to, ReShape’s and Obalon’s present and former officers, employees, directors and fiduciaries under a ReShape or Obalon employee benefit plan against all losses, fines, claims, damages, costs, expenses, liabilities or judgments that are paid in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the fact that such person is or was a director, officer, employee or fiduciary of ReShape or Obalon or a member of the board of directors, officer, employee or fiduciary of any of its subsidiaries or a fiduciary under any ReShape or Obalon employee benefit plan, whether asserted or claimed prior to, at or after the effective time (including acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement), to the fullest extent provided or permitted under applicable law or ReShape’s or Obalon’s, as applicable, organizational documents.
In addition, Obalon will obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time with recognized insurance companies for the persons who, as of the date of the Merger Agreement, are covered by Obalon’s existing directors’ and officers’ liability insurance and fiduciary duty insurance of Obalon, with such terms, conditions, retentions and levels of coverage as least as favorable as such existing insurance.
Nasdaq Listing
Obalon shall, in accordance with the requirements of Nasdaq, file with Nasdaq (i) a Listing of Additional Shares Notice covering the Obalon Shares to be issued to holders of ReShape Common Stock and ReShape Series B Preferred Stock pursuant to the Merger Agreement and (ii) a continued listing application for the Combined Company after the Merger to maintain Obalon’s existing listing on Nasdaq, in each case as promptly as practicable after the date of the Merger Agreement (such applications or filings, referred to as the Nasdaq Filings).
In connection with the Nasdaq Filings, ReShape shall exercise its reasonable best efforts and take all necessary steps to obtain the authorization and approval by Nasdaq of the Nasdaq Filings, including cooperating in good faith with Obalon and exercise its reasonable best efforts to (i) take any and all actions necessary, proper or advisable to obtain Nasdaq’s approval of the Nasdaq Filings and to complete the transactions contemplated by the Merger Agreement as soon as practicable (but in any event prior to the Termination Date) and (ii) any and all actions necessary, proper or advisable to avoid, prevent, eliminate or remove any denial, rejection, dismissal or non-action with respect to approval by Nasdaq of the Nasdaq Filings, including (A) procuring any additional equity or debt investments, financings or other capital raising efforts with respect to Obalon or ReShape as would be required to obtain approval by Nasdaq of the Nasdaq Filings, and (B) otherwise offering to take, or offering to commit to take, any other action, which it is capable of taking and, if the offer is accepted, promptly taking or committing to take such action, that would obtain approval by Nasdaq of the Nasdaq Filings.
ReShape Equity Plan
As of the effective time of the Merger, Obalon will assume ReShape’s 2003 Amended and Restated Stock Incentive Plan, as amended, and will be able to grant equity awards under the terms of the plan to the extent permitted by applicable law and Nasdaq rules, up to the maximum number of reserved but unissued shares under the plan (as adjusted to reflect the Merger).
Other Covenants and Agreements
The Merger Agreement contains certain other covenants, including covenants relating to cooperation in the preparation of this joint proxy statement/prospectus, other filings to be made with the SEC and other governmental filings, obtaining consents, access to information, and performing Obalon’s and ReShape’s respective obligations regarding public announcements. Obalon and ReShape have further agreed to the following additional covenants and agreements in the Merger Agreement, among others:
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if any takeover law becomes, or purports to be, applicable to the Merger or the other transactions contemplated by the Merger Agreement, Obalon, ReShape and their respective boards will grant such approvals and take such actions, in accordance with the terms of the Merger Agreement, as are necessary to complete the transactions contemplated by the Merger Agreement as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated by the Merger Agreement, and otherwise render such takeover law inapplicable; and
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prior to the effective time, Obalon will approve any issuances of Obalon Shares in connection with the Merger to any ReShape employee who is or may become subject to reporting requirements under Section 16 of the Exchange Act, and ReShape will approve any dispositions of ReShape equity securities (including derivative securities) in connection with the Merger to any ReShape directors and officers who are subject to those reporting requirements, to the extent necessary for such issuance to be exempt pursuant to Rule 16b-3.

Conditions to Completion of the Merger
The obligations of Obalon and ReShape to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver by Obalon and ReShape of the following conditions:
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obtaining the required approval of Obalon’s stockholder to (i) approve the issuance of Obalon Shares in connection with the Merger, (ii) authorize the Obalon board of directors to amend Obalon’s certificate of incorporation, as amended, to effect the reverse stock split of Obalon Shares proposed by Obalon Reverse Stock Split Proposal, and (iii) approve such other proposals as may be required to effect the transactions contemplated by the Merger Agreement;

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obtaining the ReShape stockholder approval of the adoption of the Merger Agreement and consummation of the transactions contemplated thereby, including the Merger;

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no provision of any applicable law and no order (preliminary or otherwise) being in effect that prohibits the consummation of the Merger or the other transactions contemplated under the Merger Agreement;

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the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, becoming effective under the Securities Act, and no stop order having been issued;

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there being no action pending against Obalon, Merger Sub or ReShape by any governmental body seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of, or to have rescinded, the Merger;

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Nasdaq shall have approved the Nasdaq Filings;

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the representations and warranties of the other party (i) to the extent qualified by material adverse effect, being true and correct, and (ii) to the extent not qualified by material adverse effect, being true and correct except where the failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on such party, in the case of (i) and (ii), as of the closing date (except for those representations and warranties that were made as of a specified date, which need be true and correct, subject to such qualifications, only as of such specified date);

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the other party having performed, in all material respects, its covenants and agreements contained in the Merger Agreement required to be performed prior to the closing date;

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since the date of the Merger Agreement, there having not been or occurred any material adverse effect to the other party; and

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the other party having received the opinion of its outside legal counsel that the Merger will qualify as a tax free reorganization.

ReShape and Obalon may waive conditions to completion of the Merger only to the extent legally permissible. In the event that either ReShape or Obalon determines to waive any condition to the Merger and such waiver necessitates the recirculation of this joint proxy statement/prospectus and resolicitation of proxies under applicable law, ReShape and Obalon will recirculate this joint proxy statement/prospectus and resolicit proxies from ReShape and Obalon stockholders.

Termination of the Merger Agreement
The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time by mutual written consent of Obalon and ReShape, as well as under certain other circumstances.
The Merger Agreement may be terminated by either Obalon or ReShape if:
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the other party’s board of directors or any committee thereof (i) makes an adverse recommendation change or (ii) publicly proposes to make an adverse recommendation change;

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the other party materially breaches the provisions of the Merger Agreement described under “— No Solicitation; Board Recommendations”; or

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at any time prior to the effective time, if any of the other party’s covenants, representations or warranties contained in the Merger Agreement has been breached or any of the other party’s representations and warranties has become untrue, such that any of the conditions to the closing of the Merger described under “— Conditions to Completion of the Merger” will not be satisfied, and such breach is (i) incapable of being cured by the other party or (ii) has not been cured within 45 days of receipt by the other party of written notice of such breach describing in reasonable detail such breach.

The Merger Agreement may be terminated by either Obalon or ReShape if, subject to certain conditions being met:
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the required approval of either party’s stockholders contemplated under the Merger Agreement at the respective stockholders’ meeting is not obtained;

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the transactions contemplated by the Merger Agreement violate any order, decree or ruling of any court or governmental body that has become final and non-appealable or if there is a law that makes the transactions contemplated in the Merger Agreement illegal or otherwise prohibited;

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the Merger has not been consummated by the Termination Date; or

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the required approval by Nasdaq of the Nasdaq filings has not been obtained within 30 days of the later of the date of the Obalon Special Meeting and the ReShape Special Meeting, and all other conditions to the completion of the Merger (except for those conditions that by their nature are to be satisfied at the closing of the merger) have been satisfied.

Termination Fee
If the Merger Agreement is terminated (i) by Obalon as a result of ReShape’s breach of its obligations to exercise its reasonable best efforts and take all necessary steps to obtain approval of the Nasdaq Filings or (ii) by Obalon or ReShape because approval of the Nasdaq Filings have not been obtained within 30 days of the later of the Obalon Special Meeting and the ReShape Special Meeting, then, subject to certain conditions, Obalon shall be entitled to a fee of $1,000,000, which amount was placed in escrow with a third-party escrow agent by ReShape concurrently with the execution of the Merger Agreement.
Specific Performance
Obalon and ReShape agreed in the Merger Agreement that if, for any reason, any of the provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would be caused. Accordingly, each of the parties to the Merger Agreement agreed that, in addition to any other remedies to which it may be entitled, each of the parties to the Merger Agreement is entitled, in any court having jurisdiction, to an injunction or injunctions to prevent breaches of the Merger Agreement by the other party and to enforce specifically the terms and conditions of the agreement, without the necessity of posting a bond or other form of security. Each party further acknowledged and agreed that the agreements relating to specific performance are an integral part of the transactions contemplated by the Merger Agreement and that, without these agreements, the other party would not have entered into the Merger Agreement.
Amendments and Waivers
Until the effective time, the Merger Agreement may be amended by a writing signed by Obalon, Merger Sub and ReShape, at any time before or after the receipt of the requisite approval of Obalon and

ReShape stockholders, but after any such approval, no amendment may be made which by law or under Nasdaq rules requires further approval by the Obalon and ReShape stockholders without such further approval.
No party will be deemed to have waived any claim arising out of the Merger Agreement, or any power, right, privilege or remedy under it, unless the waiver is expressly set forth in a written instrument duly executed and delivered on behalf of that party, and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.
Governing Law
The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware.
No Third Party Beneficiaries
The Merger Agreement is not intended to, and does not, confer upon you or any person other than the parties to the agreement any rights or remedies, except that ReShape’s present and former officers, employees, directors and fiduciaries under a ReShape employee benefit plan will have the right to enforce Obalon’s covenant to continue to provide indemnification, advancement of expenses, and liability insurance coverage following the completion of the Merger as described in “— Indemnification of Officers and Directors” above.

DESCRIPTION OF OBALON’S BUSINESS
OVERVIEW
Obalon is a vertically integrated medical device company focused on developing and commercializing innovative medical devices to treat people with obesity. Obalon’s current product offering is the Obalon Balloon System, the first and only U.S. Food and Drug Administration, or FDA, approved swallowable, gas-filled intragastric balloon designed to provide progressive and sustained weight loss in patients with obesity. Obalon believes the Obalon Balloon System offers patients and physicians benefits over prior weight loss devices including, but not limited to, clinically meaningful weight loss, a favorable safety profile, improved patient tolerability and comfort, progressive weight loss with durable results, simple and convenient placement, and potentially attractive economics.
The Obalon Balloon System is FDA approved for temporary use to facilitate weight loss in adults with obesity having a body mass index, or BMI, of 30 to 40, or approximately 30 to 100 pounds overweight, who have failed to lose weight through diet and exercise. The system is intended to be used as an adjunct to a moderate intensity diet and behavior modification program. All balloons must be removed six months after the first balloon is placed. Obalon believes the Obalon Balloon System provides a cost-effective, non-surgical and reversible treatment for weight loss solution in an outpatient setting.
The Obalon Balloon System consists of a swallowable capsule that contains an inflatable balloon attached to a microcatheter; the Obalon Navigation System console, which is a combination of hardware and software used to track and display the location of the balloon during placement without x-ray; the Obalon Touch Inflation Dispenser, which is a semi-automated, hand-held inflation device used to inflate the balloon once it is placed; and a disposable canister filled with our proprietary mixture of gas. Placement of a balloon typically occurs in less than 15 minutes and can be accomplished in an outpatient setting without the need for anesthesia or sedation. Patients receive a total of three balloons over the course of eight to 12 weeks and all balloons are removed six months after the first balloon is placed.
In clinical studies, the Obalon Balloon System has demonstrated clinically meaningful weight loss with durable results. In our published pivotal SMART trial, patients in the Obalon treatment group lost, on average, approximately twice as much body weight as patients in the sham-control group, with an average of 15.1 pounds of weight loss, resulting in an average 6.9% reduction in total body weight and an average 2.4 point decrease in BMI. In the study, 66.7% of patients lost at least 5% of their total body weight and the study showed statistically significant improvements in cardiometabolic risk factors, including fasting glucose, systolic blood pressure, cholesterol and triglycerides. Patients in the treatment group were followed for 48 weeks and showed, on average, that 89.5% of the weight loss achieved during the initial 24-week balloon treatment period was maintained at 48 weeks, or 24 weeks after the balloons were removed.
In addition, data published and presented from our commercial registry demonstrates greater weight loss in the commercial setting as compared to our pivotal clinical study used to support FDA approval. In May 2019, Obalon updated data from its commercial registry to include 1,411 total patients from 143 treatment sites in the United States. In this data set, for those patients receiving three balloons and at least 20 weeks of therapy, the average weight loss was 21.7 pounds, resulting in a 10.2% reduction in total body weight. Of note, 50.7% of patients lost 10% or more total body weight and 77.9% lost 5% or more total body weight.
Obalon commenced U.S. commercialization of our prior generation Obalon balloon system in January 2017. In March 2020, Obalon announced that the overall economic uncertainty, the restriction on elective procedures and the specific directives issued by the Governor of California as a result of the COVID-19 pandemic had a significant impact on its business. As a result, Obalon halted sales to new patients in its Obalon-branded retail treatment centers, terminated expansion plans for additional retail centers, subsequently closed the two retail treatment centers it had opened and halted manufacturing. Additionally, since August 2020, Obalon has only had two full-time employees: Andy Rasdal, its President and Chief Executive Officer, and Nooshin Hussainy, its Chief Financial Officer. Although Obalon scaled back operations, it has continued to strive to execute on its corporate and strategic objectives. For example, Obalon continues to pursue third-party reimbursement of the Obalon Balloon System, explore strategic alternatives, tend to its obligations to care for patients who have been treated at its Obalon-branded retail treatment centers, follow-up on and support product-related issues involving customers that have used Obalon products, and review and comply with our regulatory obligations, including FDA and SEC requirements.
Given those impacts and the significant concern about an economic recovery that would allow consumers to feel confident enough to spend on a cash-pay procedure like the Obalon Balloon System, Obalon does not currently plan to re-open its retail treatment centers, re-initiate its retail treatment center expansion plans, or plan to ship orders to U.S. customers or its former international distributor. As a result, Obalon would not expect to report any new revenue for the foreseeable future.
In March 2020, and again in September 2020, Obalon engaged Canaccord Genuity LLC to serve as its financial advisor related to strategic alternatives.
On January 19, 2021, Obalon entered into the Merger Agreement with Merger Sub and ReShape. Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions specified therein, Merger Sub shall be merged with and into ReShape, with ReShape surviving as a wholly owned subsidiary of Obalon. Pending the outcome of the Merger with ReShape, Obalon may continue to pursue third-party reimbursement of the Obalon Balloon system.
OUR SOLUTION
Obalon has developed the Obalon Balloon System to overcome the limitations of prior devices intended to treat weight loss, including traditional liquid-filled intragastric balloons. Based on our clinical data and commercial experiences, Obalon believes the Obalon Balloon System provides the following benefits to patients and their physicians:
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Favorable safety profile.   In Obalon’s pivotal SMART trial, only one of 336 (0.3%) patients that received the Obalon balloon experienced a serious adverse device event (SADE) and in data presented at the American Society for Metabolic and Bariatric Surgery Meeting from Obalon’s first year of commercial experience, only two of 1,343 (0.14%) patients that received the Obalon balloon experienced a SADE. Historically, the reported rate of SADEs reported to Obalon in commercial use is consistent with that experienced in the pivotal SMART trial or the data from its first year of commercial experience.

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Improved patient tolerability and comfort.   The Obalon balloon is inflated with a proprietary mix of gas. This creates a light, buoyant balloon that floats at the top of the stomach instead of sinking to the bottom of the stomach like a traditional liquid-filled intragastric balloon. Further, the Obalon Balloon System consists of three separate 250cc balloons placed individually over a three-month period to progressively add volume. Obalon believes these design elements have the potential to improve patient comfort and tolerability of the Obalon balloon.

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Progressive weight loss with durable results.   In Obalon’s pivotal SMART trial, patients in the Obalon treatment group lost, on average, approximately twice as much body weight as patients in the sham-control group. In addition, patients in the Obalon treatment group showed, on average, progressive weight loss over the balloon treatment period, which Obalon believes is attributable to the individual placement of three separate Obalon balloons over the treatment period. Subsequent data analysis at 12 months also showed that, on average, 89.5% of the weight loss was maintained six months after balloon removal. In May 2019, Obalon analyzed data from its commercial registry on 1,411 total patients from 143 treatment sites in the United States. In this data set, for those patients receiving three balloons and at least 20 weeks of therapy, the average weight loss was 21.7 pounds, resulting in a 10.2% reduction in total body weight.

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Simple and convenient placement.   The Obalon balloon is placed without anesthesia or an endoscopy through a swallowable capsule that dissolves in the stomach and releases the balloon. These unique features allow patients the flexibility to receive the Obalon balloon discreetly in an outpatient setting. Placement typically occurs in less than fifteen minutes and can be scheduled in the morning before work, during a lunch break or in the evening. Treated patients can return promptly to their normal daily activities. The balloons are removed endoscopically under light, conscious sedation six months after the first balloon placement. Recently approved new products, the Obalon Navigation System and Obalon Touch Inflation Dispenser, are designed to further improve ease of use and convenience of placement.

OUR STRATEGY
Given the impacts of COVID-19 on Obalon’s business and the significant concern about an economic recovery that would allow consumers to feel confident enough to spend on a cash-pay procedure like the Obalon Balloon System, Obalon’s primary strategy has been to identify a strategic alternative that would be in the best interests of Obalon’s stockholders. Obalon cannot predict whether, or when, it might restart its commercial operations. If Obalon restart its commercial operations, it expect to focus its strategy on:
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Reestablishing a sales marketing organization.   In order to market the Obalon Balloon System, Obalon will need to reestablish its sales, distribution, marketing, managerial and other nontechnical capabilities or make arrangements with third parties to perform these services. Obalon would expect to evaluate a direct sales organization, the use of company-owned retail centers or other possible sales and marketing structures, including third parties, to further commercialization efforts.

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Leveraging our prior manufacturing capabilities.   Obalon has built a highly leverageable manufacturing facility at its headquarters in Carlsbad, California, where prior to the suspension of our operations in March 2020 Obalon designed, developed and manufactured a majority of its products in-house while using some components and sub-assemblies provided by third-party suppliers. Obalon believes that controlling the manufacturing and assembly of its products allows it to innovate more quickly and more cost-efficiently, while producing higher quality products than if it outsourced manufacturing.

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Protecting and expanding our strong intellectual property portfolio.   Obalon has developed a strong portfolio of issued patents and pending applications that protect its products and technology. Obalon believes it has also developed know-how critical to creating current and future products that it holds and protects as trade secrets. Obalon intends to aggressively protect and enforce its intellectual property.

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Obtaining coverage and reimbursement from third-party payors.   During the second quarter of 2020, Obalon developed a strategy to obtain coverage and reimbursement from third-party payors, which it believes could address one of the largest barriers to patient and physician adoption of the Obalon Balloon System. Historically, Obalon has utilized both a direct to physician model and a Company-managed Obalon-branded retail treatment center strategy. Both of these commercial strategies utilized a patient cash-pay model, with varying degrees of success.

OUR PRODUCTS AND TECHNOLOGY
The main components of Obalon’s current generation Obalon Balloon System consists of a swallowable capsule that contains an inflatable balloon attached to a microcatheter; the Obalon Navigation System console, which is a combination of hardware and software used to dynamically track and display the location of the balloon during placement; the Obalon Touch Inflation Dispenser, which is a semi-automated, hand-held inflation device used to inflate the balloon once it is placed; and a disposable canister filled with our proprietary mixture of gas.
Capsule, balloon and microcatheter technology
Dissolvable capsule
Obalon designed the capsule to be large enough to accommodate the folded balloon, yet small enough to be swallowed. The capsule is titrated to optimize dissolution timing. If the capsule dissolves too quickly, the balloon could be prematurely released before entering the stomach, and if too slowly, the patient and physician are inconvenienced by having to wait longer to inflate the balloon.
Balloon film
Obalon’s balloon film is a coextruded, multilayer polymer consisting primarily of nylon and polyethylene. Obalon designed the film to be thin enough to fit into a swallowable capsule, yet stable enough to withstand the chemical and mechanical forces in the stomach. Obalon’s balloon film is biocompatible, cost-effective to manufacture, puncture and abrasion resistant, smooth and atraumatic to the stomach’s lining and able to appropriately retain gas.
Balloon valve
Obalon’s balloon valve is an innovative combination of materials, including silicone and titanium, designed to be highly reliable. The valve is small enough to fit into a swallowable capsule and radiopaque for visibility under digital imaging. A key feature of the valve is the ability to effectively reseal after the inflation catheter is removed to prevent leaks.
Microcatheter
Obalon’s microcatheter is designed to quickly and reliably inflate the Obalon balloon. It is small, flexible and smooth in order to minimize any potential discomfort to the patient during balloon placement. The catheter utilizes a hydrophilic coating to reduce friction during swallowing.
Inflation system
The Obalon Touch Inflation Dispenser is a semi-automated, hand-held inflation device that provides real-time balloon pressure measurements to confirm that the Obalon balloon is both properly placed and correctly inflated in the stomach. The Obalon Touch Inflation Dispenser automates several steps of the balloon inflation process and eliminates the need for altitude pre-programming. The Obalon Navigation System is intended to be commercially launched exclusively with the Obalon Touch Inflation System.
Proprietary gas
The Obalon balloon is inflated with our proprietary mix of gas, which, in combination with the permeability of the balloon film and the stomach gases, enables the balloon to remain inflated for the full six-month treatment period.
The Obalon Navigation System
The Obalon Navigation System consists of a Navigation console and the Obalon Touch Inflation Dispenser. The Obalon Navigation System console is a portable device consisting of hardware and software that are used to track and display the Obalon balloon during administration. The Obalon balloon is placed utilizing the Obalon Navigation System console and Obalon Touch Inflation Dispenser. The current generation of the Obalon balloon is only compatible with the Obalon Navigation console and Obalon Touch Inflation Dispenser and is not compatible with any prior generation Obalon balloon systems.
THE OBALON BALLOON TREATMENT
Placement of the Obalon balloon typically occurs in less than 15 minutes and can be accomplished in an outpatient setting. To place the Obalon balloon, the patient swallows the capsule, which has the Obalon balloon folded inside, with a glass of water. No sedation or anesthesia is required. Once swallowed, placement of the capsule is confirmed in the stomach using the Obalon Navigation System. Balloon placement can also be confirmed using x-ray. The microcatheter, which is attached to the Obalon balloon, is then connected to the Obalon Touch Inflation Dispenser. The Touch inflation systems provides real-time pressure measurements to confirm that the Obalon balloon is both properly placed and able to be correctly inflated in the stomach. A pre-filled canister of gas is inserted into the inflation system and then the gas is discharged to fill the balloon to a volume of 250cc. Once the inflation of the Obalon balloon is confirmed, the microcatheter is detached from the balloon via hydrostatic pressure and is removed through the patient’s mouth. The patient is intended to return two more times over the following eight to 12 weeks to receive a second and third Obalon balloon, expanding total balloon volume within the stomach to approximately 750cc.
All of the balloons are removed in a single procedure no more than six months after the placement of the initial balloon. The balloons are removed endoscopically under light conscious sedation, using standard commercially-available endoscopy tools. The endoscopic procedure to remove the balloons typically requires approximately 15 minutes.
The following pictures depict the treatment steps of the Obalon Balloon System:
RESEARCH AND DEVELOPMENT
As of December 31, 2020, Obalon had no employees focused on research and development. Research and development expenses for the years ended December 31, 2020 and 2019 were $2.5 million and $6.9 million, respectively.
CLINICAL TRIALS AND DATA
SMART Trial
Based on Obalon’s clinical data, Obalon believes the Obalon balloon has the potential to offer a compelling combination of efficacy and safety. Obalon has evaluated various versions of the Obalon

Balloon System in several clinical trials. Based on the results of Obalon’s U.S. pivotal trial, the SMART trial, Obalon received FDA approval for the current Obalon Balloon System in September 2016. The data was published in Surgery for Obesity and Related Diseases in September 2018. The SMART trial met its primary weight loss endpoints, demonstrated a strong safety profile, continued weight loss over the full six-month treatment period, showed statistically significant differences in metabolic profiles and demonstrated that patients were able to maintain most of the weight loss for at least six months following the removal of the Obalon balloons.
The SMART trial was a prospective, double-blinded, multi-center, randomized (1:1), parallel-group, active sham-controlled trial of 387 patients. The Obalon treatment group received three balloons placed individually at approximately week zero, week three and week 12. Alternatively, the sham-control group received placebo capsules with microcatheters and were led to believe in a mock placement that a balloon was placed and inflated in their stomachs at week zero, week three and week 12. Patients were given minimal diet counseling of 25 minutes every three weeks in order to isolate the impact of the Obalon balloon on weight reduction.
The trial was conducted by both bariatric surgeons and gastroenterologists at 15 U.S. centers. The trial evaluated a co-primary endpoint comprised of (i) a minimum difference in mean percent TBL between the Obalon treatment group and sham-control group of at least 2.1% and (ii) achievement by at least 35% of the Obalon treatment group patients of at least 5% TBL at the end of six-months of treatment. Additional observational measures included metabolic metrics and weight loss maintenance after removal of balloons. The median time for each balloon placement was nine minutes, while the median balloon removal time for three balloons was 14 minutes.
Results from the SMART trial met both the co-primary endpoints. The per protocol analysis included 366 patients (185 in the Obalon treatment group and 181 in the sham-control group) and showed patients in the Obalon treatment group achieved mean TBL of 6.86%, or 15.06 lbs, vs 3.59%, or 7.77 lbs, in the sham-control group, showing a difference of 3.28%, or 7.28 lbs. The following table summarizes average percentage of TBL, percentage of excess weight loss, or EWL, and weight loss (in pounds) for the Obalon treatment group and the sham-control group in the SMART trial. All weight loss metrics below were statistically significant.
Weight Loss Metric Per Protocol Cohort	Obalon Treatment Group (N = 185)	Sham-Control Group (N = 181)	Difference	p-value
Percent TBL	-6.86	-3.59	-3.28	0.0261
Percent EWL	-25.05	-12.95	-12.09	< 0.0001
Weight Loss (lbs.)	-15.06	-7.77	-7.28	< 0.0001
In addition, 64.9% of the Obalon treatment group patients met or exceeded the 5% TBL endpoint whereas only 32.0% of the sham-control group met or exceeded 5% TBL. The following table summarizes the 5% TBL responder rates for the Obalon treatment group and the sham-control group in the SMART trial.
Main Analysis of -5% TBL Responder Rate	Estimate
Obalon Treatment Group – Per Protocol Cohort*	120 / 185 (64.9)%
Sham-Control Group	58 / 181 (32.0)%
Difference (Treatment less Control)	32.8%

*
p-value <0.0001

The following table summarizes the various responder rate thresholds for the Obalon treatment group and the sham-control group in the SMART trial.

Responder Rate Threshold (-%TBL)	Obalon Treatment Group	Sham-Control Group
-6%	98 / 185 (53.0)%	47 / 181 (26.0)%
-7%	81 / 185 (43.8)%	38 / 181 (21.0)%
-8%	68 / 185 (36.8)%	35 / 181 (19.3)%
-9%	55 / 185 (29.7)%	29 / 181 (16.0)%
-10%	49 / 185 (26.5)%	23 / 181 (12.7)%
Notably, the Obalon treatment group demonstrated a progressive weight loss profile for the duration of the six-month therapy period. The following chart shows percent TBL by week for the Obalon treatment group and sham-control group. The arrows represent the average week of each balloon placement.
In addition, nearly all patients in the Obalon treatment group, including patients in the bottom 25% of the group, achieved TBL, EWL and weight loss and a reduction in BMI. The table below summarizes the mean, the average of the top 25% of the results, the average of the bottom 25% of the results and the single best changes in TBL, EWL, weight loss and BMI achieved by patients in the Obalon treatment group.
Weight Loss Metric	Mean	Average Top 25%	Average Worst 25%	Single Best
Percent TBL	-6.9%	-10.2%	-3.6%	-19.3%
Percent EWL	-25.1%	-36.3%	-12.3%	-80.7%
Weight Loss (lbs.)	-15.1	-21.8	-7.4	-49.7
BMI Change	-2.4	-3.6	-1.3	-7.1
In an observational analysis at six months, the Obalon treatment group also demonstrated statistically significant improvements in systolic blood pressure, fasting glucose, total cholesterol and triglycerides compared to both their own baseline measures and to the sham-control group.
At the conclusion of the six-month treatment period, the Obalon treatment group patients continued with the standardized behavior modification program for six additional months after the Obalon balloon removal. An additional observational data analysis of the subjects who lost weight in the first six months of the study and were evaluated for up to an additional six months, suggests that, on average, 89.5% of the weight loss was maintained six months after balloon removal. The following graph depicts the weight loss maintained for the one-year period in the Obalon treatment group. Obalon did not continue to collect data from patients in the sham-control group who received the Obalon balloons subsequent to balloon removal.

Mean %TBL Maintenance - Modified Intent-to-Treat Cohort
(n=171)
Maintained 89.5% of the Mean %TBL six months after balloon removal
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As part of the SMART trial, Obalon actively solicited patients to provide details of any adverse events, or AEs, by contacting all patients 24 hours after each Obalon balloon placement and balloon removal as well as at every office visit. All AEs were first assigned a device-relatedness and a pre-defined severity rating. Mild events did not require intervention, required homeopathic remedies (including chamomile tea, peppermint oil tea and Altoids) or required over the counter remedies to treat and resolve the events. Moderate severity events required a prescription medication to treat and resolve the event. Severe events required medical intervention beyond a prescription medication.
In Obalon’s SMART trial, only one out of 336 patients (0.3%) receiving Obalon balloons in both phases experienced a SADE. The event was described as peptic ulcer disease, or bleeding. The patient was hospitalized, and after stabilization, the patient was discharged from the hospital without sequelae. During the Obalon balloon therapy period the subject underwent an outpatient total knee replacement surgery. During the surgery and as part of post-operative recovery, the subject was prescribed both a high dose of nonsteroidal anti-inflammatory drugs, or NSAIDs, and aspirin, both of which are contraindicated for use with each other as well as for use in conjunction with the Obalon Balloon System. The SADE event was determined to be “possibly,” but not “probably,” device-related by the investigator since concomitant high dose NSAID and aspirin use is also known to cause peptic ulcer disease. The investigator felt that the NSAID and aspirin use was the primary cause of the event but could not rule out the balloons completely. The patient previously had no ulcers per the upper gastrointestinal screen performed at time of enrollment and was not taking medications prior to surgery.
In Obalon’s SMART trial, there were no surgical removals or other hospitalizations due to a SADE other than the SADE described above. The most common other adverse device events during balloon placement were abdominal pain (72.6% of patients), nausea (56.0% of patients) and vomiting (17.3% of patients), all of which were classified as mild or moderate.
COMMERCIAL-USE PATIENT REGISTRY
In order to closely monitor the safety, efficacy and quality of the Obalon Balloon System in actual commercial use, Obalon created an online clinical performance database, or registry. All physicians and institutions using the Obalon Balloon System have been encouraged to enter their patient data in the registry and compare their performance to national and regional data. The data collected in the registry includes gender, initial height and weight, weights at each subsequent balloon placement, weight at removal, adverse events occurring during the treatment, and product quality and performance.

Data on the first full year of commercialization of the Obalon Balloon System was accepted for publication in December 2018 in Surgery for Obesity and Related Diseases. Data on demographics, balloon placement timing, weight loss, adverse events, and product performance were prospectively captured in the registry and retrospectively analyzed on 1,387 consecutive patients who initiated treatment in the first year of commercialization at 108 treating sites. A retrospective analysis of 1,343 (97%) patients entered who met the predefined analyses protocol definitions was approved by an Institutional Review Board. This data is self-reported by the physicians or institutions and Obalon does not perform a formal audit of the data. However, the registry was validated and contains embedded edit checks to ensure data accuracy and completeness.
Demographics
Mean baseline demographics were: age 45.7±10.8 years, BMI 35.4±5.4 kg/m2, height 65.9±3.5 inches, weight 219.5± 42.9 lbs., female 78.6% and white 66.8%.
Safety
There were no deaths or unanticipated adverse events reported. Two serious adverse events were reported, corresponding to 0.15% of patients. There were 308 non-serious adverse events reported in 14.2% of the patients. The most frequent adverse events reported were abdominal pain (5.3%), nausea (4.7%), vomiting (2.3%) and abdominal distension (1.0%). The remaining adverse events were less than 1.0%.
Weight Loss
The weight loss for patients with intended use (BMI 30-40 kg/m2 with 3 balloons for ≥ 20 weeks of therapy) was 21.3 ± 13.5 lbs., 10.0% ± 6.1% of total body weight loss (TBWL), 38.3% ± 25.3% excess weight loss (EWL) and a 3.4 ± 2.1 reduction in BMI. Of note, the top quartile of those patients lost an average of 38.2 pounds, resulting in a 17.2% reduction in total body weight and a 6.1 point decrease in BMI compared to baseline values. Average weight loss across all patients with a BMI>25 was 21.7 lbs resulting in a percent total body loss of 9.9%. The top quartile of all patients with a BMI>25 lost an average of 39.0 lbs., resulting in a 16.8% reduction in total body weight and a 6.2 point decrease in BMI compared to baseline values. Obalon believes the outcome data collected in this registry is the largest known registry of an approved endoscopic bariatric therapy to date, including intragastric balloons, and provides evidence of effective weight loss and safety in a real-world, commercial setting. The data captured in the registry for the first year of commercialization (January 9, 2017 to December 31, 2017) was accepted for publication in the journal Surgery for Obesity and Related Diseases.
In early November 2019, Obalon discontinued the commercial use registry.
COMMERCIAL SAFETY EXPERIENCE
As of December 31, 2020, Obalon has had a minimal number of SADEs reported to it in commercial use. Since Obalon began selling in United States in January 2017, it has reported adverse events relating to potential or actual patient injuries associated with use of the Obalon balloon in the FDA’s MAUDE database.
POST-APPROVAL STUDY — OBALON BALLOON SYSTEM
To help assure the continued safety and effectiveness of the Obalon Balloon System, the FDA has required a post-approval study as a condition of approval under 21 CFR 814.82(a)(2). As part of Obalon’s PMA approval, Obalon agreed with the FDA to conduct a post-approval study that will evaluate 200 patients who will be enrolled at a maximum of 15 sites in the United States. The study is a prospective, open-label, single-arm, 12-month follow-up study in which patients will be treated during the first six months with placement of up to three Obalon balloons in conjunction with a moderate intensity weight loss and behavioral modification program standardized throughout the sites, followed by observational evaluation for an additional six months after device removal. The primary endpoint is to evaluate the safety of the Obalon Balloon System by assessing the rate of device- or procedure-related serious adverse events. Obalon is required to submit an Interim Post-Approval Study Status Report every six months after the date of PMA approval for the first two years of the study and annually thereafter until approximately 200 patients have completed the study. Obalon has completed enrollment of the 200 patients and would expect to complete the final follow-up on all patients during 2021.
POST-APPROVAL STUDY — OBALON NAVIGATION-TOUCH SYSTEM (NTS)
To help assure the continued safety and effectiveness of the Obalon Navigation System, the FDA has required a post-approval study as a condition of approval under 21 CFR 814.82(a)(2). As part of Obalon’s PMA approval, Obalon agreed with the FDA to conduct a post-approval study that will evaluate approximately 1,000 commercial patients and up to 4,000 balloon administrations up to 40 clinical sites in the United States. The study will be a prospective, observational, open-label, multi-center study designed to capture additional safety and effectiveness data of the Obalon balloon administration with NTS. The study will have a single cohort group that includes patients who commercially purchased the Obalon Balloon System at clinics and hospitals that uses NTS and have consented to have their data collected to support this study. All activities related to post-administration management, weight loss and removal of the balloons will be conducted in accordance with the commercial Obalon Balloon System device labeling and will not be collected in this study; this study will focus on balloon administrations only. Obalon began patient enrollment for this study in December 2019 and suspended enrollment with the suspension of its commercial operations as a result of the effects of COVID-19. Pending the results of the Merger, Obalon may restart enrollment of this post approval study.
SALES AND MARKETING
In March 2020, Obalon announced that the overall economic uncertainty, the restriction on elective procedures and the specific directives issued by the Governor of California as a result of the COVID-19 pandemic had a significant impact on its business. As a result, Obalon halted sales to new patients in its Obalon-branded retail treatment centers, terminated expansion plans for additional retail centers and subsequently closed the two retail treatment centers it had opened. Obalon has not filled orders to U.S. customers or its former sole international distributor, Al Danah, with whom it terminated its contract. Additionally, since August 2020, Obalon has only had two full-time employees.
Prior to taking these steps, Obalon generally sought to drive consumer awareness and interest in part through multiple efforts that may include digital, offline and social marketing. In the fourth quarter of 2018, Obalon enhanced its capabilities to convert patient interest to treatment by implementing a call center, which it named the Obalon Ambassador Center, with the capabilities to schedule interested patients to see physicians affiliated with the Obalon Center for Weight Loss™ treatment centers. Obalon believed Obalon-managed treatment centers would directly leverage these capabilities and allow it to enhance the patient experience, from initial interest through to the completion of patient therapy. The Company-owned or managed Obalon-branded treatment centers employed a full-time sales professional dedicated to converting interested consumers generated through our internal marketing efforts into prospective patients.
COMPETITION
The medical device industry generally, and the market for weight loss devices specifically, are highly competitive, subject to rapid change and significantly affected by new product introductions, results of clinical research, corporate combinations, actions by regulatory bodies, changes by public and private payers and other factors. Because of the market opportunity and the high growth potential of the non-surgical device market for weight loss and obesity, competitors and potential competitors have historically dedicated, and will continue to dedicate, significant resources to aggressively develop and commercialize their products.
In the United States, Obalon’s product competes with a variety of pharmaceuticals, surgical procedures and devices for the treatment of obese and overweight people. Large competitors in the surgical segment for weight loss and obesity include Ethicon Inc. (subsidiary of Johnson & Johnson), Medtronic plc, Apollo EndoSurgery, Inc., and ReShape LifeSciences (LAP-BAND). In addition, Obalon is aware of one FDA approved liquid-filled balloon devices for treating overweight people that is currently being marketed, the ORBERA Balloon, of which is now owned by Apollo EndoSurgery. Outside of the United States, Allurion Technologies, Inc. has developed a swallowable, passable liquid-filled intragastric balloon that for which they are seeking regulatory approval. Spatz Medical has also developed a liquid-filled intragastric balloon that has been approved for sale in Latin America and Europe and is seeking regulatory approval in the U.S.

Obalon also competes against ReShape LifeSciences’ LAP-BAND and non-balloon treatments including a technology developed by Gelesis known as the Plenity device that is intended to expand in the stomach by absorbing water to create the feeling of satiety and is currently engaged in a U.S. clinical trial. Additionally, Obalon is aware of numerous companies around the world working to develop less invasive and less costly alternatives for the treatment of obesity, any of which, if approved, could compete with Obalon in the future.
At any time, these or other competitors may introduce new or alternative products that compete directly or indirectly with Obalon’s products and services. They may also develop and patent products and processes earlier than Obalon can or obtain regulatory clearance or approvals faster than Obalon, which could impair Obalon’s ability to develop and commercialize similar products or services. If clinical outcomes of procedures performed with Obalon’s competitors’ products are, or are perceived to be, superior to treatments performed with Obalon’s products, sales of our products could be negatively affected and Obalon’s business, results of operations and financial condition could suffer.
Many of Obalon’s competitors have significantly greater financial and other resources than it does, as well as:
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well-established reputations and name recognition with key opinion leaders and physician networks;

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an established base of long-time customers with strong brand loyalty;

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products supported by long-term data;

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longer operating histories;

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significantly larger installed bases of equipment;

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greater existing market share in the obesity and weight management market;

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broader product offerings and established distribution channels;

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greater ability to cross-sell products;

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additional lines of products, and the ability to offer rebates or bundle products to offer higher discounts or incentives; and

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more experience in conducting research and development, manufacturing, performing clinical trials and obtaining regulatory approvals or clearances.

Competition with these companies could result in significant price-cutting, reduced profit margins and loss of market share, any of which would harm Obalon’s business, financial condition and results of operations. In addition, competitors with greater financial resources than Obalon’s could acquire other companies to gain enhanced name recognition and market share, as well as new technologies or products that could effectively compete with Obalon’s existing and future products, which may cause Obalon’s revenues to decline and harm our business.
In order to compete effectively, Obalon must develop new product offerings and enhancements to Obalon’s existing Obalon Balloon System, price our product competitively with traditional liquid-filled intragastric balloons and maintain adequate research and development and sales and marketing personnel and resources to meet the demands of the market.
INTELLECTUAL PROPERTY
In order to remain competitive, Obalon must develop and maintain protection of the proprietary aspects of its technologies. Obalon relies on a combination of patents, trademarks, trade secret laws and confidentiality and invention assignment agreements to protect Obalon’s intellectual property rights.
It is Obalon’s policy to require Obalon’s employees, consultants, contractors, outside scientific collaborators and other advisers to execute non-disclosure and assignment of invention agreements on commencement of their employment or engagement. Agreements with Obalon’s employees also forbid them from using the proprietary rights of third parties in their work for us. Obalon also requires third parties that receive its confidential data or material to enter into confidentiality or material transfer agreements.

As of December 31, 2020, Obalon held approximately 33 issued U.S. patents and had approximately 15 pending U.S. patent applications, as well as approximately 31 international patents issued in regions including Europe, Mexico, Australia, Canada, Asia, South America, China and Israel and approximately 46 pending international patent applications in regions including Australia, Canada, Europe, Asia, Mexico, China, Israel, the Middle East and South America. Obalon’s issued patents expire between the years 2023 and 2038, and are directed to various features and combinations of features of the Obalon Balloon System technology, including the apparatus for connecting the balloon to an inflation catheter, the structure and composition of the balloon wall, and the composition of the initial fill gas.
Obalon’s patent applications may not result in issued patents and Obalon’s patents may not be sufficiently broad to protect our technology. Any patents issued to Obalon may be challenged by third parties as being invalid or unenforceable, or third parties may independently develop similar or competing technology that does not infringe Obalon’s patents. The laws of certain foreign countries do not protect Obalon’s intellectual property rights to the same extent as do the laws of the United States.
As of December 31, 2020, Obalon held two registered U.S. trademarks and approximately 41 registered marks in regions including Europe, Brazil, the Middle East, Asia and Mexico. Obalon had three pending U.S. trademark applications and no pending marks outside the United States.
MANUFACTURING
Prior to the suspension of Obalon’s commercial operations in March 2020, all of its products except the Obalon Navigation System console were manufactured or assembled in-house using components and sub-assemblies at Obalon’s single-site facility in Carlsbad, California. Obalon relies on single suppliers for the extruded film, swallowable capsule, molded silicone valve used to manufacture its Obalon balloons, the hydrophilic coating for its catheters, the Obalon Navigation System console components and the sensors utilized in the Obalon Navigation balloon catheter. There are minimum purchase requirements and delivery requirements with the supplier for the Obalon Navigation System console and sensor utilized in the Obalon Navigation balloon catheter. Obalon’s suppliers for all other components of the Obalon balloon have no contractual obligations to supply Obalon, and Obalon is not contractually obligated to purchase any of its supplies from them. Obalon historically bases its order quantities and lead times for components purchased from its suppliers on its forecasts derived from historical demand and anticipated future demand. Lead times for components can vary significantly depending on the size of the order, time required to fabricate and test the components, specific supplier requirements and current market demand for the components and subassemblies. These components are critical to Obalon’s products and there are relatively few alternative sources of supply. Obalon does not carry a significant inventory of these components, and identifying and qualifying additional or replacement suppliers for any of the components or sub-assemblies used in its products could involve significant time and cost, and may delay its commercialization efforts.
Obalon has registered with the FDA as a medical device manufacturer and has obtained a manufacturing license from the Center for Devices and Radiological Health. Obalon and its component suppliers are required to manufacture its products in compliance with the FDA’s Quality System Regulation, or QSR, in 21 CFR part 820 of the Federal Food, Drug and Cosmetic Act. The QSR regulates extensively the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of Obalon’s products. The FDA enforces the QSR through periodic inspections that may include the manufacturing facilities of Obalon’s subcontractors. Obalon’s quality system has undergone periodic FDA audits, the last of which occurred in November 2017, which resulted in no observations.
Although Obalon expects its third-party suppliers to supply it with components that meet its specifications and comply with regulatory and quality requirements, it does not control its suppliers outside of its agreements, as they operate and oversee their own businesses. There is a risk that Obalon’s suppliers will not always act consistent with its best interests, and may not always supply components that meet its needs. Any significant delay or interruption in the supply of components or sub-assemblies, or our inability to obtain substitute components, sub-assemblies or materials from alternate sources at acceptable prices in a timely manner, could impair Obalon’s ability to meet the demand of our customers and harm our business. Obalon has experienced and may in the future experience production challenges due to shortages of key components from suppliers.

As a result of the COVID-19 pandemic and accompanying the overall economic uncertainty, the restrictions on elective procedures and the specific directives issued by the Governor of California Obalon ceased manufacturing operations and has not manufactured any products since 2020. If the Merger is consummated and Obalon’s commercial operations are reopened, Obalon will need to restart its manufacturing operations. Obalon has not ordered from its suppliers since it suspended operations and, if it chooses to restart manufacturing, those suppliers may be unwilling or unable to supply it. If Obalon determines to restart commercial operations, it will need to reestablish its supplier and manufacturing capabilities, and likely improve them, in order to satisfy expected demand. Obalon may find that it is unable to successfully manufacture its products in sufficient quantities, on a timely basis and with the expected quality.
GEOGRAPHIC REGIONS
Substantially all of Obalon’s assets, revenues and expenses for 2020 and 2019 were located in or derived from operations in the United States. In addition, Obalon has had sales through Bader and Al Danah in the Middle East. The distribution agreement with Bader was terminated in December 2019 and the distribution agreement with Al Danah was terminated in 2020. During 2020 and 2019, international revenue accounted for approximately 30.2% and 48.4%, respectively, of Obalon’s total revenues.
SEASONALITY
Obalon has limited experience selling Obalon’s product in the United States and have realized significant volatility in quarterly revenues. As a result, Obalon is unable to discern seasonal variations in demand for its products. In the future, seasonal fluctuations in the number of patients seeking treatment and the availability of Obalon’s physician customers may affect its business.
GOVERNMENT REGULATION
Obalon’s products and operations are subject to extensive and rigorous regulation by the FDA and other federal, state and local authorities, as well as foreign regulatory authorities. The FDA regulates, among other things, the research, development, testing, design, manufacturing, approval, labeling, storage, recordkeeping, advertising, promotion and marketing, distribution, post approval monitoring and reporting and import and export of medical devices (such as the Obalon Balloon System) in the United States to assure the safety and effectiveness of medical products for their intended use. The Federal Trade Commission also regulates the advertising of Obalon’s products in the United States. Further, is subject to laws directed at preventing fraud and abuse, which subject Obalon’s sales and marketing, training and other practices to government scrutiny.
Regulatory system for medical devices in the United States
Unless an exemption applies, each new or significantly modified medical device Obalon seeks to commercially distribute in the United States will require either a premarket notification to the FDA requesting permission for commercial distribution under Section 510(k) of the Federal Food, Drug and Cosmetic Act, or FFDCA, also referred to as a 510(k) clearance, or approval from the FDA of a PMA application. Both the 510(k) clearance and PMA processes can be resource intensive, expensive, and lengthy, and require payment of significant user fees, unless an exemption is available.
Device classification
Under the FFDCA, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of control needed to provide reasonable assurances with respect to safety and effectiveness.
Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be reasonably assured by adherence to a set of FDA regulations, referred to as the General Controls for Medical Devices, which require compliance with the applicable portions of the QSR, facility registration and product listing, reporting of adverse events and malfunctions, and appropriate, truthful and non-misleading labeling and promotional materials. Some Class I devices, also called Class I reserved devices, also require premarket clearance by the FDA through the 510(k) premarket notification process described below. Most Class I products are exempt from the premarket notification requirements.
Class II devices are those that are subject to the General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, patient registries, FDA guidance documents and post-market surveillance. Most Class II devices are subject to premarket review and clearance by the FDA. Premarket review and clearance by the FDA for Class II devices is accomplished through the 510(k) premarket notification process.
Class III devices include devices deemed by the FDA to pose the greatest risk such as life-supporting or life-sustaining devices, or implantable devices, in addition to those deemed novel and not substantially equivalent following the 510(k) process. The safety and effectiveness of Class III devices cannot be reasonably assured solely by the General Controls and Special Controls described above. Therefore, these devices are subject to the PMA application process, which is generally more costly and time consuming than the 510(k) process. Through the PMA application process, the applicant must submit data and information demonstrating reasonable assurance of the safety and effectiveness of the device for its intended use to the FDA’s satisfaction. Accordingly, a PMA application typically includes, but is not limited to, extensive technical information regarding device design and development, pre-clinical and clinical trial data, manufacturing information, labeling and financial disclosure information for the clinical investigators in device studies. The PMA application must provide valid scientific evidence that demonstrates to the FDA’s satisfaction a reasonable assurance of the safety and effectiveness of the device for its intended use.
The investigational device process
In the United States, absent certain limited exceptions, human clinical trials intended to support medical device clearance or approval require an IDE application. Some types of studies deemed to present “non-significant risk” are deemed to have an approved IDE once certain requirements are addressed and IRB approval is obtained. If the device presents a “significant risk” to human health, as defined by the FDA, the sponsor must submit an IDE application to the FDA and obtain IDE approval prior to commencing the human clinical trials. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE application must be approved in advance by the FDA for a specified number of subjects. Generally, clinical trials for a significant risk device may begin once the IDE application is approved by the FDA and the study protocol and informed consent are approved by appropriate institutional review boards at the clinical trial sites. There can be no assurance that submission of an IDE will result in the ability to commence clinical trials, and although the FDA’s approval of an IDE allows clinical testing to go forward for a specified number of subjects, it does not bind the FDA to accept the results of the trial as sufficient to prove the product’s safety and efficacy, even if the trial meets its intended success criteria.
All clinical trials must be conducted in accordance with the FDA’s IDE regulations that govern investigational device labeling, prohibit promotion and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. Clinical trials must further comply with the FDA’s good clinical practice regulations for institutional review board approval and for informed consent and other human subject protections. Required records and reports are subject to inspection by the FDA. The results of clinical testing may be unfavorable, or, even if the intended safety and efficacy success criteria are achieved, may not be considered sufficient for the FDA to grant marketing approval or clearance of a product.
The 510(k) approval process
Under the 510(k) process, the manufacturer must submit to the FDA a premarket notification, demonstrating that the device is “substantially equivalent,” as defined in the statute, to a legally marketed predicate device.
A predicate device is a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device) and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was previously found substantially equivalent through the 510(k) process. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data is sometimes required to support substantial equivalence.
After a 510(k) premarket notification is submitted, the FDA determines whether to accept it for substantive review. If it lacks necessary information for substantive review, the FDA will refuse to accept the 510(k) notification. If it is accepted for filing, the FDA begins a substantive review. By statute, the FDA is required to complete its review of a 510(k) notification within 90 days of receiving the 510(k) notification. As a practical matter, clearance often takes longer, and clearance is never assured. Although many 510(k) premarket notifications are cleared without clinical data, the FDA may require further information, including clinical data, to make a determination regarding substantial equivalence, which may significantly prolong the review process. If the FDA agrees that the device is substantially equivalent, it will grant clearance to commercially market the device.
If the FDA determines that the device is not “substantially equivalent” to a predicate device, or if the device is automatically classified into Class III, the device sponsor must then fulfill the much more rigorous premarketing requirements of the PMA approval process, or seek reclassification of the device through the de novo process. A manufacturer can also submit a petition for direct de novo review if the manufacturer is unable to identify an appropriate predicate device and the new device or new use of the device presents a moderate or low risk.
After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a new or major change in its intended use, will require a new 510(k) clearance or, depending on the modification, could require a PMA application or de novo classification. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k) or a PMA in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. Many minor modifications are accomplished by a letter-to-file in which the manufacture documents the change in an internal letter-to-file. The letter-to-file is in lieu of submitting a new 510(k) to obtain clearance for such change. The FDA can always review these letters to file in an inspection. If the FDA disagrees with a manufacturer’s determination regarding whether a new premarket submission is required for the modification of an existing device, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or approval of a PMA application is obtained. In addition, in these circumstances, the FDA can impose significant regulatory fines or penalties for failure to submit the requisite PMA application(s).
The PMA approval process
Following receipt of a PMA application, the FDA conducts an administrative review to determine whether the application is sufficiently complete to permit a substantive review. If it is not, the agency will refuse to file the PMA. If it is, the FDA will accept the application for filing and begin the review. The FDA, by statute and by regulation, has 180 days to review a filed PMA application, although the review of an application more often occurs over a significantly longer period of time. During this review period, the FDA may request additional information or clarification of information already provided, and the FDA may issue a major deficiency letter to the applicant, requesting the applicant’s response to deficiencies communicated by the FDA. The FDA considers a PMA or PMA supplement to have been voluntarily withdrawn if an applicant fails to respond to an FDA request for information (e.g., major deficiency letter) within a total of 360 days. Before approving or denying a PMA, an FDA advisory committee may review the PMA at a public meeting and provide the FDA with the committee’s recommendation on whether the FDA should approve the submission, approve it with specific conditions, or not approve it. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.
Prior to approval of a PMA, the FDA may conduct inspections of the clinical trial data and clinical trial sites, as well as inspections of the manufacturing facility and processes. Overall, the FDA review of a PMA application generally takes between one and three years, but may take significantly longer. The FDA can delay, limit or deny approval of a PMA application for many reasons, including:

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the device may not be shown safe or effective to the FDA’s satisfaction;

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the data from pre-clinical studies and/or clinical trials may be found unreliable or insufficient to support approval;

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the manufacturing process or facilities may not meet applicable requirements; and

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changes in FDA approval policies or adoption of new regulations may require additional data.

If the FDA evaluation of a PMA is favorable, the FDA will issue either an approval letter, or an approvable letter, the latter of which usually contains a number of conditions that must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter authorizing commercial marketing of the device, subject to the conditions of approval and the limitations established in the approval letter. If the FDA’s evaluation of a PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA or issue a not approvable letter. The FDA also may determine that additional tests or clinical trials are necessary, in which case the PMA approval may be delayed for several months or years while the trials are conducted and data is submitted in an amendment to the PMA, or the PMA is withdrawn and resubmitted when the data are available. The PMA process can be expensive, uncertain and lengthy and a number of devices for which the FDA approval has been sought by other companies have never been approved by the FDA for marketing.
New PMA applications or PMA supplements are required for modification to the manufacturing process, equipment or facility, quality control procedures, sterilization, packaging, expiration date, labeling, device specifications, ingredients, materials or design of a device that has been approved through the PMA process. PMA supplements often require submission of the same type of information as an initial PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the approved PMA application and may or may not require as extensive technical or clinical data or the convening of an advisory panel, depending on the nature of the proposed change.
In approving a PMA application, as a condition of approval, the FDA may also require some form of post-approval study or post-market surveillance, whereby the applicant conducts a follow-up study or follows certain patient groups for a number of years and makes periodic reports to the FDA on the clinical status of those patients when necessary to protect the public health or to provide additional or longer term safety and effectiveness data for the device. The FDA may also require post-market surveillance for certain devices cleared under a 510(k) notification, such as implants or life-supporting or life-sustaining devices used outside a device user facility. The FDA may also approve a PMA application with other post-approval conditions intended to ensure the safety and effectiveness of the device, such as, among other things, restrictions on labeling, promotion, sale, distribution and use. Intragastric balloons, including the Obalon Balloon System, are considered Class III medical devices. In order to support a PMA application, the FDA required us to conduct a large, rigorous and expensive, double-blinded, randomized, sham-controlled trial. Obalon will be required to file new PMA applications or PMA supplement applications for modifications to our PMA-approved Obalon Balloon System and Obalon Navigation System or any of its components, including modifications to our manufacturing processes, device labeling and device design, based on the findings of post-approval studies.
Pervasive and continuing FDA regulation
After the FDA permits a device to enter commercial distribution, numerous regulatory requirements continue to apply. These include:
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the FDA’s QSR, which requires manufacturers, including third party manufacturers, to follow stringent design, testing, production, control, supplier/contractor selection, complaint handling, documentation and other quality assurance procedures during all aspects of the manufacturing process;

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labeling regulations, unique device identification requirements and FDA prohibitions against the promotion of products for uncleared, unapproved or off-label uses;

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advertising and promotion requirements;

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restrictions on sale, distribution or use of a device;

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PMA annual reporting requirements;

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PMA approval of product modifications;

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medical device reporting, or MDR, regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur;

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medical device correction and removal reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

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recall requirements, including a mandatory recall if there is a reasonable probability that the device would cause serious adverse health consequences or death;

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an order of repair, replacement or refund;

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device tracking requirements; and

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post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

In addition, FDA enforces the Medical Device Reporting, or MDR, regulations, which require that Obalon reports to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Since February 2017, the FDA has issued three separate letters to healthcare providers warning of serious adverse events, including deaths, which are specific to liquid-filled intragastric balloons. Obalon is aware of the filing of additional reports of serious adverse events, including deaths, associated with liquid-filled balloons since the issuance of the FDA letters to healthcare providers. While the advisory letters were specific to liquid-filled intragastric balloons and not the Obalon gas-filled balloons, these letters could create negative perceptions of the entire gastric balloon category which may cause negative consequences for us including requiring additional warnings, precautions and/or contraindications in the labeling than originally required, delaying or denying approval of our future products, or possible review or withdrawal of our current approval. Since Obalon began selling in United States in January 2017, it has reported adverse events relating to patient injuries associated with use of the Obalon balloon in the FDA’s MAUDE database.
The FDA has broad post-market and regulatory enforcement powers. Medical device manufacturers are subject to unannounced inspections by the FDA and other state, local and foreign regulatory authorities to assess compliance with the QSR and other applicable regulations, and these inspections may include the manufacturing facilities of any suppliers.
Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:
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warning letters, fines, injunctions, consent decrees and civil penalties;

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unanticipated expenditures, repair, replacement, refunds, recall or seizure of our products;

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operating restrictions, partial suspension or total shutdown of production;

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the FDA’s refusal of our requests for 510(k) clearance or premarket approval of new products, new intended uses or modifications to existing products;

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the FDA’s refusal to issue certificates to foreign governments needed to export products for sale in other countries;

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withdrawing 510(k) clearance or premarket approvals that have already been granted; and

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criminal prosecution.

Regulatory system for medical devices in Europe
The European Union consists of member states residing in the European Union and has a coordinated system for the authorization of medical devices. The European Union Medical Devices Directive, or MDD,

sets out the basic regulatory framework for medical devices in the European Union. This directive has been separately enacted in more detail in the national legislation of the individual member states of the European Union.
The system of regulating medical devices operates by way of a certification for each medical device. Each certificated device is marked with CE mark which shows that the device has a Certificat de Conformité. There are national bodies known as Competent Authorities in each member state which oversee the implementation of the MDD within their jurisdiction. The means for achieving the requirements for CE mark varies according to the nature of the device. Devices are classified in accordance with their perceived risks, similarly to the U.S. system. The class of a product determines the requirements to be fulfilled before CE mark can be placed on a product, known as a conformity assessment. Conformity assessments for our products are carried out as required by the MDD. Each member state can appoint Notified Bodies within its jurisdiction. If a Notified Body of one member state has issued a Certificat de Conformité, the device can be sold throughout the European Union without further conformance tests being required in other member states.
According to the MDD, the Obalon Balloon System, when delivered with a cellulose-based capsule is considered a Class IIb product. Obalon believes the Obalon Navigation System and the Obalon Touch Inflation Dispenser are Class I products not requiring Notified Body approval. Our Medical Device Marketing Authorization under the prior regulation, MDD, was renewed on July 26, 2016 and expires on May 14, 2020. Obaln has not applied for a CE-mark for the Obalon Navigation System and Obalon Touch Inflation Dispenser at this time under the new Medical Device Regulation, or MDR. Obalon has allowed the Obalon balloon CE-mark expire under the previous MDD regulation and has not renewed our agreement with BSI, its Notified Body.
Regulatory frameworks for medical devices in certain countries in the Middle East
Unlike Europe, while the Gulf Cooperation Council, or GCC, jurisdictions often work together to purchase certain medical products in a coordinated fashion for government hospitals, there is not a coordinated system for the authorization of medical devices. Most GCC jurisdictions require that the official registered distributor of a product be wholly owned by nationals of that particular GCC jurisdiction.
Qatar
Qatar recognizes FDA approvals to be sufficient to establish approval within the country. Obalon had obtained U.S. FDA approval for the products and Al Danah obtained the registration that is necessary to permit the purchase and distribution within Qatar. Al Danah sold product directly to hospitals within Qatar until Obalon terminated its agreement with Al Danah earlier in 2020.
Kingdom of Saudi Arabia, or KSA
The most pertinent regulation is the Interim Regulation for Medical Devices, issued by the Saudi Food & Drug Authority, or SFDA, Board of Directors’ Decree number 1-8-1429 dated approximately December 27, 2008 and the implementing regulations of the same. The SFDA is an independent regulatory body that is responsible for the authorization of medical devices, and current guidelines are generally based on pre-existing approval in one of the five founding member nations of the Global Harmonization Task Force, or GHTF, which are Australia, Canada, United States, European Union and Japan. There are no overt requirements for the provision of safety and effectiveness data in the form of clinical trials or other studies but these would likely come as a part of the approvals described above that are used as a basis to support approval within the KSA. The SFDA reserves its rights to require its own independent clinical trials as it deems necessary or appropriate. Regulatory authorization is required for all medical devices, regardless of device class. A potential exception to this requirement is for medical devices that were designed and constructed by local health care facility and staff for internal use. Similar to the United States, the SFDA requires post market surveillance to ensure safety and quality. This program is meant to be conducted by the Authorized Representative. With respect to the use of medical devices, it is the responsibility of the health care institution to inform the manufacturer and the SFDA of any adverse events associated with this use. Obalon previously appointed Al Sultan Saudi Medical Company as its responsible Authorized Representative for the KSA. Obalon’s Medical Device Marketing Authorization was renewed on July 26, 2016 however, the relevant distribution agreement was terminated in December 2019. In KSA it is possible for a foreign party to establish a Technical & Scientific Office and register the medical device, while working with a locally licensed Authorized Representative to conduct sales of such approved medical devices.
Kuwait
Medical devices in Kuwait are regulated by the Medicines and Medical Supplies, Pharmaceuticals and Herbal Medicines Registration and Control Administration Department in the Ministry of Health.
In order for any company/manufacturer to sell a medical device in Kuwait, the specific medical device must be approved for use and registered in Kuwait with the Ministry of Health. The manufacturer of the device, through its agent/distributor should submit an application to the Ministry of Health for the approval and registration of the device. The documents required to register a medical device with the Ministry of Health in summary include: (i) the original Manufacturing License and Good Manufacturing Practice certificates; (ii) the original Free Sale Certificate which should mention the trade name, scientific name, indications, and detailed composition for active and inactive ingredients and which should be issued by the health authority in the country of origin of the device; (iii) the status of registration of the product in the country of origin; (iv) the original letter of appointment of an exclusive agent/distributor for the device; (v) a list of countries where the product is registered with registration dates and numbers; (vi) a sample of the product with information about the product on the outer and inner packaging in English or Arabic (the information on the packaging should include: the name of the product, its content/composition, uses, batch number, manufacturing date, expiry date, storage conditions, and instructions on use); (vii) a certificate of analysis of the finished product; (viii) safety and efficacy studies from an approved international authority (and/or clinical studies if applicable); and (ix) any other information the Ministry of Health may require. Once all documents are in order and the Ministry of Health does not require any further information, it will register the device under the names of the manufacturer and the relevant agent/distributor.
The promotion, distribution and sale of medical devices in Kuwait can only be done by a Kuwaiti entity that is appointed by the manufacturer of the device as its exclusive agent/distributor for Kuwait. Such agent/distributor must be authorized by and registered with the Medicines and Medical Supplies, Pharmaceuticals and Herbal Medicines Registration and Control Administration Department in the Ministry of Health and the Ministry of Commerce and Industry to do so. The device may be sold in licensed pharmacies and other places approved by the Ministry of Health.
Obalon previously appointed Bader as its exclusive agent/distributor in Kuwait, however, this distribution agreement was terminated in December 2019.
United Arab Emirates, or UAE
The most pertinent regulation is UAE Federal Law No. 4 of 1983 for the Pharmaceutical Profession and Institutions and to Medical Device Regulations. There are many similarities between the SFDA and the Registration and Drug Control Department that is run out of the Ministry of Health & Prevention of the UAE. Applications for registration of medical devices in the UAE are done with the UAE Ministry of Health Registration & Drug Control Department and must include data on effectiveness in addition to safety (a nod to the requirements of the FDA). The UAE body has its own device classification system that is most closely related to that used by the European Union, defined as class 1, low risk; class 2, medium risk but nonimplantable; class 3, medium risk but implantable; and class 4, high risk. Obalon previously appointed Sohail Faris Medical Equipment Trading as the responsible Authorized Representative for the UAE however, the relevant distribution agreement was terminated in December 2019.
Privacy and security laws
Medical device companies may be subject to U.S. federal and state and foreign health information privacy, security and data breach notification laws, which may govern the collection, use, disclosure and protection of health-related and other personal information. In the United States, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and all regulations promulgated thereunder, collectively HIPAA, imposes privacy, security and breach reporting obligations with respect to individually identifiable health information upon “covered entities” (health plans, health care clearinghouses and certain health care providers), and their respective business associates, individuals or entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. Although Obalon is not a covered entity, Obalon may provide certain services that require the use or disclosure of PHI on behalf of physicians who are covered entities, and it therefore may be considered to be business associates under HIPAA. HIPAA imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information. HIPAA mandates the reporting of certain breaches of health information to HHS, affected individuals and if the breach is large enough, the media. Entities that are found to be in violation of HIPAA as the result of a breach of unsecured protected health information or PHI, a complaint about privacy practices or an audit by HHS, may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions.
Even when HIPAA does not apply, according to the Federal Trade Commission or the FTC, failing to take appropriate steps to keep consumers’ personal information secure constitutes unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act, 15 U.S.C § 45(a). The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards. The FTC’s guidance for appropriately securing consumers’ personal information is similar to what is required by the HIPAA security regulations.
In addition, certain state and non-U.S. laws, such as the European Union General Data Protection Regulation, or GDPR, govern the privacy and security of health information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Further, “business associates,” defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity, are also subject to certain HIPAA privacy and security standards. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. For example, California recently enacted legislation, the California Consumer Privacy Act or CCPA, which went into effect January 1, 2020. The CCPA, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. Although the law includes limited exceptions, including for PHI maintained by a covered entity or business associate, it may regulate or impact our expected processing of personal information depending on the context. In Europe, the GDPR went into effect in May 2018 and introduces strict requirements for processing the personal data of European Union data subjects. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. Moreover, the United Kingdom leaving the EU could also lead to further legislative and regulatory changes. It remains unclear how the United Kingdom data protection laws or regulations will develop in the medium to longer term and how data transfer to the United Kingdom from the EU will be regulated, especially following the United Kingdom’s departure from the EU on January 31, 2020 without a deal. However, the United Kingdom has transposed the GDPR into domestic law with the Data Protection Act 2018, which remains in force following the United Kingdom’s departure from the EU.
Anti-kickback statutes
The federal Anti-Kickback Statute prohibits persons from (among other things) knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce the referral of an individual, or the recommending, furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as Medicare or Medicaid.
Courts have interpreted the Anti-Kickback Statute quite broadly, holding that the statute will be violated if even one purpose of a payment — though not its sole or primary purpose — is to induce an act prohibited by the statute with a willful intent to act improperly. The statute prohibits many arrangements and practices that are otherwise lawful in businesses outside of the healthcare industry. Prosecutors may infer intent from the surrounding circumstances and, because courts have interpreted the statute to be violated if even one purpose of a payment is to induce the purchase of items or services paid for by federal healthcare programs, prosecutors have broad discretion in choosing arrangements to prosecute under the statute. There are statutory exceptions and regulatory “safe harbors” available to protect certain appropriately structured arrangements that otherwise would implicate the Anti-Kickback Statute. Those who structure their business arrangements to satisfy all of the criteria of a safe harbor are protected from liability under the statute.
Penalties for violation of the Anti-Kickback Statute are severe and may include, in addition to the fines and jail time described above, penalties imposed under the Civil Monetary Penalties Law, or the CMP Law, including exclusion from participation in Federal healthcare programs, civil monetary penalties for each improper act, and damages of up to three times the amount of remuneration at issue (regardless of whether some of the remuneration was for a lawful purpose). Because Obalon does not anticipate that the Obalon Balloon System will be reimbursed by any federal healthcare program, Obalon does not believe that it will be subject to the federal Anti-Kickback Statute.
Many states have adopted laws similar to the Anti-Kickback Statute, however, and some of these state prohibitions apply to arrangements involving healthcare items or services reimbursed by any source, and not only by Medicare, Medicaid or another federal healthcare program. These state laws do not always have the same exceptions or safe harbors of the federal Anti-Kickback Statute. The business may be subject to some of these laws.
Government officials have focused recent enforcement efforts on the marketing of healthcare services and products, among other activities, and have brought cases against companies, and certain individual sales, marketing and executive personnel, for allegedly offering unlawful inducements to potential or existing customers in an attempt to procure their business.
False claims laws
The federal False Claims Act imposes liability on any individual or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. The qui tam or “whistleblower” provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has violated the False Claims Act and to share in any monetary recovery. In recent years, the number of lawsuits brought against healthcare industry participants by private individuals has increased dramatically.
When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate instance of false claim. As part of any settlement, the government may ask the entity to enter into a corporate integrity agreement, which imposes certain compliance, certification and reporting obligations. There are many potential bases for liability under the False Claims Act. Liability arises, primarily, when an entity knowingly submits, or causes another to submit, a false claim for reimbursement to the federal government. The federal government has used the False Claims Act to assert liability on the basis of inadequate care, kickbacks and other improper referrals, and the provision of inaccurate reimbursement coding advice, in addition to the more predictable allegations as to misrepresentations with respect to the services rendered. In addition, companies have been sued under the False Claims Act in connection with the off-label promotion of products.
Various states have also enacted false claims laws that are analogous to the federal False Claims Act. Many of these state laws apply to claims submitted to any third-party payor and are not limited to claims submitted to a federal healthcare program.

Because the Obalon Balloon System is not reimbursed by federal healthcare programs or any other third-party payor, Obalon does not believe that the business generally will be subject to many of these laws unless such reimbursement is obtained in the future.
Transparency laws
The federal Physician Payment Sunshine Act, or the Sunshine Act, which was enacted as part of the Patient Protection and Affordable Care Act, or the PPACA, generally requires certain manufacturers of a drug, device, biologic or other medical supply that is covered by Medicare, Medicaid or the Children’s Health Insurance Program and applicable group purchasing organizations to report on an annual basis: (i) certain payments and other transfers of value given to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other health care professionals beginning in 2022, and teaching hospitals and (ii) any ownership or investment interest that physicians, or their immediate family members, have in their company. The payments required to be reported include the cost of meals provided to a physician, travel reimbursements and other transfers of value, including those provided as part of contracted services such as speaker programs, advisory boards, consultation services and clinical trial services. Under the statute, the federal government makes reported information available to the public. Failure to comply with the reporting requirements can result in significant civil monetary penalties, with additional penalties for the knowing failure to report. Additionally, there are criminal penalties if an entity intentionally makes false statements in the reports. Because the Obalon Balloon System is not covered or reimbursed by any federal healthcare program, Obalon does not believe that our business will be subject to the federal Sunshine Act unless it is reimbursed in the future.
There has been a recent trend of separate state regulation of payments and transfers of value by manufacturers of medical devices to healthcare professionals and entities, however, and some state transparency laws apply more broadly than does the federal Sunshine Act. Our business may be subject to some of these state laws.
State Corporate Practice of Medicine, Fee-Splitting Prohibitions, and Licensure Requirements
Other regulatory oversight includes, but is not limited to, the corporate practice of medicine, fee-splitting prohibitions, and licensure and scope of practice limitations for physicians and other healthcare professionals. Some states have enacted laws and regulations limiting the extent to which physicians and certain other healthcare professionals may be employed by non-physicians or general business corporations, and the scope and provisions of corporate practice of medicines laws and regulations vary by state. These laws are intended to prevent interference in the medical decision-making process by anyone who is not a licensed physician. Violations may result in civil or criminal penalties. In addition, various state laws also generally prohibit the sharing or splitting professional fees with lay entities or persons. The specific restrictions with respect to enforcement of the corporate practice of medicine and fee-splitting laws varies from state to state. Violations of these laws could require us to restructure our operations and arrangements and may result in penalties or other adverse action.
Moreover, each state defines the scope of practice of physicians and other healthcare professionals through legislation and through their respective licensing boards, and Obalon will need to comply with laws related to the physician supervision of services and scope of practice requirements. Activities that qualify as professional misconduct under state law may subject our personnel to sanctions, or may even result in loss of their license and could, possibly, subject us to sanctions as well. Some state boards of medicine impose reciprocal discipline, that is, if a physician is disciplined for having committed professional misconduct in one state where he or she is licensed, another state where he or she is also licensed may impose the same discipline even though the conduct occurred in another state.
Foreign Corrupt Practices Act
The Foreign Corrupt Practices Act, or FCPA, prohibits U.S. businesses and their representatives from offering to pay, paying, promising to pay or authorizing the payment of money or anything of value to a foreign official in order to influence any act or decision of the foreign official in his or her official capacity or to secure any other improper advantage in order to obtain or retain business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring us to maintain books and records, which in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the corporation, including international subsidiaries, if any, and to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements. The scope of the FCPA includes interactions with certain healthcare professionals in many countries.
International laws
In Europe, and throughout the world, other countries have enacted anti-bribery laws and/or regulations similar to the FCPA. Violations of any of these anti-bribery laws, or allegations of such violations, could have a negative impact on our business, results of operations and reputation.
There are also international privacy laws that impose restrictions on the access, use, and disclosure of health information. All of these laws may impact our business. Our failure to comply with these privacy laws or significant changes in the laws restricting our ability to obtain required patient information could significantly impact our business and our future business plans.
U.S. healthcare reform
Changes in healthcare policy could increase our costs and subject us to additional regulatory requirements that may interrupt commercialization of the Obalon Balloon System. By way of example, ACA substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacted the medical device industry. The ACA, among other things, imposed a 2.3% excise tax on any entity that manufactures or imports medical devices offered for sale in the United States, with limited exceptions. The excise tax was suspended, effective January 1, 2016 and subsequently repealed, effective January 1, 2020.
There will continue to be proposals by legislators at both the federal and state levels, regulators and third-party payors to reduce costs while expanding individual healthcare benefits. Certain of these changes could impose additional limitations on the prices Obalon will be able to charge and/or patients’ willingness to pay for the Obalon Balloon System. While in general it is too early to predict what effect, if any, ACA and its implementation, or any future healthcare reform legislation or policies will have on our business, current and future healthcare reform legislation and policies could have a material adverse effect on our business and financial condition.
EMPLOYEES
As of December 31, 2020, Obalon had 2 employees, both of which are full-time. None of Obalon’s employees are represented by a labor union or are parties to a collective bargaining agreement, and Obalon believes that its employee relations are good.
FINANCIAL INFORMATION
Obalon manages its operations and allocates resources as a single reporting segment. Financial information regarding Obalon’s operations, assets and liabilities, including its net loss for the years ended December 31, 2020 and 2019 and our total assets as of December 31, 2020 and 2019, is included in its Consolidated Financial Statements included in this joint proxy statement/prospectus.
Corporate Information
Obalon was incorporated under the laws of the State of Delaware on January 2, 2008. Its principal executive offices are located at 5421 Avenida Encinas, Suite F, Carlsbad, CA 92008, and its telephone number is (760) 607-5164. Its website address is http://www.obalon.com. The information contained on, or that can be accessed through, its websites is not part of, and is not incorporated by reference into, this prospectus. It has included its website addresses solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our common stock.

Properties
Obalon’s principal executive offices are located in a 20,200 square foot facility in Carlsbad, California. The term of the lease for Obalon’s facility extends through March 2022. Obalon’s facility houses its research and development, sales, marketing, manufacturing, finance and administrative activities. Obalon believes that its current facilities are adequate for its current needs.
Legal Proceedings
From time to time, Obalon is involved in legal proceedings in the ordinary course of business.
On February 14 and 22, 2018, plaintiff stockholders filed class action lawsuits against Obalon and certain of its executive officers in the United States District Court for the Southern District of California (Hustig v. Obalon Therapeutics, Inc., et al., Case No. 3:18-cv-00352-AJB-WVG, and Cook v. Obalon Therapeutics, Inc. et al., Case No. 3:18-cv-00407-CAB-RBB). On July 24, 2018, the court consolidated the lawsuits and appointed Inter-Local Pension Fund GCC/IBT as lead plaintiff. On October 5, 2018, plaintiffs filed an amended complaint. The amended complaint alleges that Obalon and certain of its executive officers made false and misleading statements and failed to disclose material adverse facts about its business, operations, and prospects in violation of Sections 10(b) (and Rule 10b-5 promulgated thereunder) and 20(a) of the Exchange Act. The amended complaint also alleges violations of Section 11 of the Exchange Act arising out of Obalon’s initial public offering. The plaintiffs seek damages, interest, costs, attorneys’ fees, and other unspecified equitable relief. The underwriters from Obalon’s initial public offering have also been named as defendants in this case and Obalon has certain obligations under the underwriting agreement to indemnify them for their costs and expenses incurred in connection with this litigation. On September 25, 2019, the court granted in part and denied in part the defendants’ motion to dismiss. The court dismissed the Section 11 claims entirely, without leave to amend, and accordingly dismissed the underwriters and certain directors from the case. The Court also dismissed certain statements from the Section 10 claims. On August 17, 2020, the parties submitted a final settlement agreement of the securities class action for court approval. A hearing on final settlement approval is scheduled for April 22, 2021. The settlement provides for a payment of $3.15 million to the plaintiffs, and provides that the defendants continue to deny the allegations and claims asserted by the plaintiffs, and are entering into the settlement solely to eliminate the burden and expense of further litigation. Obalon expects that any amounts due as part of the settlement will be covered by its insurance policies.
On October 13, 2020, Gildred Development Company (“Gildred”), Obalon’s landlord in Carlsbad, served Obalon with an unlawful detainer action in the Superior Court of California, County of San Diego (Gildred Development Company v. Obalon Therapeutics, Inc., Case No. 37-2020-00035927-CU-UD-CTL). Gildred alleges that Obalon owes more than $113,000 of unpaid rent and fees to Gildred and seeks damages for unpaid rent and continued occupancy of the premises. On November 18, 2020, Gildred filed an ex parte application for a writ of attachment or, in the alternative, a temporary protective order. The application was denied on November 24, 2020. On December 28, 2020, Gildred filed another application for a writ of attachment or, in the alternative, a temporary protective order. On January 22, 2021, the court granted Gildred’s application for a writ of attachment. Obalon has paid the amount of the writ in full, which was $338,000 and the parties resolved the claim. Obalon is current on its rent obligations under the lease with Gildred.
Available Information
Obalon files Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other information with the Securities and Exchange Commission, or SEC. Its filings with the SEC are available free of charge on the SEC’s website at www.sec.gov and on the “Investor Information” section of its website as soon as reasonably practicable after Obalon electronically files such material with, or furnishes it to, the SEC. You may also read and copy, at SEC prescribed rates, any document it files with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

DESCRIPTION OF RESHAPE’S BUSINESS
ReShape is a premier global weight-loss solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and associated metabolic disease.
ReShape’s current portfolio includes the FDA-approved LAP-BAND® system, which provides minimally invasive, long-term treatment of obesity and is an alternative to more invasive and extreme surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. The recently launched ReShapeCareTM virtual health coaching program is a novel reimbursed telehealth weight-management program that supports healthy lifestyle changes for all medically managed weight-loss patients, not just the LAP-BAND, further expanding our reach and market opportunity. The ReShape VestTM system is an investigational minimally invasive, laparoscopically implanted medical device that wraps around the stomach, emulating the gastric volume reduction effect of conventional weight-loss surgery. It is intended to enable rapid weight loss in obese and morbidly obese patients without permanently changing patient anatomy. The Diabetes Bloc-Stim Neuromodulation is a technology under development as a new treatment for type 2 diabetes mellitus. ReShape’s Diabetes Bloc-Stim Neuromodulation is intended to use bioelectronics to manage blood glucose in treatment of diabetes and individualized 24/7 glucose control. Additional products and accessories from ReShape facilitate alternative gastric surgical procedures and ongoing product support for healthcare practitioners and patients (adjustments, etc.).
ReShape’s Product Portfolio
LAP-BAND System
The LAP-BAND system, which ReShape acquired from Apollo Endosurgery, Inc. (“Apollo”), in December 2018, is designed to provide minimally invasive long-term treatment of severe obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. The LAP-BAND system is an adjustable saline-filled silicone band that is laparoscopically placed around the upper part of the stomach through a small incision, creating a small pouch at the top of the stomach, which slows the passage of food and creates a sensation of fullness. The procedure can normally be performed as an outpatient procedure and patients can go home the day of the procedure without the need for an overnight hospital stay.
The LAP-BAND system has been in use in Europe since 1993 and received the CE mark in 1997 and approved in Australia in 1994, by the TGA. FDA approved the LAP-BAND system for use in the U.S. in 2001. The LAP-BAND system has been approved in 21 countries and more than 1,000,000 LAP-BAND systems have been sold worldwide.
The LAP-BAND system was approved for use in the U.S. for patients with a Body Mass Index (“BMI”) greater than or equal to 40 or a BMI greater than or equal to 30 with one or more obesity-related comorbidity conditions.
The LAP-BAND system has been subject to more than 400 peer-reviewed publications and extensive real-world experience. Adjustable gastric banding using the LAP-BAND system has been reported to be significantly safer than gastric bypass while statistically producing the same weight loss five years after surgery when accompanied by an appropriate post-operative follow-up and adjustment protocol. Studies have reported sustained resolution or improvement in type 2 diabetes, gastroesophageal reflux, obstructive sleep apnea, asthma, arthritis, hypertension and other pre-existing obesity related comorbidities following gastric banding. The gastric banding surgical procedure is generally reimbursed by most payors and insurance programs that cover bariatric surgery.
Benefits. LAP-BAND system offers the following benefits:
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Minimally Invasive.   The LAP-BAND system does not change anatomy and is removable or reversible.

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Lifestyle Enhancing.   The LAP-BAND system helps patients lose weight and live a more comfortable life and potentially reduces co-morbidities from excess weight.

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Durable Weight Loss.   The LAP-BAND system offers a sustainable solution that helps patients achieve long-term success.

ReShapeCare
ReShapeCare is a HIPAA-compliant, virtual coaching program delivered through ReShape’s innovative app which enhances behavior change through engagement. ReShapeCare is prescribed by a patient’s physician and may be covered by insurance for up 26 visits per reimbursement year.
The program is based on four established dimensions of successful behavior change — sleep, nutrition, exercise, stress — and is designed to provide flexible structure and support from a live certified health coach in a manner that is simple and practical.
Clinical studies prove that online health coaching leads to higher patient satisfaction, more successful weight loss outcomes, and improvements in metabolic health and enhances quality of life. ReShapeCare is appropriate for all weight loss patients, medical weight loss patients, and pre- and post-surgical bariatric patients.
The program is designed to ReShape the patient’s life through better sleep, nutrition, exercise, and stress management. Patients get paired with a ReShapeCare certified health coach who will be with them every step of the way through their journey, including through daily text messaging or live phone or video calls. The web and mobile app make it easy to increase positive actions and awareness by receiving daily educational content, personalized exercise, and progress reports. This program creates an atmosphere of community with social support from peers and by joining group sessions. When it comes to nutrition, patients can utilize an easy-to-follow, personalized nutrition plan with a recipe library and restaurant guide. Tracking your food is as easy as taking a snapshot from your phone and sending it to your coach. Patients can connect their own devices to automatically track sleep, stress, and weight. This real-time health data can be used to optimize the program to get the best possible results.
ReShape Vest
The ReShape Vest is an investigational, minimally invasive, laparoscopically implanted medical device being studied for weight loss in morbidly obese adults with a BMI of at least 35. The device wraps around the stomach, emulating the effect of conventional weight loss surgery, and is intended to enable gastric volume reduction. This device is designed to restrict the intake of food and provide the feeling of fullness without cutting or permanently removing portions of the stomach, or bypassing any portion of the gastrointestinal tract. The implantation of the device mimics a traditional weight-loss surgery, it is anatomy sparing and may not require vitamin supplementation.
In a small pilot study conducted outside the United States, at 12 months, ReShape Vest patients demonstrated a mean percent excess weight loss of 85% and a mean percent total body weight loss of 30.2%, an average waist circumference reduction of approximately 15 inches, an average drop in HbA1c (Hemoglobin A1c) of 2.1 points, an average decrease of systolic blood pressure of 13mmHg, and an average increase in HDL “good cholesterol” of 29 mg/dl.
Benefits.   The ReShape Vest, if approved for sale, would offer an additional weight loss solution that emulates the effect of conventional weight loss surgery through a procedure that is minimally invasive and anatomy sparing. The ReShape Vest potentially offers the following benefits:
•
Minimizes Changes to Normal Anatomy.   The ReShape Vest emulates the effects of conventional weight-loss surgery without stapling, cutting or removing any portion of the stomach.

•
Permanent Physical Restriction of the Stomach.   The stomach has the capacity to expand over time through overeating. The ReShape Vest provides physical restriction that maintains the reshaped stomach at a consistent size, as long as the device remains in the patient.

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Removable/Reversible.   The ReShape Vest is designed to be removed laparoscopically, permitting the removal of the device at a later time, if that is desired.

•
Allows Normal Ingestion and Digestion of Foods Found in a Typical, Healthy Diet.   The ReShape Vest leaves the digestive anatomy largely unaltered, hence patients are able to maintain a more consistent nutritional balance compared with conventional bariatric surgical approaches. This feature allows patients to affect positive changes in their eating behavior in a non-forced and potentially more consistent way.
Evaluation of the ReShape Vest has been underway in a pivotal clinical investigation with a planned 95-subject enrollment in Belgium, Czech Republic, Spain and The Netherlands. Enrollment had been completed in Spain shortly before the COVID-19 pandemic affected Spain and the rest of Europe. This pandemic has impacted ReShape’s ability to complete enrollment in the remaining countries and impeded clinical follow up with enrolled patients of the Spanish cite. Considering the unpredictability of and efforts to control this pandemic through 2021, ReShape is continuing to work with identified clinical sites to determine when it will resume enrollment and subsequent filing for CE certification.
Diabetes Bloc-Stim Neuromodulation Device
The ReShape Diabetes Bloc-Stim Neuromodulation is a technology under development as a new treatment for type 2 diabetes mellitus (T2DM). It combines ReShape’s proprietary Vagus Nerve Block (vBloc) technology platform in combination with Vagus nerve stimulation. This new dual Vagus nerve neuromodulation selectively modulates vagal block and stimulation to the liver and pancreas to manage blood glucose. ReShape’s Diabetes Bloc-Stim Neuromodulation is intended to use bioelectronics to manage blood glucose in treatment of diabetes and individualized 24/7 glucose control. The goal is to reduce costs of treatment and complications that arise from poorly controlled blood glucose and non-compliance to T2DM medication.
ReShape’s Diabetes Bloc-Stim Neuromodulation technology is in preclinical development. It has demonstrated safety and efficacy through experiments in diabetic swine utilizing Phase I funding from an NIH Small Business Innovation Research Grant.
ReShape’s Strategic Focus
Develop and Commercialize a Differentiated Portfolio of Products/Therapies
An overarching strategy for ReShape is to develop and commercialize a product, program and services portfolio that is differentiated from ReShape’s competition by offering transformative technologies that consist of a selection of patient-friendly, non-anatomy changing, lifestyle enhancing products, programs and services that provide alternatives to traditional bariatric surgery that help patients achieve durable weight loss. With the LAP-BAND system, accessories and the ReShape Vest and Diabetes Bloc-Stim Neuromodulation (if approved for commercial use), ReShape believes it has multiple compelling and differentiated medical devices. ReShape believes that it is well positioned for the existing market and can serve more of the overweight and obese population with its solutions and thereby help expand the addressable market for obesity.

WHAT'S NOW. WHAT'S NEXT. WHAT'S RESHAPING LIVES.™ ReShape Lifesciences

ReShape Lifesciences' Minimally Invasive Portfolio

WHAT'S NOW

lap·band. SYSTEM

PREFERRED ACCESSORIES FOR BARIATRIC SURGERY

WHAT'S NEXT

ReShape Vest™

NEXT-GEN TREATMENT FOR OBESITY

FOR INVESTIGATIONAL USE ONLY IN CE CLINICAL TRIALS

1 Dixon JB, Eaton LL, Curry T, et all Health outcomes and Explant Rates after Laparoscopic Adjustable Gastric Banding: A Phase 4 Multicenter Study over 5 Years. Obesity, 2018. Jan 26(1) 45-52
2 DeMafla E, Pade V, Warthen M, et al. Baseline data from American Society for Metabolic and Bariatric Surgery – Bariatric Surgery Centers of Excellence using Bariatric Outcomes Longitudinal Database.
*ReShape Vest is for investigational use only and not approved for use.

ReShape Lifesciences™

Drive the Adoption of ReShape’s Portfolio through Obesity Therapy Experts and Patient Ambassadors
ReShape’s clinical development strategy is to collaborate closely with regulatory bodies, healthcare providers, obesity therapy lifestyle experts and others involved in the obesity management process, patients and their advocates and scientific experts. ReShape has established relationships with obesity therapy experts and healthcare providers, including physicians and hospitals, and has identified LAP-BAND patient ambassadors and ReShape believes these individuals will be important in promoting patient awareness and gaining widespread adoption of the LAP-BAND, its accessories and the ReShape Vest. Additionally, with these relationships ReShape believes it will be able to expand the awareness of the Diabetes Bloc-Stim Neuromodulation technology to patients with type 2 diabetes mellitus.
Expand and Protect ReShape’s Intellectual Property Position
ReShape believes that its issued patents and its patent applications encompass a broad platform of therapies focused on obesity, diabetes, hypertension and other gastrointestinal disorders. ReShape intends to continue to pursue further intellectual property protection through U.S. and foreign patent applications.
Alternative Weight Loss Solutions
ReShapeCare provides a weight loss solution through behavioral changes, improving the patients’ sleep, nutrition, exercise and stress. ReShapeCare is appropriate for all weight loss patients, medical weight loss patients, and pre- and post-surgical bariatric patients.
If ReShape is able to commercialize the ReShape Vest, ReShape believes that it will be able to offer two distinct weight loss treatment solutions that may be selected by the physician depending on the severity of the patient’s BMI or condition. Together, the LAP-BAND and ReShape Vest provide a minimally-invasive continuum of care for bariatric patients and their care providers.
ReShape’s Market
The Obesity and Metabolic Disease Epidemic
Obesity is a disease that has been increasing at an alarming rate with significant medical repercussions and associated economic costs. The World Health Organization (“WHO”) currently estimates that more than 2.1 billion adults, approximately 30% of the global population, are overweight. The global economic impact of obesity is approximately $2.0 trillion, or approximately 2.8% of global GDP. Healthcare costs for severely or morbidly obese adults are 81% higher than for healthy weight adults and obesity is responsible for 5% of deaths worldwide. ReShape believes its product and programs and product candidates could address a $1.64 billion per year global surgical device market.
ReShape believes that this epidemic will continue to grow worldwide given dietary trends in developed nations that favor highly processed sugars, larger meals and fattier foods, as well as increasingly sedentary lifestyles. Despite the growing obesity rate, increasing public interest in the obesity epidemic and significant medical repercussions and economic costs associated with obesity, there continues to be a significant unmet need for effective treatments.
The United States Market
Obesity has been identified by the U.S. Surgeon General as the fastest growing cause of disease and death in the United States, and according to a 2014 McKinsey Report is the leading cause of preventable death in the U.S. Currently, it is estimated that approximately 160 million American adults are overweight or obese, 74 million American adults are overweight, 78 million American adults are obese or severely obese, and 24 million American adults are morbidly obese. It is estimated that if obesity rates stay consistent, 51% of the U.S. population will be obese by 2030. According to data from the U.S. Department of Health and Human Services, almost 80% of adults with a BMI above 30 have comorbidity, and almost 40% have two or more of these comorbidities. According to The Obesity Society and the CDC, obesity is associated with many significant weight related comorbidities including Type 2 diabetes, high blood-pressure, sleep apnea, certain cancers, high cholesterol, coronary artery disease, osteoarthritis and stroke. According to the American Cancer Society, 572,000 Americans die of cancer each year, over one-third of which are linked to excess body weight, poor nutrition and/or physical inactivity. Over 75% of hypertension cases are directly linked to obesity, and more than 90% of the approximately 28 million U.S. adults with Type 2 diabetes are overweight or have obesity.
Currently, medical costs associated with obesity in the U.S. are estimated to be up to $210.0 billion per year and nearly 21% of medical costs in the U.S. can be attributed to obesity. Approximately $1.5 billion was spent in 2015 alone in the U.S. on approximately 200,000 bariatric surgical procedures to treat obesity. By 2025, it is estimated that up to $3.8 billion will be spent in the U.S. on approximately 800,000 bariatric surgical procedures to treat obesity. Researchers estimate that if obesity trends continue, obesity-related medical costs could rise by another $44 — $66 billion each year in the U.S. by 2030. The medical costs paid by third-party payers for people who are obese were $2,741 per year, or 42% higher than those of people who are normal weight and the average cost to employers is $6,627 to $8,067 per year per obese employee (BMI of 35 to 40 and higher).
Current Treatment Options and Their Limitations
ReShape believes existing bariatric surgery and endoscopic procedural options for the treatment of obesity have seen limited adoption to date, with approximately 1% of the obese population qualifying for treatment actually seeking treatment, due to patient concerns and potential side effects including permanently altered anatomy and morbidity.
The principal treatment alternatives available today for obesity include:
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Behavioral modification.   Behavioral modification, which includes diet and exercise, is an important component in the treatment of obesity; however, most obese patients find it difficult to achieve and maintain significant weight loss with a regimen of diet and exercise alone.

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Pharmaceutical therapy.   Pharmaceutical therapies often represent a first option in the treatment of obese patients but carry significant safety risks and may present troublesome side effects and compliance issues.

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Bariatric Surgery and Endoscopic Procedures.   In more severe cases of obesity, patients may pursue more aggressive surgical treatment options such as sleeve gastrectomy and gastric bypass. These procedures promote weight loss by surgically restricting the stomach’s capacity and outlet size. While largely effective, these procedures generally result in major lifestyle changes, including dietary restrictions and food intolerances, and they may present substantial side effects and carry short- and long-term safety and side effect risks that have limited their adoption.
ReShape’s Research and Development
Current R&D Focus
ReShape has an experienced research and development team, including clinical, regulatory affairs and quality assurance, comprised of scientists and mechanical engineers with significant clinical knowledge and expertise.
ReShape’s research and development efforts are focused in the following major areas:
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supporting on the LAP-BAND system;

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expanding and improving current on LAP-BAND portfolio;

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gaining clinical evidence to the efficacy of the ReShape Vest;

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testing and developing the Diabetes Bloc-Stim Neuromodulation device; and

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suction and calibration tubing line for gastric and bariatric surgeries.

ReShape has spent a significant portion of its capital resources on research and development. ReShape’s research and development expenses were $3.5 million in 2020 and $3.1 million in 2019.
ReShape’s Competition
The market for obesity treatments is competitive, subject to technological change and significantly affected by new product development. ReShape’s primary competition in the obesity treatment market is currently from bariatric surgical and endoscopic procedures.
The LAP-BAND system competes, and ReShape expects that its ReShape Vest System will compete, with surgical obesity procedures, including gastric bypass, gastric balloons, sleeve gastrectomy and the endoscopic sleeve. These current surgical procedures are performed in less than 1% of all eligible obese patients today. Current manufacturers of gastric balloon and suturing products that are approved in the United States include Apollo (ORBERA Intragastric Balloon System and OverStitch Endoscopic Suturing System) and Obalon (Obalon Balloon System).
In June 2016, Aspire Bariatrics, Inc. received FDA approval for the Aspire Assist® System, an endoscopic alternative to weight loss surgery for people with moderate to severe obesity. ReShape is also aware that GI Dynamics, Inc. has received approvals in various international countries to sell its EndoBarrier Gastrointestinal Liner.
ReShape also competes against the manufacturers of pharmaceuticals that are directed at treating obesity and the 99% of obese patients eligible for surgery that are not willing to pursue a surgical option. ReShape is aware of a number of drugs that are approved for long-term treatment of obesity in the United States: Orlistat, marketed by Roche as Xenical and GlaxoSmithKline as Alli, Belviq marketed by Arena Pharmaceuticals, Inc., Qsymia, marketed by VIVUS, Inc. and Contrave, marketed by Orexigen Therapeutics, Inc. In addition, ReShape is aware of a pivotal trial for GELESIS100 that is being conducted by Gelesis, Inc.
In addition to competition from surgical obesity procedures, ReShape competes with several private early-stage companies developing neurostimulation devices for application to the gastric region and related nerves for the treatment of obesity. Further, ReShape knows of two intragastric balloon companies either in clinical trials or working toward clinical trials in the U.S: Spatz3 Adjustable Balloon and Allurion Technology’s Elipse Balloon. These companies may prove to be significant competitors, particularly through collaborative arrangements with large and established companies. They also compete with ReShape in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and subject registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to ReShape’s programs or advantageous to its business.

ReShape believes that the principal competitive factors in its market include:
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acceptance by healthcare professionals, patients and payers;

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published rates of safety and efficacy;

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reliability and high-quality performance;

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effectiveness at controlling comorbidities such as diabetes and hypertension;

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invasiveness and the inherent reversibility of the procedure or device;

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cost and average selling price of products and relative rates of reimbursement;

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effective marketing, training, education, sales and distribution;

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regulatory and reimbursement expertise;

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technological leadership and superiority; and

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speed of product innovation and time to market.

Many of ReShape’s competitors are larger than it is and are either publicly-traded or are divisions of publicly-traded companies, and they enjoy several competitive advantages over ReShape, including:
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stronger name recognition;

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existing relations with healthcare professionals, customers and third-party payers;

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established distribution networks;

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significant experience in research and development, manufacturing, preclinical testing, clinical trials, obtaining regulatory approvals, obtaining reimbursement and marketing approved products; and

•
greater financial and human resources.

As a result, ReShape cannot assure you that it will be able to compete effectively against these companies or their products.
Market Opportunity
Given the limitations of behavioral modification, pharmaceutical therapy and traditional bariatric surgical approaches, ReShape believes there is a substantial need for patient-friendly, safer, effective and durable solutions that:
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provide proven, long-term weight loss;

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preserve normal anatomy;

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are “non-punitive” in that they support continued ingestion and digestion of foods and micronutrients such as vitamins and minerals found in a typical, healthy diet while allowing the user to modify his or her eating behavior appropriately without inducing punitive physical restrictions that physically force a limitation of food intake;

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diminish undesirable side-effects;

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facilitate outpatient surgical procedures;

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minimize the risks of re-operations, malnutrition and mortality; and

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reduce the natural hunger drive of patients.

ReShape’s Intellectual Property
In order to remain competitive, ReShape must develop and maintain protection of the proprietary aspects of its technologies. ReShape relies on a combination of patents, trademarks, trade secret laws and confidentiality and invention assignment agreements to protect its intellectual property rights. ReShape’s patent applications may not result in issued patents and ReShape’s patents may not be sufficiently broad to protect its technology. Any patents issued to ReShape may be challenged by third parties as being invalid or unenforceable, or third parties may independently develop similar or competing technology that does not infringe ReShape’s patents. The laws of certain foreign countries do not protect ReShape’s intellectual property rights to the same extent as do the laws of the United States.
LAP-BAND
As of December 31, 2020, ReShape had 48 total U.S. and foreign patents and patent applications related to its LAP-BAND system. The international patents and patent applications are in regions including Germany, France, Spain, the United Kingdom, Mexico, Canada, Italy, the Netherlands, Portugal, Ireland, Belgium, Poland, Australia and South Korea. The issued patents expire between the years 2021 and 2031.
ReShape also has 48 total U.S. and international trademarks for the LAP-BAND brand name.
ReShape Vest
As of December 31, 2020, ReShape had four granted U.S. patents and four granted foreign patents in China, Israel, Canada and Australia related to its ReShape Vest and 12 pending patents in the U.S. and foreign countries. The patents expire between the years 2028 and 2038.
ReShape also has U.S. and international trademark applications for the RESHAPE VEST brand name.
ReShapeCare
As of December 31, 2020, ReShape applied for two U.S. trademarks related to the ReShapeCare™ logo and name. The trademarks cover electronic pedometers and electronic day planners for tracking food, body weight, pre-recorded nutritional and fitness, as well as nutritional and medical counseling and services.
Diabetes Bloc-Stim Neuromodulation Device
As of December 31, 2020, ReShape filed a trademark application for Bloc-Stim Neuromodulation. The USPTO Examiner is reviewing the application and provided ReShape with a disclaimer being required for “Neuromodulation”, as this a standard requirement for words that are in the standard vernacular.
Sales and Distribution
ReShape markets directly to patients but sells the LAP-BAND system to select surgical centers throughout the U.S. and internationally having patients that would like to treat obesity and its comorbidities. The surgical centers then perform the LAP-BAND procedure and are most-commonly reimbursed by leading insurance providers. Alternatively, surgical centers can offer the LAP-BAND as a cash-pay procedure. ReShape’s sales representatives are supported by field clinical experts who provide training, technical support, and other support services at various implant centers. ReShape’s sales representatives help implement consumer marketing programs and provide surgical centers and implanting surgeons with educational patient materials.
In order to support LAP-BAND sales efforts, ReShape has seven dedicated team members to support the U.S. region. ReShape has also launched marketing campaigns in several top strategic accounts that allow it to partner with clinics in marketing efforts and use digital and traditional marketing to drive qualified leads to physicians. During 2020, ReShape’s international sales efforts were through a combination of direct and distributor sales channels, with a focus on top LAP-BAND customers in Australia, the Middle East and strategic countries in Europe.
Our Manufacturers and Suppliers
To date, all of the materials and components for ReShape’s products, as well as any related outside services, are procured from qualified suppliers and contract manufacturers in accordance with ReShape’s proprietary specifications. All of ReShape’s key manufacturers and suppliers have experience working with commercial implantable device systems, are ISO certified and are regularly audited by various regulatory agencies including the FDA. ReShape’s key manufacturers and suppliers have a demonstrated record of compliance with international regulatory requirements.
Given that ReShape relies on third-party manufacturers and suppliers for the production of its products, ReShape’s ability to increase production going forward will depend upon the experience, certification levels and large-scale production capabilities of its suppliers and manufacturers. Qualified suppliers and contract manufacturers have been and will continue to be selected to supply products on a commercial scale according to ReShape’s proprietary specifications. ReShape’s FDA approval process required it to name and obtain approval for the suppliers of key components of the LAP-BAND system.
Many of ReShape’s parts are custom designed and require custom tooling and, as a result, ReShape may not be able to quickly qualify and establish additional or replacement suppliers for the components of its products. Any new approvals of vendors required by the FDA or other regulatory agencies in other international markets for ReShape’s products as a result of the need to qualify or obtain alternate vendors for any of ReShape’s components would delay ReShape’s ability to sell and market its products and could have a material adverse effect on ReShape’s business.
ReShape believes that its current manufacturing and supply arrangements will be adequate to continue ReShape’s ongoing commercial sales and its ongoing and planned clinical trials. In order to produce its products in the quantities ReShape anticipates to meet future market demand, ReShape will need its manufacturers and suppliers to increase, or scale up, manufacturing production and supply arrangements by a significant factor over the current level of production. There are technical challenges to scaling up manufacturing capacity and developing commercial-scale manufacturing facilities that may require the investment of substantial additional funds by ReShape’s manufacturers and suppliers and hiring and retaining additional management and technical personnel who have the necessary experience. If ReShape’s manufacturers or suppliers are unable to do so, ReShape may not be able to meet the requirements to expand the launch of the product in the United States or launch the product internationally or to meet future demand, if at all. ReShape may also represent only a small portion of its suppliers’ or manufacturers’ business and if they become capacity constrained, they may choose to allocate their available resources to other customers that represent a larger portion of their business. If ReShape is unable to obtain a sufficient supply of its product, its revenue, business and financial prospects would be adversely affected.
Government Regulations
Device Classification and Regulations
United States
ReShape’s products and products under development are regulated by the FDA as medical devices under the Federal Food, Drug, and Cosmetic Act (“FFDCA”) and the regulations promulgated under the FFDCA. Pursuant to the FFDCA, the FDA regulates the research, design, testing, manufacture, safety, labeling, storage, record keeping, advertising, sales and distribution, post-market adverse event reporting, production and advertising and promotion of medical devices in the United States. Noncompliance with applicable requirements can result in warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket approval for devices and criminal prosecution.
Medical devices in the United States are classified into one of three classes, Class I, II or III, on the basis of the amount of risk and the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I, low risk, devices are subject to general controls (e.g., labeling and adherence to good manufacturing practices). Class II, intermediate risk, devices are subject to general controls and to special controls (e.g., performance standards, and premarket notification). Generally, Class III devices are those which must receive premarket approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices, or new devices), and require clinical testing to validate safety and effectiveness and FDA approval prior to marketing and distribution. The FDA also has the authority to require clinical testing of Class II devices. In both the United States and certain international markets, there have been a number of legislative and regulatory initiatives and changes, such as the

Modernization Act and the EU-Medical Device Regulations, which could and have altered the healthcare system in ways that could impact ReShape’s ability to sell its medical devices profitably.
The FFDCA provides two basic review processes for medical devices. Certain products (Class II) may qualify for a submission authorized by Section 510(k) of the FFDCA, where the manufacturer submits to the FDA a premarket notification of the manufacturer’s intention to commence marketing the product. The manufacturer must, among other things, establish that the product to be marketed is substantially equivalent to another legally marketed product. Marketing may commence when the FDA issues a letter finding the subject device is substantially equivalent to a legally marketed predicate device. If a medical device does not qualify for the 510(k) procedure (Class III), the manufacturer must file a Premarket Approval Application (“PMA”) application with the FDA. This procedure requires more extensive pre-filing clinical and preclinical testing than the 510(k) processes and involves a significantly longer FDA review process. A PMA is required to establish the safety and effectiveness of the device and a key component of a PMA submission is the pivotal clinical trial data, as discussed in more detail below.
Premarket Approval
ReShape’s ReShape vBloc and its LAP-BAND system are medical devices that required a PMA submission from the FDA to market in the United States. The FDA approved ReShape vBloc in January of 2015 and the LAP-BAND system in 2001 with post-approval conditions intended to ensure the safety and effectiveness of the devices. Failure to comply with the conditions of approval can result in material adverse enforcement action, including the loss or withdrawal of the approvals. Referenced in the FDA Guidance, after a device achieves initial PMA approval, any additional significant modifications to the manufacturing process, labeling, use and design of a device requires a PMA supplement to be submitted and approved through the premarket approval process. Premarket approval supplements often require submission of the same type of information as a PMA except that the supplement is limited to information needed to support any changes from the device covered by the original PMA. In addition, holders of an approved PMA are required to submit annual reports to the FDA that include relevant information on the continued use of the device. In September 2018, ReShape made a financial decision to stop the manufacturing and commercializing the vBloc product line in the US. This business decision was not related to the safety or efficacy of the device. On January 27, 2021, FDA accepted a PMA amendment to formally withdraw the vBloc PMA. On February 2, 2021, FDA accepted the PMA amendment for ReCharge Post Approval Study closure and the study status is marked “Completed” on the FDA Post-Approval Studies webpage. On March 4, 2021, FDA accepted the PMA amendment for ReNew Post Approval Study termination and the study status is marked “Terminated” on the FDA Post-Approval Studies webpage.
The ReShape Vest with weight loss indication will be considered a Class III Long Term Implantable product by the FDA requiring the PMA path. A pivotal trial for the ReShape Vest will likely include approximately 250 implanted patients monitored up to three years. Other implantable devices for the treatment of obesity relied on twelve-month endpoints for the PMA submission with annual follow-up visits up to five years and ReShape expects the pivotal trial for the ReShape Vest to be similar. A U.S. pivotal trial requires FDA Investigational Device Exemption (“IDE”) submission and approval.
Clinical Trials
A clinical trial is almost always required to support a PMA or certain 510(k) submissions. Clinical trials for a “significant risk” device such as ReShape’s require submission to the FDA of an application for an IDE for clinical studies to be conducted within the United States. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. In the United States, a clinical trial for a significant risk device may begin once the IDE application is approved by the FDA and by the Institutional Review Boards (“IRBs”) overseeing the clinical trial at the various investigational sites.
Clinical trials require extensive recordkeeping and detailed reporting. ReShape’s clinical trials must be conducted under the oversight of an IRB for each participating clinical trial site and in accordance with applicable regulations and policies including, but not limited to, the FDA’s good clinical practice IDE requirements. ReShape, the trial Data Safety Monitoring Board, the FDA or the IRB for each site at which a clinical trial is being performed may suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.
Pervasive and Continuing U.S. Regulation
Numerous regulatory requirements apply. These include:
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Quality System Regulation, which requires manufacturers to follow design, testing, control, documentation, complaint handling and other quality assurance procedures during the design and manufacturing processes;

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regulations which govern product labels and labeling, prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling and promotional activities;

•
medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur;

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notices of correction or removal and recall regulations;

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periodic reporting of progress related to clinical trials, post approval studies required as conditions of PMA approval and relevant changes to information contained within the PMA approval; and

•
reporting of transfers of value and payments to physicians and teaching hospitals.

Advertising and promotion of medical devices are also regulated by the Federal Trade Commission and by state regulatory and enforcement authorities. Recently, some promotional activities for FDA-regulated products have resulted in enforcement actions brought under healthcare reimbursement laws and consumer protection statutes. In addition, under the federal Lanham Act, competitors and others can initiate litigation relating to advertising claims.
Compliance with regulatory requirements is enforced through periodic facility inspections by the FDA, which may be unannounced. Because ReShape relies on contract manufacturing sites and service providers, these additional sites are also subject to these FDA inspections. Failure to comply with applicable regulatory requirements can result in enforcement action, which may include any of the following sanctions:
•
warning letters or untitled letters;

•
fines, injunction and civil penalties;

•
recall or seizure of our products;

•
customer notification, or orders for repair, replacement or refund;

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operating restrictions, partial suspension or total shutdown of production or clinical trials;

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refusing our request for premarket approval of new products;

•
withdrawing premarket approvals that are already granted; and

•
criminal prosecution.

International Regulations
International sales of medical devices are subject to foreign government regulations, which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval/clearance, and the requirements may differ. The primary regulatory environment in Europe is that of the European Union (“EU”), which consists of 27 member states encompassing nearly all the major countries in Europe. Additional countries that are not part of the EU, but are part of the European Economic Area (“EEA”), and other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the EU with respect to medical devices. The EU has adopted Directive 90/385/EEC as amended by 2007/47/EC for active implantable medical devices and numerous standards that govern and harmonize the national laws and standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices that are marketed in member states. Medical devices that comply with the requirements of the national law of the member state in which their Notified Body is located will be entitled to bear CE marking, indicating that the device conforms to applicable regulatory requirements, and, accordingly, can be commercially marketed within the EU and other countries that recognize this mark for regulatory purposes.
The LAP-BAND system was CE marked in 1997. The method of assessing conformity with applicable regulatory requirements varies depending on the class of the device, but for the LAP-BAND system, the method involved a combination issuance of declaration of conformity by the manufacturer of the safety and performance of the device, and a third-party assessment by a Notified Body of the design of the device and of ReShape’s quality system. A Notified Body is a private commercial entity that is designated by the national government of a member state as being competent to make independent judgments about whether a product complies with applicable regulatory requirements. The assessment included, among other things, a clinical evaluation of the conformity of the device with applicable regulatory requirements. ReShape uses BSI as the Notified Body for its CE marking approval process.
Continued compliance with CE marking requirements is enforced through periodic facility inspections by the Notified Body, which may be unannounced. Because ReShape relies on contract manufacturing sites and service providers, these additional sites may also be subject to these Notified Body inspections.
Since the beginning of 2020, the COVID-19 pandemic slowed most of the economy in the European Union. This resulted in many different challenges ranging from notified bodies that were no longer able to perform audits, to manufacturers that were forced to increase their production beyond their existing capabilities or forced to stop their production all together. The original date of application of Regulation (EU) 2017/745 on medical device (MDR) was May 26, 2020. Due to COVID-19 pandemic the date of application for MDR was postponed to May 26, 2021. ReShape will continue to implement changes across its quality systems to become compliant with the new MDR.
Patient Privacy Laws
United States and various international laws have been evolving to protect the confidentiality of certain patient health information, including patient medical records. These laws restrict the use and disclosure of certain patient health information. Enforcement actions, including financial penalties, related to patient privacy issues are globally increasing. The management of patient data may have an impact on certain clinical research activities and product design considerations.
Employees
As of December 31, 2020, ReShape had 37 employees, all of which were full-time. All of these employees are located in the U.S.
From time to time, ReShape also employs independent contractors, consultants and temporary employees to support its operations. None of ReShape’s employees are subject to collective bargaining agreements. ReShape has never experienced a work stoppage and believes that its relations with its employees are good.
Properties
ReShape leases approximately 14,479 square feet of office/warehouse space in San Clemente, California under an operating lease that expires June 30, 2022.
Legal Proceedings
ReShape is not currently a party to any material litigation, and ReShape is not aware of any pending or threatened litigation against it that could have a material adverse effect on its business, operating results or financial condition. The medical device industry in which ReShape operates is characterized by frequent claims and litigation, including claims regarding patent and other intellectual property rights as well as improper hiring practices. As a result, ReShape may be involved in various legal proceedings from time to time.

Change in ReShape’s Certifying Accountant
On September 4, 2019, ReShape dismissed Deloitte & Touche LLP (“Deloitte”) as ReShape’s independent registered public accounting firm. The Audit Committee of the ReShape Board approved the dismissal.
During the two fiscal years ended December 31, 2018, and the subsequent interim periods through September 4, 2019, there were no: (1) “disagreements” (as defined in Item 304 of Regulation S-K) with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) “reportable events” (as defined in Item 304 of Regulation S-K) except for the existence of certain previously reported material weaknesses in ReShape’s internal control over financial reporting, which are described below. The audit report of Deloitte on ReShape’s financial statements as of and for the years ended December 31, 2018 and 2017, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the entity’s ability to continue as a going concern as described in Note 3 to the financial statements, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
As previously disclosed, ReShape identified a material weakness in internal control over financial reporting as of December 31, 2018 related to its ability to maintain adequate accounting resources with a sufficient understanding of GAAP to allow ReShape to identify and properly account for new complex transactions. As a result of this material weakness, management identified an additional material weakness relating to the lack of properly designed and implemented internal controls around research and development expenses paid to a contract research organization (“CRO”). This material weakness resulted in ReShape not identifying that certain research and development expenses paid to the CRO in connection with the clinical trial of the ReShape Vest are required to be capitalized under GAAP, and recognized into expense as the value of the capitalized asset is realized.
Also, as previously disclosed, ReShape’s management concluded there to be a material weakness in the design of the Company’s income tax controls in that its external income tax specialist was not adequately engaged to assist in the determination of deferred taxes associated with material transactions, such as the business acquisitions which occurred in 2017. To remediate the material weakness in its internal control over financial reporting, ReShape enhanced its existing controls over income taxes to better integrate its external income tax specialist in its quarterly and annual financial reporting process, in order to ensure that all relevant information relating to new business activities which may have an impact on ReShape’s income tax accounting and disclosures, including information concerning significant transactions, is considered. As a result of the remediation activities and controls in place as of December 31, 2018 described above, ReShape has remediated this material weakness.
The Audit Committee of the ReShape Board discussed the material weaknesses described above with Deloitte, and ReShape has authorized Deloitte to respond fully to the inquiries of its successor independent registered public accounting firm concerning the subject matter of the material weaknesses described above.
ReShape provided Deloitte with a copy of the foregoing disclosures and requested Deloitte to furnish ReShape with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above disclosures. A copy of the letter furnished pursuant to that request is filed as Exhibit 16.1 to ReShape’s Current Report on Form 8-K filed with the SEC on September 11, 2019.
On October 22, 2019, the Audit Committee of the ReShape Board appointed BDO USA, LLP (“BDO”) as ReShape’s independent registered public accounting firm. During the fiscal years ended December 31, 2018 and 2017, and during the subsequent interim periods through October 22, 2019, neither ReShape nor anyone on its behalf consulted with BDO regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on ReShape’s financial statements, and neither a written report nor oral advice was provided to ReShape that BDO concluded was an important factor considered by ReShape in reaching a decision as to any accounting, auditing, or financial reporting issue, any matter that was the subject of a “disagreement” with its former auditors or a “reportable event,” as those terms are defined in Item 304 of Regulation S-K.

Corporate Information
ReShape was originally incorporated in the state of Minnesota in December 2002 and reincorporated in the state of Delaware in July 2004. In 2017, ReShape changed its name from EnteroMedics Inc. to ReShape Lifesciences Inc. ReShape’s shares of common stock trade on the OTCQB Market under the symbol RSLS. ReShape’s principal executive offices are located at 1001 Calle Amanecer, San Clemente, California 92673, and its telephone number is (949) 429-6680. ReShape’s website address is www.reshapelifesciences.com. The information on, or that may be accessed through, ReShape’s website is not incorporated by reference into this Registration Statement on Form S-4 and should not be considered a part of this Registration Statement on Form S-4.
Available Information
ReShape files reports and other information with the Securities and Exchange Commission (“SEC”), including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy or information statements. Those reports and statements as well as all amendments to those documents filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available at the SEC’s internet site (http://www.sec.gov), which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC and are available free of charge through ReShape’s website (http://reshapelifesciences.com) as soon as reasonably practicable after electronic filing with, or furnishing to, the SEC.

OBALON EXECUTIVE AND DIRECTOR COMPENSATION
The following tables and accompanying narrative disclosure set forth information about the compensation provided to Obalon’s named executive officers (the “Named Executive Officers”) during the year ended December 31, 2020, who were:
•
Andrew Rasdal, President and Chief Executive Officer and Executive Chairman of the Board;

•
William Plovanic, Director, Former President and Chief Executive Officer;

•
Nooshin Hussainy, Chief Financial Officer;

•
Mark Brister, Former Chief Technology Officer; and

•
Amy Vandenberg, Former Chief Quality Assurance, Clinical and Regulatory Affairs Officer.

Effective June 19, 2020, Mr. Plovanic resigned from his position as President and Chief Executive Officer, but continues to serve as a director of the Board, and Mr. Rasdal was appointed as Obalon’s President and Chief Executive Officer following the effective date of Mr. Plovanic’s resignation. On June 29, 2020, Kim Kamdar was appointed Chairperson of the Obalon Board, a role previously held by Mr. Rasdal. Mr. Rasdal has continued to serve as a director of Obalon.
Additionally, on June 30, 2020, Mr. Brister resigned from his position as Chief Technology Officer and Ms. Vandenberg resigned from her position as Chief Quality Assurance, Clinical and Regulatory Affairs Officer. Since their resignation, Mr. Brister and Ms. Vandenberg each has continued to serve as a consultant to Obalon.
SUMMARY COMPENSATION TABLE
The following table presents summary information regarding the total compensation that was awarded to, earned by or paid to Obalon’s Named Executive Officers for services rendered during the years ended December 31, 2020 and December 31, 2019. Ms. Hussainy was not a named executive officer for the year ended December 31, 2019, and therefore information in the table below is provided only with respect to Ms. Hussainy’s 2020 services.
Name and principal position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-equity incentive plan compensation	All other compensation ($)(4)	Total ($)
Andrew Rasdal(5) President and Chief Executive Officer and Executive Chairman of the Board	2020	159,639(6)	—	—	75,153	—	675	235,467
	2019	325,000	—	200,001	—	—	994	525,995
William Plovanic(7) Director, Former President and Chief Executive Officer	2020	167,330	—	119,104	38,790(8)	—	236	325,460
	2019	422,917	241,000	—	290,708	—	994	955,619
Nooshin Hussainy Chief Financial Officer	2020	139,635	—	22,056	75,153	—	657	237,501
Mark Brister(9) Former Chief Technology Officer	2020	138,877	—	27,570	—	—	80,843	247,290
	2019	367,500	35,000	—	139,180	—	994	542,674
Amy Vandenberg(10) Former Chief Quality Assurance, Clinical and Regulatory Affairs Officer	2020	138,407	—	22,056	—	—	97,982	258,445
	2019	367,500	35,000	—	136,028	—	994	539,522

(1)
Amounts for 2020 reflect reduced base salaries, as each Named Executive Officer waived a portion of his or her salary.

(2)
Amounts for 2020 represent the full grant date fair value of performance-based restricted stock unit awards granted in January 2020 to the Named Executive Officer, as computed in accordance with

Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), rather than the amounts paid to or realized by the Named Executive Officer. The amounts shown are based on the probable outcome of the market conditions. The grant date fair value of the performance restricted stock units is based on a Monte Carlo valuation model, which determines potential award-payout results by simulating future stock prices of the Company and peer companies. Monte Carlo modeling assumptions included (i) stock price volatility (based on 2.9-year historical volatility of daily stock prices of a combination of Obalon and a subset of peer companies) of 70%; and (ii) a risk-free interest rate of 1.48%. The fair value of the 2020 performance restricted stock units was determined to be $0.27 per restricted stock unit for Mr. Plovanic, and $0.25 per restricted stock unit for Msses. Hussainy and Vandenberg and Mr. Brister. As described further under “Narrative Disclosure to Summary Compensation Table — Equity Awards”, in June 2020, Obalon’s Compensation Committee of the Board cancelled such performance restricted stock unit awards.
(3)
Amounts for 2020 represent the aggregate grant date fair value of Obalon Options granted in 2020 to the Named Executive Officer, as computed in accordance with ASC 718. For a discussion of valuation assumptions used in the calculations, see Note 7 to Obalon’s audited consolidated financial statements included in Obalon’s Annual Report on Form 10-K for the year ended December 31, 2020 and filed with the SEC on March 12, 2021. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by Obalon’s Named Executive Officers from the options. There can be no assurance that unvested awards will vest (and, absent vesting and exercise, no value will be realized by the executive for the award).

(4)
Amounts for 2020 represent company-paid life insurance premiums and long-term disability benefits for each Named Executive Officer. In addition, with respect to Mr. Brister and Ms. Vandenberg, includes (i) a one-time performance bonus equal to the amount of $61,250 based on the achievement of performance goals pursuant to each executive’s consulting agreement, (ii) accrued paid-time off equal to the amount of $17,314 and $26,365, respectively, paid by Obalon in connection with each executive’s resignation in June 2020 and (iii) consulting fees in the amount of $1,800 and $10,200, respectively, paid by Obalon for consulting services provided in 2020.

(5)
Effective June 20, 2020, Mr. Rasdal became President and Chief Executive Officer following the effective date of Mr. Plovanic’s resignation.

(6)
Amount includes cash retainer fees in the amount of $129,847 paid by Obalon in 2020 for Mr. Rasdal’s service as the Executive Chairman of the Board, prior to Mr. Rasdal’s appointment as President and Chief Executive Officer.

(7)
Effective June 19, 2020, Mr. Plovanic resigned from his position as President, and Chief Executive Officer, but continues to serve as a director of the Board.

(8)
Reflects the aggregate grant date fair value of Obalon Options granted to Mr. Plovanic in 2020 for service on the Board of Directors.

(9)
On June 30, 2020, Mr. Brister resigned from his position as Chief Technology Officer.

(10)
On June 30, 2020, Ms. Vandenberg resigned from her position as Chief Quality Assurance, Clinical and Regulatory Affairs Officer.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE
Base Salaries
Obalon pays the Named Executive Officers a base salary to compensate them for the satisfactory performance of services rendered to Obalon. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries for Named Executive Officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent.
As of January 1, 2020, the base salaries for Messrs. Plovanic, Rasdal and Brister, and Msses. Hussainy and Vandenberg were $510,000, $325,000, $367,500, and $300,000 and $367,500, respectively.
In light of the uncertainties related to the COVID-19 pandemic, in March 2020, Obalon announced a voluntary 25% reduction of the base salaries for each Named Executive Officer. In May 2020, Obalon announced a further voluntary reduction in the annual base salaries for each Named Executive Officer, to $100,000, effective May 1, 2020. In June 2020, Mr. Rasdal and Ms. Hussainy agreed to further reduce their annual base salary to $55,000.
In January 2021, to encourage the retention of Obalon’s executive officers, the Board of Directors approved an increase to the annual base salaries of Mr. Rasdal and Ms. Hussainy, in each case, to $400,000, effective from January 1, 2021 through the earlier of (i) the closing of the Merger and (ii) April 30, 2021.
Cash Incentive Payments
Annual Cash Incentive Program.   In 2020, Mr. Brister and Msses. Hussainy and Vandenberg were eligible to participate in Obalon’s annual cash incentive compensation program under which cash incentive payments were awarded based on Obalon’s corporate performance. For 2020, Mr. Brister and Ms. Vandenberg had a target cash incentive opportunity equal to 45% of such executive’s base salary and Ms. Hussainy had a target cash incentive opportunity equal to 35% of her base salary. In connection with Mr. Plovanic’s resignation as President and Chief Executive Officer, he was not eligible to participate in the 2020 executive bonus program. In addition, Mr. Rasdal was not eligible to participate.
The 2020 bonus program was designed to provide bonus opportunities for executive officers based on the achievement of corporate performance objectives. In 2020, these objectives included two clinical goals and one product quality goal. Obalon’s clinical goal was weighted at 50%, while the other clinical and product quality goals were weighted at 25% each.
Based on Obalon’s 2020 performance, the corporate performance objectives were not achieved.
Equity Awards
Obalon awards stock options and stock awards to its employees, including the Named Executive Officers, as the long-term incentive component of its compensation program. Awards granted since Obalon’s initial public offering in September 2016 were granted under the Obalon Therapeutics, Inc. Amended and Restated 2016 Equity Incentive Plan (the “2016 Plan”); prior to Obalon’s initial public offering, awards were granted under the Obalon Therapeutics, Inc. 2008 Equity Incentive Plan (the “2008 Plan”).
Obalon typically grants equity awards to new hires upon their commencing employment and from time to time thereafter. Stock options allow employees to purchase Obalon Shares at a price per share equal to the fair market value of Obalon’s common stock on the date of grant and may or may not be intended to qualify as “incentive stock options” for U.S. federal income tax purposes. Generally, Obalon Options vest over a four-year period, subject to the employee’s continued service on the vesting date, either in equal monthly installments over the four-year period or as to 25% of the total number of Obalon Shares on the first anniversary of the date of grant and in equal monthly installments over the following 36 months. Stock option grants that were made prior to Obalon’s initial public offering under the 2008 Plan generally allowed employees the opportunity to “early exercise” unvested stock options by purchasing shares underlying the unvested portion of an option subject to Obalon’s right to repurchase any unvested shares for the lesser of the exercise price paid for the shares and the fair market value of the shares on the date of the holder’s termination of service if the employee’s service terminates prior to the date on which the option vests.
The following table sets forth the number of options granted to Obalon’s Named Executive Officers in 2020.
Name	Grant Date	Number of Options (#)(1)	Option Exercise Price ($)
Andrew Rasdal	6/23/2020	218,000	$0.73
Nooshin Hussainy	6/23/2020	218,000	$0.73

(1)
The option vests as to 1/36th of the shares underlying the option on each monthly anniversary of the grant date, subject to continued service. Upon grant, 52,865 shares subject to the option were granted as cash-settled stock options such that each share of the Company’s common stock underlying the option represented the right to a cash payment equal to the excess, if any, of (i) the fair market value of the share on the date of exercise over (ii) the exercise price per share ($0.73). In February 2021, the Board of Directors approved an amendment to the options to provide that such options will be settled in Obalon Shares, rather than in cash.
Additionally, in connection with his service on the Board of Directors, Mr. Plovanic was granted a stock option award in September 2020, as further described below under “Director Compensation”.
The following table sets forth the number of restricted stock units granted to Obalon’s Named Executive Officers in 2020. The restricted stock units were scheduled to vest based on the achievement of Obalon’s stock price goals over a three-year performance period ending December 31, 2022, subject to continued service. In June 2020, in response to the unprecedented and ongoing market uncertainty resulting from the COVID-19 pandemic, the Compensation Committee determined to terminate the restricted stock unit awards.
Name	Grant Date	Number of Restricted Stock Units (#)
William Plovanic	1/24/2020	441,125
Nooshin Hussainy	1/24/2020	88,225
Mark Brister	1/24/2020	110,281
Amy Vandenberg	1/24/2020	88,225
Other Elements of Compensation
Obalon provides customary employee benefits to full- and part-time employees, including the Named Executive Officers, including medical and dental benefits, short-term and long-term disability insurance, accidental death and dismemberment insurance and life insurance. In addition, eligible employees, including the Named Executive Officers, may participate in Obalon’s tax-qualified employee stock purchase plan and purchase shares of our common stock on favorable terms with payroll deductions.
Obalon also maintains a 401(k) retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Code for employees, including the Named Executive Officers, who satisfy certain eligibility requirements. Under Obalon’s 401(k) plan, all eligible plan participants may contribute between 1% and 100% of eligible compensation, on a pre-tax basis, into their accounts. Obalon has not made a matching contribution under the plan on behalf of employees.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The following table presents, for each of the Named Executive Officers, information regarding outstanding equity awards held as of December 31, 2020. All stock options granted prior to Obalon’s initial public offering in September 2016 were, to the extent unvested, early exercisable for shares of unvested restricted common stock and were granted under the 2008 Plan. Stock options granted after the initial public offering are generally not early exercisable and were granted under the 2016 Plan.
	Option Awards						Stock Awards
Name	Grant date	Vesting commencement date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Andrew Rasdal	8/14/2012	6/14/2012	8,994	—	$18.30	8/14/2022	—	—
	2/12/2015	1/1/2015	14,293	—	$7.60	2/12/2025	—	—
	5/11/2016	5/11/2016	14,655	—	$17.70	5/11/2026	—	—
	11/9/2016	11/9/2016	30,000	—	$87.40	11/9/2026	—	—
	6/23/2020	6/23/2020	36,332	181,668(1)(2)	$0.73	6/23/2030	—	—

	Option Awards						Stock Awards
Name	Grant date	Vesting commencement date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
William Plovanic	11/9/2016	3/7/2016	550	—	$87.40	11/9/2026	—	—
	1/2/2019	1/2/2019	4,784	5,216(3)	$23.00	1/2/2029	—	—
	7/23/2019	5/20/2019	11,873	18,127(3)	$9.60	7/23/2029	—	—
	10/25/2019	5/20/2019	2,916	7,084(4)	$1.75	10/25/2029	—	—
	9/16/2020	9/16/2020	4,540	49,960(5)	$0.77	9/16/2030	—	—
Nooshin Hussainy	2/10/2013	—	453	—	$26.10	2/10/2023	—	—
	2/12/2015	—	1,616	—	$7.60	2/12/2025	—	—
	5/11/2016	—	1,724	—	$17.70	5/11/2026	—	—
	11/9/2016	—	4,000	—	$87.40	11/9/2026	—	—
	1/2/2018	1/2/2018	3,644	1,356(3)	$71.50	1/2/2028	—	—
	1/2/2019	1/2/2019	2,392	2,608(3)	$23.00	1/2/2029	—	—
	10/25/2019	10/25/2019	2,625	6,375(3)	$1.75	10/25/2029	—	—
	10/25/2019	10/19/2019	3,406	8,276(4)	$1.75	10/25/2029	—	—
	6/23/2020	6/23/2020	36,332	181,668(1)(2)	$0.73	6/23/2030	—	—
Mark Brister	2/12/2015	1/1/2015	4,072	—	$7.60	2/12/2025	—	—
	5/11/2016	5/11/2016	3,966	—	$17.70	5/11/2026	—	—
	11/9/2016	11/9/2016	9,000	—	$87.40	11/9/2026	—	—
	1/2/2019	1/2/2019	4,791	5,209(3)	$23.00	1/2/2029	—	—
	10/25/2019	10/25/2019	3,791	9,209(3)	$1.75	10/25/2029	—	—
Amy Vandenberg	7/27/2011	7/13/2011	977	—	$13.10	7/27/2021	—	—
	4/10/2012	2/13/2012	1,045	—	$13.10	4/10/2022	—	—
	8/14/2012	6/14/2012	3,391	—	$18.30	8/14/2022	—	—
	12/19/2014	11/17/2014	1,221	—	$7.60	12/19/2024	—	—
	2/12/2015	1/1/2015	5,298	—	$7.60	2/12/2025	—	—
	5/11/2016	5/11/2016	3,448		$17.70	5/11/2026	—	—
	11/9/2016	11/9/2016	3,000		$87.40	11/9/2026	—	—
	1/2/2018	—	—	—	—	—	3,000(6)	$4,500(7)
	1/2/2019	1/2/2019	4,791	5,209(3)	$23.00	1/2/2029	—	—
	10/25/2019	10/25/2019	2,916	7,084(3)	$1.75	10/25/2029	—	—

(1)
The option vests as to 1/36th of the shares underlying the option on each monthly anniversary of the grant date, subject to continued service. Upon grant, 52,865 shares subject to the option were granted as “cash-settled” stock options such that each Obalon Share underlying the option represented the right to a cash payment equal to the excess, if any, of (i) the fair market value of each such share on the date of exercise over (ii) the exercise price per share ($0.73). In February 2021, the Board of Directors approved an amendment to the option to provide that such cash-settled stock options will be settled in Obalon Shares, rather than in cash.

(2)
In the event of a change in control, 100% of any unvested shares subject to the award will automatically vest, subject to such holder executing and not rescinding a general release of claims.

(3)
The option vests as to 1/48th of the shares underlying the option on each monthly anniversary of the vesting commencement date, subject to continued service.

(4)
The option vests as to 1/4th of the shares underlying the award on the first anniversary of the vesting commencement date, and (ii) 1/48th of the shares underlying the award on each monthly anniversary of such date thereafter, subject to continued service.

(5)
The option was granted in connection with Mr. Plovanic’s service on the Board of Directors and vests as to 1/36th of the shares underlying the option on each monthly anniversary of the grant date, subject to continued service. Upon grant, 27,250 shares subject to the option were granted as “cash-settled” stock options such that each Obalon Share underlying the option represented the right to a cash payment equal to the excess, if any, of (i) the fair market value of each such share on the date of exercise over (ii) the exercise price per share ($0.77). In February 2021, our Board approved an amendment to the option to provide that such cash-settled stock options will be settled in Obalon Shares, rather than in cash. In the event of a change in control, 100% of any unvested shares subject to the award will automatically vest.

(6)
The restricted shares vest as to 25% on each annual anniversary of the grant date.

(7)
The market value of shares of restricted stock that have not vested is calculated by multiplying the fair market value of a share of our common stock on December 31, 2020 ($1.50) by the number of unvested shares of restricted stock outstanding under the award.

EMPLOYMENT AGREEMENTS
Offer Letters with Andy Rasdal, Nooshin Hussainy, Mark Brister and Amy Vandenberg
In June 2008, Obalon entered into an offer letter agreement with each of Messrs. Rasdal and Brister, in November 2008, Obalon entered into an offer letter agreement with Ms. Vandenberg and in November 2011, Obalon entered into an offer letter with Ms. Hussainy, each of which included certain provisions related to the executive’s compensation. The offer letters provide for at-will employment and includes an annual base salary, standard employee benefit plan participation, and for Messrs. Rasdal and Brister and Ms. Vandenberg, a discretionary annual incentive bonus opportunity (although, as noted above, Mr. Rasdal was not eligible to participate in our 2020 annual cash incentive program). As further described below, any severance benefits included in the offer letter agreement has been superseded by the retention agreement entered into between the Named Executive Officers and Obalon.
In connection with Mr. Brister’s and Ms. Vandenberg’s resignations from Obalon and each of them entering into a consulting agreement with Obalon (as discussed below), the offer letters for Mr. Brister and Ms. Vandenberg terminated as of June 30, 2020.
Offer Letter with William Plovanic
In March 2016, Obalon entered into an offer letter agreement with Mr. Plovanic related to hiring him as Chief Financial Officer, which included certain provisions related to his compensation. The following describes the material terms of this offer letter; however, in connection with Mr. Plovanic’s resignation from Obalon, Mr. Plovanic’s offer letter terminated as of June 19, 2020.
The offer letter agreement provided for an annual base salary and eligibility to participate in Obalon’s annual cash bonus plan. Mr. Plovanic also received a signing bonus in the amount of $100,000.
Pursuant to Mr. Plovanic’s offer letter, he was granted a stock option to purchase 157,469 shares of common stock. The option will vest as to 25% of the shares on the first anniversary of the date of entering into the offer letter agreement, and on a monthly basis over a period of 36 months thereafter, in each case subject to Mr. Plovanic’s continued employment. The option is early-exercisable and subject to certain accelerated vesting in the event Mr. Plovanic is terminated by the Company without “cause” or Mr. Plovanic resigns for “good reason” at any time during the one-year period after a “change in control”, each, as described in the offer letter.
The offer letter agreement also provided for participation in Obalon’s existing medical benefits program for employees. Mr. Plovanic’s employment was at-will.

Consulting Agreement with Mark Brister and Amy Vandenberg
In connection with Mr. Brister’s resignation from his position as Chief Technology Officer and Ms. Vandenberg’s resignation from her position as Chief Quality Assurance, Clinical and Regulatory Affairs Officer, Obalon entered into a consulting agreement with each executive, pursuant to which Mr. Brister and Ms. Vandenberg began to serve as consultants as of June 30, 2020. Under each consulting agreement, Mr. Brister and Ms. Vandenberg receive the following payments and benefits: (i) a hourly consulting fee of $150.00 and (ii) each outstanding Company equity award held by the executive as of June 30, 2020 remains outstanding and eligible to vest and, as applicable, will become exercisable during the consulting period (based on the executive’s continued provision of consulting services thereafter rather than continued employment).
Additionally, pursuant to each executive’s consulting agreement, each of Mr. Brister and Ms. Vandenberg are eligible to receive a performance bonus equal to the amount of $61,250, based on the achievement of performance goals, and subject to the timely execution and non-revocation of a general release of claims.
The consulting agreements also require the executive’s continued compliance with restrictive covenants including each executive’s offer letter, retention agreement and employee invention assignment and confidentiality agreement.
SEVERANCE AND CHANGE IN CONTROL BENEFITS
Option Agreements
Pursuant to the terms of the applicable option agreements, the May 2016 stock options, which were granted prior to Obalon’s initial public offering, held by Messrs. Rasdal, Plovanic and Brister were eligible to vest in full upon a “change of control transaction” (as defined therein) that may have occurred prior to May 2020. Additionally, in 2020 Obalon was party to retention agreements with each of the Named Executive Officers that provided for certain payments and benefits upon termination of employment or a change of control of our company. The severance benefits provided in these retention agreements superseded any severance benefits provided in the Named Executive Officers’ offer letters.
Retention Agreements
Additionally, Obalon has entered into retention agreements with each of the Named Executive Officers that provide for certain payments and benefits upon termination of employment or a change of control of Obalon. The severance benefits provided in these retention agreements superseded any severance benefits provided in the Named Executive Officers’ offer letters.
Andy Rasdal.   The retention agreement with Mr. Rasdal that was in effect as of January 1, 2020 provided for the following benefits upon a qualifying termination, which means a termination by Obalon without cause or a termination by the executive for good reason, outside of a change in control in exchange for a customary release of claims:
(i)
a lump sum severance payment of 12 months of base salary;

(ii)
100% acceleration of any then-unvested equity awards, including awards that would vest only upon satisfaction of performance criteria; and

(iii)
payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for up to 12 months.

If Mr. Rasdal was subject to a qualifying termination within the three months preceding a change in control (as defined in Mr. Rasdal’s retention agreement) (but after a legally binding and definitive agreement for a potential change of control has been executed) or within the 12 months following a change in control, the retention agreement provided the following benefits in exchange for a customary release of claims:
(i)
a lump sum severance payment of 12 months of base salary;

(ii)
a lump sum payment equal to the pro rata portion of Mr. Rasdal’s then-current target bonus opportunity;

(iii)
100% acceleration of any then-unvested equity awards that were granted after our initial public offering; and

(iv)
payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for up to 12 months.

Further, if a successor or acquiring entity did not assume, convert, replace or substitute Mr. Rasdal’s equity awards in a change of control, the vesting of those unvested awards would have accelerated in full. Additionally, if Mr. Rasdal ceased to provide services to Obalon due to his death or disability and such separation occurred within 12 months following a change in control or within three months preceding a change in control, Mr. Rasdal’s then-outstanding and unvested equity awards, including awards that would otherwise vest only upon satisfaction of performance criteria, would have accelerated and become vested and exercisable as to 100% of the then-unvested shares. Mr. Rasdal’s retention agreement that was in effect as of January 1, 2020 had a three year term, with automatic three-year renewals unless notice of non-renewal is given by Obalon to Mr. Rasdal three months prior to expiration.
As used in Mr. Rasdal’s retention agreement, “cause” means: (i) conviction for, or guilty plea to, a felony involving moral turpitude; (ii) an uncured willful refusal to comply with Obalon’s lawful and reasonable instructions, or to otherwise perform duties as Obalon lawfully and reasonably determines; (iii) any willful act of dishonesty intended to result in material gain or personal enrichment at the expense of Obalon or any of Obalon’s customers, partners, affiliates or employees; or (iv) any willful act of gross misconduct that is injurious to Obalon.
“Good reason” means, without consent, and subject to certain exceptions, (i) a reduction in then-current base salary (except for a reduction that is part of a proportional reduction of the base salaries of all executives), bonus opportunity or commissions opportunity; (ii) Obalon’s offices being moved such that the usual commuting distance is increased by more than 10 miles; (iii) a material and adverse change to duties or responsibilities; (iv) a change to title and/or role after which Mr. Rasdal is not both the Chief Executive Officer of the top-level acquiring entity whose stock is publicly traded and a voting member of its board of directors; (v) Mr. Rasdal is not, so long as he is Chief Executive Officer, a voting member of Obalon’s board of directors; or (vi) Obalon provides notice that the retention agreement will not be renewed.
In June 2020, Obalon entered into an amended and restated retention agreement with Mr. Rasdal that no longer provides for certain severance payments and benefits upon a termination of employment or a change of control of our Company, but instead provides for:
(i)
accelerated vesting of all time-vesting equity awards held by Mr. Rasdal as of the date of a change in control; and

(ii)
a lump-sum change of control transaction bonus in the amount of $250,000.

In January 2021, to encourage the retention of Obalon’s executive officers, Obalon’s Board of Directors approved an amendment to Mr. Rasdal’s amended and restated retention agreement to provide that the $250,000 change of control transaction bonus will instead be paid upon the earlier of (i) the closing of the Merger and (ii) April 30, 2021.
Other Executives.   The following describes the retention agreements for Messrs. Plovanic, Brister and Msses. Hussainy and Vandenberg that were in effect in 2020. The retention agreement for each of Messrs. Plovanic, Brister and Ms. Vandenberg terminated in connection with each executive’s resignation.
The retention agreements that Obalon entered into with these Named Executive Officers provided for the following benefits upon a qualifying termination, which means a termination by Obalon without cause or a termination by the executive for good reason, outside of a change in control in exchange for a customary release of claims:
(i)
a lump sum severance payment of six months (twelve months for Mr. Plovanic) of base salary; and

(ii)
payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for up to six months (twelve months for Mr. Plovanic).

If the Named Executive Officer was subject to a qualifying termination within the three months preceding a change in control (as defined in the applicable retention agreement) (but after a legally binding and definitive agreement for a potential change of control has been executed) or within the 12 months following a change in control, the retention agreements provided the following benefits to such individual in exchange for a customary release of claims:
(i)
a lump sum severance payment of twelve months of base salary;

(ii)
a lump sum payment equal to the pro rata portion such individual’s then-current target bonus opportunity;

(iii)
100% acceleration of any then-unvested equity awards that were granted after our initial public offering; and

(iv)
payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for up to 12 months.

Further, if a successor or acquiring entity did not assume, convert, replace or substitute the executive’s equity awards in a change of control, the vesting of those unvested awards would have accelerated in full. Each retention agreement that was in effect as of January 1, 2020 had a three-year term, with automatic three-year renewals unless notice was given by Obalon to the Named Executive Officer three months prior to expiration.
As used in the retention agreements, “cause” means: (i) conviction for, or guilty plea to, a felony involving moral turpitude; (ii) an uncured willful refusal to comply with Obalon’s lawful and reasonable instructions, or to otherwise perform duties as Obalon lawfully and reasonably determines; (iii) any willful act of dishonesty intended to result in material gain or personal enrichment at the expense of Obalon or any of Obalon’s customers, partners, affiliates or employees; or (iv) any willful act of gross misconduct that is injurious to Obalon.
“Good reason” means, without consent, and subject to certain exceptions, (i) a reduction in then-current base salary (except for a reduction that is part of a proportional reduction of the base salaries of all executives), bonus opportunity or commissions opportunity; (ii) Obalon’s offices being moved such that the usual commuting distance is increased by more than 10 miles; and (iii) a material and adverse change to title, duties or responsibilities.
In June 2020, Obalon entered into an amended and restated retention agreement with Ms. Hussainy that no longer provides for certain severance payments and benefits upon a termination of employment or a change of control of our Company, but instead provides for
(i)
accelerated vesting of all time-vesting equity awards held by Ms. Hussainy as of the date of a change in control; and

(ii)
a lump-sum change of control transaction bonus in the amount of $250,000.

In January 2021, to encourage the retention of our executive officers, Obalon’s Board of Directors approved an amendment to Ms. Hussainy’s amended and restated retention agreement to provide that the $250,000 change of control transaction bonus will instead be paid upon the earlier of (i) the closing of the Merger and (ii) April 30, 2021.
DIRECTOR COMPENSATION
Obalon’s director compensation program is intended to provide a total compensation package that enables Obalon to attract and retain qualified and experienced individuals to serve as directors and to align directors’ interests with those of Obalon’s stockholders. Directors who are also employees of Obalon do not receive compensation for their service on the Board of Directors.
Under Obalon’s non-employee director compensation program (the “Director Compensation Program”), non-employee directors receive a cash retainer for service on the Board of Directors and for service on each committee of which the director is a member. The Chairperson of the Board and of each committee received a higher retainer for such service. Cash retainers are payable quarterly in arrears. The fees paid to non-employee directors for service on the Board of Directors under the Director Compensation Program is as follows:
Cash Compensation
Board of Directors annual retainer	$35,000
Incremental annual retainer for the Chairman	$25,000
Committee Chair annual retainers
Audit	$17,500
Compensation	$12,500
Nominating and Corporate Governance	$7,500
Committee member annual retainers
Audit	$7,500
Compensation	$5,000
Nominating and Corporate Governance	$5,000
In addition, under this program, each of the non-employee directors is eligible to receive an annual stock option grant to purchase a number of shares of common stock with a value of $200,000 (determined using the Black-Scholes option value based on stock price on the date of grant), vesting in full on the earlier of the one-year anniversary of the grant date and the date of the annual meeting following the date of grant, subject to the director’s continued service. Additionally, new non-employee directors are eligible to receive a stock option to purchase a number of shares of common stock with a value of $300,000 (determined using the Black-Scholes option value based on stock price on the date of grant), vesting in equal monthly installments over three years, subject to the director’s continued service.
Under the terms of the 2016 Plan, the maximum aggregate number of shares subject to all equity awards granted to any non-employee director in a calendar year may not exceed 22,000 shares. In September 2020, the Board of Directors approved an increase to the aggregate number of shares subject to all equity awards granted to any non-employee director in a calendar year by 33,000 shares to 55,000 shares. Under the terms of the option grants made to the non-employee directors, upon a change in control all unvested shares subject to the stock options will vest in full.
We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending Board of Directors and committee meetings.
Effective July 1, 2020, in response to the unprecedented and ongoing market uncertainty resulting from the COVID-19 pandemic, the non-employee directors voluntarily elected to forgo their annual and committee cash retainers for the remainder of the 2020 calendar year. In January 2021, to encourage the retention of our non-employee directors, Obalon’s Board of Directors approved reinstating the annual cash retainers to $5,000 per month through the consummation of the Merger.
On September 16, 2020, each of the non-employee directors were granted 54,500 stock options as their “annual” awards pursuant to the Director Compensation Program. Upon grant, 50% of the shares subject to each option were granted as “cash-settled” stock options such that each Obalon Share underlying the option represented the right to a cash payment equal to the excess, if any, of (i) the fair market value of each such share on the date of exercise over (ii) the exercise price per share ($0.77). In February 2021, the Board of Directors approved an amendment to the option to provide that such cash-settled stock options will be settled in Obalon Shares, rather than in cash. Each stock option vests as to 1/36th of the shares underlying the option on each monthly anniversary of the grant date, subject to continued service. In the event of a change in control, 100% of any unvested shares subject to the award will automatically vest.

The following table sets forth information regarding the compensation of Obalon’s non-employee directors earned for services rendered during the year ended December 31, 2020:
Name(1)	Fees Earned or Paid in Cash ($)(2)	Option Awards ($)(3)	Total ($)
Kim Kamdar, Ph.D.	$35,625	$38,790	$74,415
Raymond Dittamore	$41,250	$38,790	$80,040
Douglas Fisher, M.D.	$30,000	$38,790	$68,790
Les Howe	$43,125	$38,790	$81,915
David Moatazedi(4)	$35,625	—	$35,625
Sharon Stevenson, DVM Ph.D.	$31,875	$38,790	$70,665

(1)
Mr. Rasdal, President and Chief Executive Officer and Executive Chairman of the Board, and Mr. Plovanic, director and Former President and Chief Executive Officer, are not included in this table as each was an employee of Obalon in 2020. All compensation paid to Messrs. Rasdal and Plovanic for their services provided to Obalon in 2020, including for services as non-employee directors in 2020, is reflected in the Summary Compensation Table.

(2)
Reflects cash retainer fees earned by non-employee directors in 2020. Effective July 1, 2020, in response to the unprecedented and ongoing market uncertainty resulting from the COVID-19 pandemic, the non-employee directors voluntarily elected to forgo their annual and committee cash retainers for the remainder of the 2020 calendar year.

(3)
Amounts represent the aggregate grant date fair value of option awards computed in accordance with ASC 718, excluding the effects of any estimated forfeitures. The assumptions used in the valuation of these awards are discussed in Note 7 to Obalon’s consolidated financial statements included in Obalon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 12, 2021. As of December 31, 2020, Messrs. Dittamore and Howe and Drs. Kamdar, Fisher and Stevenson each held 49,960 outstanding option awards and Mr. Plovanic held 80,387 outstanding option awards. None of the non-employee directors hold any stock awards.

(4)
Mr. Moatazedi resigned as a member of the Board on June 30, 2020.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER
Executive Officers and Directors
Resignation of Current Directors and Executive Officers of Obalon
The current directors and executive officers of Obalon are expected to resign in connection with the consummation of the Merger.
Executive Officers and Directors of the Combined Company Following the Merger
The following sets forth certain information, as of March 1, 2021, concerning the persons who are expected to serve as directors and executive officers of the Combined Company upon completion of the Merger.
Name	Age	Position(s)
Bart Bandy	60	President, Chief Executive Officer and Director
Thomas Stankovich	60	Chief Financial Officer
Dan Gladney	68	Director
Gary Blackford	64	Director
Lori McDougal	60	Director
Arda Minocherhomjee	68	Director
Bart Bandy, age 60, has served as ReShape’s President and Chief Executive Officer since April 1, 2019 and one of ReShape’s directors since May 2019. Mr. Bandy has extensive leadership experience in health care and specifically in the obesity and bariatric space. Prior to joining ReShape, Mr. Bandy was President and Chief Executive Officer of BroadSpot Imaging Corporation, a developer of medical devices for eye care, since April 2017. From April 2013 to August 2016, Mr. Bandy was President of Wellness at Alphaeon Corporation, where he was responsible for business development, commercial activities, strategy and acquisition integration. He previously spent 10 years as the senior executive leading the Inamed and Allergan Health Divisions through the launch, growth and transition of LAP-BAND®. Mr. Bandy formerly held positions of increased responsibility in sales, marketing and professional education at Ethicon Endo-Surgery and Karl Storz Endoscopy, America. ReShape believes that Mr. Bandy’s significant experience leading medical device companies, including in his position as President and Chief Executive Officer of ReShape, and his experience with commercialization of the LAP-BAND makes him well-suited to serve as a member of the Combined Board.
Thomas Stankovich, age 60, has served as ReShape’s Chief Financial Officer since October 30, 2019. Mr. Stankovich has extensive leadership experiences as the CFO for multiple public and private healthcare companies. Mr. Stankovich has spent the past nine years as the Global Senior Vice President and Chief Financial Officer of MP Biomedicals, a life science and molecular biology-diagnostics company. Prior to MP Biomedicals, Mr. Stankovich served as Chief Financial Officer at Response Genetics where he successfully led the company through their initial public offering. Additionally, Mr. Stankovich served as Chief Financial Officer for Ribapham Inc., where he also led the company through their initial public offering, which at the time became the second largest ever initial public offering in the biotechnology sector. Mr. Stankovich also held the Chief Financial Officer position at ICN International which later changed its name to Valeant Pharmaceuticals.
Dan Gladney, age 68, has served as one of ReShape’s directors since November 2015 and as Chairman of our Board of Directors since October 2016. Mr. Gladney served as ReShape’s President and Chief Executive Officer from November 2015 until March 2019. Prior to joining ReShape, Mr. Gladney served as Chairman and Chief Executive Officer of Lanx, Inc., a medical device company focused on developing and commercializing innovative devices for spinal surgery. Prior to his time at Lanx, Inc., Mr. Gladney was a Healthcare Operating Partner at Norwest Equity Partners (NEP) from 2008 until 2010, where he was responsible for strategic planning, business growth and corporate governance for NEP portfolio companies and executing new investment opportunities for the firm. Prior to joining NEP, Mr. Gladney served as

President and Chief Executive Officer of several medical device companies including Heart Leaflet Technologies and ACIST Medical Systems, both of which were acquired by The Bracco Group. He also served as Chairman, Chief Executive Officer and President of Compex Technologies, a publicly traded orthopedic and health and wellness electro therapy company, from 2002 until 2006. Mr. Gladney currently serves on the board of directors of Aria CV, Inc. and has been a member of a number of other private and public company boards. After the sale of Lanx, he acted as a private investor and small business consultant. ReShape believes that Mr. Gladney’s significant experience leading medical device companies, as well as his position as former President and Chief Executive Officer of ReShape and his experience with commercialization of medical device companies makes him well-suited to serve as a member of the Combined Board.
Gary Blackford, age 64, has served as one of ReShape’s directors since August 2016. Mr. Blackford has over 30 years of executive experience in the healthcare industry, having most recently served as President, Chief Executive Officer and member of the Board of Directors of Universal Hospital Services Inc., a nationwide provider of medical equipment management, technology and service solutions for the healthcare industry, from 2002 to 2015. From 2001 to 2002, Mr. Blackford was Chief Executive Officer of Curative Health Services, Inc., a specialty healthcare services and pharmacy distribution company. From 1994 to 1998, Mr. Blackford served in executive roles at pharmacy benefit management companies including Medintell Systems Corporation and ValueRx (acquired by Express Scripts). He currently serves as a member of the board of directors for Wright Medical Group N.V., Halyard Health, Inc. and Minnesota’s Children’s Hospitals of Minnesota. He received his BBA (accounting) from the University of Iowa, and his law degree from Creighton University. ReShape believes that Mr. Blackford’s executive leadership and director experience in health care services, health benefits, medical devices, medical equipment and medical technology makes him well- suited to serve as a member of the Combined Board.
Lori McDougal, age 60, has served as one of ReShape’s directors since July 2015. Ms. McDougal has served in an executive capacity in the healthcare industry for more than eighteen years. She served as an Executive Vice President at Optum, Inc., a part of UnitedHealth Group, Inc., from 2013 until 2014. Prior to her time at Optum, she served as Chief Executive Officer of UnitedHealth Group’s subsidiary UnitedHealth Military & Veterans Services, LLC from 2008 until 2013, and previously served as the Chief Operating Officer of UnitedHealth Military & Veterans Services from 2007 until 2008. Before joining UnitedHealth Military & Veterans Services, she served as a Vice President of UnitedHealthcare Medicare & Retirement starting in 2002. Additionally, she served as President of UnitedHealth International from 1998 until 2002 and Vice President of OptumInsight from 1996 to 1998. ReShape believes that Ms. McDougal’s significant executive leadership experience and her experience working with private and government insurers, both domestic and foreign, make her well-suited to serve as a member of the Combined Board.
Arda Minocherhomjee, age 68, has served as one of ReShape’s directors since August 2018. Mr. Minocherhomjee is a Managing Partner of Chicago Growth Partners, a private equity company which he founded in 2004. Previously, Dr. Minocherhomjee was a Managing Director at William Blair Capital Partners and, as head of the firm’s Healthcare Research Group, covered multiple sectors, including drugs/drug delivery, medical devices and selected healthcare services. Mr. Minocherhomjee received a M.S. (Pharmacology) from the University of Toronto and a Ph.D. and a MBA from the University of British Columbia. ReShape believes that Mr. Minocherhomjee’s significant experience in financial research and analysis, including financing activities, with a focus in the healthcare and medical device sectors, makes him well-suited to serve as a member of the Combined Board.
Board of Directors of the Combined Company Following the Merger
There are no family relationships among any of the current directors and executive officers of Obalon, and there are no family relationships among any of the proposed Combined Company directors and officers.
Director Independence
Nasdaq’s listing standards require that the Obalon Board consist of a majority of independent directors, as determined under the applicable Nasdaq rules and regulations. The Obalon Board has determined that each of Dr. Kamdar, Dr. Stevenson, Dr. Fisher, Mr. Dittamore and Mr. Howe qualify as an independent director and that Mr. Rasdal, by virtue of his position as President and Chief Executive

Officer and Mr. Plovanic by virtue of his previous service as President and Chief Executive Officer do not qualify as independent directors.
Prior to the completion of the Merger, the parties undertook a review of the independence of the individuals named above and expect that each of Mr. Blackford, Ms. McDougal and Mr. Minocherhomjee qualifies as an “independent” as defined under the applicable Nasdaq rules and that Mr. Bandy, by virtue of his position as President and Chief Executive Officer and Mr. Gladney by virtue of his previous service as President and Chief Executive Officer do not qualify as independent directors.
Related Person Transactions
In accordance with its written charter, Obalon’s Audit Committee is responsible for reviewing all proposed related party transactions, and the Audit Committee is responsible for reviewing and approving all such transactions, other than transactions that are subject to review by another independent body of the Obalon Board. The term “related party transactions” refers to transactions required to be disclosed in Obalon’s filings with the SEC pursuant to Item 404 of Regulation S-K. As a smaller reporting company, Obalon is also required to review and approve any transaction, arrangement or relationship in which Obalon is a participant, the amount involved exceeds the lesser of $120,000 or one percent of the average of Obalon’s total assets at year-end for the last two completed fiscal years, and a related person has a direct or indirect material interest. In considering related party transactions, the Audit Committee is guided by its fiduciary duty to Obalon’s stockholders. Obalon’s Audit Committee does not have any written or oral policies or procedures regarding the review, approval and ratification of transactions with related parties. Additionally, each of Obalon’s directors and executive officers is required to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions. Obalon’s Nominating and Governance Committee and Board of Directors annually review all transactions and relationships disclosed in the director and officer questionnaires, and the Board makes a formal determination regarding each director’s independence.
Committees of the Board of Directors
The Obalon Board has established three standing committees — the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee — each of which operates under a written charter that has been approved by the Obalon Board. All of the members of each of the Board’s three standing committees are independent as defined under the Nasdaq rules. In addition, all members of the Audit Committee meet the independence requirements for Audit Committee members under Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act, and all members of the Compensation Committee meet the standards for independence specific to members of a compensation committee under the Nasdaq rules.
The charters of our standing board committees are available on our website at http://investor.obalon.com/.
Audit Committee
The Obalon Board’s Audit Committee is responsible for, among other things:
•
overseeing our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements;

•
overseeing our compliance with legal and regulatory requirements;

•
reviewing and approving related-person transactions;

•
selecting, hiring and determining the compensation of our independent registered public accounting firm;

•
the qualifications, independence and performance of our independent auditors; and

•
the preparation of the audit committee report to be included in our annual proxy statement.

The Audit Committee of the Combined Company is expected to retain these duties and responsibilities following completion of the Merger.
The members of the Audit Committee are Messrs. Dittamore and Howe and Dr. Stevenson, who are all independent directors. Mr. Howe serves as the Chairperson of the committee. The members of our Audit Committee meet the requirements for financial literacy under the applicable rules of the SEC and Nasdaq. Our Board has determined that Messrs. Dittamore and Howe are “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K.
Following the closing of the Merger, the chairman of the audit committee is expected to be Lori McDougal, who is also expected to qualify as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, and the remaining members will consist of at least two independent directors to be determined by the Combined Board. ReShape believes that, following completion of the Merger, the composition of the audit committee will comply with the applicable requirements of the rules and regulations of Nasdaq and of the SEC.
Compensation Committee
The Obalon Board’s Compensation Committee reviews and approves policies relating to the compensation and benefits of our officers and recommends to the Obalon Board relating to the compensation and benefits of our directors. At least annually, the Compensation Committee reviews corporate goals and objectives relevant to the compensation of our Chief Executive Officer, as well as, the performance of the Compensation Committee and its members, including compliance with its charter.
The Compensation Committee also grants stock options and other awards under our equity plans. In addition, the Compensation Committee periodically reviews and recommends to the Obalon Board compensation for service on the Obalon Board and any committees of the Obalon Board. The Compensation Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time as further described in its charter. The Compensation Committee may also delegate to the Chief Executive Officer (either alone or acting together with another officer) the authority to grant or amend equity awards to certain employees, as further described in its charter and subject to the terms of our equity plans.
The Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. The Compensation Committee did not engage any compensation consultants in 2020.
The Compensation Committee of the Combined Company is expected to retain these duties and responsibilities following completion of the Merger.
The two independent members of the Obalon Board’s Compensation Committee are Mr. Dittamore and Dr. Kamdar, who are both independent directors. Mr. Dittamore serves as the Chairperson of the committee.
Following the closing of the Merger, the chairman of the Compensation Committee is expected to be Gary Blackford, and the remaining members will consist of at least two independent directors to be determined by the Combined Board. ReShape believes that, after the completion of the Merger, the composition of the Compensation Committee will meet the requirements for independence under, and the functioning of such Compensation Committee will comply with any applicable requirements of the rules and regulations of Nasdaq and of the SEC.
Nominating and Corporate Governance Committee
The Obalon Board’s Nominating and Corporate Governance Committee is responsible for, among other things, identifying, considering, recruiting and recommending to the Obalon Board qualified nominees candidates for Obalon Board membership, developing and overseeing a process for evaluation of the performance of the Obalon Board, evaluating and making recommendations to the Obalon Board regarding the independence of our directors, and advising the Obalon Board on other corporate governance matters.

The Nominating and Corporate Governance Committee of the Combined Company is expected to retain these duties and responsibilities following completion of the Merger.
The members of the Obalon Board’s Nominating and Corporate Governance Committee are Drs. Kamdar and Fisher and Mr. Howe, who are all independent directors. Dr. Kamdar serves as the Chairperson of the committee.
Following the closing of the Merger, the chairman of the Nominating and Corporate Governance Committee is expected to be Gary Blackford, and the remaining members will consist of at least two independent directors to be determined by the Combined Board.
Compensation Committee Interlocks and Insider Participation
None of the Combined Company’s executive officers will serve as a member of the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Combined Board or Combined Board’s Compensation Committee. None of the current members of the Compensation Committee of the ReShape Board has ever been an employee of ReShape.
Director Compensation
Compensation for ReShape’s directors is designed to result in compensation that is competitive with that provided by comparably-sized, publicly-traded, medical device companies. For 2020 (i) each non-employee director received an annual retainer of $35,000 for serving on the Board, (ii) each non-employee director who served on the Audit Committee, the Compensation Committee or the Nominating and Governance Committee, other than the chair of each of the committees, received an additional annual retainer of $8,000, $5,000 and $3,000, respectively, (iii) each of the chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee received an additional annual retainer of $17,500, $10,000 and $6,000, respectively, and (iv) ReShape’s Lead Director received a $15,000 annual retainer in that role.
ReShape reimburses all of its non-employee directors for reasonable travel and other expenses incurred in attending Board and committee meetings. Directors who also serve as employees of ReShape receive no additional compensation for serving as a director. Mr. Bandy is the only director who is also an employee of ReShape.
In February 2019, ReShape’s Board approved and adopted a Change in Control Plan (the “CIC Plan”), which provides for certain benefits and payments to members of the Board and certain members of its senior management team in the event of a change in control of ReShape, as defined in the CIC Plan. The CIC Plan was adopted to ensure that ReShape will have the continued dedication of members of the Board and certain members of ReShape’s senior management team, to diminish the distraction of such individuals that may occur as a result of a change in control, and to provide such individuals with compensation upon a change in control that is competitive with that of other similarly situated companies.
In the event of a change in control, a participant is entitled to receive a grant of shares of ReShape’s common stock immediately prior to the effective time of the change in control such that the total number of shares of common stock owned by the participant would equal the participant’s target percentage if such participant’s then current ownership percentage was less than their target percentage, which is calculated assuming the conversion of any outstanding shares of preferred stock and the exercise of any outstanding warrants, stock options and other equity-based awards.

The target percentage for each of ReShape’s non-employee directors is set forth below:
Target %
Dan Gladney	2.00%
Gary Blackford	1.00%
Lori McDougal	1.00%
Arda Minocherhomjee	1.00%
The ReShape Board has approved the termination of the CIC Plan subject to and effectively immediately prior to completion of the Merger. Therefore, the members of the ReShape Board will not be entitled to any compensation under the CIC Plan if the Merger is completed.
The following table shows the compensation of the non-employee members of ReShape’s Board during fiscal year 2020:
Director Compensation in 2020
Name(1)	Fees Earned or Paid in Cash ($)(2)	Total ($)
Dan Gladney	60,500	60,500
Gary Blackford	59,000	59,000
Lori McDougal	57,500	57,500
Arda Minocherhomjee	51,000	51,000

(1)
Bart Bandy, who currently serves as President and Chief Executive Officer of ReShape, is not included in this table because he was an employee of ReShape during 2020 and thus received no compensation for his services as a director. The compensation that Mr. Bandy received as an employee of ReShape is shown in the “Summary Compensation Table.”

(2)
The amounts in this column include the annual Board of Director and committee retainer amounts for 2020 described above under the heading “Director Compensation.”

The directors held options as of December 31, 2020, as follows:
Name	Vested Options	Unvested Options
Dan Gladney	17	4
Gary Blackford	—	—
Lori McDougal	—	—
Arda Minocherhomjee	—	—
Information About ReShape’s Executive Officers
The following table sets forth information regarding ReShape’s executive officers as of March 1, 2021:
Name	Age	Position
Barton P. Bandy	60	President and Chief Executive Officer
Thomas Stankovich	60	Chief Financial Officer
Mr. Bandy’s biography is set forth above under “Information About our Directors.”
Thomas Stankovich has served as ReShape’s Chief Financial Officer since October 30, 2019. Mr. Stankovich has extensive leadership experiences as the CFO for multiple public and private healthcare companies. Mr. Stankovich has spent the past nine years as the Global Senior Vice President and Chief Financial Officer of MP Biomedicals, a life science and molecular biology-diagnostics company. Prior to

MP Biomedicals, Mr. Stankovich served as Chief Financial Officer at Response Genetics where he successfully led the company through their initial public offering. Additionally, Mr. Stankovich served as Chief Financial Officer for Ribapham Inc., where he also led the company through their initial public offering, which at the time became the second largest ever initial public offering in the biotechnology sector. Mr. Stankovich also held the Chief Financial Officer position at ICN International which later changed its name to Valeant Pharmaceuticals.
Executive Compensation
Summary Compensation Table
The following table sets forth information regarding compensation earned by ReShape’s named executive officers during its fiscal years ended December 31, 2020 and 2019.
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non- equity Incentive Plan Compensation ($)	All Other Compensation ($)(6)	Total ($)
Bart Bandy(1) President and Chief Executive Officer	2020	377,000	—	—	—	—	377,000
	2019	292,500	—	—	—	—	292,500
Thomas Stankovich(2) Chief Financial Officer	2020	290,000	—	—	—	—	290,000
	2019	53,461	—	—	—	—	53,461

(1)
Mr. Bandy was hired as President and Chief Executive Officer effective as of April 1, 2019.

(2)
Mr. Stankovich was hired as Chief Financial Officer effective as of October 30, 2019.

Employment Agreement with Bart Bandy
On August 26, 2019, ReShape entered into an executive employment agreement with Mr. Bandy, its President and Chief Executive Officer. The agreement has an initial term of one year and automatically renews for successive one year terms unless either party delivers written notice 90 days prior to the expiration of the current term or unless it is earlier terminated as described below. Pursuant to the agreement, Mr. Bandy is entitled to a base salary of $390,000, or a higher annual rate if approved by the Board of Directors, and to cash and equity awards pursuant to ReShape’s incentive compensation plan, contingent on Mr. Bandy meeting certain annual objectives determined by the Compensation Committee. The agreement establishes that Mr. Bandy is eligible for an annual incentive compensation of up to 50% of his base salary for that year. Mr. Bandy’s executive employment agreement also provides for the receipt of certain benefits upon the occurrence of particular termination events or a change in control. In addition, Mr. Bandy’s agreement includes a non-disclosure and assignment provision and non-competition, non-solicitation and no recruitment commitments each lasting for a period of one year following termination.
Employment Agreement with Thomas Stankovich
On October 29, 2019, ReShape entered into an employment agreement with Mr. Stankovich, its Chief Financial Officer, pursuant to which he will be paid an annual salary of $300,000 with a target bonus of up to 30% of his base salary. In addition, Mr. Stankovich would be entitled to severance equal to six months of his base salary if he is terminated by ReShape without cause.
Management Incentive Plan
ReShape’s Management Incentive Plan is designed to provide executive officers with annual incentive compensation based on the achievement of certain pre-established performance objectives. By utilizing a combination of objective and subjective performance factors critical to ReShape’s success, this program incentivizes ReShape’s executive officers to achieve results that benefit them and ReShape.
At the beginning of each year, the Compensation Committee approves, subject to review by the Board of Directors, new corporate objectives for the Management Incentive Plan. The objectives are established and measured on an annual basis to better align personal objectives with the direction and objectives of ReShape. When these objectives are established and approved, each objective, and, if applicable, the subparts to each objective, is weighted and assigned a percentage value relative to the corporate objectives taken as a whole. At that time, the Compensation Committee also establishes the maximum bonus amount for each of ReShape’s executive officers, based on a set percentage of each executive officer’s base salary, that the corporate objectives are worth. The Compensation Committee may modify or re-weight the objectives during the course of the fiscal year, if necessary, to reflect changes in ReShape’s business plan.
Change in Control Plan
The target percentages for Mr. Bandy and Mr. Stankovich under our CIC Plan, which is described in more detail above under the heading “Director Compensation,” are 4.0% and 1.25%, respectively. As discussed above, the ReShape Board has approved the termination of the CIC Plan subject to and effectively immediately prior to completion of the Merger. Therefore, Mr. Bandy and Mr. Stankovich will not be entitled to any compensation under the CIC Plan if the Merger is completed.
Long-Term Incentives
ReShape’s Second Amended and Restated 2003 Stock Incentive Plan, as amended, allows ReShape the opportunity to grant stock options, restricted stock and other equity-based awards. In general, ReShape reviews equity awards as incentives for future performance and not as compensation for past accomplishments. ReShape also believes that equity awards reward continued employment by an executive officer, with an associated benefit to ReShape of employee continuity and retention. The exercise price of stock options awarded by the Compensation Committee has been and will continue to be the closing sales price of ReShape’s common stock on the date of grant.
The Compensation Committee and the Board of Directors do not grant equity awards according to a prescribed formula or target, although they review equity data from comparable companies to inform their decisions. In determining the number of equity awards granted to executive officers, individual responsibilities and experience, as well as contributions and achievements are considered, and, in appropriate circumstances, the Compensation Committee considers the recommendations of the Chief Executive Officer. The objectives utilized to assess individual contributions and achievements vary depending on the individual executive, but relate generally to strategic factors such as clinical and regulatory progress, commercialization, research and development, continued establishment of intellectual property and implementation of appropriate financing strategies. While the Chief Executive Officer may provide recommendations to the Compensation Committee regarding the number of equity awards granted to other executive officers from time to time, he does not make a recommendation as to his equity awards.
Outstanding Equity Awards at Fiscal Year-End
ReShape’s named executive officers did not hold any outstanding equity award at December 31, 2020.

OBALON MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of Obalon’s financial condition and results of operations together with its consolidated financial statements and related notes thereto included elsewhere in this joint proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this joint proxy statement/prospectus, including information with respect to Obalon’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks, uncertainties and assumptions. You should read the “cautionary statement regarding forward-looking statements” and “Risk Factors” section of this joint proxy statement/prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
OVERVIEW
Obalon is a vertically integrated medical device company focused on developing and commercializing innovative medical devices to treat people with obesity. Obalon’s current product offering is the Obalon Balloon System, the first and only U.S. Food and Drug Administration, or FDA, approved swallowable, gas-filled intragastric balloon designed to provide progressive and sustained weight loss in patients with obesity. Obalan believes the Obalon Balloon System offers patients and physicians benefits over prior weight loss devices including, but not limited to, clinically meaningful weight loss, a favorable safety profile, improved patient tolerability and comfort, progressive weight loss with durable results, simple and convenient placement, and potentially attractive economics.
The Obalon Balloon System is FDA approved for temporary use to facilitate weight loss in adults with obesity having a body mass index, or BMI, of 30 to 40, or approximately 30 to 100 pounds overweight, who have failed to lose weight through diet and exercise. The system is intended to be used as an adjunct to a moderate intensity diet and behavior modification program. All balloons must be removed six months after the first balloon is placed. Obalon believes the Obalon Balloon System provides a cost-effective, non-surgical and reversible treatment for weight loss solution in an outpatient setting.
The Obalon Balloon System consists of a swallowable capsule that contains an inflatable balloon attached to a microcatheter; the Obalon Navigation System console, which is a combination of hardware and software used to track and display the location of the balloon during placement without x-ray; the Obalon Touch Inflation Dispenser, which is a semi-automated, hand-held inflation device used to inflate the balloon once it is placed; and a disposable canister filled with our proprietary mixture of gas. Placement of a balloon typically occurs in less than 15 minutes and can be accomplished in an outpatient setting without the need for anesthesia or sedation. Patients receive a total of three balloons over the course of eight to 12 weeks and all balloons are removed six months after the first balloon is placed.
In clinical studies, the Obalon Balloon System has demonstrated clinically meaningful weight loss with durable results. In Obalon’s published pivotal SMART trial, patients in the Obalon treatment group lost, on average, approximately twice as much body weight as patients in the sham-control group, with an average of 15.1 pounds of weight loss, resulting in an average 6.9% reduction in total body weight and an average 2.4 point decrease in BMI. In the study, 66.7% of patients lost at least 5% of their total body weight and the study showed statistically significant improvements in cardiometabolic risk factors, including fasting glucose, systolic blood pressure, cholesterol and triglycerides. Patients in the treatment group were followed for 48 weeks and showed, on average, that 89.5% of the weight loss achieved during the initial 24-week balloon treatment period was maintained at 48 weeks, or 24 weeks after the balloons were removed.
In addition, data published and presented from Obalon’s commercial registry demonstrates greater weight loss in the commercial setting as compared to its pivotal clinical study used to support FDA approval. In May 2019, Obalon updated data from its commercial registry to include 1,411 total patients from 143 treatment sites in the United States. In this data set, for those patients receiving three balloons and at least 20 weeks of therapy, the average weight loss was 21.7 pounds, resulting in a 10.2% reduction in total body weight. Of note, 50.7% of patients lost 10% or more total body weight and 77.9% lost 5% or more total body weight.

Obalon commenced U.S. commercialization of its prior generation Obalon balloon system in January 2017. In March 2020, Obalon announced that the overall economic uncertainty, the restriction on elective procedures and the specific directives issued by the Governor of California as a result of the COVID-19 pandemic had a significant impact on its business. As a result, Obalon halted sales to new patients in its Obalon-branded retail treatment centers, terminated expansion plans for additional retail centers, subsequently closed the two retail treatment centers Obalon had opened and halted manufacturing. Additionally, since August 2020, Obalon has only had two full-time employees: Andy Rasdal, our President and Chief Executive Officer, and Nooshin Hussainy, our Chief Financial Officer. Although Obalon scaled back operations, Obalon continued to strive to execute on its corporate and strategic objectives. For example, Obalon continue to pursue third-party reimbursement of the Obalon Balloon System, explore strategic alternatives, tend to its obligations to care for patients who had been treated at its Obalon-branded retail treatment centers, follow-up on and support product-related issues involving customers that have used Obalon products, and review and comply with its regulatory obligations, including FDA and SEC requirements.
Given those impacts and the significant concern about an economic recovery that would allow consumers to feel confident enough to spend on a cash-pay procedure like the Obalon Balloon System, Obalon does not currently plan to re-open its retail treatment centers, re-initiate its retail treatment center expansion plans, or plan to ship orders to U.S. customers or its former international distributor. As a result, Obalon would not expect to report any new revenue for the foreseeable future.
Obalon generated total revenue of $1.6 million and $3.3 million for the years ended December 31, 2020 and 2019, respectively. For the years ended December 31, 2020 and 2019, Obalon’s net loss was $12.3 million and $23.7 million, respectively. Obalon has not been profitable since inception, and as of December 31, 2020, its accumulated deficit was $184.8 million. From inception through December 31, 2020, Obalon has financed our operations primarily through private placements of its preferred stock, the sale of common stock in its IPO and in subsequent public and private placements, and, to a lesser extent, debt financing arrangements.
On April 22, 2020, Obalon executed a promissory note in favor of Silicon Valley Bank evidencing an unsecured loan in the aggregate principal amount of $0.4 million, which was made pursuant to the Paycheck Protection Program and which Obalon refers to as the PPP Loan. The Paycheck Protection Program was established under the Coronavirus Aid, Relief and Economic Security Act, which was enacted on March 27, 2020 and is administered by the U.S. Small Business Administration. All the funds under the PPP Loan were disbursed to Obalon on April 23, 2020. As of December 31, 2020, Obalon had cash and cash equivalents of $3.9 million.
In the fourth quarter of 2020, Obalon determined that the timeline for obtaining third-party reimbursement was longer than the cash runway available and Obalon ceased its efforts related to reimbursement, including terminating its agreement with Blue Ox. Obalon then focused its full efforts on consummating a strategic alternative transaction that would be in the best interest of its stockholders. On November 10, 2020, Obalon signed a non-binding term sheet for merger with ReShape Lifesciences Inc. and, on January 20, 2021, announced that a definitive agreement had been signed on January 19, 2021 for a merger with ReShape Lifesciences Inc.
Landlord Dispute
On October 13, 2020, Gildred served Obalon with an unlawful detainer action in the Superior Court of California, County of San Diego (Gildred Development Company v. Obalon Therapeutics, Inc., Case No. 37-2020-00035927-CU-UD-CTL). Gildred alleges that Obalon owes more than $113,000 of unpaid rent and fees to Gildred and seeks damages for unpaid rent and continued occupancy of the premises. Obalon believes Gildred’s claims are without merit and will defend vigorously against them. On November 18, 2020, Gildred filed an ex parte application for a writ of attachment or, in the alternative, a temporary protective order. The application was denied on November 24, 2020. On December 28, 2020, Gildred filed another application for a writ of attachment or, in the alternative, a temporary protective order. On January 22, 2021, the court granted Gildred’s application for a writ of attachment. Obalon has paid the amount of the writ in full, which was $338,000, and the parties are working toward a resolution of the action. Obalon is current with its rent obligations under the lease with Gildred.

COMPONENTS OF OBALON’S RESULTS OF OPERATIONS
Revenue
For the year ended December 31, 2020 and 2019, revenue reflects sales of its Obalon Balloon System directly to physicians and institutions in the United States, sales of our Obalon Balloon System to our former Middle East distributors, and sales from patients treated at its Company-managed Obalon-branded retail center. Obalon also generated revenue during the year ended December 31, 2020 from reversing various reserves related to revenue from customer incentive programs, our swallow guarantee, and returns reserves as a result of terminating all its commercial operations and underlying programs.
Obalon does not currently plan to re-open its retail treatment centers, re-initiate its retail treatment center expansion plans, restart manufacturing operations, or plan to ship orders to U.S. customers or its former international distributor. As a result, Obalon would not expect to report any meaningful revenue for the foreseeable future.
To date Obalon has experienced limited penetration of the U.S. market, and there are many factors that may impact its future results of operations, including: its ability to complete with the Merger with ReShape, establish insurance coverage and reimbursement for the Obalon Balloon System, its ability to successfully develop the intragastric balloon market (which is currently small and immature) and gain acceptance of our current Obalon Balloon System and its future iterations by doctors and patients, its ability to scale production in a cost effective manner or if at all should Obalon restart manufacturing operations, the emergence of competing products, actions by regulatory bodies, and general economic trends. The amount of revenue and timing of revenue recognition may also be impacted by any future commercial model and customer incentive programs we decide to offer and the channels through which the revenue is derived.
Cost of revenue and gross margin
Cost of revenue consists primarily of costs related to the direct materials and direct labor that are used to manufacture Obalon’s products and the overhead costs that directly support manufacturing. Currently, a significant portion of Obalon’s cost of revenue consists of manufacturing overhead, which is mostly fixed in nature. These overhead costs include the costs of compensation for operations management, engineering support, material procurement and inventory control personnel, outside consultants, production related supplies, allocated quality assurance and facilities costs, and depreciation on production equipment. In the foreseeable future, Obalon’s costs of revenue may be greater than its revenue as Obalon focuses on the Merger with ReShape and in the alternative, reimbursement activities rather than commercial sales.
Obalon calculates gross margin as gross profit divided by revenue. Obalon’s gross margin has been and will continue to be affected by a variety of factors, primarily production volumes, geographic mix, product mix, manufacturing costs, product yields, headcount and cost-reduction strategies. Obalon expects gross margin to fluctuate from quarter to quarter due to variability of its recognized revenue, its adoption of new manufacturing processes and technologies, changes in our manufacturing capacity, and discontinuation of obsolete products. Obalon has experienced challenges in its ability to produce finished goods, which may impact its ability to meet the demands for future commercial and clinical trials.
In March 2020, Obalon suspended manufacturing of the Obalon Balloon System due to the ongoing COVID-19 pandemic. Obalon restarted manufacturing on a limited basis in June 2020 to convert a small amount of work-in-progress inventory to finished goods, in order to have units available for clinical trials and unexpected physician sales, but did not continue manufacturing past July 30, 2020. As of December 31, 2020, Obalon’s manufacturing operations have been suspended with no future plans for restarting.
Research and development expenses
Research and development, or R&D, expenses consist of the cost of engineering, clinical affairs, regulatory affairs and quality assurance associated with developing its Obalon Balloon System. R&D expenses consist primarily of:
•
employee-related expenses, including salaries, benefits, travel expense and stock-based compensation expense;

•
cost of outside consultants who assist with technology development, regulatory affairs, clinical affairs and quality assurance;

•
cost of clinical trial activities performed by third-party medical partners; and

•
cost of facilities, depreciation on R&D equipment and supplies used for internal research and development and clinical activities.

Obalon expenses R&D costs as incurred. Obalon expects R&D expenses as a percentage of total revenue to vary over time depending on the level of revenue, the timing of its new product development efforts, as well as its clinical development, clinical trial, FDA required post approval studies and other related activities.
Selling, general and administrative expenses
Selling, general and administrative, or SG&A, expenses consist of employee-related expenses, including salaries, commissions, benefits, travel expense and stock-based compensation expense. Other SG&A expenses include promotional and advertising activities, marketing, conferences and trade shows, professional services fees, including legal fees, accounting fees, insurance costs, general corporate expenses, and allocated facilities-related expenses. SG&A expenses decreased significantly starting in the second quarter of 2020 due to suspension of business operations and the reduction of employee personnel to only certain key employees. SG&A expenses are expected to remain significantly lower than historical averages until such time when business operations may resume.
Impairment Expense
In light of recent events associated with the global spread of COVID-19 and other factors, Obalon recognized an impairment expense for impairment of inventory and long-lived assets pertaining its retail operations during the second quarter of 2020.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Management’s discussion and analysis of Obalon’s financial condition and results of operations is based on Obalon’s consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires Obalon to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses and related disclosures. Obalon’s estimates are based on Obalon’s historical experience and on various other factors that Obalon believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.
While Obalon’s significant accounting policies are more fully described in the notes to its financial statements appearing elsewhere in this joint proxy statement/prospectus, Obalon believes the following discussion addresses its most critical accounting policies, which are those that are most important to Obalon’s financial condition and results of operations and require Obalon’s most difficult, subjective and complex judgments.
Revenue recognition
Obalon recognizes revenue, in accordance with ASC 606, when control of its products is transferred to its customers in an amount that reflects the consideration Obalon expects to receive in exchange for those products. Obalon’s revenue recognition process involves identifying the contract with a customer, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue as performance obligations are satisfied. A performance obligation is considered distinct from other obligations in a contract when it provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and is separately identified in the contract. Obalon considers a performance obligation satisfied once it has transferred control of a good or service to the customer, meaning the customer has the ability to use and obtain the benefit of the good or service. Obalon recognizes revenue for satisfied performance obligations only when it determines there are no uncertainties regarding payment terms or transfer of control.
Revenue is primarily generated from sales of the Obalon Balloon System to physicians and institutions in the United States, patients treated at the Obalon branded retail center, and sales to distributors in the Middle East. In sales to these customers, Obalon recognizes revenue upon shipment of its product as its standard contract terms dictate that control transfers to the customer upon shipment of its product. Invoicing typically occurs upon shipment and the time period between invoicing and when payment is due is not significant. Sales taxes collected are excluded from revenues. Shipping charges billed to customers are included in revenue and related shipping cost is included in cost of revenue. Obalon’s revenue contracts do not provide for maintenance. Revenue generated from the treatment centers that began treating patients in October 2019 is recognized as the distinct service performance obligations are delivered to customers. Commissions are considered incremental costs to obtain a contract with a customer and paid to salespeople when contracts are executed. Commissions from both private practice and treatment center revenues are recognized as a selling expense when incurred as the amortization period is one year or less.
The components of the Obalon Balloon System, in sales to physicians and Middle East distributors, are typically packaged in a kit and shipped to the customer at the same time, satisfying the majority of performance obligations in the contract. Revenues from the treatment center are recognized as Obalon delivers the distinct performance obligations. Obalon record deferred revenue at the treatment center whenever it receives cash payments prior to the fulfillment of the distinct performance obligations. Obalon recognizes revenue for any unsatisfied, distinct performance obligations, such as undelivered components, as they are satisfied based on the estimated standalone selling price of each performance obligation. Obalon estimates the standalone selling price of each performance obligation by estimating the expected cost of satisfying that performance obligation plus an appropriate margin and also third-party evidence from certain performance obligations from treatment center revenues.
When Obalon enters into contracts with multiple performance obligations, such obligations are generally satisfied within a short time frame of approximately three to six months after the contract execution date. Obalon does not disclose the value of the unsatisfied performance obligations within its contracts.
Obalon offers a swallow guarantee program in the United States where it may provide replacement balloons to customers when their patients are unsuccessful in swallowing an Obalon balloon, subject to certain requirements and restrictions. Obalon considers the replacement balloons provided under this program as an additional performance obligation in the contract and we defer revenue related to the replacement balloons based on an expected swallow failure rate and then recognizes revenue when replacement balloons are provided.
Obalon recognizes revenue at the net sales price, which reflects the consideration it believes it is most likely to receive. The net sales price includes estimates of variable consideration for customer incentives and returns. Obalon reserves for product returns as a reduction to revenue in the period when the related revenue is recognized. Obalon estimates its product returns based on historical return rates and specifically known events. Estimated costs of customer incentive programs are recorded at the time the incentives are offered, based on the specific terms and conditions of the program. Customer incentives that provide discounts to the customer on purchases of current or future product are recorded as a reduction of revenue in the period the related product revenue is recognized. Any consideration payable to a customer is presumed as a reduction to revenue unless Obalon can demonstrate that the consideration provided to the customer is in exchange for a distinct good or service.
Actual amounts of consideration ultimately received may differ from Obalon’s estimates. If actual results vary from Obalon’s estimates, Obalon would adjust these estimates, which would impact net product revenue and results of operations in the period such variances become known.
Research and Development Costs
All research and development costs are charged to expense as incurred. Research and development expenses primarily include (i) payroll and related costs associated with research and development performed,

(ii) costs related to clinical and preclinical testing of Obalon’s technologies under development and (iii) other research and development expenses.
Leases
Effective January 1, 2019, we adopted ASC No. 2016-02, Leases (Topic 842) (“ASU 2016-02” or “ASC 842”), which supersedes the current accounting for leases, using the modified retrospective transition method. Obalon has elected to apply the practical expedients allowed by the standard for existing leases. The new standard, while retaining two distinct types of leases, finance and operating, (i) requires lessees to record a right-of-use (“ROU”) asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting, (ii) eliminates current real estate specific lease provisions, (iii) modifies the lease classification criteria and (iv) aligns many of the underlying lessor model principles with those in the new revenue standard. Obalon determines the initial classification and measurement of its ROU asset and lease liabilities at the lease commencement date and thereafter, if modified. Obalon recognizes a ROU asset for its operating leases with lease terms greater than 12 months. The lease term includes any renewal options and termination options that Obalon is reasonably assured to exercise. The present value of lease payments is determined by using the incremental borrowing rate for operating leases determined by using the incremental borrowing rate of interest that Obalon would pay to borrow on a collateralized basis an amount equal to the lease payments in a similar economic environment and term. Obalon applied the new guidance to our existing facility lease at the time of adoption and recognized a ROU asset and lease liability of $0.0 million and $0.0 million, respectively, during the first quarter of 2020.
Rent expense for operating leases is recognized on a straight-line basis over the reasonably assured lease term based on the total lease payments and is included in research and development and general and administrative expenses in the statements of operations.
Variable Interest Entities
Obalon evaluates our ownership, contractual and other interests in entities that are not wholly-owned to determine if these entities are VIEs, and, if so, whether Obalon is the primary beneficiary of the VIE. In determining whether Obalon is the primary beneficiary of a VIE and therefore required to consolidate the VIE, Obalon applies a qualitative approach that determines whether Obalon has both (1) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (2) the obligation to absorb losses of, or the rights to receive benefits from, the VIE that could potentially be significant to that VIE. We continuously assesses whether Obalon is the primary beneficiary of a VIE, as changes to existing relationships or future transactions may result in the consolidation or deconsolidation of such VIE.
RESULTS OF OPERATIONS
	Year ended December 31,
	2020	2019
Consolidated statements of operations data:
Revenue	$1,588	$3,281
Cost of revenue	1,004	2,950
Gross profit	584	331
Operating expenses:
Research and development	2,450	6,893
Selling, general and administrative	8,776	16,668
Asset impairment and other charges	1,310	—
Total operating expenses	12,536	23,561
Loss from operations	(11,952)	(23,230)
Interest income (expense), net	29	(385)

	Year ended December 31,
	2020	2019
Other expense, net	(411)	(61)
Net loss	(12,334)	(23,676)
Other comprehensive income (loss)	—	—
Net loss and comprehensive loss	$(12,334)	$(23,676)

Comparison of years ended December 31, 2020 and 2019
Revenue.   Revenue decreased $1.7 million to $1.6 million during the year ended December 31, 2020, compared to $3.3 million during the year ended December 31, 2019. During the second quarter of 2020, Obalon fundamentally changed its commercialization efforts and restructured operations, eliminating the field sales force and transitioned to a centralized customer support model to support our existing physician customers. Obalon launched the first Obalon branded retail center during September 2019, as part of its strategy of shifting towards a retail treatment center business model, which it subsequently closed in the second quarter of 2020. As a result, revenue from U.S sales decreased $1.1 million stemming from selling fewer balloons in the U.S. Furthermore, sales to our Middle East distributors in 2020 declined $0.6 million over 2019 sales outside the U.S.
Cost of revenue and gross profit.   Cost of revenue decreased $1.9 million to $1.0 million during the year ended December 31, 2020, compared to $3.0 million during the year ended December 31, 2019. The decrease was primarily attributable to a decrease in production of products as Obalon suspended operations and abandoned the retail treatment model in the second quarter of 2020. Gross margin decreased to 36.8% during the year ended December 31, 2020, compared to 10.1% during the year ended December 31, 2019.
Research and development expenses.   R&D expenses decreased $4.4 million to $2.5 million during the year ended December 31, 2020, compared to $6.9 million during the year ended December 31, 2019. This decrease was due primarily driven by a decrease of $3.9 million in payroll and R&D related project expenses and $0.5 million in stock-based compensation due to the significant reduction in operations and personnel related to the COVID-19 pandemic.
Selling, general and administrative expenses.   SG&A expenses decreased $7.9 million to $8.8 million during the year ended December 31, 2020, compared to $16.7 million during the year ended December 31, 2019. The decrease from the prior period was primarily driven by the significant reduction in operations and personnel related to the COVID-19 pandemic. The reduction in operations and personnel resulted in decreases of $3.2 million in spending on marketing due to the closures of the retail centers, $2.7 million in payroll and office related expenses, $1.5 million in stock-based compensation due to a reduction in headcount and $0.5 million in accounting and legal fees.
Asset impairment expenses and other charges.   Asset impairment expenses and other charges increased $1.3 million during the year ended December 31, 2020, compared to zero during the year ended December 31, 2019. The increase is due to the inventory and long-lived asset impairment charges recognized during the second quarter of 2020 as a result of our shift in business strategy away from the Obalon-branded retail center model to a reimbursement model strategy.
Interest expense, net.   Interest expense, net decreased $0.4 million to $0.0 million during the year ended December 31, 2020, compared to $0.4 million during the year ended December 31, 2019. This decrease was attributable to paying off the Term Loan during the third quarter of 2019.
LIQUIDITY AND CAPITAL RESOURCES
As of December 31, 2020, Obalon had cash and cash equivalents of $3.9 million and an accumulated deficit of $184.8 million. Obalon’s primary sources of capital have been private placements of its preferred securities, the sale of common stock in its initial Public Offering or IPO, in October 2016, a subsequent private placement in August 2018, and various equity financings in 2019 including a follow-on offering in August 2019, and, to a lesser extent, debt financing arrangements. Obalon is continuing to significantly reduce expenditures to extend its cash runway during the suspension of our business operations. From January 1, 2021 through March 2, 2021, the Company’s warrant holders covering 2.3 million shares exercised the warrants and common stock was issued in exchange for proceeds of $9.5 million. Obalon believes its current cash and cash equivalents as of December 31, 2020 and cash received from exercise of warrants in the first quarter of 2021 are sufficient to fund our operations through the end of March 2022.
In late 2019, a novel strain of coronavirus, COVID-19, was reported to have surfaced in Wuhan, China. Since then, COVID-19 has spread globally. To date, COVID-19 has had, and will continue to have, an adverse impact on Obalon’s operations and expenses as a result of the preventive and precautionary measures that we, our customers, other businesses, and governments are taking, including the deferral of elective medical procedures and diversion of capital and other resources. In March 2020, we suspended all new patient treatments at Obalon’s Obalon-branded retail centers due to the ongoing COVID-19 pandemic. Obalon has taken further steps to significantly reduce expenses in an effort to extend its cash runway while we evaluate potential business options, strategic alternatives and the potential for third-party payer reimbursement that may be available when and if the current COVID-19 crisis stabilizes and the economy rebounds. Obalon has significantly reduced the organization to only essential personnel and since August 2020, only two full-time employees remain. All Obalon-branded retail centers have been shut down with no intention to reopen, and we have halted plans for future retail center expansion. Obalon does not expect to restart shipments to U.S. customers and has terminated the agreement with our international distributor, Al Danah Medical Company W.L.L. The decision to shift Obalon’s strategy to focus on pursuing reimbursement, while also evaluating other strategic options, occurred after the end of the first quarter of 2020. Since reducing Obalon’s personnel to two full time employees, it has continued to seek strategic alternatives that may be in the best interest of Obalon’s stockholders, while it pursues third-party payor reimbursement and coverage for the Obalon Balloon System. If Obalon is unsuccessful in those two endeavors over the next several months, there is a high likelihood that Obalon may need to liquidate all or some of our assets or seek bankruptcy protection which could result in significant decrease in value for all stakeholders.
Although Obalon has scaled back operations, Obalon continues its operations and strives to execute on our corporate and strategic objectives. For example, Obalon tends to its obligations to care for patients treated at the Obalon Centers for Weight Loss, follow-up on and support product-related issues involving customers that have used Obalon products, review and comply with its regulatory obligations, including FDA and SEC requirements, and will continue to pursue third-party reimbursement of the Obalon Balloon System. Obalon has also sought strategic alternatives and on January 19, 2020 entered into the Merger Agreement with ReShape and has suspended reimbursement activities to focus primarily on consummating the Merger.
On April 22, 2020, Obalon executed a promissory note in favor of Silicon Valley Bank evidencing an unsecured loan in the aggregate principal amount of $0.4 million, which was made pursuant to the Paycheck Protection Program and which Obalon refers to as the PPP Loan. The Paycheck Protection Program was established under the Coronavirus Aid, Relief and Economic Security Act, which was enacted on March 27, 2020, and is administered by the U.S. Small Business Administration. All the funds under the PPP Loan were disbursed to Obalon on April 23, 2020. The PPP Loan provides for a fixed interest rate of one percent per year with a maturity date of April 22, 2022 (the “Maturity Date”). Loan payments may be deferred until August 2021, which date is 10 months after the end of Obalon’s 24-week covered period for the PPP Loan. If Obalon applies for loan forgiveness, loan payments may be deferred until the SBA remits Obalon’s loan forgiveness amount to the lender. As of December 31, 2020, Obalon has not applied for loan forgiveness. The PPP Loan may be prepaid at any time prior to the Maturity Date with no prepayment penalties or premiums. The PPP Loan contains customary event of default provisions.
Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loans granted under the PPP. Such forgiveness will be subject to approval by the SBA and the Lender and determined, subject to limitations, based on factors set forth in the CARES Act, including verification of the use of loan proceeds for payment of payroll costs and payments of mortgage interest, rent and utilities. In the event the PPP Loan, or any portion thereof, is forgiven, the amount forgiven is applied to outstanding principal. The terms of any forgiveness may also be subject to further regulations and guidelines that the SBA may adopt. Obalon will carefully monitor all qualifying expenses and other requirements necessary to attain loan forgiveness; however, no assurance is provided that Obalon will obtain forgiveness of the PPP Loan in whole or in part. Obalon has used all proceeds to date from the PPP

Loan to retain employees, maintain payroll and make lease and utility payments. Obalon has not filed for forgiveness and the loan will be repayable in full in the event of a change of control, such as the proposed Merger, unless the lender agrees to transfer the loan.
Public Offering
On August 1, 2019, Obalon entered into an underwriting agreement with A.G.P./Alliance Global Partners, as underwriter, in connection with a public offering of its securities, pursuant to which Obalon issued and sold (i) 2,427,500 shares of our common stock (including 412,500 shares of common stock pursuant to the partial exercise of the underwriters’ over-allotment option to purchase 562,500 additional shares), (ii) pre-funded warrants to purchase up to 1,735,000 shares of Obalon’s common stock, (iii) accompanying warrants to purchase up to 3,234,375 shares of Obalon’s common stock (including the exercise in full of the underwriters’ over-allotment option to purchase additional warrants to purchase 421,875 shares of common stock) and (iv) an additional warrant to the underwriters for the purchase of 37,500 shares of Obalon’s common stock resulting in net proceeds from the offering of approximately $14.7 million after deducting underwriting discounts and commissions and offering expenses payable by Obalon. Each share of common stock and each prefunded warrant was sold together with a purchase warrant entitling the holder to purchase 0.75 of a share of common stock. The common stock and accompanying purchase warrants were sold together at a public offering price of $4.00, and the pre-funded warrant and accompanying purchase warrants were sold at a public offering price of $3.999. The purchase warrants were immediately exercisable upon issuance, will expire on August 6, 2024 and have an exercise price of $4.40 and the underwriter warrant has an exercise price of $5.00 per share, in each case subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events. The underwriter warrant became exercisable in February 2020 and expires on August 6, 2024. All of the pre-funded warrants were exercised during the third quarter of 2019. None of the purchase or underwriter warrants have been exercised as of December 31, 2020. As of December 31, 2020, none of the purchase or underwriter warrants have been were exercised, however, since December 31, 2020, Obalon received proceeds of approximately $9.5 million as a result of the exercise of 2.3 million purchase warrants as of December 31, 2020.
Lincoln Park Purchase Agreement
On February 5, 2020, Obalon entered into a new purchase agreement (the “Purchase Agreement”) and registration rights agreement (the “Registration Rights Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park has committed to purchase up to $15.0 million of Obalon’s common stock, $0.001 par value per share. The new Purchase Agreement replaces an existing purchase agreement, dated December 27, 2018, by and between Obalon and Lincoln Park, pursuant to which Lincoln Park committed to purchase up to $20.0 million of our Common Stock. In connection with entering into the new Purchase Agreement, Obalon terminated the prior purchase agreement with Lincoln Park, effective February 5, 2020.
Under the terms and subject to the conditions of the Purchase Agreement, Obalon has the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $15.0 million of Obalon’s common stock. Such sales of common stock by Obalon, if any, will be subject to certain limitations, and may occur from time to time, at Obalon’s sole discretion, over the 36-month period commencing on February 28, 2020 date that a registration statement covering the resale of shares of Common Stock that have been and may be issued under the Purchase Agreement, which Obalon agreed to file with the SEC pursuant to the Registration Rights Agreement, was declared effective by the SEC and a final prospectus in connection therewith was filed and the other conditions set forth in the purchase agreement were satisfied (such date on which all of such conditions are satisfied, the “Commencement Date”).
Obalon incurred approximately $0.3 million of legal, accounting, and other fees related to the offering. As of December 31, 2020 Obalon has not sold any shares under the Purchase Agreement to Lincoln Park. As a result, Obalon fully expensed the $0.3 million of fees in March 2020.

CASH FLOWS
The following table provides a summary of the net cash flow activity for each of the periods set forth below (in thousands):
	Year ended December 31,
	2020	2019
Net cash (used in) provided by:
Operating activities	$(10,409)	(22,866)
Investing activities	(171)	2,356
Financing activities	430	13,378
Net (decrease) increase in cash and cash equivalents	$(10,150)	$(7,132)
Net cash used in operating activities
During the year ended December 31, 2020, net cash used in operating activities was $10.4 million, consisting primarily of a net loss of $12.3 million, an increase in net operating assets of $1.4 million primarily related to a decrease in accrued compensation as a result of the reduction in full-time employees to two as of December 31, 2020. These items were further offset by non-cash charges of $3.3 million, consisting primarily of stock-based compensation expense, depreciation expense, impairment of long-lived assets and amortization expense of right-of-use assets.
During the year ended December 31, 2019, net cash used in operating activities was $22.9 million, consisting primarily of a net loss of $23.7 million, partially offset by a decrease in net operating assets of $3.3 million primarily related to a decrease in accrued compensation as a result of the April 2019 internal restructuring. These items were further offset by non-cash charges of $4.1 million, consisting primarily of stock-based compensation expense, depreciation expense, and amortization expense of right-of-use assets.
Net cash (used in) provided by investing activities
During the year ended December 31, 2020, net cash used in investing activities was $0.2 million, consisting of monies used to purchase capital expenditures.
During the year ended December 31, 2019, net cash provided by investing activities was $2.4 million, consisting primarily of maturities of short-term investments, partially offset by purchases of short-term investments and equipment.
Net cash provided by financing activities
During the year ended December 31, 2020, net cash provided by financing activities was $0.4 million, consisting of proceeds from the Payment Protection Program loan.
During the year ended December 31, 2019, net cash provided by financing activities was $13.4 million, consisting primarily of proceeds from issuance of common stock (net of issuance costs) of $17.0 million, proceeds from the exercise of prefunded warrants of $6.4 million, and proceeds from the long-term loan of $10.0 million, offset by payments of the long-term loan of $20.0 million.
OFF-BALANCE SHEET ARRANGEMENTS
Obalon currently has no off-balance sheet arrangements, such as structured finance, special purpose entities or variable interest entities.
EFFECTS OF INFLATION
Obalon does not believe that inflation and changing prices had a significant impact on its results of operations for any periods presented herein.

RECENT ACCOUNTING PRONOUNCEMENTS
See “Notes to the Consolidated Financial Statements-Note 2-Recent Accounting Pronouncements” of our annual financial statements.
JOBS ACT ACCOUNTING ELECTION
In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Obalon has elected not to avail itself of this extended transition period and, as a result, it will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

RESHAPE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
ReShape is the premier global weight-loss solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and associated metabolic disease. ReShape’s primary operations are in the following geographical areas: United States, Australia and certain European and Middle Eastern countries. ReShape’s current portfolio includes the LAP-BAND Adjustable Gastric Banding System, ReShapeCare virtual health coaching program, the ReShape Vest an investigational device to help treat more patients with obesity, and Diabetes Bloc-Stim Neuromodulation device, a technology under development as a new treatment for type 2 diabetes mellitus. There has been no revenue recorded for the ReShape Vest or the Diabetes Bloc-Stim Neuromodulation as these products are still in the development stage.
Recent Developments
On January 30, 2020, WHO announced a global health emergency because of a new strain of coronavirus and the risks to the international community as the virus spreads globally beyond its points of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally and on March 13, 2020, the United States declared a national emergency with respect to the coronavirus outbreak. In response to the COVID-19 pandemic, on March 27, 2020, President Trump signed into law the CARES Act, which provides for the Paycheck Protection Program, or PPP. ReShape received a PPP Loan of $1.0 million dollars. See Note 2 and Note 7 to ReShape’s audited consolidated financial statements included in this joint proxy statement/prospectus for the year ended December 31, 2020.
On March 25, 2020, ReShape executed a credit agreement with an institutional investor to borrow up to $3.5 million, of which $2.5 million was received up front and on June 23, 2020, ReShape received the first draw down of $500 thousand. See Note 8 to ReShape’s audited consolidated financial statements included in this joint proxy statement/prospectus for the year ended December 31, 2020.
On April 16, 2020, ReShape implemented various short-term cost reductions and cash flow improvement actions, such as reducing the compensation for executives, management and key employees and decreasing operating expenses where possible. In addition, ReShape also identified temporary headcount reductions and made the decision to furlough a portion of its workforce. During the second quarter of 2020, certain government-mandated closures began to ease and many areas throughout the world and within the United States began to allow elective surgeries. As a result of the easing, ReShape did see sales volumes improve as it progressed through the third quarter. Even after the COVID-19 outbreak has subsided, ReShape may continue to experience materially adverse impact on its financial condition and results of operations. Additionally, on June 15, 2020, ReShape ended the temporary pay reductions and the furloughed employees returned to work.
On September 14, 2020, ReShape entered into the second amendment to the credit agreement that increased the amount available under delayed draw term loans by $2.0 million, of which $1.0 million was received upfront. In addition, to the increase in the amount available under delayed draw term loans, the maturity date of the loans under the credit agreement, including those under the amendment, was extended from September 24, 2020 to March 31, 2021.
On December 16, 2020, ReShape entered into the third amendment to the credit agreement that increased the amount available under delayed draw term loans by $4.0 million, of which all the funds were received upfront. See Note 8 to ReShape’s audited consolidated financial statements included in this joint proxy statement/prospectus for the year ended December 31, 2020.
During the third quarter of 2020, ReShape launched ReShapeCare. ReShapeCare is an effective, convenient telehealth based coaching program and is typically covered by insurance providers. It works in partnership with patients and doctors, helping patients treat, manage, and improve the chronic, metabolic disease of obesity through a customizable program utilizing board certified clinical health coaches with the direction of their physician.

On January 19, 2021, the Company entered into the Merger Agreement. See Note 15 to ReShape’s audited consolidated financial statements included in this joint proxy statement/prospectus for the year ended December 31, 2020.
On January 19, 2021, concurrently with the execution of the Merger Agreement, ReShape entered into a Credit Facility Agreement (“Credit Facility Agreement”) with Armistice, which is ReShape’s existing secured lender and majority stockholder, pursuant to which Armistice agreed to provide ReShape with a $15.0 million line of credit that ReShape may access from time to time until December 31, 2022. ReShape has not drawn down any amounts under the Credit Facility Agreement, but any advances will bear interest at a rate per annum equal to the LIBOR rate plus 2.5%. Any advances under the Credit Facility Agreement would be subject to the Guarantee and Collateral Agreement between ReShape and Armistice dated March 25, 2020. See Note 15 to ReShape’s consolidated financial statements included in this joint proxy statement/prospectus for the year ended December 31, 2020.
On March 10, 2021, ReShape and Armistice entered into the fifth amendment to the credit agreement. As part of this amendment the maturity date was amended from March 31, 2021 to March 31, 2022 or, if earlier, the date that is 15 days after ReShape completes a capital raising transaction resulting in gross proceeds of at least $15 million.
Financial Overview
Results of Operations
The following table sets forth certain data from ReShape’s operating results from the years ended December 31, 2020 and 2019, expressed as percentages of net revenue (in thousands):
	Year Ended December 31,
	2020		2019
Revenue	$11,299	100.0%	$15,089	100.0%
Cost of goods sold	5,037	44.6%	5,784	38.3%
Gross profit	6,262	55.4%	9,305	61.7%
Operating expenses:
Sales and marketing	4,694	41.5%	4,847	32.1%
General and administrative	10,527	93.2%	17,224	114.1%
Research and development	3,498	31.0%	3,121	20.7%
Impairment of intangible assets	—	—%	6,588	43.7%
Loss on litigation settlement	—	—%	1,500	9.9%
Loss on disposal of assets	—	—%	486	3.2%
Total operating expenses	18,719	165.7%	33,766	223.8%
Operating loss	(12,457)	(110.2)%	(24,461)	(162.1)%
Other expense (income), net:
Interest expense, net	2,049	18.1%	451	3.0%
Loss on extinguishment of debt	7,715	68.3%	71	0.5%
Warrant expense	—	—%	49,027	324.9%
(Gain) loss on foreign currency	(410)	(3.6)%	(247)	(2)%
Other, net	—	—%	1,337	8.9%
Loss from continuing operations before income taxes	(21,811)	(193.0)%	(75,100)	(497.7)%
Income tax benefit	(181)	(1.6)%	(893)	(5.9)%
Net loss	$(21,630)	(191.4)%	$(74,207)	(491.8)%
Non-GAAP Disclosures
In addition to the financial information prepared in conformity with GAAP, ReShape provides certain historical non-GAAP financial information. Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results and that, in some respects, these non-GAAP financial measures are more indicative of ReShape’s ongoing core operating performance than their GAAP equivalents.
Management believes that the presentation of this non-GAAP financial information provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies with varying capital structures, compensation strategies, derivative instruments, and amortization methods, which provides a more complete understanding of our financial performance, competitive position, and prospects for the future. However, the non-GAAP financial measures presented in this section have certain limitations in that they do not reflect all of the costs associated with the operations of ReShape’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by ReShape may be different from similarly named non-GAAP financial measures used by other companies.
Adjusted EBITDA
Management uses Adjusted EBITDA in its evaluation of ReShape’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Adjusted EBITDA is defined as net loss before interest, taxes, depreciation and amortization, stock-based compensation, changes in fair value of liability warrants and other one-time costs. Management uses Adjusted EBITDA in its evaluation of ReShape’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by ReShape may be different from similarly named non-GAAP financial measures used by other companies.
The following table contains a reconciliation of non-GAAP net loss to GAAP net loss attributable to common stockholders for the years ended December 31, 2020 and 2019 (in thousands).
	Years Ended December 31,
	2020	2019
GAAP net loss attributable to common stockholders	$(21,630)	$(74,207)
Adjustments:
Interest expense, net:	2,049	451
Income tax benefit	(181)	(893)
Depreciation and amortization	1,667	1,706
Stock-based compensation expense	1,323	2,311
Loss on extinguishment of debt	7,715	71
Warrant expense	—	49,027
Loss on litigation settlement	—	1,500
Impairment of intangible assets and goodwill	—	6,588
Loss on disposal of assets	—	486
Other, net	—	1,337
Non-GAAP loss	$(9,057)	$(11,623)

Comparison of Results of Operations
Net Revenue.   The following table summarizes ReShape’s net revenue by geographic location based on the location of customers for the years ended December 31, 2020 and 2019, as well as the percentage by location of total revenue and the amount of change and percentage of change (dollars in thousands):
	Year Ended December 31,				Amount Change	Percentage Change
	2020		2019
United States	$8,275	73.2%	$13,309	88.2%	$(5,034)	(37.8)%
Australia	1,086	9.6%	1,167	7.7%	(81)	(6.9)%
Europe	1,824	16.1%	613	4.1%	1,211	197.6%
Rest of World	114	1.0%	—	—%	114	100.0%
Total net revenue	$11,299	100.0%	$15,089	100.0%	$(3,790)	(25.1)%
Net revenue for the year ended December 31, 2020 was $11.3 million, a decrease of $3.8 million, or 25%, as compared to net revenue of $15.1 million for the year ended December 31, 2019. The primary reason for the overall decrease in net revenue is due to a reduction in sales from the COVID-19 pandemic, which caused elective surgeries to be shut down throughout the world at the end of the first quarter of 2020. Late in the second quarter of 2020, sales volumes began to improve and continued to improve through the beginning of the fourth quarter as select geographical regions began to open back up. During the fourth quarter of 2020, there was another surge in COVID-19 cases resulting in a slowdown, or in some cases a shutdown, of elective surgeries. Despite this, there was a 198% increase in revenue in Europe for the year ended December 31, 2020 as compared to the year ended December 31, 2019, which saw significant growth particularly in the UK. Although, many centers were closed, there was a push for bariatric surgery as obesity was called out as a major contributor to COVID-19 complications.
Cost of Goods Sold and Gross Profit:   The following table summarizes our cost of goods sold and gross profit for the years ended December 31, 2020 and 2019, as well as percentage of total revenue and the amount of change and percentage of change (dollars in thousands):
	Year Ended December 31,				Amount Change	Percentage Change
	2020		2019
Revenue	$11,299	100.0%	$15,089	100.0%	$(3,790)	(25.1)%
Cost of goods sold	5,037	44.6%	5,784	38.3%	(747)	(12.9)%
Gross profit	$6,262	55.4%	$9,305	61.7%	$(3,043)	(32.7)%
Gross profit.   Gross profit for the year ended December 31, 2020 was $6.3 million, a decrease of $3.0 million, or 33%, as compared to gross profit of $9.3 million for the year ended December 31, 2019. Gross profit as a percentage of total revenue for the year ended December 31, 2020 was 55.4% compared to 61.7% for the same period in 2019. The decrease in gross profit margin is primarily due to reduced overall sales from the COVID-19 pandemic, coupled with an increase in international sales, which have a lower gross profit percentage than domestic sales.
Operating Expenses:   The following table summarizes ReShape’s operating expenses for the years ended December 31, 2020 and 2019, as well as the percentage of total revenue, and the amount of changes and percentage of change (dollars in thousands):
	Year Ended December 31,				Amount Change	Percentage Change
	2020		2019
Sales and marketing	$4,694	41.5%	$4,847	32.1%	$(153)	(3.2)%
General and administrative	10,527	93.2%	17,224	114.1%	(6,697)	(38.9)%
Research and development	3,498	31.0%	3,121	20.7%	377	12.1%
Impairment of intangible assets	—	—%	6,588	43.7%	(6,588)	(100.0)%

	Year Ended December 31,				Amount Change	Percentage Change
	2020		2019
Loss on litigation settlement	—	—%	1,500	9.9%	(1,500)	(100.0)%
Loss on disposal of assets	—	—%	486	3.2%	(486)	(100.0)%
Total operating expenses	$18,719	165.7%	$33,766	223.8%	$(15,047)	(44.6)%

Sales and Marketing Expense.   Sales and marketing expenses were $4.7 million for the year ended December 31, 2020, a decrease of $0.1 million, or 3%, from $4.8 million for the year ended December 31, 2019. The primary reason for the decrease is a reduction in travel and entertainment expenses of $0.3 million, as ReShape decreased travel in 2020 due to the COVID-19 pandemic, and a reduction in stock-based compensation expense of $0.2 million. These decreases were offset by an increase in consulting fees of $0.2 million, due to the roll out of ReShapeCare during the third quarter of 2020, and an increase in commissions from greater International sales and a larger Domestic sales force.
General and Administrative Expense.   General and administrative expenses were $10.5 million for the year ended December 31, 2020, a decrease of $6.7 million, or 39%, from $17.2 million. The decrease is primarily due to decreases in audit, consulting, and other professional service provider expenses of $3.4 million, as a result of ReShape changing many of its services providers late in 2019 in an effort across the board to reduce unnecessary and overinflated expenses; legal fees of $2.3 million, primarily a result of settled litigation in 2019; stock-based compensation expense of $0.7 million, from normal employee attrition and lack of stock options being granted since 2018; and bad debt expense of $0.2 million.
Research and Development Expense.   Research and development expenses were $3.5 million for the year ended December 31, 2020, an increase of $0.4 million, or 12%, from $3.1 million for the year ended December 31, 2019. The primary reason is due to an increase in payroll related expenses of $0.2 million from greater headcount and consulting fees of $0.2 million, due to escalated efforts with the ReShape Vest and Diabetes Bloc-Stim Neuromodulation. ReShape continues to focus on supreme innovation which includes developing the ReShape Vest and the investigational Diabetes Bloc-Stim Neuromodulation, and expanding and improving its current LAP-BAND portfolio.
Impairment of Intangible Assets.   During the year ended December 31, 2020, ReShape did not have an impairment of intangible assets. ReShape incurred an impairment charge of $6.6 million for the year ended December 31, 2019. As a result of an impairment analysis performed during the second quarter of 2019, ReShape determined there was an impairment of the indefinite-lived intangible asset recorded in connection with its acquisition of BarioSurg, Inc. ReShape also assessed the recoverability of finite-lived intangible assets during the second quarter of 2019 and did not identify any impairment as a result of the performance of this analysis.
Legal Settlement.   During the quarter ended September 30, 2019, ReShape recognized a contingent loss of $1.5 million relating to the patent infringement claim with Fulfillium. Under the Settlement Agreement, Fulfillium agreed to dismiss with prejudice the previously disclosed lawsuits by Fulfillium.
Loss on Disposal of Assets.   ReShape did not have any losses related to the disposal of long-term assets for the year ended December 31, 2020. During the year ended December 31, 2019, ReShape recorded a $0.5 million loss related to the disposal of long-term assets acquired in connection with the LAP-BAND purchase.
Interest Expense, Net.   Net interest expense for the year ended December 31, 2020 was $2.0 million compared to $0.5 million for the year ended December 31, 2019. The primary reason for the increase of $1.5 million is due to the amortization of deferred issuance costs and the debt discount recorded as interest expense, related to the credit agreement with an institutional investor, slightly offset by the interest expense related to the subordinated debentures in 2019.
Loss on Extinguishment of Debt.   ReShape recognized a loss on extinguishment of debt for the year ended December 31, 2020, of $7.7 million, related to the fair value of the warrants issued in connection with the third and fourth amendments of the credit agreement and discounts related to the amendments.

Warrant Expense.   ReShape did not have a warrant expense for the year ended December 31, 2020. Warrant expense for the year ended December 31, 2019 includes noncash expense of approximately $49.0 million for the value of the liability warrants issued in connection with our equity financing completed in June 2019 and September 2019 in excess of the proceeds received and changes in fair value of the warrant liability. As a result of the reverse stock split on November 12, 2019, ReShape reclassified the warrant liability to equity.
Other, Net.   There were no other, net expenses for the year ended December 31, 2020. Other, net expenses for the year ended December 31, 2019 includes $1.3 million of transaction costs required to be expensed as a result of the liability treatment for the warrants issued in connection with ReShape’s June and September equity financings.
Income Tax Benefit.   There was an income tax benefit of $0.2 million for the year ended December 31, 2020, while there was an income tax benefit of $0.9 million for the year ended December 31, 2019 for the reduction in the deferred tax liability associated with an indefinite-lived intangible asset, for which we recorded an impairment charge of $6.6 million during the three months ended June 30, 2019. The income tax benefit is the result of the indefinite lived deferred tax liability that had been netted with certain indefinite lived deferred tax assets. It is also net of an increase to the deferred tax valuation allowance of $3.5 million that was primarily due to an increase in the net operating loss carryforward deferred tax asset.
Liquidity and Capital Resources
ReShape has financed its operations to date principally through the sale of equity securities and debt financing. During the years ended December 31, 2020 and 2019, we received aggregate net proceeds of $10.5 million and $15.0 million, respectively, from equity offerings, and $0.7 million and $0.3 million, respectively, from the exercise of warrants to purchase common stock. As of December 31, 2020, we had $3.0 million of cash and cash equivalents, including $50 thousand of restricted cash.
Management has successfully obtained a $15.0 million line of credit and has agreed to merge with Obalon, which ReShape anticipates will result in the Combined Company’s common stock being traded on the Nasdaq Stock Market. ReShape is also pursuing further funding options, including seeking additional equity or debt financing to support the expansion of the Lap-Band product line, the introduction of ReShapeCare to the market place; and the continued development and, successful commercialization of the ReShape Vest and the ReShape Diabetes Bloc-Stim Neuromodulation.
The following table summarizes ReShape’s change in cash and cash equivalents (in thousands):
	Year Ended December 31,
	2020	2019
Net cash used in operating activities	$(8,550)	$(14,200)
Net cash used in investing activates	(2,390)	(2,014)
Net cash provided in financing activities	11,075	13,659
Effect of exchange rate changes	(113)	(8)
Net change in cash and cash equivalents	$22	$(2,563)
Net Cash Used in Operating Activities
Net cash used in operating activities from continuing operations was $8.6 million and $14.2 million for the years ended December 31, 2020 and 2019, respectively. Net cash used in operating activities for the year ended December 31, 2020, was primarily the result of our net loss of $21.6 million, partially offset by non-cash adjustments for amortization of intangible assets of $1.7 million, stock-based compensation of $1.3 million, loss on extinguishment of debt of $7.7 million, amortization of debt discount and deferred debt issuance costs of $1.7 million, noncash interest expense of $0.2 million, bad debt expense of $0.3 million, and provision for inventory in excess and obsolescence of $0.2 million. In addition, ReShape has focused efforts on collection of accounts receivable, which resulted in an increase to cash of $1.2 million, offset by an increase in change of inventory of $1.2 million, primarily due to expected inventory buildup related to our impending manufacturing transfer and a decrease in accounts payable and accrued liabilities of $1.0 million.
Net cash used in operating activities from continuing operations for the year ended December 31, 2019, was primarily the result of our net loss of $74.2 million, partially offset by non-cash adjustments for amortization of intangible assets of $1.7 million, impairment of intangible assets of $6.6 million, stock-based compensation of $2.3 million, warrant expenses of $49.0 million and warrant issuance costs of $1.4 million. Increases to accounts receivable of $3.6 million, inventory of $0.3 million and prepaid expenses and other of $0.4 million were partially offset by cash savings due to an increase in accounts payable, accrued liabilities and warranty liability of $3.0 million.
Net Cash Used in Investing Activities
Net cash used in investing activities was $2.4 million for the year ended December 31, 2020, as compared with $2.0 million for the year ended December 31, 2019. The investing activities in 2020 reflects the second annual payment of $2.0 million paid in connection with ReShape’s acquisition of the LAP-BAND product line, as well as $0.4 million of capital expenditures related to the process of moving manufacturing transfer Costa Rica to the United States.
Net cash used in investing activities for the year ended December 31, 2019 reflected the first annual payment of $2.0 million paid in connection with ReShape’s acquisition of the LAP-BAND product line.
Net Cash Provided by Financing
Net cash provided by financing of $11.1 million for the year ended December 31, 2020, consisted of proceeds from the credit agreement with an institutional investor of $9.5 million, $1.0 million received under the CARES Act in the form of a PPP Loan and $0.7 million in cash received from the exercise of warrants, offset by approximately $0.1 million of debt issuance costs.
Net cash provided by financing activities of $13.7 million for the year ended December 31, 2019, consisted of proceeds of $13.7 million from equity offerings and $0.1 million from the exercise of warrants to purchase common stock. In connection with these equity transactions, ReShape paid an aggregate of $40 thousand of related transaction costs. A portion of the net proceeds from the June 2019 equity financing was used to repay the $2.2 million face amount of convertible subordinated debentures that were issued at an original issue discount of 10 percent in March 2019.
Operating Capital and Capital Expenditure Requirements
ReShape’s anticipated operations include plans to (i) integrate the sales and operations of ReShape with the newly acquired LAP-BAND product line in order to expand sales domestically and internationally as well as to obtain cost savings synergies, (ii) introduce to the market place ReShapeCare, (iii) continue clinical test of the ReShape Vest, (iv) continue development of the Diabetes Bloc-Stim Neuromodulation, (v) seek opportunities to leverage ReShape’s intellectual property portfolio and custom development services to provide third-party sales and licensing opportunities, and (vi) explore and capitalize on synergistic opportunities to expand ReShape’s portfolio and offer future minimally invasive treatments and therapies in the obesity continuum of care. ReShape believes that it has the flexibility to manage the growth of its expenditures and operations depending on the amount of available cash flows, which could include reducing expenditures for marketing, clinical and product development activities. However, ReShape will ultimately need to achieve sufficient revenues from product sales and obtain additional debt or equity financing to support its operations.
Obtaining funds through the sale of additional equity and debt securities or the warrant holders’ exercise of outstanding common stock warrants may result in dilution to ReShape’s stockholders. If ReShape raises additional funds through the issuance of debt securities, these securities could have rights senior to those of ReShape’s common stock and could contain covenants that would restrict ReShape’s operations. The sale of additional equity may require ReShape to obtain approval from its stockholders to increase the number of shares of common stock ReShape has authorized under its certificate of incorporation. ReShape may require additional capital beyond its currently forecasted amounts. Any such required additional capital may not be available on reasonable terms, if at all. If ReShape is unable to obtain additional financing, it may be required to reduce the scope of, delay, or eliminate some or all of, its planned research, development and commercialization activities, which could materially harm its business. In addition, if ReShape raises additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to products or proprietary technologies, or grant licenses on terms that are not favorable.
ReShape’s forecast of the period of time through which its financial resources will be adequate to support its operations, the costs to complete development of products and the cost to commercialize our products are forward-looking statements and involve risks and uncertainties, and actual results could vary materially and negatively as a result of a number of factors, including the factors discussed in “Risk Factors — Risks Related to ReShape.” ReShape has based these estimates on assumptions that may prove to be wrong, and it could utilize its available capital resources sooner than it currently expects.
Because of the numerous risks and uncertainties associated with the development of medical devices, such as the ReShape Vest and Diabetes Bloc-Stim Neuromodulation, ReShape is unable to estimate the exact amounts of capital outlays and operating expenditures necessary to complete the development of the ReShape Vest and Diabetes Bloc-Stim Neuromodulation or other additional products and successfully deliver a commercial product to the market. ReShape’s future capital requirements will depend on many factors, including, but not limited to, the following:
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the cost and timing of establishing sales, marketing and distribution capabilities;

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the cost of establishing clinical and commercial supplies of the ReShape Vest and Diabetes Bloc-Stim Neuromodulation, and any products that ReShape may develop;

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the rate of market acceptance of the ReShape Vest and Diabetes Bloc-Stim Neuromodulation, and any other product candidates;

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the cost of filing and prosecuting patent applications and defending and enforcing ReShape’s patent and other intellectual property rights;

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the cost of defending, in litigation or otherwise, any claims that ReShape infringes third-party patent or other intellectual property rights;

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the effect of competing products and market developments;

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the cost of explanting clinical devices;

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the terms and timing of any collaborative, licensing or other arrangements that ReShape may establish;

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any revenue generated by sales of the LAP-BAND, ReShapeCare, ReShape Vest, Diabetes Bloc-Stim Neuromodulation or future products;

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the scope, rate of progress, results and cost of ReShape’s clinical trials and other research and development activities;

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the cost and timing of obtaining any further required regulatory approvals; and

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the extent to which ReShape invests in products and technologies, although ReShape currently has no commitments or agreements relating to any of these types of transactions.

Off-balance-sheet Arrangements
Since ReShape’s inception, it has not engaged in any off-balance-sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities as defined by rules enacted by the SEC and FASB, and accordingly, no such arrangements are likely to have a current or future effect on ReShape’s financial position, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Critical Accounting Policies and Significant Judgments and Estimates
ReShape’s management’s discussion and analysis of its financial condition and results of operations are based on its consolidated financial statements, which have been prepared in accordance with GAAP.

The preparation of these financial statements requires ReShape to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported expenses during the reporting periods. ReShape evaluates its estimates and judgments on an ongoing basis. Actual results may differ materially from these estimates under different assumptions or conditions.
While ReShape’s significant accounting policies are more fully described in Note 2 to its consolidated financial statements included in this joint proxy statement/prospectus, ReShape believes that the following accounting policies and estimates are most critical to a full understanding and evaluation of its reported financial results.
Revenue Recognition
When ReShape recognizes revenue from the sale of its products, the amount of consideration it ultimately receives may vary depending upon the return terms and any sales rebates that it may offer, which are accounted for as variable consideration when estimating the amount of revenue to recognize. As discussed in Note 11 to its consolidated financial statements, such variable consideration to date has not been material.
Intangible Assets and Long-Lived Assets
ReShape acquires intangible assets in connection with business combinations and asset purchases. The acquired intangible assets are recorded at fair value, which is determined based on a discounted cash flow analysis. The determination of fair value requires significant estimates, including, but not limited to, the amount and timing of projected future cash flows, the discount rate used to discount those cash flows, the assessment of the asset’s life cycle, including the timing and expected costs to complete in-process projects, and the consideration of legal, technical, regulatory, economic, and competitive risks.
IPR&D acquired in business combinations is reviewed for impairment annually, or whenever an event occurs or circumstances change that would indicate the carrying amount may be impaired. Additionally, management reviews the carrying amounts of other intangible and long-lived assets whenever events or circumstances indicate that the carrying amounts of an asset may not be recoverable. The impairment reviews require significant estimates about fair value, including estimation of future cash flows, selection of an appropriate discount rate, and estimates of long-term growth rates.
Research and Development Expenses
ReShape records the estimated costs of research and development activities performed by third-party service providers based upon the estimated services provided but not yet invoiced and include these costs in accrued expenses and other payables in the consolidated balance sheets and within research and development expense in the consolidated statements of operations. ReShape accrues for these costs based on factors such as estimates of the work completed and in accordance with agreements established with its third-party service providers. As actual costs become known, ReShape adjusts its accrued liabilities.
ReShape’s CRO arrangement generally requires payments in advance of services. Upon making a payment, ReShape makes a determination as to the amount to record as a deferred charge and the amount of research and development expense. The amount of CRO related costs included in research and development expense each period is based upon the Company’s estimate of the time period over which services will be performed, enrollment of patients, number of sites activated and level of effort to be expended. Any amount of advances paid in excess of expense recognized is included in prepaid expenses and other current assets on the consolidated balance sheets. If the actual timing of the CRO’s performance of services or the level of effort varies from ReShape’s estimate, the amount of prepaid CRO expense is adjusted accordingly.
ReShape makes significant judgments and estimates in determining the accrued balance and any deferred charges in each reporting period. ReShape’s understanding of factors such as the status and timing of services performed, the number of patients enrolled and the rate of patient enrollment may vary from its estimates and could result in ReShape reporting amounts that are too high or too low in any particular period.

Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance for deferred income tax assets is recorded when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. ReShape’s policy is to classify interest and penalties related to income taxes as income tax expense in the consolidated statements of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS
Obalon and ReShape are each smaller reporting companies as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information under this item.

DESCRIPTION OF CAPITAL STOCK
As a result of the Merger and the other transactions described in this joint proxy statement/prospectus, ReShape stockholders will become stockholders of Obalon, which will continue as the Combined Company. The rights of former ReShape stockholders and the rights of Obalon stockholders following the consummation of the Merger will be governed by the Obalon charter and the Obalon bylaws. The following description of Obalon Shares is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the latest Obalon SEC filings on Form 10-K and 10-Q, the Obalon charter and Obalon bylaws, and to the applicable provisions of the DGCL. See also “Comparison of Stockholder Rights” beginning on page 254 of this joint proxy statement/prospectus.
General
The following description of certain terms of Obalon Shares and preferred stock is intended as a summary only and is qualified in its entirety by reference to the Obalon charter and the Obalon bylaws, and to the applicable provisions of the DGCL.
Obalon authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.001 per share.
As of the record date for the Obalon Special Meeting, Obalon had issued and outstanding:
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10,020,068 Obalon Shares;

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options to purchase a total of 1,099,855 Obalon Shares with a weighted-average exercise price of $11.97 per share;

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restricted stock units that vest into 3,000 Obalon Shares; and

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warrants to purchase 3,371,875 Obalon Shares.

As of the record date for the Obalon Special Meeting, Obalon had approximately 36 holders of record of Obalon Shares.
Obalon Shares
Dividend Rights.   Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding Obalon Shares are entitled to receive dividends out of assets legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.
Voting Rights.   Each outstanding Obalon Share is entitled to one vote on all matters submitted to a vote of stockholders. Holders of Obalon Shares shall have no cumulative voting rights.
Potential Issuance of Preferred Stock.   Pursuant to Obalon’s charter, Obalon’s board of directors is authorized, subject to limitations prescribed by Delaware law, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, vesting, powers, preferences and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, in each case without further vote or action by our stockholders. In connection with the Merger, Obalon will assume all of the obligations of ReShape under the ReShape Series C Certificate of Designation and will file a new certificate of designation with the same terms and conditions as the ReShape Series C Certificate of Designation and issue to the holders of ReShape Series C Preferred Stock outstanding immediately prior to the effective time of the Merger new preferred stock consistent with the foregoing provisions (provided that such new certificate of designation would provide that such new preferred stock would be entitled to vote for the election of directors, voting on an as-converted to common stock basis and voting together as a single class with the holders of Obalon Shares), in each case in accordance with Section 7(d) of the ReShape Series C Certificate of Designation.
Conversion or Redemption Rights.   Obalon Shares are neither convertible nor redeemable.

Liquidation Rights.   Upon Obalon’s liquidation, dissolution or winding up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of Obalon Shares and any participating preferred stock outstanding at that time, after payment of all debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.
Rights and Preferences.   Holders of Obalon Shares have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to Obalon Shares. The rights, preferences and privileges of the holders of Obalon Shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Obalon may designate in the future including the new preferred shares to be issued by the Obalon Board in connection with the Merger as described under “— Potential Issuance of Preferred Stock” above.
Fully Paid and Nonassessable.   All outstanding Obalon Shares are fully paid and nonassessable.
Preferred Stock
Under the Obalon charter, Obalon is authorized to issue up to 10,000,000 shares of preferred stock at $0.001 par value per share. The preferred stock may be issued in one or more series, and the Obalon Board is expressly authorized (i) to fix the designation, vesting, powers, preferences, rights, qualifications, limitations and restrictions with respect to any series of preferred stock and (ii) to specify the number of shares of any series of preferred stock. As of the record date for the Obalon Special Meeting, there were no shares of preferred stock issued and outstanding.
Anti-Takeover Provisions
The Obalon charter and the Obalon bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Obalon Board and which may have the effect of delaying, deferring or preventing a future takeover or change in control of Obalon unless such takeover or change in control is approved by the Obalon Board.
Delaware Law
Obalon is subject to the provisions of Section 203 of the DGCL, or Section 203, regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date on which the person became an interested stockholder unless:
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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock.

Obalon expects the existence of this provision to have an anti-takeover effect with respect to transactions the Obalon board does not approve in advance. Obalon also anticipates that Section 203 may discourage attempts that might result in a premium over the market price for the Obalon Shares.
Provisions relating to the Obalon charter and bylaws
Classified Board.   The Obalon charter provides that the Obalon Board is divided into three classes of directors, with the classes as nearly equal in number as reasonably possible. As a result, approximately one-third of the Obalon Board is elected each year. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of Obalon as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
Board of Directors Vacancies.   The Obalon charter and bylaws authorize only the Obalon board to fill vacant directorships, including newly created seats. In addition, the number of directors constituting the Obalon board will be permitted to be set only by a resolution adopted by a majority vote of the Obalon Board. These provisions would prevent a stockholder from increasing the size of the Obalon Board and then gaining control of the Obalon Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Obalon Board, but promotes continuity of management.
Action by Written Consent; Special Meetings of Stockholders.   The Obalon charter provides that, subject to the rights of any series of preferred stock, stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend the Obalon bylaws or remove directors without holding a meeting of Obalon stockholders called in accordance with the Obalon bylaws. Further, the Obalon bylaws and charter provide that special meetings of our stockholders may be called only by a majority of the Obalon board, the chairman of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of the Obalon stockholders to force consideration of a proposal or for stockholders controlling a majority of Obalon’s capital stock to take any action, including the removal of directors.
Removal of Directors.   The Obalon charter provides that Obalon’s directors may be removed only for cause by the affirmative vote of at least two-thirds of the voting power of the outstanding Obalon Shares entitled to vote generally in the election of directors, voting together as a single class. This requirement of a supermajority vote to remove directors could enable a minority of Obalon’s stockholders to prevent a change in the composition of the Obalon Board.
Advance Notice Procedures.   The Obalon bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of Obalon’s stockholders, including proposed nominations of persons for election to the Obalon Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Obalon Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given Obalon’s Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. The Obalon bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Obalon.
No Cumulative Voting.   The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Obalon charter does not provide for cumulative voting.
Super Majority Approval Requirements.   The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws requires a greater percentage. A majority vote of the Obalon Board or the affirmative vote of holders of at least two-thirds of the total votes of the outstanding shares of capital stock of Obalon entitled to vote with respect thereto, voting together as a single class, are required to adopt, amend, or repeal the Obalon bylaws. In addition, the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares of the capital stock of Obalon entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal any provision of the Obalon charter, unless two-thirds of the Obalon board has approved such amendment or repeal, in which case only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of Obalon entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal such provisions of the charter. These supermajority vote requirements to approve amendments to the Obalon bylaws and the Obalon charter could enable a minority of Obalon’s stockholders to exercise veto power over any such amendments.
Issuance of Undesignated Preferred Stock.   The Obalon Board has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.
Exclusive Forum.   The Obalon charter provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Obalon; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Obalon to Obalon or Obalon’s stockholders; (iii) any action asserting a claim against Obalon arising pursuant to any provision of the DGCL or Obalon charter or bylaws; (iv) any action to interpret, apply, enforce or determine the validity of the Obalon charter or bylaws; or (v) any other action asserting a claim against Obalon that is governed by the internal affairs doctrine. This exclusive forum provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of Obalon’s capital stock shall be deemed to have notice of and to have consented to the provisions of Obalon’s certificate of incorporation described above. Although Obalon believes these provisions benefit Obalon by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against Obalon’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in Obalon’s certificate of incorporation to be inapplicable or unenforceable.
COMPARISON OF STOCKHOLDER RIGHTS
The rights of ReShape stockholders are governed by the ReShape charter and the ReShape bylaws, as well as the DGCL. The rights of Obalon stockholders are governed by the Obalon charter and the Obalon bylaws, as well as the DGCL. Upon consummation of the Merger, the rights of the stockholders of Obalon will be governed by the Obalon charter and the amended bylaws of Obalon, both of which are filed as exhibits to the registration statement to which this joint proxy statement/prospectus relates, as well as the DGCL.
The following is a summary discussion of the material differences, as of the date of this joint proxy statement/prospectus, between the current rights of ReShape stockholders and the current rights of Obalon stockholders. The following description does not purport to be a complete statement of all the differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the DGCL, the Obalon charter and the Obalon bylaws, the ReShape charter and the ReShape bylaws. ReShape and Obalon have filed with the SEC their respective governing documents referenced in this summary of stockholder rights and will send copies to you without charge, upon your request. See “Where You Can Find More Information” beginning on page 268 of this joint proxy statement/prospectus.

	Rights of Obalon Stockholders	Rights of ReShape Stockholders
Authorized Capital	The authorized capital stock of Obalon consists of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.	The authorized capital stock of ReShape consists of 275,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.
Outstanding Capital Stock	As of the record date for the Obalon Special Meeting, Obalon had 10,020,068 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding.	As of the record date for the ReShape Special Meeting, ReShape had 6,166,554 shares of common stock issued and outstanding, and 95,391 shares of preferred stock issued and outstanding, which are convertible into 1,288 shares of common stock.
Number of Directors	The Obalon charter provides that the number of directors is to be fixed by resolution adopted by a majority of the Obalon Board, subject to the rights of the holders of any series of Obalon preferred stock to elect additional directors. The Obalon bylaws provide that the number of directors shall be fixed as set forth in the charter. Obalon currently has eight authorized directors on its board.	The ReShape charter provides that, subject to the rights of holders of any series of preferred stock to elect directors, the number of directors of ReShape shall be established by the ReShape Board. The ReShape bylaws provide that the number of directors shall be fixed from time to time exclusively by the ReShape Board pursuant to a resolution adopted by a majority of the total number of authorized directors. ReShape currently has five authorized directors on its board.
Election of Directors	The Obalon charter provides that directors are elected by a plurality of the votes cast by the stockholders entitled to vote thereon. The Obalon charter provides for a classified Obalon Board with three classes of directors. Approximately one-third of the Obalon Board is elected each year and board members stand for re-election in the third year after the year of their election. Obalon stockholders do not have cumulative voting rights.	The ReShape bylaws provide that directors are elected by a plurality of the votes cast by the stockholders entitled to vote thereon. The ReShape charter and bylaws provide for a classified ReShape Board with three classes of directors. Approximately one-third of the ReShape Board is elected each year, and board members stand for re-election in the third year after the year of their election. ReShape stockholders do not have cumulative voting rights.
Removal of Directors	The Obalon charter provides that subject to the special rights of the holders of any series of preferred stock to elect directors, Obalon directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of capital stock of Obalon entitled to vote generally in the election of directors, voting together as a single class.	The ReShape charter and bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding, any director may be removed from office at any time, only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of ReShape’s stock entitled to vote generally in the election of directors, voting together as a single class.

	Rights of Obalon Stockholders	Rights of ReShape Stockholders
Vacancies on the Board
The Obalon charter provides that subject to the rights of the holders of any series of preferred stock, vacancies and newly-created directorships on the Obalon Board shall be filled exclusively by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.
A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

The ReShape charter and bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the ReShape Board may be filled only by a majority vote of the directors then in office, even if less than a quorum, and shall not be filled by the stockholders.
A director elected to fill a vacancy shall serve for the remainder of the term of the director being replaced or, in the case of an additional director, for the remainder of the term of the class to which the director has been assigned.

Advance Notice Requirements for holder Nominations and Other Proposals
The Obalon charter provides that the advance notice requirements are to be provided in the Obalon bylaws. The Obalon bylaws provide that, except as otherwise required by law, a stockholder who wishes to nominate persons for election to the Obalon Board or propose business to be considered by the stockholders at a meeting must be a stockholder of record at the time of giving notice and must be entitled to vote at the meeting. Such stockholder must provide notice to the Secretary of Obalon in advance of the meeting and in accordance with the Obalon bylaws.
In the case of an annual meeting, an Obalon stockholder wishing to nominate a director or raise another proposal must deliver a stockholder’s notice to the Secretary of Obalon at the principal executive offices of Obalon on a date not later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to the first anniversary of the preceding year’s annual meeting or, if the date of the current year’s annual meeting is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting, then notice must be delivered no earlier than the close of business on the 105th day prior to currently proposed annual meeting

The ReShape bylaws provide that a stockholder may propose business to be considered by the stockholders at an annual or special meeting of the stockholders only if the stockholder has given timely notice thereof in writing to the Secretary of ReShape. In the case of an annual meeting, a ReShape stockholder’s notice must be received by ReShape no less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days from the anniversary date of the preceding year’s annual meeting, written notice must be received not later than the 10th day following the day on which the first public disclosure of the date of the annual meeting was made. In the case of a special meeting, notice must be received 10 days prior to the date of such meeting.
The ReShape bylaws provide that any stockholder entitled to vote in the election of directors generally who complies with the advance notice procedures set forth in the bylaws may nominate persons for election to the ReShape Board. In the case of an annual meeting, a ReShape stockholder’s notice

	Rights of Obalon Stockholders	Rights of ReShape Stockholders

and no later than the close of business on the later of the 75th day prior to such annual meeting on or by the 10th day following the date on which the current year’s annual meeting is first disclosed in a public announcement. In the case of a special meeting of stockholders called for the purpose of electing one or more directors to the Obalon Board, an Obalon stockholder wishing to nominate a director must deliver a stockholder’s notice to the Secretary of Obalon at the principle executive offices of Obalon on a date not earlier than the close of business on the 105th day nor later than the close of business on the 75th day prior to such special meeting or the tenth day following the day on which the date of the special meeting, and the board’s proposed nominees for election, are first disclosed in a public announcement.
The notice must contain specific information concerning the person to be nominated or matters to be brought before the meeting, as well as specific information concerning the stockholder making the nomination or submitting the proposal.

must be received by ReShape not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days from the anniversary date of the preceding year’s annual meeting, written notice by a stockholder in order to be timely must be received not later than the 10th day following the day on which the first public disclosure of the date of the annual meeting was made. In the case of a special meeting, the notice must be received by the close of business on the 10th day following the date on which the first public disclosure of the date of the special meeting was made.
Notice provided by a ReShape stockholder must contain the information called for in ReShape’s bylaws.

Notice of Special Meeting
The Obalon bylaws generally provide that notice of a stockholder meeting must be given to each stockholder of record entitled to vote at such meeting not less than ten days nor more than 60 days before the date of the meeting.
Any notice of a special meeting must include the place, if any, date, time, means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present and purpose for which the meeting is called.

The ReShape bylaws generally provide that written notice of the place, date, and time of all meetings of the stockholders, and the means of remote communication, shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held to each stockholder of record entitled to vote at such meeting.
Any notice of a special meeting must also include the purpose or purposes for which the meeting is called.

Amendments to the Charter	Under the DGCL, an amendment to the certificate of incorporation requires (1) the approval of the board of directors, (2) the approval of a majority of the outstanding stock entitled to vote upon the proposed amendment, and (3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class. The Obalon charter provides that Obalon may amend, alter or repeal any provision of the charter in any manner	Under the DGCL, an amendment to the certificate of incorporation requires (1) the approval of the board of directors, (2) the approval of a majority of the outstanding stock entitled to vote upon the proposed amendment, and, (3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class. ReShape’s charter provides that ReShape may amend, alter, change or repeal any provision contained in the

	Rights of Obalon Stockholders	Rights of ReShape Stockholders
	prescribed by the DGCL, and additionally provides that the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of Obalon entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of the Obalon charter, unless two-thirds of the Obalon board has approved such amendment or repeal, in which case only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of Obalon entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal such provisions of the charter.	charter, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders in the charter are granted subject to this reservation; provided, however, that no preferred stock designation shall be amended after the issuance of any shares of the series of preferred stock created hereby, except in accordance with the terms of such preferred stock designation and the requirements of applicable law.
Amendments to Bylaws	The Obalon charter provides that the Obalon bylaws may be adopted, amended or repealed by the Obalon Board subject to the power of the stockholders of Obalon entitled to vote generally in the election of directors to adopt, amend or repeal the bylaws. The affirmative vote of the holders of at least two-thirds of the voting power of the outstanding Obalon Shares entitled to vote generally in the election of directors, voting together as a single class, is required to adopt, amend or repeal the Obalon bylaws.	The ReShape charter provides that the ReShape Board may adopt, amend, repeal or otherwise alter the bylaws without any action on the part of the stockholders in accordance with the bylaws; provided, however, that any bylaws made by the ReShape Board and any and all powers conferred by any of said bylaws may be amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of ReShape stock entitled to vote generally in the election of directors, voting together as a single class.
Special Meeting of Stockholders	The Obalon charter provides that special meetings may be called only by or at the direction of the Obalon Board pursuant to a resolution adopted by a majority of the total number of directors which Obalon would have if there were no vacancies.	The ReShape charter provides that special meetings may be called by the ReShape Board pursuant to a resolution adopted by a majority of the total authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the ReShape Board for adoption) or the Chairman of the ReShape Board.

	Rights of Obalon Stockholders	Rights of ReShape Stockholders
Forum Selection	The Obalon charter designates the Court of Chancery of the State of Delaware (subject to certain exceptions) as the sole and exclusive forum, unless Obalon consents in writing to the selection of one or more alternative forums, for (i) any derivative action or proceeding brought on behalf of Obalon; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Obalon to Obalon or Obalon’s stockholders; (iii) any action asserting a claim against Obalon arising pursuant to any provision of the DGCL or Obalon charter or bylaws; (iv) any action to interpret, apply, enforce or determine the validity of the Obalon charter or bylaws; or (v) any action asserting a claim against Obalon governed by the internal affairs doctrine.	The ReShape charter does not include a forum selection provision.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF RESHAPE
The following table shows the beneficial ownership of ReShape Shares by each person or group who beneficially owned 5% or more of the outstanding ReShape Shares, each of ReShape’s directors, each of ReShape’s executive officers named in the Summary Compensation Table in this joint proxy statement/prospectus and ReShape’s directors and executive officers as a group, as of April 7, 2021. Percentage ownership calculations for beneficial ownership are based on 6,166,554 shares outstanding as of April 7, 2021. However, for purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which that person or persons has or have the right to acquire within 60 days following April 7, 2021 is deemed to be outstanding for that person’s calculation, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. For example, the percent of outstanding common stock reported for Armistice Capital, LLC assumes that it exercised all of its warrants reported below (all of which are currently exercisable), but that Bigger Capital Fund, LP did not exercise of any of its warrants (all of which are currently exercisable), and the percent of outstanding common stock reported for Bigger Capital assumes that it exercised all of its warrants reported below, but that Armistice Capital did not exercise any of its warrants. Therefore, the total percent of outstanding common stock reported for Armistice Capital and Bigger Capital exceeds 100%. The information regarding the beneficial owners of more than 5% of the outstanding ReShape Shares is based upon information supplied to us by ReShape’s directors, officers and principal stockholders or on Schedules 13D or 13G filed with the SEC. Unless otherwise noted, the directors and executive officers listed in the table have sole voting and investment power with respect to the shares of common stock owned by them and their address is c/o ReShape Lifesciences Inc., 1001 Calle Amanecer, San Clemente, California 92673.
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
5% Stockholders
Armistice Capital, LLC(2) 510 Madison Avenue, 7th Floor New York, New York 10022	17,980,277	95.6%
Bigger Capital Fund, LP(3) 175 W. Carver Street Huntington, NY 11743	2,833,340	33.8%
Directors and Executive Officers		*
Bart Bandy	0	*
Thomas Stankovich	4,635	*
Dan Gladney(4)	22	*
Gary Blackford	0	*
Arda Minocherhomjee	0	*
Lori McDougal	0	*
All directors and executive officers as a group (6 persons)(4)	4,657	*

*
The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares of common stock.

(1)
Unless otherwise noted, the business address of each of those listed in the table above is 1001 Calle Amanecer, San Clemente, California 92673.

(2)
Consists of (i) 5,330,277 shares of common stock, which represents 86.4% of ReShape’s common stock outstanding as of April 7, 2021, (ii) 2,625,000 shares of common stock issuable upon exercise of series A warrants at an initial exercise price of $2.64 per share, (iii) 2,625,000 shares of common stock issuable upon exercise of series E warrants at an initial exercise price of $6.00 per share, (iv) 1,200,000 shares of common stock issuable upon exercise of series G warrants at an initial exercise price of

$3.70 per share, (v) 1,200,000 shares of common stock issuable upon exercise of series G warrants at an initial exercise price of $3.25 per share, and (vi) 5,000,000 shares of common stock issuable upon exercise of series G warrants at an initial exercise price of $3.50 per share. The shares of common stock and warrants are held directly by Armistice Capital Master Fund Ltd. (the “Master Fund”), whose principal business address is c/o dms Corporate Services Ltd., 20 Genesis Close, P.O. Box 314, Grand Cayman KY1-1104, Cayman Islands. Armistice is an investment adviser registered with the SEC that is principally engaged in the business of providing investment management services to private investment vehicles, including the Master Fund. Steven Boyd is the managing member of Armistice Capital and a director of the Master Fund. Mr. Boyd’s principal business address is 510 Madison Avenue, 7th Floor, New York, New York 10022. Armistice Capital and Mr. Boyd may be deemed to be the beneficial owners of the shares reported as beneficially owned by the Master Fund. Each of the Master Fund, Armistice Capital and Mr. Boyd has the sole power to dispose or direct the disposition of 0 shares and the shared power to dispose or direct the disposition of all of the shares.
(3)
Consists of (i) 310,590 shares of common stock owned by District 2 Capital Fund LP (“District 2 CF”) and 304,413 shares of common stock owned by Bigger Capital Fund, LP (“Bigger Capital”), which collectively represents 9.9% of ReShape’s common stock outstanding as of April 7, 2021 (ii) 416,667 shares of common stock issuable upon exercise of series A warrants held by District 2 CF and 291,667 shares of common stock issuable upon exercise of series A warrants held by Bigger Capital at an initial exercise price of $2.64 per share (iii) 522,746 shares of common stock issuable upon exercise of prefunded warrants held by District 2 CF and 278,923 shares of common stock issuable upon exercise of prefunded warrants held by Bigger Capital at an exercise price of $0.12 per share, and (iv) 416,667 shares of common stock issuable upon exercise of series E warrants held by District 2 CF and 291,667 shares of common stock issuable upon exercise of series E warrants held by Bigger Capital at an exercise price of $6.00 per share. Bigger Capital Fund GP, LLC (“Bigger GP”) is a general partner of Bigger Capital and District 2 Capital LP (“District 2”) is the investment manager of District 2 CF. Michael Bigger is the managing member of Bigger GP and District and District 2 Holdings LLC (“District 2 Holdings”), which is the managing member of District 2 GP LLC (“District 2 GP”), the general partner of District 2 CF. Therefore, Mr. Bigger, District 2, District 2 Holdings and District 2 CF may be deemed to be the beneficial owner, and have the shared power to dispose of or direct the disposition, of the shares reported as beneficially owned by District 2 CF and Mr. Bigger and Bigger GP may be deemed to be the beneficial owner, and have the shared power to dispose of or direct the disposition, of the shares reported as beneficially owned by Bigger Capital.

(4)
Includes 18 shares subject to options exercisable by Mr. Gladney currently or within 60 days of April 7, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF OBALON
The following table sets forth certain information as of April 7, 2021 (unless otherwise specified), with respect to the beneficial ownership of Obalon Shares by each person who is known, based solely on filings made under Section 13(d) and 13(g) of the Exchange Act, to own beneficially more than five percent of outstanding Obalon Shares, each person currently serving as a director, each nominee for director, each named executive officer, and all of our current directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Obalon Shares subject to options, restricted stock, warrants or other rights to purchase that may be acquired within 60 days after April 7, 2021 are to be considered outstanding for purposes of computing the percentage ownership of the persons holding these options or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. Shares of common stock held by Obalon’s executive officers include restricted stock awards, as the restricted shares are entitled to be voted. As of April 7, 2021, there were 10,020,068 Obalon Shares outstanding, and the percentages of Obalon Shares beneficially owned were calculated using this number as the denominator and as specified in this paragraph. Unless otherwise indicated, the address for each beneficial owner is c/o Obalon Therapeutics, Inc., 5241 Avenida Encinas, Suite F, Carlsbad, California 92008.
Name and Address of Beneficial Owner	Number of Obalon Shares Beneficially Owned	Percentage of Obalon Shares Beneficially Owned
5% or Greater Stockholders:
Armistice Capital, LLC(1)	1,100,000	10.4%
Entities affiliated with Domain Partners (2)	1,005,890	9.9%
Directors and Named Executive Officers
Andrew Rasdal(3)	221,719	2.2%
William Plovanic(4)	158,784	1.6%
Mark Brister(5)	70,837	*
Amy Vandenberg(6)	42,011	*
Dittamore Community Property Trust Dated August 31, 2016(7)	41,253	*
Douglas Fisher, MD(8)	38,505	*
Les Howe (9)	52,190	*
Kim Kamdar, Ph.D.(10)	67,215	*
Sharon Stevenson, DVM Ph.D .(11)	54,378	*
All Executive Officers and Directors as a group (10 persons) (12)	856,853	8.6%

*
represents beneficial ownership of less than one percent of outstanding Obalon Shares.

(1)
Based solely on Schedule 13G/A filed with the SEC on February 16, 2021 by Armistice Capital, LLC (“Armistice”), represents 1,100,000 shares of common stock held by Armistice. Steven Boyd serves as the managing member of Armistice. The address for Armistice is 510 Madison Avenue, 7th Floor, New York, New York 10022.

(2)
Based solely on Schedule 13D filed with the SEC on October 23, 2020 by Domain Partners VII, L.P., or Domain Partners, and DP VII Associates, L.P., or DP Associates. Represents (a) 813,433 shares of common stock and 187,500 warrants held by Domain Partners and (b) 4,957 shares held by DP Associates. One Palmer Square Associates VII, L.L.C., or One Palmer Square, is the general partner of each of Domain Partners and DP Associates. James C. Blair, Brian H. Dovey, Jesse I. Treu, Nicole Vitullo and Brian K. Halak are the managing members of One Palmer Square, and share voting and investment power over the shares, and disclaims beneficial ownership of all securities other than those he or she owns directly, if any, or by virtue of his or her indirect pro rata interest as a managing member of OPSA VII. Kim Kamdar, a member of our board of directors, is a member of One Palmer Square and does not have any voting or dispositive power over these shares. The address of the filing persons is c/o Domain Associates LLC., 202 Carnegie Center, Suite 104, Princeton, New Jersey 08540.
(3)
Represents (i) 77,892 shares of common stock held by The Rasdal Family Trust dated December 10, 1996, of which Mr. Rasdal and his spouse serve as co-trustees, (ii) 134,452 shares underlying options to purchase common stock held by Mr. Rasdal that are exercisable within 60 days of April 7, 2021 and (iii) 9,375 warrants for the purchase of shares of common stock.

(4)
Consists of (i) 103,806 shares of common stock held by William J. Plovanic Revocable Trust Dated February 29, 2008, (ii) 42,603 shares underlying options to purchase common stock held by Mr. Plovanic that are exercisable within 60 days of April 7, 2021, (iii) 3,000 shares of common stock purchased through Mr. Plovanic and Mr. Plovanic’s wife’s IRA. Mr. Plovanic has sole voting and investment power over the shares directly owned by William J. Plovanic Revocable Trust dated February 29, 2008 and (iv) 9,375 warrants for the purchase of shares of common stock.

(5)
Consists of (i) 38,865 shares of common stock held by Mr. Brister, (ii) 28,222 shares underlying options to purchase common stock held by Mr. Brister that are exercisable within 60 days of April 7, 2021 and (iii) 3,750 warrants for the purchase of shares of common stock.

(6)
Consists of (i) 10,264 shares of common stock held by Ms. Vandenberg, (ii) 28,372 shares underlying options to purchase common stock held by Ms. Vandenberg that are exercisable within 60 days of April 7, 2021, (iii) 1,500 restricted stock awards subject to vesting and (iv) 1,875 warrants for the purchase of shares of common stock.

(7)
Consists of (i) 30,692 shares underlying options to purchase common stock that are exercisable within 60 days of April 7, 2021 and (ii) 10,561 shares of common stock held by Mr. Dittamore. Mr. Dittamore has sole voting and investment power over the shares directly owned by Dittamore Community Property Trust dated August 31, 2016.

(8)
Represents (i) 30,692 shares underlying options to purchase common stock that are exercisable within 60 days of April 7, 2021 and (ii) 7,813 shares of common stock held by Dr. Fisher.

(9)
Represents (i) 19,397 shares of common stock held, (ii) 28,106 shares underlying options to purchase common stock that are exercisable within 60 days of April 7, 2021 and (iii) 4,687 warrants for the purchase of shares of common stock.

(10)
Represents (i) 27,148 shares of common stock held by Dr. Kamdar, and (ii) 30,692 shares underlying options to purchase common stock that are exercisable within 60 days of April 7, 2021, (iii) 1,340 shares of common stock held jointly with Dr. Kamdar’s mother, as to which Dr. Kamdar has sole voting and investment power and (iv) 9,375 warrants for the purchase of shares of common stock.

(11)
Consists of (i) 30,692 shares underlying options to purchase common stock that are exercisable within 60 days of April 7, 2021, (ii) 18,061 shares of common stock held by Dr. Stevenson, (iii) 5,625 warrants for the purchase of shares of common stock; and (iv) 54,624 shares held by Okapi Ventures, L.P., and 34,124 shares held by Okapi Ventures II, L.P. Okapi Venture Partners, LLC and Okapi Venture Partners II, LLC are the general partners of Okapi Ventures, L.P. and Okapi Ventures II, LP, respectively, and Sharon Stevenson, a member of our Board, and B. Marc Averitt, are the managing directors of Okapi Venture Partners, LLC and Okapi Venture Partners II, LLC, and share voting and investment power over these shares. Dr. Stevenson has sole voting and investment power over her shares.

(12)
Represents (i) 330,147 shares of common stock, (ii) 474,394 shares underlying options to purchase common stock that are exercisable within 60 days of April 7, 2021, (iii) 1,500 restricted stock awards that are subject to vesting, (iv) 3,000 common stock held in a joint IRA and (v) 47,812 warrants for the purchase of shares of common stock.

LEGAL MATTERS
The validity of the Obalon Shares to be issued pursuant to the Merger was passed upon for Obalon by Latham & Watkins LLP, counsel to Obalon, 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626. The material U.S. federal income tax consequences of the Merger was passed upon for ReShape by Fox Rothschild LLP.

EXPERTS
The consolidated financial statements of Obalon Therapeutics, Inc. as of December 31, 2020 and for the year then ended included in this Registration Statement and related joint proxy statement/prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein,, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Obalon Therapeutics, Inc. as of December 31, 2019 and for the year ended December 31, 2019 have been included in this joint proxy statement/prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
The consolidated financial statements of ReShape Lifesciences Inc. as of December 31, 2019 and December 31, 2020 and for each of the years then ended included in this Registration Statement and related joint proxy statement/prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

.
RESHAPE ANNUAL MEETING STOCKHOLDER PROPOSALS
If the Merger is completed, then the ReShape Shares will be delisted from the OTCQB Market, deregistered under the Exchange Act and cease to be publicly traded and ReShape will not hold a 2021 annual meeting of stockholders. If the Merger is not completed, then ReShape intends to hold a 2021 annual meeting of stockholders. In order for a stockholder proposal to be considered for inclusion in ReShape’s proxy statement for the 2021 annual meeting, the written proposal must be received at ReShape’s principal executive offices at 1001 Calle Amanecer, San Clemente, California 92673, Attention: Secretary. To be timely, because ReShape did not hold a 2020 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received at the principal offices of ReShape not later than the 10th day following the day on which the first public disclosure of the date of the 2021 annual meeting is made, if any.

OBALON ANNUAL MEETING STOCKHOLDER PROPOSALS
Inclusion of Proposals in Obalon’s Proxy Statement and Proxy Card under the SEC’s Rules
Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must have been received by December 31, 2020.
Nomination of Director Candidates and Proposals Not Intended for Inclusion in Proxy Materials
The Obalon bylaws provide that, for stockholder nominations to the Obalon Board or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary at Obalon Therapeutics, Inc., 5421 Avenida Encinas, Suite F, Carlsbad, CA 92008. To be timely for the 2021 annual meeting of stockholders, the stockholder’s notice must be delivered to Obalon not earlier than the close of business on the 105th day nor later than the close of business on the 75th day prior to the anniversary date of the prior year’s annual meeting of stockholders, except that if the 2021 annual meeting of stockholders is set for a date that is more than 30 days before or more than 60 days after September 16, 2021, Obalon must receive the notice (A) no earlier than the close of business on the one hundred and fifth (105th) day prior to currently proposed annual meeting and (B) no later than the close of business on the later of the seventy-fifth (75th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. Assuming the date of the 2021 annual meeting of stockholders is not so advanced or delayed, stockholders who wish to make a proposal or a director nomination for the 2021 annual meeting of shareholders must notify Obalon no earlier than June 3, 2021 and no later than July 3, 2021. Such notice must provide the information required by Obalon bylaws with respect to each matter the stockholders proposes to bring before the 2021 annual meeting of stockholders.
The foregoing summary of Obalon’s stockholder nomination and proposal procedures is not complete and is qualified in its entirety by reference to the full text of the Obalon bylaws that has been publicly filed with the SEC and is available at www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION
Obalon has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this joint proxy statement/prospectus. This joint proxy statement/prospectus is a part of that registration statement.
Obalon and ReShape file annual, quarterly and current reports, proxy statements and other information with the SEC. ReShape’s SEC filings are also available over the Internet at the SEC’s website at www.sec.gov and under the heading “SEC Filings” on ReShape’s website at www.ir.reshapelifesciences.com. Obalon’s SEC filings are also available over the Internet at the SEC’s website at www.sec.gov and under the heading “SEC Filings” on Obalon’s website at www.investor.obalon.com. By referring to ReShape’s and Obalon’s websites and the SEC’s website, ReShape and Obalon do not incorporate any such website or its contents into this joint proxy statement/prospectus. ReShape Shares are listed on The OTCQB Market under the trading symbol of “RSLS” and Obalon Shares are listed on The Nasdaq Capital Market under the trading symbol “OBLN.”
Obalon has engaged MacKenzie Partners, Inc. (“MacKenzie”) as its proxy solicitor for the Obalon Special Meeting. Any questions about the Merger, requests for additional copies of documents or assistance submitting a proxy or voting your Obalon Shares may be directed to MacKenzie by mail at 1407 Broadway, 27th Floor, New York, NY 10018 or via email at proxy@mackenziepartners.com. Obalon stockholders may call MacKenzie toll-free at (800) 322-2885.
Any questions about the Merger, requests for additional copies of documents or assistance submitting a proxy or voting your ReShape Shares may be directed to ReShape’s Corporate Secretary at ReShape’s corporate headquarters, 1001 Calle Amanecer, San Clemente, California 92673.

OBALON AND RESHAPE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On January 19, 2021, Obalon, ReShape and Merger Sub, entered into the Merger Agreement. The Merger contemplated by the Merger Agreement will be implemented through a merger of Merger Sub with and into ReShape, with ReShape becoming a wholly owned subsidiary of Obalon.
The following unaudited pro forma condensed combined financial statements have been prepared to illustrate the estimated effects of the Merger. The unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives effect to the Merger as if it had occurred on December 31, 2020. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 gives effect to the Merger as if it had occurred on January 1, 2020.
The unaudited pro forma condensed combined financial statements are based on, and should be read in conjunction with the historical audited consolidated financial statements of each of Obalon and ReShape as of and for the year ended December 31, 2020, which are included in this joint proxy statement/prospectus.
The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations that would have been realized had the Merger occurred as of the dates indicated, nor is it meant to be indicative of any future consolidated financial position or future results of operations that the Combined Company will experience. The unaudited pro forma condensed combined financial statements combine the historical statements of ReShape and Obalon for the period on a pro forma basis along with the Merger and related transactions, summarized below. The pro forma adjustments included in the accompanying unaudited pro forma condensed combined financial statements are based on currently available data and assumptions that management of ReShape believes are reasonable.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
FOR THE YEAR ENDED DECEMBER 31, 2020
(Amounts in thousands, except per share data)
	December 31, 2020	December 31, 2020	Pro Forma Adjustments Note 5		Pro Forma Combined
	ReShape	Obalon
ASSETS
Current assets:
Cash and cash equivalents	$2,957	$3,905	$4,114	5(a)	$10,976
Restricted cash	50	—	—		50
Accounts and other receivables (net of allowance for doubtful accounts)	2,620	—	—		2,620
Inventory	2,244	—	—		2,244
Prepaid expenses and other current assets	1,073	3,930	—		5,003
Total current assets	8,944	7,835	4,114		20,893
Property and equipment, net	584	957	—		1,541
Operating lease right-of-use assets	465	521	—		986
Goodwill	—	—	26,214	5(b)	26,214
Other intangible assets, net	27,022	—	—		27,022
Other assets	46	1,304	—		1,350
TOTAL ASSETS	$37,061	$10,617	$30,328		$78,006
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERENCE SHARES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, STOCKHOLDERS’ (DEFICIT) EQUITY AND SHAREHOLDERS’ (DEFICIT) EQUITY
Accounts payable	$3,655	$615	$(615)	5(c)	$3,655
Accrued liabilities	3,630	65	(65)	5(c)	3,630
Warranty liability, current	397	—	—		397
Debt, current portion, net of deferred financing costs	3,609	—	—		3,609
Operating lease liabilities, current	314	564	—		878
Other current liabilities	—	3,802	—		3,802
Total current liabilities	11,605	5,046	(680)		15,971
Debt, noncurrent portion	9,168	430	(430)		9,168
Operating lease liabilities, noncurrent	163	438	—		601
Warranty liability, noncurrent	1,022	—	—		1,022
Deferred income taxes	615	—	—		615
Other long-term liabilities	—	38	—		38
TOTAL LIABILITIES	22,573	5,952	(1,110)		27,415
Commitments and contingencies
Convertible preference shares	—	—	—		—
Redeemable convertible preferred stock	1	—	(1)		—
Shareholders’ (deficit) equity and Stockholders’ (deficit) equity:
Ordinary shares	—	—
Common stock	6	8	6	5(d)	20
Treasury shares	—	—	—		—
Additional paid-in capital	529,429	189,421	(147,324)	5(d)	571,526
Accumulated other comprehensive loss	(121)	—	—		(121)
Accumulated deficit	(514,827)	(184,764)	178,757	5(e)	(520,834)
Total shareholders’ (deficit) equity / stockholders’ (deficit) equity	14,488	4,665	31,438		50,591
Total liabilities, redeemable convertible preference shares and stock, and shareholders’ (deficit) equity and stockholders’ (deficit) equity	$37,061	$10,617	$30,328		$78,006
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(Amounts in thousands, except per share data)
	Historical		Pro Forma Adjustments Note 6		Pro Forma Combined
	12 months ended
	December 31, 2020	December 31, 2020
	ReShape	Obalon
Revenue	$11,299	$1,588	$—		$12,887
Cost of revenue	5,037	1,004	—		6,041
Gross profit	6,262	584	—		6,846
Operating expenses:
Selling, General and Administrative	15,221	8,776	2,358	6(a),6(b)	26,355
Research and development	3,498	2,450	—		5,948
Impairment of assets	—	1,310	—		1,310
Total operating expenses	18,719	12,536	2,358		33,613
Operating loss	(12,457)	(11,952)	(2,358)		(26,767)
Other expense (income), net:
Interest expense, net	2,049	(29)	—		2,020
Loss on extinguishment of debt	7,715	—	—		7,715
Gain on foreign currency exchange	(410)	—	—		(410)
Other, net	—	411	3,652	6(c)	4,063
Loss before income tax provision	(21,811)	(12,334)	(6,010)		(40,155)
Income tax benefit	(181)	—	—		(181)
Net loss attributable to common shareholders	$(21,630)	$(12,334)	$(6,010)		$(39,974)
Net loss per share — basic and diluted:	$(3.12)	$(1.59)		6(d)	$(1.95)
Weighted-average shares used to compute net loss per share attributable to ordinary shareholders	6,927,021	7,738,355			20,452,180
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
1. Description of the Merger
The Merger contemplated by the Merger Agreement will be implemented through a merger of Merger Sub with and into ReShape, with ReShape becoming a wholly owned subsidiary of Obalon. Following the Effective Time, Obalon will be the Combined Company, renamed as ReShape Lifesciences Inc., and ReShape, renamed as ReShape Weightloss Inc., will be the Combined Company’s wholly owned subsidiary.
In the Merger, each ReShape Share issued and outstanding (other than shares held by Obalon, Merger Sub, any subsidiaries of Obalon or ReShape, or by ReShape as treasury shares) immediately prior to the Effective Time will be converted into the right to receive a number of fully paid and non-assessable Obalon Shares according to a ratio determined on the Determination Date that will result in the holders of ReShape Shares owning 51% of the outstanding common stock of the Combined Company immediately following the Merger (such ratio, the “Exchange Ratio”) and cash in lieu of fractional shares (such consideration, the “Merger Consideration”).
In addition, in the Merger, Obalon will assume each outstanding and unexercised warrant to purchase ReShape capital stock, which will be converted into and exchangeable for warrants to purchase Obalon Shares according to the Exchange Ratio. In the Merger, Obalon will assume all of the obligations of ReShape under ReShape’s series C certificate of designation and will file a new certificate of designation for new Obalon preferred stock with the same terms and conditions as ReShape’s series C certificate of designation (provided that such new certificate of designation would provide that such new preferred stock would be entitled to vote for the election of directors, voting on an as-converted to common stock basis and voting together as a single class with the holders of Obalon Shares), and each share of ReShape Series C Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of shares of such new preferred stock of Obalon based on the Exchange Ratio. In the Merger, each outstanding option to purchase ReShape Shares will be cancelled and terminated without any payment. No fractional shares will be issued in connection with the Merger and Obalon will pay cash in lieu of any such fractional shares.
In the Merger, Obalon stockholders will continue to own and hold their existing Obalon Shares. Each Obalon Option and Obalon restricted stock unit award that is outstanding and unvested immediately prior to the Effective Time, shall become fully vested as of immediately prior to, and contingent upon, the Effective Time.
Immediately following the Effective Time, ReShape stockholders and Obalon stockholders are expected to own approximately 51% and 49%, respectively, of the outstanding common stock of the Combined Company.
2. Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. In accordance with Release No. 33-10786, the unaudited condensed combined pro forma balance sheet and statements of operations reflect transaction accounting adjustments, as well as other adjustments deemed to be directly related to the Proposed Transactions, irrespective of whether or not such adjustments is deemed to be recurring.
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (ASC) 805, Business Combinations, with ReShape as the accounting acquirer. Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of Obalon are recognized and measured as of the acquisition date at fair value, defined in ASC 820, Fair Value Measurement, and added to those of ReShape, which is based on its respective historical financial statements.
Financial statements of the Combined Company issued after completion of the Merger may be different than the estimated values included in this unaudited pro forma condensed combined financial information. The financial statements of the Combined Company issued after the completion of the Merger will not be retroactively restated to reflect the historical financial position or results of operations of Obalon. In addition, ASC 805 establishes that the consideration transferred be measured at the closing date of the Merger at the then-current market price, which will likely result in a purchase price that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.
Under ASC 805, acquisition-related transaction costs (such as advisory, legal, valuation, other professional fees) are included from the unaudited pro forma condensed combined statement of operations. Such costs will be expensed in the historical statement of operations in the period incurred.
ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to the company in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, the company may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect the intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that others, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
The allocation of the Merger Consideration for the Merger depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the Merger Consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the Merger could differ materially from the preliminary allocation of purchase consideration. The final valuation will be based on the actual net tangible and intangible assets of Obalon existing at the Effective Time. The final valuation may materially change the allocation of the Merger Consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information.
The pro forma adjustments represent ReShape management’s best estimates and are based upon currently-available information and certain assumptions that ReShape management believes are reasonable under the circumstances.
The unaudited pro forma information is not necessarily indicative of what the Combined Company’s financial position or results of operations would have been had the Merger been completed on the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Combined Company.
There were no material transactions between ReShape and Obalon during the periods presented in the unaudited pro forma condensed combined financial statements.
3. Accounting Policies and Reclassification Adjustments
The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in ReShape’s consolidated financial statements as of and for the year ended December 31, 2020. Based on ReShape management’s assessment to date, the accounting policies of Obalon are similar in all material respects to ReShape’s accounting policies.
Upon consummation of the Merger, the Combined Company will perform a comprehensive review of Obalon’s accounting policies. The Combined Company may, as a result, identify additional differences between the accounting policies of the two companies which, when conformed, could have a material impact on the combined consolidated financial statements.
Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of Obalon are recognized and measured as of the acquisition date at fair value and added to those of ReShape. The determination of fair value used in the pro forma adjustments presented herein.

4. Estimated Preliminary Merger Consideration and the Preliminary Purchase Price Allocation
The fair value of the estimated preliminary Merger Consideration expected to be transferred on the closing date is based on the Merger Consideration described in Note 1 to the unaudited pro forma condensed combined financial information. The accompanying unaudited pro forma condensed combined financial statements reflect an estimated preliminary purchase price of approximately $32.0 million. The estimated preliminary Merger Consideration is based on Obalon’s closing price as of April 8, 2021.
	Shares Issued	Per Share Price	Amount
	(in thousands)
Estimated cash to be paid for debt settlement			$1,114
Estimated Obalon common shares to be issued to ReShape common and preferred stockholders and warrant holders	10,431	$2.96	30,875
Total Estimated Preliminary Merger Consideration			$31,989
The above Merger Consideration does not include expenses related to the acceleration of certain Obalon equity awards or the entitlement of certain Obalon executive officers to a change in control bonus under preexisting retention agreements.
As described in Note 1 above, the Merger Agreement includes estimated aggregate consideration of $31,989, the actual value of which will be subject to change based on the final Exchange Ratio determined as of the Determination Date and the underlying market price of the Obalon Shares. As a result, changes in Obalon’s stock price will impact the market value of the Obalon Shares to be issued in the Merger. This is also indicated below through the sensitivity analysis performed using the hypothetical change in the closing price of Obalon Shares to assess the impact on the number of shares issued to holders of ReShape Shares and the number of Obalon Shares underlying the Obalon preferred stock and warrants to be issued in exchange for ReShape Series C Preferred Stock and warrants, respectively, as part of Merger Consideration on the Effective Date.
The equity portion of the purchase price is based on Obalon’s closing share price of $2.96 on April 8, 2021. The value of the purchase price consideration will change based on fluctuations in the market price of Obalon common shares. The equity portion of the purchase price will vary based on the market price of Obalon common shares upon consummation of the acquisition. ReShape believes that a 10% fluctuation in market price of Obalon common shares is reasonably possible based on historical volatility, and the potential effect on purchase price would be:
	Obalon’s share price	Purchase price (equity portion)
As presented	$2.96	$30,875
10% increase	3.26	33,962
10% decrease	2.66	27,787
The following sets forth a preliminary allocation of the estimated preliminary Merger Consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Obalon based on Obalon’s unaudited condensed consolidated balance sheet as of December 31, 2020, with the excess recorded to goodwill:

The following table summarizes the preliminary estimated fair values of assets acquired and liabilities assumed as if the acquisition occurred on December 31, 2020, is as follows:
Amount
(in thousands)
Cash and cash equivalents	$3,905
Other current assets	3,930
Lease right-of-use assets	521
Property and equipment	957
Intangible assets	—
Clinical-use assets	1,304
Accounts payable	—
Accrued expenses	—
Other current liabilities	(3,802)
Lease liabilities	(1,002)
Other liabilities, non-current	(38)
Goodwill(1)	26,214
$31,989

(1)
Goodwill represents the excess of Merger Consideration over the fair value of the underlying net assets acquired. In accordance with ASC 350, Goodwill and Other Intangible Assets, goodwill will not be amortized but rather subject to annual impairment test, absent any indicators of impairment. Goodwill is attributable to planned growth in new markets and synergies expected to be achieved from the combined operations of ReShape and Obalon. Goodwill recorded in the Merger is not expected to be deductible for tax purposes. ReShape management is still in the process of valuing any identifiable intangible assets, to which the valuation may impact the final goodwill amount.

5. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet — Pro Forma Adjustments
(a)   Reflects adjustments to cash and cash equivalents for consideration transferred which includes estimated taxes, estimated third party expenses, and debt.
Amount
(in thousands)
Cash proceeds from warrant exercises(1)	$9,500
Cash paid for debt(2)	(430)
Cash paid for third party expenses(3)	(4,341)
Cash paid for accounts payable(4)	(615)
Total pro forma adjustment to cash and cash equivalents	$4,114

(1)
Reflects proceeds from 2.3 million shares exercised from January 1, 2021 through March 2, 2021 by Obalon warrant holders.

(2)
Reflects payment in 2021, of Obalon outstanding debt at December 31, 2020.

(3)
Reflects payment in 2021, of the Combined Company’s costs related to the Merger transaction and includes Obalon’s accrued compensation recorded at December 31, 2020.

(4)
Reflects payment in 2021, of Obalon’s accounts payable at December 31, 2020.

(b)   Reflects preliminary goodwill of $26,214 for the estimated Merger Consideration in excess of the fair value of the net assets acquired in connection with the Merger. Refer to Note 2 under Item 4 above

(“Estimated Preliminary Merger Consideration and the Preliminary Purchase Price Allocation”) for additional information on the goodwill expected to be recognized.
(c)   Reflects adjustment to record net transaction costs incurred prior to December 31, 2020 and paid by the Combined Company after December 31, 2020 in accrued expenses and other liabilities, as well as Obalon’s accounts payable and accrued liabilities at December 31, 2020.
(d)   Reflects the elimination of historical common stock and additional paid-in capital (“APIC”) of Obalon and issuance of Merger Consideration, and payments related to the acceleration of certain Obalon equity awards or the entitlement of certain Obalon executive officers to a change in control bonus under preexisting retention agreements.
Amount
(in thousands)
Elimination of historical APIC balance(1)	$(189,421)
Elimination of unvested ReShape stock options(2)	(203)
Issuance of common shares as part of estimated preliminary merger consideration(3)	30,864
Acceleration of equity awards held by certain Obalon equity holders(4)	1,936
Cash proceeds from warrant exercises(5)	9,500
$(147,324)

(1)
Reflects the elimination of Obalon’s additional paid in capital balance at December 31, 2020.

(2)
Reflects the unvested stock options from ReShape’s holders that will be terminated and cancelled upon completion of transaction.

(3)
Reflects the additional paid in capital value of the shares issued in connection with the transaction.

(4)
Reflects the fair value of the unvested stock options from Obalon’s holders that will vest in full upon completion of transaction.

(5)
Reflects the additional paid in capital of the Obalon warrants that were exercised subsequent to December 31, 2020.

(e)   Reflects adjustments to eliminate Obalon’s accumulated deficit balance.
Amount
(in thousands)
Elimination of historical accumulated deficit of Obalon(1)	$184,764
Adjustment for retention bonus(2)	(500)
Adjustment for transaction cost incurred post year end(3)	(3,774)
Elimination of unvested ReShape stock options(3)	203
Adjustment for one time stock-based compensation expense(4)	(1,936)
Total adjustments to Accumulated Deficit	$178,757

(1)
Reflects the elimination of Obalon’s accumulated deficit at December 31, 2020.

(2)
Reflects the retention bonus to be paid to Obalon’s officers.

(3)
Reflects the estimated costs associated with the transaction subsequent to December 31, 2020.

(4)
Reflects the fair value of the unvested stock options from Obalon’s holders that will vest once the transaction is completed.

6. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations — Pro Forma Adjustments
(a)   Reflects the adjustment to share-based compensation expense for the acceleration of Obalon’s unvested stock compensation awards.
Year Ended December 31, 2020
Acceleration of Unvested Awards
(in thousands)
Research and development	—
General and administrative	1,936
Total stock-based compensation expense adjustment	$1,936
(b)   Reflects $0.4 million of expense incurred by the Combined Company related to the Merger from contracts entered into prior to the finalization of the merger.
(c)   Reflects $3.7 million of estimated incremental expense to be incurred by the Combined Company related directly to the Merger.
(d)   Reflects the Pro Forma earnings per share computation:
Pro Forma For the Year Ended December 31, 2020
(in thousands)
Numerator for basic earnings per share calculation:
Pro Forma loss (for basic and diluted EPS)	$(39,974)
Denominator for basic and diluted earnings per share calculation:
Weighted-average Obalon’s outstanding common stock	7,738,355
Common stock issued in connection with the Merger	12,713,825
Pro Forma weighted average shares (basic and diluted)	20,452,180
Pro Forma earnings per share (basic and diluted)	$(1.95)

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
Obalon Therapeutics, Inc.
Carlsbad, California
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of Obalon Therapeutics, Inc. (the “Company”) as of December 31, 2020, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ BDO USA, LLP
We have served as the Company’s auditor since 2021.
Costa Mesa, California
March 12, 2021

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Obalon Therapeutics, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of Obalon Therapeutics, Inc. and subsidiaries (the Company) as of December 31, 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2019, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ KPMG LLP
We served as the Company’s auditor since 2015 to 2021.
San Diego, California
February 27, 2020

OBALON THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except shares and par value data)
	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$3,905	$14,055
Accounts receivable, net	—	285
Inventory	—	1,936
Other current assets	3,930	1,959
Total current assets	7,835	18,235
Lease right-of-use assets	521	1,077
Property and equipment, net	957	1,081
Clinical-use assets	1,304	—
Total assets	$10,617	$20,393
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$615	$648
Accrued compensation	65	820
Deferred revenue	—	424
Other current liabilities	3,802	1,524
Current portion of lease liabilities	564	561
Total current liabilities	5,046	3,977
Lease liabilities, long-term	438	567
Long-term debt	430	—
Other long-term liabilities	38	—
Total liabilities	5,952	4,544
Commitments and contingencies (See Note 10)
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized as of December 31, 2020 and December 31, 2019; 7,770,698 and 7,724,100 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	8	8
Additional paid-in capital	189,421	188,271
Accumulated deficit	(184,764)	(172,430)
Total stockholders’ equity	4,665	15,849
Total liabilities and stockholders’ equity	$10,617	$20,393
See accompanying notes to consolidated financial statements.

OBALON THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except shares and per share data)
	Year ended December 31,
	2020	2019
Revenue:
Revenue	$1,588	$3,281
Total revenue	1,588	3,281
Cost of revenue	1,004	2,950
Gross profit	584	331
Operating expenses:
Research and development	2,450	6,893
Selling, general and administrative	8,776	16,668
Asset impairment and other charges	1,310	—
Total operating expenses	12,536	23,561
Loss from operations	(11,952)	(23,230)
Interest income (expense), net	29	(385)
Other expense	(411)	(61)
Net loss	(12,334)	(23,676)
Other comprehensive income	—	—
Net loss and comprehensive loss	$(12,334)	$(23,676)
Net loss per share, basic and diluted	$(1.59)	$(5.03)
Weighted-average common shares outstanding, basic and diluted	7,738,355	4,706,775
See accompanying notes to consolidated financial statements.

OBALON THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands, except shares and per share data)
	Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ equity
	Shares	Amount
Balance at December 31, 2018	2,351,333	$2	$161,859	$(148,754)	$13,107
Stock-based compensation	—	—	2,983	—	2,983
Issuance of common stock for cash upon exercise of stock options	119	—	—	—	—
Vesting of early exercised stock options	—	—	58	—	58
Issuance of common stock and warrants, net of issuance costs	3,661,238	4	23,362	—	23,366
Exercise of warrants for the purchase of common stock	1,735,000	2	—	—	2
Cancellation of restricted stock awards	(26,910)	—	—	—	—
Issuance of round up common stock for reverse stock split	3,320	—	9	—	9
Net loss	—	—	—	(23,676)	(23,676)
Balance at December 31, 2019	7,724,100	8	188,271	(172,430)	15,849
Stock-based compensation	—	—	1,089	—	1,089
Vesting of stock awards, net of cancellations	7,533	—	—	—	—
Vesting of early exercised stock options	—	—	16	—	16
Issuance of warrants for the purchase of common stock	—	—	45	—	45
Vesting of restricted stock, net of cancellations	39,065	—	—	—	—
Net loss	—	—	—	(12,334)	(12,334)
Balance at December 31, 2020	7,770,698	$8	$189,421	$(184,764)	$4,665
See accompanying notes to consolidated financial statements.

OBALON THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Year ended December 31,
	2020	2019
Operating activities:
Net loss	$(12,334)	$(23,676)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	340	479
Stock-based compensation	1,089	2,983
Fair value of cash-settled options	38	—
Issuance of warrants	45	—
Amortization of right-of-use assets	503	415
Loss on disposal of fixed asset	—	128
Accretion of investment discount, net	—	(2)
Amortization of debt discount	—	70
Impairment of long-lived assets and other charges	1,257	—
Impairment of inventory	53	—
Change in operating assets and liabilities:
Accounts receivable, net	285	585
Inventory	(525)	12
Other current assets	(1,804)	411
Accounts payable	(33)	(543)
Accrued compensation	(740)	(2,985)
Deferred revenue	(424)	72
Lease liabilities, net	(427)	(364)
Other current and long-term liabilities	2,268	(451)
Net cash used in operating activities	(10,409)	(22,866)
Investing activities:
Maturities of short-term investments	—	2,550
Purchases of property and equipment	(171)	(194)
Net cash (used in) provided by investing activities	(171)	2,356
Financing activities:
Proceeds from issuance of common stock and warrants, net of issuance costs	—	23,377
Proceeds from long-term loan, net of issuance costs	430	10,000
Repayments of long-term loans	—	(20,000)
Proceeds from sale of common stock upon exercise of stock options	—	1
Net cash provided by financing activities	430	13,378
Net (decrease) increase in cash and cash equivalents	(10,150)	(7,132)
Cash and cash equivalents at beginning of period	14,055	21,187
Cash and cash equivalents at end of period	$3,905	$14,055
Supplemental cash flow information:
Interest paid	$—	$719
Income taxes paid	$—	$—
Property and equipment in accounts payable	$—	$32
See accompanying notes to consolidated financial statements.

OBALON THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.   Organization and Basis of Presentation
The Company
Obalon Therapeutics, Inc. was incorporated in the state of Delaware on January 2, 2008. Obalon is a vertically-integrated medical device company focused on developing and commercializing innovative medical devices to treat obesity. Using its patented technology, Obalon has developed the Obalon® balloon system, the first and only U.S. Food and Drug Administration, or FDA, approved swallowable, gas-filled intragastric balloon designed to provide progressive and sustained weight loss in obese patients.
Basis of Presentation
The consolidated financial statements include the accounts of Obalon Therapeutics, Inc., and its wholly owned subsidiary, Obalon Center for Weight Loss, Inc.
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and include Obalon’s accounts and accounts of its wholly-owned subsidiary. Obalon also consolidates variable interest entities (“VIE”) for which it is the primary beneficiary. The primary beneficiary has both (a) the power to direct the activities of the VIE that most significantly affect the entity’s economic performance and (b) either the obligation to absorb losses or the right to receive benefits. Refer to Note 11, “Variable Interest Entity” for further details. All intercompany transactions and balances have been eliminated in consolidation.
Obalon’s principal operations are located in Carlsbad, California and it operates in one business segment.
Reverse Stock Split
On July 24, 2019, Obalon filed a certificate of amendment to its certificate of incorporation with the Secretary of State of the State of Delaware to effect a one-for-ten reverse split of its issued and outstanding common stock. The accompanying consolidated financial statements and notes thereto give retrospective effect to the reverse stock split for all periods presented. All issued and outstanding common stock, options exercisable for common stock, restricted stock units, performance restricted stock units, and per share amounts contained in the consolidated financial statements have been retrospectively adjusted to reflect this reverse stock split for all periods presented. The number of authorized shares of common stock will not be changed by virtue of the reverse stock split and will remain at 100.0 million shares.
Liquidity
As of December 31, 2020, Obalon has devoted a substantial portion of its efforts to product development, raising capital, and building infrastructure, and, since January 2017, U.S. commercialization. Obalon has incurred operating losses and has experienced negative cash flows from operations since its inception. In July 2012, Obalon realized initial revenue from its planned principal operations. Obalon recognized total revenue of $1.6 million and $3.3 million for the years ended December 31, 2020 and 2019, respectively. However, Obalon has not yet established an ongoing source of revenues sufficient to cover its operating costs and has funded its activities to date almost exclusively from debt and equity financings.
As reflected in the accompanying consolidated financial statements, Obalon has a limited operating history and the sales and income potential of Obalon’s business are unproven. Obalon has not been profitable since inception, and as of December 31, 2020, its accumulated deficit was $184.8 million. Since inception, Obalon has financed its operations primarily through private placements of its preferred stock, the sale of common stock in its IPO and in subsequent public and private placements, and, to a lesser extent, debt financing arrangements.
Obalon may need additional funding to pay expenses relating to its operating activities, including selling, general and administrative expenses and research and development expenses. Adequate funding, if needed, may not be available to Obalon on acceptable terms, or at all. The failure to consummate the Merger with ReShape or alternatively, obtain sufficient funds on acceptable terms could have a material adverse effect on Obalon’s business, results of operations or financial condition.
Obalon is subject to risks and uncertainties as a result of the COVID-19 pandemic. In late 2019, a novel strain of coronavirus, COVID-19, was reported to have surfaced in Wuhan, China. Since then, COVID-19 has spread globally. To date, COVID-19 has had, and will continue to have, an adverse impact on Obalon’s operations and expenses. In March 2020, Obalon suspended all new patient treatments at our Obalon-branded retail centers due to the ongoing COVID-19 pandemic. Obalon has taken further steps to significantly reduce expenses in an effort to extend our cash runway while Obalon evaluates potential business options, strategic alternatives and the potential for third-party payer reimbursement that may be available when and if the current COVID-19 crisis stabilizes and the economy rebounds. Obalon has significantly reduced the organization to only essential personnel and since August 2020, only two full-time employees remain. All Obalon-branded retail centers have been shut down with no intention to reopen, and Obalon has halted plans for future retail center expansion. Obalon does not expect to restart shipments to U.S. customers and Obalon has terminated the agreement with our international distributor, Al Danah Medical Company W.L.L. The decision to shift Obalon’s strategy to focus on pursuing reimbursement, while also evaluating other strategic options, occurred after the end of the first quarter of 2020.
As of February 27, 2020, the issuance date of Obalon’s consolidated financial statements for the year ended December 31, 2019, Obalon had concluded that there was substantial doubt about its ability to continue as a going concern. As of December 31, 2020, Obalon had $3.9 million in cash, cash equivalents, and marketable debt securities. From January to March 2021, Obalon’s warrants holders exercised warrants for 2,260,875 shares of common stock. Obalon received aggregate gross proceeds from exercise of warrants of approximately $9.5 million, which has alleviated the substantial doubt about Obalon’s ability to continue as a going concern. Obalon expects that its existing cash and cash equivalents, including the gross proceeds it received from January through March 2021, will be sufficient to fund its forecasted operating expenses, capital expenditures and debt service payments for at least the next twelve months from the issuance of these annual consolidated financial statements. However, there can be no assurance that Obalon will be able to continue to raise additional capital in the future.
On November 10, 2020, Obalon signed a non-binding term sheet for merger with ReShape Lifesciences, Inc. and, on January 20, 2021, announced that a definitive agreement had been signed on January 19, 2021, for a merger with ReShape Lifesciences.
2.   Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Reported amounts and note disclosures reflect the overall economic conditions that are most likely to occur and anticipated measures management intends to take. Actual results could differ materially from those estimates. All revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.
Cash and Cash Equivalents
Obalon considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents include cash in readily available checking and money market accounts.
Comprehensive Loss
Comprehensive loss is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Obalon’s comprehensive loss was the same as its reported net loss for all periods presented.

Fair Value Measurements
The carrying values of Obalon’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate their fair values due to the short maturity of these instruments. The carrying value of the term loan approximates its fair value as the interest rate and other terms are that which are currently available to Obalon.
Obalon utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. Obalon determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels in accordance with authoritative accounting guidance:
•
Level 1 inputs:   Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

•
Level 2 inputs:   Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3 inputs:   Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

Accounts Receivable
Receivables are unsecured and are carried at net realizable value including an allowance for estimated uncollectible amounts. Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest, although a finance charge may be applied to such receivables that are more than 30 days past due. The allowance for doubtful accounts is based on Obalon’s assessment of the collectability of customer accounts. Obalon regularly reviews the allowance by considering factors such as historical expense, credit quality, the age of the account receivable balances, and current economic conditions that may affect a customer’s ability to pay. Amounts determined to be uncollectible are charged or written off against the reserve. Obalon’s allowance for doubtful accounts was $0 million and $0.5 million at December 31, 2020 and 2019, respectively.
Concentrations of Credit Risk
Financial instruments that potentially subject Obalon to significant concentrations of credit risk consist primarily of cash equivalents and trade accounts receivable, which are generally not collateralized. Obalon limits its exposure to credit loss by placing its cash equivalents with high credit quality financial institutions and investing in high quality short-term debt instruments. Obalon’s customers consist of physicians and institutions in the United States and one international distributor. Obalon establishes customer credit policies related to its accounts receivable based on historical collection experiences within the various markets in which Obalon operates, historical past-due amounts, and any specific information that Obalon becomes aware of such as bankruptcy or liquidity issues of customers.
The following table summarizes certain financial data for the customers who accounted for 10.0% or more of sales and accounts receivable.
	Year ended December 31,
Revenue	2020	2019
Customer A	—%	19.7%
Customer B	0.2%	17.9%
Customer C	30.2%	9.1%
Accounts Receivable	December 31, 2020	December 31, 2019
Customer A	—%	20.8%

Obalon’s largest customer for the year ended December 31, 2020 was its Middle East distributor in Kuwait, and for the year ended December 31, 2019 the largest customer was a U.S. physician.
Inventory
Inventory is stated at the lower of cost (which approximates actual cost on a first-in, first-out basis) or net realizable value, computed on a standard cost basis. Inventory that is obsolete or is in excess of forecasted usage is written down to its estimated net realizable value based on assumptions about future demand. Inventory write-downs are charged to cost of revenue and establish a new cost basis for the inventory.
Obalon evaluated whether the shift in business strategy to pursue a reimbursement model was indicative of inventory impairment. Obalon performed an impairment assessment on its inventory stock and recognized $0.1 million in impairment charges for the year ended December 31, 2020 related to excess inventory not expected to be used in clinical trials to pursue reimbursement. Obalon determined that the remaining inventory balance has an alternative future use in clinical trials and reclassified it to other current assets and clinical-use assets on its consolidated balance sheet as of December 31, 2020. As a result, Obalon does not have any inventory as of December 31, 2020.
Property and Equipment
Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred. Assets not yet placed in use are not depreciated.
The useful lives of the property and equipment are as follows:
Computer hardware	3 years
Computer software	3 years
Leasehold improvements	Shorter of lease term or useful life
Furniture and fixtures	5 years
Scientific equipment	5 years
Impairment of Long-Lived Assets
Obalon evaluates property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount of the assets to the future undiscounted net cash flows, which the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured as the difference between the carrying amount and the fair value of the impaired asset.
In light of Obalon’s shift in business strategy from the Obalon-branded retail treatment center model to a reimbursement model, Obalon performed an impairment analysis on its long-lived assets and recognized $1.2 million in impairment charges for the year ended December 31, 2020 relating to the assets as Obalon’s previous retail treatment centers.
Obalon did not recognize any material impairment losses for the year ended December 31, 2019.
Leases
Effective January 1, 2019, Obalon adopted ASC No. 2016-02, Leases (Topic 842) (“ASU 2016-02” or “ASC 842”), which supersedes the current accounting for leases, using the modified retrospective transition method. Obalon has elected to apply the practical expedients allowed by the standard for existing leases. The new standard, while retaining two distinct types of leases, finance and operating, (i) requires lessees to record a right-of-use (“ROU”) asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting, (ii) eliminates current real estate specific lease provisions, (iii) modifies the lease classification criteria and (iv) aligns many of the underlying lessor model principles with those in the new revenue standard. Obalon determines the initial classification and measurement of its ROU asset and lease liabilities at the lease commencement date and thereafter, if modified. Obalon recognizes a ROU asset for its operating leases with lease terms greater than 12 months. The lease term includes any renewal options and termination options that Obalon is reasonably assured to exercise. The present value of lease payments is determined by using the incremental borrowing rate for operating leases determined by using the incremental borrowing rate of interest that Obalon would pay to borrow on a collateralized basis an amount equal to the lease payments in a similar economic environment and term. Obalon applied the new guidance to its existing facility lease at the time of adoption and recognized a ROU asset and lease liability of $1.2 million and $1.3 million, respectively, during the first quarter of 2019.
Obalon recorded an immaterial amount of lease liabilities, ROU assets, and interest expense associated with finance leases as of and for the year ended December 31, 2020. The underlying asset utilized through the finance lease was purchased by Obalon during the fourth quarter of 2020 and no further financing leases remained as of December 31, 2020. The current and long-term portions of operating lease liabilities are presented within the current portion of lease liabilities and lease liabilities long-term line items on the consolidated balance sheet, respectively. Operating lease ROU assets are presented within the lease right-of-use assets line item on the consolidated balance sheet.
Rent expense for operating leases is recognized on a straight-line basis over the reasonably assured lease term based on the total lease payments and is included in research and development and general and administrative expenses in the statements of operations.
Variable Interest Entities
Obalon evaluates its ownership, contractual and other interests in entities that are not wholly-owned to determine if these entities are VIEs, and, if so, whether Obalon is the primary beneficiary of the VIE. In determining whether Obalon is the primary beneficiary of a VIE and therefore required to consolidate the VIE, Obalon applies a qualitative approach that determines whether Obalon has both (1) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (2) the obligation to absorb losses of, or the rights to receive benefits from, the VIE that could potentially be significant to that VIE. Obalon continuously assesses whether it is the primary beneficiary of a VIE, as changes to existing relationships or future transactions may result in the consolidation or deconsolidation of such VIE.
Research and Development Costs
All research and development costs are charged to expense as incurred. Research and development expenses primarily include (i) payroll and related costs associated with research and development performed, (ii) costs related to clinical and preclinical testing of our technologies under development and (iii) other research and development expenses.
Clinical Trial Expenses
Obalon enters into contracts with third party hospitals and doctors to perform clinical trial activities. Obalon accrues expenses for clinical trial activities performed by third parties based on estimates of work performed by each third party as of the balance sheet date. Obalon’s clinical trial expense is primarily driven by patient visits to the third party hospitals and doctors. As such, Obalon accrues expense for actual patient visits based on third-party reporting and the contractually agreed upon cost for each visit to calculate its clinical accrual.
Stock-Based Compensation
Stock-based awards issued to employees and directors, are recorded at fair value as of the grant date and recognized as expense on a ratable basis over the employee’s or director’s requisite service period (generally the vesting period). The fair value of incentive stock options is estimated using the Black-Scholes option pricing model. The fair value of restricted stock awards and restricted stock units is estimated using Obalon’s stock price on the grant date. Because non-cash stock compensation expense is based on awards ultimately expected to vest, it is reduced by an estimate for future forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from estimates.

Income Taxes
Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Obalon recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
Obalon accounts for interest and penalties related to income tax matters, if any, as a component of income tax expense or benefit.
Revenue recognition
Obalon recognizes revenue, in accordance with ASC 606, when control of its products is transferred to its customers in an amount that reflects the consideration it expects to receive in exchange for those products. Obalon’s revenue recognition process involves identifying the contract with a customer, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue as performance obligations are satisfied. A performance obligation is considered distinct from other obligations in a contract when it provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and is separately identified in the contract. Obalon considers a performance obligation satisfied once it has transferred control of a good or service to the customer, meaning the customer has the ability to use and obtain the benefit of the good or service. Obalon recognizes revenue for satisfied performance obligations only when it determines there are no uncertainties regarding payment terms or transfer of control.
Revenue is primarily generated from sales of the Obalon Balloon System to physicians and institutions in the United States, patients treated at the Obalon branded retail center, and sales to distributors in the Middle East. In sales to these customers, Obalon recognizes revenue upon shipment of its product as Obalon’s standard contract terms dictate that control transfers to the customer upon shipment of its product. Invoicing typically occurs upon shipment and the time period between invoicing and when payment is due is not significant. Sales taxes collected are excluded from revenues. Shipping charges billed to customers are included in revenue and related shipping cost is included in cost of revenue. Obalon’s revenue contracts do not provide for maintenance. Revenue generated from the treatment centers that began treating patients in October 2019 is recognized as the distinct service performance obligations are delivered to customers. Commissions are considered incremental costs to obtain a contract with a customer and paid to salespeople when contracts are executed. Commissions from both private practice and treatment center revenues are recognized as a selling expense when incurred as the amortization period is one year or less.
The components of the Obalon Balloon System, in sales to physicians and Middle East distributors, are typically packaged in a kit and shipped to the customer at the same time, satisfying the majority of performance obligations in the contract. Revenues from the treatment center are recognized as Obalon delivers the distinct performance obligations. Obalon records deferred revenue at the treatment center whenever Obalon receives cash payments prior to the fulfillment of the distinct performance obligations. Obalon recognizes revenue for any unsatisfied, distinct performance obligations, such as undelivered components, as they are satisfied based on the estimated standalone selling price of each performance obligation. Obalon estimates the standalone selling price of each performance obligation by estimating the expected cost of satisfying that performance obligation plus an appropriate margin and also third-party evidence for certain performance obligations from treatment center revenues.
When Obalon enters into contracts with multiple performance obligations, such obligations are generally satisfied within a short time frame of approximately three to six months after the contract execution date. Obalon does not disclose the value of the unsatisfied performance obligations within its contracts.

Obalon offers a swallow guarantee program in the United States where it may provide replacement balloons to customers when their patients are unsuccessful in swallowing an Obalon balloon, subject to certain requirements and restrictions. Obalon considers the replacement balloons provided under this program as an additional performance obligation in the contract and defers revenue relating to the replacement balloons based on an expected swallow failure rate and then recognizes revenue when replacement balloons are provided.
Obalon recognizes revenue at the net sales price, which reflects the consideration Obalon believes it is most likely to receive. The net sales price includes estimates of variable consideration for customer incentives and returns. Obalon reserves for product returns as a reduction to revenue in the period when the related revenue is recognized. Obalon estimates its product returns based on historical return rates and specifically known events. Estimated costs of customer incentive programs are recorded at the time the incentives are offered, based on the specific terms and conditions of the program. Customer incentives that provide discounts to the customer on purchases of current or future product are recorded as a reduction of revenue in the period the related product revenue is recognized. Any consideration payable to a customer is presumed as a reduction to revenue unless Obalon can demonstrate that the consideration provided to the customer is in exchange for a distinct good or service.
Actual amounts of consideration ultimately received may differ from Obalon’s estimates. If actual results vary from Obalon’s estimates, Obalon would adjust these estimates, which would impact net product revenue and results of operations in the period such variances become known.
Product Warranty
Obalon warranties its products to be of good quality and free from defects in design, materials, or workmanship for approximately one year from the date of purchase. Obalon accrues for the estimated future costs of repair or replacement upon shipment. The warranty accrual is recorded to cost of revenue and is based on historical and forecasted trends in the volume of product failures during the warranty period and the cost to repair or replace the equipment.
It is possible that Obalon’s underlying assumptions will not reflect the actual experience and in that case, future adjustments will be made to the recorded warranty obligation. The warranty expense as of December 31, 2020 and 2019 was immaterial.
Advertising Costs
Advertising costs are expensed as incurred and included in selling, general and administrative expense. Advertising costs for the years ended December 31, 2020 and 2019 were approximately $0.1 million and $0.8 million, respectively.
Net Loss per Share
Basic net loss per share is calculated by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period without consideration for common stock equivalents. Diluted net loss per share is the same as basic net loss per common share, since the effects of potentially dilutive securities are anti-dilutive due to the net loss position of all periods presented.
Potentially dilutive common stock equivalents are comprised of warrants, unvested restricted stock awards (RSAs), and unexercised stock options outstanding under Obalon’s equity plan.
Recently Issued and Adopted Accounting Pronouncements
From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies that are adopted by Obalon as of the specified effective date. Unless otherwise discussed, Obalon believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820); Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. This guidance removes certain disclosure requirements related to the fair value hierarchy, modifies existing disclosure requirements related to measurement uncertainty and adds new disclosure requirements. The new disclosure requirements include disclosing the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and the range and weighted-average of significant unobservable inputs used to develop Level 3 fair value measurements. Certain disclosures required by this guidance must be applied on a retrospective basis and others on a prospective basis. The guidance is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. The adoption of the new standard did not have a material impact on Obalon’s consolidated financial statements.
Recently Issued Accounting Pronouncements not yet adopted
In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13, Financial Instruments — Credit Losses, which changes the accounting for recognizing impairments of financial assets. Under the new guidance, credit losses for certain types of financial instruments will be estimated based on expected losses. The new guidance also modifies the impairment models for available-for-sale debt securities and for purchased financial assets with credit deterioration since their origination. In February 2020, the FASB issued ASU 2020-02, Financial Instruments-Credit Losses (Topic 326) and Leases (Topic 842) — Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (Topic 842), which amends the effective date of the original pronouncement for smaller reporting companies. ASU 2016-13 and its amendments will be effective for Obalon for interim and annual periods in fiscal years beginning after December 15, 2022. Obalon believes the adoption will modify the way Obalon analyzes financial instruments, but it does not anticipate a material impact on results of operations. Obalon is in the process of determining the effects the adoption will have on its consolidated financial statements.
In December 2019, the FASB issued authoritative guidance intended to simplify the accounting for income taxes: ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This guidance eliminates certain exceptions to the general approach to the income tax accounting model and adds new guidance to reduce the complexity in accounting for income taxes. This guidance is effective for annual periods after December 15, 2020, including interim periods within those annual periods. Obalon is currently evaluating the potential impact of this guidance on its consolidated financial statements.
3.   Fair Value Measurements
Instruments Recorded at Fair Value on a Recurring Basis
Obalon has segregated all financial assets and liabilities that are measured at fair value on a recurring basis (at least annually) into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date in the table below.
Assets and liabilities measured at fair value on a recurring basis at December 31, 2020 and 2019 are as follows (in thousands):
		Fair value measurements at reporting date using
	Balance as of December 31, 2020	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Cash	$823	$823	—	—
Cash Equivalents:
Money Market Funds	3,082	3,082	$—	$—
Total assets	$3,905	$3,905	$—	$—

		Fair value measurements at reporting date using
	Balance as of December 31, 2019	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Cash	$1,012	$1,012	—	—
Cash Equivalents:
Money Market Funds	13,043	13,043	—	—
Total assets	$14,055	$14,055	$—	$—
Obalon’s investments in Level 1 assets are valued based on publicly available quoted market prices for identical securities as of December 31, 2020 and 2019.
The warrant liabilities are recorded at fair value using the Black-Scholes option pricing model based on the following assumptions as of December 31, 2020:
December 31, 2020
Assumed risk-free interest rate	0.38% – 0.44%
Assumed volatility	69.86% – 70.84%
Expected life	6.10 years
Expected dividend yield	—%
The assumptions were determined as follows:
Assumed risk-free interest rate — Based on the average yield of U.S. Treasury bills as of the valuation date for the expected term of the awards.
Assumed volatility — Based on the historical volatility of a number of publicly traded companies comparable in size, business model, industry and business description.
Expected life — Based on the remaining contractual term of warrant or the equity award as of the valuation date.
Expected dividend yield — Based upon Obalon’s historic dividends and dividend expectations for the foreseeable future.
As of December 31, 2020, reasonable changes in the unobservable inputs would not be expected to have a significant impact on the consolidated financial statements. Obalon’s policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer. There were no significant transfers into or out of Level 1, 2, or 3 for the year ended December 31, 2020.
The following table provides reconciliation for all liabilities measured at fair value using significant unobservable inputs (Level 3) for the year ended December 30, 2020 (in thousands):
Fair value measurements at reporting date using significant unobservable inputs (Level 3)
Balance as of December 31, 2019	$—
Issuance of cash settled equity awards	5
Change in fair value of warrant and cash settled award liabilities	33
Balance as of December 31, 2020	$38

Instruments Not Recorded at Fair Value on a Recurring Basis
The estimated fair value of Obalon’s long-term loan is determined by Level 2 inputs and is based primarily on quoted market prices for the same or similar issues. The recorded value of Obalon’s long-term loan approximates the current fair value as the interest rate and other terms are more favorable than that which are currently available to Obalon.
4.   Net Loss per Share
The following table sets forth the computation of basic and diluted net loss per share of common stock (in thousands, except shares and per share data):
	Year ended December 31,
	2020	2019
Net loss	$(12,334)	$(23,676)
Weighted-average common shares outstanding, basic and diluted	7,738,355	4,706,775
Net loss per share, basic and diluted	$(1.59)	$(5.03)
The following table sets forth the outstanding potentially dilutive securities determined using the treasury stock method that have been excluded in the calculation of diluted net loss per share because to do so would be anti-dilutive (in common stock equivalent shares):
	Year ended December 31,
	2020	2019
Stock options to purchase common stock	1,099,855	518,468
Warrants to purchase common stock	3,371,875	3,271,875
Total	4,471,730	3,790,343
5.   Balance Sheet Details
Inventory consists of the following (in thousands):
	December 31,
	2020	2019
Raw materials	$—	$1,835
Work in process	—	12
Finished goods	—	89
Total	$—	$1,936
As noted in Note 2, the current economic environment along with the shift in business resulted in Obalon reclassifying inventory to other current and long term assets as Obalon has no intention to sell these assets but instead plans to use them for clinical trials. Additionally, Obalon recorded an impairment charge of $0.1 million for the year ended December 31, 2020 related to certain excess inventory.
Other current assets consist of the following (in thousands):
	December 31,
	2020	2019
Prepaid expenses	$599	$1,890
Insurance receivable	3,150	—
Other assets	181	69
Total	$3,930	$1,959

Property and equipment, net consist of the following (in thousands):
	December 31,
	2020	2019
Computer hardware	$261	$263
Computer software	274	291
Leasehold improvements	427	497
Furniture and fixtures	179	247
Scientific equipment	2,013	1,999
Construction in progress, or CIP	407	110
	3,561	3,407
Less: accumulated depreciation	(2,604)	(2,326)
Total	$957	$1,081
Depreciation expense was $0.3 million and $0.4 million for the year ended December 31, 2020 and 2019, respectively. As noted in Note 2, the current economic environment along with the shift in business focus is an impairment triggering event for the other long-lived assets. This resulted in impairment and other charges of $1.3 million for the year ended December 31, 2020. Based upon Obalon’s analysis, no other asset impairment charge was recorded.
Other current liabilities consist of the following (in thousands):
	December 31,
	2020	2019
Accrued legal and professional fees	$529	$412
Accrued customer incentives	—	198
Accrued litigation	3,150	—
Accrued sales and other taxes	—	107
Returns reserve liability	—	315
Other accrued expenses	123	492
Total	$3,802	$1,524
Insurance Refund
During the year ended December 31, 2020, Obalon received a refund pertaining to its Directors and Officer’s Insurance for reimbursement of approximately $0.6 million. The refund related to excess charges regarding past insurance premiums. The full amount of the refund of $0.6 million was received during the year ended December 31, 2020 and was recorded as an offset to Obalon’s insurance expenses within selling, general and administrative expenses on Obalon’s consolidated statement of operations.
6.   Debt
In June 2013, Obalon entered into a $3.0 million loan and security agreement (the “Loan Agreement”) with Square 1 Bank (predecessor-in-interest to Pacific Western Bank), which it subsequently amended in October 2014, September 2016, December 2016, June 2017 and July 2018.
In July 2018, Obalon executed the Fifth Amendment to the Loan and Security Agreement (the “Loan Amendment”) with Pacific Western Bank, which increased the loan capacity to $20 million from $10 million. The loan capacity of $20 million consists of two tranches as follows: a first tranche consisting of $10.0 million funded on July 10, 2018, of which the full $10.0 million was required to settle the existing debt with Pacific Western Bank on a net settlement basis (pursuant to its original terms); and a second tranche consisting of an additional $10.0 million which may be drawn at any time prior to July 9, 2019. During the first quarter of 2019, Obalon drew down on the remaining $10.0 million tranche. During the second quarter of 2019, Obalon paid down $15.0 million of the principal balance due under the Loan Agreement. During the third quarter of 2019, Obalon paid down the remaining $5.0 million of principal balance due under the term loan, thereby removing the risks and restrictions of carrying long-term debt. As of December 31, 2020, Obalon had no outstanding borrowings under the Loan Agreement.
The debt that was repaid in the third quarter of 2019 had a variable annual interest rate equal to the greater of the prime rate plus 1.5% per annum, or 5%, and would have matured in July 2022. While the debt was outstanding in 2019, the prime rate was 5.5%, resulting in an interest rate on the debt of 7.0% at the time that Obalon paid down the remaining debt. The Loan Amendment provided for an interest-only period through July 9, 2019 followed by 36 equal monthly installments of principal and interest with the first principal payment due on August 9, 2019. Under the terms of the Loan Agreement, Obalon could prepay the debt in full at any time with no additional cost, which occurred in August 2019.
Upon repayment of the outstanding debt in full, the Loan Agreement was terminated and Obalon is no longer subject to the covenants and restrictions set forth in the Loan Agreement. The loan fee paid and the remaining balance of debt issuance costs and debt discount on the previous loan agreement held with Pacific Western Bank were amortized to interest expense during the third quarter of 2019. As of December 31, 2019, there were no unamortized debt issuance costs due to the $15.0 million and $5.0 million payments on Obalon’s term loan in the second and third quarters of 2019, respectively.
Payroll Protection Program Loan
On April 22, 2020, Obalon executed a promissory note (the “Note”) with Silicon Valley Bank (the “Lender”) evidencing an unsecured loan in the aggregate principal amount of $0.4 million (the “PPP Loan”), which was made pursuant to the Paycheck Protection Program (the “PPP”). The PPP was established under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), which was enacted on March 27, 2020, and is administered by the U.S. Small Business Administration (“SBA”). All the funds under the PPP Loan were disbursed to Obalon on April 23, 2020.
The Note provides for a fixed interest rate of one percent per year with a maturity date of April 22, 2022 (the “Maturity Date”). Loan payments may be deferred until August 2021, which date is 10 months after the end of Obalon’s 24-week covered period for the PPP Loan. If Obalon applies for loan forgiveness, loan payments may be deferred until the SBA remits Obalon’s loan forgiveness amount to the lender. As of December 31, 2020, Obalon had not applied for loan forgiveness. The PPP Loan may be prepaid by Obalon at any time prior to the Maturity Date with no prepayment penalties or premiums. The Note contains customary event of default provisions.
Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loans granted under the PPP. Such forgiveness will be subject to approval by the SBA and the Lender and determined, subject to limitations, based on factors set forth in the CARES Act, including verification of the use of loan proceeds for payment of payroll costs and payments of mortgage interest, rent and utilities. In the event the PPP Loan, or any portion thereof, is forgiven, the amount forgiven is applied to outstanding principal. The terms of any forgiveness may also be subject to further regulations and guidelines that the SBA may adopt. Obalon will carefully monitor all qualifying expenses and other requirements necessary to attain loan forgiveness; however, no assurance is provided that Obalon will obtain forgiveness of the PPP Loan in whole or in part. Also, under the terms of the CARES Act, upon a change of control, such as the proposed merger with ReShape Lifesciences, Obalon must receive permission for the PPP loan to be transferred to the new Combined Company or repay the loan in full upon close of the transaction. If Obalon does not obtain a waiver from Silicon Valley Bank prior to the consummation of the Merger, the full amount of principal and interest outstanding under the PPP loan could become due and payable upon the consummation of the Merger.
As of December 31, 2020, Obalon has used all proceeds from the PPP Loan to retain employees, maintain payroll and make lease and utility payments.
7.   Stock-Based Compensation
Equity Incentive Plans
On October 4, 2016, the 2016 Equity Incentive Plan, or the 2016 Plan, became effective. The 2016 Plan serves as a successor to the 2008 Plan. The 2016 Plan permits the award of stock options, restricted stock awards, stock appreciation rights, restricted stock units, performance awards, cash awards and stock bonuses. Obalon reserved 5,337 shares of common stock for issuance as of January 1, 2020 under the 2016 Plan. The number of shares reserved for issuance under the 2016 Plan increases automatically on January 1 of each calendar year continuing through the tenth calendar year during the term of the 2016 Plan by the number of shares equal to 4% of the total outstanding shares of Obalon’s common stock and common stock equivalents as of the immediately preceding December 31. On December 31, 2020, 163,512 shares remained available for future grant under the 2016 Plan.
Obalon determines the fair value of each stock option or award on the grant date and recognizes that fair value as stock-based compensation straight-line over the vesting term of the award. Obalon estimates forfeitures at the time of grant based on historical data and records stock-based compensation only for options and awards expected to vest. Obalon revises its forfeiture estimates on an at least annual basis and records any difference as a cumulative adjustment in the period the estimates are revised.
Obalon recorded total non-cash compensation, including non-cash compensation to employees and nonemployees in the consolidated statements of operations and comprehensive loss as follows (in thousands):
	Year ended December 31,
	2020	2019
Cost of revenue	$—	$(21)
Research and development	276	739
Selling, general and administrative	813	2,265
Total	$1,089	$2,983
Unrecognized stock-based compensation expense at December 31, 2020 for all stock-based compensation pertaining to options was approximately $0.6 million. Expense associated with all stock-based compensation is expected to be recognized over a weighted-average term of 2.43 years.
Incentive Stock Options
Recipients of incentive stock options can purchase shares of Obalon’s common stock at a price equal to the stock’s fair market value on the grant date, based on the closing price of Obalon’s stock on the grant date. Options granted generally expire after 10 years. Options granted generally vest 25% on the first anniversary of the original vesting date, with the balance vesting monthly over the remaining three years, subject to continued employment.
The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model using the following assumptions:
Year ended December 31,
	2020	2019
Assumed risk-free interest rate(1)	0.38% – 0.44%%	1.67% – 2.58%
Assumed volatility(2)	69.86% – 70.84%	55.07% – 65.21%
Expected option life(3)	6.10 years	6.1 years
Expected dividend yield(4)	—%	—%

(1)
The risk-free interest rate was determined based on the U.S. Treasury yield in effect at the time of the grant for zero-coupon U.S. Treasury notes with remaining terms similar to the expected term of the options.

(2)
The volatility was determined based on analysis of the volatility of a peer group of publicly traded companies as Obalon’s stock has not traded publicly for a significant time and Obalon has limited company specific historical volatility. The peer group was determined considering factors such as stage of development, risk profile, enterprise value and position within the industry.

(3)
The expected option life was determined using the “simplified method” for estimating the expected option life, which is the average of the weighted-average vesting period and contractual term of the option.

(4)
The expected dividend yield was zero as Obalon has not historically issued dividends and does not expect to do so in the foreseeable future.

The following table summarizes stock option transactions for the 2016 Plan for the year ended December 31, 2020.
(in thousands, except shares and per share data):
	Number of shares	Weighted-average exercise price per share			Weighted-average remaining contractual life (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2019	518,468		38.64	39.42	6.8	12
Options granted	790,000			0.79
Options exercised	—			—
Options canceled	(208,613)			37.74
Outstanding at December 31, 2020	1,099,855	$		11.97	8.70	$—
Vested and expected to vest at December 31, 2020	1,099,855	$		11.97	8.70	$—
Vested and exercisable at December 31, 2020	357,787	$		40.31	6.47	$—
The weighted-average fair value of options granted during the year ended December 31, 2020 was $0.49. The intrinsic value of options exercised for the years ended December 31, 2020 and 2019 was $0.
All options outstanding under the previous 2008 Stock Plan, or the 2008 Plan are exercisable under the early exercise provisions of the 2008 Plan. Options granted under the 2008 Plan that are exercised prior to vesting are subject to repurchase by Obalon at the original issue price and will vest according to the respective option agreement. There were no options early exercised for the years ended December 31, 2020 and 2019. For prior early exercised options, no shares remain unvested with an immaterial related liability recorded under other current liabilities on Obalon’s consolidated balance sheet as of December 31, 2020.
Restricted Stock Awards
The following table summarizes restricted stock award transactions for the year ended December 31, 2020:
	Number of awards	Weighted-average grant date fair value
Outstanding at December 31, 2019	29,524	$39.64
Awards granted	—	—
Awards released	(26,524)	36.03
Awards canceled	—	—
Outstanding at December 31, 2020	3,000	$71.50
Obalon’s current restricted stock awards vest 100% at various terms from the grant date, subject to continued employment. The fair-value of each restricted stock award is determined on the grant date using the closing price of Obalon’s common stock on the grant date. Unamortized expense of $0.1 million is expected to be recognized over a weighted-average period of 0.2 years.

Restricted Stock Units
The following table summarizes restricted stock unit transactions for the 2016 Plan for the year ended December 31, 2020:
	Number of shares	Weighted-average grant date fair value	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2019	55,574	$11.70	106
Awards granted	816,081	1.88
Awards released	(47,761)	12.04
Awards canceled	(823,894)	1.95
Outstanding at December 31, 2020	—	$—	$—
Vested and expected to vest at December 31, 2020	—	$—	$—
Obalon’s current restricted stock units vest 100% at various terms from the grant date, subject to continued service. The fair-value of each restricted stock unit is determined on the grant date using the closing price of Obalon’s common stock on the grant date.
Employee Stock Purchase Plan
On October 5, 2016, the 2016 Employee Stock Purchase Plan, or ESPP, became effective. The 2016 ESPP was adopted in order to enable eligible employees to purchase shares of Obalon’s common stock at a discount. Purchases will be accomplished through participation in discrete offering periods. Obalon reserved 74,520 shares of common stock for issuance under the 2016 ESPP as of January 1, 2020. The number of shares reserved for issuance under the 2016 ESPP increases automatically on January 1 of each calendar year beginning after the first offering date and continuing through the first ten calendar years by the number of shares equal to 1% of the total outstanding shares of our common stock and common stock equivalents as of the immediately preceding December 31.
The ESPP was suspended in 2019. There were no shares of common stock issued during the year ended December 31, 2020, and December 31, 2019 pursuant to the ESPP.
8.   Stockholders’ Equity
In June 2018, Obalon amended its certificate of incorporation to reduce the authorized number of shares of common stock from 300,000,000 to 100,000,000.
Public Offering and related warrants
On August 1, 2019, Obalon entered into an underwriting agreement with A.G.P./Alliance Global Partners, as underwriter, in connection with a public offering of Obalon’s securities, pursuant to which Obalon issued and sold (i) 2,427,500 shares of common stock (including 412,500 shares of common stock pursuant to the partial exercise of the underwriters’ over-allotment option to purchase 562,500 additional shares), (ii) pre-funded warrants to purchase up to 1,735,000 shares of common stock (“Pre-funded Warrants”), (iii) accompanying warrants to purchase up to 3,234,375 shares of common stock (including the exercise in full of the underwriters’ over-allotment option to purchase additional warrants to purchase 421,875 shares of common stock) (“Purchase Warrants”) and (iv) an additional warrant to the underwriters for the purchase 37,500 shares of common stock (“Representative Warrant”). The offering was made pursuant to a registration statement on Form S-1. The offering closed on August 6, 2019 resulting in gross proceeds of approximately $15.4 million. Obalon incurred $0.7 million of legal, accounting, and other fees related to the offering. The shares of common stock and accompanying Purchase Warrants were sold at a public offering price of $4.00 per share, the Pre-funded Warrants and accompanying Purchase Warrants were sold at a public offering of $3.999. The Purchase Warrants were immediately exercisable upon issuance, will expire on August 6, 2024 and have an exercise price of $4.40 and the Representative Warrant has an exercise price of $5.00, in each case subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events. The Representative Warrant is exercisable in February 2020 and expires on August 6, 2024. All of the Pre-funded warrants were exercised during the third quarter of 2020. None of the Purchase or Representative Warrants have been exercised as of December 31, 2020. All of the warrants are recorded within equity in accordance with authoritative accounting guidance.
Participation in Follow-on Offering
Certain of Obalon’s directors, senior management and stockholders, including entities affiliated with holders of 5% or more of our capital stock and certain of our directors, purchased an aggregate of 670,312 shares of our common stock and warrants to purchase shares of our common stock in our follow-on offering of common stock and warrants to purchase shares of our common stock in August 2019 at the same price and on the same terms as the other purchasers in the offering and not pursuant to any pre-existing contractual rights or obligations.
Securities Purchase Agreement
On May 23, 2019, Obalon entered into a Securities Purchase Agreement with certain investors for the sale by Obalon of 500,000 shares of Obalon’s common stock, par value $0.001 per share, at a purchase price of $6.00 per share. The closing of the sale of the shares under the Securities Purchase Agreement occurred on May 28, 2019. Obalon incurred $0.4 million of legal, accounting and other professional fees related to the Securities Purchase Agreement. The aggregate gross proceeds for the sale of the shares were $3.0 million.
Equity Distribution Agreement
On December 27, 2018, Obalon entered into the Equity Distribution Agreement (the “Equity Distribution Agreement”) with Canaccord Genuity LLC (“Canaccord Genuity”), pursuant to which Obalon may, from time to time, sell shares of its common stock, having an aggregate offering price of up to $10.0 million through Canaccord Genuity, as Obalon’s sales agent.
Obalon pays Canaccord Genuity a commission of 3.0% of the gross proceeds from the sales of common stock sold pursuant to the terms of the Equity Distribution Agreement. The Equity Distribution Agreement also contains, among other things, customary representations, warranties and covenants by Obalon and indemnification obligations of Obalon and Canaccord Genuity as well as certain termination rights for both Obalon and Canaccord Genuity. Obalon has no obligation to sell any at-the-market (“ATM”) shares under the Equity Distribution Agreement, and may at any time suspend solicitation and offers under the Equity Distribution Agreement. Until the aggregate market value of Obalon’s common stock held by non-affiliates, or public float, is greater than $75.0 million, the amount Obalon can raise through primary public offerings of securities in any twelve-month period using shelf registration statements, including sales under Obalon’s ATM program, is limited to an aggregate of one-third of its public float.
Obalon incurred $0.2 million of legal, accounting and other professional fees related to the Equity Distribution Agreement. These amounts are included as deferred charges within other current assets on Obalon’s consolidated balance sheet as of December 31, 2019 and all were charged against paid-in capital upon receipt of proceeds from the sale of common stock under the Equity Distribution Agreement. As of December 31, 2019, Obalon has sold 377,615 shares under the Equity Distribution Agreement for aggregate gross proceeds of $2.8 million.
Lincoln Park Purchase Agreement
On December 27, 2018, Obalon entered into a purchase agreement (the “Lincoln Park Purchase Agreement”) with the Lincoln Park Capital Fund, LLC (“Lincoln Park”) and a registration rights agreement, or the Registration Rights Agreement, with Lincoln Park, pursuant to which Obalon has the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $20.0 million of Obalon’s common stock, over the 36-month period that commenced in February 2019.
Under the Lincoln Park Purchase Agreement, and excluding the impact of any adjustments resulting from Obalon’s reverse stock split, on any business day selected by Obalon on which the closing price of its common stock is not less than $0.50 per share (subject to standard anti-dilution adjustments), Obalon may direct Lincoln Park to purchase up to 50,000 shares of common stock on such business day (each, a “Regular Purchase”), provided, however, that (i) the Regular Purchase may be increased to up to 100,000 shares, provided that the closing sale price of the common stock is not below $2.00 on the purchase date (subject to standard anti-dilution adjustments) (ii) the Regular Purchase may be increased to up to 125,000 shares, provided that the closing sale price of the common stock is not below $3.00 on the purchase date (subject to standard anti-dilution adjustments) and (iii) the Regular Purchase may be increased to up to 150,000 shares, provided that the closing sale price of the common stock is not below $4.00 on the purchase date (subject to standard anti-dilution adjustments). In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $1,000,000. The purchase price per share for each such Regular Purchase will be based off of prevailing market prices of Obalon’s common stock immediately preceding the time of sale without any fixed discount. In addition to Regular Purchases, Obalon may also direct Lincoln Park to purchase other amounts as accelerated purchases or as additional accelerated purchases if the closing sale price of the common stock exceeds certain threshold prices as set forth in the Lincoln Park Purchase Agreement.
Depending on the prevailing market price of our common stock, Obalon may not be able to sell shares to Lincoln Park for the maximum $20.0 million over the term of the Lincoln Park Purchase Agreement. For example, under the rules of the Nasdaq Capital Market, in no event may Obalon issue more than 19.99% of its shares outstanding (which is approximately 465,470 shares based on 2,328,512 shares outstanding prior to the signing of the Lincoln Park Purchase Agreement) under the Lincoln Park Purchase Agreement unless Obalon obtains stockholder approval or an exception pursuant to the rules of the Nasdaq Capital Market is obtained to issue more than 19.99%. This limitation will not apply if, at any time the exchange cap is reached and at all times thereafter, the average price paid for all shares issued and sold under the Lincoln Park Purchase Agreement is equal to or greater than the specified minimum amount set forth in the Lincoln Park Purchase Agreement. Obalon is not required or permitted to issue any shares of common stock under the Purchase Agreement if such issuance would breach its obligations under the rules or regulations of the Nasdaq Capital Market. In addition, Lincoln Park will not be required to purchase any shares of Obalon’s common stock if such sale would result in Lincoln Park’s beneficial ownership exceeding 9.99% of the then outstanding shares of Obalon’s common stock. Obalon’s inability to access a portion or the full amount available under the Lincoln Park Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on its business.
Obalon incurred $0.8 million of commitment shares issued, legal, accounting, registration and other professional fees related to the Lincoln Park Purchase Agreement. These amounts are included as deferred charges within other current assets on Obalon’s balance sheet as of December 31, 2019 and all were charged against paid-in capital upon receipt of proceeds from the sale of common stock under the Lincoln Park Purchase Agreement. As of December 31, 2019, Obalon has sold 356,122 shares under the Lincoln Park Purchase Agreement for aggregate gross proceeds of $4.2 million. No future issuances will occur under this agreement.
On February 5, 2020, Obalon entered into a new purchase agreement (the “Purchase Agreement”) and registration rights agreement (the “Registration Rights Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park has committed to purchase up to $15.0 million of Obalon’s common stock, $0.001 par value per share (the “Common Stock”). The new Purchase Agreement replaces an existing purchase agreement, dated December 27, 2018, by and between Obalon and Lincoln Park, pursuant to which Lincoln Park committed to purchase up to $20.0 million of Obalon’s Common Stock. In connection with entering into the new Purchase Agreement, Obalon and Lincoln Park terminated the prior purchase agreement, effective February 5, 2020.
Under the terms and subject to the conditions of the Purchase Agreement, Obalon has the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $15.0 million of Obalon’s Common Stock. Such sales of common stock by Obalon, if any, will be subject to certain limitations, and may occur from time to time, at Obalon’s sole discretion, over the 36-month period commencing on February 28, 2020 date that a registration statement covering the resale of shares of Common Stock that have been and may be issued under the Purchase Agreement, which Obalon agreed to file with the Securities and Exchange Commission (the “SEC”) pursuant to the Registration Rights Agreement, was declared effective by the SEC and a final prospectus in connection therewith was filed and the other conditions.

Obalon incurred approximately $0.3 million of legal, accounting, and other fees related to the offering. As of December 31, 2020, Obalon has not sold any shares under the Purchase Agreement to Lincoln Park. Obalon determined that there is a low probability that the equity line will be utilized for the remainder of 2020 due to adverse market circumstances. As a result, Obalon fully expensed the $0.3 million of fees in March 2020.
Blue Ox
On August 11, 2020, Obalon entered into a consulting agreement (the “Consulting Agreement”) with Blue Ox Healthcare Partners, LLC (“Blue Ox”) and its assigned entities. Pursuant to the Consulting Agreement, Blue Ox worked to (i) secure an agreement between Obalon and a major health plan to conduct an outcomes study that will expand the current clinical evidence base to include health economic analysis on the cost of care reductions from use of the Obalon Balloon System, (ii) advise Obalon’s management regarding the development of a coverage and reimbursement-based market strategy, and (iii) secure agreements with health plans and other entities that result in reimbursement for and/or utilization of the Obalon Balloon System, among other services. Pursuant to, and in accordance with, the terms and conditions of the Consulting Agreement, Obalon issued to Blue Ox a warrant (the “Warrant’) to purchase up to 100,000 shares of Obalon’s common stock, par value $0.001 per share, at an exercise price of $0.8285, subject to adjustment pursuant to the terms of the Warrant. The Warrant is exercisable immediately and will expire on August 10, 2025. The exercise price represents a 15% premium to the average closing price of Obalon’s common stock for the 10 days preceding the effective date of the Consulting Agreement. The Warrant may be exercised, in whole or in part, through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Warrant. If the Consulting Agreement is terminated within six months of the effective date of the Consulting Agreement, then the number of shares of common stock that may be purchased by Blue Ox under the Warrant shall be reduced on a pro rata basis. The Warrant was deemed to qualify for equity treatment under authoritative accounting guidance and an immaterial amount was recorded within equity on Obalon’s consolidated statement of stockholders’ equity for the year ended December 31, 2020.
The Warrant provides for certain piggy back registration rights if, during the period beginning six (6) months after the date of the Consulting Agreement and ending six (6) months after the expiration date of the Warrant, Obalon proposes to file a registration statement under the Securities Act of 1933, as amended, with respect an offering by Obalon of its common stock (other than certain registration statements as set forth in the Warrant). Obalon also agreed to grant Blue Ox certain additional warrants upon the completion of certain milestones. Any such warrants would have generally the same terms and conditions and exercise price as the Warrant. Pursuant to the Consulting Agreement, Blue Ox also has the right to participate in the first securities offering of Obalon, if any, following the effective date of the Consulting Agreement, subject to certain limitations.
As of December 31, 2020, the Consulting Agreement has been terminated and is no longer in effect. The warrants remained outstanding and were subsequently fully exercised in the first quarter 2021.
Common Stock Reserved for Future Issuance
Common stock reserved for future issuance consists of the following at December 31, 2020:
Stock options issued and outstanding	1,099,855
Restricted stock units issued and outstanding	3,000
Warrants for the purchase of common stock	3,371,875
Authorized for future option and ongoing vesting of award grants	163,512
Authorized for future issuance under ESPP	190,222
Total	4,828,464

9.   Income Taxes
The income tax provision consists of the following (in thousands):
	Year ended December 31,
	2020	2019
Current:
Federal	$—	$—
State	—	14
Total current provision	—	14
Deferred:
Federal	—	—
State	—	—
Total deferred provision	—	—
Income tax provision	$—	$14
The difference between income tax benefits and income taxes computed using the U.S. federal income tax rate as of December 31, 2020 and 2019 are as follows (in thousands):
	Year ended December 31,
	2020	2019
Federal provision (benefit)
At statutory rates	$(2,525)	$(4,971)
Uncertain tax positions	5,690	507
Other	(101)	(2,471)
Change in valuation allowance	(3,064)	6,949
Income tax provision	$—	$14
Significant components of Obalon’s deferred tax assets and liabilities are as shown below (in thousands):
	Year ended December 31,
	2020	2019
Deferred tax assets:
Net operating losses	$37,777	$35,252
Tax credits	—	5,493
Capitalized research and development costs	1,864	2,401
Other	3,014	2,724
Total gross deferred tax assets	42,655	45,870
Less valuation allowance	(42,514)	(45,578)
Total deferred tax assets	$141	$292
Deferred tax liabilities:
Other	$(141)	$(292)
Total deferred tax liabilities	$—	$—
A valuation allowance of $42.5 million and $45.6 million as of December 31, 2020 and 2019, respectively, has been established to offset the deferred tax assets as realization of such assets are uncertain.
At December 31, 2020, Obalon had federal and state net operating loss carryforwards of approximately $157.4 million and $126.0 million, respectively. The federal and state tax loss carryforwards will begin expiring in 2028, unless previously utilized. The federal net operating loss carryover includes $69.2 million of net operating losses generated after 2017. Federal net operating losses generated in 2018 and beyond carryover indefinitely and may generally be used to offset up to 80% of future taxable income. Obalon also has federal and California research and development tax credit carryforwards totaling $3.4 million and $2.7 million, respectively. The federal research and development tax credit carryforward will begin to expire in 2028 unless previously utilized. The California research tax credits do not expire.
Pursuant to Internal Revenue Code, or IRC, Sections 382 and 383, annual use of Obalon’s net operating loss and research and development credit carryforwards may be limited in the event a cumulative change in ownership of more than 50% occurs within a three-year period. Obalon has not completed an IRC Section 382 and 383 analysis regarding the limitation of net operating loss and research and development credit carryforwards. The deferred tax asset associated with Obalon’s federal and state net operating losses are fully offset by a valuation allowance. Due to the existence of the valuation allowance, future changes in Obalon’s unrecognized tax benefits will not impact its effective tax rate. Any carryforwards that will expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance.
In accordance with authoritative guidance, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon an audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. As of December 31, 2020 and 2019, Obalon had unrecognized tax benefits of $10.5 million and $4.3 million, respectively. There are no unrecognized tax benefits included on the consolidated balance sheet that would, if recognized, impact the effective tax rate, given the valuation allowance recorded against the deferred tax assets. Obalon does not anticipate there will be a significant change in unrecognized tax benefits within the next 12 months.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):
	Year ended December 31,
	2020	2019
Balance at January 1	$4,250	$3,609
Additions based on tax positions related to current year	250	643
Additions based on tax positions related to prior years	6,049	—
Reductions for tax positions related to prior years	—	(2)
Balance at December 31	$10,549	$4,250
Obalon is subject to taxation in the United States and various state jurisdictions. Due to the net operating loss carryforwards, the U.S. federal and state returns are open to examination for all years since inception. Obalon has not been, nor is it currently, under examination by the federal or any state tax authority.
On March 27, 2020, the United States enacted the Coronavirus Aid, Relief and Economic Security Act (Cares Act). The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. While the CARES Act provides sweeping tax changes in response to the COVID-19 pandemic, some of the provisions are the extension of the carryback period of certain losses to five years, and increasing the ability to deduct interest expense from 30 percent to 50 percent of modified taxable income. The CARES Act for a credit against employee wages, the opportunity to defer payment of a portion of federal payroll taxes to December 2021 and December 2022 and enhanced small business loans to assist business impacted by pandemic. Obalon’s tax provision and financial position was not materially impacted by the CARES Act.
On December 27, 2020, the United States enacted the Consolidated Appropriations Act which extended and modified many of the tax related provisions of the CARES Act. Obalon does not anticipate an impact of the Consolidated Appropriations Act on its tax provision or financial position.

10.   Commitments and Contingencies
Operating Leases
Obalon leases its facilities and retail treatment center under noncancelable operating leases which expire on various dates between 2022 and 2025. In July 2019, Obalon entered into an office lease agreement to launch an Obalon-branded retail treatment center in San Diego, California, which expires on August 5, 2021. In January 2020, Obalon entered into lease agreements for two additional Obalon-branded retail treatment centers in Orange County, California and Sacramento, California, respectively. Under the terms of the facilities and retail center leases, Obalon is required to pay its proportionate share of property taxes, insurance and normal maintenance costs. The treatment center leases in Sacramento and San Diego were terminated on April 29, 2020 and May 27, 2020, respectively as a result in Obalon’s shift in strategy away from the retail treatment center model in the second quarter of 2020. Obalon has not paid rent under the Orange County lease but is current with its rent obligations under its lease for its headquarters in Carlsbad, since April 2020. The full amounts of the unpaid rent have been accrued on Obalon’s balance sheet as of December 31, 2020.
Obalon’s landlord in Carlsbad, Gildred Development Company (“Gildred”), has since sent a demand letter for rent. On October 13, 2020, Gildred served Obalon with an unlawful detainer action in the Superior Court of California, County of San Diego (Gildred Development Company v. Obalon Therapeutics, Inc., Case No. 37-2020-00035927-CU-UD-CTL). Gildred alleges that Obalon owes more than $113,000 of unpaid rent and fees to Gildred and seeks damages for unpaid rent and continued occupancy of the premises. On November 18, 2020, Gildred filed an ex parte application for a writ of attachment or, in the alternative, a temporary protective order. The application was denied on November 24, 2020. On December 28, 2020, Gildred filed another application for a writ of attachment or, in the alternative, a temporary protective order. On January 22, 2021, the court granted Gildred’s application for a writ of attachment. Obalon paid the amount of the writ in full, which was $338,000, and the parties are working toward a resolution of the action.
During the year ended December 31, 2020, Obalon recorded a $0.4 million charge to fully write off the Orange County right-of-use asset as the center will not be functioning.
Upon Obalon’s adoption of ASC 842 as of January 1, 2019, Obalon recognized a ROU asset and lease liability for its building lease, assuming a 7.0% discount rate. Any short-term leases defined as 12 months or less or month-to-month leases were excluded and continue to be expensed each month. Total costs associated with short-term leases for the year ended December 31, 2020 were immaterial.
Obalon determines if an arrangement is a lease at inception. The exercise of lease renewal options is at Obalon’s sole discretion and were not included in the calculation of Obalon’s lease liability as Obalon is not able to determine without uncertainty if the renewal option will be exercised. The depreciable life of assets and leasehold improvements are limited to the expected term, unless there is a transfer of title or purchase option reasonably certain of exercise. Obalon’s lease agreements do not contain any variable lease payments, residual value guarantees or any restrictive covenants.
Obalon’s ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date of the lease or the ASC 842 adoption date, whichever is later, based on the present value of lease payments over the lease term. When readily determinable, Obalon uses the implicit rate in determining the present value of lease payments, or 7.0%, as of the adoption date. When leases do not provide an implicit rate, Obalon uses its incremental borrowing rate based on the information available at the lease commencement date or adoption date, including the lease term. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
Obalon recorded an immaterial amount of lease liabilities, ROU assets, and interest expense associated with finance leases as of and for the year ended December 31, 2020. The underlying asset utilized through the finance lease was purchased by Obalon during the fourth quarter of 2020 and no further financing leases remained as of December 31, 2020. The current and long-term portions of operating lease liabilities are presented within the current portion of lease liabilities and lease liabilities long-term line items on the consolidated balance sheet, respectively. Operating lease ROU assets are presented within the lease right-of-use assets line item on the consolidated balance sheet.
Future minimum annual lease payments under such leases were as follows as of December 31, 2020 (in thousands):
Operating leases:
2021	$564
2022	219
2023	105
2024	108
2025	61
Total undiscounted lease payments – operating leases	1,057
Less: imputed interest	(55)
Lease liability	1,002
Less: current portion of lease liability	(564)
Lease liability, less current portion	$438
As of December 31, 2020, Obalon’s remaining lease terms range from 1.2 to 4.5 years. Rent expense totaled and $0.7 million and $0.6 million for the year ended December 31, 2020 and 2019, respectively. Obalon paid $0.2 million and $0.5 million of cash payments related to its operating lease agreement for the year ended December 31, 2020 and 2019, respectively. Obalon’s weighted average discount rate for leases as of December 31, 2020 was 6.0%.
Supplier Contracts
Obalon enters into contracts in the normal course of business with clinical trial sites and clinical supply manufacturing organizations and with vendors for preclinical studies, research supplies and other services and products for operating purposes. These contracts generally provide for termination after a notice period, and, therefore, are cancelable contracts.
Shareholder Lawsuit
On February 14 and 22, 2018, plaintiff stockholders filed class action lawsuits against us and certain of our executive officers in the United States District Court for the Southern District of California (Hustig v. Obalon Therapeutics, Inc., et al., Case No. 3:18-cv-00352-AJB-WVG, and Cook v. Obalon Therapeutics, Inc. et al., Case No. 3:18-cv-00407-CAB-RBB). On July 24, 2018, the court consolidated the lawsuits and appointed Inter-Local Pension Fund GCC/IBT as lead plaintiff. On October 5, 2018, plaintiffs filed an amended complaint. The amended complaint alleges that Obalon and certain of our executive officers made false and misleading statements and failed to disclose material adverse facts about our business, operations, and prospects in violation of Sections 10(b) (and Rule 10b-5 promulgated thereunder) and 20(a) of the Exchange Act. The amended complaint also alleges violations of Section 11 of the Exchange Act arising out of Obalon’s initial public offering. The plaintiffs seek damages, interest, costs, attorneys’ fees, and other unspecified equitable relief. The underwriters from our initial public offering have also been named as defendants in this case and Obalon has certain obligations under the underwriting agreement to indemnify them for their costs and expenses incurred in connection with this litigation. On September 25, 2019, the court granted in part and denied in part the defendants’ motion to dismiss. The court dismissed the Section 11 claims entirely, without leave to amend, and accordingly dismissed the underwriters and certain directors from the case. The Court also dismissed certain statements from the Section 10 claims. On August 17, 2020, the parties submitted a final settlement agreement of the securities class action for court approval. A hearing on final settlement approval is scheduled for April 22, 2021. The settlement provides for a payment of $3.15 million to the plaintiffs, and provides that the defendants continue to deny the allegations and claims asserted by the plaintiffs, and are entering into the settlement solely to eliminate the burden and expense of further litigation. Obalon expects that any amounts due as part of the settlement will be covered by Obalon’s insurance policies. As of December 31, 2020 Obalon has recorded a $3.15 million liability within other current liabilities and a corresponding $3.15 million receivable within other current assets.
11.   Variable Interest Entity
In conjunction with Obalon’s strategic focus to open weight loss treatment centers to provide medical services to patients who wish to lose weight through the Obalon balloon system, Obalon entered into a consulting agreement with a lead doctor to open the first treatment center and oversee the treatment center’s activities. The treatment center was opened in September 2019 as a professional corporation (“PC”) in the State of California and, as a result of state regulatory requirements, may not be owned by a corporation. Obalon will fully fund all the activities of the treatment center and no financial contribution will be made by the lead doctor. In addition, Obalon is authorized and expected to provide daily oversight of the activities of the center, with the exception of directly providing medical services.
As the PC’s equity investment at risk is not sufficient to permit the entity to finance its activities without subordinated financial support, the PC is considered a variable interest entity. Although Obalon does not own any equity interest in the PC, Obalon holds the controlling financial interest as the sole funding source for the entity and through the ability to provide daily oversight. Therefore, Obalon was determined to be the primary beneficiary of the PC and consolidated the PC’s balances and activity within its consolidated financial statements.
For the year ended December 31, 2020, the PC recognized $0.3 million of deferred revenue associated with prepaid services at the treatment center, which is fully presented in the consolidated balance sheet of Obalon at December 31, 2020.
12.   Restructuring Charges
2019 Restructuring Activities
In the second quarter of 2019, Obalon recorded restructuring charges of $1.1 million, which are comprised of the following components (in thousands):
Year Ended December 31, 2019
Employee separation costs	$1,008
Asset disposals	91
Total	$1,099
In April 2019, Obalon notified approximately 49 employees whose employment will be terminated, or approximately 50% of its workforce, with the intent to refocus activities, streamline operations and make more efficient use of cash. As a result of the workforce reduction, Obalon recorded a restructuring charge in April 2019 for termination benefits of $0.5 million which has been paid as of December 31, 2019. Additionally, as a result of the workforce reduction, Obalon recognized a reversal of stock-based compensation expense of $0.8 million in April of 2019 and a $0.1 million restructuring charge in connection with the disposal of assets related to the terminated employees.
In May and June 2019, Obalon accepted the voluntary resignations of its President and Chief Executive Officer and its Vice President of Research and Development. As part of the resignations, each former officer entered into a consulting agreement for a term of 12 months, which allows for the continuous vesting of stock awards held over the consulting term and a monthly, fixed consulting fee. No severance amounts were granted. Obalon recorded a restructuring charge in June 2019 for the full consulting benefits of $0.6 million of which $0.6 million has been paid as of December 31, 2020. Additionally, Obalon recognized the full stock-based compensation expense of $0.7 million for these two former officers.

No further restructuring charges were recorded in the third or fourth quarters of 2019. For the year ended December 31, 2019, the following restructuring charges were included in the consolidated statements of operations and comprehensive loss as follows (in thousands):
Year Ended December 31, 2019
Cost of revenue	$53
Research and development	370
Selling, general and administrative	676
Total	$1,099
Activity and restructuring charge reserve balance as of December 31, 2019 were as follows (in thousands):
Employee separation costs
Reserve balance at December 31, 2018	$—
2019:
Restructuring charges	1,099
Cash payments	(819)
Reserve balance at December 31, 2019	$280
As of December 31, 2020, all payments were made and the reserve was reduced to zero.
13.   Subsequent Events
Merger Agreement
On January 19, 2021, Obalon, Optimus Merger Sub, Inc., a Delaware corporation, and a direct, wholly owned subsidiary of Obalon (“Merger Sub”), and ReShape Lifesciences, Inc., a Delaware corporation (“ReShape”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions specified therein, Merger Sub shall be merged with and into ReShape, with ReShape surviving as a wholly owned subsidiary of Obalon (the “Merger”).
Merger Consideration
At the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.001 per share, of ReShape (“ReShape Common Stock”) and each share of Series B Preferred Stock, par value $0.01 per share, of ReShape (together with ReShape Common Stock, “ReShape Shares”) issued and outstanding immediately prior to the Effective Time (other than the shares that are owned by Obalon, ReShape, or Merger Sub) will be converted into the right to receive a number of fully paid and non-assessable shares of common stock of Obalon, $0.001 par value per share (an “Obalon Share”) according to a ratio determined as of the Determination Date that will result in the holders of such ReShape Shares owning 51% of the outstanding Obalon Shares immediately after the Effective Time (such ratio, the “Exchange Ratio”).
Treatment of Equity
The Merger Agreement provides that, at the Effective Time, each outstanding warrant to purchase capital stock of ReShape (“ReShape Warrant”) will be converted into warrants to purchase a number of Obalon Shares equal to the number of shares of ReShape Common Stock issuable upon exercise of such ReShape Warrant multiplied by the Exchange Ratio with an exercise price equal to the exercise price of such ReShape Warrant divided by the Exchange Ratio. In addition, each outstanding option to purchase ReShape Common Stock, whether vested or unvested, (“ReShape Option”) shall be cancelled and terminated without any payment. Obalon will assume the obligations of the Series C Preferred Stock, par value $0.01 per share of ReShape (“ReShape Series C Preferred Stock”) and shall file a new certificate of designation with the same terms and conditions as the ReShape Series C Certificate of Designation. Each outstanding option to purchase Obalon Shares and each outstanding restricted stock unit granted under an Obalon equity plan will become fully vested at the Effective Time.
Governance
The Merger Agreement provides that as of the Effective Time, Obalon will be renamed ReShape Lifesciences Inc. (the “Combined Company”) and the five current directors of ReShape will be comprise the board of directors of the Combined Company: Dan W. Gladney, Barton P. Bandy, Arda M. Minocherhomjee, Ph.D., Lori C. McDougal and Gary D. Blackford. Mr. Gladney will serve as the chairperson and Mr. Blackford will serve as lead director of the board of directors. As of the Effective Time, Mr. Bandy will serve as chief executive officer and Thomas Stankovich will serve as the chief financial officer of the Combined Company.
Conditions to the Merger
The consummation of the Merger is subject to customary closing conditions, including (i) approval of the issuance of Obalon Shares in connection with the Merger by the affirmative vote of the majority of Obalon Shares cast at the Obalon Shareholders’ Meeting in favor of the issuance of Obalon Shares in connection with the Merger, (ii) the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of all outstanding shares of ReShape common stock entitled to vote thereon, (iii) the absence of any law or order by any governmental entity in effect that seeks to enjoin, make illegal, delay or otherwise restrain or prohibits the consummation of the Merger, (iv) Nasdaq’s approval of the Obalon Shares to be issued in the Merger being listed on the Nasdaq, (v) Nasdaq’s approval of the continued listing application for the Combined Company to maintain Obalon’s Nasdaq listing, (vi) subject to certain materiality exceptions, the accuracy of certain representations and warranties of each of Obalon and ReShape contained in the Merger Agreement and the compliance by each party with the covenants contained in the Merger Agreement, (vii) the absence of a material adverse effect with respect to each of Obalon and ReShape and (viii) the registration statement registering the merger consideration becoming effective.
Issuance of Common Stock
From January 1, 2021 through March 2, 2021, Obalon’s warrant holders covering 2.3 million shares exercised the warrants and common stock was issued in exchange for proceeds of $9.6 million.

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
ReShape Lifesciences, Inc.
San Clemente, California
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of ReShape Lifesciences, Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.
Classification of Series G Warrants
As described in Note 8 and 11 to the Company’s consolidated financial statement, between March and December 2020, the Company issued 6,400,000 Series G warrants. The warrants were issued to the Lender in conjunction with amendments made to the credit agreement and are classified within stockholders’ equity.
We identified the assessment of the classification of the warrants as equity or liability as a critical audit matter due to the complexity in assessing warrant features, and the impact of those features on the accounting of the Series G warrants as equity or liability. Auditing the classification of these warrants required challenging and complex auditor judgment to analyze the warrant features and increased audit effort involving the use of professionals with specialized skill and knowledge to assist in evaluating warrant features.
The primary procedures we performed to address this critical audit matter included:
•
Utilizing personnel with specialized skill and knowledge to assist in assessing management’s analysis over the classification of the warrants issued by i) evaluating the underlying terms of the agreements that affect the recognition in the consolidated financial statements and ii) assessing the appropriateness of conclusions reached by management.

/s/ BDO USA, LLP
We have served as the Company’s auditor since 2019
Costa Mesa, California
March 10, 2021

RESHAPE LIFESCIENCES INC.
Consolidated Balance Sheets
(in thousands, except share and per share amounts)
	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$2,957	$2,935
Restricted cash	50	50
Accounts and other receivables (net of allowance for doubtful accounts of $968 and $709 respectively)	2,620	4,096
Inventory	2,244	1,317
Prepaid expenses and other current assets	1,073	1,711
Total current assets	8,944	10,109
Property and equipment, net	584	16
Operating lease right-of-use assets	465	758
Other intangible assets, net	27,022	28,674
Other assets	46	99
Total assets	$37,061	$39,656
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,655	$4,263
Accrued and other liabilities	3,630	3,821
Warranty liability, current	397	105
Debt, current portion, net of deferred financing costs	12,565	1,909
Operating lease liabilities, current	314	291
Total current liabilities	20,561	10,389
Debt, noncurrent portion	212	2,728
Operating lease liabilities, noncurrent	163	477
Warranty liability, noncurrent	1,022	1,253
Deferred income taxes	615	702
Total liabilities	22,573	15,549
Commitments, contingencies
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized:
Series B convertible preferred stock, $0.001 par value; 3 issued and outstanding at December 31, 2020 and December 31, 2019, respectively	—	—
Series C convertible preferred stock, $0.001 par value; 95,388 shares issued and outstanding at December 31, 2020 and December 31, 2019	1	1
Common stock, $0.001 par value; 275,000,000 shares authorized at December 31, 2020 and December 31, 2019; 6,166,554 and 391,739 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	6	—
Additional paid-in capital	529,429	517,311
Accumulated deficit	(514,827)	(493,197)
Accumulated other comprehensive loss	(121)	(8)
Total stockholders’ equity	14,488	24,107
Total liabilities and stockholders’ equity	$37,061	$39,656
See accompanying notes to consolidated financial statements.

RESHAPE LIFESCIENCES INC.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)
	Year Ended December 31,
	2020	2019
Revenue	$11,299	$15,089
Cost of revenue	5,037	5,784
Gross profit	6,262	9,305
Operating expenses:
Sales and marketing	4,694	4,847
General and administrative	10,527	17,224
Research and development	3,498	3,121
Impairment of intangible assets	—	6,588
Loss on litigation settlement	—	1,500
Loss on disposal of assets	—	486
Total operating expenses	18,719	33,766
Operating loss	(12,457)	(24,461)
Other expense (income), net:
Interest expense, net	2,049	451
Loss on extinguishment of debt	7,715	71
Warrant expense	—	49,027
Gain on foreign currency exchange	(410)	(247)
Other, net	—	1,337
Loss before income tax provision	(21,811)	(75,100)
Income tax benefit	(181)	(893)
Net loss attributable to common shareholders	$(21,630)	$(74,207)
Net loss per share – basic and diluted:
Net loss per share – basic and diluted	$(3.12)	$(42.93)
Shares used to compute basic and diluted net loss per share	6,927,021	1,728,722
See accompanying notes to consolidated financial statements.

RESHAPE LIFESCIENCES INC.
Consolidated Statements of Comprehensive Loss
(in thousands)
	Year Ended December 31,
	2020	2019
Net loss	$(21,630)	$(74,207)
Foreign currency translation adjustments	(113)	(8)
Other comprehensive loss, net of tax	(113)	(8)
Comprehensive loss	$(21,743)	$(74,215)
See accompanying notes to consolidated financial statements.

RESHAPE LIFESCIENCES INC.
Consolidated Statements of Stockholders’ Equity
(in thousands, except share amounts)
	Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series E Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance December 31, 2018	159	$—	95,388	$1	—	$—	73,092	$—	$450,652	$(418,990)	$—	$31,663
Net loss	—	—	—	—	—	—	—	—	—	(74,207)	—	(74,207)
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	—	—	—	—	(8)	(8)
Stock-based compensation expense, net	—	—	—	—	—	—	—	—	2,311	—	—	2,311
Warrant expense	—	—	—	—	—	—	—	—	130	—	—	130
Sales of common stock and warrants, net of issuance and other costs	—	—	—	—	—	—	199,167	—	434	—	—	434
Warrant adjustment	—	—	—	—	—	—	—	—	(312)	—	—	(312)
Conversion of common stock into convertible preferred stock	—	—	—	—	1,192,000	12	(9,933)	—	(12)	—	—	—
Conversion of convertible preferred stock into common stock	(156)	—	—	—	(1,192,000)	(12)	10,973	—	12	—	—	—
Warrant liability reclassified to equity	—	—	—	—	—	—	—	—	63,954	—	—	63,954
Issuance of common stock upon exercise of warrants, net of transaction costs	—	—	—	—	—	—	118,440	—	142	—	—	142
Balance December 31, 2019	3	$—	95,388	$1	—	$—	391,739	$—	$517,311	$(493,197)	$(8)	$24,107
Net loss	—	—	—	—	—	—	—	—	—	(21,630)	—	(21,630)
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	—	—	—	—	(113)	(113)
Stock-based compensation expense, net	—	—	—	—	—	—	—	—	1,323	—	—	1,323
Issuance of warrants	—	—	—	—	—	—	—	—	9,917	—	—	9,917
Institutional exercise of warrants	—	—	—	—	—	—	5,665,834	6	673	—	—	679
Cashless exercise of warrants	—	—	—	—	—	—	58,981	—	—	—	—	—
Common stock issued for professional services	—	—	—	—	—	—	50,000	—	205	—	—	205
Balance December 31, 2020	3	$—	95,388	$1	—	$—	6,166,554	$6	$529,429	$(514,827)	$(121)	$14,488
See accompanying notes to consolidated financial statements.

RESHAPE LIFESCIENCES INC.
Consolidated Statements of Cash Flows
(in thousands)
	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(21,630)	$(74,207)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	15	40
Amortization of intangible assets	1,652	1,666
Impairment of intangible assets	—	6,588
Noncash interest expense	230	451
Loss on extinguishment of debt	7,715	71
Stock-based compensation	1,323	2,311
Bad debt expense	259	439
Provision for inventory excess and obsolescence	248	—
Warrant expense	—	49,027
Amortization of debt discount and deferred debt issuance costs	1,697	—
Deferred income tax benefit	(86)	(1,143)
Loss on disposal of asset	—	486
Common stock warrant liability issuance costs	—	1,442
Other noncash items	20	57
Change in operating assets and liabilities:
Accounts and other receivables	1,217	(3,619)
Inventory	(1,175)	(332)
Prepaid expenses and other current assets	843	(442)
Accounts payable and accrued liabilities	(992)	1,629
Warranty liability	61	1,358
Other	52	(22)
Net cash used in operating activities	(8,551)	(14,200)
Cash flows from investing activities:
Capital expenditures	(390)	(14)
Acquisition of LAP-BAND product line assets	(2,000)	(2,000)
Cash used in investing activities:	(2,390)	(2,014)
Cash flows from financing activities:
Proceeds from issuance of subordinated convertible debentures	—	2,000
Payments of financing costs	(59)	(21)
Repayment of subordinated convertible debentures	—	(2,200)
Proceeds from sale and issuance of equity securities	—	478
Proceeds from issuance of common stock warrant liabilities, net of issuance costs of $1,442	—	13,304
Payments of equity issuance costs	—	(44)
Proceeds from institutional exercise of warrants	680	142
Proceeds from credit agreement	9,500	—
Proceeds from PPP loan	955	—
Net cash provided by financing activities	11,076	13,659
Effect of currency exchange rate changes on cash and cash equivalents	(113)	(8)
Net increase (decrease) in cash, cash equivalents and restricted cash	22	(2,563)
Cash, cash equivalents and restricted cash at beginning of period	2,985	5,548
Cash, cash equivalents and restricted cash at end of period	$3,007	$2,985
Supplemental disclosure:
Cash paid for income taxes	$40	$—
Noncash investing and financing activities:
Relative fair value of warrants classified as debt issuance costs	$1,393	$—
Fair value of warrants included as a component of loss on extinguishment of debt	8,523	—
Capital expenditures accruals	193	—
Common stock warrant liabilities reclassified to equity	—	63,954
Conversion of common stock to convertible preferred stock	—	(1)
See accompanying notes to consolidated financial statements.

ReShape Lifesciences Inc.
Notes to Consolidated Financial Statements
(1)   Description of the Business and Risks and Uncertainties
Description of Business
ReShape was originally incorporated in the state of Minnesota in December 2002 and reincorporated in the state of Delaware in July 2004. In 2017, ReShape changed its name from EnteroMedics Inc. to ReShape Lifesciences Inc. ReShape is headquartered in San Clemente, California. ReShape is a developer of minimally invasive medical devices that advance bariatric surgery to treat obesity and metabolic diseases. ReShape’s current portfolio consist of the LAP-BAND® Adjustable Gastric Banding System, ReShapeCareTM virtual health coaching program, the ReShape VestTM, an investigational device to help treat more patients with obesity and the Diabetes Bloc-Stim Neuromodulation, a technology under development as a new treatment for type 2 diabetes mellitus. ReShape sells the LAP-BAND worldwide and is managed in the following geographical regions: United States, Australia, Europe and the rest of world. Refer to Note 11 for additional information about operating segments.
Risks and Uncertainties
ReShape continues to devote significant resources to developing its product technology, commercialization activities and raising capital. These activities are subject to significant risks and uncertainties, including the ability to obtain additional financing, and there can be no assurance that ReShape will be successful in obtaining additional financing on favorable terms, or at all. If adequate funds are not available, ReShape may have to further reduce its cost structure until financing is obtained and/or delay development, or commercialization of products, or license to third parties the rights to commercialize products, or technologies that ReShape would otherwise seek to commercialize.
The medical device industry is characterized by frequent and extensive litigation and administrative proceedings over patent and other intellectual property rights. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often difficult to predict, and the outcome may be uncertain until the court has entered final judgment and all appeals are exhausted. ReShape’s competitors may assert that its products or the use of ReShape’s products are covered by U.S. or foreign patents held by them. Refer to Note 14 for additional information about contingencies and litigation matters.
(2)   Summary of Significant Accounting Policies
Basis of Presentation
ReShape has prepared the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”).
Reverse Stock Splits
On November 11, ReShape’s board of directors and stockholders approved a 1-for-120 reverse stock split of ReShape’s outstanding common stock that became effective after the close of market on November 11, 2019. In addition, ReShape’s certificate of incorporation was amended to change the common stock par value from $0.01 per share to $0.001 per share.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of ReShape and its wholly-owned subsidiaries. All intercompany transactions and accounts have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents
ReShape considers highly liquid investments generally with maturities of 90 days or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximates market value. ReShape’s cash equivalents are primarily in money market funds and certificates of deposit. ReShape deposits its cash and cash equivalents in high-quality credit institutions.
Restricted Cash
Restricted cash represents $50 thousand related to a collateral money market account maintained by ReShape as collateral in connection with corporate credit cards with Silicon Valley Bank at December 31, 2020 and 2019.
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the consolidated balance sheets to the same total reported in the consolidated statements of cash flows (in thousands):
	December 31, 2020	December 31, 2019
Cash and cash equivalents	$2,957	$2,935
Restricted cash	50	50
Total cash, cash equivalents, and restricted cash in the consolidated statement of cash flows	$3,007	$2,985
Inventory
ReShape accounts for inventory at the lower of cost or net realizable value, where net realizable value is based on market prices less costs to sell. ReShape establishes inventory reserves for obsolescence based upon specific identification of expired or unusable units with a corresponding provision included in cost of revenue. The allowance for excess and slow-moving inventory was $0.1 million and $0.2 million at December 31, 2020 and 2019, respectively.
Property and Equipment, Net
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method over their estimated useful lives of five to seven years for furniture and equipment and three to five years for computer hardware and software. Leasehold improvements are amortized on a straight-line basis over the lesser of their useful life or the term of the lease. Upon retirement or sale, the cost and related accumulated depreciation or amortization are removed from the Consolidated Balance Sheets and the resulting gain or loss is reflected in the Consolidated Statements of Operations. Repairs and maintenance are expensed as incurred.
Other Intangible Assets
Intangible assets are recorded based on their fair values at the date of acquisition. Indefinite-lived intangible assets consist of in-process research and development (“IPR&D”) for the ReShape Vest recorded in connection with ReShape’s acquisition of BarioSurg, Inc. (“BarioSurg”) in May 2017. Finite-lived intangible assets primarily consist of developed technology and trademarks/tradenames and are being amortized on a straight-line basis over their estimated useful lives. See Note 5 for additional information.
Impairment of Indefinite-Lived and Long-Lived Assets
Acquired IPR&D is subject to impairment testing until completion or abandonment of the project. Indefinite-lived intangible assets are reviewed for impairment annually, or whenever an event occurs or circumstances change that would indicate that the carrying amount may be impaired. An impairment loss is recognized when the asset’s carrying value exceeds its fair value. See Note 6 for additional information.
ReShape evaluates long-lived assets under the provisions of ASC 350 “Intangibles — Goodwill and Other” and ASC 360 “Property, Plant, and Equipment” which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. For purposes of assessing the recoverability of long-lived assets, ReShape has one asset group which includes all assets of ReShape. For assets to be held and used, ReShape compares the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the assets over the assets’ fair value or estimates of future discounted cash flows.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance for deferred income tax assets is recorded when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. ReShape’s policy is to classify interest and penalties related to income taxes as income tax expense in the consolidated statements of operations.
Equity
Certain issuances of ReShape’s convertible preferred stock and warrants classified within equity contain non-standard down round features that result in the strike price being reduced on the basis of the pricing of future equity offerings. The value of the effect of the down round feature when it is triggered is recorded similar to a dividend and as a numerator adjustment in the basic earnings per share calculation.
Foreign Currency
When the local currency of ReShape’s foreign subsidiaries is the functional currency, all assets and liabilities are translated into United States dollars at the rate of exchange in effect at the balance sheet date. Income and expense items are translated at the weighted-average exchange rate prevailing during the period. The effects of foreign currency translation adjustments for these subsidiaries are deferred and reported in stockholders’ equity as a component of Accumulated Other Comprehensive Loss. The effects of foreign currency transactions denominated in a currency other than an entity’s functional currency are included in Gain on foreign currency exchange in the Consolidated Statements of Operations. ReShape does not hedge foreign currency translation risk in the net assets and income it reports from these sources.
Revenue Recognition
ReShape recognizes revenue when it satisfies a performance obligation by transferring control of the promised goods or services to its customers, in an amount that reflects the consideration ReShape expects to be entitled to in exchange for those goods or services. Product sales consist of a single performance obligation that ReShape satisfies at a point in time. ReShape recognizes product revenue when the following events have occurred: (a) ReShape has transferred physical possession of the products, (b) ReShape has a present right to payment, (c) the customer has legal title to the products, and (d) the customer bears significant risks and rewards of ownership of the products.
For ReShape’s LAP-BAND product, these criteria are met under the agreements with most customers upon product shipment. This includes sales to distributors, who sell the products to their customers, take title to the products and assume all risks of ownership at the time of shipment. Distributors are obligated to pay within specified terms regardless of when, if ever, they sell the products. Refer to Note 11 for additional information about ReShape’s products and contractual arrangements.
Taxes collected from customers and remitted to governmental authorities are accounted for on a net basis. Accordingly, such amounts are excluded from revenues. Amounts billed to customers related to shipping and handling are included in revenues. Shipping and handling costs related to revenue producing activities are included in cost of sales.
Research and Development Expenses
Research and development expenses consist of costs incurred to further ReShape’s research and development activities, including product development, clinical trial expenses, quality assurance, regulatory expenses, payroll and other personnel expenses, materials and consulting costs. Certain of these activities, such as pre-clinical studies and clinical trials, may be conducted by third-party service providers at the direction of ReShape. In addition, during 2018, ReShape entered into an arrangement with a Contract Research Organization (“CRO”) under which the CRO performs and manages research and development activities on ReShape’s behalf.
ReShape records the estimated costs of research and development activities performed by third-party service providers based upon the estimated services provided but not yet invoiced and includes these costs in accrued expenses and other payables in the Consolidated Balance Sheets and within research and development expense in the Consolidated Statements of Operations. ReShape accrues for these costs based on factors such as estimates of the work completed and in accordance with agreements established with its third-party service providers. As actual costs become known, ReShape adjusts its accrued liabilities.
ReShape’s CRO arrangement generally requires payments in advance of services. Upon making a payment, ReShape makes a determination as to the amount to record as a deferred charge and the amount of research and development expense. The amount of CRO related costs included in research and development expense each period is expensed based on ReShape’s estimate of the time period over which services will be performed, enrollment of patients, number of sites activated and level of effort to be expended. Any amount of advances paid in excess of expense recognized is included in prepaid expenses and other current assets on the Consolidated Balance Sheets. If the actual timing of the CRO’s performance of services or the level of effort varies from ReShape’s estimate, the amount of prepaid CRO expense is adjusted accordingly.
Stock-Based Compensation
ReShape applies ASC 718 Compensation — Stock Compensation and accordingly records compensation expense for stock options over the vesting or service period using the fair value on the date of grant, as calculated by ReShape using the Black-Scholes model. ReShape’s stock-based compensation plans are more fully described in Note 12.
Net Loss Per Share
Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period, including the prefunded warrants that were reclassified from warrant liability to equity as a result of the reverse stock split. Diluted net loss per share is based on the weighted-average common shares outstanding during the period plus dilutive potential common shares calculated using the treasury stock method. Such potentially dilutive shares are excluded when the effect would be to reduce a net loss per share. For purposes of basic and diluted per share computations, loss from continuing operations and net loss are reduced by the down round adjustments for convertible preferred stock and warrants.
The following table sets forth the potential shares of common stock that are not included in the calculation of diluted net loss per share because to do so would be anti-dilutive as of the end of each period presented:
	December 31,
	2020	2019
Stock options	40	155
Convertible preferred stock	1,288	1,288
Warrants	13,483,446	13,647,740

Concentration of Credit Risk, Interest Rate Risk and Foreign Currency Exchange Rate
Financial instruments that potentially subject ReShape to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and trade accounts receivable. Cash and cash equivalents are primarily deposited in demand and money market accounts. At times, such deposits may be in excess of insured limits. Investments in money market funds are not considered to be bank deposits and are not insured or guaranteed by the federal deposit insurance company or other government agency. These money market funds seek to preserve the value of the investment at $1.00 per share; however, it is possible to lose money investing in these funds. ReShape has not experienced any losses on its deposits of cash and cash equivalents. To minimize the risk associated with trade accounts receivable, management maintains relationships with ReShape’s customers that allow management to monitor current changes in business operations so ReShape can respond as needed.
Substantially all of ReShape’s revenue is denominated in U.S. dollars. Only a small portion of revenue and expenses are denominated in foreign currencies, principally the Australian dollar and Euro for 2020 and 2019. ReShape has not entered into any hedging contracts. Future fluctuations in the value of the U.S. dollar may affect the price competitiveness of ReShape’s products outside the U.S.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (referred to as an “exit price”). Fair value of an asset or liability considers assumptions that market participants would use in pricing the asset or liability, including consideration of non-performance risk.
Assets and liabilities are categorized into a three-level fair value hierarchy based on valuation inputs used to determine fair value.
Level 1 inputs are quoted prices in active markets for identical assets or liabilities.
Level 2 inputs are observable, either directly or indirectly.
Level 3 inputs are unobservable due to little or no corroborating market data.
The carrying amounts of ReShape’s financial instruments, including cash equivalents, accounts receivable, accounts payable and certain accrued and other liabilities approximate fair value due to their short-term maturities. Refer to Note 7 regarding the fair value of debt instruments and Note 10 regarding fair value measurements and inputs of warrants.
Recent Accounting Pronouncements
New accounting standards adopted by ReShape in 2020 are discussed below or in the related notes, where appropriate.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820) — Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements and is intended to improve the effectiveness of disclosures, including the consideration of costs and benefits. The guidance is effective on January 1, 2020. The adoption of this guidance did not have a material impact on ReShape’s consolidated financial statements.
In August 2018, the FASB issued ASU 2018-15 Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The amendments in this update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The ASU is effective for ReShape on January 1, 2020. The adoption of this guidance did not have a material impact on its consolidated financial statements.

New accounting standards not yet adopted are discussed below.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which is intended to provide financial statement users with more useful information about expected credit losses on financial assets held by a reporting entity at each reporting date. In May 2019, the FASB issued ASU No. 2019-05, which amended the new standard by providing targeted transition relief. The new guidance replaces the existing incurred loss impairment methodology with a methodology that requires consideration of a broader range of reasonable and supportable forward-looking information to estimate all expected credit losses. In November 2019, the FASB issued 2019-11, which amended the new standard by providing additional clarification. This guidance is effective for the fiscal years and interim periods within those years beginning after December 15, 2022. ReShape is currently evaluating the impact the guidance will have on its consolidated financial statements.
Various other accounting standards and interpretations have been issued with 2021 effective dates and effective dates subsequent to December 31, 2020. ReShape has evaluated the recently issued accounting pronouncements that are currently effective or will be effective in 2021 and believe that none of them have had or will have a material effect on ReShape’s financial position, results of operations or cash flows.
(3)   Supplemental Balance Sheet Information
Inventory
	December 31,
	2020	2019
Raw materials	$174	$—
Sub-assemblies	733	—
Finished goods	1,337	1,317
Total inventory	$2,244	$1,317
Prepaid expenses and other current assets:
	December 31,
	2020	2019
Prepaid insurance	$619	$190
Prepaid contract research organization expenses	295	1,356
Other	159	165
Total prepaid expenses and other current assets	$1,073	$1,711
Accrued and other liabilities:
	December 31,
	2020	2019
Payroll and benefits	$1,735	$1,021
Accrued professional services	446	1,432
Customer deposits	398	202
Accrued insurance premium	272	87
Taxes	265	373
Equity transaction related liability	—	211
Other	514	495
Total accrued and other liabilities	$3,630	$3,821
In addition, to the accrued taxes included in the table above, ReShape has $61 thousand of taxes payable to the Australian Taxation Office included within accounts payable in the consolidated balance sheet at December 31, 2020. There was no taxes payable included in accounts payable at December 31, 2019.

(4)   Property and Equipment
Property and equipment consist of the following:
	December 31,
	2020	2019
Machinery and equipment	$179	$—
Furniture and equipment	83	83
Computer hardware and software	78	78
Leasehold improvements	19	19
Construction in progress	404	—
	763	180
Less accumulated depreciation and amortization	(179)	(164)
Property and equipment, net	$584	$16
Depreciation expense for the years ended December 31, 2020 and 2019 were approximately $15 thousand and $40 thousand, respectively.
(5)   Other Intangible Assets
Other intangible assets consist of the following:
	December 31, 2020
	Weighted Average Useful Life (years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Finite-lived intangible assets:
Developed technology	10.0	$14,362	$(2,933)	$11,429
Trademarks/Tradenames	10.0	2,045	(585)	1,460
Covenant not to compete	3.0	76	(76)	0
	10.0	16,483	(3,594)	12,889
Indefinite-lived intangible assets:
In-process research and development	indefinite	14,133	—	14,133
Total		$30,616	$(3,594)	$27,022
	December 31, 2019
	Weighted Average Useful Life (years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Finite-lived intangible assets:
Developed technology	10.0	$14,362	$(1,496)	$12,866
Trademarks/Tradenames	10.0	2,045	(381)	1,664
Covenant not to compete	3.0	76	(65)	11
	10.0	16,483	(1,942)	14,541
Indefinite-lived intangible assets:
In-process research and development	indefinite	14,133	—	14,133
Total		$30,616	$(1,942)	$28,674

The gross amount and accumulated impairment loss of indefinite-lived intangible assets are as follows (in thousands):
	December 31,
	2020	2019
Gross amount	$20,721	$20,721
Accumulated impairment loss	(6,588)	(6,588)
Indefinite-lived intangible assets, net	$14,133	$14,133
Amortization expense for both the years ended December 31, 2020 and 2019 were approximately $1.7 million.
Estimated amortization expense for each of the years ending December 31 is as follows:
Year ending December 31,
2021	$1,641
2022	1,641
2023	1,641
2024	1,641
2025	1,641
Thereafter	4,684
$12,889
(6)   Impairment of Intangible Assets
During the second quarter of 2020, ReShape performed a qualitative impairment analysis of the IPR&D. Although, there are delays in clinical testing due to the COVID-19 pandemic, ReShape concluded there was no impairment of intangible assets. ReShape has continued to monitor the delays and determined there is no impairment needed for the year ended December 31, 2020.
Second Quarter 2019
ReShape has completed the feasibility study for the ReShape Vest and began clinical trials in Europe in 2018. During the second quarter of 2019, ReShape performed a qualitative impairment analysis of the IPR&D. Due to delays in the clinical trials experienced during the first six months of 2019, ReShape revised its expectations of when revenues would commence for the ReShape Vest, thus reducing the projected near-term future net cash flows related to the ReShape Vest. As a result, ReShape performed a quantitative impairment analysis of the IPR&D and recorded a one-time nonrecurring impairment charge of $6.6 million, for the excess of the carrying value over the estimated fair value. The fair value of the IPR&D was estimated using an income approach using Level 3 assumptions which included discounting the revised projected future net cash flows to their present value, with a discount rate of 22.4%.
ReShape also assessed the recoverability of finite-lived intangible assets and did not identify any impairment as a result the performance of this analysis.
(7)   Debt
	December 31, 2020	December 31, 2019
Asset purchase consideration	$2,867	$4,637
Credit agreement	9,500	—
PPP Loan	955	—
Total debt	13,322	4,637
Less: unamortized debt discount	545	—
Less: current portion of debt	12,565	1,909
Debt, noncurrent portion	$212	$2,728

CARES Act
On April 24, 2020, ReShape entered into a PPP Loan agreement with Silicon Valley Bank (“SVB”) under the PPP, which is part of the CARES Act administered by the United States Small Business Administration (“SBA”). As part of the application for these funds, ReShape in good faith, has certified that the current economic uncertainty made the loan request necessary to support the ongoing operations of ReShape. This certification further requires ReShape to take into account our current business activity and our ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. Under this program, ReShape received proceeds of $1.0 million from the PPP Loan. In accordance with the requirements of the PPP, ReShape intends to use proceeds from the PPP Loan primarily for payroll costs, rent and utilities. The PPP Loan has a 1.00% interest rate per annum, matures on April 24, 2022 and is subject to the terms and conditions applicable to loans administered by the SBA under the PPP. Under the terms of PPP, all or certain amounts of the PPP Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act, which ReShape continues to evaluate.
On February 23, 2021, ReShape submitted the application for PPP loan forgiveness, in accordance with the terms and conditions of the SBA’s Loan Forgiveness Application (revised June 24, 2020) and, expects that the PPP Loan will be forgiven in full, based on usage of related proceeds. In addition, ReShape has determined it is probable ReShape will meet all the conditions of the PPP loan forgiveness. Further, if despite the good-faith belief that given ReShape’s circumstances all eligibility requirements for the PPP Loan were satisfied, if it is later determined ReShape had violated any applicable laws or regulations or it is otherwise determined ReShape was ineligible to receive the PPP Loan, it may be required to repay the PPP Loan in its entirety and/or be subject to additional penalties.
Credit Agreement
On March 25, 2020, ReShape executed a credit agreement up to $3.5 million, with an institutional investor (the “Lender”), who holds warrants in connection with the June 2019 and September 2019 transactions. On the day of closing, ReShape received $2.5 million and the additional $1.0 million may be drawn from time to time 30 days after the closing date but prior to five months after the closing date, in $500 thousand increments per draw. On June 23, 2020, ReShape made the first additional draw of $500 thousand and on July 29, 2020 the second $500 thousand draw was made.
On September 14, 2020, ReShape and the Lender entered into the second amendment to the credit agreement that increased the amount available under delayed draw term loans by $2.0 million. ReShape borrowed $1.0 million of the available amount immediately and the remaining $1.0 million was available in increments of least $500 thousand with at least 30 days between borrowings and issued an additional 1,200,000 Series G Warrants. On November 13, 2020, ReShape made the first additional draw of $500 thousand and on December 16, 2020, at the time of the next amendment, ReShape made the final draw of $500 thousand available within the terms of this amendment. ReShape evaluated the accounting related to the amendment and in conjunction with the warrants issued. Based on this analysis ReShape determined the agreements are substantially different and extinguished the original credit agreement and recorded the amended credit agreement as a new debt at a fair value of $3.9 million. As a result, ReShape recorded a debt discount of approximately $0.6 million and a $2.4 million loss on extinguishment of debt which is comprised of the fair value of the warrants and unamortized debt issuance cost with the original credit agreement, offset by the debt discount. At September 30, 2020 there was approximately $0.5 million of unamortized debt discount. Pursuant to the amendment of the credit agreement, the maturity date of the loans are March 31, 2021 and the loans bear interest at LIBOR plus 2.5%.
On December 16, 2020, ReShape and the Lender entered into the third amendment to the credit agreement that increased the amount available under delayed draw term loans by an additional $4.0 million. ReShape borrowed the entire $4.0 million of the available amount immediately and issued an additional 4,000,000 Series G Warrants. ReShape evaluated the accounting related to the amendment and in conjunction with the warrants issued. Based on this analysis ReShape determined the agreements are substantially different and extinguished the original credit agreement and recorded the amended credit agreement as a new debt at a fair value of $8.9 million. As a result, ReShape recorded a debt discount of approximately $0.6 million and a $5.3 million loss on extinguishment of debt which is comprised of the fair value of the warrants and unamortized debt discount cost with the original credit agreement, offset by the debt discount related to the new debt. At December 31, 2020 there was approximately $0.5 million of unamortized debt discount. Pursuant to the amendment of the credit agreement, the maturity date of the loan is March 31, 2021 and the loans bear interest at LIBOR plus 2.5%.
Asset Purchase Consideration Payable
ReShape granted Apollo a first security interest in substantially all of ReShape’s assets as security for the payment and performance when due of all of all of its obligations under the Asset Purchase Agreement, including the remaining asset purchase consideration. On October 28, 2019, ReShape received the acknowledgement from Apollo of the termination of the security interest granted by ReShape. The security interest was automatically terminated as a result of ReShape completing a Qualified Financing, as defined in the Security Agreement, in connection with ReShape’s previously disclosed Securities Purchase Agreement, dated June 13, 2019, and Warrant Exercise Agreement, dated September 23, 2019. The net present value of the secured asset purchase consideration payable was determined using a discount rate of 5.1%. At December 31, 2020 and 2019, the aggregate carrying value of the current and noncurrent asset purchase consideration payable of approximately $2.9 million and $4.6 million respectively, as adjusted for accretion of interest of approximately $0.6 million and $0.3 million, respectively.
Convertible Subordinated Debentures
On March 29, 2019, ReShape completed a private placement with certain healthcare focused institutional investors for the sale of secured subordinated original issue discount convertible debentures (“debentures”) for a purchase price of $2.0 million. The debentures had a maturity of June 28, 2019 and a face amount of $2.2 million, reflecting a 10% original issue discount. ReShape recorded an additional debt discount and a derivative liability for the fair value of the bifurcated embedded conversion features discussed below. The initial carrying amount of the debentures, net of discounts and deferred financing costs, was $1.5 million. ReShape repaid the debentures on June 20, 2019 at their face amount of $2.2 million with proceeds from an equity financing which closed on June 18, 2019. In connection with the early repayment of the debentures, ReShape recorded a loss on extinguishment of debt of $0.1 million, which consisted of the unamortized debt discount and deferred financing costs.
The debentures contained a conversion feature that provided that, at any time after June 28, 2019, if the debentures had not been repaid, but subject to certain investor ownership limitations, the debentures were convertible into shares of common stock at a conversion price equal to the lesser of $0.33 and 80% of the average of the lowest two volume weighted average prices of ReShape’s common stock during the 20 trading days prior to conversion. ReShape analyzed the conversion features embedded in the debentures and determined that bifurcation and liability classification was required under ASC 815 due to the variable number of shares issuable upon conversion. The fair value of the bifurcated embedded conversion features was determined to be $0.5 million as of the issuance date using a Monte Carlo model and primarily Level 3 inputs. Upon the closing of ReShape’s equity financing and ReShape’s planned use of a portion of the proceeds to repay the debentures, the fair value of the embedded derivative liability was reduced to zero as the conversion feature was no longer available. The fair value adjustment to the embedded derivative liability of $0.5 million was recorded as a reduction to Interest Expense.
In connection with the financing, ReShape amended the exercise price of warrants to purchase up to 66,667 shares of common stock held by the investors that were issued on November 28, 2018 from $180.00 per share to $1.20 per share. The value attributable to the exercise price reduction of $0.1 million was recorded in Warrant Expense and was estimated using the Black Scholes option pricing model using a risk-free interest rate of 2.2%, an expected term of 4.7 years, expected dividends of zero and expected volatility of 204.4%.
(8)   Leases
On the date of adoption of Topic 842, ReShape had noncancelable operating leases for office and warehouse space in San Clemente, California and noncancelable operating leases for certain office equipment that expire at various dates through 2022. Financing lease arrangements and the effects of any lease modifications have not been material. Certain of ReShape’s equipment leases include variable lease payments that are adjusted periodically based on actual usage. Lease and non-lease components are accounted for separately.
ReShape determines the lease term as the noncancelable period of the lease, and may include options to extend or terminated the lease when reasonably certain that ReShape will exercise that option. Leases with a term of 12 months or less are not recognized on the balance sheet. ReShape uses its incremental borrowing rate based on the information available at lease commencement in determining the present value of unpaid lease payments. Right-of-use assets also include any lease payments made at or before lease commencement and any initial direct costs incurred, and exclude any lease incentives received.
Operating lease costs for the year ended December 31, 2020 were $0.3 million. Variable lease costs were not material.
Supplemental information related to operating leases is as follows:
Balance Sheet Information at December 31, 2020
Operating lease ROU assets	$465
Operating lease liabilities, current portion	$314
Operating lease liabilities, long-term portion	163
Total operating lease liabilities	$477
Cash Flow Information for the Year Ended December 31, 2020
Cash paid for amounts included in the measurement of operating leases liabilities	$323
Maturities of operating lease liabilities at December 31, 2019 were as follows:
Twelve months ending December 31,
2021	$331
2022	166
2023	—
Total lease payments	497
Less: imputed interest	20
Total lease liabilities	$477
Weighted-average remaining lease term at end of period (in years)	1.7
Weighted-average discount rate at end of period	5.1%
(9)   Equity
ReShape may issue preferred stock, common stock, or both, in connection with underwritten public offerings, registered direct offerings, or business acquisitions. Such issuances of equity typically include the issuance or sale of warrants to purchase common stock. Certain issuances of convertible preferred stock and warrants may contain anti-dilutive features apart from customary adjustments for splits and reverse splits of common stock (collectively, “down round features”). When a series of convertible preferred stock contains this non-standard down round feature, ReShape is required to adjust the conversion price in the event of future stock sales at a lower unit price. When warrants issued in connection with an equity transaction contain, or are amended to contain, this non-standard down round feature, ReShape is required to adjust the exercise price upon the issuance of any shares of common stock or securities convertible into shares of common stock below the then-existing exercise price and evaluate and account for the value attributable to the reduced warrant exercise price. In the event down round adjustments are triggered, the values attributable to the adjustment to the convertible preferred stock conversion price and warrant exercise price are recorded as an increase to additional paid-in capital and increase to accumulated deficit.
All series of ReShape’s convertible preferred stock are classified in stockholders’ equity, including those with the down round feature, when applicable to the equity transaction.

Warrants to purchase common stock are classified in stockholders’ equity, including those issued with the down round feature, as they are both indexed to ReShape’s own stock and meet the scope exception in ASC 815 “Derivatives and Hedging.”
ReShape had the following equity transactions during the years ended December 31, 2020 and 2019:
December 2020 Exercise of Warrants for Common Stock
On December 3, 2020, ReShape issued 290,000 shares of common stock to two healthcare focused institutional investors, totaling 580,000 shares of common stock, as an exercise of pre-funded warrants issued in connection with the June 2019 and September 2019 private placement transactions. ReShape received approximately $0.1 million in connection with these exercises.
June 2020 Cashless Exercise of Warrants for Common Stock
On June 23, 2020, ReShape issued 58,981 shares of common stock as a cashless exercise of warrants issued to the placement agents in connection with the June 2019 private placement with healthcare focused institutional investors.
May 2020 Common Stock Issued for Professional Services
On May 28, 2020, ReShape issued 50,000 shares of common stock, having an aggregate fair value of $0.2 million for ongoing professional services. The $0.2 million was recorded as a prepaid asset and will be amortized of the minimum life of the agreement.
April 2020 Exercise of Warrants for Common Stock
As discussed in Note 7 above, in connection with the credit agreement, the lender exercised its Series C and Series F warrants to purchase an aggregate of 5,085,834 shares of common stock with a current exercise price of $0.12 per warrant on April 15, 2020, in which ReShape received net proceeds of $0.6 million.
September 2019 Issuance of Common Stock and Warrants
On September 23, 2019, ReShape entered into a warrant exercise agreement with the holders of Series B warrants issued in the June 2019 private placement. The holders agreed to early exercise 3,333,334 Series B warrants in the private placement in exchange for 69,167 shares of common stock and 3,264,167 common stock equivalents in the form of Series F prefunded warrants. The net proceeds from the early exercise of Series B warrants were approximately $6.9 million, after deducting placement agent fees and other transaction costs. As an incentive for the warrant holders to exercise their Series B warrant in full, the warrant holders were issued new five-year series E warrants to purchase up to 3,333,334 unregistered shares of ReShape’s common stock, in aggregate, at an exercise price of $6.00 per share, through a private placement. In connection with the registered direct offering, the placement agent received warrants to purchase 233,334 shares of common stock at an exercise price of $6.00 per share.
June 2019 Issuance of Common Stock and Warrants
On June 18, 2019, ReShape completed a private placement with certain healthcare focused institutional investors for the sale of 130,000 shares of common stock at a purchase price of $2.40 per share and series C pre-funded warrants to purchase 3,203,334 shares of common stock at a purchase price of $2.28 per share. The exercise price of each pre-funded warrant is $0.12 per share. ReShape also issued series A warrants to purchase 3,333,334 shares of common stock at an exercise price of $2.64 per share and series B warrants to purchase 3,333,334 shares of common stock at an exercise price of $2.40 per share. Net proceeds from the private placement were $6.9 million after deducting placement agent fees and other transaction costs. In connection with the registered direct offering, the placement agent received warrants to purchase 233,334 shares of common stock at an exercise price of $3.00 per share.
Conversions of Stock
On February 1, 2019, pursuant to an exchange agreement with Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”) 9,993 shares of ReShape’s common stock were exchanged for an aggregate of 1,192,000 shares of series E convertible preferred stock, par value $0.01 per share (“Series E Preferred Stock”) in a noncash transaction. Each share of Series E Preferred Stock was convertible into one share of common stock at Sabby’s election pre-effect of the reverse stock split that occurred during November 2019. In April 2019, all shares of Series E Preferred Stock were converted into an equal number of shares of common stock. The November 2019 reverse stock split had no effect on this transaction.
During the year ended December 31, 2019, 156 shares of Series B Preferred Stock were converted into 1,040 shares of common stock. At December 31, 2020, the remaining 3 shares of Series B Preferred stock are convertible into 1,250 shares of common stock.
At December 31, 2020, the remaining 95,388 shares of Series C Convertible Preferred Stock, par value $0.001 per share, are convertible into 38 shares of common stock. The Series C Preferred Stock has no voting rights. In the event of any voluntary or involuntary liquidation of ReShape, the Series C Preferred Stock holders shall be paid after other series of preferred stock, but take preferential treatment over common shareholders. The series C convertible preferred stock has a liquidation preference of $274.88 per share, or $692,691.05 per underlying share of common stock, or approximately $26.2 million in the aggregate. Holders of the series C convertible preferred stock have the right to convert their shares into shares of common stock instead of receiving the liquidation preference. In general, the series C convertible preferred stock is entitled to receive dividends (on an as-if-converted-to-common stock basis) actually paid on shares of common stock when, as and if such dividends are paid on shares of common stock. No other dividends will be paid on shares of series C convertible preferred stock.
(10)   Warrants
ReShape’s grants of warrants to purchase common stock are primarily in connection with equity financings. See Note 12 for additional information about equity financings and the related issuance of warrants. Warrant activity was as follows:
Shares
Balance December 31, 2018	127,540
Issued	16,934,170(1)
Exercised	(3,451,642)(2)
Cancelled	(139)
Balance December 31, 2019	13,609,929
Issued	6,400,000(3)
Exercised	(5,724,815)(4)
Cancelled	(1)
Balance December 31, 2020	14,285,113

(1)
Warrants issued in 2019 include 6,467,501 of pre-funded warrants sold in connection with private placements completed on June 18, 2019 and September 23, 2019 (“June 2019 Pre-funded Warrants” and “September 2019 Pre-funded Warrants”). The pre-funded warrants do not expire. In addition, in June 2019 institutional investors purchased 3,333,333 Series A warrants, 3,333,334 Series B warrants, and in September 2019 the institutional investors purchased 3,333,334 Series E warrants. As part of both the June 2019 and September 2019 purchases there were 466,668 of placement agent warrants issued. For further details of the June and September 2019 transactions, see Note 10 equity above.

(2)
Warrants exercised in 2019 51,667 of the November 2018 Pre-funded Warrants at their exercise price of $1.20 per share. Warrants exercised in 2019 also include 66,666 of the Series A warrants issued in November 2018 (“November 2018 Series A Warrants”) at their exercise price of $1.20 per share, as adjusted. Warrants exercised in 2019 also include 3,333,334 of Series B warrants issued in June 2019.

(3)
Warrants issued in 2020 include 6,400,000 of three issuances of Series G warrants.

(4)
Warrants exercised in 2020 include 3,089,413 of Series C pre-funded warrants at an exercise price of $0.12 per shares, 2,576,421 Series F pre-funded warrants at an exercise price of $0.12 per share and 58,981 of placement agent warrants.

Warrant Liability
ReShape had liability warrants related to the June 2019 and September 2019 transactions, due to the variable price feature that was in effect until the reverse stock split occurred on November 12, 2019. ReShape analyzed the variable price features and established a warrant liability of $16.0 million and $24.6 million related to the June 2019 transaction and September 2019 transaction, respectively. As the initial fair value of both offering exceeded the cash received the company recorded $8.3 million and $17.2 million as warrant expense for the June 2019 transaction and September 2019 transaction, respectively. The initial fair value and changes to fair value through September 30, 2019 were determined using a Monte Carlo simulation model. ReShape re-evaluated the warrants subsequent to reverse stock split and determined that the price becoming fixed, the warrants should be reclassified from liability to equity. In addition, as the price was fixed ReShape determined the Monte Carlo simulation model was no longer the appropriate model; therefore ReShape used a Black Scholes calculation to determine the fair value of these warrants at November 12, 2019. This resulted in ReShape reclassifying $64.0 million of warrant liability to equity. ReShape also recognized an additional $23.4 million of warrant expense for the changes in fair value of the liability warrants through November 12, 2019.
Warrant Assumptions — 2020 Warrants Issued
The following table provides the assumptions used to calculate the fair value of the Series G warrants issued during 2020, using a Black-Scholes model:
	Warrants Outstanding	Strike Price	Volatility	Remaining Life	Risk Free Rate
First Issuance	1,200,000	3.70	97.0%	5.0	0.56%
Second Issuance	1,200,000	3.25	101.1%	5.0	0.27%
Third Issuance	4,000,000	3.50	100.8%	5.0	0.37%
Warrant Assumptions — 2019 Warrants Issued
The following table provides the assumptions used to calculate initial fair value using a Monte Carlo simulation model:
	Strike Price	Volatility	Remaining Life
Series A	$2.64	164.1%	5.22
Series B	$2.40	164.1%	1.22
Series E	$6.00	93.2%	5.11
Series F	$0.12	93.2%	5.11
The following table provides the assumptions used at November 12, 2019, using a Black-Scholes model:
	Warrants Outstanding	Strike Price	Volatility	Remaining Life	Risk Free Rate
Series A	3,333,333	$2.64	93.5%	5.1	1.73%
Placement Agent – June	233,334	$3.00	93.5%	4.7	1.73%
Series E	3,333,334	$6.00	93.5%	5.1	1.73%
Series F	3,264,167	$0.12	93.5%	5.1	1.73%
Placement Agent – September	233,334	$6.00	93.5%	4.9	1.73%

(11)   Revenue Disaggregation and Operating Segments
The following table presents ReShape’s revenue disaggregated by product and geography:
	Year Ended December 31,
	2020	2019
United States	$8,275	$13,309
Australia	1,086	1,167
Europe	1,824	613
Rest of world	114	—
Total net revenue	$11,299	$15,089

•
The next largest individual country outside the U.S. for the years ended December 31, 2020 and 2019 was Australia, which was 9.6% and 7.7% of total revenues, respectively.

Variable Consideration
ReShape records revenue from customers in an amount that reflects the transaction price it expects to be entitled to after transferring control of the goods. Customers and distributors of the LAP-BAND product generally have the right to return or exchange products purchased for up to thirty days from the date of product shipment contingent upon a 10% restocking fee. Any such return or exchange of LAP-BAND products will be recorded as a reduction of revenue in the period incurred until sufficient historical information is available to enable management to estimate a returns reserve.
Certain LAP-BAND customers may receive volume rebates or discounts. Discounts are treated as a reduction in sales price and therefore corresponding revenue at the point of sale. Any volume rebates offered would be estimated and reserved as a reduction in revenue.
Warranty
ReShape generally provides warranties against defects in materials and workmanship, and provides replacements at no charge to the customer, as long as the customer has notified ReShape within 30 days of delivery and returns such products in accordance with ReShape’s instructions. As they are considered assurance-type warranties, ReShape does not account for them as separate performance obligations. Warranty reserve requirements are based on a specific assessment of the products sold with warranties where a customer asserts a claim for warranty or a product defect.
For the vBloc product line, ReShape has a 5-year warranty on all implantable parts. vBloc sales began in 2015 and ended in 2018, so this warranty will go through 2023.
Contract Balances
ReShape records a receivable when it has an unconditional right to receive consideration after the performance obligations are satisfied.
Practical Expedients
ReShape has elected the practical expedient not to determine whether contracts with customers contain significant financing components.
Operating Segments
ReShape conducts operations worldwide and is managed in the following geographical regions: United States, Australia, Europe and rest of world (primarily in The Middle East). All regions sell the LAP-BAND product line, which consisted of nearly all our revenue and gross profit for the years ended December 31, 2020 and 2019. During the second half of 2020 there were minimal revenue and gross profit related to

ReShapeCare as this product was just launched and there were no revenue or gross profit recorded for the ReShape Vest or Diabetes Bloc-Stim Neuromodulation in 2020 or 2019 because these two products are still in the development stage.
ReShape’s geographic segments are reported based on the financial information provided to the Chief Operating Decision Maker (the Chief Executive Officer, or “CODM”). ReShape’s CODM evaluates segment performance based on revenue and gross profit. ReShape’s CODM does not use operating segment assets information to allocate resources or to assess performance of the operating segments and thus total segment assets have not been disclosed.
12)   Stock-based Compensation
The ReShape Lifesciences Inc. Second Amended and Restated 2003 Stock Incentive Plan (the “Plan”) provides for the grant of stock options or other stock-based awards to employees, officers, non-employee directors and outside consultants of ReShape. In 2018, ReShape’s stockholders approved an amendment to the Plan that increased the number of shares authorized for issuance by 26 shares. The Plan amendment in 2018 also added an automatic share increase provision that provides for an annual increase on January 1 of each year beginning in 2019 such that the number of shares of common stock authorized for issuance under the Plan is equal to 15% of the total shares of common stock outstanding, on an as converted basis, as of the last day of the immediately preceding fiscal year. The increased number of shares available for issuance under the Plan is subject to adjustment in accordance with certain provisions of the Plan. As of January 1, 2021, the number of shares authorized for issuance increased from 2,100,443 to 3,067,949 and there were 3,067,909 shares of common stock available for issuance under the Plan.
The Plan is administered by the board of directors, which determines the types of awards to be granted, including the number of shares subject to the awards, the exercise price and the vesting schedule. Options granted under the Plan expire no later than ten years from the date of grant. The exercise price of each option may not be less than 100% of the fair market value of the common stock at the date of grant, except if an incentive stock option is granted to a Plan participant possessing more than 10% of ReShape’s common stock, as defined by the Plan, the exercise price may not be less than 110% of the fair value of the common stock at the date of grant. Employee stock options generally vest over four years.
In addition to the stock options granted pursuant to the Plan, ReShape from time to time grants options to individuals as an inducement to accepting positions as employees (Inducement Grants). These Inducement Grants are made at the discretion of the board of directors and are issued outside of the Plan. Each of the Inducement Grants vests over a period of up to four years from the date of the officer’s employment agreement.
Stock option activity for the Plan is as follows:
	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (years)
Outstanding at December 31, 2018	28	$2,957,210.16
Shares reserved	—	—
Options granted	—	—
Options exercised	—	—
Options cancelled	—	—
Outstanding at December 31, 2019	28	2,957,210.16
Options granted	—	—
Options exercised	—	—
Options cancelled	(3)	500,506.83
Outstanding at December 31, 2020	25	3,264,298.08	6.8
Exercisable at December 31, 2020	21	3,884,244.46	6.8
Vested and expected to vest at December 31, 2020	25	3,884,244.46	6.9

As of December 31, 2020, stock options under the Plan that were outstanding, exercisable and vested and expected to vest under had no intrinsic value.
Stock option activity for Inducement Grants is summarized below:
	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (years)
Outstanding at December 31, 2018	18	$352,876.06
Options granted	—	—
Options exercised	—	—
Options cancelled	—	—
Outstanding at December 31, 2019	18	352,876.06
Options granted	—	—
Options exercised	—	—
Options cancelled	(3)	532,766.92
Outstanding at December 31, 2020	15	316,897.88	7.1
Exercisable at December 31, 2020	15	316,897.88	7.1
Vested and expected to vest at December 31, 2020	15	316,897.88	7.1
As of December 31, 2020, Inducement Grants outstanding, exercisable and vested and expected to vest had no intrinsic value.
There were no stock options granted during the years ended December 31, 2020 and 2019. Compensation cost for stock options granted to employees is based on the estimated grant-date fair value and is recognized over the vesting period of the applicable award on a straight-line basis.
Compensation expense related to stock options was recognized as follows:
	Year Ended December 31,
	2020	2019
Sales and marketing	$—	$151
General and administrative	1,323	2,115
Research and development	—	45
Total stock-based compensation expense	$1,323	$2,311
As of December 31, 2020, there was approximately $0.3 million of total unrecognized compensation related to unvested stock option awards, which is expected to be recognized over a weighted-average period of 1.2 years.

(13)   Income Taxes
Income tax expense (benefit) consists of the following:
	Year ended December 31,
	2020	2019
Deferred:
Federal	$(84)	$(276)
State	(2)	(867)
Deferred income tax provision (benefit)	(86)	(1,143)
Current:
Federal	—	—
State	1	18
Foreign	(96)	232
Total income tax provision (benefit), net	$(181)	$(893)
A reconciliation of the U.S. federal statutory income tax rate to ReShape’s effective income tax rate is as follows:
	Year ended December 31,
	2020	2019
Income tax benefit at U.S. federal statutory rate	21.0%	21.0%
State income tax benefit, net of federal benefit	4.2%	3.9%
Other permanent differences	(10.8)%	(14.9)%
Research and development credit	—%	(0.2)%
Change in state tax rate	(0.3)%	—%
Foreign rate differential	0.5%	(0.1)%
Other adjustments	1.4%	0.3%
Change in valuation allowance	(15.2)%	(8.8)%
Effective income tax rate	0.8%	1.2%

The components of deferred tax assets and liabilities are as follows:
	December 31,
	2020	2019
Deferred tax assets:
Start-up costs	$1,192	$1,208
Capitalized research and development costs	503	612
Reserves and accruals	9,235	8,180
Property and equipment	133	55
Research and development credit	1,194	1,194
Lease liability	41	118
State and local taxes	2	4
Net operating loss carryforwards	30,156	27,860
Total gross deferred tax assets	42,456	39,231
Valuation allowance	(39,803)	(36,349)
Deferred tax assets, net of valuation allowance	2,653	2,882
Intangible assets	(3,151)	(3,396)
Operating lease right-of-use assets	(117)	(188)
Total gross deferred tax liabilities	(3,268)	(3,584)
Net deferred tax liability	$(615)	$(702)
In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Based on the level of historical losses, projections of losses in future periods and potential limitations pursuant to changes in ownership under Internal Revenue Code (“IRC”) Section 382, ReShape provided a valuation allowance at both December 31, 2020 and 2019. The remaining net deferred tax liability at both December 31, 2020 and 2019 is the result of the deferred tax liability associated with the indefinite-lived intangible asset less the deferred tax asset associated with U.S. federal net operating loss and 163j interest limitation carryforward that do not expire.
As of December 31, 2020 and 2019, ReShape had U.S. federal net operating loss carryforwards of $77.2 million and $68.0 million, respectively. Of the total U.S. federal net operating loss carryforwards at December 31, 2020, $1.2 million is subject to a 20 year carryover period and will begin expiring in 2021. Losses generated beginning in 2018 will carryover indefinitely. ReShape had state net operating loss carryforwards of $222.4 million and $212.7 million at December 31, 2020 and 2019, respectively and had foreign net operating loss carryforwards of $0.3 million and $0.4 million at December 31, 2020 and 2019, respectively. Net operating loss carryforwards of ReShape are subject to review and possible adjustment by the taxing authorities. With certain exceptions (e.g. the net operating loss carryforwards), ReShape is no longer subject to U.S. federal, state or local examinations by tax authorities for years prior to 2016. There are no tax examinations currently in progress.
ReShape’s ability to utilize its net operating loss carryforwards, tax credits, and built-in items of deduction, including capitalized start-up costs and research and development costs, has been, and may continue to be substantially limited due to ownership changes. These ownership changes limit the amount of net operating loss carryforwards, credits and built-in items of deduction that can be utilized annually to offset future taxable income. In general, an ownership change, as defined in IRC Section 382, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50% of the outstanding stock of a company by certain stockholders or public groups. Due to the valuation allowance against deferred tax assets at December 31, 2020, the net effect of any further limitation will have no impact on results of operations.

On March 27, 2020, the U.S. government enacted the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, a $2.0 trillion relief package comprising a combination of tax provisions and other stimulus measures. The CARES Act broadly provides entities tax payment relief and significant business incentives and makes certain technical corrections to the 2017 Tax Cuts and Jobs Act, or the Tax Act. The tax relief measures for entities include a five-year net operating loss carry back, increases interest expense deduction limits, acceleration of alternative minimum tax credit refunds, payroll tax relief, and a technical correction to allow accelerated deductions for qualified improvement property. The Act also provides other non-income tax benefits, including federal funding for a range of stabilization measures and emergency funding to assist those impacted by the COVID-19 pandemic. Similar legislation is being enacted in other jurisdictions in which ReShape operates. ASC Topic 740, Income Taxes, requires the effect of changes in tax rates and laws on deferred tax balances to be recognized in the period in which new legislation is enacted. The enactment of the CARES Act and similar legislation in other jurisdictions in which ReShape operates was not material to ReShape’s income tax benefit for the year ended December 31, 2020.
(14)   Commitments and Contingencies
Employee Arrangements and Other Compensation
Certain members of management are entitled to severance benefits payable upon termination following a change in control, which would approximate $1.8 million at December 31, 2020. ReShape also has agreements with certain employees to pay bonuses based on targeted performance criteria. As of December 31, 2020 and 2019, approximately $1.3 million and $0.6 million was accrued for performance bonuses, which is included in accrued liabilities in the consolidated balance sheets.
Purchase Commitments
ReShape generally purchases its products and accessories from a limited group of third-party suppliers through purchase orders. ReShape had $1.7 million of purchase commitments as of December 31, 2020, for which ReShape has not received the goods or services and which are expected to be purchased primarily within one year. These purchase commitments were made to secure better pricing and to ensure ReShape will have the necessary inventory to meet anticipated near term demand. Although open purchase orders are considered enforceable and legally binding, ReShape may be able to cancel, reschedule, or adjust requirements prior to supplier fulfillment.
Litigation
ReShape is not currently a party to any material litigation and ReShape is not aware of any pending or threatened litigation against it that could have a material adverse effect on ReShape’s business, operating results or financial condition. The medical device industry in which ReShape operates is characterized by frequent claims and litigation, including claims regarding patent and other intellectual property rights as well as improper hiring practices. As a result, ReShape may be involved in various legal proceedings from time to time.
Product Liability Claims
ReShape is exposed to product liability claims that are inherent in the testing, production, marketing and sale of medical devices. Management believes any losses that may occur from these matters are adequately covered by insurance, and the ultimate outcome of these matters will not have a material effect on ReShape’s financial position or results of operations. ReShape is not currently a party to any product liability litigation and is not aware of any pending or threatened product liability litigation that could have a material adverse effect on ReShape’s business, operating results or financial condition.
(15)   Subsequent Events
Agreement and Plan of Merger
On January 19, 2021, ReShape entered into an agreement and plan of merger with Obalon Therapeutics, Inc., a Delaware corporation (“Obalon”) and Optimus Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Obalon (“Merger Sub”), pursuant to which Merger Sub will merge with and into

ReShape as the surviving corporation and a wholly-owned subsidiary of Obalon (the “Merger”). As a result of the Merger, Obalon will be renamed “ReShape Lifesciences Inc.”
Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, each outstanding share of ReShape common stock and series B convertible preferred stock will be converted into the right to receive shares of common stock of Obalon (“Obalon Shares”) based on the exchange ratio set forth in the Merger Agreement. Upon completion of the Merger, ReShape stockholders will own approximately 51% of the combined company’s outstanding common stock and Obalon stockholders will own approximately 49%, subject to the terms of the Merger Agreement. Obalon will, at the effective time of the Merger, assume the outstanding warrants and series C convertible preferred stock of ReShape, subject to the terms of the Merger Agreement. All outstanding stock options of ReShape will be cancelled and terminated at the effective time of the Merger without any right to receive any consideration. No fractional shares will be issued in connection with the Merger and Obalon will pay cash in lieu of any such fractional shares. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.
Consummation of the Merger is subject to certain closing conditions, including, among other things, approval by the stockholders of ReShape and Obalon and the Nasdaq Stock Market’s approval of (i) the Listing of Additional Shares Notice covering the Obalon Shares to be issued in the Merger and (ii) the continued listing of the combined company following completion of the Merger ((i) and (ii) together, the “Nasdaq Approvals”). Pursuant to the Merger Agreement, ReShape has agreed to exercise its reasonable best efforts to take all necessary steps to obtain the Nasdaq Approvals following the execution of the Merger Agreement, which may include procuring additional equity or debt investments, financings or other capital raising efforts. The Merger Agreement contains specified termination rights for both ReShape and Obalon. If Obalon terminates the Merger Agreement as a result of ReShape’s breach of its covenant to use its reasonable best efforts to obtain the Nasdaq Approvals, or if either party terminates the Merger Agreement because the Nasdaq Approvals have not been obtained within 30 days following the later of the Obalon Stockholders’ Meeting and the ReShape Stockholders’ Meeting, then ReShape will be required to pay Obalon a $1.0 million termination fee, which amount has been deposited with a third-party escrow agent.
At the effective time of the Merger, the Board of Directors of the combined company is expected to consist of the five current members of the Board of Directors of ReShape and the executive officers of the combined company will be the current executive officers of ReShape.
In addition, under the terms of the Merger Agreement, Obalon has agreed to file with Nasdaq a Listing of Additional Shares Notice covering the Obalon shares to be issued in connection with the Merger on the Nasdaq Stock Market and to seek approval of Nasdaq to change its name to ReShape Lifesciences Inc. and its trading symbol for its shares of common stock to “RSLS” upon the effective time of the Merger.
The Merger Agreement contains customary representations, warranties and covenants by ReShape and Obalon. ReShape and Obalon have agreed, among other things, subject to certain exceptions, not to (1) directly or indirectly initiate, seek, or solicit, or knowingly encourage or facilitate any offer or alternative proposal for specified alternative transactions, or (2) participate or engage in discussions or negotiations regarding such an offer or proposal with, or furnish any nonpublic information regarding such an offer or proposal to, any person that has made or, to ReShape’s or Obalon’s knowledge, is considering making such an offer or proposal, (3) terminate, amend, modify, or waive any standstill or similar obligation (subject to certain conditions), or (4) enter into any agreement with respect to an alternative proposal. In addition, certain covenants require each of the parties to use, subject to the terms and conditions of the Merger Agreement, their commercially reasonable efforts to cause the Merger to be consummated as promptly as practicable. Subject to certain exceptions, the Merger Agreement also requires each of ReShape and Obalon to call and hold stockholders’ meetings and requires the board of directors of each of ReShape and Obalon to recommend approval of the Merger.
Credit Facility Agreement
On January 19, 2021, concurrently with the execution of the Merger Agreement, ReShape entered into a Credit Facility Agreement (“Credit Facility Agreement”) with Armistice, which is ReShape’s existing secured lender and majority stockholder, pursuant to which Armistice agreed to provide ReShape with a

$15.0 million line of credit that ReShape may access from time to time until December 31, 2022. ReShape has not drawn down any amounts under the Credit Facility Agreement, but any advances will bear interest at a rate per annum equal to the LIBOR rate plus 2.5%. Any advances under the Credit Facility Agreement would be subject to the Guarantee and Collateral Agreement between ReShape and Armistice dated March 25, 2020.
Under the terms of the Credit Facility Agreement, Armistice agrees that the transactions contemplated by the Merger Agreement will not be deemed an “Event of Default” under the Credit Agreement (as defined below) and agrees to waive its right to require ReShape to purchase any outstanding warrants to purchase capital stock of ReShape held by Armistice that may be triggered by the completion of the transactions contemplated by the Merger Agreement, including to the extent the Merger may be considered a “Fundamental Transaction” under the terms of such warrants.
Waiver of Bigger Capital Fund LP and District 2 Capital Fund, LP
On January 19, 2021, concurrently with the execution of the Merger Agreement, Bigger Capital Fund LP and District 2 Capital Fund, LP each waived its right to require ReShape to purchase any outstanding warrants to purchase capital stock of ReShape held by Bigger Capital Fund LP and District 2 Capital Fund, LP that may be triggered by the completion of the transactions contemplated by the Merger Agreement, including to the extent the Merger may be considered a “Fundamental Transaction” under the terms of such warrants.
Amendment to Credit Agreement
On January 19, 2021, concurrently with the execution of the Merger Agreement, ReShape and Armistice entered into a fourth amendment (the “Credit Agreement Amendment”) to the Credit Agreement, dated March 25, 2020 (as amended, the “Credit Agreement”), pursuant to which ReShape borrowed an additional $1.0 million, which amount was used to fund the $1.0 escrow fund securing the termination fee under the Merger Agreement described above. As an inducement to Armistice to enter into the amendment and make the additional loan contemplated thereby, ReShape issued to Armistice a warrant to purchase an aggregate of 1,000,000 shares of ReShape’s common stock, with an exercise price per share equal to $3.50.
On March 10, 2021, ReShape and Armistice entered into a fifth amendment to the Credit Agreement. Under the terms of this amendment the maturity date was amended from March 31, 2021 to March 31, 2022 or, if earlier, the date that is 15 days after ReShape completes a capital raising transaction resulting in gross proceeds of at least $15 million. As a result of this amendment, ReShape retroactively reclassified the outstanding balance net of debt discount from a short-term liability to long-term as of December 31, 2020.

Annex A — Merger Agreement
AGREEMENT AND PLAN OF MERGER
by and among
OBALON THERAPEUTICS, INC.,
OPTIMUS MERGER SUB, INC.,
and
RESHAPE LIFESCIENCES INC.
Dated January 19, 2021

Schedule 1 — Stockholders Delivering Support Agreements
Schedule 2 — Knowledge Individuals
Schedule 2.06 — Directors and Officers of Surviving Corporation
Schedule 2.15 — Obalon Board of Directors after the Effective Time
Exhibit A — Form of Obalon Support Agreement
Exhibit B — Form of ReShape Support Agreement

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated January 19, 2021, by and among Obalon Therapeutics, Inc., a Delaware corporation (“Obalon”), Optimus Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Obalon (“Merger Sub”), and ReShape Lifesciences Inc., a Delaware corporation (“ReShape”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE 1 below.
WHEREAS, the Obalon Board and ReShape Board have determined that a business combination between Obalon and ReShape presents the opportunity for their respective companies to achieve long-term financial and strategic benefits and accordingly have determined to effect a business combination upon the terms and conditions set forth in this Agreement.
WHEREAS, the Obalon Board and ReShape Board propose to effect such business combination pursuant to which Merger Sub will merge with and into ReShape, with ReShape surviving as a wholly-owned subsidiary of Obalon, and pursuant to which each share of ReShape Common Stock and ReShape Series B Preferred Stock outstanding at the Effective Time will be converted into the right to receive Obalon Shares as more fully provided in this Agreement.
WHEREAS, the ReShape Board has determined that the Merger and the transactions contemplated by this Agreement are advisable and in the best interests of ReShape Stockholders and, by resolutions duly adopted, has approved and adopted this Agreement and resolved to recommend that ReShape Stockholders adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger (the “ReShape Recommendation”).
WHEREAS, the Obalon Board has determined that this Agreement and the other transactions contemplated by this Agreement, pursuant to which the Obalon Stockholders would have a continuing equity interest in the combined businesses through the continued ownership of Obalon Shares, are advisable and in the best interests of Obalon and the Obalon Stockholders and, by resolutions duly adopted, has approved and adopted this Agreement and, effective as of the Effective Time, the amendment and restatement of Obalon’s certificate of incorporation and resolved to recommend that the Obalon Stockholders (i) approve the issuance of shares in connection with the Merger, (ii) authorize the Obalon Board to amend Obalon’s certificate of incorporation, as amended, to (A) effect a reverse stock split of Obalon Shares, and (B) if such stockholder approval is required by applicable Law or Obalon’s certificate of incorporation or bylaws, adopt the provisions of the ReShape Series C Certificate of Designation, and (iii) approve such other proposals as may be required to effect the transactions contemplated by this Agreement (collectively, the “Obalon Recommendation”).
WHEREAS, the board of directors of Merger Sub by resolutions duly adopted, has approved and adopted this Agreement.
WHEREAS, concurrent with the execution and delivery of this Agreement, ReShape has deposited $1,000,000 into escrow (the “Escrow”) to secure its obligations to pay the Termination Fee pursuant to Section 9.03 to the extent such fee is payable hereunder.
WHEREAS, following the execution and delivery of this Agreement, it is anticipated that the stockholders of Obalon set forth on Schedule 1 (the “Obalon Support Agreement Parties”) will execute and deliver a Support Agreement, in substantially the form attached as Exhibit A (the “Obalon Support Agreement”).
WHEREAS, following the execution and delivery of this Agreement, it is anticipated that the stockholders of ReShape set forth on Schedule 1 (the “ReShape Support Agreement Parties”) will execute and deliver a Support Agreement, in substantially the form attached as Exhibit B (the “ReShape Support Agreement”).
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and by being signed by Obalon, Merger Sub, and ReShape is, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties agree as follows:
ARTICLE 1
DEFINITIONS
1.01   Definitions. (a) For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:
“Acquisition Proposal” shall mean, with respect to Obalon or ReShape, other than the transactions contemplated by this Agreement, any proposal, offer or inquiry, whether or not in writing, for any transaction or series of transactions involving the (i) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of such party and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization, stock repurchase program or other similar transaction involving such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole.
“Action” means any pending or threatened claim, demand, notice, action, suit, arbitration, proceeding or investigation.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Business Day” means any day that is not a Saturday, a Sunday or a day which banks are required or permitted to be closed in the United States.
“Capital Leases” means all obligations for capital leases (determined in accordance with GAAP).
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means that certain confidentiality agreement between Obalon and ReShape dated as of June 1, 2020.
“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.
“Determination Date” means the date that is 10 calendar days prior to the anticipated date for the Closing Date, as agreed upon by Obalon and ReShape at least 10 calendar days prior to the Obalon Stockholders’ Meeting.
“DGCL” means the Delaware General Corporation Law.
“Environmental Laws” means to the extent applicable to the conduct of a party’s business as of the date hereof, all federal, state, provincial, municipal, local and foreign Laws, statutes, regulations, ordinances and by-laws that have the force or effect of law, and all judicial and administrative orders and determinations that are binding upon a party, and all policies, practices and guidelines of a Governmental Body that have, or are determined to have, the force of law, concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date and all authorizations, licenses and permits issued or required to be issued thereunder.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor federal statute thereto and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has been, under common control, or treated as a single employer, with a party under Sections 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Exchange Ratio” means the ratio (calculated to the nearest 1/10,000 of share) obtained by dividing (a) the ReShape Merger Shares by (b) the Total ReShape Outstanding Shares.
“FDA” means the U.S. Food and Drug Administration.
“FDA Fraud Policy” means the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto.
“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with a party’s past practice.
“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other government or quasi-governmental authority or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.
“Hazardous Substance” means petroleum or any hazardous substance as defined in CERCLA or any waste, material or substance that is regulated, defined, designated or otherwise determined to be dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant under or pursuant to any Environmental Law.
“Healthcare Laws” means, to the extent applicable to the conduct of a party’s business as of the date hereof, the Food, Drug, and Cosmetic Act, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. §§ 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and the exclusion laws (42 U.S.C. § 1320a-7), all regulations or guidance promulgated pursuant to such Laws, and any other federal, or state Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing or marketing medical device products, or that is related to kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care services.
“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under Capital Leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability); and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, that if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.
“Intellectual Property” means all intellectual property and industrial rights including those arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names and trade dress rights, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights, (iv) trade secrets and (v) all other intellectual property rights arising from or relating to Technology.
“Intervening Event” means, with respect to Obalon or ReShape, any material event or development or material change in circumstances first occurring, arising or coming to the attention of the board of directors of such party after the date of this Agreement to the extent that such event, development or change in circumstances (i) was neither known by such party nor reasonably foreseeable by such party as of or prior to the date of this Agreement and (ii) does not relate to an Acquisition Proposal; provided, however, that in no event shall the changes in the market price or trading volume of the common stock of such party or the fact that such party meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period; provided, further, however, that the underlying causes of such change or fact shall not be excluded by this clause.
“knowledge” of a party (or words of similar import) means, (i) with respect to Obalon, the actual knowledge of the individuals listed on Schedule 2 (without, for the avoidance of doubt, any duty or obligation to make any investigations), and (ii) with respect to ReShape, the actual knowledge of the individuals listed on Schedule 2 (without, for the avoidance of doubt, any duty or obligation to make any investigations).
“Law” means any foreign or U.S., federal, state or local law (including common law), treaty, statute, code, order, ordinance, Permit, rule, regulation, guidance document or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including any Environmental Law.
“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.
“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, preemptive right, right of first refusal, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, encumbrance or restriction.
“Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of Obalon or ReShape and its respective Subsidiaries, taken as a whole, or (b) the ability of a party to consummate the transactions contemplated hereby, other than, in the case of clause (a), any change, effect, event, circumstance, occurrence, state of facts or development related to or resulting from (i) general business or economic conditions affecting the industry in which such party operates, to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (ii) any natural disaster, epidemic or pandemic (including COVID-19), or national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (iv) changes in GAAP; (v) changes in Laws, rules, regulations, orders, or other binding directives issued by any Governmental Body; (vi) the taking of any action explicitly contemplated hereby or the other agreements contemplated hereby; (vii) the announcement of the transactions contemplated by this Agreement; (viii) any adverse change in or effect on the business of the party that is cured by or on behalf of the party before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 8; or (ix) the failure, in and of itself, to meet internal or published projections, forecasts, budgets, or revenue, sales or earnings predictions for any period (but not the facts or circumstances underlying or contributing to any such failure).
“NASDAQ” means the NASDAQ Capital Market or such other NASDAQ market on which the Obalon Shares then trade, as applicable.
“Obalon Balance Sheet” means that audited consolidated balance sheet of Obalon and its consolidated Subsidiaries as of December 31, 2019 set forth in Obalon’s Annual Report on Form 10-K filed with the SEC on February 27, 2020.
“Obalon Balance Sheet Date” means December 31, 2019.
“Obalon Board” means the board of directors of Obalon.
“Obalon Closing Tax Opinion” means a written opinion from Latham & Watkins LLP, dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Section 6.15(b)(2) of the Obalon Disclosure Schedule, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Latham & Watkins LLP shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of Obalon and ReShape, in substantially the forms set forth in Section 6.15(b)(2) of the Obalon Disclosure Schedule and Section 6.15(b)(2) of the ReShape Disclosure Schedule.
“Obalon Equity Plan” means either Obalon’s 2008 Stock Plan or Obalon’s 2016 Equity Incentive Plan, each as amended from time to time.
“Obalon ESPP” means Obalon’s 2016 Employee Stock Purchase Plan.
“Obalon ESPP Purchase Rights” means rights to acquire Obalon Shares under the Obalon ESPP.
“Obalon Option” means each option to acquire Obalon Shares granted under an Obalon Equity Plan or pursuant to a stand-alone stock option agreement.
“Obalon Plan” means each Plan that Obalon or any of its Subsidiaries maintains, contributes to, is obligated to contribute to or with respect to which Obalon or any of its Subsidiaries has or could have any Liability.
“Obalon Recommendation” has the meaning set forth in the Recitals.
“Obalon Registration Statement Tax Opinion” means a written opinion from Latham & Watkins LLP, dated as of such date as may be required by the SEC in connection with the filing of the Form S-4 Registration Statement, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Section 6.15(b)(1) of the Obalon Disclosure Schedule, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Latham & Watkins LLP shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of Obalon and ReShape, in substantially the forms set forth in Section 6.15(b)(1) of the Obalon Disclosure Schedule and Section 6.15(b)(1) of the ReShape Disclosure Schedule.
“Obalon RSU” means each restricted stock unit granted under an Obalon Equity Plan.
“Obalon Shares” means the shares of common stock of Obalon, $0.001 par value per share.
“Obalon Stockholder” means a holder of Obalon Shares.
“Obalon Stockholder Approval” means the approval of the required percentage of Obalon Shares to (i) approve the issuance of Obalon Shares in connection with the Merger, (ii) authorize the Obalon Board to amend Obalon’s certificate of incorporation, as amended, to (A) effect a reverse stock split of Obalon Shares, and (B) if such stockholder approval is required by applicable Law or Obalon’s certificate of incorporation or bylaws, adopt the provisions of ReShape Series C Certificate of Designation, and (iii) approve such other proposals as may be required to effect the transactions contemplated by this Agreement.
“Obalon Warrants” means each warrant to purchase capital stock of Obalon.
“Organizational Documents” means the certificate of incorporation, articles of incorporation, by laws or other charter documents of a company.
“Permits” means all approvals, authorizations, certificates, consents, licenses, orders, exemptions, registrations and permits and other similar authorizations of all Governmental Bodies and all other Persons.
“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by a party and for which adequate reserves are established in the financial statements in accordance with GAAP on a party’s financial statements, (ii) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over leased real property, which are not violated by the current use and operation of such leased real property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to leased real property, which do not materially impair the occupancy, marketability or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with such party’s business, (v) Liens arising under worker’s compensation, unemployment insurance and social security, and (vi) purchase money liens and liens securing rental payments under Capital Leases.
“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a governmental entity or any department, agency or political subdivision thereof.
“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation and benefit plan, policy, program, arrangement or agreement, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more current or former employees, directors or individual independent contractors (or the dependents thereof), including, without limitation, any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, consulting, change in control, bonus, incentive, deferred compensation, pension, supplemental retirement, employee loan, health, dental, vision, workers’ compensation, collective bargaining, disability, life insurance, death benefit, welfare, vacation, paid time off, leave of absence, employee assistance, legal services, tuition assistance, fringe benefit or other material benefit plan, policy, program, arrangement or agreement.
“Products” means any product that a party has manufactured, distributed, marketed or sold, or is manufacturing, distributing, marketing or selling and any products currently under preclinical or clinical development by such party.

“Representative” means the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a party.
“ReShape Balance Sheet” means that audited consolidated balance sheet of ReShape and its consolidated Subsidiaries as of December 31, 2019 set forth in ReShape’s Annual Report on Form 10-K filed with the SEC on April 30, 2020.
“ReShape Balance Sheet Date” means December 31, 2019.
“ReShape Board” means the board of directors of ReShape.
“ReShape Closing Tax Opinion” means a written opinion from Fox Rothschild LLP, dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Section 6.15(b)(2) of the ReShape Disclosure Schedule, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Fox Rothschild LLP shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of Obalon and ReShape, in substantially the forms set forth in Section 6.15(b)(2) of the Obalon Disclosure Schedule and Section 6.15(b)(2) of the ReShape Disclosure Schedule.
“ReShape Common Stock” means the common stock of ReShape, $0.001 par value per share.
“ReShape Equity Plan” means ReShape’s Second Amended and Restated 2003 Stock Incentive Plan, as amended.
“ReShape Merger Shares” means the product determined by multiplying (a) the quotient obtained from dividing (i) the Total Obalon Outstanding Shares by (ii) 0.49, by (b) 0.51.
“ReShape Option” means each option to acquire ReShape Common Stock granted under a ReShape Equity Plan or pursuant to a stand-alone stock option agreement.
“ReShape Plan” means each Plan that ReShape or any of its Subsidiaries maintains, contributes to, is obligated to contribute to or with respect to which ReShape or any of its Subsidiaries has or could have any Liability.
“ReShape Preferred Stock” means, collectively, the ReShape Series B Preferred Stock and the ReShape Series C Preferred Stock.
“ReShape Registration Statement Tax Opinion” means a written opinion from Fox Rothschild LLP, dated as of such date as may be required by the SEC in connection with the filing of the Form S-4 Registration Statement, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Section 6.15(b)(1) of the ReShape Disclosure Schedule, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Fox Rothschild LLP shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of Obalon and ReShape, in substantially the forms set forth in Section 6.15(b)(1) of the Obalon Disclosure Schedule and Section 7.15(b)(1) of the ReShape Disclosure Schedule.
“ReShape Series B Certificate of Designation” means the certificate of designation of preferences, rights and limitations of the ReShape Series B Preferred Stock dated August 16, 2017.
“ReShape Series B Preferred Stock” means the series B convertible preferred stock of ReShape.
“ReShape Series C Certificate of Designation” means the certificate of designation of preferences, rights and limitations of the ReShape Series C Preferred Stock dated October 2, 2017.
“ReShape Series C Preferred Stock” means the series C convertible preferred stock of ReShape.
“ReShape Stockholder Approval” means the approval of the required percentage of shares of ReShape Common Stock to approve the adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger.

“ReShape Stockholders” means all holders of shares of ReShape Common Stock.
“ReShape Warrants” means each warrant to purchase capital stock of ReShape.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“SOX” shall mean the Sarbanes-Oxley Act of 2002, as amended.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company, or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company, or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company, or other business entity.
“Superior Proposal” means, with respect to Obalon or ReShape, any bona fide written Acquisition Proposal with respect to such party made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (A) fifty percent (50%) or more of the assets of such party and its Subsidiaries, taken as a whole, or (B) fifty percent (50%) or more of the equity securities of such party, in each case on terms which the board of directors of such party determines in good faith (after consultation with such party’s financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by any third party in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be more favorable to such party and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated by this Agreement and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party pursuant to Section 6.04.
“Takeover Law” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transaction,” or “business combination” statute or regulation or other similar antitakeover laws of a state or any other Governmental Body.
“Tax” or “Taxes” means (i) any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.
“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including all information returns relating to Taxes of third parties, any claims for refund of Taxes and any amendments or supplements to any of the foregoing.
“Technology” means, collectively, all software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.
“Total Obalon Outstanding Shares” means, as of the Determination Date, the total number of Obalon Shares outstanding.
“Total ReShape Outstanding Shares” means, as of the Determination Date, the total number of shares of ReShape Common Stock outstanding (taking into account the conversion of all shares of ReShape Series B Preferred Stock in accordance with the ReShape Series B Certificate of Designation).
“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.
“U.S.” means the United States of America.
(b)   The following terms are defined elsewhere in this Agreement, as indicated in the table below:
Acceptable Confidentiality Agreement	57
Activities	54
Agreement	1
Book-Entry Share	15
Certificate of Merger	13
Closing Date	13
D&O Insurance	62
Dissenting Shares	17
Effective Time	13
Exchange Agent	15
Exchange Fund	15
Excluded Shares	14
Forum	70
Indemnified Parties	61
Joint Proxy Statement	55
Measurement Date	19
Merger	13
Merger Sub	1
Obalon	1
Obalon Adverse Recommendation Change	59
Obalon Disclosure Schedule	34
Obalon Intellectual Property	42
Obalon Licenses	46
Obalon Material Contracts	42
Obalon Notice of Change	59
Obalon Real Property	38

Obalon Recommendation	1
Obalon SEC Documents	36
Obalon Stockholders’ Meeting	56
Obalon Support Agreement	1
Obalon Support Agreement Parties	1
Pre-Closing Period	49
Prohibited Payment	29
Registration Statement	55
ReShape	1
ReShape Adverse Recommendation Change	57
ReShape Disclosure Schedule	18
ReShape Intellectual Property	27
ReShape Licenses	31
ReShape Material Contracts	26
ReShape Notice of Change	58
ReShape Real Property	23
ReShape Recommendation	1
ReShape SEC Documents	20
ReShape Stock Certificate	15
ReShape Stockholders’ Meeting	56
ReShape Support Agreement	2
ReShape Support Agreement Parties	2
Surviving Corporation	13
Termination Date	68
WARN	30
1.02   Other Definitional Provisions.
(a)   All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end at the close of business on the next succeeding Business Day.
(b)   Exhibits and disclosure schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.
(c)   The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.
(d)   Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. A reference to any Person includes such Person’s successors and permitted assigns.
(e)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
ARTICLE 2
THE MERGER
2.01   The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into ReShape (the “Merger”), and (b) the separate corporate existence of Merger Sub shall cease and ReShape shall continue as the surviving corporation (the “Surviving Corporation”) and become, as a result of the Merger, a wholly-owned subsidiary of Obalon.
2.02   Closing. The closing of the Merger shall take place at a date and time to be specified by Obalon and ReShape, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in ARTICLE 7 (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) (such date the “Closing Date”), remotely by exchange of documents and signatures (or their electronic counterparts), unless another time, date or place is mutually agreed upon in writing by Obalon and ReShape.
2.03   Effective Time. Subject to the provisions of this Agreement, at the closing, Obalon and ReShape shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Obalon and ReShape in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to as the “Effective Time”).
2.04   Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
2.05   Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of ReShape shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law; provided, however, that Article I thereof shall read as follows: “The name of the Corporation is ReShape Weightloss Inc.” The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.
2.06   Directors and Officers of Surviving Corporation. From and after the Effective Time, the persons listed on Schedule 2.06 shall be the initial directors and executive officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
2.07   Treatment of Shares, Stock Options, RSUs and Warrants.
(a)   At the Effective Time, by virtue of the Merger and without any further action on the part of Obalon, Merger Sub, ReShape or any holder of shares thereof:

(i)   each share of ReShape capital stock held as of the Effective Time by Obalon, Merger Sub or by ReShape as treasury shares (the “Excluded Shares”), shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(ii)   each share of ReShape Common Stock outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be canceled and converted into the right to receive a number of fully paid and non-assessable Obalon Shares equal to the Exchange Ratio;
(iii)   each share of ReShape Series B Preferred Stock outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be canceled and converted (on an as-if-converted to ReShape Common Stock basis) into the right to receive a number of fully paid and non-assessable Obalon Shares equal to the Exchange Ratio;
(iv)   Obalon shall assume all of the obligations of ReShape under the ReShape Series C Certificate of Designation and shall file a new certificate of designation with the same terms and conditions as the ReShape Series C Certificate of Designation and issue to the holders of ReShape Series C Preferred Stock outstanding immediately prior to the Effective Time new preferred stock consistent with the foregoing provisions (provided that such new certificate of designation would provide that such new preferred stock would be entitled to vote for the election of directors, voting on an as-converted to common stock basis and voting together as a single class with the holders of Obalon Shares), in each case in accordance with Section 7(d) of the ReShape Series C Certificate of Designation (such newly issued stock “Obalon Series C Preferred Stock”);
(v)   each ReShape Warrant outstanding immediately prior to the Effective Time shall be converted into and exchangeable for warrants to purchase a number of Obalon Shares equal to the number of shares of ReShape Common Stock issuable upon exercise of such ReShape Warrant multiplied by the Exchange Ratio with an exercise price equal to the exercise price of such ReShape Warrant divided by the Exchange Ratio and otherwise in accordance with the terms and conditions of such ReShape Warrant;
(vi)   each ReShape Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall be canceled and terminated without any payment being made in respect thereof as of immediately prior to, and contingent upon, the Effective Time; and
(vii)   each Obalon Option and Obalon RSU set forth on Section 2.07(a)(vii) of the Obalon Disclosure Schedule that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested as of immediately prior to, and contingent upon, the Effective Time.
The aggregate number of Obalon Shares issuable pursuant to Section 2.07(a)(i) to Section 2.07(a)(vi) is referred to as the “Merger Consideration.”
(b)   No fractional Obalon Shares shall be issued in connection with the Merger, no dividends or distributions of Obalon shall relate to such fraction share interests, no certificates for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as an Obalon Stockholder. Any holder of ReShape Common Stock or ReShape Series B Preferred Stock who would otherwise be entitled to receive a fraction of an Obalon Share pursuant to the Merger (after taking into account all shares of ReShape Common Stock or ReShape Series B Preferred Stock held immediately prior to the Effective Time by such holder) shall, in lieu of such fraction of a share and upon surrender of such ReShape Stock Certificate or Book-Entry Shares, be paid in cash the dollar amount determined in accordance with Section 2.07. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional Obalon Shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Obalon that would otherwise be caused by the issuance of fractional Obalon Shares.
(c)   At the Effective Time, by virtue of the Merger and without any action on the part of Obalon, Merger Sub, ReShape or any holder of shares thereof, all shares common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding share of common stock of the Surviving Corporation.
2.08   Closing of ReShape Transfer Books. At the Effective Time (i) (A) each certificate formerly representing any shares of ReShape Common Stock or ReShape Series B Preferred Stock (other than an Excluded Share ) (“ReShape Stock Certificate”) and (B) each uncertificated share of ReShape Common Stock or ReShape Series B Preferred Stock (“Book-Entry Share”) formerly representing shares of ReShape Common Stock or ReShape Series B Preferred Stock (other than an Excluded Share) shall cease to be outstanding and (other than any Excluded Shares) shall represent only the right to receive Obalon Shares (and cash in lieu of any fractional Obalon Shares) as contemplated by Section 2.07 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.14 and all holders of ReShape Stock Certificates or Book-Entry Shares shall cease to have any rights as stockholders of ReShape; and (ii) the stock transfer books of ReShape shall be closed with respect to all shares of ReShape Common Stock or ReShape Series B Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of ReShape Common Stock or ReShape Series B Preferred Stock shall be made on such stock transfer books after the Effective Time. If after the Effective Time, a valid certificate previously representing any shares is presented to the Exchange Agent or to Obalon, such ReShape Stock Certificate shall be cancelled and shall be exchanged as provided in this Article 2.
2.09   Exchange Fund; Exchange of Certificates
(a)   Prior to the Closing Date, Obalon and ReShape shall mutually select a bank or trust company, which may be the transfer agent for the Obalon Shares, to act as exchange agent in the Merger (the “Exchange Agent”), and, not later than the Effective Time, Obalon shall enter into an agreement with such bank or trust company which agreement shall be reasonably acceptable to ReShape and shall provide that, at the Effective Time, Obalon shall deposit, for the benefit of the holders of the shares of ReShape Common Stock or ReShape Series B Preferred Stock, Obalon Shares representing the Merger Consideration with the Exchange Agent. The Obalon Shares so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund”.
(b)   Without any action on the part of any holder, Obalon shall cause the Exchange Agent to (i) issue, as of the Effective Time, to each holder of Book-Entry Shares that number of uncertificated whole Obalon Shares that the holder is entitled to receive pursuant to this Article 2 and cancel such Book-Entry Shares and (ii) mail to each holder of Book-Entry Shares a check in the amount of any cash payable in respect of such holder Book-Entry Shares pursuant to Section 2.07(b).
(c)   As soon as practicable after the Effective Time, and in any event within two Business Days, Obalon shall cause the Exchange Agent to mail to the record holders of ReShape Stock Certificates: (i) a letter of transmittal in customary form and containing such provisions as Obalon and ReShape may reasonably specify (including a provision confirming that delivery of ReShape Stock Certificates shall be effected, and risk of loss and title to the shares of ReShape Common Stock or ReShape Series B Preferred Stock shall pass, only upon delivery of such ReShape Stock Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the ReShape Stock Certificates in exchange for the Obalon Shares, as provided in Section 2.07(a). Upon surrender of a ReShape Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Obalon, (A) the holder of such ReShape Stock Certificate shall be entitled to receive in exchange a certificate or evidence of shares in book entry form representing the number of whole Obalon Shares that such holder has the right to receive pursuant to the provisions of Section 2.07(a) (and cash in lieu of any fractional Obalon Shares) and (B) the ReShape Stock Certificate so surrendered shall immediately be canceled. Until surrendered as contemplated by this Section 2.09(c), each ReShape Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Obalon Shares (and cash in lieu of any fractional Obalon Shares) as contemplated by this Article 2 and any distribution or dividend with respect to Obalon Shares, the record date for which is after the Effective Time. In the event of a transfer of ownership of shares of ReShape Common Stock or ReShape Series B Preferred Stock

that is not registered in the transfer records of ReShape, a certificate or evidence of shares in book-entry form representing the proper number of Obalon Shares may be issued to a Person other than the Person in whose name the ReShape Stock Certificate so surrendered is registered if such ReShape Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuances shall pay any transfer or other Taxes required by reason of the issuance of the Obalon Shares to a Person other than the registered holder of such shares of ReShape Common Stock or ReShape Series B Preferred Stock or establish to the satisfaction of Obalon that such Taxes have been paid or are not applicable. If any ReShape Stock Certificate shall have been lost, stolen or destroyed, Obalon may, in its discretion and as a condition precedent to the issuance of any certificate or evidence of shares in book-entry form representing Obalon Shares, require the owner of such lost, stolen or destroyed ReShape Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Obalon may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Obalon, or the Surviving Corporation with respect to such ReShape Stock Certificate.
(d)   No dividends or other distributions declared or made with respect to the Obalon Shares with a record date after the Effective Time shall be paid to the holder of unsurrendered ReShape Stock Certificate with respect to the Obalon Shares that such holder has the right to receive pursuant to the Merger until such holder surrenders such ReShape Stock Certificate in accordance with this Section 2.09. All such dividends and other distributions shall be paid by Obalon to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such ReShape Stock Certificate in accordance with this Section 2.09. Following surrender of any such ReShape Stock Certificate there shall be paid to the recordholder thereof, at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Obalon Shares.
(e)   Any portion of the Exchange Fund that remains undistributed to holders of ReShape Stock Certificates as of the date one (1) year after the Closing Date shall be delivered to Obalon upon demand and any holders of ReShape Stock Certificates who have not therefore surrendered their ReShape Stock Certificates to the Exchange Agent in accordance with this Section 2.09(e) any holders of Book-Entry Shares who have not theretofore cashed any check payable to them in accordance with Section 2.07(b), shall thereafter look only to Obalon for satisfaction of their claims for Obalon Shares, cash in lieu of fractional Obalon Shares and any dividends or distributions with respect to Obalon Shares, subject to applicable abandonee property law, escheat law or similar Law.
(f)   Neither Obalon nor the Surviving Corporation shall be liable to any current or former holder of ReShape Common Stock or ReShape Series B Preferred Stock or to any other Person with respect to any Obalon Shares (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Law. If any ReShape Stock Certificate shall not have been surrendered prior to five (5) years after the Closing Date (or immediately prior to such earlier date on which any Obalon Shares or any dividends or other distributions payable to the holder of such ReShape Stock Certificate would otherwise escheat to or become the property of any Governmental Body), any Obalon Shares issuable upon the surrender of, or any dividends or other distributions in respect of, such ReShape Stock Certificate shall, to the extent permitted by applicable Law, become the property of Obalon, free and clear of all claims or interest of any Person previously entitled thereto.
2.10   Dissenting Shares. Notwithstanding any provision in this Agreement to the contrary, shares of ReShape Common Stock outstanding as of immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) will not be converted into the right to receive the applicable portion of Merger Consideration. Holders of such Dissenting Shares will instead be entitled to receive payment for the fair value of such Dissenting Shares as determined in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Dissenting Shares will be treated as if they had been converted as of the Effective Time into the right to receive the applicable portion of the Merger Consideration. ReShape will give Obalon prompt notice of any demands received by

ReShape for appraisal of shares and withdrawals of any such demand, and any other communications delivered to ReShape pursuant to or in connection with Section 262 of the DGCL, and ReShape will have the right to direct all negotiations and proceedings with respect to such demands (including settlement offers).
2.11   Withholding. Each of Obalon, Merger Sub and the Surviving Corporation (as applicable) shall be entitled to deduct or withhold such amounts as it determines, in its sole discretion, are necessary to cover all required withholdings from the amounts payable (including Obalon Shares deliverable) under this Agreement in accordance with the Code and any other applicable Law, and the Exchange Agent shall be entitled to so deduct or withhold to the extent it is entitled as set forth in the General Instructions in the letter of transmittal. Any such withheld of deducted amount shall be timely paid over to the appropriate Governmental Body and treated as though such amount had been paid to the Person in respect of whom such withholding was required.
2.12   Interest; No Liability. All payments made pursuant to this Article 2, shall be without interest. None of Obalon, Merger Sub nor the Surviving Corporation shall be liable to any Person in respect of any cash or securities delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar Law.
2.13   Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that ReShape changes the number of Total ReShape Outstanding Shares issued and outstanding prior to the Effective Time or Obalon changes the number of Total Obalon Outstanding Shares issued and outstanding prior to the Effective Time, in either case, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the consideration paid in accordance with this Agreement, including the Exchange Ratio, shall be equitably adjusted to reflect such change.
2.14   Further Action. If, at any time after the Effective Time, any further action is determined by Obalon or ReShape to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to rights and property of Merger Sub and ReShape, the officers and directors of the Obalon shall be further authorized to take such action. Obalon, Merger Sub and the Surviving Corporation also shall take such further actions as may be necessary or desirable to ensure that the Exchange Agent sends out the letters of transmittal to holders of ReShape Common Stock or ReShape Series B Preferred Stock and issues certificates or evidence of shares in book-entry form representing Obalon Shares to such stockholders in accordance with Section 2.09.
2.15   Post-Merger Operations. The Obalon Board shall take all necessary corporate action to cause the following to occur as of the Effective Time: (i) the directors constituting the Obalon Board shall be as set forth in Schedule 2.15 and duly nominated by the Obalon Board prior to the Effective Time, subject to such individuals’ ability and willingness to serve; (ii) the committees of the Obalon Board shall be as set forth in Schedule 2.15, and the chairpersons of each such committee shall be designated in accordance with the provisions of Schedule 2.15, subject to such individuals’ ability and willingness to serve; (iii) the non-executive chairman of the Obalon Board be designated in accordance with the provisions of Schedule 2.15, subject to such individual’s ability and willingness to serve; and (iv) the Chief Executive Officer and Chief Financial Officer of Obalon shall be as set forth in Schedule 2.15. In the event any designee identified on Schedule 2.15 becomes unable or unwilling to serve as a director on the Obalon Board or executive officer of Obalon as of the Effective Time, or as a chairperson of a committee or as chairman, a replacement for such designee shall be determined by ReShape.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF RESHAPE
Except as disclosed in (a) the ReShape SEC Documents furnished or filed prior to the date hereof (excluding any disclosures relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure schedule delivered by ReShape to Obalon prior to the execution and delivery of this Agreement (the “ReShape Disclosure Schedule”), ReShape represents and warrants to Obalon as follows:
3.01   Organization and Corporate Power. ReShape is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Subsidiaries of ReShape is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Each of ReShape and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect on ReShape. Each of ReShape and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect on ReShape. True and complete copies of the certificate of incorporation and bylaws of ReShape, as in effect as of the date hereof, have been heretofore made available to Obalon.
3.02   Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each other agreement, document, instrument or certificate contemplated hereby by ReShape and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of ReShape, and, subject to obtaining the ReShape Stockholder Approval, no other proceedings on ReShape’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of ReShape, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
3.03   Capital Stock.
(a)   The authorized capital stock of ReShape consists of 275,000,000 shares of ReShape Common Stock and 5,000,000 shares of preferred stock, of which, as of January 12, 2021 (the “Measurement Date”), 6,166,554 shares of ReShape Common Stock, three shares of ReShape Series B Preferred Stock, which are convertible into 1,250 shares of ReShape Common Stock, and 95,388 shares of ReShape Series C Preferred Stock, which are convertible into 38 shares of ReShape Common Stock, were issued and outstanding.
(b)   Section 3.03(b) of the ReShape Disclosure Schedule sets forth a true and complete list as of the Measurement Date of the outstanding ReShape Options and ReShape Warrants, including, with respect to each ReShape Option and ReShape Warrant, the number of shares of ReShape Common Stock issuable thereunder or with respect thereto, the holder thereof and the exercise price (if any), and ReShape has granted no other such awards since the Measurement Date and prior to the date of this Agreement.
(c)   All of the outstanding shares of ReShape Common Stock and ReShape Preferred Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding shares of ReShape Common Stock and ReShape Preferred Stock were issued in compliance with all applicable Laws concerning the issuance of securities. ReShape does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by ReShape. Except as set forth on Section 3.03(b) of the ReShape Disclosure Schedule, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of ReShape, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of ReShape, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require ReShape to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of ReShape, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to ReShape or (v) bonds, debentures, notes or other indebtedness of ReShape having the right to vote on any matters on which stockholders of ReShape may vote.

(d)   All of the outstanding ReShape Options have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws.
3.04   Subsidiaries. All of the outstanding shares of capital stock or equivalent equity interests of each of ReShape’s Subsidiaries are owned of record and beneficially, directly or indirectly, by ReShape free and clear of all material Liens, pledges, security interests or other encumbrances (other than Permitted Liens).
3.05   No Breach. Except with respect to clauses (ii) and (iii), for any conflicts, violations, breaches, defaults or other occurrences which would not constitute a Material Adverse Effect on ReShape, the execution, delivery and performance of this Agreement by ReShape and the consummation of the transactions contemplated hereby do not (i) conflict with or violate ReShape’s Organizational Documents, (ii) assuming all consents, approvals authorizations and other actions described in Section 3.06 have been obtained and all filings and obligations described in Section 3.06 have been made, conflict with or violate any Law, statute, rule or regulation or order, judgment or decree to which ReShape, its Subsidiaries or any of its properties or assets is subject or (iii) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of ReShape, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any ReShape Material Contract.
3.06   Consents, etc. Except for (i) applicable requirements of the Exchange Act, (ii) the filing of the Registration Statement under the Securities Act, (iii) any filings required under U.S. state securities Laws, (iv) any filings required by the OTCQB Market or NASDAQ, (v) the filing of the Certificate of Merger and (vi) any filings of appropriate documents with the relevant authorities of other states in which ReShape or any of its Subsidiaries is qualified to do business, in each case, which have or will be made, ReShape is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Other than as stated above, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by ReShape in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ReShape.
3.07   SEC Reports; Disclosure Controls and Procedures.
(a)   ReShape has filed or furnished all reports and other documents with the SEC required to be filed or furnished by ReShape since December 31, 2018 (the “ReShape SEC Documents”). As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the ReShape SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and the requirements of SOX, each as in effect on the date so filed or furnished, and (ii) none of the ReShape SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)   The financial statements (including related notes, if any) contained in the ReShape SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of ReShape and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of ReShape and its consolidated Subsidiaries for the periods covered thereby.

(c)   ReShape has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a – 15(f) and 15d – 15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. ReShape (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a – 15(e) and 15d – 15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by ReShape in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to ReShape’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to ReShape’s auditors and the audit committee of the ReShape Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect ReShape’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in ReShape’s internal control over financial reporting. Since December 31, 2018, any material change in internal control over financial reporting required to be disclosed in any ReShape SEC Document has been so disclosed.
(d)   Since the ReShape Balance Sheet Date, (i) neither ReShape nor any of its Subsidiaries nor, to the knowledge of ReShape, any director, officer, employee, auditor, accountant or representative of ReShape or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ReShape or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ReShape or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and, (ii) to the knowledge of ReShape, no attorney representing ReShape or any of its Subsidiaries, whether or not employed by ReShape or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by ReShape or any of its officers, directors, employees or agents to the board of directors or any committee thereof or to any director or executive officer of ReShape.
(e)   ReShape is in material compliance with the applicable listing and corporate governance rules and regulations of the OTCQB Market.
3.08   No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of ReShape as of September 30, 2020, included in the ReShape SEC Documents; (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 3.08 of the ReShape Disclosure Schedule, ReShape, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of ReShape and its Subsidiaries (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on ReShape.
3.09   Absence of Certain Developments. Since the ReShape Balance Sheet Date, there has not been any Material Adverse Effect on ReShape. Except as expressly contemplated hereby, since the ReShape Balance Sheet Date, ReShape has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and ReShape has not:
(a)   amended or modified its Organizational Documents;
(b)   sold, leased, assigned, transferred or purchased any material tangible assets, in each case in a single or related series of transactions, except in the ordinary course of business;
(c)   issued, sold, redeemed or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(d)   prior to the date hereof, declared or paid any dividend or other distribution of the assets of ReShape;
(e)   made or approved any material changes in its employee benefit plans or made any material changes in wages, salary, or other compensation, including severance, with respect to its current or former officers, directors or executive employees other than increases in base salaries and wages that are consistent with past practices or as required by applicable Law or any ReShape Plan;
(f)   paid, loaned or advanced (other than the advance or reimbursement of business expenses in the ordinary course of business consistent with past practice or 401(k) plan loans) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business or other than at arm’s length;
(g)   except as required by applicable Law, adopted, terminated or materially amended any ReShape Plans;
(h)   hired or terminated any officers or employees of ReShape with annual cash compensation in excess of $100,000;
(i)   commenced or settled any Action in which the amount in dispute is in excess of $100,000;
(j)   made any material change in accounting principles, methods, procedures or policies, except as required by GAAP;
(k)   made, changed or revoked any material Tax election, or settled or compromised any material Tax claim or liabilities, or filed any substantially amended material Tax Return;
(l)   (i) authorized, proposed, entered into or agreed to enter into any plan of liquidation, dissolution or other reorganization or (ii) authorized, proposed, entered into or agreed to enter into any merger, consolidation or business combination with any Person;
(m)   except in the ordinary course of business, incurred or discharged any Indebtedness;
(n)   made capital expenditures or capital additions or betterments in excess of $100,000 in the aggregate;
(o)   suffered any material damage, destruction or loss, whether or not covered by insurance;
(p)   sold, assigned, transferred, abandoned or allowed to lapse or expire any material Intellectual Property rights (other than certain pending applications that have not been allowed or granted) or other intangible assets owned, used or licensed by ReShape in connection with any product of ReShape or the operation of its business;
(q)   been subject to any claim or written threat of infringement, misappropriation or other violation by or against ReShape of Intellectual Property rights of ReShape or a third party;
(r)   materially reduced the amount of any insurance coverage provided by existing insurance policies; or
(s)   committed to do any of the foregoing.
3.10   Title to Properties.
(a)   ReShape and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of ReShape and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not constitute a Material Adverse Effect on ReShape. To ReShape’s knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices.

(b)   The leased real property described in Section 3.10(b) to the ReShape Disclosure Schedule (the “ReShape Real Property”) constitutes all of the real property used, occupied or leased by ReShape or its Subsidiaries. The ReShape Real Property leases are in full force and effect, and ReShape holds a valid and existing leasehold interest in the ReShape Real Property under each such applicable lease. Neither ReShape nor, to ReShape’s knowledge, any other party to the applicable ReShape Real Property leases is in default in any material respect under any of such leases. No event has occurred which, if not remedied, would result in a default by ReShape in any material respect under the ReShape Real Property leases, and, to ReShape’s knowledge, no event has occurred which, if not remedied, would result in a default by any party other than ReShape in any material respect under the ReShape Real Property leases.
3.11   Tax Matters.
(a)   (i) ReShape and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them, (ii) such Tax Returns are complete and correct in all material respects, (iii) ReShape and its Subsidiaries have paid all Taxes as due and payable (whether or not shown on any Tax Return) and, (iv) as of the date of the ReShape Balance Sheet Date, any liability of ReShape or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of ReShape in accordance with applicable accounting practices and procedures. Since the date of the ReShape Balance Sheet, neither ReShape nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.
(b)   No claim has been made in writing by any Governmental Body in a jurisdiction where ReShape or any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of ReShape or any of its Subsidiaries. ReShape and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Neither ReShape nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(c)   No material deficiencies for Taxes with respect to ReShape or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body. No material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to ReShape or any of its Subsidiaries.
(d)   (A) There is no outstanding request for any extension of time for ReShape or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, and (B) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of ReShape or any of its Subsidiaries that is currently in force.
(e)   Neither ReShape nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither ReShape nor any of its Subsidiaries (A) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was ReShape) or (B) has liability for the Taxes of any Person (other than ReShape or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).
(f)   ReShape and its Subsidiaries have established procedures and have been in compliance with the medical device excise tax provisions imposed by Section 4191 of the Code since the effective date of such provisions and to the extent it is applicable to their operations.
(g)   Neither ReShape nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision of state, local or non-U.S. Law).

(h)   Neither ReShape nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date or (B) election under Section 108(i) of the Code.
(i)   Neither ReShape nor any of its Subsidiaries have taken or have failed to take, prior to the Effective Time, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(j)   Neither ReShape nor any of its Subsidiaries (i) has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (ii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law); (iii) has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iv) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.
(k)   None of ReShape’s non-U.S. Subsidiaries (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a).
(l)   The prices and terms for the provision of any property or services by or to ReShape or any of its Subsidiaries are arm’s length for purposes of the relevant transfer pricing laws, and all related documentation required by such laws has been timely prepared or obtained and, if necessary, retained.
(m)   Neither ReShape nor any of its Subsidiaries has any item of income which could constitute subpart F income within the meaning of Section 952 of the Code.
(n)   Neither ReShape nor any of its Subsidiaries has participated in or cooperated with, or has agreed to participate in or cooperate with, or is participating in or cooperating with, any international boycott within the meaning of Section 999 of the Code.
(o)   ReShape has provided or made available to Obalon all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order.
3.12   Contracts and Commitments.
(a)   As of the date hereof, ReShape is not a party to nor bound by any:
(i)   “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to ReShape or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with ReShape’s Annual Report on Form 10-K for the year ended December 31, 2019, or any ReShape SEC Documents filed after the date of filing of such Form 10-K until the date hereof;
(ii)   Contract (A) relating to the disposition or acquisition by ReShape or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement, other than in the ordinary course of business consistent with past practice, or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in claims in excess of $100,000 or (B) pursuant to which ReShape or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than ReShape’s Subsidiaries;

(iii)   collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body;
(iv)   Contract establishing any joint ventures, partnerships or similar arrangements;
(v)   Contract (A) prohibiting or materially limiting the right of ReShape to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating ReShape to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of ReShape on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which ReShape has granted a Person an exclusive geographical area and under which ReShape paid commissions less than $100,000 to such Person in 2019 or from whom ReShape received less than $100,000 from the sale of product to said Person in 2019;
(vi)   Contract pursuant to which ReShape or any of its Subsidiaries (i) licenses any material Intellectual Property from another Person that is used by ReShape or one of its Subsidiaries in the conduct of its business as currently conducted that could require payment by ReShape or any Subsidiary of royalties or license fees exceeding $100,000 in any twelve (12) month period, or (ii) licenses ReShape Intellectual Property to another Person, except licenses provided to direct customers in the ordinary course of business;
(vii)   mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $100,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;
(viii)   Contract providing for any guaranty by ReShape or any of its Subsidiaries of third-party obligations (under which ReShape or any of its Subsidiaries has continuing obligations as of the date hereof) of $100,000 or more, other than any guaranty by ReShape or any of its Subsidiaries’ obligations;
(ix)   Contract between ReShape, on the one hand, and any Affiliate of ReShape (other than a Subsidiary of ReShape), on the other hand (other than a ReShape Plan);
(x)   Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than ReShape or its Subsidiaries;
(xi)   Contract under which ReShape and ReShape’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $100,000 during the current or a subsequent fiscal year; or
(xii)   Contract to enter into any of the foregoing.
(b)   Obalon has been given access to a true and correct copy of all written ReShape Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral ReShape Material Contract.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ReShape, (i) ReShape is not in default under any Contract listed, or required to be listed, in Section 3.12(a) of the ReShape Disclosure Schedule (each, a “ReShape Material Contract” and, collectively, the “ReShape Material Contracts”) and (ii) to ReShape’s knowledge, as of the date hereof, the other party to each of the ReShape Material Contracts is not in default thereunder. Each ReShape Material Contract is legal and in full force and effect and is valid, binding and enforceable against ReShape and, to ReShape knowledge, each other party thereto. As of the date hereof, no party to any ReShape Material Contract has given any written notice, or to the knowledge of ReShape, any notice (whether or not written) of termination or cancellation of any ReShape Material

Contract or that it intends to seek to terminate or cancel any ReShape Material Contract (whether as a result of the transactions contemplated hereby or otherwise).
3.13   Intellectual Property.
(a)   All of the issued patents, registered domain names, registered trademarks and service marks, registered copyrights and pending applications for any of the foregoing that are still being prosecuted, that are currently owned by ReShape or any of its Subsidiaries are set forth in Section 3.13 of the ReShape Disclosure Schedule (together with all material unregistered Intellectual Property currently owned, “ReShape Intellectual Property”). (i) One or more of ReShape and its Subsidiaries owns and possesses all right, title and interest in and to each item of the ReShape Intellectual Property free and clear of all liens other than Permitted Liens; (ii) to the knowledge of ReShape, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously within the past four (4) years infringed, misappropriated, diluted or otherwise violated, any ReShape Intellectual Property; and (iii) no Person has provided written notice of a claim or action or, to the knowledge of ReShape, threatened a claim or action, challenging the ownership, validity or scope of any ReShape Intellectual Property, and no item of ReShape Intellectual Property is the subject of any outstanding order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which ReShape has received written notice.
(b)   To ReShape’s knowledge, ReShape and its Subsidiaries, their Products and the business of ReShape and its Subsidiaries as currently conducted, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person and has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person within the past four (4) years. ReShape and its Subsidiaries have not, within the past four (4) years, received any charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution or other violation (including any claim that ReShape or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and there is no pending action, claim, or suit alleging any such infringement, misappropriation, dilution or violation.
(c)   ReShape and its Subsidiaries own or have the right to use all Technology necessary for the manufacture, use and sale of Products, as currently marketed for sale, and for the conduct of the business of ReShape and such Subsidiary, respectively, as currently conducted; provided, however, that the foregoing will not be interpreted as a representation regarding the infringement, misappropriation, dilution or other violation of Intellectual Property owned by another Person, which topic is dealt with exclusively in Section 3.13(b) above.
(d)   ReShape and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights in all ReShape Intellectual Property. To the knowledge of ReShape, all employees, contractors and consultants who have created Intellectual Property used in the conduct of the business of ReShape or a Subsidiary as currently conducted have assigned to one or more of ReShape or its Subsidiaries all of their rights therein, to the full extent permitted by Law and to the extent such rights would not automatically vest with ReShape or one of its Subsidiaries by operation of Law.
3.14   Litigation. There are (a) no Actions pending or, (b) to ReShape’s knowledge, no Actions threatened against ReShape or any of its Subsidiaries, at law or in equity, or before or by any federal, state, provincial, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, and ReShape and its Subsidiaries are not subject to or in violation of any outstanding judgment, order or decree of any court or Governmental Body in each case that would, individually or in the aggregate, have a Material Adverse Effect on ReShape. This Section 3.14 shall not apply to Taxes, with respect to which exclusively the representations and warranties in Section 3.11 shall apply.
3.15   Insurance. Section 3.15 of the ReShape Disclosure Schedule lists each material insurance policy maintained by ReShape or, to ReShape’s knowledge, under which ReShape is a named insured or otherwise the principal beneficiary of coverage, including the policy number and the period, type and amount of coverage. All such insurance policies are in full force and effect and shall continue in effect until the Closing

Date. Such insurance policies are sufficient, in all material respects in the aggregate, with the operation of ReShape’s business for the industry in which it operates. ReShape is not in default with respect to its obligations under any such insurance policies and, to ReShape’s knowledge, there is no threatened termination of, or threatened premium increase with respect to, any of such policies, other than in connection with ReShape’s annual renewal process.
3.16   Employee Benefit Plans.
(a)   Section 3.16 of the ReShape Disclosure Schedule lists all material ReShape Plans. Each ReShape Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such ReShape Plan is so qualified, and ReShape is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such ReShape Plan. Each ReShape Plan complies in form and in operation in all material respects with the requirements of the Code, ERISA and other applicable Law; and ReShape has not become subject to any material liability by reason of (i) a failure to make any contribution to a ReShape Plan intended to be qualified under Section 401(a) of the Code within the time prescribed for the contribution under ERISA, or (ii) a breach of fiduciary duty or prohibited transaction under ERISA or any other applicable Law, in each case with respect to a ReShape Plan.
(b)   With respect to each material ReShape Plan, ReShape has made available true and complete copies of the following (as applicable) prior to the date hereof: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the plan; (v) a copy of all material correspondence with any Governmental Body relating to a ReShape Plan received or sent within the last two years and (vi) the most recent determination or opinion letter.
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ReShape, with respect to the ReShape Plans, (i) all required contributions to, and premiums payable in respect of, such ReShape Plan have been made or, to the extent not required to be made on or before the date hereof, have been properly accrued on ReShape’s financial statements in accordance with GAAP, and (ii) there are no actions, audits, suits or claims pending or, to ReShape’s knowledge, threatened, other than routine claims for benefits.
(d)   No ReShape Plan is, and neither ReShape nor any of its ERISA Affiliates has at any time in the past six years sponsored or contributed to, or has or has had any liability or obligation whether fixed or contingent, with respect to (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). Neither ReShape nor its Subsidiaries has any obligation to provide a current or former employee or other service provider (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with ReShape or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law and coverage through the end of the month of termination of employment.
(e)   Except as otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any current or former director, employee or individual independent contractor, (ii) increase or otherwise enhance any benefits or compensation otherwise payable to any such individual, (iii) result in the acceleration of the time of payment or vesting of any benefits under any ReShape Plan, (iv) require ReShape or its Subsidiaries to set aside any assets to fund any benefits under a ReShape Plan or result in the forgiveness in whole or in part of any outstanding loans made by ReShape to any Person, or

(v) result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax law). ReShape has no obligation to pay any gross-up in respect of any Tax under Code Section 4999 or Section 409A (or any corresponding provision of state, local or foreign Tax law).
3.17   Compliance with Law; Permits.
(a)   ReShape and each of its Subsidiaries hold all Permits from Governmental Bodies required to operate their respective businesses as they are being conducted as of the date hereof, and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect on ReShape, and no proceeding is pending or, to the knowledge of ReShape, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither ReShape nor any of its Subsidiaries is in material violation of, or in default under, any Law, in each case applicable to ReShape or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 3.17 shall not apply to Taxes, employee benefit plans, environmental matters, labor and employment matters or regulatory matters, which are the subjects exclusively of the representations and warranties in Section 3.11, Section 3.16, Section 3.18, Section 3.19 and Section 3.20, respectively.
(b)   None of ReShape, any of ReShape’s Subsidiaries, any of their respective officers or employees or, to the knowledge of ReShape, any of its suppliers, distributors, licensees or agents, or any other Person acting on behalf of ReShape or any of its Subsidiaries, directly or indirectly, has (i) made or received any payments in violation of any Law (including the U.S. Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Body where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any Law (including the U.S. Foreign Corrupt Practices Act) (any such payment, a “Prohibited Payment”); (ii) provided or received any product or services in violation of any Law (including the U.S. Foreign Corrupt Practices Act); or (iii) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment.
3.18   Environmental Compliance and Conditions. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ReShape,
(a)   ReShape is and has been in compliance with all Environmental Laws;
(b)   ReShape holds, and is and has been in compliance with, all authorizations, licenses and permits required under Environmental Laws to operate its business at the ReShape Real Property as presently conducted;
(c)   ReShape has not received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws;
(d)   no Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored by ReShape or on, under or about any of the real property occupied or used by ReShape. ReShape has not disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the ReShape Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws; and
(e)   to ReShape’s knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property currently or formerly owned, leased or used by ReShape for which ReShape has, or may have, Liability.
3.19   Employment and Labor Matters. ReShape is not a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body, and there are no such agreements which pertain to employees of ReShape in existence or in negotiation; and no employees of ReShape are represented by a labor union, works council or other employee representative body (other than any statutorily mandated representation in non-U.S. jurisdictions). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ReShape, (a) ReShape has not experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two (2) years; and (b) there are no Actions or any disputes pending or threatened (A) between ReShape and any of its current or former employees or individual independent contractors or (B) by or before any Governmental Body affecting ReShape concerning employment matters. There is no current campaign being conducted to solicit cards from or otherwise organize employees of ReShape or to authorize a labor union, works council or other employee representative body to request that the National Labor Relations Board (or any other Governmental Body) certify or otherwise recognize such a body with respect to employees of ReShape, and ReShape has not been subject to an application by a labor union, works council or other employee representative body to be declared a common or related employer under labor relations legislation. ReShape is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, discrimination, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law. There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to ReShape within the six (6) months prior to the date hereof. As of the date hereof, to ReShape’s knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to ReShape or any of its Subsidiaries to terminate employment with ReShape or any of its Subsidiaries within the next twelve (12) months.
3.20   FDA and Regulatory Matters.
(a)   Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ReShape, ReShape is, and since December 31, 2017, has been, in compliance with all Healthcare Laws applicable to ReShape and its Products. Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ReShape, the design, development, investigation, manufacture, testing, sale, marketing and distribution of Products by or on behalf of ReShape is being, and has been since December 31, 2017, conducted in material compliance with all applicable Healthcare Laws, including, without limitation, requirements relating to clinical and non-clinical research, product approval or clearance, premarketing notification, labeling, advertising and promotion, record-keeping, adverse event reporting, reporting of corrections and removals, and current good manufacturing practices for medical device products. ReShape and, to ReShape’s knowledge, any contract manufacturers assisting in the manufacture of the Products or Product components are, and, since December 31, 2017, have been, in compliance with FDA’s device registration and listing requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of Products or Product components for ReShape, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ReShape. ReShape has not received written notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body, including, without limitation, the Centers for Medicare & Medicaid Services and the U.S. Department of Health and Human Services Office of Inspector General, or any comparable state or federal Governmental Body alleging potential or actual non-compliance by, or Liability of, ReShape under any Healthcare Law.
(b)   ReShape holds such Permits of Governmental Bodies required for the conduct of its business as currently conducted, including, without limitation, those Permits necessary to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, shipment, distribution and promotion of its Products in jurisdictions where it currently conducts such activities with respect to each Product (collectively, the “ReShape Licenses”), except to the extent where the failure to hold such Permits would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on ReShape. ReShape has fulfilled and performed all of its obligations with respect to each ReShape License and is in material compliance with all terms and conditions of each ReShape License, and, to ReShape’s knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or would result in any other impairment of the rights of the holder of any ReShape License, except to the extent where the failure to be in material compliance would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on ReShape. ReShape has not received any written information or notification from the FDA or any other Governmental Body with jurisdiction over the testing, marketing, sale, use, handling and control, safety, efficacy, reliability, distribution or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or any other Governmental Body.
(c)   All material filings, reports, documents, claims, submissions and notices required to be filed, maintained or furnished to the FDA, state or other Governmental Bodies have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including adverse event reports, medical device reports and reports of corrections and removals with regard to the Products. All applications, notifications, submissions, information, claims, reports, filings and other data and conclusions derived therefrom utilized as the basis for, or submitted in connection with, any and all requests for a ReShape License from the FDA or other Governmental Body relating to ReShape or its businesses or the Products, when submitted to the FDA or any other Governmental Body, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to the FDA or other Governmental Body and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.
(d)   ReShape has not received any written notice or other communication from the FDA or any other Governmental Body contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products. No manufacturing site which assists in the manufacture of the Products or Product components (whether ReShape-owned or operated or that of a contract manufacturer for any Products or Product components) has been subject to a Governmental Body (including the FDA) shutdown or import or export detention, refusal or prohibition. Neither ReShape nor, to ReShape’s knowledge, any manufacturing site which assists in the manufacture of any material Products or material Product components (whether ReShape-owned or operated or that of a contract manufacturer for the Products or Product components) has received, since December 31, 2017, any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Body alleging or asserting noncompliance with any applicable Healthcare Laws or ReShape Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Body, and, to ReShape’s knowledge, there is no such action or proceeding pending or threatened.
(e)   The FDA has not mandated that ReShape recall any of its Products. There are no recalls of any of ReShape’s Products contemplated by ReShape or pending. Since December 31, 2017, there have been no recalls (either voluntary or involuntary), field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product component, or seizures ordered or adverse regulatory actions taken (or, to ReShape’s knowledge, threatened) by the FDA or any Governmental Body with respect to any of the Products or Product components or any facilities where Products or Product components are developed, designed, tested, manufactured, assembled, processed, packaged or stored.
(f)   Except as set forth on Section 3.20(f) of the ReShape Disclosure Schedule, there are no clinical trials that are being conducted as of the date hereof by or on behalf of, or sponsored by, ReShape.
(g)   ReShape is not the subject of any pending or, to the knowledge of ReShape, threatened investigation regarding ReShape or the Products by the FDA pursuant to the FDA Fraud Policy. Neither ReShape nor, to the knowledge of ReShape, any officer, employee, agent or distributor of

ReShape has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy. Neither ReShape nor, to the knowledge of ReShape, any officer, employee, agent or distributor of ReShape has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. No claims, actions, proceedings or investigation that would reasonably be expected to result in a debarment or exclusion are pending or, to the knowledge of ReShape, threatened, against ReShape or, to the knowledge of ReShape, any of its directors, officers, employees or agents.
3.21   Brokerage. Other than Maxim Group LLC, no Person shall be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of ReShape. Obalon has been given access to a true and correct copy of all Contracts entitling any person to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of ReShape, together with all amendments, waivers or other changes thereto.
3.22   Disclosure. None of the information supplied or to be supplied by or on behalf of ReShape for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the ReShape Stockholders, or at the time of the ReShape Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the ReShape Stockholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, ReShape makes no representation or warranty with respect to any information supplied by or to be supplied by Obalon that is included or incorporated by reference in the foregoing document. The representations and warranties contained in this Section 3.22 will not apply to statements or omissions included in the Registration Statement or Joint Proxy Statement upon information furnished to ReShape in writing by the other parties hereto specifically for use therein.
3.23   Board Approval; Vote Required.
(a)   The ReShape Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are in the best interests of ReShape and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and declared this Agreement advisable and (iii) recommended that the stockholders of ReShape adopt this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn.
(b)   Other than the ReShape Stockholder Approval, no other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement and the transactions contemplated thereby.
3.24   Opinion. The ReShape Board has received the written opinion of Maxim Group LLC, as of the date of such opinion and based upon and subject to the assumptions made, matters considered and limits on the review undertaken set forth therein, as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of shares of ReShape capital stock.
3.25   No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 OF THIS AGREEMENT (AS MODIFIED BY THE RESHAPE DISCLOSURE SCHEDULE), RESHAPE MAKES NO EXPRESS OR IMPLIED

REPRESENTATION OR WARRANTY, AND RESHAPE HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF OBALON AND MERGER SUB
Except as disclosed in (a) the Obalon SEC Documents furnished or filed prior to the date hereof (excluding any disclosures relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure schedule delivered by Obalon to ReShape prior to the execution and delivery of this Agreement (the “Obalon Disclosure Schedule”), Obalon and Merger Sub represent and warrant to ReShape as follows:
4.01   Organization and Corporate Power. Obalon is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Subsidiaries of Obalon is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Each of Obalon and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect on Obalon. Each of Obalon and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect on Obalon. True and complete copies of the certificate of incorporation and bylaws of Obalon, as in effect as of the date hereof, have been heretofore made available to ReShape.
4.02   Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each other agreement, document, or instrument or certificate contemplated hereby by Obalon and Merger Sub and, subject to obtaining the Obalon Stockholder Approval, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Obalon and Merger Sub, and, subject to obtaining the Obalon Stockholder Approval, the resolution to issue Obalon Shares to former holders of ReShape Common Stock and ReShape Series B Preferred Stock in connection with the Merger and the implementation of the Certificate of Incorporation, no other proceedings on Obalon’s or Merger Sub’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of Obalon and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
4.03   Capital Stock.
(a)   The authorized capital stock of Obalon consists of 100,000,000 Obalon Shares and 10,000,000 shares of preferred stock, of which, as of the Measurement Date, 7,770,698 Obalon Shares and no shares of preferred stock were issued and outstanding.
(b)   Section 4.03(b) of the Obalon Disclosure Schedule sets forth a true and complete list as of the Measurement Date of the outstanding Obalon Shares, Obalon Options, Obalon RSUs and Obalon Warrants, including, with respect to each Obalon Option, Obalon RSU award and Obalon Warrant, the number of Obalon Shares issuable thereunder or with respect thereto, the holder thereof thereto and the exercise price (if any), and Obalon has granted no other such awards since the Measurement Date and prior to the date of this Agreement. There are no outstanding Obalon ESPP Purchase Rights as of the date hereof.

(c)   All of the outstanding Obalon Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding Obalon Shares were issued in compliance with all applicable Laws concerning the issuance of securities. Obalon does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Obalon. Except as set forth on Section 4.03(b) of the Obalon Disclosure Schedule, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of Obalon; (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of Obalon; (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require Obalon to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Obalon; (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to Obalon or (v) bonds, debentures, notes or other indebtedness of Obalon having the right to vote on any matters on which stockholders of Obalon may vote.
(d)   All of the outstanding Obalon Options and Obalon RSUs have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws.
4.04   Subsidiaries. All of the outstanding shares of capital stock or equivalent equity interests of each of Obalon’s Subsidiaries are owned of record and beneficially, directly or indirectly, by Obalon free and clear of all material Liens, pledges, security interests or other encumbrances (other than Permitted Liens).
4.05   No Breach. Except with respect to clauses (ii) and (iii), for any conflicts, violations, breaches, defaults or other occurrences which would not constitute a Material Adverse Effect on Obalon, the execution, delivery and performance of this Agreement by Obalon and, subject to obtaining the Obalon Stockholder Approval, the consummation of the transactions contemplated hereby do not (i) conflict with or violate Obalon’s Organizational Documents, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.06 have been obtained and all filings and obligations described in Section 4.06 have been made, conflict with or violate any Law, statute, rule or regulation or order, judgment or decree to which Obalon, its Subsidiaries or any of its properties or assets is subject or (iii) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of Obalon or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any Obalon Material Contract.
4.06   Consents, etc. Except for (i) applicable requirements of the Exchange Act, (ii) the filing of the Registration Statement under the Securities Act, (iii) any filings required under U.S. state securities Laws, (iv) any filings required by NASDAQ, (v) the filing of the Certificate of Merger and (vi) any filings of appropriate documents with the relevant authorities of other states in which Obalon or any of its Subsidiaries is qualified to do business, in each case which have or will be made, Obalon is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Other than as stated above, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Obalon in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Obalon.
4.07   SEC Reports; Disclosure Controls and Procedures.
(a)   Obalon has filed or furnished all reports and other documents with the SEC required to be filed or furnished by Obalon since January 1, 2020 (the “Obalon SEC Documents”). As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing), (i) each of the

Obalon SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the requirements of SOX, each as in effect on the date so filed or furnished, and (ii) none of the Obalon SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)   The financial statements (including related notes, if any) contained in the Obalon SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments) and (iii) fairly presented in all material respects the consolidated financial position of Obalon and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Obalon and its consolidated Subsidiaries for the periods covered thereby.
(c)   Obalon has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a — 15(f) and 15d — 15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Obalon (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a — 15(e) and 15d — 15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Obalon in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Obalon’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to Obalon’s auditors and the audit committee of the Obalon Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect Obalon’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Obalon’s internal control over financial reporting. Since December 30, 2018, any material change in internal control over financial reporting required to be disclosed in any Obalon SEC Document has been so disclosed.
(d)   Since the Obalon Balance Sheet Date, (i) neither Obalon nor any of its Subsidiaries nor, to the knowledge of Obalon, any director, officer, employee, auditor, accountant or representative of Obalon or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Obalon or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Obalon or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and, (ii) to the knowledge of Obalon, no attorney representing Obalon or any of its Subsidiaries, whether or not employed by Obalon or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by Obalon or any of its officers, directors, employees or agents to the board of directors or any committee thereof or to any director or executive officer of Obalon.
(e)   Obalon is in material compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.
4.08   No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of Obalon as of September 30, 2020, included in the Obalon SEC Documents; (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 4.08 of the Obalon Disclosure Schedule, Obalon, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Obalon and its Subsidiaries (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on Obalon.
4.09   Absence of Certain Developments. Since the Obalon Balance Sheet Date, there has not been any Material Adverse Effect on Obalon. Except as expressly contemplated hereby, since the Obalon Balance Sheet Date, Obalon has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and Obalon has not:
(a)   amended or modified its Organizational Documents;
(b)   sold, leased, assigned, transferred or purchased any material tangible assets, in each case in a single or related series of transactions, except in the ordinary course of business;
(c)   issued, sold, redeemed or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;
(d)   prior to the date hereof, declared or paid any dividend or other distribution of the assets of Obalon;
(e)   made or approved any material changes in its employee benefit plans or made any material changes in wages salary, or other compensation, including severance, with respect to its current or former officers, directors or executive employees, other than increases in base salaries and wages that are consistent with past practices or as required by applicable Law or any Obalon Plan;
(f)   paid, loaned or advanced (other than the advance or reimbursement of business expenses in the ordinary course of business consistent with past practice or 401(k) plan loans) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business or other than at arm’s length;
(g)   except as required by applicable Law, adopted, terminated or materially amended any Obalon Plans;
(h)   hired or terminated any officers or employees of Obalon with annual cash compensation in excess of $100,000;
(i)   commenced or settled any Action in which the amount in dispute is in excess of $100,000;
(j)   made any material change in accounting principles, methods, procedures or policies, except as required by GAAP;
(k)   made, changed or revoked any material Tax election, or settled or compromised any material Tax claim or liabilities, or filed any substantially amended material Tax Return;
(l)   (i) authorized, proposed, entered into or agreed to enter into any plan of liquidation, dissolution or other reorganization or (ii) authorized, proposed, entered into or agreed to enter into any merger, consolidation or business combination with any Person;
(m)   except in the ordinary course of business, incurred or discharged any Indebtedness;
(n)   made capital expenditures or capital additions or betterments in excess of $100,000 in the aggregate;
(o)   suffered any material damage, destruction or loss, whether or not covered by insurance;
(p)   sold, assigned, transferred, abandoned or allowed to lapse or expire any material Intellectual Property rights (other than certain pending applications that have not been allowed or granted) or other intangible assets owned, used or licensed by Obalon in connection with any product of Obalon or the operation of its business;

(q)   been subject to any claim or written threat of infringement, misappropriation or other violation by or against Obalon of Intellectual Property rights of Obalon or a third party;
(r)   materially reduced the amount of any insurance coverage provided by existing insurance policies; or
(s)   committed to do any of the foregoing.
4.10   Title to Properties.
(a)   Obalon and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of Obalon and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not constitute a Material Adverse Effect on Obalon. To Obalon’s knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices.
(b)   The leased real property described in Section 4.10(b) to the Obalon Disclosure Schedule (the “Obalon Real Property”) constitutes all of the real property used, occupied or leased by Obalon or its Subsidiaries. The Obalon Real Property leases are in full force and effect, and Obalon holds a valid and existing leasehold interest in the Obalon Real Property under each such applicable lease. Neither Obalon nor, to Obalon’s knowledge, any other party to the applicable Obalon Real Property leases is in default in any material respect under any of such leases. No event has occurred which, if not remedied, would result in a default by Obalon in any material respect under the Obalon Real Property leases, and, to Obalon’s knowledge, no event has occurred which, if not remedied, would result in a default by any party other than Obalon in any material respect under the Obalon Real Property leases.
4.11   Tax Matters.
(a)   (i) Obalon and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them, (ii) such Tax Returns are complete and correct in all material respects, (iii) Obalon and its Subsidiaries have paid all Taxes as due and payable (whether or not shown on any Tax Return) and, (iv) as of the date of the Obalon Balance Sheet Date, any liability of Obalon or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of Obalon in accordance with applicable accounting practices and procedures. Since the date of the Obalon Balance Sheet, neither Obalon nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.
(b)   No claim has been made in writing by any Governmental Body in a jurisdiction where Obalon and any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Obalon or any of its Subsidiaries. Obalon and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Neither Obalon nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(c)   No material deficiencies for Taxes with respect to Obalon or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body. No material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Obalon or any of its Subsidiaries.
(d)   (A) There is no outstanding request for any extension of time for Obalon or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, and (B) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of Obalon or any of its Subsidiaries that is currently in force.

(e)   Neither Obalon nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither Obalon nor any of its Subsidiaries (A) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was Obalon) or (B) has liability for the Taxes of any Person (other than Obalon or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).
(f)   Obalon and its Subsidiaries have established procedures and have been in compliance with the medical device excise tax provisions imposed by Section 4191 of the Code since the effective date of such provisions and to the extent it is applicable to their operations.
(g)   Neither Obalon nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision of state, local or non-U.S. Law).
(h)   Neither Obalon nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date or (B) election under Section 108(i) of the Code.
(i)   Neither Obalon nor any of its Subsidiaries have taken or have failed to take, prior to the Effective Time, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.
(j)   Neither Obalon nor any of its Subsidiaries (i) has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (ii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law); (iii) has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iv) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.
(k)   None of Obalon’ non-U.S. Subsidiaries (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a).
(l)   The prices and terms for the provision of any property or services by or to Obalon or any of its Subsidiaries are arm’s length for purposes of the relevant transfer pricing laws, and all related documentation required by such laws has been timely prepared or obtained and, if necessary, retained.
(m)   Neither Obalon nor any of its Subsidiaries has any item of income which could constitute subpart F income within the meaning of Section 952 of the Code.
(n)   Neither Obalon nor any of its Subsidiaries has participated in or cooperated with, or has agreed to participate in or cooperate with, or is participating in or cooperating with, any international boycott within the meaning of Section 999 of the Code.
(o)   Obalon has provided or made available to ReShape all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order.

4.12   Contracts and Commitments.
(a)   As of the date hereof, Obalon is not party to nor bound by any:
(i)   “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Obalon or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with Obalon’s Annual Report on Form 10-K for the year ended December 31, 2019, or any Obalon SEC Documents filed after the date of filing of such Form 10-K until the date hereof;
(ii)   Contract (A) relating to the disposition or acquisition by Obalon or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement other than in the ordinary course of business consistent with past practice or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in claims in excess of $100,000 or (B) pursuant to which Obalon or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than Obalon’s Subsidiaries;
(iii)   collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body;
(iv)   Contract establishing any joint ventures, partnerships or similar arrangements;
(v)   Contract (A) prohibiting or materially limiting the right of Obalon to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating Obalon to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of Obalon on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which Obalon has granted a Person an exclusive geographical area and under which Obalon paid commissions less than $100,000 to such Person in 2019, or from whom Obalon received less than $100,000 from the sale of product to said Person in 2019;
(vi)   Contract pursuant to which Obalon or any of its Subsidiaries (i) licenses any material Intellectual Property from another Person that is used by Obalon or one of its Subsidiaries in the conduct of its business as currently conducted that could require payment by Obalon or any Subsidiary of royalties or license fees exceeding $100,000 in any twelve (12) month period or (ii) licenses Obalon Intellectual Property to another Person, except licenses provided to direct customers in the ordinary course of business;
(vii)   mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $100,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;
(viii)   Contract providing for any guaranty by Obalon or any of its Subsidiaries of third-party obligations (under which Obalon or any of its Subsidiaries has continuing obligations as of the date hereof) of $100,000 or more, other than any guaranty by Obalon or any of its Subsidiaries’ obligations;
(ix)   Contract between Obalon, on the one hand, and any Affiliate of Obalon (other than a Subsidiary of Obalon), on the other hand (other than an Obalon Plan);
(x)   Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than Obalon or its Subsidiaries;
(xi)   Contract under which Obalon and Obalon’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $100,000 during the current or a subsequent fiscal year; or

(xii)   Contract to enter into any of the foregoing.
(b)   ReShape has been given access to a true and correct copy of all written Obalon Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Obalon Material Contract.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Obalon, (i) Obalon is not in default under any Contract listed, or required to be listed, in Section 4.12(a) of the Obalon Disclosure Schedule (each, an “Obalon Material Contract” and, collectively, the “Obalon Material Contracts”), and, (ii) to Obalon’s knowledge, as of the date hereof, the other party to each of the Obalon Material Contracts is not in default thereunder. Each Obalon Material Contract is legal and in full force and effect and is valid, binding and enforceable against Obalon and, to Obalon’s knowledge, each other party thereto. As of the date hereof, no party to any Obalon Material Contract has given any written notice, or to the knowledge of Obalon, any notice (whether or not written) of termination or cancellation of any Obalon Material Contract or that it intends to seek to terminate or cancel any Obalon Material Contract (whether as a result of the transactions contemplated hereby or otherwise).
4.13   Intellectual Property.
(a)   All of the issued patents, registered domain names, registered trademarks and service marks, registered copyrights and pending applications for any of the foregoing that are still being prosecuted, that are currently owned by Obalon or any of its Subsidiaries are set forth in Section 4.13 of the Obalon Disclosure Schedule (together with all material unregistered Intellectual Property currently owned, “Obalon Intellectual Property”). (i) One or more of Obalon and its Subsidiaries owns and possesses all right, title and interest in and to each item of the Obalon Intellectual Property free and clear of all liens other than Permitted Liens; (ii) to the knowledge of Obalon, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously within the past four (4) years infringed, misappropriated, diluted or otherwise violated, any Obalon Intellectual Property and (iii) no Person has provided written notice of a claim or action or, to the knowledge of Obalon, threatened a claim or action, challenging the ownership, validity or scope of any Obalon Intellectual Property, and no item of Obalon Intellectual Property is the subject of any outstanding order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which Obalon has received written notice.
(b)   To Obalon’s knowledge, Obalon and its Subsidiaries, their Products and the business of Obalon and its Subsidiaries as currently conducted, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person and has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person within the past four (4) years. Obalon and its Subsidiaries have not, within the past four (4) years, received any charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution or other violation (including any claim that Obalon or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and there is no pending action, claim, or suit alleging any such infringement, misappropriation, dilution or violation.
(c)   Obalon and its Subsidiaries own or have the right to use all Technology necessary for the manufacture, use and sale of Products, as currently marketed for sale and for the conduct of the business of Obalon and such Subsidiary, respectively, as currently conducted; provided, however, that the foregoing will not be interpreted as a representation regarding the infringement, misappropriation, dilution or other violation of Intellectual Property owned by another Person, which topic is dealt with exclusively in Section 4.13(b) above.
(d)   Obalon and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights in all Obalon Intellectual Property. To the knowledge of Obalon, all employees, contractors and consultants who have created Intellectual Property used in the conduct of the business of Obalon or a Subsidiary as currently conducted have assigned to one or more of Obalon or its

Subsidiaries all of their rights therein, to the full extent permitted by Law and to the extent such rights would not automatically vest with Obalon or one of its Subsidiaries by operation of Law.
4.14   Litigation. There are (a) no Actions pending or, (b) to Obalon’s knowledge, no Actions threatened against Obalon or any of its Subsidiaries, at law or in equity, or before or by any federal, state, provincial, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, and Obalon and its Subsidiaries are not subject to or in violation of any outstanding judgment, order or decree of any court or Governmental Body, in each case that would, individually or in the aggregate, have a Material Adverse Effect on Obalon. This Section 4.14 shall not apply to Taxes, with respect to which exclusively the representations and warranties in Section 4.11 shall apply.
4.15   Insurance. Section 4.15 of the Obalon Disclosure Schedule lists each material insurance policy maintained by Obalon or, to Obalon’s knowledge, under which Obalon is a named insured or otherwise the principal beneficiary of coverage, including the policy number and the period, type and amount of coverage. All such insurance policies are in full force and effect and shall continue in effect until the Closing Date. Such insurance policies are sufficient, in all material respects in the aggregate, with the operation of Obalon’s business for the industry in which it operates. Obalon is not in default with respect to its obligations under any such insurance policies and, to Obalon’s knowledge, there is no threatened termination of, or threatened premium increase with respect to, any of such policies other than in connection with Obalon’s annual renewal process.
4.16   Employee Benefit Plans.
(a)   Section 4.16 of the Obalon Disclosure Schedule lists all material Obalon Plans. Each Obalon Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such Obalon Plan is so qualified, and Obalon is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Obalon Plan. Each Obalon Plan complies in form and in operation in all material respects with the requirements of the Code, ERISA and other applicable Law, and Obalon has not become subject to any material liability by reason of (i) a failure to make any contribution to an Obalon Plan intended to be qualified under Section 401(a) of the Code within the time prescribed for the contribution under ERISA or (ii) a breach of fiduciary duty or prohibited transaction under ERISA or any other applicable Law, in each case with respect to an Obalon Plan.
(b)   With respect to each material Obalon Plan, Obalon has made available true and complete copies of the following (as applicable) prior to the date hereof: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the plan; (v) a copy of all material correspondence with any Governmental Body relating to an Obalon Plan received or sent within the last two years and (vi) the most recent determination or opinion letter.
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Obalon, with respect to the Obalon Plans, (i) all required contributions to, and premiums payable in respect of, such Obalon Plan have been made or, to the extent not required to be made on or before the date hereof, have been properly accrued on Obalon’s financial statements in accordance with GAAP, and (ii) there are no actions, audits, suits or claims pending or, to Obalon’s knowledge, threatened, other than routine claims for benefits.
(d)   No Obalon Plan is, and neither Obalon nor any of its ERISA Affiliates has at any time in the past six years sponsored or contributed to, or has or has had any liability or obligation whether fixed or contingent, with respect to (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). Neither Obalon nor its Subsidiaries has any obligation to provide a current or former employee or other service provider (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with Obalon or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law and coverage through the end of the month of termination of employment.
(e)   Except as otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any current or former director, employee or individual independent contractor, (ii) increase or otherwise enhance any benefits or compensation otherwise payable to any such individual, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Obalon Plan, (iv) require Obalon or its Subsidiaries to set aside any assets to fund any benefits under an Obalon Plan or result in the forgiveness in whole or in part of any outstanding loans made by Obalon to any Person, or (v) result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 or Section 409A (or any corresponding provision of state, local or foreign Tax law). Obalon has no obligation to pay any gross-up in respect of any Tax under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax law).
4.17   Compliance with Law; Permits.
(a)   Obalon and each of its Subsidiaries hold all Permits from Governmental Bodies required to operate their respective businesses as they are being conducted as of the date hereof, and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect on Obalon, and no proceeding is pending or, to the knowledge of Obalon, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither Obalon nor any of its Subsidiaries is in material violation of, or in default under, any Law, in each case applicable to Obalon or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 4.17 shall not apply to Taxes, employee benefit plans, environmental matters, labor and employment matters or regulatory matters, which are the subjects exclusively of the representations and warranties in Section 4.11, Section 4.16, Section 4.18, Section 4.19 and Section 4.20, respectively.
(b)   None of Obalon, any of Obalon’s Subsidiaries, any of their respective officers or employees or, to the knowledge of Obalon, any of its suppliers, distributors, licensees or agents, or any other Person acting on behalf of Obalon or any of its Subsidiaries, directly or indirectly, has (i) made or received any Prohibited Payments; (ii) provided or received any product or services in violation of any Law (including the U.S. Foreign Corrupt Practices Act) or (iii) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment.
4.18   Environmental Compliance and Conditions. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Obalon:
(a)   Obalon is and has been in compliance with all Environmental Laws;
(b)   Obalon holds, and is and has been in compliance with, all authorizations, licenses and permits required under Environmental Laws to operate its business at the Obalon Real Property as presently conducted;
(c)   Obalon has not received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws;
(d)   no Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored by Obalon or on, under or about any of the real property occupied or used by Obalon. Obalon has not disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the Obalon Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws; and
(e)   to Obalon’s knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property currently or formerly owned, leased or used by Obalon for which Obalon has, or may have, Liability.
4.19   Employment and Labor Matters. Obalon is not a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative, and there are no such agreements which pertain to employees of Obalon in existence or in negotiation; and no employees of Obalon are represented by a labor union, works council or other employee representative body (other than any statutorily mandated representation in non-U.S. jurisdictions). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Obalon, (a) Obalon has not experienced any strike or grievance, claim of unfair labor practices or other collective bargaining dispute within the past two (2) years; and (b) there are no Actions or any material disputes pending or threatened (A) between Obalon and any of its current or former employees or individual independent contractors or (B) by or before any Governmental Body affecting Obalon concerning employment matters. There is no current campaign being conducted to solicit cards from or otherwise organize employees of Obalon or to authorize a labor union, works council or other employee representative body to request that the National Labor Relations Board (or any other Governmental Body) certify or otherwise recognize such a body with respect to employees of Obalon, and Obalon has not been subject to an application by a labor union, works council or other employee representative body to be declared a common or related employer under labor relations legislation. Obalon is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, discrimination, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the WARN and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law. There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to Obalon within the six (6) months prior to the date hereof. As of the date hereof, to Obalon’s knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to Obalon or any of its Subsidiaries to terminate employment with Obalon or any of its Subsidiaries within the next twelve (12) months.
4.20   FDA and Regulatory Matters.
(a)   Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Obalon, Obalon is, and since December 31, 2017, has been, in compliance with all Healthcare Laws applicable to Obalon and its Products. Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Obalon, the design, development, investigation, manufacture, testing, sale, marketing and distribution of Products by or on behalf of Obalon is being, and has been since December 31, 2017, conducted in material compliance with all applicable Healthcare Laws, including, without limitation, requirements relating to clinical and non-clinical research, product approval or clearance, premarketing notification, labeling, advertising and promotion, record-keeping, adverse event reporting, reporting of corrections and removals, and current good manufacturing practices for medical device products. Obalon and, to Obalon’s knowledge, any contract manufacturers assisting in the manufacture of the Products or Product components are, and, since December 31, 2017, have been, in compliance with FDA’s device registration and listing requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of Products or Product components for Obalon, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Obalon. Obalon has not received written notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body, including, without limitation, the Centers for Medicare & Medicaid Services and the U.S. Department of Health and Human Services Office of Inspector General or any comparable state or federal Governmental Body alleging potential or actual non-compliance by, or Liability of, Obalon under any Healthcare Law.

(b)   Obalon holds such Permits of Governmental Bodies required for the conduct of its business as currently conducted, including, without limitation, those Permits necessary to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, shipment, distribution and promotion of its Products in jurisdictions where it currently conducts such activities with respect to each Product (collectively, the “Obalon Licenses”), except to the extent where the failure to hold such Permits would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Obalon. Obalon has fulfilled and performed all of its obligations with respect to each Obalon License and is in material compliance with all terms and conditions of each Obalon License, and, to Obalon’s knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or would result in any other impairment of the rights of the holder of any Obalon License, except to the extent where the failure to be in material compliance would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Obalon. Obalon has not received any written information or notification from the FDA or any other Governmental Body with jurisdiction over the testing, marketing, sale, use, handling and control, safety, efficacy, reliability, distribution or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or any other Governmental Body.
(c)   All material filings, reports, documents, claims, submissions and notices required to be filed, maintained or furnished to the FDA, state or other Governmental Bodies have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including adverse event reports, medical device reports and reports of corrections and removals with regard to the Products. All applications, notifications, submissions, information, claims, reports, filings and other data and conclusions derived therefrom utilized as the basis for or submitted in connection with any and all requests for an Obalon License from the FDA or other Governmental Body relating to Obalon or its businesses or the Products, when submitted to the FDA or any other Governmental Body, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to the FDA or other Governmental Body and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects, and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.
(d)   Obalon has not received any written notice or other communication from the FDA or any other Governmental Body contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products. No manufacturing site which assists in the manufacture of the Products or Product components (whether Obalon-owned or operated or that of a contract manufacturer for the Products or Product components) has been subject to a Governmental Body (including the FDA) shutdown or import or export detention, refusal or prohibition. Neither Obalon nor, to Obalon’s knowledge, any manufacturing site which assists in the manufacture of any material Products or material Product components (whether Obalon-owned or operated, or that of a contract manufacturer for the Products or Product components) has received, since December 31, 2017, any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Body alleging or asserting noncompliance with any applicable Healthcare Laws or Obalon Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Body, and, to Obalon’s knowledge, there is no such action or proceeding pending or threatened.
(e)   The FDA has not mandated that Obalon recall any of its Products. There are no recalls of any of Obalon’s Products contemplated by Obalon or pending. Since December 31, 2017, there have been no recalls (either voluntary or involuntary), field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product component, or seizures ordered or adverse regulatory actions taken (or, to Obalon’s knowledge, threatened) by the FDA or any Governmental Body with respect to any of the Products or Product components or any facilities where Products or Product components are developed, designed, tested, manufactured, assembled, processed, packaged or stored.
(f)   Except as set forth in Section 4.20(f) of the Obalon Disclosure Schedule, there are no clinical trials that are being conducted as of the date hereof by or on behalf of, or sponsored by, Obalon.
(g)   Obalon is not the subject of any pending or, to the knowledge of Obalon, threatened investigation regarding Obalon or the Products by the FDA pursuant to the FDA Fraud Policy. Neither Obalon nor to the knowledge of Obalon, any officer, employee, agent or distributor of Obalon has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy. Neither Obalon nor, to the knowledge of Obalon, any officer, employee, agent or distributor of Obalon, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. No claims, actions, proceedings or investigation that would reasonably be expected to result in a debarment or exclusion are pending or, to the knowledge of Obalon, threatened, against Obalon or, to the knowledge of Obalon, any of its directors, officers, employees or agents.
4.21   Brokerage. Other than Canaccord Genuity LLC, no Person shall be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Obalon. ReShape has been given access to a true and correct copy of all Contracts entitling any person to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Obalon, together with all amendments, waivers or other changes thereto.
4.22   Disclosure. None of the information supplied or to be supplied by or on behalf of Obalon for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Obalon Stockholders, or at the time of the Obalon Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Obalon Stockholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Obalon makes no representation or warranty with respect to any information supplied by or to be supplied by ReShape that is included or incorporated by reference in the foregoing document. The representations and warranties contained in this Section 4.22 will not apply to statements or omissions included in the Registration Statement or Joint Proxy Statement upon information furnished to Obalon in writing by the other parties hereto specifically for use therein.
4.23   Board Approval; Vote Required.
(a)   The Obalon Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are in the best interests of Obalon and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the stockholders of Obalon (A) approve the issuance of shares in connection with the Merger, (B) authorize the Obalon Board to amend Obalon’s certificate of incorporation, as amended, to (x) effect a reverse stock split of Obalon Shares, and (y) if such stockholder approval is required by applicable Law or Obalon’s certificate of incorporation or bylaws, adopt the provisions of ReShape Series C Certificate of Designation, and (C) approve such other proposals as may be required to effect the transactions contemplated by this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(b)   Other than the Obalon Stockholder Approval, the resolution to issue Obalon Shares to former holders of ReShape Common Stock and ReShape Series B Preferred Stock in connection with the Merger and the implementation of the Certificate of Incorporation, no other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement and the transactions contemplated thereby.
4.24   Opinion. Prior to the execution of this Agreement, the Obalon Board has received an opinion from Canaccord Genuity LLC to the effect that, as of the date thereof and based upon and subject to the various assumptions and limitations set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Obalon.
4.25   Merger Sub. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business and has incurred no liabilities or obligations whatsoever, in each case other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.
4.26   No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 4 OF THIS AGREEMENT (AS MODIFIED BY THE OBALON DISCLOSURE SCHEDULE), OBALON MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND OBALON HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
ARTICLE 5
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.01   Covenants of ReShape.
(a)   Except (i) as set forth in Section 5.01(a) of the ReShape Disclosure Schedule, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement, or (iv) with the prior written consent of Obalon (which consent shall not be unreasonably delayed, withheld or conditioned), from the date hereof until the earlier of the Effective Time or the date this Agreement shall be terminated in accordance with Article 8 (the “Pre-Closing Period”), ReShape and its Subsidiaries shall conduct the business and operations of ReShape and its Subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice. ReShape shall promptly notify Obalon (1) of any change, occurrence, effect, condition, fact, event or circumstance known to ReShape that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a Material Adverse Effect on ReShape and (2) upon having knowledge of any matter reasonably likely to constitute a failure by ReShape of the conditions contained in Section 7.02(a) or 7.02(b).
(b)   Except as contemplated hereby or as set forth on Section 5.01(b) of the ReShape Disclosure Schedule or as required by applicable Law, during the Pre-Closing Period, ReShape shall not and shall not permit any of its Subsidiaries, without the prior written consent of Obalon (which consent shall not be unreasonably delayed, withheld or conditioned), to:
(i)    (1) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or (2) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any ReShape Options, except with respect to the acquisition of shares of its capital stock in connection with the exercise of any ReShape Option outstanding as of the date hereof;
(ii)   issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, (1) any shares of beneficial interests, capital stock or other ownership interest in ReShape or any of its Subsidiaries, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (3) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities, or (4) take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan; except, in each case, with respect to the issuance of shares of capital stock in connection with the exercise of any ReShape Option outstanding as of the date hereof;
(iii)   except as required by a ReShape Plan, or as otherwise required by applicable Law or consistent with this Agreement, (A) increase the compensation or other benefits payable or provided to any of ReShape’s or any of its Subsidiaries’ officers, directors, independent contractors, leased personnel or, except in the ordinary course of business consistent with past practice (including as a result of promotions), employees, (B) enter into, materially amend or terminate, any employment termination, change of control, severance, retention or other Contract with any current or former employee, independent contractor or leased personnel of ReShape or any of its Subsidiaries (exclusive of (1) agreements entered into with any newly-hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty), (C) establish, adopt, enter into, materially, amend or terminate any ReShape Plan for the benefit of any current or former benefits, officers, employees, independent contractors, leased personnel or any of their beneficiaries (exclusive of (1) agreements entered into with any newly-hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty), or (D) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization in any case;
(iv)   amend, or propose to amend, or permit the adoption of any material amendment to the Organizational Documents of ReShape;
(v)   effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
(vi)   adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of ReShape or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;
(vii)   make any capital expenditure except for (A) expenditures required by existing Contracts, (B) expenditures in the amount set forth in ReShape’s capital expenditure plan included in Section 5.01(b)(vii) of the ReShape Disclosure Schedule, or (C) expenditures made in response to any emergency or accident, whether caused by war, terrorism, weather events, public health events, outages or otherwise (whether or not covered by insurance);
(viii)   acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for the purchase of assets from suppliers or vendors in the ordinary course of business;
(ix)   (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (1) intercompany transactions or arrangements, (2) agreements or arrangements or borrowings incurred under ReShape’s existing credit facilities and (3) short-term indebtedness incurred in the ordinary course of business, (B) make any loans or advances to any other Person other than intercompany transactions or arrangements, or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements;

(x)   enter into any Contract that would materially restrict, after the Effective Time, Obalon and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;
(xi)   materially change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law;
(xii)   (A) change or revoke any material Tax election with respect to ReShape or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to ReShape or any of its Subsidiaries, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) affecting any material Tax liability or refund of material Taxes with respect to ReShape or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to ReShape or any of its Subsidiaries, or (E) settle or compromise any material Tax liability or refund of material Taxes with respect to ReShape or any of its Subsidiaries;
(xiii)   other than in the ordinary course of business, waive, release, or assign any rights or claims under, or renew, modify or terminate any ReShape Material Contract (other than intercompany transactions, agreements or arrangements), in any material respect in a manner which taken as a whole is adverse to ReShape or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby past the Termination Date (or any extension thereof);
(xiv)   cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of ReShape and its Subsidiaries, to the extent available on commercially reasonable terms; or
(xv)   agree or commit to take any of the actions described in clauses (i) through (xiv) of this Section 5.01(b).
5.02   Covenants of Obalon.
(a)   Except (i) as set forth in Section 5.02(a) of the Obalon Disclosure Schedule, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement, or (iv) with the prior written consent of ReShape (which consent shall not be unreasonably delayed, withheld or conditioned), during the Pre-Closing Period, Obalon and its Subsidiaries shall conduct the business and operations of the Obalon and its Subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice. Obalon shall promptly notify ReShape (1) of any change, occurrence, effect, condition, fact, event, or circumstance known to Obalon that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a Material Adverse Effect on Obalon and (2) upon having knowledge of any matter reasonably likely to constitute a failure by ReShape of the conditions contained in Section 7.03(a) or 7.03(b).
(b)   Except as contemplated hereby or as set forth on Section 5.02(b) of the Obalon Disclosure Schedule or as required by applicable Law, during the Pre-Closing Period, Obalon shall not and shall not permit any of its Subsidiaries, without the prior written consent of ReShape (which consent shall not be unreasonably delayed, withheld or conditioned) to:
(i)   (1) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or (2) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Obalon Options or Obalon RSUs with respect thereto, except with respect to the acquisition of shares of its capital stock in connection with the exercise, vesting and/or settlement of any Obalon Option or Obalon RSU outstanding as of the date hereof;
(ii)   issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, (1) any shares of beneficial interests, capital stock or other ownership interest in Obalon or any of its Subsidiaries, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (3) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities, or (4) take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan; except, in each case, with respect to the issuance of shares of capital stock in connection with the exercise, vesting and/or settlement of any Obalon Option or Obalon RSU outstanding as of the date hereof;
(iii)   except as required by an Obalon Plan, or as otherwise required by applicable Law or consistent with this Agreement, (A) increase the compensation or other benefits payable or provided to any of Obalon’s or any of its Subsidiaries’ officers, directors, independent contractors, leased personnel or, except in the ordinary course of business consistent with past practice (including as a result of promotions), employees, (B) enter into, materially amend or terminate, any employment termination, change of control, severance, retention or other Contract with any current or former employee, independent contractor or leased personnel of Obalon or any of its Subsidiaries (exclusive of (1) agreements entered into with any newly-hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty), (C) establish, adopt, enter into, materially, amend or terminate any Obalon Plan for the benefit of any current or former benefits, officers, employees, independent contractors, leased personnel or any of their beneficiaries (exclusive of (1) agreements entered into with any newly-hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty), (D) grant Obalon ESPP Purchase Rights under the Obalon ESPP; or (E) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization in any case;
(iv)   amend, or propose to amend, or permit the adoption of any material amendment to the Organizational Documents of Obalon;
(v)   effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
(vi)   adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of Obalon or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;
(vii)   make any capital expenditure except for (A) expenditures required by existing Contracts, (B) expenditures in the amount set forth in Obalon’s capital expenditure plan included in Section 5.01(b)(vii) of the Obalon Disclosure Schedule, or (C) expenditures made in response to any emergency or accident, whether caused by war, terrorism, weather events, public health events, outages or otherwise (whether or not covered by insurance);
(viii)   acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for the purchase of assets from suppliers or vendors in the ordinary course of business;
(ix)   (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (1) intercompany transactions or arrangements, (2) agreements or arrangements or borrowings incurred under Obalon’s existing credit facilities and (3) short-term indebtedness incurred in the ordinary course of business, (B) make any loans or advances to any other Person other than intercompany transactions or arrangements, or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements;
(x)   enter into any Contract that would materially restrict, after the Effective Time, Obalon and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;
(xi)   materially change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law;
(xii)   (A) change or revoke any material Tax election with respect to Obalon or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to Obalon or any of its Subsidiaries, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) affecting any material Tax liability or refund of material Taxes with respect to Obalon or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to the Obalon or any of its Subsidiaries or (E) settle or compromise any material Tax liability or refund of material Taxes with respect to the Obalon or any of its Subsidiaries;
(xiii)   other than in the ordinary course of business, waive, release, or assign any rights or claims under, or renew, modify or terminate any Obalon Material Contract (other than intercompany transactions, agreements or arrangements), in any material respect in a manner which taken as a whole is adverse to Obalon or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby past the Termination Date (or any extension thereof);
(xiv)   cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of Obalon and its Subsidiaries, to the extent available on commercially reasonable terms;
(xv)   agree or commit to take any of the actions described in clauses (i) through (xiv) of this Section 5.02(b).
ARTICLE 6
ADDITIONAL COVENANTS OF THE PARTIES
6.01   Investigation.
(a)   Each of ReShape and Obalon shall afford to each other and to the Representatives of such other party reasonable access during normal business hours, during the Pre-Closing Period, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other documents filed or received by it pursuant to the requirements of applicable Law and with such additional financing, operating and other data and information regarding ReShape and its Subsidiaries, as Obalon may reasonably request in connection with activities related to the completion of the transactions contemplated by this Agreement (collectively, the “Activities”), or regarding Obalon and its Subsidiaries, as ReShape may reasonably request in connection with the Activities, as the case may be. Notwithstanding the foregoing, neither ReShape nor Obalon nor their respective Subsidiaries shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party (provided that Obalon or ReShape, as the case may be, has used commercially reasonable efforts to find an alternative way to provide the access or information contemplated by this Section 6.01), cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law or would otherwise disclose competitively sensitive material.

(b)   The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.
6.02   Registration Statement and Proxy Statement for Stockholder Approval. As soon as practicable, and in any event within thirty (30) Business Days following the execution of this Agreement, (a) Obalon and ReShape shall jointly prepare a joint proxy statement in preliminary form, which shall contain each of the Obalon Recommendation and ReShape Recommendation (unless, in either case, an Obalon Adverse Recommendation Change or a ReShape Adverse Recommendation Change, as applicable, has occurred), (the “Joint Proxy Statement”) and (b) Obalon shall prepare and file with the SEC (i) a registration statement on Form S-4, in which the Joint Proxy Statement shall be included and (ii) a prospectus relating to the Obalon Shares to be offered and sold pursuant to this Agreement and the Merger (such registration statement together with the amendments and supplements thereto, the “Registration Statement”). Obalon shall use its commercially reasonable efforts, and ReShape will reasonably cooperate with Obalon in such efforts, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the transactions contemplated by this Agreement, including the Merger. Each of Obalon and ReShape shall use its respective commercially reasonable efforts to mail the Joint Proxy Statement to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Obalon shall also use commercially reasonable efforts to take any action required to be taken under any applicable state securities Laws and other applicable Laws in connection with the issuance of Obalon Shares pursuant to this Agreement, and each party shall furnish all information concerning ReShape, Obalon and the holders of capital stock of ReShape and Obalon, as applicable, as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Joint Proxy Statement. No filing of, or amendment or supplement to, or material correspondence to the SEC or its staff with respect to the Registration Statement shall be made by Obalon, or with respect to the Joint Proxy Statement shall be made by ReShape, Obalon or any of their respective Subsidiaries, without providing the other party a reasonable opportunity to review and comment thereon. Obalon shall advise ReShape, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Obalon Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Obalon and ReShape shall advise the other party, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to ReShape or Obalon, or any of their respective affiliates, officers or directors, is discovered by ReShape or Obalon which should be set forth in an amendment or supplement to either the Registration Statement, the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to either Obalon Stockholders or holders of ReShape Common Stock, as applicable.
6.03   Stockholders’ Meetings.
(a)   ReShape shall take all action necessary in accordance with applicable Law and ReShape’s Organizational Documents to duly give notice of, convene and hold a meeting of holders of ReShape Common Stock, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to approve the adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger (the “ReShape Stockholders’ Meeting”). Subject to Section 6.04(b) and Section 6.04(c) (but without limiting the provisions of Section 6.04(h)), ReShape will, through its directors, recommend that the holders of ReShape Common Stock adopt this Agreement and will use commercially reasonable efforts to solicit from the holders of ReShape Common Stock proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the holders of ReShape Common Stock required by the rules of the OTCQB Market or applicable Law to obtain such approvals.
(b)   Obalon shall take all action necessary in accordance with applicable Law and Obalon Organizational Documents to duly give notice of, convene and hold a meeting of the Obalon Stockholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to obtain the Obalon Stockholder Approval (the “Obalon Stockholders’ Meeting”). Subject to Section 6.04(e) and Section 6.04(f) (but without limiting the provisions of Section 6.04(h)), Obalon will, through the Obalon Board, recommend that the Obalon Stockholders approve the proposals to approve this Agreement and to issue shares in accordance with its provisions, including in connection with the Merger, and will use commercially reasonable efforts to solicit from the Obalon Stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the Obalon Stockholders required by the rules of the NASDAQ or applicable Law to obtain such approvals.
(c)   ReShape and Obalon will use their commercially reasonable efforts to hold the ReShape Stockholders’ Meeting and the Obalon Stockholders’ Meeting on the same date and as soon as practicable after the date of this Agreement.
6.04   Non Solicitation.
(a)   ReShape agrees that, except as expressly contemplated hereby, neither it nor any of its Subsidiaries shall, and ReShape shall, and shall cause its Subsidiaries to, instruct its and their respective Representatives not to directly or indirectly (i) initiate, seek, or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to ReShape, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to ReShape or any of its Subsidiaries or afford access to the properties, books or records of ReShape or any of its Subsidiaries to any Person that has made an Acquisition Proposal with respect to ReShape, or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to an Acquisition Proposal with respect to ReShape (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.04). ReShape shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, immediately upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Obalon and its Affiliates) conducted heretofore by ReShape or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal and in connection therewith, ReShape will immediately discontinue access by any Person (other than Obalon and its Affiliates) to any data room (virtual or otherwise) established by ReShape or its Representatives for such purpose. Notwithstanding anything to the contrary in this Agreement, prior to obtaining ReShape Stockholder Approval, ReShape and the ReShape Board may take any actions described in clause (ii) of this Section 6.04(a) with respect to a third party if (x) ReShape receives a written Acquisition Proposal with respect to ReShape from such third party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of this Section 6.04) and (y) such proposal constitutes, or ReShape Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such proposal is reasonably be expected to lead to, a Superior Proposal with respect to ReShape, provided that ReShape may deliver non-public information to such third party only pursuant to a confidentiality agreement containing terms no less favorable to ReShape with respect to confidentiality than the terms of the Confidentiality Agreement (including any standstill agreement or similar provisions) (an “Acceptable Confidentiality Agreement”). Nothing contained in this Section 6.04 shall prohibit ReShape or ReShape Board from taking and disclosing to holders of ReShape Common Stock a position with respect to an Acquisition Proposal with respect to ReShape pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law if the ReShape Board has reasonably determined in good faith, after consultation with ReShape’s outside legal counsel, that the failure to do so would be reasonably likely to be a breach of its fiduciary duties to the ReShape Stockholders; provided that this sentence shall not permit the ReShape Board to make a ReShape Adverse Recommendation Change, except to the extent permitted by Section 6.04(b) or Section 6.04(c).
(b)   Neither the ReShape Board nor any committee thereof shall directly or indirectly (i) withhold, withdraw (or amend, qualify or modify in a manner adverse to Obalon or Merger Sub), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Obalon or Merger Sub), the approval, recommendation or declaration of advisability by the ReShape Board or any such committee of the transactions contemplated by this Agreement, (ii) propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to ReShape, or (iii) fail to reaffirm or re-publish the ReShape Recommendation within five (5) Business Days of being requested by Obalon to do so (any action described in this sentence being referred to as a “ReShape Adverse Recommendation Change”). For the avoidance of doubt, a change of ReShape Recommendation to “neutral” is a ReShape Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining ReShape Stockholder Approval, and subject to ReShape’s compliance at all times with the provisions of this Section 6.04 and Section 6.03, in response to a Superior Proposal with respect to ReShape that has not been withdrawn and did not result from a breach of Section 6.04(a), the ReShape Board may make a ReShape Adverse Recommendation Change; provided, however, that unless the ReShape Stockholders’ Meeting is scheduled to occur within the next ten (10) Business Days, ReShape shall not be entitled to exercise its right to make a ReShape Adverse Recommendation Change in response to a Superior Proposal with respect to ReShape (x) until five (5) Business Days after ReShape provides written notice to Obalon advising Obalon that the ReShape Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal (y) if during such five (5) Business Day period, Obalon proposes any alternative transaction (including any modifications to the terms of this Agreement), unless ReShape Board determines in good faith, after good faith negotiations between ReShape and Obalon (if such negotiations are requested by Obalon) during such five (5) Business Day period (after taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such alternative transaction proposal is not at least as favorable to ReShape and its stockholders as the Superior Proposal and (z) unless ReShape Board determines that the failure to make a ReShape Adverse Recommendation Change would be a breach of its fiduciary obligations.
(c)   Notwithstanding the first sentence of Section 6.04(b), at any time prior to obtaining ReShape Stockholder Approval, in connection with any Intervening Event, the ReShape Board may make a ReShape Adverse Recommendation Change, after ReShape Board (i) determines in good faith that the failure to make such ReShape Adverse Recommendation Change would be a breach of its fiduciary duties to the stockholders of ReShape, (ii) determines in good faith that the reasons for making such ReShape Adverse Recommendation Change are independent of and unrelated to any pending Acquisition Proposal with respect to ReShape, and (iii) provides written notice to Obalon (a “ReShape Notice of Change”) advising Obalon that ReShape Board is contemplating making a ReShape Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that, unless the ReShape Stockholders’ Meeting is scheduled to occur within the next five (5) Business Days, (x) ReShape Board may not make such a ReShape Adverse Recommendation Change until the fifth Business Day after receipt by Obalon of ReShape Notice of Change and (y) during such five (5) Business Day period, at the request of Obalon, ReShape shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow ReShape Board not to make such ReShape Adverse Recommendation Change, consistent with its fiduciary duties.
(d)   Obalon agrees that, except as expressly contemplated hereby, neither it nor any of its Subsidiaries shall, and Obalon shall, and shall instruct its Subsidiaries to, instruct its and their respective Representatives not to directly or indirectly (i) initiate, seek, or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to Obalon, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Obalon or any of its Subsidiaries or afford access to the properties, books or records of Obalon or any of its Subsidiaries to any Person that has made an Acquisition Proposal with respect to Obalon, or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, or other similar agreement with respect to an Acquisition Proposal with respect to Obalon (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.04). Obalon shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, immediately upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than ReShape and its Affiliates) conducted heretofore by Obalon or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal and in connection therewith, Obalon will immediately discontinue access by any Person (other than ReShape and its Affiliates) to any data room (virtual or otherwise) established by Obalon or its Representatives for such purpose. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Obalon Stockholder Approval, Obalon and the Obalon Board may take any actions described in clause (ii) of this Section 6.04(d) with respect to a third party if (x) Obalon receives a written Acquisition Proposal with respect to Obalon from such third party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of this Section 6.04) and (y) such proposal constitutes, or the Obalon Board determines in good faith that such proposal is reasonably be expected to lead to, a Superior Proposal with respect to Obalon, provided that Obalon may deliver non-public information to such third party only pursuant to an Acceptable Confidentiality Agreement (but in relation to Obalon rather than ReShape). Nothing contained in this Section 6.04 shall prohibit Obalon or the Obalon Board from taking and disclosing to the Obalon Stockholders a position with respect to an Acquisition Proposal with respect to Obalon pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, if the Obalon Board has reasonably determined in good faith, after consultation with Obalon’s outside legal counsel, that the failure to do so would be reasonably likely to be a breach of its fiduciary duties; provided that this sentence shall not permit the Obalon Board to make an Obalon Adverse Recommendation Change, except to the extent permitted by Section 6.04(e) or Section 6.04(f).
(e)   Neither the Obalon Board nor any committee thereof shall directly or indirectly (i) withhold, withdraw (or amend, qualify or modify in a manner adverse to ReShape), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to ReShape), the approval, recommendation or declaration of advisability by the Obalon Board or any such committee of the transactions contemplated by this Agreement including the issuance of Obalon Shares in the Merger, (ii) propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to Obalon or (iii) fail to reaffirm or re-publish the Obalon Recommendation within five (5) Business Days of being requested by ReShape to do so (any action described in this sentence being referred to as an “Obalon Adverse Recommendation Change”). For the avoidance of doubt, a change of Obalon Recommendation to “neutral” is an Obalon Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining the Obalon Stockholder Approval, and subject to Obalon’s compliance at all times with the provisions of this Section 6.04 and Section 6.03, in response to a Superior Proposal with respect to Obalon that has not been withdrawn and did not result from a breach of Section 6.04(d), the Obalon Board may make an Obalon Adverse Recommendation Change; provided, however, that unless the Obalon Stockholders’ Meeting is scheduled to occur with the next ten (10) Business Days, Obalon shall not be entitled to exercise its right to make an Obalon Adverse Recommendation Change in response to a Superior Proposal with respect to Obalon (x) until five (5) Business Days after Obalon provides written notice to ReShape advising ReShape that the Obalon Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal, (y) if during such five (5) Business Day period, ReShape proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Obalon Board determines in good faith, after good faith negotiations between Obalon and ReShape (if such negotiations are requested by ReShape) during such five (5) Business Day period (after and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such alternative transaction proposal is not at least as favorable to Obalon and its stockholders as the Superior Proposal and (z) unless the Obalon Board determines that the failure to make an Obalon Adverse Recommendation Change would be a breach of its fiduciary obligations.
(f)   Notwithstanding the first sentence of Section 6.04(e), at any time prior to obtaining the Obalon Stockholder Approval, in connection with any Intervening Event, the Obalon Board may make an Obalon Adverse Recommendation Change after the Obalon Board (i) determines in good faith that the failure to make such Obalon Adverse Recommendation Change would be a breach of its fiduciary duties to the stockholders of Obalon, (ii) determines in good faith that the reasons for making such Obalon Adverse Recommendation Change are independent of and unrelated to any pending Acquisition Proposal with respect to ReShape, and (iii) provides written notice to Obalon (an “Obalon Notice of Change”) advising ReShape that the Obalon Board is contemplating making an Obalon Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that, unless the Obalon Stockholders’ Meeting is scheduled to occur within the next five (5) Business Days, (x) the Obalon Board may not make such an Obalon Adverse Recommendation Change until the fifth Business Day after receipt by ReShape of the Obalon Notice of Change and (y) during such five (5) Business Day period, at the request of ReShape, Obalon shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Obalon Board not to make such Obalon Adverse Recommendation Change, consistent with its fiduciary duties.
(g)   Obalon and ReShape agree that in addition to their respective obligations set forth in paragraphs (a) through (f) of this Section 6.04, as promptly as practicable after receipt thereof, ReShape or Obalon, as applicable, shall advise each other in writing of any request for information or any Acquisition Proposal with respect to such party received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal with respect to such party, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and ReShape or Obalon, as applicable, shall promptly provide to Obalon or ReShape, respectively, copies of any written materials received by ReShape or Obalon, as applicable, in connection with any of the foregoing, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of ReShape and Obalon agrees that it shall simultaneously provide to the other any non-public information concerning itself or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to the other. ReShape and Obalon shall keep Obalon and ReShape, respectively, fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Each of ReShape and Obalon agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permissible under applicable Law, any such standstill or similar agreement to which it is a party.
(h)   Notwithstanding any ReShape Adverse Recommendation Change or any Obalon Adverse Recommendation Change, this Agreement shall be submitted to the respective shareholders of ReShape and Obalon at the ReShape Stockholders’ Meeting and the Obalon Stockholders’ Meeting, as applicable, and nothing contained herein shall be deemed to relieve ReShape or Obalon of such obligation.
6.05   Regulatory Approvals; Additional Agreements.
(a)   Each of ReShape and Obalon shall (i) give each other prompt notice of the commencement or written threat of commencement of any legal proceeding by or before any Governmental Body with respect to the transactions contemplated by this Agreement, (ii) keep each other informed as to the status of any such legal proceeding or threat, and (iii) reasonably cooperate with each other and use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
(b)   Subject to the conditions and upon the terms of this Agreement, each of Obalon and ReShape shall use commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each party hereto shall use commercially reasonable efforts (i) to cooperate with the other parties hereto, execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) to give all notices required to be made and given by such party in connection with the transactions contemplated by this Agreement; (iii) to obtain each approval, consent, ratification, permission, waiver of authorization required to be obtained from a Governmental Body or a party to any material Contract; and (iv) with respect to any approval, consent, ratification, permission, waiver of authorization required to be obtained from parties to any material Contracts as provided in clause (iii) hereof, enter into and negotiate commercially reasonable definitive agreements with respect to such parties to such material Contracts and other incentives to such parties on commercially reasonable terms; provided, however, that no party shall be required to pay any fees or other financial accommodation in connection therewith.
6.06   Termination of ReShape CIC Plan. Effective no later than the day immediately prior to the Closing Date, ReShape shall take or cause to be taken all actions necessary to terminate its Change in Control Plan, including obtaining consents from the participants.
6.07   Indemnification of Officers and Directors.
(a)   From and after the Effective Time, the Surviving Corporation shall, and Obalon shall cause the Surviving Corporation to, indemnify, defend and hold harmless each present and former director, officer and employee of ReShape and Obalon, each present and former director, member of the board of directors, officer and employee of any of their respective Subsidiaries, and any fiduciary under any ReShape Plan or Obalon Plan (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer, employee or fiduciary of ReShape or Obalon or a member of the board of directors, officer, employee or fiduciary of any of its respective Subsidiaries or a fiduciary under any ReShape Plan or Obalon Plan, whether asserted or claimed prior to, at or after the Effective Time (including with respect to any acts or omissions in connection with this Agreement and the transactions and actions contemplated by this Agreement), to the fullest extent that ReShape or Obalon, as applicable, would have been permitted under applicable Law and the applicable Organizational Documents (and, to the extent not contrary to applicable Law or its Organizational Documents, any indemnification agreement) in effect on the date of this Agreement to indemnify such Person (and the Surviving Corporation shall also promptly advance expenses as incurred in advance of any final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent that ReShape, Obalon or its applicable Subsidiary would have been permitted under applicable Law or its Organizational Documents (and, to the extent not contrary to applicable Law or its Organizational Documents, any indemnification agreement) in effect on the date of this Agreement; provided, however, that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law or the applicable Organizational Documents (as in effect on the date hereof), to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether a director’s, officer’s, employee’s or fiduciary’s conduct complied with the standards set forth under applicable Law and the applicable Organizational Documents (or the applicable Organizational Documents of a Subsidiary or ReShape Plan or Obalon Plan) shall be made by independent counsel selected by the Indemnified Party. In the event of any claim, action, suit, proceeding or investigation, (i) neither Obalon nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation (and in which indemnification could be sought by Indemnified Parties hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents in writing, and (ii) the Surviving Corporation shall cooperate in the defense of such matter. The parties agree that this Section 6.07(a) does not purport to limit any rights that any Indemnified Party may have under any employment agreement, indemnification agreement, ReShape Plan or Obalon Plan in effect on the date of this Agreement and disclosed to ReShape or Obalon prior to the execution hereof, which provisions shall not be amended, repealed or otherwise in any manner that would materially adversely affect the rights thereunder of any such individual.
(b)   From and after the Effective Time, the Surviving Corporation shall, and Obalon shall cause the Surviving Corporation to, honor all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of ReShape, Obalon or its respective Subsidiaries as provided in their respective Organizational Documents or in any agreement to which ReShape, Obalon or any of its respective Subsidiaries is a party, which rights shall survive the Merger and shall continue in full force and effect to the extent permitted by Law. No such provision in any Organizational Document or other agreement of the Surviving Corporation or any Subsidiary of ReShape or Obalon shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder to any such individual with respect to acts or omissions occurring at or prior to the Effective Time. In addition, from and after the Effective Time, all directors, officers and employees and all fiduciaries currently indemnified under any ReShape Plan who become directors, officers, employees or fiduciaries under an Obalon Plan will be entitled to the indemnity, advancement and exculpation rights and protections afforded to directors, officers and employees or fiduciaries under the applicable Obalon Plan. From and after the Effective Time, the Surviving Corporation shall, and Obalon shall cause the Surviving Corporation to, assume, be jointly and severally liable for, and honor, guaranty and stand surety for, in accordance with their respective terms, each of the covenants contained in this Section 6.07 without limit as to time.
(c)   Obalon shall, at the sole cost of the Surviving Corporation, obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time with recognized insurance companies for the Persons who, as of the date of this Agreement, are covered by the existing directors’ and officers’ liability insurance and fiduciary liability insurance of Obalon (collectively, “D&O Insurance”), with terms, conditions, retentions and levels of coverage at least as favorable as the D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated by this Agreement), with respect to the D&O Insurance.
(d)   If Obalon or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Obalon or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.07.
(e)   The rights of the Indemnified Parties under this Section 6.07 shall be in addition to any rights such Indemnified Parties may have under the Organizational Documents of Obalon or ReShape any party or the comparable documents of any of such party’s Subsidiaries, or under any applicable Contracts or Laws in effect on the date of this Agreement and, in the case of such documents and Contracts, disclosed to Obalon and ReShape prior to the execution hereof, and the Surviving Corporation shall, and Obalon shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by to Obalon and ReShape or any of its respective Subsidiaries in effect on the date of this Agreement and disclosed to Obalon and ReShape prior to the execution hereof.

6.08   Public Disclosure. The initial press release relating to this Agreement shall be a joint press release and thereafter Obalon and ReShape shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other transactions contemplated hereby; provided, however, that no such consultation shall be required if, prior to the date of such release or public statement, a ReShape Adverse Recommendation Change or an Obalon Adverse Recommendation Change shall have occurred in compliance in all respects with the terms of Section 6.04. No provision of this Agreement shall prohibit either ReShape or Obalon from issuing any press release or public statement in the event of a ReShape Adverse Recommendation Change or an Obalon Adverse Recommendation Change in compliance in all respects with the terms of Section 6.04.
6.09   NASDAQ Listing.
(a)   Obalon shall, in accordance with the requirements of NASDAQ, file with NASDAQ (i) a Listing of Additional Shares Notice covering the Obalon Shares to be issued to holders of ReShape Common Stock and ReShape Series B Preferred Stock pursuant to this Agreement and (ii) a continued listing application for the combined company after the Merger to maintain Obalon’s existing listing on NASDAQ, in each case as promptly as practicable after the date of this Agreement (such applications or filings, the “Nasdaq Filings”).
(b)   In connection with the Nasdaq Filings, ReShape shall exercise its reasonable best efforts and take all necessary steps to obtain the authorization and approval by NASDAQ of the Nasdaq Filings, including furnishing to Obalon all information required by NASDAQ or advisable to complete the relevant applications and otherwise cooperate with Obalon in connection with the Nasdaq Filings. Without limiting the foregoing, ReShape shall cooperate in good faith with Obalon and exercise its reasonable best efforts to (i) take any and all actions necessary, proper or advisable to satisfy the conditions set forth in Section 7.01(f) and to complete the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and (ii) any and all actions necessary, proper or advisable to avoid, prevent, eliminate or remove any denial, rejection, dismissal or non-action with respect to approval by NASDAQ of the Nasdaq Filings, including (A) procuring any additional equity or debt investments, financings or other capital raising efforts with respect to Obalon or ReShape as would be required to obtain approval by NASDAQ of the Nasdaq Filings, and (B) otherwise offering to take, or offering to commit to take, any other action, which it is capable of taking and, if the offer is accepted, promptly taking or committing to take such action, that would obtain approval by NASDAQ of the Nasdaq Filings.
6.10   Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated by this Agreement, each of Obalon and ReShape and the members of its respective board of directors, to the extent permissible under applicable Law, will grant such approvals and take such actions, in accordance with the terms of this Agreement, as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under applicable Law, act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.
6.11   Section 16. Obalon shall, prior to the Effective Time, cause the Obalon Board to approve the issuance of Obalon Shares in connection with the Merger with respect to any employees of ReShape who, as a result of their relationship with Obalon as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3. Prior to the Effective Time, ReShape Board shall approve the disposition of ReShape equity securities (including derivative securities) in connection with the Merger by those directors and officers of ReShape subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.
6.12   Name Change and Ticker Symbol. Obalon shall seek the approval of NASDAQ to change its corporate name to “ReShape Lifesciences Inc.” and the ticker symbol for its shares listed on NASDAQ to “RSLS” upon the Effective Time.

6.13   Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Obalon shall be amended and restated to reflect the amendments contemplated by this Agreement, including that Obalon’s name shall be changed to “ReShape Lifesciences Inc.”, and, as amended, shall be the certificate of incorporation of Obalon until thereafter amended in accordance with the terms thereof or as provided by applicable Law, including the amendments contemplated by this Agreement.
6.14   No Control of Other Party’s Business. Nothing contained in this Agreement shall give ReShape, directly or indirectly, the right to control or direct Obalon’s operations or give Obalon, directly or indirectly, the right to control or direct ReShape’s operations prior to the Effective Time. Prior to the Effective Time, each of ReShape and Obalon shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
6.15   Certain Tax Matters.
(a)   The parties intend that the Merger will qualify as a reorganization under Section 368(a) of the Code (the “Intended Tax Treatment”), and each shall not take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code.
(b)   Each of the parties hereto shall use its reasonable best efforts to obtain (i) the Obalon Registration Statement Tax Opinion, (ii) the ReShape Registration Statement Tax Opinion, (iii) the Obalon Closing Tax Opinion and (iv) the ReShape Closing Tax Opinion, including by delivering to Fox Rothschild LLP and Latham & Watkins LLP prior to the filing of the Form S-4 Registration Statement customary tax representation substantially in the forms set forth in Section 6.15(b)(1) of the ReShape Disclosure Schedule and Section 6.15(b)(1) of the Obalon Disclosure Schedule, respectively. Each of the parties hereto shall use its reasonable best efforts not to, and not permit any affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to counsel in the tax representation letters described in this Section 6.15(b).
6.16   Reverse Stock Split. Subject to the Obalon Stockholder Approval, the Obalon Board shall effect a reverse stock split of Obalon Shares, at a ratio to be determined by the Obalon Board. Obalon agrees that in connection with such reverse stock split, it will obtain the consent of ReShape prior to setting a final reverse stock split ratio to be effected by Obalon, and that such reverse stock split ratio will be designed to allow Obalon and ReShape to obtain the authorization and approval by NASDAQ of the Nasdaq Filings.
6.17   ReShape Equity Plan. As of the Effective Time, Obalon will assume the ReShape Equity Plan and will be able to grant equity awards under the terms of the ReShape Equity Plan, to the extent permissible by applicable Laws and NASDAQ rules, up to the maximum number of reserved but unissued shares of ReShape Common Stock under the ReShape Equity Plan, except that shares of ReShape Common Stock covered by such awards will be Obalon Shares.
ARTICLE 7
CONDITIONS TO CLOSING
7.01   Conditions to Parties’ Obligations. The obligations of Obalon and ReShape to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Obalon and ReShape of the following conditions:
(a)   The Obalon Stockholder Approval shall have been attained.
(b)   The ReShape Stockholder Approval shall have been attained.
(c)   No provision of any applicable Law and no order (preliminary or otherwise) shall be in effect that prohibits the consummation of the Merger or the other transactions contemplated hereby.
(d)   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the use of the Registration Statement or the Joint Proxy Statement shall have been issued by the SEC.

(e)   There shall be no Action pending against Obalon, Merger Sub or ReShape by any Governmental Body seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of, or to have rescinded, the Merger.
(f)   NASDAQ shall have approved the Nasdaq Filings.
7.02   Conditions to Obalon’s and Merger Sub’s Obligations. The obligation of Obalon to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:
(a)   Each of the representations and warranties of ReShape contained in Article 3 that is (i) qualified as to or by Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except in each case where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect on ReShape.
(b)   ReShape shall have performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date.
(c)   Since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect on ReShape.
(d)   Obalon shall have received the Obalon Closing Tax Opinion.
(e)   ReShape will have delivered to Obalon each of the following:
(i)   a certificate of ReShape executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in subsections (a), (b) and (c) above as they relate to ReShape have been satisfied;
(ii)   certified copies of the resolutions duly adopted by ReShape Board authorizing the execution, delivery and performance of this Agreement, the Merger and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;
(iii)   (A) a certified copy of the certificate of incorporation of ReShape and (B) a certificate of good standing from the Secretary of State of the State of Delaware dated within five (5) Business Days of the Closing Date;
(iv)   a certificate of ReShape that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), dated within thirty (30) days prior to the Closing Date and in form and substance reasonably acceptable to Obalon, and a signed notice to be delivered to the IRS in accordance with Treasury Regulations Section 1.897-2(h)(2), along with written authorization for Obalon to deliver such notice form to the Internal Revenue Service on behalf of ReShape upon the Effective Time; and
(v)   a copy of the ReShape Closing Tax Opinion.
7.03   Conditions to ReShape’s Obligations. The obligations of ReShape to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:
(a)   Each of the representations and warranties of Obalon and Merger Sub contained in Article 4 that is (i) qualified as to or by Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any

“material,” “materiality” or similar phrases) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except in each case where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect on Obalon.
(b)   Each of Obalon and Merger Sub shall have performed in all material respects all of its respective covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date.
(c)   Since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect on Obalon.
(d)   ReShape shall have received the ReShape Closing Tax Opinion.
(e)   Obalon shall have delivered to ReShape each of the following:
(i)   a certificate of Obalon executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in subsections (a), (b) and (c) hereof have been satisfied;
(ii)   certified copies of the resolutions duly adopted by each of the Obalon Board and the board of directors of Merger Sub authorizing the execution, delivery and performance of this Agreement, the Merger and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;
(iii)   (A) a certified copy of the Obalon Organizational Documents (including the articles association as amended and restated pursuant to this Agreement); (B) a certified copy of the Merger Sub’s Organizational Documents and (C) certificates of good standing in their respective jurisdictions of organization, or their equivalents dated within five (5) Business Days of the Closing Date; and
(iv)   a copy of the Obalon Closing Tax Opinion.
(f)   All required action shall have been taken so that as of the Effective Time, the certificate of incorporation of Obalon shall be amended as set forth in Section 6.13.
7.04   Waiver of Conditions. All conditions to the closing of the Merger will be deemed to have been satisfied or waived from and after the Effective Time.
ARTICLE 8
TERMINATION
8.01   Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:
(a)   by the mutual written agreement of Obalon and ReShape;
(b)   by Obalon, if:
(i)   at any time prior to the Effective Time, if any of ReShape’s covenants, representations or warranties contained in this Agreement shall have been breached or, any of ReShape’s representations and warranties shall have become untrue, such that any of the conditions set forth in Section 7.01 or Section 7.02 would not be satisfied, and such breach is (A) is incapable of being cured by ReShape or (B) shall not have been cured within forty-five (45) days of receipt by ReShape of written notice of such breach describing in reasonable detail such breach;
(ii)   the ReShape Board or any committee thereof (A) shall make a ReShape Adverse Recommendation Change, (B) shall not include the ReShape Recommendation in the Joint Proxy Statement or (C) shall publicly propose or allow ReShape to publicly propose to take any of the actions in clauses (A) or (B) of this Section 8.01(b)(ii);

(iii)   ReShape materially breaches its obligations under Section 6.04; or
(iv)   any of the ReShape Support Agreement Parties fails to execute and deliver to Obalon the ReShape Support Agreement of such ReShape Support Agreement Parties within one Business Day following the execution of this Agreement.
(c)   by ReShape, if:
(i)   at any time prior to the Effective Time, any of Obalon’s or Merger Sub’s covenants, representations or warranties contained in this Agreement shall have been breached or, any of Obalon’s and Merger Sub’s representations and warranties shall have become untrue such that any of the conditions set forth in Section 7.01 or Section 7.03 would not be satisfied, and such breach (A) is incapable of being cured by Obalon or Merger Sub, as the case may be, or (B) shall not have been cured within forty-five (45) days of receipt by Obalon of written notice of such breach describing in reasonable detail such breach;
(ii)   the Obalon Board, or any committee thereof (A) shall make an Obalon Adverse Recommendation Change, (B) shall not include the Obalon Recommendation in the Joint Proxy Statement or (C) shall publicly propose to or allow Obalon to publicly propose to take any of the actions in clauses (A) or (B) of this Section 8.01(c)(ii);
(iii)   Obalon materially breaches its obligations under Section 6.04; or
(iv)   any of the Obalon Support Agreement Parties fails to execute and deliver to ReShape the Obalon Support Agreement of such Obalon Support Agreement Parties within one Business Day following the execution of this Agreement.
(d)   by either Obalon or ReShape, if:
(i)   the transactions contemplated by this Agreement shall violate any order, decree or ruling of any court or Governmental Body that shall have become final and non-appealable or there shall be a Law that makes the transactions contemplated hereby illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 8.01(d)(i) shall not be available to any party whose failure to comply with its obligations under Section 6.04, Section 6.03 or any other provision of this Agreement has been a primary cause of, or resulted in, such action;
(ii)   the Merger contemplated hereby has not been consummated by 5:00 p.m., Pacific time on September 30, 2021 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(d)(i) shall not be available to Obalon or ReShape if such Person is then in material breach or material violation of any covenant contained in this Agreement; provided, further, that the right to terminate this Agreement under this Section 8.01(d)(ii) shall not be available to any party whose action or failure to act has been the primary cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement by such party;
(iii)   the required approval of ReShape Stockholders contemplated hereby at the ReShape Stockholders’ Meeting shall not have been obtained; provided, that the right to terminate this Agreement under this Section 8.01(d)(iii) shall not be available to ReShape where the failure to obtain the required approval of ReShape Stockholders shall have been caused by the action or failure to act of ReShape and such action or failure to act constitutes a material breach by ReShape of this Agreement;
(iv)   the required approval of the Obalon Stockholders contemplated hereby at the Obalon Stockholders’ Meeting shall not have been obtained; provided, that the right to terminate this Agreement under this Section 8.01(d)(iv) shall not be available to Obalon where the failure to obtain the required approval of the Obalon Stockholders shall have been caused by the actions or failure to act of Obalon and such action or failure to act constitutes a material breach by Obalon of this Agreement; or

(v)   the required approval of NASDAQ under Section 7.01(f) shall not have been obtained within thirty (30) days of the later of (x) the Obalon Stockholders’ Meeting and (y) the ReShape Stockholders’ Meeting, and all other conditions (except for those conditions that by their nature are to be satisfied at the closing of the Merger) set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied; provided, further, that the right to terminate this Agreement under this Section 8.01(d)(v) shall not be available to any party whose action or failure to act has been the primary cause of the failure to obtain the required approval of NASDAQ and such action or failure to act constitutes a breach of this Agreement by such party.
8.02   Effect of Termination. Except as otherwise set forth in Section 8.03, in the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.02, Section 8.03, Article 9 and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement shall not relieve any party from any liability or damages for any intentional breach of any provision contained in this Agreement or for fraud.
8.03   Termination Fee.
(a)   Notwithstanding anything to the contrary set forth in Section 8.02, in the event that this Agreement is terminated (i) by Obalon pursuant to Section 8.01(b)(i) for breach of Section 6.09 or (ii) by Obalon or ReShape pursuant to Section 8.01(d)(v), then Obalon shall be entitled to a fee of $1,000,000 and Obalon and ReShape shall promptly submit joint written instructions to the applicable escrow agent instructing it to distribute the amounts held in Escrow (the “Termination Fee”) to Obalon in accordance with the terms hereof.
(b)   Except as provided in Section 8.02, in the event that Obalon receives full payment of the Termination Fee pursuant to Section 8.03(a) under circumstances where a Termination Fee was payable, the receipt of the Termination Fee shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by Obalon, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Merger and the other transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination; provided that no such payment shall relieve any party of any liability or damages to any other party resulting from any intentional breach of any provision contained in this Agreement or for fraud. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that nothing in this Section 8.03 shall be deemed to affect their respective rights to specific performance hereunder in order to specifically enforce this Agreement. The parties acknowledge and agree that any payment of the Termination Fee is not a penalty but is liquidated damages in a reasonable amount that is intended to compensate Obalon or Merger Sub in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby; provided, however, that in the case of intentional breach or fraud by ReShape, Obalon or Merger Sub shall be permitted to seek damages in excess of the Termination Fee. If ReShape fails to instruct the applicable escrow agent for timely payment of any amount due pursuant to Section 8.03(a) and, in order to obtain such payment, Obalon commences a suit that results in a judgment against ReShape for the amount set forth in Section 8.03(a), Obalon shall be entitled to interest on such amount at the prime rate of J.P. Morgan, N.A. in effect on the date such payment was required to be made.
ARTICLE 9
MISCELLANEOUS
9.01   Expenses. Except as otherwise expressly provided herein, Obalon and Merger Sub, on the one hand, and ReShape, on the other hand, shall each pay their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not). Obalon and ReShape shall split equally all SEC filing fees in respect of the Joint Proxy Statement.

9.02   Amendment. At any time prior to the Effective Time, any provision of this Agreement may be amended (whether before or after any required approval by ReShape Stockholders or Obalon Stockholders) if, and only if, such amendment or waiver is in writing and signed by Obalon, ReShape and Merger Sub; provided, however, that after the receipt of ReShape Stockholder Approval or Obalon Stockholder Approval, no amendment shall be made which by applicable Laws or the rules of the NASDAQ requires further approval of ReShape Stockholders or Obalon Stockholders without the further approval of such stockholders.
9.03   Waiver.
(a)   No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)   No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
9.04   No Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants or agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.
9.05   Entire Agreement; Counterparts. This Agreement (and the exhibits and schedules hereto, the ReShape Disclosure Schedule and the Obalon Disclosure Schedule), the Confidentiality Agreement, the Obalon Support Agreement and the ReShape Support Agreement constitute the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing Date and shall survive any termination of this Agreement. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument.
9.06   Applicable Law; Jurisdiction.
(a)   This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.
(b)   The parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.
(c)   To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 9.06(b).
9.07   Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
9.08   Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.
9.09   No Third Party Beneficiaries. Except for following the Effective Time, the right of the Indemnified Parties to enforce the provisions of Section 6.07 only, Obalon, ReShape and Merger Sub agree that (a) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
9.10   Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) by electronic mail (when receipt confirmation is received). Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to Obalon and Merger Sub prior to closing:
Attention:
Obalon Therapeutics, Inc.
5421 Avenida Encinas, Suite F
Carlsbad, CA 92008
Attention: Andy Rasdal, Chief Executive Officer
Email: arasdal@obalon.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Attention: Daniel E. Rees
Email: Daniel.Rees@lw.com
Notices to ReShape:
ReShape Lifesciences Inc.
1001 Calle Amanecer
San Clemente, CA 92673
Attention: Bart Bandy, Chief Executive Officer
Email: bbandy@reshapelifesci.com

with a copy (which shall not constitute notice) to:
Fox Rothschild LLP
222 South Ninth Street, Suite 2000
Minneapolis, MN 55402
Attention: Brett R. Hanson
Email: bhanson@foxrothschild.com
9.11   Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.
9.12   Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by any of the parties in accordance with their specific terms or were otherwise breached by any party hereto. It is accordingly agreed that (i) ReShape shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Obalon or Merger Sub and to enforce specifically the terms and provisions hereof against Obalon and Merger Sub in any court having jurisdiction, this being in addition to any other remedy to which ReShape is entitled at law or in equity, without posting any bond or other undertaking and (ii) Obalon and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by ReShape and to enforce specifically the terms and provisions hereof against ReShape in any court having jurisdiction, this being in addition to any other remedy to which Obalon or Merger Sub are entitled at law or in equity, without posting any bond or other undertaking. The parties acknowledge that the agreements contained in this Section 9.12 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither ReShape nor Obalon would enter into this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.
RESHAPE: RESHAPE LIFESCIENCES INC.
By:
/s/ Barton P. Bandy

Name: Barton P. Bandy
Title:   President and Chief Executive Officer
OBALON: OBALON THERAPEUTICS, INC.
By:
/s/ Andrew Rasdal

Name: Andrew Rasdal
Title:   President and Chief Executive Officer
MERGER SUB: OPTIMUS MERGER SUB, INC.
By:
/s/ Andrew Rasdal

Name: Andrew Rasdal
Title:   President, Secretary and Treasurer

Annex B — Opinion of Maxim Group, LLC
January 18, 2021
The Board of Directors
ReShape Lifesciences Inc.
1001 Calle Amanecer
San Clemente, CA 92673
Members of the Board of Directors:
Maxim Group LLC (“Maxim”) understands that ReShape Lifesciences Inc., a Delaware corporation (the “Company”), is considering a transaction whereby Obalon Therapeutics, Inc. (the “Merger Partner”), will effect a merger involving the Company. Pursuant to a proposed Agreement and Plan of Merger (the “Merger Agreement”) to be entered into between the Merger Partner and the Company, (a) a wholly-owned subsidiary of the Merger Partner (the “Merger Sub”) will merge with and into the Company and the Merger Partner will be renamed ReShape Lifesciences Inc. (the “Merger”) as a result of which the surviving entity will be a wholly-owned subsidiary of the Merger Partner, and (b) each holder of outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) and series B preferred stock, par value $0.001 per share (the “Company Series B Preferred Stock”) prior to the Merger, other than shares held in treasury or owned by the Merger Partner, Merger Sub or any direct or indirect wholly owned subsidiary of Company or the Merger Partner, will receive in respect of each such share of Company Common Stock or each share of Company Common Stock underlying shares of Company Series B Preferred Stock, an estimated 1.31 common stock voting shares, which was calculated in accordance with the terms of the Merger Agreement based on the outstanding capitalization of the Company and the Merger Partner as of the date hereof (the “Exchange Ratio”), of the Merger Partner (the “Merger Partner Shares”). The terms and the conditions of the Merger are more fully set forth in the Merger Agreement.
You have requested our opinion as to the fairness from a financial point of view to the holders of Company Common Stock and Company Series B Preferred Stock (other than the Merger Partner or any of its affiliates) of the Exchange Ratio provided for in the proposed Merger.
For purposes of the opinion set forth herein, Maxim has, among other things:
1.
reviewed certain publicly available financial statements and other business and financial information with respect to the Company and the Merger Partner;

2.
reviewed certain internal financial statements, analyses, forecasts (the “Company Forecasts”), and other financial and operating data relating to the business of the Company, in each case, prepared by management of the Company;

3.
reviewed certain internal financial statements, analyses, forecasts (the “Company Management Merger Partner Forecasts”), and other financial and operating data relating to the business of the Merger Partner, in each case, prepared by management of the Company;

4.
discussed the past and current operations, financial condition and prospects of the Company and Merger Partner, with management of the Company;

5.
compared the financial performance of the Company and the Merger Partner with that of certain publicly-traded companies which Maxim believes to be generally relevant;

6.
compared the financial terms of the Merger with the publicly available financial terms of certain transactions which Maxim believes to be generally relevant;

7.
reviewed the historical trading prices and trading activity for the Company Common Stock, and compared such prices and trading activity of the Company Common Stock with that of securities of certain publicly-traded companies which Maxim believes to be generally relevant;

8.
reviewed a draft dated January 18, 2021 of the Merger Agreement; and

9.
conducted such other financial studies, analyses and investigations, and considered such other factors, as Maxim has deemed appropriate.

In arriving at our opinion, Maxim has assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied by the Company and the Merger Partner or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further relied upon the assurances of the managements of the Company and of the Merger Partner that, to their knowledge, the information furnished by them for purposes of our analysis does not contain any material omissions or misstatements of material fact or which omits to state any material fact necessary in order to make the statements therein not false or misleading . Maxim has assumed with your consent that there are no material undisclosed liabilities of the Company or the Merger Partner for which adequate reserves or other provisions have not been made. With respect to the Company Forecasts and the Company Management Merger Partner Forecasts, Maxim has been advised by the management of the Company and has assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the Merger Partner and the other matters covered thereby and Maxim expresses no view as to the assumptions on which they are based. Maxim has relied without independent verification upon the assessment by the managements of the Company and of the Merger Partner of the timing and risks associated with the integration of the Company and the Merger Partner. In arriving at our opinion, Maxim has not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or the Merger Partner, nor has Maxim been furnished with any such valuations or appraisals, nor has Maxim assumed any obligation to conduct, nor has Maxim conducted, any physical inspection of the properties or facilities of the Company or the Merger Partner. In addition, Maxim has not evaluated the solvency of any party to the Merger Agreement, including under any state or federal laws relating to bankruptcy, insolvency or similar matters. Maxim has assumed that the final Merger Agreement will not differ in any material respect from the form of Merger Agreement reviewed by us and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without material modification, waiver or delay. In addition, Maxim has assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company, the Merger Partner or the contemplated benefits expected to be derived in the proposed Merger. Maxim has relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.
This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Exchange Ratio to be received by the holders of the Company Common Stock and Company Series B Preferred Stock (other than the Merger Partner or any of its affiliates) pursuant to the Merger Agreement. Maxim has not been asked to, nor does Maxim, offer any opinion as to any other term of the Merger Agreement, any other document contemplated by or entered into in connection with the Merger Agreement, the form or structure of the Merger or the likely timeframe in which the Merger will be consummated. In addition, Maxim expresses no opinion as to the fairness of the amount or nature of any compensation or payment to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the Exchange Ratio to be received by the holders of the Company Common Stock and Company Series B Preferred Stock pursuant to the Merger Agreement or otherwise. Maxim does not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which Maxim understands the Company has received such advice as it deems necessary from qualified professionals. Our opinion does not address the underlying business decision of the Company to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative which may be available to the Company.
Maxim has acted as an exclusive financial advisor to the Company pursuant to an agreement dated September 23, 2020 and upon the consummation of the Merger will be paid a cash fee and a stock fee based upon a percentage of the transaction value. In addition Maxim will provide the Board of Directors of the Company in connection with the Merger, an opinion as to the fairness from a financial point of view to the holders of Company Common Stock and Company Series B Preferred Stock of the Exchange Ratio

provided for in the proposed Merger. Maxim will receive a fee for our services, a portion of which was paid upon the execution of the letter of engagement, dated December 14, 2020 and a significant portion of which is contingent upon the delivery of this opinion by Maxim to the Company. In addition, the Company has agreed to reimburse us for certain expenses that may arise, and indemnify us for certain liabilities and other items that may arise, out of our engagement. In the past year prior to the date hereof, Maxim has had investment banking relationships with the Company, for which Maxim has received compensation. Such services during such period have included acting as a financial advisor to the Company in May of 2020 unrelated to the Merger, and in January, 2021, Maxim has agreed to act as a lead managing underwriter in connection with a proposed financing. Maxim may in the future provide investment banking and other financial services to the Company and the Merger Partner and their respective affiliates and in the future may receive compensation for the rendering of such services. In the ordinary course of our business activities, Maxim may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or the Merger Partner or any of their respective affiliates.
This opinion is for the information and assistance of the Board of Directors of the Company in connection with, and for the purposes of its evaluation of, the Merger. This opinion is not intended to be and does not constitute a recommendation to any holder of Company Common Stock or Company Series B Preferred Stock as to how such holder should vote, make any election or otherwise act with respect to the proposed Merger or any other matter and does not in any manner address the prices at which shares of the Company Common Stock or the Merger Partner Shares will trade at any time. In addition, Maxim expresses no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and Maxim does not have any obligation to update, revise, or reaffirm this opinion.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, Maxim is of the opinion that, as of the date hereof, the Exchange Ratio to be received by the holders of Company Common Stock or Company Series B Preferred Stock (other than the Merger Partner or any of its affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders.
Very truly yours,
/s/ Maxim Group LLC
Maxim Group LLC

Annex C — Opinion of Canaccord Genuity LLC
January 18, 2021
Board of Directors
Obalon Therapeutics, Inc.
5421 Avenida Encinas, Suite F
Carlsbad, CA 92008
Members of the Board:
We understand that Obalon Therapeutics, Inc., a Delaware corporation (“Obalon”), proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Obalon, Optimus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Obalon (“Merger Sub”), and ReShape Lifesciences Inc., a Delaware corporation (“ReShape”), pursuant to which Merger Sub will merge with and into ReShape (the “Merger”), with ReShape surviving as a wholly owned subsidiary of Obalon. We further understand that, as a result of the Merger, at the Effective Time, (i) each share of the common stock, $0.001 par value per share, of ReShape (the “ReShape Common Stock”) and (ii) each share of Series B convertible preferred stock of ReShape (on an as-if-converted to ReShape Common Stock basis), in each case that is outstanding immediately prior to the Effective Time (other than shares of ReShape capital stock held as of the Effective Time by Obalon or Merger Sub or by ReShape as treasury shares and shares of ReShape Common Stock held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who have properly demanded appraisal for such shares in accordance with the DGCL), will be converted into the right to receive a number of shares of common stock, $0.001 par value per share, of Obalon (“Obalon Common Stock”) equal to the Exchange Ratio. As used herein, the “Exchange Ratio” means the ratio obtained by dividing the ReShape Merger Shares by the Total ReShape Outstanding Shares as described in the Merger Agreement. You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to Obalon of the Exchange Ratio. The terms and conditions of the Merger are more fully set forth in the Merger Agreement and capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
Canaccord Genuity LLC (“Canaccord Genuity”), as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Obalon and ReShape. Other than as related to the Merger and as set forth below, we have provided no investment banking or other financial services of a material nature to either Obalon or ReShape during the two years preceding the date of this opinion. As you are aware, we are party to an Equity Distribution Agreement with Obalon dated December 27, 2018, with respect to sales of Obalon Common Stock for which we act as sales agent and have received customary commissions during the past two years. We may provide investment banking and other services to or with respect to Obalon, ReShape or their respective affiliates in the future, for which we may receive compensation. We have acted as financial advisor to Obalon in connection with the Merger. We will receive fees for our services in connection with the Merger, a portion of which was payable upon the signing of our engagement letter with Obalon, a portion of which is payable upon the delivery of this opinion, and the remainder of which is contingent upon the consummation of the Merger. In addition, Obalon has agreed to reimburse certain of our expenses and indemnify us for liabilities relating to or arising out of our engagement.

Board of Directors of
Obalon, Inc.
January 18, 2021

In connection with our review of the proposed Merger and developing our opinion, we have:
(i)   reviewed certain publicly available historical business and financial information concerning Obalon and ReShape;
(ii)   reviewed certain internal historical financial statements and other historical financial and operating data concerning Obalon and ReShape provided to us by management of Obalon and ReShape, respectively;
(iii)   reviewed certain financial projections and other estimates and data relating to ReShapeprovided by the management of ReShape (including with respect to certain financial projections and other estimates and data, as adjusted by the management of Obalon) that we have been directed to utilize in our analysis;
(iv)   reviewed certain projected cash and other estimates and data relating to Obalon provided by the management of Obalon that we have been directed to utilize in our analysis;
(v)   conducted discussions with members of management of Obalon and ReShape regarding the past and current operations and financial condition and the prospects of Obalon and ReShape, respectively;
(vi)   reviewed the reported price and trading activity for the shares of Obalon Common Stock and the shares of ReShape Common Stock;
(vii)   reviewed financial and stock market data for certain companies, the securities of which are publicly traded, that we deemed to be relevant to each of Obalon and ReShape;
(viii)   reviewed and analyzed, in light of the business, operations and assets of Obalon, the cash consideration that could be received by the holders of Obalon Common Stock if Obalon were to undergo a liquidation;
(ix)   the terms of the Merger Agreement provided to us by Obalon on January 16, 2021, which we have assumed, with your consent, to be identical in all material respects to the agreement executed by the parties; and
(x)   reviewed such other financial studies and analyses, performed such other investigations, and took into account such other matters as we deemed necessary, including an assessment of general securities, economic, market and monetary conditions.
In connection with our review and arriving at our opinion, we have not independently verified any of the foregoing information, have relied on such information, have assumed that all such information is complete and accurate in all material respects, and have relied on assurances of management of Obalon that they are not aware of any facts that would make such information misleading. With respect to the financial projectionsof ReShape prepared by management of ReShape (as adjusted by management of Obalon), the projected cash balance of Obalon provided by management of Obalon, and any other estimates or forward-looking information reviewed by us, we have assumed, with your consent, that such information has been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the matters covered thereby, and we have relied, at your direction, on such information for purposes of our analysis and this opinion. We express no view or opinion as to such information or the assumptions on which it is based. We also have relied on information provided by the management of Obalon and ReShape as to the capitalization of Obalon and ReShape, respectively, and we have assumed, with your consent, that such information will not vary in any material respect that would be meaningful to our analysis. We also have assumed that (i) the Merger will be consummated upon the terms set forth in the Merger Agreement, without any adjustment to the Exchange Ratio or any waiver, modification or amendment of any material term, condition or agreement therein which would be in any way meaningful to our analysis, (ii) the representations and warranties made by the parties to the Merger Agreement are and will be true and correct in all respects material to our analysis,and (iii) in the course of obtaining necessary governmental,

Board of Directors of
Obalon, Inc.
January 18, 2021

regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction or conditions will be imposed which would have an adverse effect on Obalon or ReShape or be in any way meaningful to our analysis.
This opinion has been approved by a fairness committee of Canaccord Genuity. Our opinion is rendered on the basis of securities, economic, market and monetary conditions prevailing as of the date hereof and on the prospects, financial and otherwise, of Obalon and ReShape, known to us as of the date hereof. It should be understood that (i) subsequent developments may affect the conclusions expressed in this opinion if this opinion were rendered as of a later date, and (ii) Canaccord Genuity disclaims any obligation to advise any person of any change in any manner affecting this opinion that may come to our attention after the date of this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion. We have not been requested to conduct and we have not conducted, nor have we relied upon, any independent valuation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of Obalon or ReShape. We also have not evaluated and do not express any opinion as to the solvency of any party to the Merger Agreement, or the ability of Obalon or ReShape to pay its obligations when they become due, or as to the impact of the Merger on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.
This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to Obalon of the Exchange Ratio. We do not express any view on, and our opinion does not address, any other term or aspect of any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with the Merger. We also express no opinion as to the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of Obalon. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to Obalon, nor does it address the underlying business decision of Obalon to proceed with the Merger or any view on another term or aspect of the Merger, including, without limitation, the structure or form of the Merger. We also note that we are not legal, accounting, regulatory or tax experts and have relied on the assessments made by Obalon and its advisors with respect to such matters. We have not considered, and we express no opinion as to, the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Obalon or any other party, or class of such persons. Further, we express no view or opinion as to in the future what the value of Obalon Common Stock actually will be when issued or the price or range of prices at which Obalon Common Stock, ReShape Common Stock or any other securities may trade or otherwise be transferable at any time, including following announcement or consummation of the Merger.
It is agreed between the Board of Directors of Obalon and Canaccord Genuity that this opinion, as set forth in this letter form, is directed to and for the information of the Board of Directors only (in its capacity as such) in connection with its evaluation of the Merger and does not constitute advice or a recommendation to the Board of Directors, any stockholder of Obalon or any other person as to how the Board of Directors or such stockholder or other person should vote with respect to the Merger or otherwise act on any other matter with respect to the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Obalon.
Sincerely,
/s/ Canaccord Genuity LLC
CANACCORD GENUITY LLC

Annex D — Third Charter Amendment
CERTIFICATE OF THIRD AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
OBALON THERAPEUTICS, INC.
Obalon Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
A.   The name of this corporation is Obalon Therapeutics, Inc. and the date on which the Restated Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware was October 12, 2016 (the “Restated Certificate of Incorporation”).
B.   The date on which the first amendment to the Restated Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was June 14, 2018.
C.   The date on which the second amendment to the Restated Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was July 24, 2019.
D.   The Board of Directors of the Corporation has duly adopted resolutions proposing and declaring advisable that the Restated Certificate of Incorporation be further amended as set forth herein and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.
E.   This certificate of third amendment (the “Certificate of Third Amendment”) to the Restated Certificate of Incorporation herein certified was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.
F.   The Restated Certificate of Incorporation is hereby further amended to amend and restate paragraph 3 of ARTICLE IV in the form below:
“3.   Reverse Stock Split.
Upon the effectiveness of the filing of this Certificate of Third Amendment (the “Effective Time”), each share of the Corporation’s common stock, $0.001 par value per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified (without any further act) into a smaller number of shares such that each three (3) to ten (10) shares of Old Common Stock issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time is reclassified into one share of Common Stock, $0.001 par value per share, of the Corporation (the “New Common Stock”), the exact ratio within such range to be determined by the board of directors of the Corporation prior to the Effective Time and publicly announced by the Corporation (the “Reverse Stock Split”). The Corporation shall not issue fractional shares of New Common Stock. The reverse stock split shall not increase or decrease the amount of stated capital or paid-in surplus of the Corporation, provided that any fractional share that would otherwise be issuable as a result of the reverse stock split shall be rounded up to the nearest whole share of New Common Stock. As soon as practicable following the Effective Time, the Corporation will cause the Corporation’s exchange agent and registrar to issue new book entries representing the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified.”
[SIGNATURE PAGE FOLLOWS]

D-1

IN WITNESS WHEREOF, Obalon Therapeutics, Inc. has caused this Certificate of Third Amendment to be executed by its duly authorized officer on this                 day of                 , 2021.
OBALON THERAPEUTICS, INC.
By:

Name: Andrew Rasdal
Title:  President and Chief Executive Officer

D-2

Annex E — Appraisal Rights
§ 262. Appraisal rights.
(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.   Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.   Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.   Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.   Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)   [Repealed.]
(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d)   Appraisal rights shall be perfected as follows:
(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)   Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)   The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)   The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Officers and Directors of Obalon.
Obalon is a Delaware corporation. Section 102(b)(7) of the DGCL (“Section 102(b)(7)”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL, or obtained an improper personal benefit.
Section 145 of the DGCL (“Section 145”), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.
As permitted by Section 102(b)(7), the Obalon charter contains a provision eliminating the personal liability of a director to Obalon or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.
The Obalon bylaws provide that Obalon shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of Obalon (or its predecessors), or is or was serving at the request of Obalon or its predecessors as a member of the board of directors, officer or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an “indemnitee”), to the fullest extent authorized by the DGCL against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, provided such indemnitee acted in good faith and in a manner that the indemnitee reasonably believed to be in or not opposed to the best interests of Obalon and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. If and to the extent that the DGCL requires, an advance of expenses incurred by an indemnitee shall be made only upon delivery to Obalon of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it should be determined ultimately by final judicial decision from which there is no appeal that such indemnitee is not entitled to be indemnified for such expenses.
Obalon shall, at the sole cost of the Combined Company, obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time of the Merger for the persons who were covered by the existing directors’ and officers’ liability insurance and fiduciary liability insurance of Obalon at the time of the Merger Agreement, with terms, conditions, retentions and levels of coverages at least as favorable as such Obalon insurance, with respect to matters existing or occurring at or prior to the Effective Time of the Merger.
The Combined Company shall indemnify, defend and hold harmless each present and former (as of the Effective Time of the Merger) director, officer and employee of ReShape and Obalon, each present and former director, member of the board of directors, officer and employee of any of their respective subsidiaries, and any fiduciary under any ReShape or Obalon benefit plan (in each case, acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including attorney’s fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer, employee or fiduciary of ReShape or Obalon or a member of the board of directors, officer, employee or fiduciary of any of its respective subsidiaries or a fiduciary under any ReShape or Obalon benefit plan, whether asserted or claimed prior to, at or after the Effective Time of the Merger, to the fullest extent that ReShape or Obalon, as applicable, would have been permitted under applicable law and the applicable organizational documents in effect on the date of the Merger Agreement.
Item 21.   Exhibits and Financial Statements.
(a)   A list of the exhibits included as part of this registration statement is set forth on the index of exhibits immediately preceding such exhibits and is incorporated herein by reference.
(b)   All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement.
Item 22.   Undertakings.
(a)   The undersigned registrant hereby undertakes:
(i)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(A)   to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(B)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(C)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(iii)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(iv)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
(i)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(ii)   The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(f)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit	Description
1.1	Equity Distribution Agreement, dated December 27, 2018, between Obalon Therapeutics, Inc. and Canaccord Genuity LLC (incorporated by reference to Exhibit 1.1 to Obalon’s Current Report on Form 8-K filed with the SEC on December 27, 2018).
2.1*	Agreement and Plan of Merger, dated as of January 19, 2021, by and among Obalon Therapeutics, Inc., ReShape Lifesciences Inc. and Optimus Merger Sub Inc. (included as Annex A to the joint proxy statement/prospectus included in this registration statement).
3.1†	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Obalon’s Registration Statement on Form S-1, filed with the SEC on September 26, 2016).
3.2†	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Obalon’s Current Report on Form 8-K, filed with the SEC on June 14, 2018).
3.3†	Certificate of Second Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Obalon’s Current Report on Form 8-K, filed with the SEC on July 24, 2019).
3.4†	Restated Bylaws (incorporated by reference to Exhibit 3.4 to Obalon’s Registration Statement on Form S-1, filed with the SEC on September 26, 2016).
4.1†	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Obalon’s Registration Statement on Form S-1, filed with the SEC on September 9, 2016).
4.2†
Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.8 to Obalon’s Annual Report on Form 10-K, filed with the SEC on February 27, 2020).

4.3	Form of Amended and Restated Investors’ Rights Agreement dated April 29, 2016 among the Registrant and certain of its stockholders (incorporated by reference to Exhibit 4.2 on Obalon’s Registration Statement on Form S-1 filed with the SEC on September 9, 2016).
4.4	Amended and Restated Warrant to Purchase Stock issued to Square 1 Bank to purchase shares of Series C 1 Preferred Stock, issued June 14, 2013, as amended October 1, 2014 (incorporated by reference to Exhibit 4.4 on Obalon’s Registration Statement on Form S-3 filed with the SEC on September 9, 2016).
4.5	Registration Rights Agreement by and among Obalon Therapeutics, Inc. and the investors signatory thereto, dated August 22, 2018 (incorporated by reference to Exhibit 4.4 on Obalon’s Registration Statement on Form S-1 filed with the SEC on August 31, 2018).
4.6	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.6 on Obalon’s Registration Statement on Form S-1/A filed with the SEC on August 1, 2019).
4.7	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.7 on Obalon’s Registration Statement on Form S-1/A filed with the SEC on August 1, 2019).
5.1±	Opinion of Latham & Watkins LLP as to the validity of the securities being registered.
8.1±	Opinion of Fox Rothschild LLP as to tax matters.
10.1†‡
Form of Indemnity Agreement by and between the Registrant and its directors and officers (incorporated by reference to Exhibit 10.1 on Obalon’s Registration Statement on Form S-1 filed with the SEC on September 26, 2016).

10.2†‡	2008 Stock Plan and form of award agreements thereunder (incorporated by reference to Exhibit 10.2 on Obalon’s Registration Statement on Form S-1 filed with the SEC on September 9, 2016).
10.3†‡
Amended and Restated 2016 Equity Incentive Plan and form award agreements thereunder (incorporated by reference to Exhibit 10.1 on Obalon’s Quarterly Report on Form 10-Q filed with the SEC on November 6, 2020).

Exhibit	Description
10.4†‡	2016 Employee Stock Purchase Plan and form of enrollment agreement (incorporated by reference to Exhibit 10.4 on Obalon’s Registration Statement on Form S-1 filed with the SEC on September 26, 2016).
10.5†‡	Amendment to Obalon Therapeutics, Inc. 2016 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.4 on Obalon’s Current Report on Form 8-K filed with the SEC on May 4, 2018).
10.6†‡	Obalon Therapeutics, Inc. Bonus Plan (incorporated by reference to Exhibit 10.11 on Obalon’s Registration Statement on Form S-1 filed with the SEC on September 26, 2016).
10.7†‡	Obalon Therapeutics, Inc. Director Compensation Program (incorporated by reference to Exhibit 10.8 on Obalon’s Annual Report on Form 10-K/A filed with the SEC on April 29, 2020).
10.8†‡	Form of CEO Retention Agreement (incorporated by reference to Exhibit 10.6 on Obalon’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2016).
10.9†‡	Form of Executive Retention Agreement (Non-CEO) (incorporated by reference to Exhibit 10.7 on Obalon’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2016).
10.10†‡	Form of Non-Employee Director Option Agreement (incorporated by reference to Exhibit 10.8 on Obalon’s Annual Report on Form 10-Q filed with the SEC on February 23, 2017).
10.11†‡
Offer Letter dated June 9, 2008 between the Registrant and Andrew Rasdal (incorporated by reference to Exhibit 10.5 on Obalon’s Registration Statement on Form S-1 filed with the SEC on September 26, 2016).

10.12†‡
Offer Letter dated June 16, 2008 between the Registrant and Mark Brister (incorporated by reference to Exhibit 10.6 on Obalon’s Registration Statement on Form S-1 filed with the SEC on September 26, 2016).

10.13†‡
Offer Letter dated November 24, 2008 between the Registrant and Amy VandenBerg (incorporated by reference to Exhibit 10.7 on Obalon’s Registration Statement on Form S-1 filed with the SEC on September 26, 2016).

10.14†‡	Offer Letter dated January 26, 2016 between the Company and William Plovanic (incorporated by reference to Exhibit 10.1 on Obalon’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2017).
10.15†‡	Form of Executive Retention Agreement (Non-CEO) (April 2018) (incorporated by reference to Exhibit 10.1 on Obalon’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2018).
10.16†‡
Form of Restricted Stock Unit Award pursuant to the 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.28 on Obalon’s Annual Report on Form 10-K filed with the SEC on February 28, 2020).

10.17†‡	Consulting Agreement dated May 20, 2019 between the Company and Kelly Huang (incorporated by reference to Exhibit 10.1 on Obalon’s Quarterly Report on Form 10-Q filed with the SEC on July 24, 2019).
10.18†‡	Offer Letter dated May 26, 2019 between the Company and Robert MacDonald (incorporated by reference to Exhibit 10.2 on Obalon’s Quarterly Report on Form 10-Q filed with the SEC on July 24, 2019).
10.19†‡
Offer Letter dated November 15, 2011 between the Company and Nooshin Hussainy (incorporated by reference to Exhibit 10.31 on Obalon’s Registration Statement on Form S-1 filed with the SEC on February 7, 2016).

10.20†‡
Form of Restricted Stock Unit Award Agreement (Share and Cash Settlement) pursuant to the 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.33 on Obalon’s Annual Report on Form 10-K filed with the SEC on February 28, 2020).

Exhibit	Description
10.21†‡	Form of Stock Option Agreement (Cash Settlement) (incorporated by reference to Exhibit 10.2 on Obalon’s Quarterly Report on Form 10-Q filed with the SEC on July 30, 2020).
10.22†‡
Amended and Restated Retention Agreement, dated as of June 9, 2020, by and between Obalon Therapeutics, Inc. and Andrew Rasdal (incorporated by reference to Exhibit 10.2 on Obalon’s Quarterly Report on Form 10-Q filed with the SEC on June 19, 2020).

10.23†‡
Amendment to Amended and Restated Retention Agreement, dated as of January 18, 2021, by and between Obalon Therapeutics, Inc. and Andrew Rasdal (incorporated by reference to Exhibit 10.32 on Obalon’s Annual Report on Form 10-K filed with the SEC on March 12, 2021).

10.24†‡
Amended and Restated Retention Agreement, dated as of June 9, 2020, by and between Obalon Therapeutics, Inc. and Nooshin Hussainy (incorporated by reference to Exhibit 10.3 on Obalon’s Quarterly Report on Form 10-Q filed with the SEC on June 19, 2020).

10.25†‡
Amendment to Amended and Restated Retention Agreement, dated as of January 18, 2021, by and between Obalon Therapeutics, Inc. and Nooshin Hussainy (incorporated by reference to Exhibit 10.34 on Obalon’s Annual Report on Form 10-K filed with the SEC on March 12, 2021).

10.26†‡
Transition and Consulting Agreement, dated as of June 11, 2020, by and between Obalon Therapeutics, Inc. and Amy Vandenberg (incorporated by reference to Exhibit 10.4 on Obalon’s Quarterly Report on Form 10-Q filed with the SEC on June 19, 2020).

10.27†‡
Transition and Consulting Agreement, dated as of June 11, 2020, by and between Obalon Therapeutics, Inc. and Mark Brister (incorporated by reference to Exhibit 10.5 on Obalon’s Quarterly Report on Form 10-Q filed with the SEC on June 19, 2020).

10.28†
Promissory Note, dated as of April 22, 2020, by and between Obalon Therapeutics, Inc. and Silicon Valley Bank (incorporated by reference to Exhibit 10.1 on Obalon’s Current Report on Form 8-K filed with the SEC on April 27, 2020).

10.29†
Leases dated October 3, 2011 and November 23, 2015 between the Registrant and Pleta & San Gal Trusts dba: Ocean Point Tech Centre, and related amendments (incorporated by reference to Exhibit 10.8 on Obalon’s Registration Statement on Form S-1 filed with the SEC on September 9, 2016).

10.30†
Amendment to Lease, dated January 30, 2017, by and between Pleta & San Gal Trusts dba: Ocean Point and Registrant (incorporated by reference to Exhibit 10.13 on Obalon’s Annual Report on Form 10-K filed with the SEC on February 23, 2017).

10.31†
Fourth Amendment to Lease dated May 31, 2018 between Gildred Development Company, DBA Ocean Point and Obalon Therapeutics, Inc. (incorporated by reference to Exhibit 10.1 on Obalon’s Current Report on Form 8-K filed with the SEC on June 5, 2018).

10.32†
Purchase Agreement, dated February 5, 2020, by and between the Company and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.1 on Obalon’s Current Report on Form 8-K filed with the SEC on February 7, 2020).

10.33†
Registration Rights Agreement, dated February 5, 2020, by and between the Company and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.2 on Obalon’s Current Report on Form 8-K filed with the SEC on February 7, 2020).

10.34**	Second Amended and Restated 2003 Stock Incentive Plan of ReShape Lifesciences Inc., as amended on May 23, 2018.
10.35**	Form of Stock Option Grant Notice and Stock Option Agreement under ReShape Lifesciences Inc.’s Second Amended and Restated 2003 Stock Incentive Plan.
10.36**	Executive Employment Agreement, dated as of May 22, 2017, by and between ReShape Lifesciences Inc. and Dr. Raj Nihalani.

Exhibit	Description
10.37**	Lease agreement, entered into January 20, 2017, by and between ReShape Medical, Inc. and San Clemente Holdings, LLC.
10.38**	Credit Agreement, dated March 25, 2020, by and between ReShape Lifesciences Inc. and Armistice Capital Master Fund Ltd.
10.39**	Guarantee and Collateral Agreement, dated March 25, 2020, by and between ReShape Lifesciences Inc., ReShape Medical LLC and Armistice Capital Master Fund Ltd.
10.40**	Second Amendment to Credit Agreement, dated September 14, 2020, by and between ReShape Lifesciences Inc. and Armistice Capital Master Fund Ltd.
10.41**	Third Amendment to Credit Agreement, dated December 16, 2020, by and between ReShape Lifesciences Inc. and Armistice Capital Master Fund Ltd.
10.42**	Credit Facility Agreement, dated as of January 19, 2021, by and between ReShape Lifesciences Inc. and Armistice Capital Master Fund Ltd.
10.43**	Fourth Amendment to Credit Agreement, dated January 19, 2021, by and between ReShape Lifesciences Inc. and Armistice Capital Master Fund Ltd.
10.44**	Executive Employment Agreement, dated as of August 26, 2019, by and between ReShape Lifesciences Inc. and Barton Bandy.
10.45**	Employment Agreement, dated as of October 29, 2019, by and between ReShape Lifesciences Inc. and Thomas Stankovich.
21.1**	Subsidiaries of the Registrant.
23.1±	Consent of Latham & Watkins LLP relating to opinion as to validity of the securities being registered (included in Exhibit 5.1 hereto).
23.2±	Consent of Fox Rothschild LLP (included in Exhibit 8.1 hereto).
23.3±	Consent of KPMG.
23.4±	Consent of BDO relating to Obalon Therapeutics, Inc.
23.5±	Consent of BDO relating to ReShape Lifesciences Inc.
24.1	Power of Attorney (included on the signature page to the initial filing of this registration statement).
99.1±	Form of Proxy Card to be used by holders of common stock of Obalon Therapeutics, Inc.
99.2±	Form of Proxy Card to be used by holders of common stock of ReShape Lifesciences Inc.
99.3±	Consent of Canaccord Genuity LLC.
99.4±	Consent of Maxim Group LLC.
99.5†
Form of ReShape Voting Agreement, dated January 19, 2021, by and between Obalon Therapeutics, Inc. and Armistice Capital Master Fund Ltd. (incorporated by reference to Exhibit 99.1 to Obalon’s Current Report on Form 8-K, filed on January 20, 2021).

99.6†
Form of Voting and Support Agreement, dated January 19, 2021, by and among ReShape Lifesciences Inc. and certain stockholders of Obalon Therapeutics, Inc. (incorporated by reference to Exhibit 10.1 to ReShape’s Current Report on Form 8-K, filed on January 20, 2021).

99.7**	Consent of Bart Bandy to be named as a director.
99.8**	Consent of Dan Gladney to be named as a director.
99.9**	Consent of Gary Blackford to be named as a director.
99.10**	Consent of Lori McDougal to be named as a director.
99.11**	Consent of Arda Minocherhomjee to be named as a director.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

Exhibit	Description
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*
The schedules and exhibits to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

†
Incorporated by reference and not filed herewith.

‡
Management contract or compensatory plan or arrangement.

±
Filed herewith.

**
Previously filed.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on April 9, 2021.
OBALON THERAPEUTICS, INC.
By:
/s/ Andrew Rasdal

Andrew Rasdal
President and Chief Executive Officer
Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signatures	Capacity	Dates
/s/ Andrew Rasdal Andrew Rasdal	President and Chief Executive Officer (Principal Executive Officer)	April 9, 2021
/s/ Nooshin Hussainy Nooshin Hussainy	Chief Financial Officer (Principal Financial and Accounting Officer)	April 9, 2021
* Kim Kamdar, Ph.D.	Chairperson of the Board	April 9, 2021
* William Plovanic	Director	April 9, 2021
* Ray Dittamore	Director	April 9, 2021
* Douglas Fisher, M.D.	Director	April 9, 2021
* Les Howe	Director	April 9, 2021
* Sharon Stevenson, DVM Ph.D.	Director	April 9, 2021
*By: /s/ Andrew Rasdal Andrew Rasdal Attorney-in-fact